Exhibit 1.5

Board report ANNUAL REPORT 2017 12 BUSINESS O VERVIEW CORPORATE R E S P ON S I B I L I T Y CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS BOARD REPO R T

ALTIA
BUSINESS OVERVIEW | BOARD REPORT | CORPORATE RESPONSIBILITY | CORPORATE GOVERNANCE | FINANCIAL STATEMENTS
13

Report by the Board of Directors

In 2017, Altia's business developed in line with the strategy, delivering profitable growth. Net sales developed positively and were slightly above the previous year reaching EUR 359.0 (356.6) million, an increase of 0.7%. The comparable EBITDA continued to improve, to EUR 42.4 (40.8) million, giving a comparable EBITDA margin of 11.8% (11.5%).

In December, Altia refinanced its loan portfolio and paid an extra dividend of EUR 60.1 million for the financial year 2016. In total, Altia paid EUR 70.5 million as dividends to the owner in 2017 for the financial year 2016. The Board of Directors proposes to the Annual General Meeting that no dividend be paid to the owner for the financial year 2017.

Altia Group's 2017 financial statements are prepared in accordance with IFRS. Comparative information is based on corresponding figures for 2016 (figures in brackets), unless otherwise stated.

KEY RATIOS

	2017	2016
Net sales, EUR million	359.0	356.6
Comparable EBITDA, EUR million	42.4	40.8
% of net sales	11.8	11.5
EBITDA, EUR million	40.3	60.8*
Comparable operating result, EUR million	28.2	26.4
% of net sales	7.8	7.4
Operating result, EUR million	26.1	46.3
Result for the period, EUR million	18.3	36.1
Earnings per share, EUR	0.51	1.00
Net debt / comparable EBITDA	1.1	0.1
Average number of personnel	762	829

*Year 2016 included a net gain of EUR 16.3 million on settlement of defined pension benefit obligation, which has been considered as an item affecting comparability for the year ended 31 December 2016.

Reconciliation of alternative key ratios to IFRS figures are presented on page 34.

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Market development

The general market volumes remained largely unchanged in all Altia's main markets in 2017. Consumers continued to favour higher quality and also moved towards lighter alcoholic beverages.

The comprehensive reform of the Finnish Alcohol Act was approved at the end of the year. This reform brings changes in the operating environment from 2018 onwards. In connection with the reform, excise duties on alcohol and alcoholic beverages were also increased at the beginning of 2018. For spirits, the increase was 5%, for wines 13%, and for the other categories changes were between 7.2% and 12.9%.

In the Baltics, Estonia increased excise duty for beer and cider by 70% and 45% respectively. This and planned future increases in alcohol prices in Estonia have opened a market on the Latvian side of the border, serving both Estonian and Finnish consumers.

The following table illustrates the trends in the total sales of alcoholic beverages in Finland, Sweden and Norway. The figures are based on the sales volumes by litre published by the state retail monopolies (Alko, Systembolaget and Vinmonopolet).

DEVELOPMENT OF TOTAL SALES OF ALCOHOLIC BEVERAGES IN THE MONOPOLY MARKETS

% change compared to previous year	2017	2016
Finland, total sales	-0.2	-0.5
Spirits	-0.4	-1.3
Wine	-0.1	-0.2
Sweden, total sales	+0.2	+0.9
Spirits	+0.9	+1.4
Wine	+0.2	+0.9
Norway, total sales	-1.1	+0.7
Spirits	-0.9	+1.0
Wine	-1.1	+0.6

Finland

Towards the year-end, the monopoly sales in Finland increased slightly, but overall sales in 2017 were down by 0.2%. The spirits category sales were down by 0.4%, driven by lower sales of unflavoured vodkas and VS cognacs. Growing categories included XO cognacs and malt whiskies. The slight decline in the wine category was driven by lower sales of red wines but on the other hand rosé and sparkling wines continued growing.

Sweden

In Sweden, the overall monopoly sales continued to grow slightly in 2017. The spirits category grew by 0.9%, driven by good sales of gins, dark rums, fruit liqueurs and bourbon whiskies. Sparkling wines saw the fastest growth in the wine category and continued to take share especially from red wines. The wine category's overall growth was 0.2%.

Norway

In Norway, the 2017 monopoly sales were down by 1.1%. The decline comes from both wines and spirits. Spirits sales decline was driven by grape spirits and vodka, whereas liqueurs and gins continued to grow. In the wine category, red wine continued to lose share to other wines.

Strategy review

The core of Altia's strategy is to deliver profitable growth through five strategic streams as described below.

Grow Nordic core brands

The Nordic core brands consist of Altia's strongest own spirit and wine brands across the Nordic region. Growing the Company's Nordic core brands requires building brand equity (brand awareness and consumer perception, preference and loyalty), communication and presence through the right channels and expanding into new consumer occasions and markets.

Execute a step change in wines

Altia's focus is on driving growth of the own brands wine portfolio by offering new products, brands and packaging. The Company targets to disrupt the growing wine segment with innovations such as differentiated concepts, packaging and wine styles.

Strengthen strategic partnerships

The Company aims to strengthen its strategic partnerships through focusing on growing business with its key partners and increasing and deepening co-operation throughout the value chain.

ANNUAL REPORT 2017

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Channel expansion and development:
The Company's strategy with regards to channel expansion includes developing the Company's retail business and developing e-commerce.

Fund and enable growth - Efficiency and performance initiatives
In addition to the growth initiatives, the Company focuses on continuously improving the overall efficiency. In first instance, this includes improving the efficiencies and finding new capabilities in the supply chain. Agility, flexibility and quality of operations are key elements in improving efficiency and ensuring productivity.

To support the abovementioned organic strategic streams, Altia continues an active brand portfolio management, which includes potential selective acquisitions and/or divestments.

Financial targets and dividend policy
Altia has set the following long-term financial targets:

- Comparable EBITDA margin of 15% in the long-term
- Annual net sales growth of 2 per cent over time
- The Company's target is to keep reported net debt in relation to comparable EBITDA below 2.5x in long-term

Altia pursues an active dividend policy, and the result of the period not considered necessary to grow and develop the company will be distributed to the shareholders. According to the dividend policy, the Company targets a dividend pay-out ratio of 60% or above of the result for the period.

Strategy execution and key events in 2017

New and expanded partnerships
At the beginning of 2017, Altia further developed its partnership with Constellation Brands by expanding the representation for Charles Smith wines to cover in addition to Finland, also Sweden and Norway.

In February, Altia expanded its partnership with Grupo Peñaflor by extending the representation of the wine brand Finca las Moras to cover in addition to Finland also Sweden, Norway and Estonia.

In August, Altia entered into a distribution agreement with Treasury Wine Estates and became the exclusive distributor of Treasury Wine Estates' wine portfolio in retail and on-trade in Finland.

Important milestones achieved in exports
In June, Altia signed a distribution contract with Orange Trading for the exports of Koskenkorva Vodka to Kazakhstan.

In August, Altia signed a distribution agreement with Infinium Spirits to enter the US market with Koskenkorva Vodka.

In November, Altia partnered with Frederick Wildman and Sons to expand the Swedish aquavit O.P. Anderson distribution to the US market.

In December, Altia entered into an agreement with AsiaEuro to expand Larsen Cognac distribution in China and also to Hong Kong, Macau, Singapore, Malaysia and Indonesia.

Successful innovations and product launches in wines
During 2017, Altia launched several novelties and innovations across the home market. One of the most successful launches was the True Colours Cava, which was launched in February with an innovative concept to promote human rights and solidarity and supporting Regnbågsfonden in Sweden. The Xanté brand was further extended with the launch of Xanté Sparkling. Towards the end of the year, the Blossa family was expanded with the annual Blossa and new launches, especially within the non-alcoholic category. The Wine Gallery wine series was a selection of a white and red wine, and a champagne specifically launched to celebrate the jubilee year of Finland's 100 years of independence and was sold only during 2017.

Key events within Altia Industrial
In February, Altia announced its intention to expand the Koskenkorva plant's starch production. The investment has been started during 2017, and as a result the capacity has increased and allowed the plant to use over 200 million kilos of Finnish barley.

In May, the new O.P. Anderson Distillery in Sundsvall Sweden, where all Altia's Swedish aquavit is originated, was opened.

Recapitalisation
In December, Altia refinanced its loan portfolio to include a EUR 135 million syndicated term loan and revolving credit facilities, and a premium loan agreement of EUR 15 million. At the same time, Altia also paid an extra dividend of EUR 60.1 million to the owner.

Ownership
In October, the Ownership Steering Department of the State of Finland announced that it is investigating the possibility of an initial public offering of Altia Plc on the Nasdaq Helsinki Ltd. The State of Finland owns 100 per cent of Altia.

ANNUAL REPORT 2017

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16

Financial review

NET SALES BY SEGMENT

EUR million	2017	2016	Change, %
Finland & Exports	133.9	133.9	0.0
Scandinavia	123.7	127.4	-2.9
Altia Industrial	101.3	95.2	6.4
TOTAL	**359.0**	**356.6**	**0.7**

NET SALES BY PRODUCT CATEGORY

EUR million	2017	2016	Change, %
Spirits	125.9	129.0	-2.4
Wine	124.7	125.1	-0.3
Other beverages	8.4	8.3	0.8
Industrial products and services	101.3	95.2	6.4
Other	-1.3	-1.1	-21.5
TOTAL	**359.0**	**356.6**	**0.7**

In 2017, Altia Group's net sales totalled EUR 359.0 (356.6) million, corresponding to an increase of EUR 2.4 million, or 0.7% and 1.3% with constant currencies. The increase was mainly driven by a strong demand for industrial products in the Altia Industrial segment as well as continued good level of sales of Altia's core brands and core partner products in Finland, travel and retail, exports and Sweden. The sales volume of consumer products decreased, which was partially compensated by the positive impact of product mix and pricing on the net sales. Net sales was negatively impacted by exchange rate fluctuation of the Swedish and Norwegian krona by approximately EUR 2.1 million.

Other operating income amounted to EUR 8.3 (12.6) million, including proceeds of sales of fixed assets of EUR 1.6 (4.3) million; income from the sales of mainly steam, energy and water of EUR 3.4 (3.7) million; and rental income of EUR 1.0 (0.9) million.

Employee benefit expenses totalled EUR 52.0 (36.6) million, including EUR 40.4 (41.1) million in wages and salaries. Year 2016 included a gain of EUR 16.3 million on settlement of defined pension benefit obligation, which has been considered as an item affecting comparability for the year ended 31 December 2016. The employee benefit expenses included restructuring costs of EUR 1.1 million and costs related to planned listing of EUR 0.9 million in 2017 and restructuring cost of EUR 0.6 million in 2016 that were classified as items affecting comparability. Comparable employee benefit expenses were EUR 50.1 million in 2017 and EUR 52.4 million in 2016, i.e. a decrease of EUR 2.3 million. The decrease was mainly due to a decrease in the number of the Company's employees.

Other operating expenses amounted to EUR 72.9 (74.8) million.

COMPARABLE EBITDA BY SEGMENT

EUR million	2017	2016	Change, %
Finland & Exports	19.6	20.2	-3.0
Scandinavia	11.5	10.4	10.6
Altia Industrial	12.5	8.4	48.5
Other	-1.1	1.9	
TOTAL	**42.4**	**40.8**	**3.8**
% net sales	11.8	11.5	

Comparable EBITDA, i.e. EBITDA excluding items affecting comparability (IAC), was EUR 42.4 (40.8) million, which is 11.8% (11.5 %) of net sales. The increase was mainly due to the adopted efficiency measures as well as streamlining. In addition, the increase was supported by pricing efforts, positive effect of the product mix and premiumisation. Comparable EBITDA was negatively impacted by the decreased sales volume of especially partner wine brands. Reported EBITDA was EUR 40.3 (60.8) million.

Items affecting comparability totalled EUR -2.1 (19.9) million, related mainly to restructuring costs, proceeds from sales of non-core assets and costs related to other corporate development projects and were as follows:

ANNUAL REPORT 2017

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EUR million	2017	2016
Comparable EBITDA	42.4	40.8
Net gains or losses from business and assets disposals	1.3	4.2
Cost for closure of business operations and restructurings	-1.1	-0.6
Major corporate projects		
Change in deferred pension obligation		16.3
Costs related to a planned stock exchange listing	-2.4	
TOTAL ITEMS AFFECTING COMPARABILITY	**-2.1**	**19.9**
EBITDA	40.3	60.8

Net finance expense amounted to EUR 1.9 (2.2) million. The share of profit in associates and income from interests in joint operations totalled EUR 0.9 (0.9) million.

Taxes for the reporting period were EUR 6.7 (9.0) million which corresponds to an effective tax rate of 27.0% (19.9%). The 2017 effective tax rate differs from 2016 due to a re-assessment of deferred tax liability relating to Estonia. More detailed information on Altia's tax footprint is provided in the Annual Report's dedicated section on Corporate Responsibility.

The result for the period amounted to EUR 18.3 (36.1) million, and earnings per share were EUR 0.51 (1.00).

Cash flow, balance sheet and investments

Net cash flow from operating activities in 2017 totalled EUR 37.6 (29.4) million. The receivables sold amounted to EUR 83.6 (85.6) million at the end of the period.

The Group's liquidity reserve comprised a revolving credit facility of EUR 60.0 (50.0) million of which EUR 10.0 (0.0) million was in use as well as an overdraft facility of EUR 10.0 (20.0) million, which was unused as of 31 December 2017. Altia Group's liquidity position was good throughout the period under review.

Altia refinanced its loan portfolio in December 2017. All existing credit facilities were early repaid and an extra dividend of EUR 60.1 million was paid to the owner with the new long-term facilities. The new EUR 135 million syndicated term loan and revolving credit facilities agreement was signed with three banks. The Company drew down a EUR 20.0 million term loan facility and a EUR 55.0 million term loan facility on 18 December 2017 and EUR 10.0 million under the revolving credit facility on 21 December 2017. The EUR 20.0 million term loan facility terminates in 2022, and is repaid in yearly instalments. The EUR 55.0 million term loan facility, which is repaid in full on its termination date, and the EUR 60.0 million revolving credit facility terminate in 2023, unless these are extended by one year pursuant to the agreement.

Altia also diversified its funding alternatives with a premium loan agreement (TyEL pension loan) amounting to EUR 15.0 million maturing in January 2028 with biannual instalments and with fixed interest rate. This loan is fully secured by a loan guarantee issued by Garantia with the same maturity.

The Group's net debt amounted to EUR 47.7 (4.7) million at the end of December, and gearing was 34.9% (2.5%). The equity ratio was 34.3% (44.2%).

BALANCE SHEET KEY FIGURES

	2017	2016
Reported net debt / comparable EBITDA	1.1	0.1
Borrowings	100.1	72.8
Net debt	47.7	4.7
Equity ratio, %	34.3	44.2
Gearing, %	34.9	2.5
Capital expenditure, EUR million	-11.9	-8.7
Total assets, EUR million	398.4	432.7

The reported net debt to comparable EBITDA ratio was 1.1 (0.1).

The total in the consolidated balance sheet decreased to EUR 398.4 (432.7) million. This was primarily due to the reduction of equity and increase in borrowings.

Gross capital expenditure totalled EUR 11.9 (8.7) million during the period. Capital expenditure was primarily related to investments at the Rajamäki plant and the development of information systems.

ANNUAL REPORT 2017

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18

Business review

Finland & Exports

The Finland & Exports segment comprises the import, sale and marketing of wine and spirits, and other beverages in Finland and the Baltics, as well as travel retail and exports.



EUR million	2017	2016	Change, %
Net sales	133.9	133.9	0.0
Comparable EBITDA	19.6	20.2	-3.0
Comparable EBITDA, % of net sales	14.6	15.0	
Average number of personnel	100	104	

EUR million	2017	2016	Change, %
Spirits	76.1	76.9	-1.1
Wine	56.3	55.8	0.8
Other beverages	1.3	1.2	16.2
Other	0.2	0.0	
TOTAL	**133.9**	**133.9**	**0.0**

Overall net sales in the Finland & Exports segment remained in 2017 on the same level as in the previous year, at EUR 133.9 (133.9) million. All markets in the segment were growing except for Estonia where excise tax changes had a negative impact on the net sales. Increased volume in travel retail and exports through new market openings and increased distribution of Altia's own core brands had a positive effect on the net sales of the segment.

Comparable EBITDA was EUR 19.6 (20.2) million, down slightly due to the declined sales in Estonia. This equals an EBITDA margin of 14.6% (15.0%).

Main events

2017 was an active year in terms of new launches and products, such as Jaloviina Myrsky, a line extension to the traditional Jaloviina brand, which was launched in February and the Wine Gallery wine series selection, which was launched to celebrate the jubilee of Finland's 100 years of independence and was sold only during 2017.

In August, Altia entered into a distribution agreement with Treasury Wine Estates and became the exclusive distributor of Treasury Wine Estate's wine portfolio in retail and on-trade in Finland, with brands such as Penfolds, Lindeman's, Beringer and Blossom Hill.

In exports, Altia signed new distribution agreements to US for both Koskenkorva Vodka and O.P. Anderson and to Asia for Larsen Cognac. In Finland, the annual "Mikä viini" event was held in September in Helsinki, with more than 3,500 professionals, customers and consumers visiting the event. The first Koskenkorva Village Experience at the Koskenkorva plant and surroundings was arranged for export customers, journalists and bloggers to show and communicate the origin of the brand and its potential.

Altia continued the brand portfolio development in the Baltics. In Latvia, the portfolio was restructured during the year focusing on Altia's own core brands.

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Scandinavia

The Scandinavia segment comprises the import, sale and marketing of wine and spirits, and other beverages in Sweden, Norway and Denmark.



EUR million	2017	2016	Change, %
Net sales	123.7	127.4	-2.9
Comparable EBITDA	11.5	10.4	10.6
Comparable EBITDA, % of net sales	9.3	8.2	
Average number of personnel	86	87	

EUR million	2017	2016	Change, %
Spirits	49.8	52.1	-4.5
Wine	68.5	69.3	-1.2
Other beverages	7.0	7.2	-1.7
Other	-1.5	-1.1	-35.8
TOTAL	**123.7**	**127.4**	**-2.9**

In 2017, the net sales of the Scandinavia segment declined to EUR 123.7 (127.4) million. The foreign exchange impact was approximately EUR -2.1 million. Excluding foreign exchange impact, the segment's net sales declined by 1.3% or EUR 1.6 million, mainly due to changes in the partner portfolio in Norway.

Comparable EBITDA improved to EUR 11.5 (10.4) million which equals an EBITDA margin of 9.3% (8.2%). The increase was mainly due to increased efforts in marketing and adopted efficiency measures.

Main events

At the beginning of the year, the Charles Smith wines were launched in Sweden and Norway.

One of the most successful events in Sweden in 2017, was the launch of the True Colours Cava.

The Xanté brand was further extended with a new product, the Xanté Sparkling.

Focus in 2017 has been on further developing the digital presence and the Swedish folk-o-folk website.

Blossa performed well during the Christmas season. The marketing program began with a new way of launching the annual Blossa – a successful direct online broadcast instead of a traditional press conference. In addition to the annual Blossa, new products, for example in the non-alcoholic category, were added to the Blossa family.

ANNUAL REPORT 2017

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Altia Industrial

The Altia Industrial segment comprises Koskenkorva plant operations, starch, feed component and technical ethanol businesses, as well as contract manufacturing services at Rajamäki. It also includes supply chain operations, i.e. production operations in different countries, customer service and logistics.

EUR million	2017	2016	Change, %
Net sales	101.3	95.2	6.4
Comparable EBITDA	12.5	8.4	48.5
Comparable EBITDA, %of net sales	12.3	8.8	
Average number of personnel	452	507	


500:10
ml

In 2017, Altia Industrial's net sales grew by 6.4% to EUR 101.3 (95.2) million, driven by higher volumes throughout the business. The good demand in starch and feed has enabled to run the Koskenkorva plant more efficiently and volumes were up by 8% compared to the previous year. The investment to increase starch capacity enabled the volume growth.

Comparable EBITDA improved to EUR 12.5 (8.4) million, driven by high capacity utilisation at Koskenkorva plant, higher contract manufacturing volumes at Rajamäki alcoholic beverage plant and efficiency measures in supply chain.

Production volumes and key projects
During 2017, the Rajamäki alcoholic beverage plant in Finland has produced 63.4 (60.9) million litres of spirits and wine.

In 2017, the use of Finnish barley at the Koskenkorva plant reached a record-high of 206.0 (192.2) million kilos, an increase of 7% compared to the previous year which was driven mainly by increased volumes in starch production. Grain spirits production was 22.9 (22.5) million kilos, starch production was 64.5 (57.5) million kilos and feed component production was 59.8 (55.4) million kilos.

The key investments at the Koskenkorva plant were directed to starch capacity (EUR 1.3 million) and the electricity station (EUR 0.7 million). At the Rajamäki site, the work to simplify and digitalise the production environment, including the implementation of ERP system, was completed. A new production line (EUR 1.6 million) that is ideal for smaller batch products was ramped up in Rajamäki alcoholic beverage plant during the second half of 2017.

The O.P. Anderson distillery was opened in Sundsvall, Sweden where all Altia's Swedish aquavit distillates production take place.

The logistics operations in Denmark and Latvia were outsourced in 2017 and the former production plant and logistics centre in Svendborg, Denmark was sold in the second half of 2017.

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Research and development activities

The Group's direct research and development expenditure amounted to EUR 3.4 (3.6) million and was related to the product development of alcoholic beverages.

Corporate Governance Statement

A separate Corporate Governance Statement has been issued and published in connection with the Board of Directors' Report. The statement is also available on Altia's website at www.altiagroup.com.

General Meetings' of Shareholders

Annual General Meeting

The Annual General Meeting of Altia Plc was held on 21 March 2017. The Annual General Meeting approved the financial statements for the financial year 2016. The members of the Board of Directors and the CEO were discharged from liability for the financial year 1 January–31 December 2016. As proposed by the Board of Directors, dividend for 2016 was set at EUR 0.29 per share, totalling EUR 10,428,400. The dividend was paid in April.

Extraordinary General Meeting

The Extraordinary General Meeting of Altia Plc held on 15 December 2017 decided on the distribution of an additional dividend of EUR 1.67 per share, totalling EUR 60,053,200.

The General Meeting decided to combine the company's series A and L shares to a single share series and incorporate the shares in the book-entry securities system and amend Altia's Articles of Association accordingly. The General Meeting also decided on further amendments to Altia's Articles of Association by removing the redemption and consent clauses. The General Meeting also elected a new member to the Board of Directors.

Board composition and Board Committees

The Annual General Meeting elected the following members to the Board of Directors:

- Sanna Suvanto-Harsaae, chairman
- Annikka Hurme, vice chairman
- Kim Henriksson
- Tiina Lencioni
- Jarmo Kilpelä
- Kasper Madsen
- Kai Telanne

Board member Jarmo Kilpelä passed away on 28 May 2017. Kasper Madsen resigned from the Board of Directors at the end of August 2017.

The Extraordinary General Meeting of Altia Plc held on 15 December 2017 elected Torsten Steenholt as a new member to the Board of Directors.

The Board of Directors has assessed the independence of its members. All members of the Board of Directors are independent of the company. Jarmo Kilpelä held an office with the Ownership Steering Department of the Prime Minister's Office. All other members of the Board of Directors are independent of the shareholder of the company.

The Board of Directors has two committees, the Audit Committee and the Human Resources Committee. The members of the Audit Committee are Kim Henriksson (chairman), Tiina Lencioni and Sanna Suvanto-Harsaae. The members of the Human Resources Committee are Sanna Suvanto-Harsaae (chairman), Annikka Hurme and Kai Telanne (succeeding Jarmo Kilpelä).

Auditor

Altia Plc's auditor is authorised public accountants PricewaterhouseCoopers Oy, with Ylva Eriksson, APA, as the principal auditor.

Group structure

There were no changes in Group structure during 2017.

Chief Executive Officer and Group Management

In 2017, the Executive Management Team of Altia comprised the following members:

- Pekka Tennilä, CEO
- Janne Halttunen, SVP Scandinavia
- Kari Kilpinen, SVP Finland & Exports (as of 1 September 2017)
- Kirsi Lehtola, SVP Human Resources
- Matti Piri CFO
- Kirsi Puntila, SVP Marketing
- Hannu Tuominen, SVP Altia Industrial

Share capital and shares

The Board of Directors of Altia Plc decided on 13 December 2017 on the cancellation of all 25,003 series L shares held in treasury by the company. On 15 December 2017, the Extraordinary General Meeting decided to combine the company's series A and L shares to a single share series and incorporate the shares in the book-entry securities system and amend the company's Articles of Association accordingly. At the end of 2017, Altia Plc's shares comprise 35,960,000 shares.

The share capital at the end of 2017 was 60,480,378.36 euros.

Altia Plc is fully owned by the State of Finland.

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Personnel

In 2017, Altia Group had an average of 762 (829) employees. On 31 December 2017, Altia Group had 703 (797) employees, of whom 411 (448) were in Finland, 117 (125) in Sweden, 21 (30) in Denmark, 29 (32) in Norway, 37 (58) in Latvia, 65 (80) in Estonia, and 23 (24) in France.

The decrease in personnel was primarily due to outsourcing of the logistics operations in Denmark and Latvia, as well as the reorganisation of Altia's Rajamäki plant operations and financial administration in Finland. The arrangements and reorganisations aimed at renewing ways of working as well as improving efficiency.

In 2017, training courses were arranged for the commercial organisation, sales and marketing people and Let's Lead Better training for managers wasinitiated.

The Altia Tasting personnel survey for 2017 was conducted in January-February 2018. The new survey will give more accurate tools for individual managers to develop their leadership. Additionally, Altia Pulse survey runs monthly.

Altia's employer branding work started in 2017, and the results will be used first in the company's recruitment.

Incentive programmes

Altia's salaried, senior salaried employees and management participate in an annual performance bonus program. The potential annual bonus is based on both the Group's and its business units' targets, as well as on personal targets. Bonuses are paid either once a year or more frequently as an annual bonus or sales bonus. Workers participate in a production bonus system. The production bonuses are based on the targets of each production unit. Altia's CEO, the members of the Executive Management Team and selected key employees are part of a long-term incentive scheme for 2017–2019.

The profit for the period includes a performance bonus accrual amounting to EUR 3.3 (3.0) million. Based on the profit for 2016, annual performance bonuses amounting to EUR 3.7 (3.4) million, including social expenses, were paid in 2017. Sales commissions totalling EUR 0.1 (0.2) million were paid during the year. Production bonuses totalling EUR 0.4 (0.4) million were included in the result for the period.

Corporate Responsibilty

For Altia, responsibility is both a strategic priority and a key success factor in its business. The aim of Altia's efforts in the area of responsibility is to build sustainable long-term business for Altia. Altia wants to promote a modern and responsible Nordic drinking culture in its operating countries in accordance with the company's purpose, Let's Drink Better.

The focus areas of Altia's responsibility work are divided into four cornerstones of responsibility: Altia & Customers, Altia & Society, Altia & Environment and Altia & Employees. The cornerstones are based on Altia's purpose and strategy, stakeholder expectations, the company's own operating principles and codes of conduct, as well as the amfori BSCI Code of Conduct, which in turn is based on key international agreements protecting workers' rights.

During 2017, Altia joined the new contract period of the Energy Efficiency Agreement between Finnish ministries, industry associations and individual companies, as well as the amfori BSCI initiative, which aims at improving social responsibility in supply chains. In addition, future responsibility actions were planned together with representatives from different parts of the organization.

More details can be found in the Non-Financial Statement published in connection with the Report by the Board of Directors and in the Annual Report's dedicated section on Corporate Responsibility.

Health, safety and environment

Occupational health and safety

Altia's goal is to reduce sickness absences, the number of accidents and absences caused by accidents. To achieve this goal, targets and actions to be taken during the year to achieve the targets were defined for different locations. In 2017, the sickness absence rate was 3.3% (2016: 3.2%). The accident frequency (the number of accidents per one million working hours) for accidents requiring at least one day of absence was 11 (2016: 8). There were no fatal work-related accidents in 2017 (2016: 0).

The environment and energy efficiency

Altia's work with environmental matters focuses on minimising the environmental impacts of Altia's own operations. The most significant environmental impacts consist of energy consumption, water consumption, waste water and waste generation. Environmental indicators have been defined to support the reduction of these impacts. Targets and the related actions for the year were defined for different locations.

Energy saving measures is a major development area for the company both in terms of profitability and environmental responsibility. In 2017, Altia joined the new Energy Efficiency Agreement for the period 2017–2025, with the aim of reducing energy consumption by

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10% by the year 2025, compared to consumption in the beginning of 2014. Energy use relative to production volume decreased in 2017 at Koskenkorva and at Rajamäki due to measures taken to optimise production and to enhance energy efficiency.

The environmental indicator for reducing waste volume in relation to production volume was lower in 2017 than in 2016, also the total amount of waste decreased. Organic loading of wastewater increased both at Rajamäki and Koskenkorva during the reporting period. Water consumption relative to production increased at Tabasalu and decreased at Rajamäki and Koskenkorva. The absolute amount of water used increased at Rajamäki and Tabasalu. The average waste reutilisation rate for the Rajamäki, Koskenkorva and Tabasalu plants was 99.5% in 2017 (2016: 99.5%).

The bioenergy power plant at Koskenkorva, which uses barley husks as its primary fuel, helped the Koskenkorva plant area reduce carbon dioxide emissions and achieve a 65% self-sufficiency rate in fuels for steam production in the reporting period. During the bioenergy power plant's use, carbon dioxide emissions have decreased by 56% compared to 2014.

Risks and risk management

Risk management

Altia's risk management aims to support the realisation of the company's strategy, risk identification, and means to reduce the likelihood and impact of risk materialisation, and to safeguard the business continuity. Risks may be the result of an internal or external event. The Group's risk management policy has been approved by Altia Plc's Board of Directors.

The risk management policy describes the goals, principles and responsibilities of Altia's risk management and the related reporting principles. In line with this, the risk management steering group supports and coordinates risk management as part of the Group's planning and control processes and reports key risks to the company's management and Audit Committee. The most significant risks and uncertainties are assessed yearly in the Report of the Board of Directors.

Altia's business areas are responsible for risks related to their operations, as well as for their identification, prevention and key limitation methods. The Group's finance department manages financial risks according to the hedging principles defined in the company's financial policy. The management principles of the Group's most significant financial risks are described in more detail in the Notes to the

ALTIA'S RISK CHART


Compliance
Reporting
Data Privacy
Competion law
Licenses
Ethics
Strategic and Business
Business Environment
Strategic Choices
Markets
Regulatory
Corporate Responsibility
Financial
Financial Markets
Liquidity
Counterparty
Operations
Processes and Controls
Sourcing
Personnel
IT and Security
Hazard
Property
Safety
Environment
Liabilities

Consolidated Financial Statements, under section 4.1. Financial risk management. The finance department is also responsible for insurance programmes that cover the entire Group.

Altia's risk management process is based on the ISO 31000 standard, as applicable. The Corporate Governance Statement includes a more detailed description of the risk management process.

Most significant risksand uncertainties

For reporting and risk assessment purposes, risks are categorised into five classes: strategic and business risks, operational and process-related risks, damage risks, financial risks and compliance risks. The Board of Directors assesses these central risks and the measures aiming to reduce the likelihood of their materialisation every three months.

Strategic and business risks relate to decision-making, resource allocation, management systems and the capacity to respond to changes in the operating environment (Strategy period: long-term, 3–5 years). Responsibility risks related to business operations are described in the Non-Financial Statement published in connection with the Report by the Board of Directors.

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Operational risks concern the implementation of strategy and day-to-day business operations. Such risks include deviations in processes, systems and conduct (Budget period: short-term, 1–2 years).

Damage risks are errors, malfunctions and accidents occurring within Altia or its operating environment, resulting in damage or loss.

Financial risks pertain to changes in market prices, the short- and long-term adequacy of financial assets and the ability of counterparties to meet their financial obligations.

Compliance risks involve violations of laws and permits as well as ethically sustainable business practices applicable to the company's operations and industry.

The following table contains a summary of key uncertainties with an either positive or negative effect on Altia's operations:

Risk	Description	Risk management
Raw material price risk	The availability of domestic barley and its market price has a significant impact on the profitability of Altia's business.	Altia ensures the availability of barley with contract farming˙ and the price of barley in cooperation with farmers and grain companies.
Risks related to customers and consumer demand	Our customers in Altia's market areas include Nordic retail monopolies, wholesalers who sell alcohol, restaurants, retail stores, travel retail, international wine and spirits companies and importers operating in the export markets. The wide customer base provides Altia with diverse opportunities for the long-term development of customer cooperation. Changes in consumer behaviour may, in the long term, shift the emphasis in the demand for Altia's products between different product categories.	A strong market position, efficient industrial processes, good quality and well-known brands improve Altia's chances to manage the risk. Changes in consumption patterns and the need to adjust operations are prepared for by investing in consumer-driven product development.
Product safety risks	As a wine and spirits company, it is particularly important for Altia to ensure the quality and safety of raw materials and finished goods throughout the supply chain.	Altia employs modern methods to ensure the safety of production processes and to eliminate various microbiological, chemical and physical hazards. In ensuring product safety, Altia complies with the operating methods required by food safety management and quality certificates.
Damage risks	Altia has production facilities in Finland, Estonia and France. A fire or other unforeseen event may interrupt the operations of a production facility.	All of our production facilities have insurance policies for material damage and the interruption of operations in the Group's insurance programme. Key production facilities are subject to a risk survey every 1–2 years. Continuity plans serve to limit any possible loss of profits.
Financial risks	The key risks related to finance in Altia's operations are currency transaction and translation risks, interest rate risks and refinancing and liquidity risks.	Financial risk management aims to mitigate any impact that price fluctuations and other uncertainties in the financial markets have on operating results, the balance sheet and cash flow and to ensure sufficient liquidity. The management principles of the Group's most significant financial risks are described in more detail in the Notes to the Consolidated Financial Statements, under section 4.1. Financial risk management.
Compliance	Key compliance risks in Altia's operations relate to the breach of laws, regulations and decisions by authorities concerning reporting, permits and licenses, marketing of alcoholic beverages, competition law and processing of personal data.	Compliance risk management aims to avoid sanctions, consequences and official investigations and decisions that may damage the company's profitability, business continuity and reputation. Altia aims to manage compliance risks and ensure ethically sustainable business practices with guidance and regular training.

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Price risk associated with commodities

Barley

In 2017, Altia consumed approximately 206 million kilos of Finnish barley to produce ethanol and starch. The availability of high-quality domestic barley is ensured through contract cultivation and cooperation with grain growers and grain handling companies. The market price of barley fluctuates significantly year by year as a result of several factors that affect the Finnish barley supply and demand. The price of barley is therefore considered to be a significant risk for Altia during the financial year. The price risk has not been hedged against with derivative instruments.

Electricity

A strong increase in the market price of electricity is a significant risk for Altia. The risk is managed by following Altia's principles for electricity procurement. These principles determine the hedging limits within which the electricity price risk is hedged against. The hedges are executed with OTC-derivatives of Nasdaq OMX Oslo ASA.

The hedging service for electricity procurement has been outsourced.

At the end of 2017, the hedging ratio for deliveries for the next 12 months was 67.6 per cent (68.3 per cent in 2016), in line with the set targets. In 2017, the average hedging ratio was 70.0 per cent.

Cash flow hedge accounting in accordance with IAS 39 is applied to the hedges against electricity price risk, and hedge effectiveness is tested quarterly. The ineffective portion at the end of 2017, EUR -0.1 million (EUR -0.1 million in 2016) is recognised in financial costs.

Altia purchases its electricity straight from the Nord Pool Spot markets as a delivery tied to the spot price of the Finnish price area.

Sensitivity to market risks

The following table describes the sensitivity of the Group's profit and equity (before taxes) to changes in electricity prices, foreign exchange rates and interest rates. When Altia applies hedge accounting, the sensitivity is directed at equity. When hedge accounting is not applied, the sensitivity is recognised as a potential impact on profit or loss.

The sensitivity to foreign exchange rate changes is calculated from the net currency position resulting from financial instruments.

The total group floating rate liability position consists of floating rate liabilities EUR 85.0 million (2016: EUR 72.5 million, 2015: EUR 95.0 million) and floating leg of interest rate swap EUR 20 million (2016: EUR 20.0 million, 2015: 20.0 million) which is netting the interest rate risk.

A one percentage point increase in interest rates would have an EUR -0.7 million effect in income statement (2016: EUR -0.5 million, 2015: EUR -0.8 million). The effect of increase in market interest rates on the Group's profit is determined from net interest expenses.

Sensitivity of financial instruments to market risks (before taxes) in accordance with IFRS 7	2017		2016		2015	
EUR million	Income statement	Equity	Income statement	Equity +/-0.3	Income statement	Equity +/-0.2
+/-10% electricity	-	+/-0.3	-		+/-0.1	
+/-10% change in EUR/NOK exchange rate	+/-0.1	-	+/-0.3	-	+/-0.0	-
+/-10% change in EUR/SEK exchange rate	+/-2.0	-	+/-1.2	-	+/-1.9	-
+/-10% change in EUR/USD exchange rate	-/+0.4	-	-/+0.5	-	-/+0.5	-
+/-10% change in EUR/AUD exchange rate	-/+0.2	-	-/+0.2	-	-/+0.2	-

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Short-term risks and uncertainties

There have been no significant changes in the short-term risks of Altia Group's operations during the review period.

The most significant uncertainties in the company's operations relate to the overall economic development and its impacts on consumption, as well as the effects of alcohol taxes and legislation on consumer behaviour. Unexpected and unforeseen disruptions in production and deliveries form the major short-term risks related to operations, as well as sudden and significant changes in prices of raw materials, especially related to barley.

Altia Plc's Board of Directors has confirmed the Group Risk Management Policy. Risk management is aimed at supporting the implementation of Altia Group's strategy, the identification of risks and methods for reducing the probability and impacts of risks, as well as ensuring business continuity. Risks may arise from internal or external events.

Outlook

Market outlook

The development of the Group's business operations and profitability are affected by factors such as the market situation and competitive environment, economic outlook, imports by consumers and changes in the alcohol taxation. The uncertainty in the eurozone and changes in customers' buying behaviour are continuing. There is still significant uncertainty related to the development of consumer demand. Raw material prices and currencies are expected to remain volatile.

Seasonality

Sales in the sector are seasonal, with net sales and operating profit generally being significantly higher in the fourth quarter of the year compared to other quarters.

Guidance

The positive trend in Altia's core brand portfolio is expected to continue. Cost increases on key raw materials and expansion in exports impact profitability development.

Group comparable EBITDA is expected to improve or be at the 2017 level.

Dividend proposal

According to the financial statements on 31 December 2017, the parent company's distributable funds amount to EUR 56,763,012.27 including profit for the period of EUR 26,547,860.31.

There have been no significant changes to the parent company's financial position after the end of the financial year.

The Board of Directors proposes to the Annual General Meeting that no dividend be paid for the financial year 2017.

Annual General Meeting 2018

The Annual General Meeting of 2018 will be held on 1 March 2018.

Events after the period

Altia and J. García Carrión have entered into a collaboration regarding the import and distribution of J. García Carrión's wine brands. Altia becomes the exclusive representative of García Carrión's wine portfolio in Sweden as of 2018.

Following the decision by the Extraordinary General Meeting on 15 December 2017, Altia's shares were incorporated in the book-entry securities system on 19 January 2018.

Helsinki, 21 February 2018
Altia Plc
Board of Directors

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Non-financial statement

Introduction

Corporate responsibility is both a strategic priority and a key success factor for Altia. The aim of the company's responsibility efforts is to build a sustainable long-term business. Altia wants to promote a modern and responsible Nordic drinking culture. This target is summarised in the company's purpose, "Let's Drink Better". Better drinking can be interpreted as, for example, a drinking culture that is of a higher quality, moderate in quantity, lighter, more social or more environmentally friendly.

Altia has reported on the company's responsibility efforts for nine years in accordance with the model for corporate responsibility reporting for state-owned companies[1] and the Global Reporting Initiative (GRI) guidelines. Hence it was important for the company to start following the EU Directive[2] on non-financial reporting. In accordance with the Directive and the Finnish Accounting Act, this statement provides an overview of Altia's approach to environmental, social and employee, human rights, and anti-corruption and -bribery matters, whereas more detailed information about our responsibility work is provided in the separate section on Corporate Responsibility.

Business model

Altia's business model is based on offering a strong portfolio of its own brands and a versatile range of international partner brands, as well as providing services to its customers that utilise the production, packaging and logistics capacity. In addition, by-products from the production process are sold to industrial customers in other industries. The integrated operating model creates significant economies of scale in sourcing, production and distribution and the company can take advantage of its shared operations, including consumer research, innovation, product development, overall know-how and effective use of centralised support functions. A description of how Altia creates value is included in the Business Overview section.

Environmental matters

a. Policies and ways of working (incl. due diligence)

Altia's work with environmental matters focuses on minimising the environmental impacts of the company's own operations. Altia aims at high material and resource efficiency, and develops products and their packaging with a view to achieve a lower environmental impact. In addition, measures are taken to protect the groundwater resources used as an ingredient in Altia's products.

The environmental aspects considered relevant to the company are assessed at three-year intervals. In the assessment conducted in 2015, the most significant environmental aspects were identified as energy consumption, water consumption, waste water and waste generation. Environmental key performance indicators were defined to support the reduction of these impacts. Plant-specific targets and actions to achieve the targets are set annually, and progress in the indicators is monitored monthly.

The standards, policies and principles relevant to Altia's environment work include:

- Altia Code of Conduct
- Altia Quality Safety and Environment principles
- ISO14001 Environmental Management System standard – certification covers Altia's operations in Finland

b. Principal risks and their management

Environmental risks are assessed regularly as part of the assessment of environmental aspects relevant to Altia and as part of Altia Group's risk management.

The principal risks identified include possible leaks to the ground or waterways (including the groundwater area), overruns of waste-water quality limits in Altia's environmental permits, costs related to maintaining compliance with increasingly stringent environmental regulation, as well as fines or sanctions related to possible non-compliances.

[1] Government Resolution on State Ownership Policy 3 November 2011, Annex 3

[2] Directive 2014/95/EU of the European Parliament and of the Council of 22 October 2014 amending Directive 2013/34/EU as regards disclosure of non-financial and diversity information by certain large undertakings and groups

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The risks are mitigated through various measures, including maintaining an environmental management system in accordance with the ISO14001 standard, regular monitoring of wastewater quality, ownership of land in the groundwater areas and monitoring of legislative developments.

c. Outcome & KPIs
As a participant in the voluntary Energy Efficiency Agreement between Finnish ministries, industry associations and companies, Altia's target is to reduce energy consumption by 10% by the year 2025 compared to the consumption in the beginning of 2014. Energy use relative to production volume decreased in 2017 at Koskenkorva and at Rajamäki.

The results of Altia's key environmental indicators are summarised in the table below and discussed in more detail in the Altia & environment part in the section on Corporate Responsibility.

The bioenergy power plant at Koskenkorva has enabled Altia to reduce the plant's carbon dioxide emissions by 56% compared to 2014 and increase fuel self-sufficiency in steam production to 65%.

CASE

Circular economy at Koskenkorva

ALTIA'S KOSKENKORVA distillery utilises the valuable raw material, Finnish barley, in full. All sidestreams of the process are also fully utilised as inputs by other industries or in farming.

Read more:
https://www.altiagroup.com/brands-and-services/our-distillery

KPI	2017	2016	2015
Energy efficiency (MWh/m³ of product or tonne of barley)	Koskenkorva: 0.63 Rajamäki & Tabasalu: 0.28	Koskenkorva: 0.71 Rajamäki & Tabasalu: 0.34	Koskenkorva: 0.87 Rajamäki & Tabasalu: 0.34
Water efficiency (m³/m³ of product or tonne of barley)	Koskenkorva: 2.28 Rajamäki & Tabasalu: 1.46	Koskenkorva: 2.79 Rajamäki & Tabasalu: 1.47	Koskenkorva: 3.9 Rajamäki & Tabasalu: 1.45
Quality of wastewater (kg COD/m³ of product or tonne of barley)	Koskenkorva: 2.23 Rajamäki & Tabasalu: 2.92	Koskenkorva: 1.97 Rajamäki & Tabasalu: 2.71	Koskenkorva: 2.54 Rajamäki & Tabasalu: 2.96
Waste volume (kg/m³ of product)	Rajamäki & Tabasalu: 44.83	Rajamäki & Tabasalu: 49.22	Rajamäki & Tabasalu: 47.52
Average rate of recycling and reutilization	99.5%	99.5%	98.4%
Monetary value of fines and number of non-monetary sanctions (G4-EN29)	0	0	0

Social and employee matters

Consumer and product related matters

a. Policies and ways of working (incl. due diligence)
Product safety is a top priority for Altia, and the company strives to continuously improve the quality of raw materials and final products. Altia markets its products responsibly and in compliance with applicable marketing laws, and provides consumer information in accordance with applicable regulations.

The key processes related to product quality and safety have been defined and relevant instructions are maintained in Altia's management system. Key quality indicators with targets were set starting from 2018. Progress in the indicators is monitored monthly.

Altia wants to build a responsible drinking culture. As the company's own employees are in a key position in driving the change, the Altia Employee Alcohol Policy was launched in 2017. The policy is applicable to all Altia employees and everyone working on Altia's production sites or offices.

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Altia's Rajamäki plant is certified for packaging Fairtrade wines. The Koskenkorva distillery, the Rajamäki alcoholic beverage plant and the distillery in Sundsvall are certified for organic production.

The standards, policies and principles relevant to the safety, quality, marketing and consumption of Altia's products include:

- Altia Code of Conduct
- ISO9001 Quality Management standard – certification covers Altia's operations in Finland, as well as the Tabasalu plant in Estonia
- ISO22000 Food Safety Management standard – certification covers Altia's Rajamäki plant
- Altia Quality Safety and Environment principles
- Altia Marketing Guidelines
- Altia Employee Alcohol Policy

b. Principal risks and their management

The risks are assessed as part of quality and safety risk assessments and as part of Altia Group's risk management. The principal risks identified include failure to comply with hygiene requirements, lack of consistency in the quality of products, contamination of products or defects in raw materials or packaging. Such incidents can lead to product recalls or make the company subject to legal claims. As the alcohol business is highly regulated, stricter regulation, for example, regarding marketing or taxation of alcoholic beverages could have an impact on the company's operations.

To manage the risks, Altia maintains quality and food safety management systems in accordance with international standards. Quality is monitored continuously during production by on-line inspection and testing, as well as by analysing the end products. Instructions and process are maintained in view of possible recalls and the situations are practiced regularly by way of phantom testing. Applicable regulation and developments therein are reviewed regularly.

c. Outcome & KPIs

Altia's Rajamäki plant received the ISO22000 food safety certificate in November 2017. To comply with the standard requirements, hygiene has been improved throughout the plant, training was arranged for all employees through an online platform, quality monitoring during production was enhanced and structural changes such as floor repairs were made, among others.

Key quality indicators will be reported as of 2018.

KPI	2017	2016	2015
Amount of income taxes paid and excise taxes collected	EUR 425.6 million The full tax footprint is available in the section on Corporate Responsibility	EUR 466.3 million The full tax footprint is available in our Responsibility Report 2016.	EUR 474.1 million The full tax footprint is available in our Responsibility Report 2015.

CASE

Argentinian and Finnish knowhow combined in a new Fairtrade wine

AS PART OF its responsibility work, Altia wants to increase the number of organic and ethically certified products in our portfolio. The journey of one of Altia's wines was followed from vineyards in Argentina to Altia's Rajamäki plant in Finland.

Read more:
https://www.altiagroup.com/cases/fairtrade-wine-argentina-combined-finnish-work

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Employee matters

a. Policies and ways of working (incl. due diligence)

Altia is committed to building a culture with a motivating and supportive working environment based on safety, openness, equality and trust. The company values diversity and promotes equal treatment and equal possibilities. Altia maintains continuous communications with employees through information and consultation, and respects the freedom of association and the right to collective bargaining. All Altians are expected to respect each other's rights to fair treatment and to act in accordance with Altia Behaviours, a set of principles that were launched at the beginning of 2017 to guide the work of all Altians. The principles are Renew Bravely, Show Direction, Build Success Together and Implement!

Altia wants to ensure safe and healthy working conditions for all its employees. The objectives are to reduce sickness absences, the number of accidents and absences caused by accidents. Plant-specific targets and actions to achieve the targets are set annually, and progress is monitored monthly by way of key performance indicators. Targets are also set and action plans prepared for operating locations that are not within the scope of the OHSAS18001 certification.

The standards, policies and principles relevant to employee matters include:

a. Altia Code of Conduct
b. Altia Behaviours
c. OHSAS18001 Occupational Health and Safety Management standard – certification covers Altia's operations in Finland
d. Altia Quality Safety and Environment principles
e. amfori BSCI Code of Conduct

b. Principal risks and their management

The risks are assessed as part of Altia Group's risk management. The principal risks relate to Altia's abilities to recruit, develop, motivate and retain right competences, to succeed in daily leadership, to maintain good collaboration practices with employees and their unions, as well as the occurrence of accidents. To manage the risks, Altia is in the process of defining an employer value proposition, develops recruitment and retention, conducts employee satisfaction surveys (yearly Altia Tasting and monthly Altia Pulse), maintains frequent collaboration with unions, as well as maintains an occupational health and safety management system in accordance with the OHSAS18001 standard.

c. Outcome & KPIs

In 2017, training was arranged for the commercial organisation, sales and marketing people, and Let's Lead Better training for managers was initiated. Altia employer branding work started during the reporting period, and the results will be used first in the company's recruitment. Altia Behaviours were launched at the beginning of the year and were discussed by teams and integrated into various HR practices, including into performance dialogue discussions. The results of the indicators for occupational health and safety are presented in the table below. There were no fatal work-related accidents.

Altia Tasting survey for 2017 was conducted in January 2018. Results were not available yet at the time of writing the Annual Report 2017 and will therefore be reported as of 2018.

KPI	2017	2016	2015
Sickness absence %(G4-LA6)	3.3	3.2	3.0
Accident absence rate (G4-LA6)	11	8	12
Accident absence %(G4-LA6)	0.29	0.22	0.17
Number of accidents	16	N/A	N/A

The number of accidents has not been monitored in 2015 and 2016 for all sites and therefore figures comparable to 2017 are not available. Accident is defined as any accident leading to at least one day absence. More details about the indicators is available in the Altia & employees part in the section on Corporate Responsibility.

CASE

Altia Behaviours defined through open discussion throughout the company

AT THE BEGINNING of 2017, Altia launched new Altia Behaviours to guide the work of all Altians. The principles were defined by involving everyone through group discussions and online dialogue. Renew Bravely is the new guiding concept.

Read more:
https://www.altiagroup.com/cases/everyone-leader-their-own-work

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Human rights matters

a. Policies and ways of working (incl. due diligence)

Altia is committed to respecting and promoting human rights and international labour standards in accordance with the United Nation's (UN) Universal Declaration of Human Rights and the most central agreements of the International Labour Organization (ILO). Altia also expects the same from its suppliers, partners and subcontractors.

Altia's most relevant human rights impacts are related to the sourcing of wines, spirits and raw materials. Altia joined amfori BSCI and amfori BSCI's Sustainable Wine Programme to develop responsible sourcing in April 2017. As a participant, Altia is committed to furthering the principles of the amfori BSCI Code of Conduct in its supply chains. The Code of Conduct's eleven principles are based on key international agreements and frameworks such as ILO conventions and declarations, the UN Guiding Principles on Business and Human Rights, as well as OECD guidelines for multinational enterprises.

Altia's due diligence process is developed continuously and is currently composed of mapping the supply chains of our products and their components, using a questionnaire to gather information about our suppliers' and partners' responsibility work, contractual obligations as well as participation in and utilisation of the amfori BSCI tools, including 3rd party audits. Altia maintains a whistleblowing channel open to all stakeholders and maintained by an independent 3rd party.

The standards, policies and principles relevant to Altia's work with human rights matters include:

- Altia Code of Conduct
- amfori BSCI Code of Conduct
- Altia Code of Conduct for Suppliers and Subcontractors

b. Principal risks and their management

The principal risks are related to Altia's business relationships and lie mostly in the wine, spirits and raw material supply chains, where these extend to countries with a higher risk of possible violations of international labour standards. Further, Altia's customers have demands for social compliance in the supply chains, and any violation of such demands by Altia's suppliers, sub-suppliers or partners could lead to further deliveries of the product being stopped by the customer. The risks are managed through the due diligence process explained above.

c. Outcome & KPIs

Eighteen amfori BSCI audits (full audits or follow-up audits) were conducted at Altia's suppliers, partners or their sub-suppliers in 2017. The key areas with improvement needs identified in those audits include the maintenance of sufficient management systems to ensure social compliance, compliance with regulations regarding working hours, as well as occupational health and safety. In addition, focused inspections were commissioned by Altia's customers at some of our suppliers or partners in South Africa.

During 2017, internal training sessions were held regarding responsible sourcing and amfori BSCI principles, an amfori BSCI audit plan for 2018 was prepared for suppliers for Altia's proprietary brands and the implementation of Altia Code of Conduct for Suppliers and Subcontractors was started. Altia also cooperated with various stakeholders to address the concerns raised by media and NGOs regarding working conditions at South African vineyards.

KPI	2017	2016	2015
Share of purchases from risk countries as identified in amfori BSCI risk country classification	4%	4%	5%
Number of human rights related grievances reported through the whistleblowing channel (G4-HR12)	0	N/A	N/A

The figure for the share of purchases from risk countries in 2016 is restated. The whistleblowing channel was launched in October 2017. The first full year figure will be available in 2018.

CASE

Continuous work to improve working conditions on South African vineyards

OVER RECENT YEARS, various media and NGO reports have brought working conditions in South Africa to the focus. Since late 2016, Altia has worked together with customers, other importers, suppliers and partners to achieve concrete improvements on the ground.

Read more: https://altiagroup.com/cases/concrete-improvements-working-conditions-through-continuous-work

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Anti-corruption and -bribery matters

a. Policies and ways of working (incl. due diligence)

Altia has zero-tolerance towards bribery and corruption. The company is committed to operating fairly and to not offering improper benefits to others. Altia also expects its representatives, consultants, agents, subcontractors and other business partners, when performing services for Altia or on its behalf, to unconditionally refrain from corruptive behaviour. Altia does not support, whether directly or indirectly, political parties or organisations. The company also does not participate in financing the election campaigns of individual candidates.

Altia launched its new Anti-Bribery and -Corruption Policy in 2017. As part of the policy, Altia has also defined what is expected from its business partners. All Altians, who work in positions where they may be exposed to a risk of bribery or corruption, are trained about Altia's Anti-Bribery and -Corruption Policy, also through an e-learning platform.

Altia maintains a whistleblowing channel maintained by an independent 3rd party, open to all Altians and external stakeholders. All concerns raised, whether through the channel or through other means, are investigated in accordance with an established process to ensure accuracy, anonymity and fairness.

The standards, policies and principles relevant to anti-corruption and -bribery matters include:

- Altia Code of Conduct
- Anti-Bribery and -Corruption Policy
- Whistleblowing channel

b. Principal risks and their management

Risks are assessed as part of Altia Group's risk management. The principal risks associated with anti-corruption and -bribery matters include a reputation risk caused by any act of corruption or bribery, especially related to key persons and business partners of Altia. In addition, as the alcohol business is often a regulated business, obtaining the necessary licenses and permits is associated with a risk of corruption or bribery, especially in countries with a high corruption index. The risks are mitigated through contractual obligations, 3rd party due diligence checks on suppliers and distributors, where necessary, as well as internal training about the Altia Anti-Bribery and -Corruption Policy.

c. Outcome & KPIs

In 2017, training about Altia's Anti-Bribery and -Corruption Policy was arranged for relevant persons at Altia and the integration of the policy into contracts with relevant business partners wasstarted.

KPI	2017	2016	2015
Communication and training on anti-corruption policies (G4-SO4)	E-training was arranged for relevant persons at Altia	N/A	N/A
Number of anti-corruption and -bribery incidents reported through the whistleblowing channel	0	N/A	N/A

The whistleblowing channel was launched in October 2017. The first full year figure will be available in 2018.

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Key ratios of the group

		2017	2016	2015
Income statement				
Net sales	EUR million	359.0	356.6	380.7
Comparable EBITDA	EUR million	42.4	40.8	38.0
%of net sales		11.8	11.5	10.0
EBITDA	EUR million	40.3	60.8	39.7
Comparable operating result (EBIT)	EUR million	28.2	26.4	23.6
%of net sales		7.8	7.4	6.2
Operating result	EUR million	26.1	46.3	25.3
Result before taxes	EUR million	25.0	45.0	23.4
Result for the period	EUR million	18.3	36.1	18.1
Items affecting comparability	EUR million	-2.1	19.9	1.7
Balance sheet				
Cash and cash equivalents	EUR million	52.4	68.0	76.3
Total equity	EUR million	136.8	191.3	168.6
Borrowings	EUR million	100.1	72.8	96.7
Invested capital	EUR million	236.9	264.0	265.3
Profitability				
Return on equity, ROE	%	11.1	20.0	11.6
Return on invested capital, ROI	%	8.0	14.4	7.6
Financing and financial position				
Net debt	EUR million	47.7	4.7	20.4
Gearing	%	34.9	2.5	12.1
Equity ratio	%	34.3	44.2	36.7
Net cash flow from operating activities	EUR million	37.6	29.4	34.8
Net debt/ comparable EBITDA		1.1	0.1	0.5
Share-based key ratios				
Earnings per share	EUR	0.51	1.00	0.50
Equity/share	EUR	3.80	5.32	4.69
Personnel				
Average number of personnel		762	829	879

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CORPORATE GOVERNANCE
FINANCIAL STATEMENTS
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RECONCILIATION OF ALTERNATIVE KEY RATIOS TO IFRS FIGURES

EUR million	2017	2016	2015
Items affecting comparability			
Net gains or losses from business and assets disposals	1.3	4.2	2.7
Cost for closure of business operations and restructurings	-1.1	-0.6	-1.0
Major corporate projects			
Change in deferred pension obligation	-	16.3	-
Costs related to a planned stock exchange listing	-2.4	-	-
Total items affecting comparability	-2.1	19.9	1.7
Comparable EBITDA			
Operating result	26.1	46.3	25.3
Less:			
Depreciation, amortisation and impairment	14.2	14.5	14.4
Total items affecting comparability	2.1	-19.9	-1.7
Comparable EBITDA	42.4	40.8	38.0
% of net sales	11.8	11.5	10.0
Comparable EBIT			
Operating result	26.1	46.3	25.3
Less:			
Total items affecting comparability	2.1	-19.9	-1.7
Comparable EBIT	28.2	26.4	23.6
% of net sales	7.8	7.4	6.2

Altia presents alternative performance measures as additional information to financial measures presented in the consolidated income statement, consolidated balance sheet and consolidated statement of cash flows prepared in accordance with IFRS. In Altia's view, alternative performance measures provide significant additional information on Altia's results of operations, financial position and cash flows to management, investors, analysts and other stakeholders.

Alternative performance measures should not be viewed in isolation or as a substitute to the IFRS financial measures. All companies do not calculate alternative performance measures in a uniform way, and therefore Altia's alternative performance measures may not be comparable with similarly named measures presented by other companies.

The alternative performance measures are unaudited.

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THE DEFINITIONS AND REASONS FOR THE USE OF FINANCIAL KEY INDICATORS

Key figure	Definition	Reason for the use
Operating margin, %	Operating result / Net sales	Operating result shows result generated by the operating activities.
EBITDA	Operating result before depreciation and amortization	EBITDA is the indicator to measure the performance of the Group.
EBITDA margin, %	EBITDA / Net sales	
Comparable operating result	Operating result excluding items affecting comparability	Comparable EBITDA, comparable EBITDA margin, comparable operating result and comparable operating margin are presented in addition to EBITDA and operating result to reflect the underlying business performance and to enhance comparability from period to period. Altia believes that these comparable performance measures provide meaningful supplemental information by excluding items outside normal business, which reduce comparability between the periods.
Comparable operating margin, %	Comparable operating result / Net sales	
Comparable EBITDA	EBITDA excluding items affecting comparability	Comparable EBITDA is an internal measure to assess performance Altia and key performance measure at segment level together with Net Sales.
Comparable EBITDA margin, %	Comparable EBITDA / Net sales	Comparable EBITDA margin is also one of Altia's financial targets. Comparable EBITDA is commonly used as a base for valuation purposes outside the Company and therefore important measure to report regularly.
Items affecting comparability	Material items outside normal business, such as [net gains or losses from business and assets disposals, impairment losses, cost for closure of business operations and restructurings, major corporate projects including direct transaction costs related to business acquisitions, voluntary pension plan change and costs related to other corporate development].	
Invested capital	Total equity + Borrowings	Base for ROI measure.
Return on equity (ROE), %	Result for the period / Total equity (average)	This measure can be used to evaluate how efficiently Altia has been able to generate results in relation to the total equity of the Company.
Return on invested capital (ROI), %	(Result for the period + Interest expenses) / (Total equity + Non-current and current borrowings) (average)	This measure is used to evaluate how efficiently Altia has been able to generate net results in relation to the total investments made to the Company.
Borrowings	Non-current borrowings + Current borrowings	Net debt is an indicator to measure the total external debt financing of the Group.
Net debt	Borrowings – cash and cash equivalents	
Gearing, %	Net debt / Total equity	Gearing ratio helps to show financial risk level and it is a useful measure for management to monitor the level of Group's indebtedness. Important measure for the loan portfolio.
Equity ratio, %	Total equity / Total assets – Advances received	Equity / assets ratio helps to show financial risk level and it is a useful measure for management to monitor the level of Group's capital used in the operations.
Net debt / Comparable EBITDA	Net debt / Comparable EBITDA	The level of Net debt / Comparable EBITDA is one of Altia's financial targets.
Earnings / share	Result for the period attributable to shareholders of the parent company/Share-issue adjusted number of shares during the period.	
Equity/share	Equity attributable to shareholders of the parent company /Share- issue adjusted number of shares at the end of period	
Dividend/share	Dividend distribution for period/Number of shares (basic) at the end of period	

ANNUAL REPORT 2017

Financial sta t e m e nts CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 92 ANNUAL REPORT 2017 CORPORATE R E S P ON S I B I L I T Y BUSINESS O VERVIEW BOARD REPO R T

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Contents to the Financial Statements

CONSOLIDATED FINANCIAL STATEMENTS* **94**
Consolidated Income Statement 94
Consolidated Statement of Comprehensive Income 94
Consolidated Balance Sheet 95
Consolidated Statement of Cash Flows 96
Consolidated Statement of Changes in Equity 97

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS* **98**
General information 98

1. Operating result 100
1.1. Revenues from operations 100
1.2. Segment information 101
1.3. Other operating income 102
1.4. Materials and services 102
1.5. Employee benefit expenses 103
6. Other operating expenses 103
7. Depreciation, amortisation and impairment 104
1.8. Research and development expenditures 104

2. Operative assets and liabilities 105
2.1. Goodwill and other intangible assets 105
2.2. Property, plant and equipment 109
2.3. Inventories 112
2.4. Trade and other receivables (current) 112
2.5. Employee benefit obligations 113
2.6. Trade and other payables 116
2.7. Provisions 116

3. Financial items and capital structure 117
1. Finance income and expenses 117
2. Financial assets 118
1. Available-for-sale financial assets 118
2. Other receivables 118
3. Cash and cash equivalents 118
3. Financial liabilities 119
3.3.1 Borrowings 119
3.3.2. Net debt 120
4. Classification and fair values of financial assets and liabilities 120
5. Derivative instruments and hedge accounting 125
3.6. Equity 126

4. Financial and capital risk 128
4.1. Financial risk management 128
4.2. Capital risk management 133

5. Consolidation 134
5.1. General consolidation principles 134
5.2. Subsidiaries 135
5.3. Associated companies and interests in joint operations 136

6. Other notes 138
6.1. Income tax expense 138
6.2. Collaterals, commitments and contingent assets and liabilities 142
6.3. Related party transactions 143
6.4. Adoption of new or amended IFRS standards and interpretations applicable in future reporting periods 143
5. Corrections to prior periods 147
6. Events after the reporting period 149

PARENT COMPANY FINANCIAL STATEMENTS* **150**
Altia Plc Income Statement (FAS) 150
Altia Plc Balance Sheet (FAS) 151
Altia Plc Balance Sheet (FAS) 152
Altia Plc Statement of Cash Flows (FAS) 153
Notes to Altia Plc Financial Statements 154

BOARD OF DIRECTORS' PROPOSAL FOR THE DISTRIBUTION OF PROFITS* **163**

THE AUDITORS`NOTE **163**
AUDITOR'S REPORT **164**
(translation of the finnish original)

SYMBOLS

Accounting

Critical estimates and management judgements

*Part of the Financial Statements

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Consolidated Financial Statements

CONSOLIDATED INCOME STATEMENT

EUR million	Note	1 Jan–31 Dec 2017	1 Jan–31 Dec 2016	1 Jan–31 Dec 2015
NET SALES	1.1.	**359.0**	**356.6**	**380.7**
Other operating income	1.3.	8.3	12.6	10.0
Materials and services	1.4.	-202.0	-197.0	-217.2
Employee benefit expenses	1.5.	-52.0	-36.6	-54.7
Other operating expenses	1.6.	-72.9	-74.8	-79.1
Depreciation, amortisation and impairment	1.7.	-14.2	-14.5	-14.4
OPERATING RESULT		**26.1**	**46.3**	**25.3**
Finance income	3.1.	4.5	1.3	0.8
Finance expenses	3.1.	-6.4	-3.4	-3.6
Share of profit in associates and income from interests in joint operations		0.9	0.9	0.9
RESULT BEFORE TAXES		**25.0**	**45.0**	**23.4**
Income tax expense	6.1.	-6.7	-9.0	-5.2
RESULT FOR THE PERIOD		**18.3**	**36.1**	**18.1**
Result for the period attributable to:				
Owners of the parent		18.3	36.1	18.1
Earnings per share for the result attributable to owners of the parent, EUR				
Basic and diluted	3.6.	0.51	1.00	0.50

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

EUR million	Note	1 Jan–31 Dec 2017	1 Jan–31 Dec 2016	1 Jan–31 Dec 2015
Result for the period		18.3	36.1	18.1
OTHER COMPREHENSIVE INCOME				
Items that will not be reclassified to profit or loss				
Remeasurements of post-employment benefit obligations	2.5.	-0.0	-0.4	5.8
Related income tax	6.1.	0.0	0.1	-1.2
Total		**-0.0**	**-0.4**	**4.6**
Items that may be reclassified to profit or loss				
Cash flow hedges		1.4	0.1	-0.0
Available-for-sale financial assets		0.6	-	-
Translation differences	3.6.	-4.0	-2.7	1.5
Income tax related to these items	6.1.	-0.3	-0.0	0.0
Total		-2.3	-2.6	1.5
Other comprehensive income for the period, net of tax		-2.3	-3.0	6.1
TOTAL COMPREHENSIVE INCOME FOR THE PERIOD		**16.0**	**33.1**	**24.3**
Total comprehensive income attributable to:				
Owners of the parent		16.0	33.1	24.3

The notes are an integral part of the consolidated financial statements.

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CONSOLIDATED BALANCE SHEET

EUR million	Note	31 Dec 2017	31 Dec 2016	31 Dec 2015
ASSETS				
Non-current assets				
Goodwill	2.1.	82.1	83.1	84.4
Other intangible assets	2.1.	34.4	36.7	40.7
Property, plant and equipment	2.2.	67.4	70.0	74.6
Investments in associates and interests in joint operations	5.3.	7.6	7.6	7.6
Available-for-sale financial assets	3.2.1.	1.4	0.8	0.8
Other receivables	3.2.2.	1.0	0.3	0.5
Deferred tax assets	6.1.	1.0	4.6	10.7
Total non-current assets		**194.8**	**203.1**	**219.2**
Current assets				
Inventories	2.3.	94.5	96.3	101.2
Trade and other receivables	2.4.	53.9	63.8	59.1
Current tax assets		2.8	1.4	3.5
Cash and cash equivalents	3.2.3.	52.4	68.0	76.3
Total current assets		**203.6**	**229.6**	**240.2**
TOTAL ASSETS		**398.4**	**432.7**	**459.3**

EUR million	Note	31 Dec 2017	31 Dec 2016	31 Dec 2015
EQUITY AND LIABILITIES				
Equity attributable to owners of the parent	3.6.			
Share capital		60.5	60.5	60.5
Fair value reserve		0.6	-	-
Hedge reserve		-0.3	-1.4	-1.6
Translation differences		-16.0	-12.3	-9.6
Retained earnings		92.0	144.5	119.3
Total equity		**136.8**	**191.3**	**168.6**
Non-current liabilities				
Deferred tax liabilities	6.1.	17.7	20.7	23.2
Borrowings	3.3.1.	89.1	64.9	88.4
Provisions	2.7.	-	-	1.3
Employee benefit obligations	2.5.	1.3	1.8	21.6
Total non-current liabilities		**108.2**	**87.4**	**134.5**
Current liabilities				
Borrowings	3.3.1.	11.0	7.8	8.3
Provisions	2.7.	-	1.3	2.1
Trade and other payables	2.6.	137.4	142.7	143.5
Current tax liabilities		5.0	2.2	2.4
Total current liabilities		**153.4**	**154.1**	**156.3**
Total liabilities		**261.6**	**241.5**	**290.7**
TOTAL EQUITY AND LIABILITIES		**398.4**	**432.7**	**459.3**

The notes are an integral part of the consolidated financial statements.

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CONSOLIDATED STATEMENT OF CASH FLOWS

EUR million	Note	1 Jan–31 Dec 2017	1 Jan–31 Dec 2016	1 Jan–31 Dec 2015
CASH FLOW FROM OPERATING ACTIVITIES				
Result before taxes		25.0	45.0	23.4
Adjustments				
Depreciation, amortisation and impairment	1.7.	14.2	14.5	14.4
Share of profit in associates and income from investments in joint operations	5.3.	-0.9	-0.9	-0.9
Net gain on sale of non-current assets	1.3.	-1.6	-4.3	-2.7
Finance income and costs	3.1.	1.9	2.2	2.8
Settlement gain of defined benefit obligation	2.5.	-	-16.5	-
Other adjustments		0.5	-0.1	0.6
		14.1	-5.1	14.1
Change in working capital				
Change in inventories, increase (-) / decrease (+)		1.2	4.9	2.4
Change in trade and other receivables, increase (-) / decrease (+)		9.4	-4.4	15.1
Change in trade and other payables, increase (+) / decrease (-)		-2.6	0.1	-13.8
Change in provisions, increase (+) / decrease (-)		-1.3	-2.1	0.1
Change in working capital		6.7	-1.6	3.9
Settlement of defined benefit obligation	2.5.	-	-4.1	-
Interest paid	3.1.	-1.7	-1.8	-2.2
Interest received	3.1.	0.3	0.3	0.3
Other finance income and expenses paid	3.1.	-2.2	-0.3	-0.7
Income taxes paid	6.1.	-4.6	-2.9	-3.9
Financial items and taxes		-8.2	-4.8	-6.5
NET CASH FLOW FROM OPERATING ACTIVITIES		**37.6**	**29.4**	**34.8**

EUR million	Note	1 Jan–31 Dec 2017	1 Jan–31 Dec 2016	1 Jan–31 Dec 2015
CASH FLOW FROM INVESTING ACTIVITIES				
Payments for property, plant and equipment and intangible assets	2.1. 2.2.	-11.9	-8.7	-11.3
Proceeds from sale of property, plant and equipment and intangible assets	1.3.	2.6	4.5	1.0
Payments for available-for-sale financial assets		-	-0.0	-
Proceeds from sale of available-for-sale financial assets		0.0	-	1.7
Repayment of loan receivables	3.2.2.	0.3	0.2	0.2
Interest received from investments in joint operations	5.3.	0.9	0.9	0.9
Dividends received	3.1.	0.2	0.1	0.1
NET CASH FLOW FROM INVESTING ACTIVITIES		**-7.8**	**-3.1**	**-7.4**
CASH FLOW FROM FINANCING ACTIVITIES				
Changes in commercial paper program		-	-	-13.0
Proceeds from borrowings	3.3.2.	100.0	-	30.0
Repayment of borrowings	3.3.2.	-72.5	-22.5	-60.2
Dividends paid and other distributions of profits	3.6.	-70.5	-10.4	-
NET CASH FLOW FROM FINANCING ACTIVITIES		**-43.0**	**-32.9**	**-43.2**
CHANGE IN CASH AND CASH EQUIVALENTS		**-13.2**	**-6.6**	**-15.8**
Cash and cash equivalents at the beginning of the period		68.0	76.3	91.1
Translation differences on cash and cash equivalents		-2.5	-1.6	1.0
Change in cash and cash equivalents		-13.2	-6.6	-15.8
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	3.2.3.	**52.4**	**68.0**	**76.3**

The notes are an integral part of the consolidated financial statements.

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CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

Equity attributable to owners of the parent							
EUR million	Note	Share capital	Fair value reserve	Hedge reserve	Translation differences	Retained earnings	Total equity
Total equity at 1 January 2015		**60.5**	**-**	**-1.5**	**-10.1**	**95.0**	**143.9**
Correction to prior periods	6.5.	-	-	-	-	0.4	0.4
Equity at 1 January 2015, restated		**60.5**	**-**	**-1.5**	**-10.1**	**95.5**	**144.3**
Total comprehensive income							
Result for the period		-	-	-	-	18.1	18.1
Other comprehensive income (net of tax)							
Cash flow hedges		-	-	-0.0	-	-	-0.0
Translation differences	3.6.	-	-	-	0.5	1.1	1.5
Remeasurements of post-employment benefit obligations	2.5.	-	-	-	-	4.6	4.6
Total comprehensive income for the period		**-**	**-**	**-0.0**	**0.5**	**23.8**	**24.3**
EQUITY AT 31 DECEMBER 2015		**60.5**	**-**	**-1.6**	**-9.6**	**119.3**	**168.6**
Equity at 1 January 2016		**60.5**	**-**	**-1.6**	**-9.6**	**119.3**	**168.6**
Total comprehensive income							
Result for the period		-	-	-	-	36.1	36.1
Other comprehensive income (net of tax)							
Cash flow hedges		-	-	0.1	-	-	0.1
Translation differences	3.6.	-	-	-	-2.7	-0.0	-2.7
Remeasurements of post-employment benefit obligations	2.5.	-	-	-	-	-0.4	-0.4
Total comprehensive income for the period		**-**	**-**	**0.1**	**-2.7**	**35.6**	**33.1**
Transactions with owners							
Dividend distribution		-	-	-	-	-10.4	**-10.4**
Total transactions with owners		**-**	**-**	**-**	**-**	**-10.4**	**-10.4**
EQUITY AT 31 DECEMBER 2016		**60.5**	**-**	**-1.4**	**-12.3**	**144.5**	**191.3**
Equity at 1 January 2017		**60.5**	**-**	**-1.4**	**-12.3**	**144.5**	**191.3**
Total comprehensive income							
Result for the period		-	-	-	-	18.3	18.3
Other comprehensive income (net of tax)							
Cash flow hedges		-	-	1.1	-	-	1.1
Available-for-sale financial assets	3.2.1.	-	0.6	-	-	-	0.6
Translation differences	3.6.	-	-	-	-3.8	-0.2	-4.0
Remeasurements of post-employment benefit obligations	2.5.	-	-	-	-	-0.0	-0.0
Total comprehensive income for the period		**-**	**0.6**	**1.1**	**-3.8**	**18.0**	**16.0**
Transactions with owners							
Dividend distribution		-	-	-	-	-70.5	**-70.5**
Total transactions with owners		**-**	**-**	**-**	**-**	**-70.5**	**-70.5**
EQUITY AT 31 DECEMBER 2017		**60.5**	**0.6**	**-0.3**	**-16.0**	**92.0**	**136.8**

The notes are an integral part of the consolidated financial statements.

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Notes to the consolidated financial statements

GENERAL INFORMATION

Information on Altia

Altia Plc (the "Company") together with its' subsidiaries (the "Group", "Altia Group" or "Altia") is an international alcoholic beverage service Group, which operates in the Nordic countries, Estonia, Latvia and France producing, marketing, selling and distributing both own and partner brands. Altia distils barley spirit from domestic barley for the basis of its beverages. The production plants are located in Finland and Estonia, and aging and production of cognac in France. Altia has high-quality brands of its own and international brands. In addition, the company represents international brands from all over the world. Altia's business also includes industrial products such as starch and feed, technical ethanol and contract services.

Altia's customers include alcohol retail monopolies, alcoholic beverage wholesale outlets, restaurants, grocery stores, travel trade and importers in the export markets. The company is owned by the State of Finland.

Altia Plc, the parent company of Altia Group, is domiciled in Helsinki, Finland. The registered address of the Company is Kaapeliaukio 1, FI-00180 Helsinki, Finland. Copies of the consolidated financial statements are available online at www.altiagroup.com or at the Group's headquarters at Kaapeliaukio 1, FI-00180 Helsinki, Finland.

Altia Plc's Board of Directors has approved these financial statements for publication in its meeting on 21 February 2018. According to the Finnish Limited Liability Companies Act, shareholders have the right to approve or reject the financial statements in the Annual General Meeting held after the publication of the financial statements. The Annual General Meeting also has the right to make a decision to amend the financial statements.

Basis of preparation

The consolidated financial statements as at and for the years ended 31 December 2017, 2016 and 2015 are prepared in accordance with International Financial Reporting Standards (IFRSs) complying with the SIC and IFRIC interpretations in force and approved by EU on 31 December 2017. Notes to the consolidated financial statements also comply with the requirements of the Finnish Accounting Act and Limited Liability Companies Act.

New and amended standards applied in 2017 and future periods are described in Note 6.4.

The consolidated financial statements as at and for the years ended 31 December 2017, 2016 and 2015 has been prepared on a historical cost basis, except financial assets recognised at fair value through profit or loss and assets available-for-sale. The consolidated financial statements are presented in thousands of euros (Annual Reports in millions of euros). The figures are rounded to the nearest thousand, and therefore the sum of individual figures may deviate from the total presented. If the figure is EUR 0, it is shown as a hyphen.

Refer to the table below to see which notes and accounting principles are related.

Nr.	Note	Accounting principle
1.	Operating result	Revenue recognition, operating result
1.2.	Segment information	Operating segments
2.7.	Provisions	Provisions
2.5.	Employee benefit obligations	Employee benefits
2.	Property, plant and equipment	Property, plant and equipment
3.	Inventories	Inventories
1.6. 2.2.	Other operating expenses Property, plant and equipment	Leases
2.1.	Goodwill and other intangible assets	Goodwill
2.1.	Goodwill and other intangible assets	Intangibleassets
3.2. 3.4.	Financial assets Financial assets and liabilities – classification and fair value	Financial assets
3.2.3.	Cash and cash equivalents	Cash and cash equivalents
3.4.	Financial assets and liabilities – classification and fair value	Financial liabilities
4. 5.	Financial assets and liabilities – classification and fair value Derivatives and hedge accounting	Derivate contracts and hedge accounting
5.2.	Subsidiaries	Consolidation principles of subsidiaries
2.	Subsidiaries	Non-controlling interest and transactions with non-controlling interest
3.	Investments in associates and interests in joint operations	Associates and joint ventures
6.1.	Income tax expense	Income and deferred taxes

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Corrections to priorperiods

Accounting for an interest in a joint operations and other reclassifications

In 2017, Altia has taken a detailed review of its shareholder agreement with ABF Overseas Limited ("**ABF**") regarding Altia's interest in Roal Oy in order to confirm the IFRS accounting treatment in Altia's consolidated financial statements. Pursuant to the terms and conditions of the shareholder agreement, Altia is entitled to an agreed annual return for its interest in Roal Oy as minimum dividend, and ABF has a right to redeem Altia's interest in Roal Oy at a fixed amount at the expiry of certain patents. In its consolidated financial statements, Altia had accounted for its interest in Roal Oy as a joint venture pursuant to IFRS 11 applying the equity method of accounting up until the fourth quarter of 2016 when Altia classified the interest as a held for sale asset, assuming that ABF would have exercised its call option during 2017. However, as the exercise of the call is dependent on the expiry of certain patents and a single patent continues to be valid until 2024, Altia's exit from Roal Oy could not take place in 2017. Altia exercises joint control over Roal Oy. However, accounting treatment of the option right held by ABF represents in substance a receivable with a fixed rate of return for Altia, and Altia does not have a right to 50 per cent of the net assets of Roal Oy unless ABF refrains to exercise its option right with respect to Altia's interest in Roal Oy when it is possible pursuant to the shareholder agreement. Accordingly, the interest should have been classified as a joint operation pursuant to IFRS 11 in the consolidated financial statements with Altia accounting for its share of Roal Oy's assets and liabilities as a receivable with the annual minimum dividend accounted for as interest income. The correction did not have impact on the net cash flows from operating activities or the net cash flows from investing activities.

In addition, Altia has reclassified certain trade and other payables to current and non-current provisions to better reflect the nature of such liabilities.

These corrections have been made by restating each of the affected financial statement line items for the prior periods as presented in the note 6.5.

Cash flow statement presentation

In 2017 Altia decided to change its presentation of the consolidated statement of cash flows from direct method to indirect method. Altia believes that the indirect method gives more accurate and reliable information on cash flows from operating activities by disclosing the reconciliation from result before taxes to operating cash flows. The indirect method is also more commonly used method and thus, gives more comparable information on Altia's operating cash flows to it's peers. As a consequence, the presentation of cash flows from operating activities has been restated to reflect the indirect method for the years ended 31 December 2016 and 2015. The indirect method did not change the presentation of the cash flows from investing activities and financing activities.

Accounting policies requiring management judgement and key sources of estimation uncertainty

The preparation of financial statements requires the use of accounting estimates, which by definition, seldom equal the actual results. In addition, management makes judgements in applying Altia's accounting policies.

Estimates made in the preparation of the financial statements, and related assumptions, are based on the management's best knowledge at the reporting date. Consequently, the realised results can differ from the estimates. Any changes in estimates and assumptions are recognised when estimates and assumptions are corrected.

The Group's most significant area in which the management has exercised judgement is related to the useful lives of intangible assets and parameters used in impairment testing (Note 2.1.). Other critical future assumptions and anticipated uncertainties at the reporting date, which pose a significant risk of resulting in material changes in the carrying amounts of assets and liabilities within the next financial year, are related to employee benefits (Note 2.5.) and deferred taxes (Note 6.1.).

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Net sales
359.0
MEUR

1. Operating result

1. REVENUES FROM OPERATIONS

Revenue recognition

Net sales are comprised of the fair values determined on the basis of the consideration received or to be received for products or services sold less discounts given, indirect taxes, excise tax, deposit and recycling fees and exchange rate differences.

Revenue from the sale of products is recognised after the significant risks and rewards of ownership of the sold products have been transferred to the buyer, and the Group retains neither a managerial involvement to the degree usually associated with ownership nor effective control of those goods. Usually this means that revenue is recognised upon delivery of goods in accordance with agreed terms of delivery. Revenue from the sale of services is recognised at the time of delivery of services.

The most significant revenue flows are generated by the sale of own products and partner brands. In addition, revenues are generated by contract manufacturing, as well as the sale of industrial products, such as starch, feed and technical ethanol. Adjustments to sales and obligations to repurchase certain products are taken into account in the revenue recognition phase.

The amount of excise tax deducted from sales revenue is significant. The amounts of sales including tax and excise taxes are presented below:

EUR million	2017	2016	2015
Sales revenues deducted with revenue adjustments	804.5	819.8	849.6
Excise tax	-445.5	-463.2	-468.9
NET SALES	**359.0**	**356.6**	**380.7**
Tax share of sales revenues, %	55.4%	56.5%	55.2%

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1.2. SEGMENT INFORMATION

Description of segments and principal activities

Altia reports its business operations under the following segments: Finland & Exports, Scandinavia and Altia Industrial. Finland & Exports and Scandinavia segments comprise importing, sale and marketing of wine, spirits and other beverage product categories. Within the Finland & Exports segment the Company operates in Finland, the Baltics and travel retail channels and conducts exports. Scandinavia segment represents the Company's operations in Sweden, Norway and Denmark. Altia Industrial segment comprises the Company's production of ethanol, starch and feed as well as contract services. These segments comprise both Altia's operating and reportable segments.

The Board of Directors of Altia has been determined as the Company's current chief operative decision maker, and the reportable segments are based on the Altia's operating structure and internal reporting to the CODM used to assess the performance of the segments. For internal reporting purposes, reporting on the segment profit is based on an internal measure of a comparable EBITDA derived as follows:

- Net sales and direct segment expenses reported within the Comparable EBITDA segment profit measure are measured on an accrual basis and reported under the same accounting principles as in the consolidated accounts.
- Expenses allocated to the segments related to shared function costs or business support services expenses comprise costs such as centralized marketing costs, IT infrastructure related costs, shared support services, headquarter costs including finance and treasury, communication, legal and human resource related costs as well as certain warehousing and service fees. For internal reporting purposes these cost allocations are based on budgeted amounts and variances from budgeted amounts are presented under column "Unallocated and adjustments" and can result in either incurred overruns or savings compared to budgeted amounts. These variances are not allocated to the segments for internal reporting purposes.
- The unallocated and adjustments column represents in addition to the budget variances, certain unallocated headquarter costs.

Segment net sales and results

The following tables set out the segment net sales and Comparable EBITDA as well as the reconciliation of the Comparable EBITDA to the group's operating result:

	& Exports	Scandinavia	Industrial	adjustments	Group
Net sales, total	134.4	124.4	148.7		407.5
Net sales, Internal	-0.5	-0.7	-47.4		-48.6
Net sales, external	**133.9**	**123.7**	**101.3**		**359.0**
Comparable EBITDA	19.6	11.5	12.5	-1.1	42.4
Items affecting comparability[1]					-2.1
EBITDA					**40.3**
Depreciation, amortisation and impairment					-14.2
OPERATING RESULT					**26.1**

	1 Jan - 31 Dec 2016				
EUR million	Finland & Exports	Scandinavia	Altia Industrial	Unallocated and adjustments[2]	Group
Net sales, total	134.4	127.9	141.0		403.4
Net sales, Internal	-0.4	-0.5	-45.9		-46.8
Net sales, external	**133.9**	**127.4**	**95.2**		**356.6**
Comparable EBITDA	20.2	10.4	8.4	1.9	40.8
Items affecting comparability[1]					19.9
EBITDA					**60.8**
Depreciation, amortisation and impairment					-14.5
OPERATING RESULT					**46.3**

[1] Items affecting comparability comprise of material items incurred outside normal business, such as net gains or losses from business and assets disposals, impairment losses, cost for closure of business operations and restructurings, major corporate projects including direct transaction costs related to business acquisitions, voluntary pension plan change and costs related to other corporate development. In year 2016 the items affecting comparability includes a net settlement gain of defined benefit obligation of EUR 16.3 million, see also Notes 1.5. Employee benefit expenses and 2.5. Employee benefit obligations. Gains on sale of property, plant and equipment and intangible assets are presented in Note 1.3. and employee costs related to restructuring in Note 1.5.

[2] 2016 unallocated and adjustments (net) includes cost savings realized from group level activities including realized savings due to the headquarter move, cost savings related to centralized product development programs and reductions in personnel costs in addition to unallocated headquarter costs. Cost savings in this extent are not frequent compared to the budgeted amounts, however, for internal reporting purposes, these positive variances are not allocated to the operating segments.

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Other entity-wide disclosures

Net sales by geography

Net sales broken down by the location of Altia entity for the years ended 31 December 2017 and 2016 were as follows:

EUR million	2017	2016
Finland	202.4	189.9
Sweden	96.1	96.6
Norway	23.7	26.7
Estonia	10.3	14.9
Latvia	9.4	9.2
Denmark	12.7	16.9
Other countries	4.3	2.4
NET SALES, TOTAL	**359.0**	**356.6**

In Finland & Exports segment, net sales of EUR 80.5 million (2016: EUR 80.7 million) were derived from a single external customer. In Scandinavia segment, net sales of EUR 78.8 million (2016: EUR 77.9 million) were derived from a single external customer. In Altia Industrial segment, net sales of EUR 44.5 million (2016: EUR 40.7 million) were derived from a single external customer. No other single external customer represented more than 10 per cent or more of Altia's total net sales for the years ended 31 December 2017 or 2016.

Non-current assets by geography

The total of non-current assets other than financial instruments and deferred tax assets broken down by the location of the assets as at 31 December 2017 and 2016 were as follows:

EUR million	2017	2016
Finland	115.7	114.5
Sweden	48.2	51.8
Norway	0.1	0.1
Estonia	2.6	3.0
Latvia	0.2	0.3
Denmark	7.2	10.0
Other countries	9.8	10.2
NON-CURRENT ASSETS BY GEOGRAPHY, TOTAL	**183.8**	**189.9**

1.3. OTHER OPERATING INCOME

Other operating income mainly includes gains on the disposal of non-current assets, income from sale of energy, water, steam and carbon dioxide, rental income and related non-core business service income and contract termination fees.

EUR million	2017	2016	2015
Gains on sale of property, plant and equipment and intangible assets	1.6	4.3	1.0
Gains on sale of available-for-sale financial assets	-	-	1.7
Rental income	1.0	0.9	0.7
Income from sale of energy, water, steam and carbon dioxide	3.4	3.7	3.4
Other income	2.3	3.6	3.2
TOTAL	**8.3**	**12.6**	**10.0**

1.4. MATERIALS AND SERVICES

EUR million	2017	2016	2015
Raw materials, consumables and goods			
Purchases during the period	196.6	188.8	210.3
Change in inventories	1.9	4.9	2.5
Scrapping and obsolescence	2.0	1.9	2.5
External services	1.6	1.4	1.9
TOTAL	**202.0**	**197.0**	**217.2**

Materials and services consist of cost of material, such as barley, wine, different spirit, liquids, ground water as well as other ingredients needed for a variety of different drinks, packaging materials, production costs, changes in inventories, scrapping and obsolescence costs and external services such as logistics and warehousing.

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1.5. EMPLOYEE BENEFIT EXPENSES

EUR million	2017	2016	2015
Wages and salaries	40.4	41.1	42.7
Pension expenses			
Defined contribution plans	5.9	5.5	6.0
Defined benefit plans	-	-16.2	0.4
Other social expenses	5.8	6.1	5.6
TOTAL	52.0	36.6	54.7

In Altia, the total wages and salaries of personnel consists of fixed and variable pay, allowances, short and long-term incentives and fringe benefits.

The group has recognised the total amount of incentives EUR 3.3 million (2016: EUR 3.0 million, 2015: EUR 3.6 million) in the form of cash bonuses. Employee benefit expenses in 2016 include a gain of EUR 16.5 million on settlement of defined benefit obligation. Employee benefit expenses include personnel related restructuring costs of EUR 1.1 million (2016: EUR 0.6 million, 2015: EUR 1.0 million).

Average number of personnel during the period	2017	2016	2015
Workers	294	328	360
Clerical employees	468	501	519
TOTAL	762	829	879

More information on the Group's pension plans is presented in Note 2.5.

Information of management remuneration is presented in Note 6.3. related party transactions.

1.6. OTHER OPERATING EXPENSES

EUR million	2017	2016	2015
Losses on sales and disposals of property, plant and equipment and intangible assets	0.2	0.8	0.5
Rental expenses	6.0	6.8	7.4
Marketing expenses	15.1	16.1	16.5
Travel and representation expenses	2.8	3.0	3.2
Outsourcing services	8.9	7.7	8.1
Repair and maintenance expenses	6.8	6.2	8.5
Cars and transport services	0.7	0.6	0.6
Energy expenses	7.2	9.2	10.3
IT expenses	6.5	5.0	5.2
Variable sales expenses	11.3	11.5	11.9
Other expenses	7.5	7.8	7.0
TOTAL	72.9	74.8	79.1

Auditor's fees included in other operating expenses	2017	2016	2015
Audit fees	0.3	0.3	0.3
Tax consultation	0.0	0.0	0.2
Other fees	0.4	0.1	0.0
TOTAL	0.7	0.4	0.4

Rental expenses include leases treated as operating lease, when the lessor retains the risks and rewards of ownership for the leased asset. Payments made under operating lease are recognised as expenses on a straight-line basis over the lease term. Altia leases office space, cars and forklifts under operating lease.

ANNUAL REPORT 2017

EUR million 2017 2016 2015 Amortisation on intangible assets Trademarks 4.4 4.3 4.5 Software and other intangible assets 1.1 1.3 1.2 Total amortisation 5.5 5.6 5.6 Depreciation on property, plant and equipment Buildings 3.2 3.1 3.0 Machinery and equipment 5.2 5.3 5.2 Machinery and equipment, acquired through finance leases 0.3 0.4 0.5 Other tangible assets 0.0 0.0 0.0 Total depreciation 8.7 8.9 8.8 TOTAL DEPRECIATION AND AMORTISATION 14.2 14.5 14.4 1.7. DEPRECIATION, AMORTISATION AND IMPAIRMENT Depreciation and amortisation by asset categories is as follows: Group’s depreciation and amortisation methods and periods are described in Note 2.1. Goodwill and other intangible assets and in Note 2.2 . Property, plant and equipment. 1.8. RESEARCH AND DEVELOPMENT EXPENDITURES Operating result includes research and development expenditures amounting to EUR 3.4 million (2016: EUR 3.6 million, 2015: EUR 3.4 million). The R&D expenditures represents 0.9% of net sales in 2017 (2016: 1.0%, 2015: 0.9%). CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 104 ANNUAL REPORT 2017 CORPORATE R E S P ON S I B I L I T Y BUSINESS O VERVIEW BOARD REPO R T

ALTIA
BUSINESS OVERVIEW
BOARD REPORT
CORPORATE RESPONSIBILITY
CORPORATE GOVERNANCE
FINANCIAL STATEMENTS
105


Inventories
94.5
MEUR

2. Operative assets and liabilities

1. GOODWILL ANDOTHER INTANGIBLEASSETS

Intangible assets other than goodwill are recorded at historical costs and depreciated over their useful lives. Intangible assets include goodwill, trademarks, software and other intangible assets and prepayments.

Goodwill

Goodwill arising on the business acquisition is recognised as the excess of the aggregate of the consideration transferred, the amount of non-controlling interests and any previously held equity interest in the acquiree, over the fair value of the net assets acquired. Goodwill is measured at cost less accumulated impairment losses. Goodwill is not amortised but is tested annually for impairment.

For the purpose of impairment testing, goodwill is allocated to the groups of cash-generating units (CGU) that are expected to benefit from the business combinations in which the goodwill was generated. Impairment testing is described in more detail later in this note.

Other intangible assets

Other intangible assets include intangible rights, other intangible assets and prepayments for intangible assets. Intangible assets such as patents and IT-software, with finite useful lives, are recognised in the balance sheet at the original acquisition cost less accumulated amortisation and possible impairment.

Altia's trademarks have been acquired in connection with business acquisitions and recognised originally at fair value and are subsequently amortised on a straight-line basis over the estimated useful lives.

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The estimated useful lives of intangible assets are as follows:

Trademarks	10–15 years
IT-development and software	3–5 years

The costs related to the intangible assets are capitalised if it can be demonstrated that the asset will generate the future economic benefits, the entity controls the asset and the cost of the asset can be measured reliably. All other expenditure is recognised as an expense as incurred.

Expenditure on research activities is recognised in profit or loss in the period in which it is incurred. The Group has no projects related to the development activities of new products or processes qualifying for the identifiability and other criteria regarding capitalisation under IFRS.

Accounting for emission allowances is described in Note 6.2. Emission allowances are presented as off-balance sheet items.

Critical estimates and management judgements – Useful lives of trademarks

Altia's trademarks have been acquired in connection with business acquisitions and recognised originally at fair value and are subsequently amortised on a straight-line basis over the estimated useful lives. Management has estimated the useful lives of trademarks to be in a range from 10 to 15 years. However, the actual useful life may be shorter or longer than the estimated range depending on the market trends and customer behavior.

GOODWILL AND OTHER INTANGIBLE ASSETS

EUR million	Goodwill	Trademarks	Software and other intangible assets	Pre-payments	Other intangible assets total
Acquisition cost at 1 January 2017	144.7	129.9	18.8	1.7	150.4
Additions	-	-	-	3.8	3.8
Disposals	-	-	-2.2	-	-2.2
Effect of movement in exchange rates	-11.4	-3.2	-0.0	-	-3.3
Transfers between items	-	-	2.7	-2.7	-0.0
Acquisition cost at 31 December 2017	133.3	126.7	19.3	2.8	148.7
Accumulated amortisation and impairment losses at 1 January 2017	-61.6	-97.7	-16.0	-	-113.7
Amortisation	-	-4.4	-1.1	-	-5.5
Accumulated amortisation on disposals and transfers	-	-	2.0	-	2.0
Effect of movement in exchange rates	10.4	2.8	0.0	-	2.9
Accumulated amortisation and impairment losses at 31 December 2017	-51.3	-99.3	-15.1	-	-114.4
Carrying amount at 1 January 2017	83.1	32.2	2.9	1.7	36.7
CARRYING AMOUNT AT 31 DECEMBER 2017	**82.1**	**27.4**	**4.2**	**2.8**	**34.4**

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EUR million	Goodwill	Trademarks	Software and other intangible assets	Prepayments	Other intangible assets total
Acquisition cost at 1 January 2016	144.2	131.5	19.8	0.9	152.1
Additions	-	0.3	0.2	2.4	2.9
Disposals	-	-0.1	-2.6	-0.2	-2.8
Effect of movement in exchange rates	0.5	-1.8	-0.0	-	-1.9
Transfers between items	-	-	1.5	-1.4	0.1
Acquisition cost at 31 December 2016	144.7	129.9	18.8	1.7	150.4
Accumulated amortisation and impairment losses at 1 January 2016	-59.8	-94.7	-16.7	-	-111.4
Amortisation	-	-4.3	-1.3	-	-5.6
Accumulated amortisation on disposals and transfers	-	0.1	2.0	-	2.1
Effect of movement in exchange rates	-1.8	1.2	0.0	-	1.2
Accumulated amortisation and impairment losses at 31 December 2016	-61.6	-97.7	-16.0	-	-113.7
Carrying amount at 1 January 2016	84.4	36.7	3.1	0.9	40.7
CARRYING AMOUNT AT 31 DECEMBER 2016	**83.1**	**32.2**	**2.9**	**1.7**	**36.7**

Acquisition cost at 1 January 2015	150.5	130.8	18.0	1.5	150.3
Additions	-	0.1	0.0	1.2	1.2
Disposals	-	-	-0.0	-	-0.0
Effect of movement in exchange rates	-6.3	0.6	0.0	-	0.6
Transfers between items	-	-	1.7	-1.8	-0.1
Acquisition cost at 31 December 2015	144.2	131.5	19.8	0.9	152.1
Accumulated amortisation and impairment losses at 1 January 2015	-67.2	-90.0	-15.6	-	-105.6
Amortisation	-	-4.5	-1.2	-	-5.7
Accumulated amortisation on disposals and transfers	-	-	0.0	-	0.0
Effect of movement in exchange rates	7.4	-0.2	-0.0	-	-0.2
Accumulated amortisation and impairment losses at 31 December 2015	-59.8	-94.7	-16.7	-	-111.4
Carrying amount at 1 January 2015	83.3	40.8	2.5	1.5	44.7
CARRYING AMOUNT AT 31 DECEMBER 2015	**84.4**	**36.7**	**3.1**	**0.9**	**40.7**

The most significant trademarks include Renault, Larsen, Xanté, Blossa, Chill Out, Explorer, Grönstedts, Bröndums and 1-Enkelt. Software and other intangible assets are mainly computer software.

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Impairment testing

Book value of assets are assessed to determine whether there are any impairment at least at the end of each financial year. If any evidence of impairment emerges (a triggering event), the assets' recoverable amount is estimated. The recoverable amount is determined on the basis of value in use. An impairment loss is recognised if the carrying amount of an asset exceeds its recoverable amount. The impairment loss is immediately recognised in profit or loss and the estimated useful life of the asset in question is reassessed when an impairment loss is recognised. The recoverable amounts of goodwill and intangible assets not yet available for use are estimated annually. The need for recognising an impairment loss is assessed at cash-generating unit level. This level is essentially independent from other units with separate cash flows.

The impairment loss is reversed if there has been such a positive change in the estimates used to determine the recoverable amount of the asset or cash-generating unit that recoverable amount of the asset will increase the book value of asset. Impairment losses are only reversed to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined if no impairment loss had been recognised. An impairment loss on goodwill is never reversed.

Critical estimates and management judgements – Impairment testing:

The preparation of calculations for the impairment testing of goodwill requires estimates regarding the future. The management's estimates and related critical uncertainties are related to the components of the recoverable amount calculation, including the discount rate, the terminal growth rate and development of the net sales and operating result, including estimated cost levels of main raw materials and energy. The discount rates reflect current assessments of the time value of money and relevant market risk premiums reflecting risks and uncertainties for which the future cash flow estimates have not been adjusted. The discount rates used, expected net sales growth rates and profitability levels, including sensitivity analyses, are stated below.

Impairment testing of goodwill

Allocation of goodwill

Goodwill is allocated to groups of cash-generating units (CGU) that represent the level on which the management monitors the goodwill.

Altia reports its business operations under the following segments: Finland & Exports, Scandinavia and Altia Industrial. Finland & Exports and Scandinavia segments comprise importing, sale and marketing of wine, spirits and other beverage product categories. Within the Finland & Exports segment the Company operates in Finland, the Baltics and travel retail channels and conducts exports. Scandinavia segment represents the Company's operations in Sweden, Norway and Denmark. Altia Industrial segment comprises the Company's production of ethanol, starch and feed as well as contract services. These segments comprise both Altia's operating and reportable segments. Goodwill is monitored by management at the level of the operating segments. The goodwill has been reallocated to the operating segments in 2017 in line with the current management structure and goodwill monitoring levels.

A segment-level allocation of the goodwill at 31 December 2017 is presented below:

EUR million	2017	%
Finland & Exports	46.5	56.6%
Scandinavia	35.6	43.4%
TOTAL	**82.1**	**100.0%**

In line with Altia's management structure in 2016, a cash-generating unit was typically a country-specific sales unit or a group thereof. Goodwill was allocated to three groups of CGUs: Markets Finland, Markets Sweden and Other Markets. Other markets included sales units in Norway, Denmark, Estonia and Latvia. A CGU-specific allocation of goodwill in 2016 and 2015 is presented in the table below:

EUR million	2016	%	2015	%
Markets Finland	44.7	53.8%	44.7	53.0%
Markets Sweden	35.4	42.6%	36.7	43.5%
Other Markets	2.9	3.5%	2.9	3.5%
TOTAL	**83.1**	**100.0%**	**84.4**	**100.0%**

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Impairment testing

The key assumptions in impairment testing are operating result and discount rate.

The goodwill allocated to the Group's cash-generating units is tested for impairment annually or when there is reason to assume that the carrying amount has exceeded the recoverable amount, with the carrying amount compared to the recoverable amount in the testing. The annual impairment tests have been carried out on 31 October 2017, 31 October 2016 and 31 October 2015. At the time of testing, the companies did not have intangible assets with indefinite useful lives other than goodwill.

The cash flow estimates used are based on CGU-specific financial plans for the following year approved by the Group's management. The forecast period applied for the calculations covers five years, beyond which the cash flow projections are extrapolated using a constant market-specific growth rate estimate. The forecasted cash flows for a longer term than this have been estimated by using an annual growth rate estimate of 1.0%. In the view of the management, these growth estimates represent the development of business operations in the longer term pursuant to the forecasts.

The market-specific WACC estimates are based on external market-specific references. Management makes judgements regarding the development of assumptions other than WACC based on internal and external views of the industry's history and future.

The weighted average costs of capital used as discount rates for the cash flow estimates are presented in the enclosed table for year 2017:

Used pre-tax discount rate %	2017
Finland & Exports	7.0%
Scandinavia	6.8%

The weighted average costs of capital used as discount rates for the cash flow estimates are presented in the enclosed table for years 2016 and 2015:

Used pre-tax discount rate %	2016	2015
Markets Finland	7.0%	7.3%
Markets Sweden	7.1%	7.7%
Other markets	7.0%	7.9%

The estimated average operating margins used in the calculations are presented in the enclosed table for year 2017:

Projected average operating result %	2017
Finland & Exports	14.5%
Scandinavia	9.3%

The estimated average operating result margins used in the calculations are presented in the enclosed table for years 2016 and 2015:

Projected average operating result %	2016	2015
Markets Finland	17.2%	18.1%
Markets Sweden	11.0%	11.4%
Other markets	6.8%	5.7%

Based on the analyses prepared by the company, no reasonably possible change in any of the key assumptions would cause any of the tested unit's recoverable amount to decrease to be equal to its carrying amount.

2.2. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment

Property, plant and equipment mainly consist of manufacturing and warehouse buildings, land, and machinery and equipment used in alcoholic beverage industry. Property, plant and equipment are measured at historical cost less accumulated depreciation and possible impairment losses. If parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items. The subsequent costs related to the items of property, plant and equipment are capitalised only if the future economic benefits exceed the originally assessed standard of performance. All other expenditure, for example ordinary maintenance and repair costs, is recognised as an expense as incurred. Depreciation is recognised on a straight-line basis over the estimated useful lives of items of property, plant and equipment. Land is not depreciated.

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Government grants, for example grants received from the State, are recognised in profit or loss in the same period in which the related expenses are recognised. Grants that compensate the Group for the acquisition of property, plant and equipment are deducted from the carrying amount adjusted with the grant received.

Investment properties are properties held by the Group in order to earn rental income or for capital appreciation. Investment properties are measured at cost less accumulated depreciation and impairment losses. Fair values of investment properties are determined based on a valuation carried out by an external property valuator.

The estimated useful lives of property, plant and equipment are as follows:

Buildings and structures	10–40 years
Machinery and equipment	10 years
Other tangible assets	3–10 years

The estimated useful lives and residual values are reviewed at each financial year-end, and if they differ substantially from the previous estimates, the depreciation periods are adjusted accordingly. Impairment loss is recognised in profit or loss to the extent the assets carrying value exceeds its recoverable amount.

Gains and losses on the disposals of property, plant and equipment are included in other operating income or expenses.

Financial leasing

Lease contracts of property, plant and equipment, in which Altia assumes substantially all the risks and rewards of ownership are classified as finance leases. Altia leases laptops and copying machines under finance leases. An asset leased through a finance lease is recognised in property, plant and equipment based on its nature and measured at the lower of its fair value and present value of the minimum lease payments at the inception of the lease term. The respective finance lease liabilities, less finance charges, are included in other non-current borrowings.

An asset acquired through a finance lease is depreciated over the shorter of the asset´s useful life and the lease term.

PROPERTY, PLANT AND EQUIPMENT

EUR million	Land and water areas	Buildings and structures	Machinery and equipment	Other tangible assets	Prepayments and assets under construction	Total
Acquisition cost at 1 January 2017	4.8	116.4	120.9	0.8	2.5	245.4
Additions	-	0.0	0.6	-	7.4	8.1
Disposals	-1.8	-10.4	-0.3	-	-	-12.5
Effect of movement in exchange rates	-0.0	-0.0	-0.2	0.0	-0.0	-0.3
Transfers between items	-	2.2	3.1	-	-5.2	0.0
Acquisition cost at 31 December 2017	3.0	108.2	124.0	0.8	4.7	240.7
Accumulated depreciation and impairment losses at 1 January 2017	-1.8	-84.7	-88.8	-0.1	-	-175.4
Depreciation	-	-3.2	-5.5	-0.0	-	-8.7
Accumulated depreciation on disposals and transfers	1.8	8.4	0.4	-	-	10.5
Effect of movement in exchange rates	0.0	0.0	0.2	-	-	0.2
Accumulated depreciation and impairment losses at 31 December 2017	0.0	-79.5	-93.7	-0.1	-	-173.3
Carrying amount at 1 January 2017	3.0	31.8	32.1	0.6	2.5	70.0
CARRYING AMOUNT AT 31 DECEMBER 2017	**3.0**	**28.7**	**30.3**	**0.6**	**4.7**	**67.4**

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EUR million	Land and water areas	Buildings and structures	Machinery and equipment	Other intangible assets	Prepayments and assets under construction	Total
Acquisition cost at 1 January 2016	4.8	116.4	156.9	0.8	3.0	281.9
Additions	-	0.1	0.8	0.0	4.9	5.8
Disposals	-0.0	-1.7	-40.3	-	-	-42.1
Effect of movement in exchange rates	0.0	0.0	-0.1	0.0	-0.0	-0.1
Transfers between items	-	1.6	3.7	-	-5.4	-0.1
Acquisition cost at 31 December 2016	4.8	116.4	120.9	0.8	2.5	245.4
Accumulated depreciation and impairment losses at 1 January 2016	-1.8	-83.2	-122.2	-0.1	-	-207.3
Depreciation	-	-3.1	-5.8	-0.0	-	-8.9
Accumulated depreciation on disposals and transfers	-	1.6	39.2	-	-	40.8
Effect of movement in exchange rates	-0.0	-0.0	0.1	-	-	0.0
Accumulated depreciation and impairment losses at 31 December 2016	-1.8	-84.7	-88.8	-0.1	-	-175.4
Carrying amount at 1 January 2016	3.0	33.2	34.7	0.7	3.0	74.6
CARRYING AMOUNT AT 31 DECEMBER 2016	**3.0**	**31.8**	**32.1**	**0.6**	**2.5**	**70.0**
Acquisition cost at 1 January 2015	4.8	110.8	156.2	0.8	13.9	286.4
Additions	-	0.7	1.2	0.0	8.3	10.1
Disposals	-0.0	-0.4	-14.2	-	-	-14.7
Effect of movement in exchange rates	-0.0	-0.0	0.0	0.0	-	-0.0
Transfers between items	-	5.4	13.8	-	-19.1	0.1
Acquisition cost at 31 December 2015	4.8	116.4	156.9	0.8	3.0	281.9
Accumulated depreciation and impairment losses at 1 January 2015	-1.8	-80.5	-130.2	-0.1	-	-212.6
Depreciation	-	-3.0	-5.7	-0.0	-	-8.8
Accumulated depreciation on disposals and transfers	-	0.4	13.7	-	-	14.1
Effect of movement in exchange rates	0.0	0.0	0.0	-	-	0.0
Accumulated depreciation and impairment losses at 31 December 2015	-1.8	-83.2	-122.2	-0.1	-	-207.3
Carrying amount at 1 January 2015	3.0	30.2	26.0	0.6	13.9	73.8
CARRYING AMOUNT AT 31 DECEMBER 2015	**3.0**	**33.2**	**34.7**	**0.7**	**3.0**	**74.6**

Land and water areas includes investment properties with book value of EUR 0.0 million in 2017 (2016: EUR 0.0 million, 2015: EUR 0.0 million). Investment properties are measured based on the cost model. At 31 December 2017 the fair value of investment properties was EUR 2.8 million (2016: EUR 2.8 million, 2015: EUR 2.8 million).

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FINANCE LEASES

Property, plant and equipment include assets acquired under finance lease as follows:

EUR million	2017	2016	2015
Machinery and equipment			
Acquisition cost at 31 December	1.4	1.5	7.3
Accumulated depreciation at 31 December	-1.1	-1.2	-5.8
CARRYING AMOUNT AT 31 DECEMBER	**0.3**	**0.3**	**1.5**

During the year 2016 Altia reorganised the steam distribution in the Rajamäki plant area by selling its steam distribution network and making new steam delivery agreements. At the same time, Altia was released of its duty to buy the steam power plant at the end of the contract period. The steam power plant was included in the finance leases under machinery and equipment until the disposal.

2.3. INVENTORIES

Inventories

Inventories are measured at the lower of cost and net realisable value. Self-manufactured products are measured at standard prices, except cognac products, which are measured at weighted average cost. Fixed production costs are allocated to the cost of own production.

Raw materials, supplies and trading goods are measured at weighted average cost. Semi-finished products are measured at weighted average cost, except semi-finished products produced in Estonia, which are measured at standard prices. Repacked trading goods are measured at standard cost in repacking plant.

The cost of finished products and work in progress includes raw materials, direct labour costs, other direct costs as well as an allocable proportion of variable procurement and production costs and fixed overheads in case of finished products, determined based on normal operating capacity.

Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

INVENTORIES

EUR million	2017	2016	2015
Materials and supplies	50.1	51.6	54.2
Work in progress	12.7	12.3	13.7
Finished goods	13.8	13.9	14.1
Trading goods	17.9	18.4	18.9
Advance payments	0.1	0.2	0.3
TOTAL	**94.5**	**96.3**	**101.2**

Altia recognised write-downs of inventories amounting to EUR 1.8 million in 2017 (2016: EUR 1.7 million, 2015: EUR 2.4 million).

2.4. TRADE AND OTHER RECEIVABLES (CURRENT)

Trade and other receivables

Trade receivables are carried at original invoiced amount less any impairment losses. The assessment of doubtful receivables and need to recognise an impairment loss is based on objective evidence of potential non-recovery of a single asset. Examples of this kind of evidence resulting in impairment include significant financial difficulties of the debtor, likelihood that the debtor will enter bankruptcy or other financial reorganisation as well as the notable and continuous neglect of payment due dates. An impairment loss is recognised immediately in profit or loss. Altia records a provision for all receivables pass due over 120 days.

Sold trade receivables are derecognised from the balance sheet as soon as the receivable is sold and the price has been received. At the time of sale, the Group derecognises the trade receivable as the contractual rights to these cash flows expire and all the related substantial risks and rewards have been transferred outside the Group. The costs related to the sold receivables are recognised in Other finance expenses.

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TRADE AND OTHER RECEIVABLES

EUR million	2017	2016	2015
Trade receivables	48.1	58.5	53.3
Accrued income	1.8	2.2	2.2
Receivables on derivative instruments	1.4	0.8	0.5
Other receivables	2.6	2.4	3.2
TOTAL	53.9	63.8	59.1

At the end of the reporting period 2017 the sold trade receivables amounted to EUR 83.6 million (2016: EUR 85.6 million, 2015: EUR 91.4 million). Trade receivables from associated companies and joint operations are presented in Note 6.3.

AGEING ANALYSIS OF TRADE RECEIVABLES

EUR million	2017	2016	2015
Trade receivables not past due	44.7	53.8	47.6
Trade receivables past due 1-90 days	3.5	4.5	5.2
Trade receivables past due over 90 days	0.2	0.7	1.6
Impairment losses	-0.3	-0.6	-1.2
TOTAL	48.1	58.5	53.3

The realised impairment losses recognised on trade receivables during the year 2017 amounted to EUR 0.2 million (2016: EUR 0.1 million, 2015: EUR 0.1 million).

2.5. EMPLOYEE BENEFIT OBLIGATIONS

Pension plans

Pension plans are classified as either defined contribution plans or defined benefit plans. Contributions to defined contribution pension plans are recognised through profit or loss in the periods during which the services are rendered by the employees. The Group has no legal or constructive obligation to make additional payments if the party receiving the payments is not able to perform the pension benefits in question. All other plans that do not meet these conditions are classified as defined benefit plans.

Defined benefit plans are financed with payments to pension insurance companies. The obligation in respect of defined benefit pension plans is calculated using the projected unit credit method separately for each plan. Pension expenses are recognised in periods during which services are rendered by employees participating the plan according to actuarial calculations prepared by qualified actuaries. The amount recognised as a defined benefit liability or asset comprises the net total of the following items: the present value of the defined benefit obligation and the fair value of the plan assets. The discount rate used to determine the present value of the defined benefit obligation is the yield on high quality corporate or government bonds with a similar maturity to that of the pension obligation.

Current service cost and the net interest on net defined benefit liability is recognised in profit or loss. The pension expense is disclosed under the employee benefit expenses and the net interest is disclosed under financial items. Items arising from the remeasurement of net defined benefit liability are recognised in other comprehensive income during the period in which they occur.

Past service cost is expensed at the earlier of the following dates: when the plan amendment or curtailment occurs or when the entity recognises related restructuring costs or termination benefits.

Critical estimates and management judgements – Defined benefit pensionobligations:

Measurement of defined benefit pension obligation and plan assets is based on the actuarial assumptions made by management. These include e.g. the discount rate used in calculating the present value of the obligation, future salary and pension level, expected return on plan assets and the turnover of personnel included in the plan. Changes in the actuarial assumptions, as well as differences between expected and realised values result in actuarial gains and losses.

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Group's pension arrangements

The Group operates various pension plans in accordance with local conditions and practices in different countries. In the Finnish companies, statutory pension obligations (TyEL) are arranged through insurance companies, when the TyEL plan is a defined contribution plan. The defined contribution plans are applied also in other countries and the foreign subsidiaries manage their pension plans in accordance with local legislation and established practice.

The Group has defined benefit pension plans for supplementary pension in Norway and France. In Finland Altia switched from the voluntary defined benefit pension to a defined contribution plan in 2016.

In defined benefit pension plans, the amount of the pension benefit at retirement is calculated on the basis of salary, years of service and life expectancy. The Norwegian and French pension plans cover only few employees, thus the related pension liabilities are not material for the Group. The Finnish supplementary pensions, which was changed in the end of 2016, mainly concern pensions already begun and paid-up policies, for which the company's obligation was mainly limited to costs related to the increases in index.

Change in Altia's defined benefit pension plan in 2016

Altia Plc has had a defined benefit pension plan for supplementary pensions continuing the pension coverage provided by the Alko Pension Fund, which was closed at the beginning of 1994. As there were significant amendments to the statutory employee pension coverage, Altia and employees' representatives reviewed the supplementary pension coverage together and decided to propose to the Board of Directors of Altia that supplementary pensions earned by 1 January 2017 be fixed and the insurance changed into a defined contribution plan. At the same time, it was agreed that Altia will no longer fund future annual index increases to pensions. Until the change, the supplementary pensions had followed the employee pension index so that Altia had annually paid the insurance contribution required for the increases. In 2015 and 2016, the increases in the employee pension have remained relatively low (0% in 2016 and 0.39% in 2015). Altia's Board of Directors decided that instead of the increase based on the employee pension index, the supplementary pensions will be increased by 4.5% on 1 January 2017, and after this lump-sum compensation the pensions will be increased in accordance with the increase decision made annually by the insurance company. Following the arrangement, Altia no longer has any defined pension obligations based on Finnish supplementary pensions under IFRS standards (IAS 19). Consequently, Altia's employee benefit expenses for the year ended 31 December 2016 includes a gain of EUR 16.5 million on settlement of defined benefit obligations. The cash flow effect from the arrangement amounted to EUR -4.1 million in 2016. The effect on result is presented in Note 1.5 Employee benefit expenses.

DEFINED BENEFIT PENSION LIABILITY IN THE BALANCE SHEET

EUR million	2017	2016	2015
Present value of unfunded obligations	1.2	1.6	1.4
Present value of funded obligations	-	-	93.9
Fair value of plan assets	-	-	-74.0
Taxes, Norway	0.2	0.2	0.2
NET PENSION LIABILITY IN THE BALANCE SHEET	**1.3**	**1.8**	**21.6**

DEFINED BENEFIT PENSION EXPENSE IN PROFIT OR LOSS

EUR million	2017	2016	2015
Settlement gain of defined benefit obligation	-	16.5	-
Current service cost	0.0	-0.3	-0.4
Net interest	-0.0	-0.5	-0.5
Tax effect, Norway	-0.0	-0.0	-0.0
PENSION EXPENSES RECOGNIZED IN PROFIT OR LOSS, PROFIT (+), LOSS (-)	**-0.0**	**15.7**	**-0.8**

ITEMS OF OTHER COMPREHENSIVE INCOME

EUR million	2017	2016	2015
Remeasurements			
Return on plan assets, excluding interest income and interest expense	0.0	10.5	-9.4
Gain (loss) related to changes in demographic assumptions	-	-	2.1
Gain (loss) related to changes in financial assumptions	-0.0	-4.1	8.4
Experience adjustment - gain (loss)	-0.0	-6.9	4.6
Tax effect, Norway	-0.0	0.0	0.1
TOTAL COMPREHENSIVE INCOME	**-0.0**	**-0.4**	**5.8**

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CHANGES IN PENSION OBLIGATION AND FAIR VALUE OF PLAN ASSETS IN THE BALANCE SHEET

EUR million	2017	2016	2015
Present value of the obligation:			
Obligation at 1 January	1.8	95.6	114.3
Service cost	0.0	0.3	0.4
Interest cost	0.0	2.0	1.9
Benefits paid	-0.3	-5.9	-5.7
Exchange differences	-0.3	-0.2	-0.4
Remeasurement gains (-) and losses (+)	-0.0	11.3	-15.1
Settlement	-	-101.5	-
Tax effect, Norway	0.2	0.2	0.2
OBLIGATION AT 31 DECEMBER	**1.3**	**1.8**	**95.6**

EUR million	2017	2016	2015
Fair value of plan assets:			
Fair value of plan assets at 1 January	-	74.0	87.0
Interest income	-	1.5	1.4
Contributions paid by employer to the plan	-0.1	-5.9	0.5
Return on plan assets, excluding items recognized in interest expense	-	10.5	-9.4
Benefits paid	0.1	4.9	-5.6
Settlement	-	-85.0	-
FAIR VALUE OF PLAN ASSETS AT 31 DECEMBER	**-**	**-**	**74.0**

SIGNIFICANT ACTUARIAL ASSUMPTIONS

	2017	2016	2015
Finland			
Discount rate	-	1.8%	2.1%
Future pension growth	-	1.5%	1.8%
Future salary growth	-	2.8%	2.8%
Insurance companies' reimbursement assumption	-	0.0%	0.0%
Norway			
Discount rate	1.9%	2.1%	1.5%
Future pension growth	2.0%	2.0%	2.0%

The weighted average duration of the obligation is 13 years (2016: 13 years, 2015: 14 years.)

SENSITIVITY ANALYSIS, IMPACT ON DEFINED BENEFIT OBLIGATION AND PLAN ASSETS

2017 Assumption	Change in assumption	Change in obligation, EUR million	Change in obligation, %
Discount rate	+0.5%	-0.1	-5.4%
Growth rate of pensions	+0.5%	0.1	5.8%
Growth rate of salaries	+0.5%	0.0	0.0%
Change in mortality rate	1 year in life expectancy	0.1	5.0%

2016 Assumption	Change in assumption	Change in obligation, EUR million	Change in obligation, %
Discount rate	+0.5%	-0.1	-5.4%
Growth rate of pensions	+0.5%	0.1	5.9%
Growth rate of salaries	+0.5%	0.0	0.0%
Change in mortality rate	1 year in life expectancy	0.1	4.7%

2015 Assumption	Change in assumption	Change in obligation, EUR million	Change in plan assets EUR million	Change in obligation, %	Change in plan assets, %
Discount rate	+0.5%	-5.1	-4.2	-5.4%	-5.8%
Growth rate of pensions	+0.5%	5.6	0.0	6.0%	0.0%
Growth rate of salaries	+0.5%	0.2	0.0	0.3%	0.0%
Change in mortality rate	1 year in life expectancy	3.7	2.5	4.0%	3.5%
Insurance companies' reimbursement	+0.5%	0.0	4.0	0.0%	5.5%

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2.6. TRADE ANDOTHER PAYABLES

EUR million	2017	2016	2015
Current			
Trade payables	29.2	28.0	28.9
Accruals for wages and salaries and social security contributions	3.6	3.5	4.1
Interest liabilities	0.1	0.2	0.3
Other accrued expenses	18.0	13.4	12.7
Derivative liabilities	1.5	2.2	2.6
Excise tax	50.1	57.8	58.4
VAT liability	26.9	28.6	27.9
Other liabilities	7.9	8.9	8.6
TOTAL	137.4	142.7	143.5

2.7. PROVISIONS

Provisions

A provision is recognised when the Group has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation and the amount of the obligation can be reliably estimated. The amount recognised as provision is the management's best estimate of the costs required to settle the existing obligation at the end of the reporting period. If part of the obligation may potentially be compensated by a third party, the compensation is recognised as a separate asset when it is virtually certain that the compensation will be received.

A provision for restructuring is recognised when a detailed restructuring plan has been prepared, and the implementation of the plan has either been commenced or the plan has been announced to those who are affected.

Restructuring provisions included mainly costs for various projects to streamline operations and consists of employee termination benefits.

Restoration provisions related to obligation to restore former Altia headquarters in Helsinki to its original state and remaining rental expenses of the unused premises.

PROVISIONS

EUR million	Restructuring	Restoration	Total
Provision at 31 December 2016	0.7	0.6	1.3
Provisions made during the year	-	-	-
Provisions used during the year	-0.7	-0.6	-1.3
PROVISION AT 31 DECEMBER 2017	-	-	-
Current	-	-	-
Non-Current	-	-	-

	Restructuring	Restoration	Total
Provision at 31 December 2015	1.1	2.3	3.4
Provisions made during the year	0.5	-	0.5
Provisions used during the year	-0.9	-1.7	-2.6
PROVISION AT 31 DECEMBER 2016	0.7	0.6	1.3
Current	0.7	0.6	1.3
Non-Current	-	-	-

EUR million	Restructuring	Restoration	Total
Provision at 31 December 2014	2.0	1.3	3.4
Provisions made during the year	-	1.0	1.0
Provisions used during the year	-0.9	-	-0.9
PROVISION AT 31 DECEMBER 2015	1.1	2.3	3.4
Current	0.4	1.7	2.1
Non-Current	0.7	0.6	1.3

ANNUAL REPORT 2017

3. Financial items and capital structure Foreign exchange differences arising from trade receivables and trade payables amounting to EUR - 0.1 million (2016: EUR - 0.1 million, 2015: EUR - 0.0 million) and from currency derivatives amounting to EUR 0.1 million (2016: EUR 0.8 million 2015: EUR 0.7 million) are included in operating result. 3.1. FINANCE INCOME AND EXPENSES FINANCE INCOME EUR million 2017 2016 2015 Interest income Forward points on FX - forwards 0.2 0.1 0.1 Loans, receivables and cash and cash equivalents 0.1 0.1 0.2 Derivatives under hedge accounting - - 0.0 Total interest income 0.3 0.3 0.3 Foreign exchange gains Foreign exchange gains on FX - derivatives 1.7 0.8 0.1 Foreign exchange gains on I/C loans and cash pool accounts 2.4 0.2 0.3 Total foreign exchange gains 4.0 0.9 0.4 Dividend income Available - for - sale financial assets 0.2 0.1 0.1 Total dividend income 0.2 0.1 0.1 TOTAL FINANCE INCOME 4.5 1.3 0.8 100.1 MEUR Borrowings CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 117 ANNUAL REPORT 2017 CORPORATE R E S P ON S I B I L I T Y BUSINESS O VERVIEW BOARD REPO R T

Interest expenses include finance lease related interest expenses amounting to EUR 0.0 million in 2017 (2016: EUR 0.1 million, 2015: EUR 0.1 million). 3.2. FINANCIAL ASSETS The Group’s financial assets are classified as financial assets at fair value through profit or loss, loans and receivables and available - for - sale financial assets. Classification is made upon initial recognition based on the purpose of use of the asset. The basis of classification is re - assessed at each reporting date. Fair values of the financial assets and their classification are described in Note 3.4 . All purchases and sales of financial instruments are recognised on the trade date, which is the date when the Group commits to purchase or sell a financial instrument. Financial assets are accounting Other commodity derivatives - - 0.1 - 0.3 FINANCE EXPENSES recognised in the balance sheet at original cost which equals their fair value at the acquisition EUR million 2017 2016 2015 date. If the asset in question is not measured at fair value through profit or loss, transaction Interest expenses costs are included in the original cost of the financial asset. Forward points on FX - forwards 0.1 0.1 0.1 Financial liabilities at amortised cost 1.1 1.1 1.6 The Group derecognises a financial asset when the contractual rights to the cash flows from Derivatives under hedge accounting (Interest rate risk) 0.4 0.4 0.7 the asset expire, or the Group transfers all the substantial risks and rewards related to the Other interest expenses, pension liability 0.0 0.5 0.5 financial asset outside the Group. Financial assets are included in non - current items of the Total interest expenses 1.6 2.1 2.8 balance sheet when their maturity is over 12 months, excluding derivative instruments, which Foreign exchange losses are always recognised in the current items of the balance sheet. Foreign exchange losses on FX - derivatives 3.2 0.4 0.1 Foreign exchange losses on I/C loans and cash pool accounts 1.0 0.5 0.2 3.2.1. AVAILABLE - FOR - SALE FINANCIAL ASSETS Total foreign exchange losses 4.1 0.9 0.2 Other finance expenses Other financial expenses 0.7 0.6 0.7 Available - for - sale financial assets consisting of unquoted shares amounted to EUR 1.4 million Ineffective portion of commodity derivatives under hedge - 0.0 - 0.2 (2016: EUR 0.8 million, 2015: EUR 0.8 million). Altia is a minority shareholder in Chemigate Oy Total other finance expenses 0.7 0.5 0.6 TOTAL FINANCE EXPENSES 6.4 3.4 3.6 and has revalued its investment at a fair value of EUR 0.8 million at 31 December 2017 and the increase in fair value EUR 0.6 million has been recorded to other comprehensive income. 3.2.2. OTHER RECEIVABLES Other receivables consists of deferred purchase consideration receivable from the sale of Svend - borg real - estate amounting to EUR 1.0 million in 2017. The capital loan receivables amounted to EUR 0.3 million at 31 December 2016 (2015: EUR 0.5 million) and have been repaid in 2017. 3.2.3. CASH AND CASH EQUIVALENTS Cash and cash equivalents Cash and cash equivalents comprise cash at hand, cash in bank as well as other highly liquid investments with maturities of three months or less on the acquisition date. EUR million 2017 2016 2015 Cash at hand and in bank 52.4 68.0 73.9 Cash equivalents - - 2.4 TOTAL 52.4 68.0 76.3 CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 118 ANNUAL REPORT 2017 CORPORATE R E S P ON S I B I L I T Y BUSINESS O VERVIEW BOARD REPO R T

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3.3. FINANCIAL LIABILITIES

Financial liabilities are classified as financial liabilities at fair value through profit or loss and financial liabilities at amortised cost. Financial liabilities are initially measured at fair value and recognised net of transaction costs, with the exception of items measured at fair value through profit or loss. Fair values of the financial liabilities and their classification in more detail is described in Note 3.4.

A financial liability (or a part of it) is not derecognised until the obligation specified in the contract is discharged or cancelled or expires. A financial liability is classified as current, unless the Group has an unconditional right to defer the settlement of the liability for at least 12 months after the end of the reporting period, with the exception of derivative instruments that are always recognised in current items in the balance sheet.

3.3.1 BORROWINGS

EUR million	2017	2016	2015
Non-current			
Loans from financial institutions	74.7	64.8	87.2
Loans from pension institutions	14.3	-	-
Finance lease liabilities	0.2	0.1	1.2
TOTAL	**89.1**	**64.9**	**88.4**
Current			
Loans from financial institutions	10.0	7.5	7.5
Loans from pension institutions	0.8	-	-
Finance lease liabilities	0.2	0.3	0.8
TOTAL	**11.0**	**7.8**	**8.3**

Interest-bearing non-current loans from financial and pension institutions are measured at amortised cost using the effective interest method.

All of the Group's non-current and current loans from financial and pension institutions were nominated in Euros as at 31 December 2017, 31 December 2016 and 31 December 2015.

The weighted average effective interest rate (p.a.) of the Group's loans from financial and pension institutions as at 31 December 2017 was 1.6% (2016: 1.7%, 2015: 1.5%).

The weighted average interest rate (p.a.) of the Group's finance lease liabilities as at 31 December 2017 was 1.5% (2016: 1.6%, 2015: 2.6%).

Altia refinanced its loan portfolio in December 2017 and all existing loans were early repaid. The unamortised costs related to repaid loans were recognised in financial expenses amounting EUR 0.8 million.

On December 2017, the Company entered into an unsecured EUR 75 million term loan and EUR 60 million revolving credit facilities agreement with three banks. (Senior facilities agreement). Altia drew down a EUR 20 million term loan facility, a EUR 55 million term loan facility and EUR 10 million under the revolving credit facility of the Senior Facilities Agreement .

The EUR 20 million term loan facility terminates on January 2022, and is repaid in yearly instalments of EUR 5 million starting on January 2019. The EUR 55 million term loan facility terminates on January 2023 unless it is extended by optional one year, and is repaid in full on its termination date. The EUR 60 million revolving credit facility terminates on January 2023 unless it is extended by optional one year.

Interest on amounts drawn under the term loan facilities and the revolving credit facility is determined by reference to EURIBOR and are defined as the sum of an applicable margin and EURIBOR. The margin for each of the facilities depends on the gearing covenant.

The Senior Facilities Agreement contains a financing covenant relating to gearing, according to which the ratio of net-interest bearing debt to consolidated equity of the Company shall not exceed 120 per cent. Compliance with the gearing covenant is monitored quarterly. The Senior Facilities Agreement contains other customary covenants.

ANNUAL REPORT 2017

3.3.2. NET DEBT Movements in Net debt the year ended 31 December 2017 3.4. CLASSIFICATION AND FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES Financial assets Financial assets recognised at fair value through profit or loss This category includes financial assets held for trading purposes or otherwise designated as financial assets recognised at fair value through profit or loss by Altia Group. Derivative instruments held for hedging purposes, but not qualifying for the criteria of hedge account - ing, are classified in this category. Items in this category are initially recognised at fair value and subsequently measured at the fair value of each reporting date, which is the market bid price at the end of the reporting period determined based on public price quotations in active markets. Realised and unrealised gains and losses arising from changes in fair values are rec - ognised in profit or loss in financial items in the period in which they are incurred if they relate to hedging of financial items. If derivative instruments relate to hedging of commercial items (foreign currency denominated purchases and sales), the realised and unrealised gains and losses are recognised in profit or loss and included in operating result. the maturity of over one year. Current receivables include trade receivables as well as cash and cash equivalents presented under current financial assets. Receivables are measured at amortised cost when the related payments are fixed or determinable and the instruments are not quoted in financial markets. The exchange rate differences of intra - group foreign currency denominated receivables are presented within financial items in the foreign exchange differ - ences of the Loans and receivables category. Available - for - sale financial assets Available - for - sale financial assets are non - derivative financial assets which are either des - ignated in this category or not classified in any other category of financial assets. These are included in non - current assets, unless they are intended to be held less than 12 months from the end of the reporting period, in which case they are included in current assets. Loans from financi al Loans from Finance lease Finance EUR million Cas h and cash equivalents institutions (no n current ) financi al institution s ( current) liabilities (non - current ) lease liabilitie s (current) T otal Net debt as at 31.12.2016 68.0 64.8 7.5 0.1 0.3 4.7 movement Cash flows Translation differences - 13.2 - 2.5 24.3 - 3.3 - - 0.0 - 0.3 - 40.4 2.5 Loans and other receivables Loans and receivables arise when money, goods or services are delivered to a debtor, and they are included in current or non - current financial assets in accordance with their matu - Other non - cash - - 0.1 - 0.0 0.2 0.1 rity. In Altia, non - current receivables include loan receivables and other receivables with TOTAL 52.4 89.0 10.8 0.2 0.2 47.7 On December 2017, the Company entered into a EUR 15 million premium loan agreement (TYEL pension loan). The premium loan has a maturity of ten years and its principal is amortised bian - nually beginning on July 2018. Interest on the loan amount is also paid biannually and is defined as the sum of a margin and the 10 - year TyEL reference rate from time to time. The premium loan is secured by a guarantee as for one’s own debt issued by Garantia Insurance Company Ltd on December 2017. CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 120 ANNUAL REPORT 2017 CORPORATE R E S P ON S I B I L I T Y BUSINESS O VERVIEW BOARD REPO R T

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Available-for-sale financial assets consist of unquoted shares. Unquoted shares are measured at fair value based on market approach valuation techniques using information from market transactions involving comparable assets.

The Group estimates at each reporting date whether there is objective evidence of impairment of an available-for-sale financial asset. Impairment losses for which there is objective evidence are immediately recognised in profit or loss. For example, a significant or long-term decrease in fair value below the original cost of an asset can be regarded as objective evidence of impairment. The Group determined that none of the investments in available-for-sale financial assets have impaired in 2017, 2016 or 2015.

Financial liabilities

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include derivatives held for hedging purposes but not qualifying for hedge accounting. Financial liabilities in this category are measured at fair value, which is determined based on price quotations in active markets at the reporting date. Realised and unrealised gains or losses arising from the changes in fair values are recognised through profit or loss in the financial items as incurred.

Financial liabilities at amortised cost

This category includes the Group's external loans from financial institutions, loans from pension institutions, commercial paper loans as well as trade payables. These financial liabilities are measured at amortised cost using the effective interest method. When loans are paid off or refinanced, the related unamortised costs are recognised in finance expenses. Group overdrafts in use are included in current borrowings. In addition, Altia has a revolving credit facility and the related fee is amortised on a straight-line basis in other finance expenses during the term of the facility.

The exchange rate differences arising from foreign currency denominated loans from financial institutions are disclosed under financial items. The exchange rate differences of intra-group foreign currency denominated loans are presented within financial items in the foreign exchange differences of the category financial liabilities at amortised cost.

The fair values of loans from financial institutions and commercial paper loans are determined based on future cash flows discounted with market interest rate at the reporting date adjusted with Altia's credit risk premium. At the reporting date, the carrying amounts of the loans are considered to equal their fair values because of the exceptionally low level of market interest rates. The fair values of finance lease liabilities are based on discounted future cash flows. The discount rate is the corresponding interest rate on similar lease contracts.

Derivative instruments

Derivatives are included in financial assets and liabilities at fair value through profit or loss when they do not meet the criteria of hedge accounting pursuant to IAS 39. These derivatives are recognised at fair value on the trade date and they are subsequently measured at fair value at the reporting date. Derivative instruments and hedge accounting are described in Note 3.5.

The fair values of derivatives equal the amount that the Group would have to pay or it would receive from the termination of the derivative contract at the reporting date. The fair values of forward exchange contracts are determined by using the market prices at the reporting date. The fair values of interest rate derivatives are determined by discounting the related future cash flows. The valuation of commodity derivatives is determined based on the fair values received from the financial markets.

The following table presents the fair values and the carrying amounts in the consolidated balance sheet for each financial instrument by classes:

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2017 EUR million	Note	Derivatives, hedge accounting	Financial assets/liabilities at fair value through profit or loss	Loans and other receivables	Available-for-sale financial assets	Financial liabilities at amortized cost	Carrying amounts of items in the balance sheet	Fair value	Level
Financial assets									
Non-current financial assets									
Receivables from interests in joint operations		-	-	7.6	-	-	7.6	7.6	
Unquoted shares	3.2.1.	-	-	-	1.4	-	1.4	1.4	3
Loan receivables	3.2.2.	-	-	1.0	-	-	1.0	1.0	
Current financial assets									
Trade and other receivables	2.4.	-	-	49.7	-	-	49.7	49.7	
Trade and other receivables/Derivative instruments									
Forward exchange contracts	2.4.	0.8	0.3	-	-	-	1.1	1.1	2
Commodity derivatives	2.4.	0.3	-	-	-	-	0.3	0.3	2
Cash and cash equivalents	3.2.3.	-	-	52.4	-	-	52.4	52.4	
TOTAL		**1.0**	**0.3**	**110.6**	**1.4**	**-**	**113.4**	**113.4**	
Financial liabilities									
Non-current financial liabilities									
Borrowings	3.3.1.	-	-	-	-	89.1	89.1	89.1	2
Current financial liabilities									
Borrowings	3.3.1.	-	-	-	-	11.0	11.0	11.0	2
Trade and other payables	2.6.	-	-	-	-	29.3	29.3	29.3	
Trade and other payables/Derivative instruments									
Interest rate derivatives	2.6.	1.4	-	-	-	-	1.4	1.4	2
Forward exchange contracts	2.6.	0.1	0.0	-	-	-	0.1	0.1	2
TOTAL		**1.5**	**0.0**	**-**	**-**	**129.5**	**131.0**	**131.0**	

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2016 EUR million	Note	Derivatives, hedge accounting	Financial assets/liabilities at fair value through profit or loss	Loans and other receivables	Available-for-sale financial assets	Financial liabilities at amortized cost	Carrying amounts of items in the balance sheet	Fair value	Level
Financial assets									
Non-current financial assets									
Receivables from interests in joint operations		-	-	7.6	-	-	7.6	7.6	
Unquoted shares	3.2.1.	-	-	-	0.8	-	0.8	0.8	3
Loan receivables	3.2.2.	-	-	0.3	-	-	0.3	0.3	
Current financial assets									
Trade and other receivables	2.4.	-	-	59.7	-	-	59.7	59.7	
Trade and other receivables/Derivative instruments									
Forward exchange contracts	2.4.	0.3	0.4	-	-	-	0.7	0.7	2
Commodity derivatives	2.4.	0.0	-	-	-	-	0.0	0.0	
Cash and cash equivalents	3.2.3.	-	-	68.0	-	-	68.0	68.0	
TOTAL		**0.3**	**0.4**	**135.5**	**0.8**	**-**	**137.1**	**137.1**	
Financial liabilities									
Non-current financial liabilities									
Borrowings	3.3.1.	-	-	-	-	64.9	64.9	64.9	2
Current financial liabilities									
Borrowings	3.3.1.	-	-	-	-	7.8	7.8	7.8	2
Trade and other payables	2.6.	-	-	-	-	28.7	28.7	28.7	
Trade and other payables/Derivative instruments									
Interest rate derivatives	2.6.	1.9	-	-	-	-	1.9	1.9	2
Forward exchange contracts	2.6.	0.3	0.0	-	-	-	0.4	0.4	2
TOTAL		**2.2**	**0.0**	**-**	**-**	**101.5**	**103.7**	**103.7**	

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2015 EUR million	Note	Derivatives, hedge accounting	Financial assets/liabilities at fair value through profit or loss	Loans and other receivables	Available-for-sale financial assets	Financial liabilities at amortized cost	Carrying amounts of items in the balance sheet	Fair value	Level
Financial assets									
Non-current financial assets									
Receivables from interests in joint operations		-	-	7.6	-	-	7.6	7.6	
Unquoted shares	3.2.1.	-	-	-	0.8	-	0.8	0.8	3
Loan receivables	3.2.2.	-	-	0.5	-	-	0.5	0.5	
Current financial assets									
Trade and other receivables	2.4.	-	-	55.1	-	-	55.1	55.1	
Derivative instruments/Forward exchange contracts		0.4	0.0	-	-	-	0.5	0.5	2
Cash and cash equivalents	3.2.3.	-	-	76.3	-	-	76.3	76.3	
TOTAL		**0.4**	**0.0**	**139.3**	**0.8**	**-**	**140.6**	**140.6**	
Financial liabilities									
Non-current financial liabilities									
Borrowings	3.3.1.	-	-	-	-	88.4	88.4	88.4	2
Current financial liabilities									
Borrowings	3.3.1.	-	-	-	-	8.3	8.3	8.3	2
Trade and other payables	2.6.	-	-	-	-	29.9	29.9	29.9	
Trade and other payables/derivative instruments									
Interest rate derivatives	2.6.	1.5	-	-	-	-	1.5	1.5	2
Forward exchange contracts	2.6.	0.2	0.0	-	-	-	0.3	0.3	
Commodity derivatives	2.6.	0.6	0.2	-	-	-	0.8	0.8	2
TOTAL		**2.4**	**0.2**	**-**	**-**	**126.6**	**129.2**	**129.2**	

Due to short maturity fair value of trade receivables and other short-term receivables and liabilities equal to their value in the balance sheet.

The table above presents the classification of financial instruments. The levels 1-3 of fair value hierarchy reflect the significance of inputs used in determining the fair values. In level one, fair values are based on public quotations of identical financial instruments. In level two, the inputs used in determining the fair values are based on quoted market rates and prices observable for the asset or liability in question directly (i.e. price) or indirectly on discounted future cash flows. Fair values of other financial assets and liabilities in level two reflect their carrying value. In level three, the fair values of assets and liabilities are based on inputs that are not based on observable market data for all significant variables, and instead are, to a significant extent, based on management estimates and their use in generally accepted valuation techniques. The reported fair value level is based on the lowest level of input information that is significant in determining the fair value.

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3.5. DERIVATIVE INSTRUMENTS AND HEDGE ACCOUNTING

When the Group applies IAS 39 hedge accounting to foreign currency, interest rate and electricity derivatives, the effective portion of the fair value change is recognised in other comprehensive income and presented within equity in the hedge reserve.

When hedge accounting is applied

In Altia, cash flow hedging is applied to part of the interest rate, foreign currency and electricity derivatives based on case-by-case assessment. In cash flow hedging, the Group is hedging against changes in cash flows related to a specific asset or liability recognised in the balance sheet or to a highly probable future business transaction. Hedge accounting is a method of accounting with the purpose to allocate one or several hedging instruments so that their fair value changes offset in full or partly the changes in fair value or cash flow arising from the hedged risk in profit or loss during the period, for which the hedge is designated. In the beginning of the hedging arrangement, Altia documents the relationship between each hedging instrument and hedged item, as well as the objectives of risk management and the strategy in engaging in hedging. The effectiveness of hedging instruments is tested both prospectively and retrospectively. Effectiveness means the ability of a hedging instrument to offset the changes in the fair value of the hedged item or changes in the cash flows of the hedged transaction attributable to the hedged risk. The hedging relationship is regarded to be highly effective if the realised results of the hedging instrument offset the changes in the cash flows of the hedged item by 80–125 percent. Hedge accounting is discontinued when the criteria for hedge accounting is no longer met.

The gains and losses arising from fair value changes of derivative contracts, to which hedge accounting is applied, are presented in congruence with the hedged item. The effective portion of the unrealised changes in the fair value of derivatives designated and qualifying as cash flow hedges are recognised in other comprehensive income and presented in the hedge reserve in equity. The ineffective portion is immediately recognised in profit or loss. The cumulative gain or loss in equity on derivative instruments related to commercial items is recognised in profit or loss as an adjustment to purchases or sales simultaneously with the hedged item in the period in which the hedged item affects profit or loss. Realised gain or loss on electricity derivatives is included in operating result in electricity procurement expenses. When a hedging instrument designated as a cash flow hedge expires, is sold or no longer meets the criteria of hedge accounting, the gain or loss accumulated in equity is recognised through profit or loss.

When hedge accounting is not applied

The accounting for gains and losses arising from fair value measurement is dependent on the purpose of use of the derivative. In Altia, the changes in the fair values of derivative instruments are immediately recognised in profit or loss in operating result if the derivative in question is related to hedging of commercial cash flows (purchases and sales) and hedge accounting is not applied. The fair value changes of other derivative instruments are immediately recognised in profit or loss in financial items if hedge accounting is not applied. Derivatives, to which hedge accounting is not applied, are acquired to minimise the profit and/or cash flow effects related to business operations or financing.

Changes in the premium on forward contracts and time value of options are always recognised through profit or loss. Thus hedge accounting is not applied to these items, even if hedge accounting is applied to the derivative instrument in question.

NOMINAL VALUES OF DERIVATIVE INSTRUMENTS

EUR million	2017	2016	2015
Derivative instruments designated for cash flow hedging			
Interest rate derivatives	20.0	20.0	20.0
Forward exchange contracts	30.3	26.7	30.6
Commodity derivatives, electricity	2.5	3.0	3.6
	0.1TWh	0.1TWh	0.1TWh
Derivative instruments, non-hedge accounting			
Forward exchange contracts	24.7*	52.9	8.4

*Total EUR 21.3 million in nominal value relates to hedging internal deposits in currency to parent company amounting the same. These deposits are made in order to mitigate the effects of the banks' negative deposit rates.

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Positive and negative fair values of unrealised derivatives and their net amount are presented below. The master netting agreements in respect of derivatives do not meet the criteria for offsetting in the balance sheet owing to legally enforceable right not existing currently.

NET POSITIONS

EUR million	2017	2016	2015
Derivative assets:			
Fair value, gross	1.1	0.7	0.5
Fair value, under netting agreements	-0.2	-0.2	-0.1
Fair value, net	1.0	0.6	0.4
Derivative liabilities:			
Fair value, gross	1.5	2.2	1.8
Fair value, under netting agreements	-0.2	-0.2	-0.1
Fair value, net	1.3	2.1	1.7

3.6. EQUITY

Share capital

Altia Plc's share capital, paid in its entirety and registered in the trade register, was EUR 60,480,378.36 at the end of 2017, 2016 and 2015. At 31 December 2016, the Company had two share series, series A and series L. The Board of Directors of the Company has on 13 December 2017 resolved to cancel all 25,003 series L shares which were held in treasury by the Company and upon registration of such cancellation the Company had no series L shares at 31 December 2017. On 15 December 2017, the sole shareholder at the Company resolved to combine the Company's series A and L shares to single share series and incorporate the shares in the book-entry securities system and amend the company's Articles of Association accordingly on 19 January 2018. At the end of the financial period 2017, 2016 and 2015 there were 35,960,000 A series shares. At the end of financial period 2016 and 2015 there were 25,003 L series shares.

Fair value reserve

The fair value reserve represents the change in the fair value of available-for sale financial assets.

Hedge reserve

The hedge reserve includes the fair value changes of derivative instruments used for cash flow hedging for effective hedges.

Translation differences

Translation differences comprise all foreign exchange differences arising from the translation of the foreign subsidiaries' financial statements.The Group's accumulated translation differences amounted to negative EUR 16.0 million at 31 December 2017 (31.12.2016: negative EUR 12.3 million, 31.12.2015: negative EUR 9.6 million).

Treasury shares

The amounts paid for the redeemed shares have been recorded as a reduction of retained earnings.

Earnings per share

Basic earnings per share is calculated by dividing the result for the period attributable to owners of the parent company by the weighted average number of shares outstanding during the reporting period.

Diluted earnings per share has been calculated on the same basis as basic earnings per share except that it reflects the impact of any potential commitments the Group has to issue shares in the future. Altia has not issued any dilutive instruments during the periods presented.

	2017	2016	2015
Result attributable to the shareholders of the parent company, EUR million	18.3	36.1	18.1
Weighted average number of shares outstanding (1,000 pcs)	35,960	35,960	35,960
Basic and diluted earnings per share (EUR)	0.51	1.00	0.50

ANNUAL REPORT 2017

EUR million 31 Dec 2017 31 Dec 2016 31 Dec 2015 Retained earnings 100.7 101.0 92.6 Distribution of dividends - 70.5 - 10.4 - Profit for the period 26.5 10.1 8.4 TOTAL DISTRIBUTABLE FUNDS 56.8 100.7 101.0 Dividend The Board of Directors proposes to the Annual General Meeting that no dividend is paid for the financial year 2017. The Annual General Meeting held on 21 March 2017 set a dividend of EUR 0.29 per share for the year 2016, totalling to EUR 10,428,400. Extra dividend of EUR 1.67 per share for the year 2016, totaling EUR 60,053,200 was paid on 18 December 2017. The Annual General Meeting held on 29 March 2016 set a dividend of EUR 0.29 per share for the year 2015, totalling to EUR 10,428,400. ALTIA PLC'S DISTRIBUTABLE FUNDS CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 127 ANNUAL REPORT 2017 CORPORATE R E S P ON S I B I L I T Y BUSINESS O VERVIEW BOARD REPO R T

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Gearing
34.9%

4. Financial and capital risk

1. FINANCIAL RISK MANAGEMENT

Financial riskmanagement principles

The aim of Altia's financial risk management is to ensure the Group's financial stability and availability of sufficient financing options in different market situations. In addition, the aim is to support the business operations to identify business-related financial risks and their management, and to hedge against material financial risks.

The Group is exposed to various market risks. Changes in these risks affect the company's assets, liabilities and anticipated transactions. The risks are caused by changes in interest rates, currencies and commodity market prices. Selected derivative instruments can be used to manage the risks resulting from these market risks. Altia mainly hedges against risks that impact the Group's cash flow, and, if deemed appropriate, also certain foreign currency denominated items in the balance sheet. Derivatives are solely used to hedging against the above-mentioned risks. The principles of IAS 39 hedge accounting are applied to certain interest rate, foreign exchange as well as electricity derivatives. Financial risk management is executed as part of the Group's risk management, according to the Risk Management Principles approved by the Board of Directors. Altia's principles aiming towards financial, credit and operational continuity form the basis for financial risk management.

Risk managementprocess

Special process features related to financing are described below in connection with the descriptions of market, liquidity and credit risks. The financial risk exposure is regularly reported to the Audit Committee and Altia's Board of Directors. The most significant principle decisions concerning risk management are made by the company's Board of Directors.

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As part of the financial risk management principles, Altia's Board of Directors has approved a list of financial instruments, in which the accepted instruments, their purpose and the person who decides on their use have been specified for different types of financial risks.

Financial riskmanagement organisation

Financial matters are reported regularly to the Group management. On a case-by-case basis, the Board of Directors processes all substantial financial matters, such as the Group's internal and external loanarrangements.

Tasks and responsibilities regarding Altia's financial operations and financial risk management are described in the financial risk management principles. The Group Treasury is responsible for securing financing, identifying risks and, if required, executing hedging transactions with external counterparties. The business units and subsidiaries are responsible for managing the risks associ-ated with their own operations and forecasting cash flows.

Risk concentrations

Altia carefully analyses the financial risks and risk concentrations related to its operations. Risk concentrations identified as a result of this assessment are described in connection with the descriptions of market and credit risks.

Market risk

Altia defines market risk as a risk where the fair values of financial instruments or future cash flows fluctuate as a result of changes in market prices. The most significant market risks for the Group are currency risk, interest rate risk and price risks for barley and electricity.

1. Currency risk

Altia is exposed to currency risks resulting from export and import, intra-group trade across borders of the euro-area, as well as internal loans and investments in foreign subsidiaries. The objective of the Group's currency risk management is to limit the uncertainties associated with foreign exchange rates and their effect on the Group's profit, cash flows and balance sheet.

Transaction risk

Transaction risk is caused by foreign currency denominated items in the balance sheet and future cash flows related to sales, purchases and return of capital. Transaction risk management aims to hedge the Group's profit against the effects of changes in foreign exchange rates.

The objective is to hedge 60-80% of highly probable commercial cash flows. The average hedging ratio has remained at the target level. Hedging transactions are executed with forward exchange contracts or options for the following 12 months at the most, predominantly following the pricing periods of cus-tomers. Altia may apply cash flow hedge accounting to foreign exchange derivatives. Intra-group loan arrangements are hedged by 100% and hedge accounting is not applied to these arrangements.

The two tables below present the Group's net currency position, first on the basis of financial instruments recorded on the balance sheet and secondly including on a net basis also the esti-mated future foreign currency net cash flows. The currency position resulting from the financial instruments in accordance with IFRS 7 consists of trade receivables, trade payables, cash and cash equivalents, the Group's internal and external loans and derivative instruments.

The net currency risk has been taken into account in the table if the transaction currency is other than the company's functional currency.

TABLE 1: THE GROUP'S NET CURRENCY POSITION AT 31 DECEMBER

The net currency position resulting from the financial instruments in accordance with IFRS 7			
EUR million	2017	2016	2015
EUR-SEK	-19.5	-11.8	-19.1
EUR-NOK	-1.3	-2.7	0.2
EUR-USD	3.9	5.4	4.7
EUR-AUD	1.7	2.4	2.1

The Group's net currency position at 31 December including also the hedged commercial cash flows			
EUR million	2017	2016	2015
EUR-SEK	2.0	1.6	2.4
EUR-NOK	1.3	-0.1	1.1
EUR-USD	0.1	0.6	-0.3
EUR-AUD	0.0	0.2	0.1

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Translation risk Translation risk is mainly caused by the parent company’s foreign currency denominated net investments in foreign subsidiaries, which cause a translation difference in equity in the Group’s balance sheet upon consolidation. The Group Treasury regularly analyses the translation risk and reports any material issues to the management. The most significant net investments are denomi - nated in the Swedish and Norwegian kroner. The translation risk has not been hedged. 2. Interest rate risk The objective of interest rate risk management is to minimise the impact of fluctuations arising from interest rate changes on the Group’s profit. Altia refinanced its loan portfolio in December 2017 and all existing loans were early repaid as described in detail in Note 3.3.1. At 31 December 2017 the total nominal amount of loans was EUR 100.0 million and was divided as follows: • The EUR 20.0 million loan matures in January 2022 with annual EUR 5 million instalments. The interest rate on the loan is based on three – month market rate. Currently these interest payments are not hedged. • The EUR 55.0 million portion of the loan matures in January 2023 subject to one year extension option. The interest rate on the loan is based on three - month market rate. Altia has hedged these interest payments to fixed interest rate by using an interest rate derivative amounting to EUR 20 million. Hedge accounting principles are applied to this interest rate derivative. The hedge has been regarded as effective. • The EUR 15.0 million pension loan matures in January 2028. The interest rate is fixed for the whole loan period. • The EUR 10 million short term loan matures in March 2018. The interest rate on the loan is three - month market rate. The interest payment is not hedged. The maximum amount under Altia’s domestic commercial paper program is EUR 100 million. There were no issued commercial papers at 31 December 2017, 2016 and 2015. Altia’s maximum limit for sale of trade receivables amounts to EUR 145 million and is approved by Board of Directors . The sold trade receivables are derecognised at the time of trade with no obligation to repurchase . The related costs are recognised in other financial expenses . The trade receivables are current receivables and the related interest rate risk is not hedged. The amount of the sold trade receivables was EUR 83.6 million at 31 December 2017 (2016: EUR 85.6 million, 2015 : EUR 91 . 4 million) . 3. Price risk associated with commodities Barley In 2017, Altia used approximately 206 million kilos of Finnish barley to produce ethanol and starch. The availability of high - quality domestic barley is ensured with contract cultivation and co - operation with grain growers and grain handling companies. The market price of barley fluctuates significantly year by year as a result of various factors that affect the Finnish barley supply and demand and is therefore considered a significant risk for Altia. The price risk has not been hedged with derivative instruments. Electricity Strong increase in the market price of electricity is a significant risk for Altia. The risk is managed by following Altia’s principles for electricity procurement. These principles determine the hedging limits, within which the electricity price risk is hedged. The hedges are done with OTC - derivatives of Nasdaq OMX Oslo ASA. The hedging service for electricity procurement has been outsourced. At the end of 2017, the hedging ratio for deliveries for the next 12 months was 67.6% (2016: 68.3%, 2015: 80.7%), in line with the set targets. In 2017, the total exposure was EUR 2.5 million and the average hedging ratio was 70.0%. Cash flow hedge accounting in accordance with IAS 39 is applied to the hedges against electricity price risk, and hedge effectiveness is tested quarterly. The ineffective portion at the end of 2017, EUR - 0.1 million (2016: EUR - 0.1 million, 2015: EUR 0.2 million) is recognised within financial costs. Altia purchases its electricity straight from the Nord Pool Spot markets as a delivery tied to the spot price of the Finnish price area. CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 130 ANNUAL REPORT 2017 CORPORATE R E S P ON S I B I L I T Y BUSINESS O VERVIEW BOARD REPO R T

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4. Sensitivity to market risks

The following table describes the sensitivity of the Group's profit and equity (before taxes) to changes in electricity prices and foreign exchange rates. When Altia applies hedge accounting, the sensitivity is directed at equity. When hedge accounting is not applied, the sensitivity is recognised as a potential impact on profit or loss.

The sensitivity to foreign exchange rate changes is calculated from the net currency position resulting from financial instruments.

TABLE 2: SENSITIVITY ANALYSES

Sensitivity of financial instruments to market risks (before taxes) in accordance with IFRS7 EUR million	2017 Income statement	2017 Equity	2016 Income statement	2016 Equity	2015 Income statement	2015 Equity
+/-10% electricity	-	+/-0.3	-	+/-0.3	+/-0.1	+/-0.2
+/-10% change in EUR/NOK exchange rate	+/-0.1	-	+/-0.3	-	+/-0.0	-
+/-10% change in EUR/SEK exchange rate	+/-2.0	-	+/-1.2	-	+/-1.9	-
+/-10% change in EUR/USD exchange rate	-/+0.4	-	-/+0.5	-	-/+0.5	-
+/-10% change in EUR/AUD exchange rate	-/+0.2	-	-/+0.2	-	-/+0.2	-

At the end of 2017 the total group floating rate liability position consists of floating rate liabilities EUR 85.0 million (2016: EUR 72.5 million, 2015: EUR 95.0 million) and floating leg of interest rate swap EUR 20 million (2016: EUR 20.0 million, 2015: 20.0 million) which is netting the interest rate risk.

A one percentage point increase in interest rates would have an EUR -0.7 million effect in income statement (2016: EUR -0.5 million, 2015: EUR -0.8 million). The effect of increase in market interest rates on the Group's profit is determined from net interest expenses.

Liquidity risk

In order to manage the liquidity risk, Altia continuously maintains sufficient liquidity reserves, which at the end of 2017 comprised Group's EUR 10 million overdraft facility and a EUR 60 million revolving credit facility. As of December 2017 EUR 10 million from revolving credit facility was in use. The revolving credit facility matures in January 2023 subject to one year extension option. More detailed information on the Group's external loans is provided in the interest rate risk section.

TABLE 3: LIQUIDITY RESERVES

Cash and cash equivalents and unused committed credit limits EUR million	2017	2016	2015
Cash and cash equivalents	52.4	68.0	76.3
Overdraft facilities	10.0	20.0	20.0
Revolving creditline	50.0	50.0	60.0
TOTAL	**112.4**	**138.0**	**156.3**

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TABLE 4: MATURITIES OF FINANCIAL LIABILITIES

Contractual payments on financial liabilities 2017 EUR million	Carrying value	Cash flows 2018 Fixed rate	Cash flows 2018 Variable rate	Cash flows 2018 Re-payment	Cash flows 2019 Fixed rate	Cash flows 2019 Variable rate	Cash flows 2019 Re-payment	Cash flows 2020- Fixed rate	Cash flows 2020- Variable rate	Cash flows 2020- Re-payment
Non-derivative:										
Loans from financial institutions[1]	-88.6	-	-0.7	-10.0	-	-0.8	-5.0	-	-2.2	-70.0
Loans from pension institutions[2]	-16.0	-0.1	-	-0.8	-0.2	-	-1.5	-0.7	-	-12.8
Finance lease liabilities	0.4	-	-	0.1	-	-	0.1	-	-	0.2
Trade payables	-29.2	-	-	-29.2	-	-	-	-	-	-
Derivative:										
Currency derivatives, hedge accounting										
Inflow	30.9	-	-	30.9	-	-	-	-	-	-
Outflow	-30.2	-	-	-30.2	-	-	-	-	-	-
Currency derivatives, non-hedge accounting										
Inflow	24.8	-	-	24.8	-	-	-	-	-	-
Outflow	-24.5	-	-	-24.5	-	-	-	-	-	-
Interest rate derivatives, hedge accounting	-1.4	-0.3	-	-	-0.3	-	-	-0.8	-	-
Commodity derivatives, hedge accounting	-0.3	-	-	0.0	-	-	-0.1	-	-	-0.1
TOTAL	**-133.9**	**-0.4**	**-0.7**	**-38.8**	**-0.5**	**-0.8**	**-6.6**	**-1.5**	**-2.2**	**-82.6**

1) Loans from financial institutions mature 2022 and 2023

2) Loans from pension institutions mature 2028

Contractual payments on financial liabilities 2016 EUR million	Carrying value	Cash flows 2017 Fixed rate	Cash flows 2017 Variable rate	Cash flows 2017 Re-payment	Cash flows 2018 Fixed rate	Cash flows 2018 Variable rate	Cash flows 2018 Re-payment	Cash flows 2019- Fixed rate	Cash flows 2019- Variable rate	Cash flows 2019- Re-payment
Non-derivative:										
Loans from financial institutions	-73.9	-	-0.5	-7.5	-	-0.5	-35.0	-	-0.4	-30.0
Finance lease liabilities	0.5	-	-	0.3	-	-	0.2	-	-	0.0
Trade payables	-28.0	-	-	-28.0	-	-	-	-	-	-
Derivative:										
Currency derivatives, hedge accounting										
Inflow	26.5	-	-	26.6	-	-	-	-	-	-
Outflow	-26.6	-	-	-26.6	-	-	-	-	-	-
Currency derivatives, non-hedge accounting										
Inflow	52.9	-	-	52.9	-	-	-	-	-	-
Outflow	-52.5	-	-	-52.5	-	-	-	-	-	-
Interest rate derivatives, hedge accounting	-1.9	-0.3	-	-	-0.3	-	-	-1.3	-	-
Commodity derivatives, hedge accounting	0.0	-	-	0.0	-	-	0.0	-	-	0.0
TOTAL	**-102.8**	**-0.3**	**-0.5**	**-34.8**	**-0.3**	**-0.5**	**-34.8**	**-1.3**	**-0.4**	**-29.9**

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Contractual payments on financial liabilities 2015 EUR million	Carrying value	Cash flows 2016 Fixed rate	Cash flows 2016 Variable rate	Cash flows 2016 Re-payment	Cash flows 2017 Fixed rate	Cash flows 2017 Variable rate	Cash flows 2017 Re-payment	Cash flows 2018- Fixed rate	Cash flows 2018- Variable rate	Cash flows 2018- Re-payment
Non-derivative:										
Loans from financial institutions	-98.1	-	-0.8	-7.5	-	-0.7	-7.5	-	-1.6	-80.0
Finance lease liabilities	2.3	-	-	0.7	-	-	0.7	-	-	0.8
Trade payables	-28.9	-	-	-28.9	-	-	-	-	-	-
Derivative:										
Currency derivatives, hedge accounting										
Inflow	30.5	-	-	30.5	-	-	-	-	-	-
Outflow	-30.2	-	-	-30.2	-	-	-	-	-	-
Currency derivatives, non-hedge accounting										
Inflow	8.4	-	-	8.4	-	-	-	-	-	-
Outflow	-8.4	-	-	-8.4	-	-	-	-	-	-
Interest rate derivatives, hedge accounting	-1.5	-0.2	-	-	-0.2	-	-	-1.1	-	-
Commodity derivatives, hedge accounting	-0.8	-	-	-0.5	-	-	-0.2	-	-	-0.2
TOTAL	**-126.8**	**-0.2**	**-0.8**	**-35.9**	**-0.2**	**-0.7**	**-7.0**	**-1.1**	**-1.6**	**-79.4**

Credit risk

The objective of Altia's credit risk management is to minimise the losses if one of the Group's counterparties fails to meet its obligations. The principles of credit risk management are described in the Group's credit policy.

Credit risks are caused by a counterparty not fulfilling its contractual payment obligations or the counterparty's credit rating changing in a manner that affects the market value of the financial instruments it has issued.

The maximum amount of credit risk is equal to the carrying amount of the Group's financial assets. No significant risk concentrations relate to trade receivables. The aim is to minimise credit risks by active credit management and by taking into account customers' credit rating when determining the payment term of invoices.

4.2. CAPITAL RISK MANAGEMENT

The target of Altia's capital management is to secure an effective capital structure that offers the company a continuous access to the capital markets despite the volatility of the industry. Although Altia does not have a public rating, the company aims to obtain a capital structure comparable to that of other companies in the industry that have investment rating. The Board of Directors monitors the Group's capital structure regularly.

Altia monitors its capital based on gearing (the ratio of interest-bearing net liabilities to equity). Interest-bearing net liabilities consist of the loans less cash and cash equivalents. The current level of gearing is distinctly lower than the limit determined in the Group's loan terms.

During the business cycle, the company's net gearing is likely to fluctuate, and the objective is to retain a sufficiently strong capital structure to secure the Group's financing needs. At 31 December 2017, 31 December 2016 and 31 December 2015 the gearing ratio was as follows:

TABLE 5: GEARING

Gearing as of 31 December, EUR million	2017	2016	2015
Borrowings	100.1	72.8	96.7
Cash and cash equivalents	52.4	68.0	76.3
Net debt	47.7	4.7	20.4
Total equity	136.8	191.3	168.6
GEARING AT 31 DECEMBER	**34.9%**	**2.5%**	**12.1%**

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5. Consolidation

5.1 GENERAL CONSOLIDATION PRINCIPLES

Consolidation

Consolidation, consolidation method and classification of ownership interests depends on whether the Group has power to control or jointly control the entity or have significant influence or other interests in the entity. When the Group has power to control the entity, it is consolidated as a subsidiary according to principles described in Note 5.2. Subsidiaries. When the Group has joint control or significant influence over an entity but does not have power to control, entity is accounted for by using the principles set in Note 5.3. Associated companies and interests in joint operations. If the Group does not have power to control nor significant influence in the entity, its ownership interests are classified as Financial assets available-for-sale and accounted for according to principles described in Note 3.2.1.

Foreign currency items

The consolidated financial statements are presented in euro, which is the functional and presentation currency of the parent company. Transactions in foreign currencies are translated to euro at average foreign exchange rates published by the European Central Bank on banking days. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to euro at the average exchange rates prevailing at that date. Foreign currency differences arising on translation are recognised in profit or loss. Foreign exchange gains and losses related to purchases and sales are recognised in the respective items and included in operating result. Foreign currency gains and losses arising from loans denominated in foreign currencies are recognised in finance income and expenses.

Income and expenses for the statements of comprehensive income of foreign subsidiaries that operate outside the eurozone are translated using the average rates of the

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European Central Bank's exchange rates at the end of the month. The statements of financial position of foreign subsidiaries are translated using the average exchange rates ruling at the reporting date. Foreign currency differences arising on the translation of profit or loss for the period with different exchange rates in the statement of comprehensive income and in the balance sheet are recognised in other comprehensive income and included in translation differences in equity. Changes in translation differences are recognised in other comprehensive income.

In the consolidated financial statements, exchange rate differences arising from the translation of foreign currency denominated loans to foreign subsidiaries, which form a part of net investments in foreign companies, are recognised in other comprehensive income and included in translation differences within equity.

Translation differences arising from elimination of the cost of foreign subsidiaries and from translation of the foreign subsidiaries' post-acquisition profits and losses are recognised in other comprehensive income and presented as a separate item within equity. Goodwill and the fair value adjustments to the carrying amounts of assets and liabilities of foreign units are accounted for as assets and liabilities of the respective foreign units, which are translated to euro at the exchange rates prevailing at the reporting date. If these foreign units are entirely or partly disposed of, related exchange rate differences are recognised in profit or loss as part of the gain or loss on disposal.

5.2. SUBSIDIARIES

Subsidiaries consolidation principles

Consolidated financial statements of Altia include the parent company, Altia Plc, and all subsidiaries. Subsidiaries are all those in which the parent company exercises control. The Group controls an entity when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. The financial statements of acquired subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

All business combinations are accounted for by using the acquisition method. The consideration transferred and the identifiable assets acquired and liabilities assumed in the acquired company are measured at fair value at the acquisition date. The amount exceeding the aggregate of the consideration transferred, the amount of non-controlling interests and any previously held equity interest in the acquiree, over the fair value of the net assets acquired is recorded asgoodwill.

All acquisition-related costs, with the exception of costs to issue debt or equity securities, are expensed. The consideration transferred does not include any transactions accounted for separately from the acquisition. Any contingent consideration is recognised at fair value at the acquisition date and it is classified as either liability or equity. Contingent consideration classified as a liability is measured at fair value at each reporting date and any resulting gain or loss is recognised in profit or loss.

Intra-group transactions, receivables, liabilities and unrealised gains, as well as the distribution of profits within the Group are eliminated in preparing the consolidated financial statements. Unrealised losses are not eliminated if the loss in question results from impairment.

The Group had no non-controlling interests at 31 December 2017, 31 December 2016 or 31 December 2015.

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Altia Plc had 23 subsidiaries at the end of the reporting period (23 subsidiaries at 31 December 2016 and at 31 December 2015).

	Parent company's share of ownership (%)	Group's share of ownership (%)	Country of incorporation
A-Beverages Oy	100.00	100.00	Finland
Altia Eesti AS	100.00	100.00	Estonia
Altia Denmark A/S	100.00	100.00	Denmark
Altia Holding Sweden AB	100.00	100.00	Sweden
SIA Altia Latvia	100.00	100.00	Latvia
Altia Norway AS	100.00	100.00	Norway
Altia Sweden AB	-	100.00	Sweden
Altia Sweden Services AB	-	100.00	Sweden
Alpha Beverages Oy	100.00	100.00	Finland
Best Buys International AS	100.00	100.00	Norway
BevCo AB	-	100.00	Sweden
Bibendum AB	-	100.00	Sweden
Bibendum AS	100.00	100.00	Norway
ExCellar Oy	100.00	100.00	Finland
Harald Zetterström oy/ab	100.00	100.00	Finland
Interbev AS	100.00	100.00	Norway
Larsen SAS	100.00	100.00	France
Philipson & Söderberg AB	-	100.00	Sweden
Prime Wines Oy	100.00	100.00	Finland
Premium Wines AS	100.00	100.00	Norway
Ström AS	100.00	100.00	Norway
Vinuversum AB	-	100.00	Sweden
Oy Wennerco Ab	100.00	100.00	Finland

5.3. ASSOCIATED COMPANIES AND INTERESTS IN JOINT OPERATIONS

Associated companies

Associated companies are all entities over which the Group accompanies a shareholding of over 20% of voting rights or otherwise has significant influence, but not control. Altia has an investment in an associated company Palpa Lasi Oy.

Associated companies are consolidated by using the equity method. Under the equity method, the investment is initially recognised at cost and subsequently adjusted with the change in the net assets of the investee after the acquisition date, consistent with the ownership interest of the Group. After the acquisition the Group's share in the associated company's profit and loss for the period is separately disclosed after operating result. If the Group's share in the associated company's loss exceeds the carrying amount of the investment, the investment is recognised at zero value in the consolidated balance sheet and the loss exceeding the carrying amount is not consolidated, unless the Group has committed to fulfil the company's obligations. An investment in an associated company includes goodwill arisen on acquisition. The Group's share in changes in the associated company's other comprehensive income is recognised in consolidated other comprehensive income.

Results from the transactions between the Group and its associates are recognised only to the extent of unrelated investor's interests in the associates. The Group determines at each reporting date whether there is any objective evidence that the investment in the associate is impaired. In case of such indications, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate and its' carrying value. The impairment is recognised in share of results in associated companies.

Financial Statement's of associated companies have been changed where necessary to correspond with the accounting policies adopted by the Group. If financial statements for the period are not available, the share of the profit is included in the consolidated financial statements based on the preliminary financial statements or latest available information.

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Interests in joint operations

A joint arrangement is an arrangement of which two or more parties have contractually agreed joint control which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control. A joint arrangement is either a joint operation or a joint venture. Altia has an interest through a receivable in Roal Oy based on the contractual relationship with the other party to the joint operation. The interest in Roal Oy is accounted for as a joint operation.

ASSOCIATED COMPANIES AND JOINT OPERATIONS

	2017 Share of ownership %	2016 Share of ownership %	2015 Share of ownership %
Roal Oy, Finland	50.00	50.00	50.00
Palpa Lasi Oy, Finland	25.53	25.53	25.53

Roal Oy engages enzyme business. The joint operation's other owner is ABF Overseas Ltd. Palpa Lasi Oy engages in the recycling and re-use of glass beverage packages.

Altia has joint control over Roal but the option right held by the other shareholder represents in substance a receivable with a fixed rate of return and Altia does not have a right to 50% of the net assets until the option lapses. Accordingly, the interest is classified as a joint operation with Altia accounting for its share of assets as a receivable with the annual minimum dividend accounted for as interest income. The receivable amounted to EUR 7.6 million as at 31 December 2017, 31 December 2016 and 31 December 2015.

FINANCIAL SUMMARY OF ASSOCIATED COMPANIES

EUR million	2017	2016	2015
Assets	5.9	5.8	5.2
Liabilities	7.3	8.9	8.8
Net assets	-1.5	-3.1	-3.6
Net sales	17.5	15.9	15.1
Result for the period	1.2	0.6	-0.3

The net assets of Palpa Lasi Oy is negative at 31 December 2017, 31 December 2016 and 31 December 2015.

Related party transactions with associated companies and joint operations are presented in Note 6.3.

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6. Other notes

1. INCOME TAX EXPENSE

Income tax expense

The Group's income tax expense recognised through profit or loss comprises current tax based on taxable income for the period, any adjustments to tax payable in respect of previous periods and deferred taxes. Current income tax based on taxable income is calculated according to the local tax regulations of each Group company.

Tax effects related to transactions or other events recognised in profit or loss are recognised in profit or loss. If the taxes relate to items of other comprehensive income or transactions or other events recognised directly in equity, income tax expense is recognised within the respective items. The Group's share of profit or loss in associated companies is reported as calculated from the net profit and thus including the income tax effect.

Deferred tax assets and liabilities are principally recognised for all temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The most significant temporary differences arise from property, plant and equipment and intangible assets, carry forward of unused tax losses and fair value allocations on business combinations. Deferred tax assets are recognised only to the extent that it is probable that future taxable profits will be available against which they can be utilised. Deferred tax liabilities are recognised in full. Deferred taxes are calculated using tax rates enacted or substantively enacted at the end of the reporting period. Deferred tax is recognised for foreign subsidiaries undistributed earnings only when related tax effects are probable.

From 2017 onwards deferred tax assets and liabilities are set off when they are levied by same taxing authority and Altia has legally enforceable right to set off the balances.

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Critical estimates and management judgements – Deferred tax assets:

Judgment is required in assessing whether deferred tax assets are recognised on the balance sheet. Deferred tax assets are recognised only where it is considered more likely than not that they will be recovered, which is dependent on the generation of sufficient future taxable profits. Assumptions about the generation of future taxable profits depend on management's estimates of future cash flows. These future cash flow estimates depend on estimates of future sales volumes, price levels of main raw materials, capital expenditure and other components affecting profitability of the operations. These estimates and assumptions are subject to risk and uncertainty, hence it is possible that changes in circumstances will alter expectations, which may impact the amount of deferred tax assets recognised on the balance sheet and the amount of any other tax losses and temporary differences not yet recognised. Altia's ability to generate taxable profit is also subject to general economic, financial, competitive, legislative and regulatory factors that are beyond its control. If Altia generates lower future taxable profits than what management has assumed in determining the amounts of the recognised deferred tax assets, the assets would become impaired, either partly or in full. Accordingly, amounts recognised in balance sheet could potentially be reversed through profit and loss. Changes in circumstances may also result in recognition of deferred tax assets for tax losses not yet recognised as an asset.

INCOME TAX EXPENSE

EUR million	2017	2016	2015
Current income tax expense	6.3	4.7	3.3
Adjustments to taxes for prior periods	-0.2	0.1	0.4
Deferred taxes:			
Origination and reversal of temporary differences	0.6	4.1	1.5
Impact of changes in tax rates	0.0	0.0	-0.0
TOTAL	**6.7**	**9.0**	**5.2**

Settlement of Altia's defined benefit pension plan impacted a deferred tax expense by EUR 4.2 million in year 2016. Change in pension arrangement is described in Note 2.5.

The reconciliation of the tax expense recognised in profit and loss and the tax expense calculated using Altia Group's domestic corporate tax rate (20.0%):

EUR million	2017	2016	2015
Result before taxes	25.0	45.0	23.4
Income tax using the parent company's tax rate	5.0	9.0	4.7
Effect of tax rates of subsidiaries in foreign jurisdictions	0.4	-0.2	-0.0
Tax-exempt income	-0.2	-0.3	-0.2
Non-deductible expenses	0.1	0.2	0.2
Utilisation of previously unrecognised tax losses	-0.4	-0.0	-0.0
Adjustments to taxes for prior periods	-0.2	0.1	0.4
Effect of changes in tax rates	0.0	0.0	-0.0
Tax arising on dividends	0.6	-	-
Tax on undistributed earnings	1.7	-	-
Other items	-0.3	0.2	0.2
TAX EXPENSE IN PROFIT OR LOSS	**6.7**	**9.0**	**5.2**

The recognised tax expense on undistributed earnings, EUR 1.7 million, is due to the reassessment of deferred tax liabilities of retained earnings in Estonia.

INCOME TAX RECOGNISED IN OTHER COMPREHENSIVE INCOME

2017 EUR million	Before tax	Tax	Net of tax
Cash flow hedges	1.4	-0.3	1.1
Available-for-sale financial assets	0.6	-	0.6
Translation differences	-4.0	-	-4.0
Remeasurements of post-employment benefit obligations	-0.0	0.0	-0.0
TOTAL	**-2.0**	**-0.3**	**-2.3**

2016 EUR million	Before tax	Tax	Net of tax
Cash flow hedges	0.1	-0.0	0.1
Translation differences	-2.7	-	-2.7
Remeasurements of post-employment benefit obligations	-0.4	0.1	-0.4
TOTAL	**-3.0**	**0.1**	**-3.0**

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2015 EUR million	Before tax	Tax	Net of tax
Cash flow hedges	-0.0	0.0	-0.0
Translation differences	1.5	-	1.5
Remeasurements of post-employment benefit obligations	5.8	-1.2	4.6
TOTAL	**7.3**	**-1.2**	**6.1**

DEFERRED TAX ASSETS AND LIABILITIES

Change in deferred tax assets and liabilities during 2017: EUR million	1 Jan 2017	Recognised in profit or loss	Recognised in other comprehensive income	Exchange rate differences	31 Dec 2017
Deferred tax assets:					
Tax losses	0.2	0.1	-	-0.0	0.3
Fixed assets	3.4	-1.1	-	-0.0	2.4
Pension benefits	0.3	0.0	0.0	-0.0	0.3
Internal margin of inventories	0.1	0.0	-	-0.0	0.1
Recognised in hedge reserve	0.4	-	-0.3	-0.0	0.1
Other temporary differences	0.2	-0.0	-	-0.0	0.2
Total deferred tax assets	**4.6**	**-1.0**	**-0.3**	**-0.0**	**3.3**
Offset against deferred tax liabilities					-2.3
Net deferred tax assets					**1.0**
Deferred tax liabilities:					
Fixed assets	5.2	-0.0	-	-0.0	5.2
Recognised in hedge reserve	0.0	-	0.0	0.0	0.0
Fair value allocation on acquisitions	3.2	-0.4	-	-0.1	2.7
Deductable goodwill depreciation	10.5	0.0	-	-0.2	10.4
Undistributed profits of foreign subsidiaries	-	1.7	-	-	1.7
Other temporary differences	1.7	-1.6	-	-0.0	0.0
Total deferred tax liabilities	**20.7**	**-0.4**	**0.0**	**-0.3**	**20.0**
Offset against deferred tax assets					-2.3
Net deferred tax liabilities					**17.7**

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Change in deferred tax assets and liabilities during 2016: EUR million	1 Jan 2016	Recognised in profit or loss	Recognised in other comprehensive income	Exchange rate differences	31 Dec 2016
Deferred tax assets:					
Tax losses	1.1	-0.9	-	0.0	0.2
Fixed assets	4.2	-0.8	-	0.0	3.4
Pension benefits	4.4	-4.2	0.1	0.0	0.3
Internal margin of inventories	0.1	-0.0	-	-0.0	0.1
Recognised in hedge reserve	0.4	-	-0.0	-0.0	0.4
Other temporary differences	0.5	-0.3	-	0.0	0.2
Total	**10.7**	**-6.2**	**0.1**	**0.0**	**4.6**
Deferred tax liabilities:					
Fixed assets	4.5	0.8	-	0.0	5.2
Recognised in hedge reserve	0.0	-	0.0	0.0	0.0
Fair value allocation on acquisitions	5.2	-1.9	-	-0.1	3.2
Deductable goodwill depreciation	10.8	0.0	-	-0.3	10.5
Other temporary differences	2.7	-1.0	-	0.0	1.7
Total	**23.2**	**-2.1**	**0.0**	**-0.4**	**20.7**

Change in deferred tax assets and liabilities during 2015: EUR million	1 Jan 2015	Recognised in profit or loss	Recognised in other comprehensive income	Exchange rate differences	31 Dec 2015
Deferred tax assets:					
Tax losses	1.9	-0.7	-	-0.0	1.1
Fixed assets	4.7	-0.5	-	-0.0	4.2
Pension benefits	5.6	0.0	-1.2	-0.0	4.4
Internal margin of inventories	0.1	0.0	-	-0.0	0.1
Recognised in hedge reserve	0.4	-	-0.0	-	0.4
Other temporary differences	1.2	-0.6	-	0.0	0.5
Total	**13.9**	**-1.9**	**-1.2**	**-0.0**	**10.7**
Deferred tax liabilities:					
Fixed assets	3.3	1.2	-	-0.0	4.5
Recognised in hedge reserve	0.1	-	-0.1	-0.0	0.0
Fair value allocation on acquisitions	5.7	-0.6	-	0.1	5.2
Deductable goodwill depreciation	10.1	0.5	-	0.2	10.8
Other temporary differences	4.1	-1.4	-	-0.0	2.7
Total	**23.3**	**-0.3**	**-0.1**	**0.2**	**23.2**

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At 31 December 2017, the Group had EUR 5,6 million (2016: EUR 8.2 million, 2015: EUR 7.2 million) of tax loss carry forwards for which no deferred tax was recognised. EUR 5.5 million of these temporary differences expire in 5 years and the rest expire between 5-10 years. Altia management estimates these losses arise in subsidiaries which have neither indication of future taxable income nor other convincing evidence that tax losses can be utilised and deferred tax asset be recognised in balance sheet.

6.2. COLLATERALS, COMMITMENTS AND CONTINGENT ASSETS AND LIABILITIES

EUR million	2017	2016	2015
Collaterals and commitments			
Collaterals given on behalf of Group companies			
Mortgages	18.5	18.5	18.5
Guarantees	6.4	8.0	8.5
TOTAL COLLATERALS	**24.9**	**26.5**	**27.0**
Other commitments			
Operating lease obligations			
Less than one year	4.8	5.0	6.6
Between one and five years	11.5	12.2	12.8
More than five years	0.9	2.5	4.9
Total operating lease obligations	17.1	19.8	24.3
Other commitments	19.7	26.1	25.5
TOTAL COMMITMENTS	**36.8**	**45.9**	**49.8**

Collaterals given on behalf of Group companies all relate to commitments to authorities.

Operating lease obligations consists of office, cars and forklift rental commitments.

Other commitments include mainly purchase obligations of wine and cognac.

Assets not recognised in the balance sheet, emission allowances

The Group participates in the European Union emission trading scheme, where it has been granted a certain number of carbon dioxide emission allowances for a certain period of time, free of charge. Altia Plc discloses its carbon dioxide emission allowances granted free of charge on net basis. Following from this, the Group does not recognise in the balance sheet the granted emission allowances, nor the obligation to deliver allowances corresponding to the realised emissions. The Group does not recognise income or expenses arising from emission allowances through profit or loss when the emission allowances granted are sufficient to cover the obligation to deliver allowances corresponding to the amount of emissions made. If the realised emissions exceed the granted emission allowances, the obligation arising from the excess emissions is recognised at fair value as a liability in the balance sheet at the reporting date. If the realised emissions fall below the granted emission allowances, the difference is not recognised in the balance sheet but it is disclosed in the notes to the financial statements, measured at fair value.

Altia´s actual emissions are below the emission allowances granted. The following table presents changes in allowances for financial years 2017, 2016 and 2015, as well as their fair values:

Emission allowances, kilotons	2017	2016	2015
Emission allowances received	27.4	28.0	28.5
Excess emission allowances from the previous period	39.2	37.4	39.6
Adjustments related to prior year's estimates	-0.0	-0.0	-0.0
Realised emissions	-21.0	-26.2	-30.7
EMISSION ALLOWANCES AT 31 DECEMBER	**45.6**	**39.2**	**37.4**
Fair value of emission allowances at 31 December, EUR million	0.4	0.2	0.3

The emission allowances received during year 2017 and the realised emissions are estimates, which will be adjusted during the spring 2018. Altia continues to operate within the emission trading system for the trading period 2013–2020.

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6.3. RELATED PARTY TRANSACTIONS

The Company's related parties include the subsidiaries, associated companies and joint operations. The subsidiaries are presented in Note 5.2 and associated companies and joint operations in Note 5.3. Related party transactions include such operations that are not eliminated in the Group´s consolidated financial statements.

Related party also include the Board of Directors, the CEO, the members of the Executive Management Team and their family members as well as entities controlled or jointly controlled by these persons, as well as the State of Finland which owns 100% of the shares in Altia. Also entities that are controlled or jointly controlled by, or are associates of the State, are related parties of Altia. Altia has applied the exemption to report only material transaction with the government related entities. Transactions with related parties are entered into on market terms. Altia has related party transaction on a continuous basis with its major customer Alko. Transaction with Alko have been presented below under Other companies considered related parties.

THE FOLLOWING TRANSACTIONS HAVE TAKEN PLACE WITH RELATED PARTIES

EUR million	2017	2016	2015
Sales of goods and services			
Associates and joint operations	1.0	1.3	2.8
Other companies considered related parties	82.8	82.9	88.9
TOTAL	**83.8**	**84.2**	**91.7**
Purchases of goods and services			
Associates and joint operations	2.1	2.5	2.7
Other companies considered related parties	4.1	4.8	5.3
TOTAL	**6.2**	**7.3**	**8.1**
Outstanding balances from sales and purchases of goods and services			
Trade receivables			
Associates and joint operations	0.2	0.0	0.2
Other companies considered related parties	2.8	7.3	2.9
Trade payables			
Associates and joint operations	0.0	0.3	0.3
Other companies considered related parties	0.1	0.3	0.4

Other companies considered as related parties includes companies and organisations controlled by the State of Finland.

MANAGEMENT REMUNERATION

EUR million	2017	2016	2015
CEO			
Salaries and other short-term employee benefits	0.3	0.3	0.3
Performance bonus and the bonuses from long-term incentive plan	0.3	0.1	0.0
Pension benefits	0.1	0.1	0.1
TOTAL	**0.7**	**0.5**	**0.4**
Members of the Executive Management Team (CEO not included)			
Salaries and other short-term employee benefits	1.9	1.5	1.4
Pension benefits	0.3	0.2	0.2
TOTAL	**2.2**	**1.7**	**1.6**
Members and deputy members of the Board of Directors	**0.2**	**0.2**	**0.2**

No monetary loans have been granted to the CEO or the members of the Board of Directors, nor any collaterals or commitments granted on their behalf.

The retirement age of the CEO of the parent company is 63 years.

6.4. ADOPTION OF NEW OR AMENDED IFRS STANDARDS AND INTERPRETATIONS APPLICABLE IN FUTURE REPORTING PERIODS

Altia has not yet adopted the following new and amended standards and interpretations already issued by the IASB. The Group will adopt them as of the effective date of each standard and interpretation or, if the date is other than the first day of the reporting period, from the beginning of the subsequent reporting period.

IFRS 15 Revenue Recognition (effective for annual periods beginning on or after 1 January 2018):

IFRS 15 Revenue from Contracts with Customers is the new revenue standard, which Altia will apply for reporting periods beginning on 1 January 2018. The new standard will replace IAS 18 and IAS 11 standards and the related interpretations. The IABS has also issued clarifications to IFRS 15. The amendments comprise clarifications of the guidance on identifying performance obligations, accounting for licenses of intellectual property and the principal versus agent assessment

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(gross versus net revenue presentation). The new standard is based on the principle that revenue is recognised when control of a good or service transfers to a customer – so the notion of control replaces the existing notion of risks and rewards. The new standard includes a five-step process that Altia will apply for contracts with customers before revenue is recognised.

The steps that will be required to be followed for revenue recognition are the following and comprise the basis for the analysis Altia has completed as part of the adoption process for the new standard:

1. identifying the contract
2. identifying the performance obligations
3. determining the transaction price
4. allocation of the transaction price to each performance obligation (to each distinct good or service promised to the client) on a relative stand-alone selling price basis
5. recognising the revenue when (or as) the performance obligation is satisfied by transferring the good or service to the client.

Altia's revenue comprises mainly sales of alcoholic products, which consists of a portfolio of Altia's own brands and international partner brands. Altia imports, sells and distributes wine, spirits and other beverage products to monopolies, hotels, restaurants, catering business, retail business, whole sale customers and export, border traffic and sea traffic customers. Altia also provides its industrial partners with solutions and services. Altia sells industrial products such as ethanol, starch and feed components and offers contract manufacturing services from distillation to bottling and customer services & logistics to its industrial customers.

Altia has assessed the impacts of the new revenue standard and has not identified any significant differences arising from IFRS 15 criteria compared to current practice:

Identifying performance obligations:
In the alcoholic products and industrial product sales each delivered product or batches of products are distinct performance obligations and the customer contracts do not typically contain a separate promise for transportation service. Accordingly, even when the control of the goods transfers to the customer before shipment, Altia does not arrange for the goods to be shipped and does not offer any other transportation or handling service to its customers. If control does not transfer to the customer before shipment, the transportation service is a fulfillment activity and not a distinct service. Accordingly, the transportation service is not a separate performance obligation to be accounted for separately from the sale of goods. In its partner supplier agreements, which entitle Altia to distribute partners' products, Altia acts as a principal towards the end customer having control over the product, discretion in establishing prices and owning the inventory. Accordingly, revenue recognised is the gross amount to which Altia is entitled to in these product sales.

In the contract services to Altia's industrial customers the contracts essentially include of a single performance obligation, being a series of distinct services such as contract manufacturing services, customer services, logistics and warehousing. In these arrangements Altia does not have any control over the product or inventory risk.

Determining the transactionprice:
Contracts with customers typically include several variable considerations (volume discounts, bonuses, marketing support such as slotting fees, sanctions relating to certain predetermined KPIs or Altia's failure to timely perform its obligations, product returns, differences between a standard cost price and actual costs etc.). Under IFRS 15, an entity needs to estimate the variable consideration and include in the transaction price an amount that fulfils the highly probable criterion. However, Altia has already under the current revenue recognition standards estimated the variable considerations as part of its revenue recognition process. In addition, Altia has been able to reliably estimate the outcome and therefore, management's view is that the highly probable criterion is typically met. Further, the amount of realised sanctions is immaterial and therefore, no adjustments to the transaction price will be needed at transition.

With respect to right of return clauses Altia has currently recognised revenue for the transferred products in the amount of consideration to which it expects to be entitled and a refund liability related to the products that are expected to be returned. However, Altia has recognised the corresponding amount of products subject to return to its inventory balances. Current measurement treatment complies with IFRS 15, however instead of recognising the value for goods expected to be returned to inventory, Altia will need to recognise a separate asset on its balance sheet reflecting the right to receive the goods. Under IFRS 15, slotting fees are recognised as a reduction of revenue. Currently the amounts are recognised as expenses. The identified classification differences in regards to returns and slotting fees are not material for Altia.

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Allocation of the transaction price: In general the prices represent the stand - alone selling prices and accordingly there is no need to allocate standalone selling price. Further, management view is that the allocation of discounts to each elements in the contract would not result any differences in the amount or timing of revenue recognised because the control of all ordered goods transfers at the same time. In the contract services requirements to allocate variable consideration to a distinct service within the series are met and therefore Altia allocates and recognizes variable consideration in the period it has the contractual right to the fee. Recognising revenue: Based on the analysis conducted to date, management does not expect significant changes to the timing of revenue recognition as a result of adopting IFRS 15. Altia does not have any incremental costs of obtaining a contract (e.g. sales bonuses) or contract costs to fulfill a contract which would be eligible for capitalisation under IFRS 15. However, there will be new revenue disclosures that Altia will report under the new guidance. Altia adopts the standard on 1 January 2018 using the modified retrospective method which means that the cumulative impact of the adoption will be recognised in retained earnings as of 1 January 2018 and that comparatives will not be restated. IFRS 9 Financial Instruments (effective for annual periods beginning on or after 1 January 2018): Altia has reviewed its treasury policy and hedging activities and the classification and measure - ment of its financial assets and liabilities as part of its implementation of IFRS 9 Financial Instru - ments and is expecting the following impact from the adoption of the new standard on 1 January 2018. As disclosed below, the initial application of IFRS 9 is not expected to have a material impact on Altia’s financial statements due to the nature of Altia’s financial instruments and risk manage - ment policies. Classification and measurement IFRS 9 requires that all financial assets are subsequently measured at amortised cost, FVOCI or FVPL based on the business model for managing the financial assets and their contractual cash flow characteristics. The financial assets held by the Group include the following: • Altia has joint control over Roal Oy but the option right held by the other shareholder rep - resents in substance a receivable. This debt receivable due to the nature of the agreement is currently classified as fair value through profit and loss and accordingly, it will continue to be classified as FVPL following the adoption of IFRS 9. • Other receivables comprise solely of a deferred consideration receivable relating to a real estate that Altia sold in 2017. This receivable will be classified as hold to collect as the cash flows from the receivable comprises solely of payments of principal and interest. • Accounts receivables currently classified as held - to - maturity and measured at amortised cost meet the conditions for classification at amortised cost under IFRS 9. • Altia’s current available - for - sale financial assets comprising of equity investments will satisfy the conditions for classification as at fair value through other comprehensive income (FVOCI) and hence there will be no change to the accounting for these assets. The derecognition rules under IFRS 9 are a continuum of the provisions of IAS 39 Financial In - struments: Recognition and Measurement. Altia’s factoring process is on a non - recourse basis i.e. all rights related to the sold account receivables are transferred to the buyer. The derecognition criteria of IAS 39 continue to be fulfilled under IFRS 9. Accordingly, Altia does not expect the new guidance to affect the classification and measurement of these financial assets. Impairment The new impairment model requires the recognition of impairment provisions based on expected credit losses (ECL) rather than on an incurred credit loss basis as was the case under IAS 39. The new impairment model requirement applies to financial assets classified at amortised cost, debt instruments measured at FVOCI, contract assets under IFRS 15 Revenue from Contracts with Customers, lease receivables, loan commitments and certain financial guarantee contracts . The new impairment model will result in earlier recognition of losses. Based on the assessments Altia has undertaken to implement an ECL model, the impact of applying IFRS 9 is considered insignificant. Altia’s available - for - sale assets are measured at fair value and the fair value of these assets is not significant. As described above, other receivables consisting of a purchase price receivable with contractual cash flows and Altia expects to collect the cash flows in full on this item as payments of principal and interest have been made in the agreed payment schedule. CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 145 ANNUAL REPORT 2017 CORPORATE R E S P ON S I B I L I T Y BUSINESS O VERVIEW BOARD REPO R T

The loss allowance for account receivables is based on the aging of the accounts receivable and regional portfolios. Receivables more than 120 days due will be impaired with a 50% expected loss rate. The receivables of the monopolies in Finland and Sweden are excluded due to the nature of the customer and related credit risk (government entities). Forward - looking macro - economic information has been included in the analysis. Based on the assessments undertaken to date, two - year historical bad debts have amounted to approximately EUR 0.2 million per annum. The bad debt provision for trade receivables on the balance sheet date amounts to approximately EUR 0.3 million whereas the estimated provision under the ECL model is approximately EUR 0.2 million. Accordingly, the adoption of the ECL model will effectively result in a decrease in the loss provision. Altia will adjust the opening balance of its retained earnings for the impact, however the overall impact from the implementation of the new ECL model impact is considered to be immaterial due to the nature of Altia’s receivables and customer portfolio. Financial liabilities Adoption of IFRS 9 will not have an impact on Altia’s classification and measurement of financial liabilities, as the new requirements only affect the accounting for financial liabilities that are desig - nated at fair value through profit or loss and Altia does not have such liabilities. Debt modification Under IFRS 9 when a financial liability measured at amortised cost is modified without the transac - tion resulting in a derecognition event, a gain or loss should be recognised directly in profit or loss. These modified rules do not have an impact for Altia as it has not changed the terms and conditions for any existing borrowings that would have resulted in modification accounting under IAS 39. Hedge accounting The new hedge accounting rules will align the accounting for the hedging instruments more close - ly with the entity’s risk management practices. As a general rule, more hedge relationships might be eligible for hedge accounting, as the standard introduces a more principles - based approach. The group applies hedge accounting for certain interest rate, foreign currency and electricity derivatives. The group has confirmed that its current hedge relationships will qualify as continuing hedges upon the adoption of IFRS 9. For cash flow foreign currency hedges under IFRS 9, Altia will designate the full fair value of the forward contract to the hedge relationship and accordingly, will no longer bifurcate the forward points for separate recognition through the P/L. This is a change Altia has selected at the adoption date, however, the effect is considered to be insignificant. IFRS 9 allows hedging a component of the risk. This change will increase the effectiveness of the electricity hedges. The fair value of the electricity hedges as of 31.12.2017 was EUR 0.3 million with no material ineffectiveness. The interest rate swaps hedge the floating rate borrowings and the current hedge relationships continue under IFRS 9 with no change. Disclosures The new standard also introduces expanded disclosure requirements and changes in presenta - tion. These are expected to change the nature and extent of Altia’s disclosures about its financial instruments particularly in the year of the adoption of the new standard. IFRS 16 Leases (effective for annual periods beginning on or after 1 January 2019): IFRS 16 Leases is effective on 1 January 2019 and the new standard will affect primarily the accounting by lessees and will result in the recognition of almost all leases on the balance sheet. The new lease standard removes the current distinction between operating and finance leases and requires recognition of an asset (the right to use the leased item) and a financial liability to pay rentals for the majority of Altia’s lease contracts. An optional exemption exists for short - term and low - value leases. The income statement will also be affected because the total expense is typically higher in the earlier years of a lease and lower in later years. Additionally, operating expense will be replaced with interest cost and depreciation, so our key metrics like EBITDA will change. Operating cash flows presented in the cash flow statement will be higher as cash payments for the principal portion of the lease liability are classified within financing activities. Only the part of the payments that reflect interest cost will continue to be presented as operating cash flows. CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 146 ANNUAL REPORT 2017 CORPORATE R E S P ON S I B I L I T Y BUSINESS O VERVIEW BOARD REPO R T

Based on Altia’s preliminary impact assessment, the implementation of IFRS 16 will increase the property, plant and equipment in its balance sheet, mainly due to current operating leases of premises, warehouses, cars and forklifts (see more information on operating leases in Note 1.6 . ). Altia does not expect the impact to be material due to the nature and a moderate number of off - balance sheet leases. At the 31 December 2017, the off - balance sheet lease obligations amount to EUR 17.1 million. In the consolidated income statement, the operating expense will decrease, while depreciation and interest costs will reflect an increase as the lease expense is no longer classified as an operating expense. This will lead to an improvement in EBITDA. The Group is in the process of assessing its lease portfolio and quantifying the impact of adopting IFRS 16 and will continue to report on the expected impact in its financial reports. Altia expects to implement the standard by using a simplified approach (modified retrospective approach), where comparative figures will not be restated. Altia will recognise the accumulated effect of adopting IFRS 16 as an adjustment to equity at the beginning of 2019. Furthermore, Altia expects to use the other available reliefs to the widest possible extent, including the exclusion of leases with a term to maturity of less than 12 months and low - value leases. Other forthcoming amendments to IFRS standards and IFRIC interpretations that the Group is aware of are not assessed to have a material impact on Altia’s consolidated financial statements. 6.5. CORRECTIONS TO PRIOR PERIODS Accounting for an interest in a joint operation In 2017, Altia has taken a detailed review of its shareholder agreement with ABF Overseas Limited (“ABF”) regarding Altia’s interest in Roal Oy in order to confirm the IFRS accounting treatment in Altia’s consolidated financial statements. Pursuant to the terms and conditions of the sharehold - er agreement, Altia is entitled to an agreed annual return for its interest in Roal Oy as minimum dividend, and ABF has a right to redeem Altia’s interest in Roal Oy at a fixed amount at the expiry of certain patents. In its consolidated financial statements, Altia had accounted for its interest in Roal Oy as a joint venture pursuant to IFRS 11 applying the equity method of accounting up until the fourth quarter of 2016 when Altia classified the interest as a held for sale asset, assuming that ABF would have exercised its call option during 2017. However, as the exercise of the call is dependent on the expiry of certain patents and a single patent continues to be valid until 2024, Altia’s exit from Roal Oy could not take place in 2017. Altia exercises joint control over Roal Oy. However, account - ing treatment of the option right held by ABF represents in substance a receivable with a fixed rate of return for Altia, and Altia does not have a right to 50 per cent of the net assets of Roal Oy unless ABF refrains to exercise its option right with respect to Altia’s interest in Roal Oy when it is possible pursuant to the shareholder agreement. Accordingly, the interest should have been classified as a joint operation pursuant to IFRS 11 in the consolidated financial statements with Altia accounting for its share of Roal Oy’s assets and liabilities as a receivable with the annual minimum dividend accounted for as interest income. The correction did not have impact on the net cash flows from operating activities or the net cash flows from investing activities. In addition, Altia has reclassified certain trade and other payables to current and non - current provisions to better reflect the nature of such liabilities. These corrections has been made by restating each of the affected financial statement line items for the prior periods as follows: CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 147 ANNUAL REPORT 2017 CORPORATE R E S P ON S I B I L I T Y BUSINESS O VERVIEW BOARD REPO R T

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CONSOLIDATED BALANCE SHEET

	As at 31 Dec 2016			As at 31 Dec 2015		
EUR million	Reported	Adjustments	Restated	Reported	Adjustments	Restated
Investments in associates and interests in joint operations	-	7.6	7.6	14.9	-7.3	7.6
Total non-current assets	**195.6**	**7.6**	**203.1**	**226.5**	**-7.3**	**219.2**
Non-current assets held for sale	13.4	-13.4	0.0	-	-	-
TOTAL ASSETS	**438.6**	**-5.9**	**432.7**	**466.7**	**-7.3**	**459.3**
Retained earnings	145.4	-0.9	144.5	121.7	-2.4	119.3
Total equity	**192.2**	**-0.9**	**191.3**	**171.0**	**-2.4**	**168.6**
Other liabilities	-	-	-	4.9	-4.9	0.0
Provisions	-	-	-	-	1.3	1.3
Total non-current liabilities	**87.4**	**-**	**87.4**	**138.1**	**-3.6**	**134.5**
Trade and other payables	144.1	-1.3	142.7	147.0	-3.4	143.5
Provisions	-	1.3	1.3	-	2.1	2.1
Total current liabilities	**154.1**	**0.0**	**154.1**	**157.6**	**-1.3**	**156.3**
Liabilities related to assets held for sale	4.9	-4.9	0.0	-	-	-
Total liabilities	**246.4**	**-4.9**	**241.5**	**295.7**	**-4.9**	**290.7**
TOTAL EQUITY AND LIABILITIES	**438.6**	**-5.9**	**432.7**	**466.7**	**-7.3**	**459.3**

	As at 1 Jan 2015		
EUR million	Reported	Adjustments	Restated
Investments in associates and interests in joint operations	12.1	-4.5	7.6
Total non-current assets	**229.2**	**-4.5**	**224.7**
TOTAL ASSETS	**501.5**	**-4.5**	**496.9**
Retained earnings	95.0	0.4	95.5
Total equity	**143.9**	**0.4**	**144.3**
Other liabilities	4.9	-4.9	0.0
Total non-current liabilities	**121.8**	**-4.9**	**116.9**
Total liabilities	**357.6**	**-4.9**	**352.6**
TOTAL EQUITY AND LIABILITIES	**501.5**	**-4.5**	**496.9**

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CONSOLIDATED INCOME STATEMENT

	1 January - 31 December 2016			1 January - 31 December 2015		
EUR million	Reported	Adjustments	Restated	Reported	Adjustments	Restated
Operating result	**46.3**	**-**	**46.3**	**25.3**	**-**	**25.3**
Share of profit in associates and income from interests in joint operations	-0.6	1.5	0.9	3.8	-2.9	0.9
Result before taxes	**43.5**	**1.5**	**45.0**	**26.3**	**-2.9**	**23.4**
RESULT FOR THE PERIOD	**34.6**	**1.5**	**36.1**	**21.0**	**-2.9**	**18.1**
Earnings per share (EUR), basic and diluted	**0.96**	**0.04**	**1.00**	**0.58**	**-0.08**	**0.50**

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	1 January - 31 December 2016			1 January - 31 December 2015		
EUR million	Reported	Adjustments	Restated	Reported	Adjustments	Restated
Result for the period	34.6	1.5	36.1	21.0	-2.9	18.1
Other comprehensive income:						
Share of profit in associates and income from interests in joint operations	0.0	-0.0	0.0	-0.1	0.1	0.0
Translation differences	-2.7	-0.0	-2.7	1.5	0.0	1.5
Other changes	-0.0	0.0	0.0	0.0	-0.0	0.0
Other comprehensive income for the period	**-2.9**	**-0.0**	**-3.0**	**6.1**	**0.1**	**6.1**
TOTAL COMPREHENSIVE INCOME FOR THE PERIOD	**31.6**	**1.5**	**33.1**	**27.1**	**-2.8**	**24.3**

Cash flow statement presentation

In 2017 Altia decided to change its presentation of the consolidated statement of cash flows from direct method to indirect method. Altia believes that the indirect method gives more accurate and reliable information on cash flows from operating activities by disclosing the reconciliation from result before taxes to operating cash flows. The indirect method is also more commonly used method and thus, gives more comparable information on Altia's operating cash flows to it's peers.

As a consequence, the presentation of cash flows from operating activities has been restated to reflect the indirect method for the years ended 31 December 2016 and 2015. The indirect method did not change the presentation of the cash flows from investing activities and financing activities.

6.6. EVENTS AFTER THE REPORTING PERIOD

Altia and J. García Carrión have entered into a collaboration regarding the import and distribution of J. García Carrión's wine brands. Altia becomes the exclusive representative of García Carrión's wine portfolio in Sweden as of 2018.

Following the decision by the Extraordinary General Meeting on 15 December 2017, Altia's shares were incorporated in the book-entry securities system on 19 January 2018.

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Parent Company Financial Statements

ALTIA PLC INCOME STATEMENT (FAS)

EUR million	Note	1 Jan - 31 Dec 2017	1 Jan - 31 Dec 2016
NET SALES	1.	**201.2**	**189.6**
Increase (+) / decrease (–) in inventories of finished goods and work in progress		-0.2	-0.4
Other operating income	2.	20.5	22.5
Materials and services			
Raw materials, consumables and goods			
Purchases during the period		-117.0	-106.7
Change in inventories		-1.9	-3.4
External services		-0.1	-0.1
Total materials and services		**-119.1**	**-110.1**
Personnel expenses	3.		
Wages and salaries		-24.9	-24.6
Indirect employee expenses			
Pension expenses		-4.5	-8.8
Other indirect employee expenses		-1.5	-1.6
Total personnel expenses		**-30.9**	**-35.0**
Depreciation, amortisation and impairment losses			
Depreciation and amortisation according to plan		-11.2	-11.1
Impairment loss on non-current assets		-	-2.1
Total depreciation, amortisation and impairment losses		**-11.2**	**-13.2**
Other operating expenses	4.	-48.6	-45.4
OPERATING RESULT		**11.7**	**8.0**

EUR million	Note	1 Jan - 31 Dec 2017	1 Jan - 31 Dec 2016
Finance income and expenses	5.		
Income from Group companies		16.6	5.4
Income from participating interests		0.9	0.9
Income from other investments held as non-current assets			
From others		0.2	0.1
Other interest and finance income			
From Group companies		0.5	1.0
From others than Group companies		4.3	1.1
Interest and other finance expenses			
To Group companies		-0.1	-0.1
To others than Group companies		-6.2	-2.6
Total finance income and expenses		**16.1**	**5.8**
RESULT BEFORE APPROPRIATIONS AND TAXES		**27.8**	**13.8**
Appropriations	6.		
Depreciation difference increase (–) / decrease (+)		0.9	-2.2
Income tax expense	7.		
Current period taxes		-2.2	-1.5
Change in deferred tax asset		-0.0	-0.1
Other direct taxes		0.0	0.0
Total income taxes		**-2.2**	**-1.5**
RESULT FOR THE PERIOD		**26.5**	**10.1**

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ALTIA PLC BALANCE SHEET (FAS)

EUR million	Note	31 Dec 2017	31 Dec 2016
ASSETS			
NON-CURRENT ASSETS	8.		
Intangible assets			
Intangible rights		12.6	12.7
Other capitalised long-term expenditure		9.3	12.6
Prepayments		2.8	1.7
Intangible assets total		**24.7**	**26.9**
Tangible assets			
Land and water areas		2.5	2.5
Buildings and structures		23.0	23.4
Machinery and equipment		25.0	26.6
Other tangible assets		0.5	0.5
Prepayments and assets under construction		4.7	2.1
Tangible assets total		**55.6**	**55.1**
Investments			
Holdings in Group companies		206.8	206.8
Participating interests		8.0	8.0
Other shares and investments		0.8	0.8
Investments total		**215.7**	**215.7**
TOTAL NON-CURRENT ASSETS		**296.0**	**297.7**

EUR million	Note	31 Dec 2017	31 Dec 2016
CURRENT ASSETS			
Inventories	9.		
Materials and supplies		16.5	18.4
Work in progress		12.5	12.1
Finished goods		9.5	10.1
Inventories total		**38.5**	**40.6**
Non-current receivables	10.		
Receivables from Group companies		17.8	18.2
Deferred tax assets		0.5	0.7
Other receivables		-	0.3
Non-current receivables total		**18.3**	**19.2**
Current receivables	11.		
Trade receivables		20.1	21.8
Receivables from Group companies		9.8	14.2
Receivables from participating interest under-takings		0.2	0.0
Accrued income and prepaid expenses		2.8	2.9
Current receivables total		**32.9**	**38.9**
Cash at hand and in banks		49.4	64.0
TOTAL CURRENT ASSETS		**139.1**	**162.7**
TOTAL ASSETS		**435.1**	**460.4**

ANNUAL REPORT 2017

ALTIA PLC BALANCE SHEET (FAS) EUR million Note 31 Dec 2017 31 Dec 2016 EQUITY AND LIABILITIES Equity 13. Share capital 60.5 60.5 Hedge reserve - 0.4 - 1.3 Retained earnings 30.2 90.6 Profit for the period 26.5 10.1 TOTAL EQUITY 116.9 159.9 Appropriations 14. Depreciation difference 22.6 23.5 Liabilities Non - current 15. Loans from financial institutions 74.3 65.0 Loans from pension institutions 15.0 - Liabilities to Group companies 2.3 3.3 Other liabilities 4.9 4.9 Non - current liabilities total 96.5 73.2 Current Loans from financial institutions 10.0 7.5 Loans from pension institutions 0.8 - Trade payables 12.4 12.4 Liabilities to Group companies 16. 118.8 127.8 Other liabilities 38.8 40.3 Accrued expenses and deferred income 17. 18.6 15.7 Current liabilities total 199.2 203.8 TOTAL LIABILITIES 295.7 277.0 TOTAL EQUITY AND LIABILITIES 435.1 460.4 CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 152 ANNUAL REPORT 2017 CORPORATE R E S P ON S I B I L I T Y BUSINESS O VERVIEW BOARD REPO R T

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ALTIA PLC STATEMENT OF CASH FLOWS (FAS)

EUR million	Note	1 Jan-31 Dec 2017	1 Jan-31 Dec 2016
CASH FLOW FROM OPERATING ACTIVITIES			
Result before taxes		28.8	11.6
Adjustments			
Depreciation, amortisation and impairment		11.2	13.2
Gain/loss from disposal of property, plant and equipment and intangible assets		-0.2	-4.2
Finance income and costs		-16.1	-5.8
Change in depreciation difference		-0.9	2.2
Other adjustments		0.1	-0.4
		-5.9	5.1
Change in working capital			
Change in inventories, increase (-) / decrease (+)		2.1	3.8
Change in trade and other receivables, increase (-) / decrease (+)		5.2	-5.4
Change in trade and other payables, increase (+) / decrease (-)		-4.8	-3.2
Change in working capital		2.6	-4.9
Interest paid		-1.8	-1.5
Interest received		1.0	1.1
Other finance income and expenses paid		-0.9	-0.5
Income taxes paid		-0.5	-2.0
Financial items and taxes		-2.3	-2.9
NET CASH FLOW FROM OPERATING ACTIVITIES		**23.2**	**8.9**
CASH FLOW FROM INVESTING ACTIVITIES			
Payments for property, plant and equipment and intangible assets		-9.7	-6.1
Proceeds from sale of property, plant and equipment and intangible assets	2.	0.2	4.5
Loans granted		-	-1.3
Payments for other investments		-	-2.5
Proceeds from other investments		0.0	-
Repayment of loan receivables		0.7	3.4
Dividends received	5.	17.7	6.4
NET CASH FLOW FROM INVESTING ACTIVITIES		**8.8**	**4.4**

EUR million	Note	1 Jan-31 Dec 2017	1 Jan-31 Dec 2016
CASH FLOW FROM FINANCING ACTIVITIES			
Proceeds from current borrowings	16.	30.7	45.7
Repayment of current borrowings	16.	-23.3	-34.0
Proceeds from non-current borrowings		90.0	-
Repayment of non-current borrowings	15.	-73.5	-22.5
Dividends paid and other distributions of profits	13.	-70.5	-10.4
NET CASH FLOW FROM FINANCING ACTIVITIES		**-46.6**	**-21.3**
CHANGE IN CASH AND CASH EQUIVALENTS		-14.6	-8.1
Cash and cash equivalents at the beginning of the period		64.0	72.1
Change in cash and cash equivalents		-14.6	-8.1
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD		**49.4**	**64.0**

ANNUAL REPORT 2017

Notes to Altia Plc financial statements Accounting policies for financial statements The financial statements of the parent company are prepared in accordance with the Finnish accounting legislation. Non - current assets and depreciations Non - current assets are recognised in the balance sheet at acquisition cost less depreciations. The depreciation periods for non - current assets are: Trademarks 10 – 15 years IT - development and software 3 – 5 years Buildings and structures 10 – 40 years Machinery and equipment 10 years Other tangible assets 3 – 10 years Inventories Inventories are measured at the lower of cost and net realisable value . Self - manufactured prod - ucts are measured at standard prices, except cognac products, which are measured at weighted average cos . Fixed production costs are allocated to the cost of own production . Raw materials, supplies and trading goods are measured at weighted average cost . Repacked trading goods are measured at standars cost in repacking plant . The cost of finished products and work in progress includes raw materials, direct labour costs, other direct costs as well as an allocable proportion of variable procurement and production costs and fixed overheads in case of finished products, determined based on normal operating capacity. Net realisable value is the estimated selling price in the ordianary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale. Pension plans The pension plans of the parent company are arranged through pension insurance companies. Pension expenses are accrued to correspond to the performance - based salaries in the financial statements. Cash Pool The Group has applied the so called cash pool arrangement, which enables efficient management of the parent company's and subsidiaries' cash and cash equivalents. Leases All lease payments are recognised as rental expenses. Financial Derivatives Fair value measurement compliant with Chapter 5, section 2 a of the Accounting Act is applied to the accounting treatment of financial derivatives. Derivatives are included in financial assets and liabilities at fair value through profit or loss when they do not meet the criteria of hedge accounting. These derivatives are recognised at fair value on the trade date and they are subsequently measured at fair value at the reporting date. The fair values of derivatives equal the amount that Altia Oyj would have to pay or it would receive from the termination of the derivative contract at the reporting date. The fair values of forward exchange contracts are determined by using the market prices at the reporting date. The fair values of interest rate derivatives are determined by discounting the related future cash flows. The valuation of commodity derivatives is determined based on the fair values received from the financial markets. received from the financial markets. All derivatives for which fair value is measured or disclosed in the financial statements are cat - egorised within the fair value hierarchy level 1 – 3. The levels 1 – 3 of fair value hierarchy reflect the significance of inputs used in determining the fair values. In level one, fair values are based on public quotations of identical financial instruments. In level two, the inputs used in determining the fair values are based on quoted market rates and prices observable for the asset or liability in question directly (i.e. price) or indirectly on discounted future cash flows. Fair values of other financial assets and liabilities in level two reflect their carrying value. In level three, the fair values of assets and liabilities are based on inputs that are not based on observable market data for all significant variables,and instead are, to a significant extent, based on management estimates and their use in generally accepted valuation techniques. The fair values of the financial instuments are determined by using the market prices on the clos - ing date of the reporting period. CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 154 ANNUAL REPORT 2017 CORPORATE R E S P ON S I B I L I T Y BUSINESS O VERVIEW BOARD REPO R T

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Hedge accounting

The parent company applies hedge accounting when the change in fair value is recognised in the hedge reserve under equity. In Altia Oyj, cash flow hedging is applied to part of the interest rate, foreign currency and electricity derivatives based on case-by-case assessment. In cash flow hedging, Altia Oyj is hedging against changes in cash flows related to a specific asset or liability recognised in the balance sheet or to a highly probable future business transaction. In the beginning of the hedging arrangement, company documents the relationship between each hedging instrument and hedged item, as well as the objectives of risk management and the strategy in engaging in hedging. The effectiveness of hedging instruments is tested both prospectively and retrospectively. Effectiveness means the ability of a hedging instrument to offset the changes in the fair value of the hedged item or changes in the cash flows of the hedged transaction attributable to the hedged risk.

The hedging relationship is regarded to be highly effective if the realised results of the hedging instrument offset the changes in the cash flows of the hedged item by 80–125 percent. Hedge accounting is discontinued when the criteria for hedge accounting is no longer met. The gains and losses arising from fair value changes of derivative contracts, to which hedge accounting is applied, are presented in congruence with the hedged item. The effective portion of the unrealised changes in the fair value of derivatives designated and qualifying as cash flow hedges are recognised in the hedge reserve in equity. The ineffective portion is immediately recognised in profit or loss. The cumulative gain or loss in equity on derivative instruments related to commercial items is recognised in profit or loss as an adjustment to purchases or sales simultaneously with the hedged item in the period in which the hedged item affects profit or loss. Realised gain or loss on electricity derivatives is included in operating result in electricity procurement expenses. When a hedging instrument designated as a cash flow hedge expires, is sold or no longer meets the criteria of hedge accounting, the gain or loss accumulated in equity is recognised through profit or loss.

Research and development expenditure

Research and development expenditure is recognised as an annual expense as incurred.

Financial securities

Financial securities are recognised at acquistion cost or lower.

Receivables

Receivables are measured at acquisition cost or probable value, if lower.

Sale oftrade receivables

The sold receivables are derecognised when the receivable has been sold and the sales price for it has been received. The related costs are recognised in other financial expenses.

Non-current financial liabilities

Non-current financial liabilities are recognised at acquisition cost.

Income taxes

Income taxes in the income statement include taxes calculated for the financial year based on Finnish taxprovisions, adjustments to taxes in previous financial years and the change in deferred taxes.

Foreign currency denominateditems

Foreign currency denominated receivables and liabilities are translated to Finnish currency at the rates of the closing date of the reporting period.

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1. NETSALES

EUR million	2017	2016
Net sales by business areas		
Alcohol beverages	103.3	95.7
Industrial services	95.5	88.8
Other	2.4	5.1
TOTAL	**201.2**	**189.6**
Net sales by geographic areas		
Finland	153.1	143.3
Europe	46.3	45.5
Rest of the world	1.8	0.8
TOTAL	**201.2**	**189.6**

2. OTHER OPERATING INCOME

EUR million	2017	2016
Rental income	1.0	0.9
Income from energy sales	3.4	3.7
Proceeds from disposal of non-current assets	0.2	4.2
Service income	14.4	12.0
Other income	1.6	1.7
TOTAL	**20.5**	**22.5**

3. NOTES RELATED TOPERSONNEL

EUR million	2017	2016
Wages andsalaries	24.9	24.6
Pension expenses	4.5	8.8
Othersocial expenses	1.5	1.6
TOTAL	**30.9**	**35.0**

Personnel expenses 2016 include a lump-sum compensation related to supplementary pensions amounting to EUR 4.1 million. Altia's Board of Directors decided that instead of the increase based on the employee pension index, the supplementary pensions will be increased by 4.5% on 1 January 2017, and after this lump-sum compensation the pensions will be increased in accordance with the increase decision made annually by the insurance company. More information about this is in Group Note 2.5.

EUR million	2017	2016
Fringe benefits (taxable value)	0.7	0.8

The average number of personnel during the reporting period	2017	2016
Workers	212	229
Clerical employees	223	231
TOTAL	**435**	**460**

Management remuneration, EUR million	2017	2016
CEO	0.6	0.4
Board members	0.2	0.2

Pension commitments of the Board and CEO

The retirement age of the CEO of the company is 63 years.

4. OTHER OPERATING EXPENSES

EUR million	2017	2016
Rental expenses	2.2	2.8
Marketing expenses	6.1	5.4
Energy expenses	6.9	8.9
Travel and representation expenses	1.1	1.1
Repair and maintenance expenses	5.9	5.2
IT expenses	6.1	4.7
Outsourcing services	5.5	3.8
Variable salesexpenses	5.2	4.9
Other expenses	9.5	8.7
TOTAL	**48.6**	**45.4**
Auditor's fees		
Audit fees	0.1	0.1
Tax consultation	0.0	0.0
Other fees	0.4	0.0
TOTAL	**0.5**	**0.1**

Environmental expenses

The Company's environmental expenses did not have a significant impact on the result for the period and on the financial position.

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5. FINANCE INCOME AND EXPENSES

EUR million	2017	2016
Dividend income		
From Group companies	16.6	5.4
From participating interest undertakings	0.9	0.9
From others	0.2	0.1
Total dividend income	**17.7**	**6.4**
Interest income		
From Group companies	0.5	1.0
From others	0.3	0.2
Total interest income	**0.7**	**1.3**
Other finance income		
From others	4.0	0.9
Total other finance income	**4.0**	**0.9**
TOTAL FINANCE INCOME	**22.4**	**8.5**
Interest expenses		
To others	1.3	1.4
Total interest expenses	**1.5**	**1.5**
Other finance expenses		
To others	4.9	1.2
Total other finance expenses	**4.9**	**1.2**
TOTAL FINANCE EXPENSE	**6.3**	**2.7**
TOTAL FINANCE INCOME AND EXPENSES	**16.1**	**5.8**

The following items are included in finance items of the income statement from cash flow hedges:

Other finance income		
Fair value changes of derivatives	0.2	0.6
Other finance expenses		
Fair value changes of derivatives	-0.1	0.1

6. APPROPRIATIONS

EUR million	2017	2016
Difference between depreciations according to plan and depreciations made in taxation		
Intangible rights	0.0	-0.5
Other intangible assets	-0.1	-0.0
Buildings and structures	0.6	0.4
Machinery and equipment	0.5	-2.1
Other tangible assets	-0.0	-0.0
TOTAL	**0.9**	**-2.2**

7. INCOME TAX EXPENSE

EUR million	2017	2016
Income taxes from current period	-2.2	-1.5
Income taxes from previous periods	0.0	0.0
Change in deferred tax assets	-0.0	-0.1
TOTAL	**-2.2**	**-1.5**

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8. SPECIFICATION OF NON-CURRENT ASSETS

EUR million	2017	2016
Intangible assets		
Intangible rights		
Acquisition cost at 1 January	27.7	22.9
Additions	1.7	6.0
Disposals	-0.4	-1.9
Transfers between items	1.1	0.7
Acquisition cost at 31 December	**30.1**	**27.7**
Accumulated amortisation at 1 January	-15.1	-14.1
Accumulated amortisation on disposals and transfers	0.4	1.4
Amortisation for the period	-2.8	-2.3
Accumulated amortisation at 31 December	-17.5	-15.1
CARRYING AMOUNT AT 31 DECEMBER	**12.6**	**12.7**
Goodwill		
Acquisition cost at 1 January	17.6	17.6
Acquisition cost at 31 December	17.6	17.6
Accumulated amortisation at 1 January	-17.6	-17.6
Accumulated amortisation at 31 December	-17.6	-17.6
CARRYING AMOUNT AT 31 DECEMBER	**-**	**-**
Other intangible assets		
Acquisition cost at 1 January	27.5	28.1
Additions	-1.3	-0.3
Disposals	-	-0.7
Transfers between items	-1.8	0.4
Acquisition cost at 31 December	24.3	27.5
Accumulated amortisation at 1 January	-14.9	-13.7
Accumulated amortisation on disposals and transfers	1.5	0.6
Amortisation for the period	-1.6	-1.9
Accumulated amortisation at 31 December	-15.0	-14.9
CARRYING AMOUNT AT 31 DECEMBER	**9.3**	**12.6**
Prepayments in intangible assets		
Acquisition cost at 1 January	1.7	0.9
Additions	2.1	1.7
Disposals	-	-0.2
Transfers between items	-1.0	-0.7
CARRYING AMOUNT AT 31 DECEMBER	**2.8**	**1.7**

EUR million	2017	2016
Tangible assets		
Land and water areas		
Acquisition cost at 1 January	2.5	2.5
Disposals	-0.0	-0.0
CARRYING AMOUNT AT 31 DECEMBER	**2.5**	**2.5**
Buildings and structures		
Acquisition cost at 1 January	94.2	95.3
Additions	1.4	0.5
Transfers between items	0.8	0.2
Disposals	-1.7	-1.7
Acquisition cost at 31 December	**94.8**	**94.2**
Accumulated depreciation at 1 January	-70.8	-69.8
Accumulated depreciation on disposals and transfers	1.6	1.6
Depreciation for the period	-2.6	-2.6
Accumulated depreciation at 31 December	-71.8	-70.8
CARRYING AMOUNT AT 31 DECEMBER	**23.0**	**23.4**
Machinery and equipment		
Acquisition cost at 1 January	106.4	136.0
Additions	1.1	1.4
Disposals	-0.4	-33.3
Transfers between items	3.0	2.3
Acquisition cost at 31 December	**110.1**	**106.4**
Accumulated depreciation at 1 January	-79.8	-108.5
Accumulated depreciation on disposals and transfers	-1.1	33.0
Depreciation for the period	-4.2	-4.3
Accumulated depreciation at 31 December	-85.1	-79.8
CARRYING AMOUNT AT 31 DECEMBER	**25.0**	**26.6**
Other tangible assets		
Acquisition cost at 1 January	0.5	0.5
Acquisition cost at 31 December	0.5	0.5
CARRYING AMOUNT AT 31 DECEMBER	**0.5**	**0.5**
Prepayments and assets under construction		
Acquisition cost at 1 January	2.1	2.9
Additions	4.7	2.0
Transfers between items	-2.0	-2.8
CARRYING AMOUNT AT 31 DECEMBER	**4.7**	**2.1**
CARRYING AMOUNT OF MACHINERY AND EQUIPMENT USED IN PRODUCTION AT 31 DECEMBER	**24.2**	**25.6**

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EUR million	2017	2016
Investments		
Holdings in Group companies		
Acquisition cost at 1 January	358.3	345.8
Additions	-	12.5
Acquisition cost at 31 December	358.3	358.3
Accumulated impairment at 1 January	-151.5	-149.4
Impairment	-	-2.1
Accumulated impairment at 31 December	-151.5	-151.5
CARRYING AMOUNT AT 31 DECEMBER	**206.8**	**206.8**
Participating interests		
Acquisition cost at 1 January	8.0	8.0
CARRYING AMOUNT AT 31 DECEMBER	**8.0**	**8.0**
Other shares and investments		
Acquisition cost at 1 January	0.8	0.8
Additions	-	0.0
Disposals	-0.0	-
CARRYING AMOUNT AT 31 DECEMBER	**0.8**	**0.8**

9. INVENTORY

There is no significant difference between the repurchase price and cost of inventories.

10. NON-CURRENT RECEIVABLES

EUR million	2017	2016
Receivables from Group companies		
Loan receivables	17.8	18.2
Deferred tax assets		
Recognised in hedge reserve	0.1	0.3
Fixed assets deferred depreciations	0.4	0.4
Deferred tax assets total	0.5	0.7
Other receivables		
Capital loan receivable	-	0.3
TOTAL NON-CURRENT RECEIVABLES	**18.3**	**19.2**

11. CURRENT RECEIVABLES

EUR million	2017	2016
Receivables from Group companies		
Trade receivables	3.0	7.1
Cash Pool receivables	-	0.3
Other receivables	5.0	4.9
Derivatives	0.0	0.3
Accrued income and prepaid expenses	1.8	1.6
Total	**9.8**	**14.2**
Receivables from participating interest undertakings		
Trade receivables	0.2	0.0
Total	**0.2**	**0.0**
Receivables from others		
Trade receivables*	20.1	21.8
Accrued income and prepaid expenses	2.8	2.9
Total	**22.9**	**24.7**
TOTAL CURRENT RECEIVABLES	**32.9**	**38.9**

Accrued income and prepaid expenses

Significant items in accrued income and prepaid expenses:		
Derivatives	1.1	0.7
Taxes	-	0.9
Others	1.7	1.3
Total	**2.8**	**2.9**

*Does not include the sold trade receivables

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12. DISCLOSURES ON FAIRVALUES (DERIVATIVES)

	2017			2016		
EUR million	Fairvalue 31 Dec	Changes in the fair value recognised in the income statement	Changes in the fair value recognised in fair value reserve	Fairvalue 31 Dec	Changes in the fair value recognised in the income statement	Changes in the fair value recognised in fair value reserve
Derivative instruments						
Interest rate derivatives (level 2)	-1.4	-	-1.4	-1.9	-	-1.9
Foreignexchange derivatives (level 2)	0.9	0.2	0.7	0.5	0.6	-0.1
Commodity derivatives (level 2)	0.3	-0.1	0.3	0.0	-0.1	0.1
TOTAL	**-0.2**	**0.2**	**-0.4**	**-1.3**	**0.5**	**-1.8**

13. EQUITY

EUR million	2017	2016
Restricted equity		
Share capital at 1 January	60.5	60.5
Share capital at 31 December	**60.5**	**60.5**
Hedge reserve at 1 January	-1.3	-1.5
Additions anddisposals	0.9	0.2
Hedge reserve at 31 December	**-0.4**	**-1.3**
Total restricted equity	**60.1**	**59.2**
Unrestricted equity		
Retained earnings at 1 January	100.7	101.0
Distribution of dividends	-70.5	-10.4
Profit for the period	26.5	10.1
Total unrestricted equity	**56.8**	**100.7**
TOTAL EQUITY	**116.9**	**159.9**
Distributable unrestrictedequity		
Calculation of distributable equity		
Retained earnings	100.7	101.0
Distribution of dividends	-70.5	-10.4
Profit for the period	26.5	10.1
TOTAL DISTRIBUTABLE UNRESTRICTED EQUITY	**56.8**	**100.7**

	2017	2016
Distribution of the company's share capital:		
A seriesshares pcs	35,960,000	35,960,000
L series shares pcs	-	25,003

A and L shares were combined on 21 December 2017.

14. APPROPRIATIONS

EUR million	2017	2016
Depreciation difference		
Intangible rights	2.4	2.1
Otherintangible assets	0.1	0.3
Buildings andstructures	4.3	4.8
Machineryand equipment	15.8	16.3
Othertangible assets	-0.0	-0.0
TOTAL	**22.6**	**23.5**

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161

15. LIABILITIES

EUR million	2017	2016
Non-current		
Loans from financial institutions	89.3	65.0
Liabilities to Group companies	2.3	3.3
Other liabilities	4.9	4.9
TOTAL	**96.5**	**73.2**

16. LIABILITIES TO GROUP COMPANIES

EUR million	2017	2016
Trade payables	0.9	0.7
Loans to Group companies	22.3	45.7
Cash Pool liabilities	94.6	74.2
Derivative instruments	0.1	0.1
Other accrued expenses	0.8	7.1
TOTAL	**118.8**	**127.8**

17. ACCRUED EXPENSES AND DEFERRED INCOME

EUR million	2017	2016
Significant items under accrued expenses:		
Holiday pay and other wages and salaries	7.2	7.2
Contract discount	0.5	0.3
Procurement expenses and other accrued expenses	8.6	5.9
Taxes	0.8	-
Derivative instruments	1.5	2.2
TOTAL	**18.6**	**15.7**

18. COLLATERALS AND COMMITMENTS

EUR million	2017	2016
Collaterals given on behalf of the Group companies		
Mortgages	18.5	18.5
Guarantees	6.4	8.0
TOTAL COLLATERALS	**24.9**	**26.5**
Commitments and other contingencies		
Operating and finance lease obligations		
Not later than one year	0,7	0,8
Later than one year	0.8	1.4
Total	**1.5**	**2.2**
Lease obligations		
Not later than one year	0.8	0.8
Later than one year	2.6	3.4
Total	**3.3**	**4.2**
Other obligations		
Not later than one year	4.7	6.7
Total	**4.7**	**6.7**
TOTAL COMMITMENTS	**9.6**	**13.0**

VAT liability for real estate investments
The company is liable to review VAT deductions made for real estate investments completed in 2009–2017 if the use subject to VAT decreases during the review period. The maximum liability is EUR 1.4 million and the last year to review is 2026.

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Derivative contracts EUR million	2017	2016
Electricity derivatives		
Fair value	0.3	0.0
Nominal value	2.5	3.0
Amount (TWh)	0.1	0.1
Group's external forward exchange contracts		
Fair value	1.0	0.4
Nominal value	55.0	79.5
Group's internal forward exchange contracts		
Fair value	-0.1	0.1
Nominal value	11.3	19.5
Interest rate derivatives		
Fair value	-1.4	-1.9
Nominal value	20.0	20.0
Emission allowances (kilotons)	**2017**	**2016**
Emission allowances received	27.4	28.0
Excess emission allowances from the previous year	39.2	37.4
Adjustments related to prior year's estimates	-0.0	-0.0
Realised emissions	-21.0	-26.2
EMISSION ALLOWANCES AT 31 DECEMBER	**45.6**	**39.2**
Fair value of the remaining emission allowances	0.4	0.2

The received emission allowances and the realised emission of the year 2017 are estimates which will be adjusted during spring 2018 if necessary. Altia continues to operate within the emission trading system for the trading period 2013-2020.

19. RELATED PARTY TRANSACTIONS

Related party transactions are carried out at market value. More information about related party transactions is presented in Group Note 6.3. Management remuneration is presented in Altia Plc Note 3.

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Board of Directors' proposal for the distribution of profits

According to the balance sheet at 31 December 2017, Altia Plc's distributable earnings amount to EUR 56,763,012.27 including profit for the period of EUR 26,547,860.31.

No significant changes have taken place in the financial position of the parent company since the end of the financial period. The liquidity of the company is good and the proposed dividend does not, in the view of the Board of Directors, risk the solvency of the company.

The Board of Directors proposes to the Annual General Meeting that no dividend be paid for the financial year 2017.

Signatures to the Board of Directors' Report and to the financial statements

Helsinki, 21 February 2018

Sanna Suvanto-Harsaae
chairman

Annikka Hurme

Kim Henriksson

Tiina Lencioni

Torsten Steenholt

Kai Telanne

Pekka Tennilä
CEO

The Auditors´Note

An auditor´s report concerning the performed audit has been given to date.

Helsinki, 23 February 2018

PricewaterhouseCoopers Oy
Authorised Public Accountants

Ylva Eriksson
Authorised Public Accountant

ANNUAL REPORT 2017

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Auditor's Report (Translation of the Finnish Original)

To the Annual General Meeting of Altia Plc

Report on the Audit of the Financial Statements

Opinion

In our opinion

- the consolidated financial statements give a true and fair view of the group's financial position and financial performance and cash flows in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU
- the financial statements give a true and fair view of the parent company's financial performance and financial position in accordance with the laws and regulations governing the preparation of the financial statements in Finland and comply with statutory requirements.

What we have audited

We have audited the financial statements of Altia Plc (business identity code 1505555-7) for the year ended 31 December 2017. The financial statements comprise:

- the consolidated balance sheet, income statement, statement of comprehensive income, statement of changes in equity, statement of cash flows and notes, including a summary of significant accounting policies
- the parent company's balance sheet, income statement, statement of cash flows and notes.

Basis for Opinion

We conducted our audit in accordance with good auditing practice in Finland. Our responsibilities under good auditing practice are further described in the Auditor's Responsibilities for the Audit of Financial Statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the parent company and of the group companies in accordance with the ethical requirements that are applicable in Finland and are relevant to our audit, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

Responsibilities of the Board of Directors and the Managing Director for the Financial Statements

The Board of Directors and the Managing Director are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU, and of financial statements that give a true and fair view in accordance with the laws and regulations governing the preparation of financial statements in Finland and comply with statutory requirements. The Board of Directors and the Managing Director are also responsible for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, the Board of Directors and the Managing Director are responsible for assessing the parent company's and the group's ability to continue as a going concern, disclosing, as applicable, matters relating to going concern and using the going concern basis of accounting. The financial statements are prepared using the going concern basis of accounting unless there is an intention to liquidate the parent company or the group or to cease operations, or there is no realistic alternative but to do so.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with good auditing practice will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

As part of an audit in accordance with good auditing practice, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

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- Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the effectiveness of the parent company's or the group's internal control.

- Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

- Conclude on the appropriateness of the Board of Directors' and the Managing Director's use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the parent company's or the group's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the company to cease to continue as a going concern.

- Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events so that the financial statements give a true and fair view.

- Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

Other Reporting Requirements

Other Information

The Board of Directors and the Managing Director are responsible for the other information. The other information comprises the report of the Board of Directors and the information included in the Annual Review, but does not include the financial statements and our auditor's report thereon. We have obtained the report of the Board of Directors prior to the date of this auditor's report and the Annual Review is expected to be made available to us after that date.

Our opinion on the financial statements does not cover the other information.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. With respect to the report of the Board of Directors, our responsibility also includes considering whether the report of the Board of Directors has been prepared in accordance with the applicable laws and regulations.

In our opinion

- the information in the report of the Board of Directors is consistent with the information in the financial statements
- the report of the Board of Directors has been prepared in accordance with the applicable laws and regulations.

If, based on the work we have performed on the other information that we obtained prior to the date of this auditor's report, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Helsinki 23 February 2018
PricewaterhouseCoopers Oy
Authorised Public Accountants

Ylva Eriksson
Authorised Public Accountant (KHT)

ANNUAL REPORT 2017

ALTIA PLC P.O. Box 350, FI - 00101 Helsinki, Finland +358 207 013 013 communications@altiagroup.com www.altiagroup.com

Report by the Board of Directors 24 BOARD REPO R T BUSINESS O VERVIEW CORPORATE RESPONSIBILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS ANN U AL REPORT 2018

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Reportby the Board of Directors

Altia is a leading Nordic alcoholic beverage brand company operating in the wines and spirits markets in the Nordic countries, Estonia and Latvia. We produce, import, market, sell and distribute both own and partner brand beverages. We also have production in Cognac, France. Further, Altia exports alcoholic beverages to approximately 30 countries.

Altia's financial development in 2018 was challenged by external factors in the operating environment. Increased raw material costs and the negative impact from currencies have driven financial results down.

When excluding the negative impact from currencies, net sales grew by 1.4%. Altia's Nordic core brands such as Koskenkorva Vodka and Larsen Cognac continued to perform at a good level driven by growth in exports. In addition,



KEY RATIOS

	2018	2017	2016
Net sales, EUR million	357.3	359.0	356.6
Comparable EBITDA, EUR million	40.0	42.4	40.8
%of net sales	11.2	11.8	11.5
EBITDA, EUR million	34.0	40.3	60.8*
Comparable operating result, EUR million	25.6	28.2	26.4
%of net sales	7.2	7.8	7.4
Operating result, EUR million	19.7	26.1	46.3
Result for the period, EUR million	15.1	18.3	36.1
Earnings per share, EUR	0.42	0.51	1.00
Net debt / comparable EBITDA	1.2	1.1	0.1
Average number of personnel	718	762	829

*) Year 2016 included a net gain of EUR 16.3 million on settlement of defined pension benefit obligation, which has been considered as an item affecting comparability for the year ended 31 December 2016.

Altia Group's 2018 financial statements are prepared in accordance with IFRS. Comparative information is based on corresponding figures for 2017 (figures in brackets), unless otherwise stated.

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the opening of the grocery trade in Finland and Altia's own wine brands, Blossa and Chill Out, performed well.

In the Nordic monopoly markets, volume growth was solid in Sweden and Norway, and the market in Finland declined in 2018. Due to the changes in alcohol legislation and taxation in Finland at the beginning of year 2018, the volumes in the Finnish monopoly market have declined. In total, the three monopoly markets for spirits and wine showed flat volume development during 2018. In these markets, Altia strengthened its market position in wines, but lost slightly in spirits due to partner portfolio changes in Sweden.

Altia Industrial's positive contribution to net sales was driven by the continued good development in industrial products and the completed price increases following the higher barley price.

Market development in 2018

Overall market development on the three Nordic monopoly markets has been flat compared to the previous year. The decline in the Finnish retail monopoly was offset by the growth in the retail monopolies in Sweden and Norway.

In the summer of 2018, the weather conditions were exceptional in the Nordic region with warm and sunny weather starting in early May and continuing through the whole summer. The good weather could be linked with an increased sale of white, sparkling and rosé wines, and on the other hand with lower sales of red wine.

The following table illustrates the trends in the sales of wine and spirits in the retail monopolies in Finland, Sweden and Norway. The figures are based on the sales volumes by litre published by the retail monopolies (Alko, Systembolaget and Vinmonopolet).

DEVELOPMENT OF WINE AND SPIRITS SALES IN THE NORDIC RETAIL MONOPOLIES

% change compared to previous year	2018	2017
Finland, total sales	**-3.3**	**-0.2**
Spirits	-3.6	-0.4
Wine	-3.2	-0.1
Sweden, total sales	**+2.1**	**+0.2**
Spirits	+2.7	+0.9
Wine	+2.0	+0.2
Norway, total sales	**+1.5**	**-1.1**
Spirits	+0.1	-0.9
Wine	+1.7	-1.1

Finland

In 2018, the Finnish retail monopoly's sales volumes of wine and spirits were down by 3.3% in comparison to the previous year.

The spirits category was down by 3.6%. Large volume categories like vodka, blended Scotch whiskey and VS Cognac declined and this could not be offset by growth in the smaller volume categories like gin and Irish and American whiskeys. Wine sales were down by 3.2%. The volumes were weak for red wines, while the development of white and sparkling wines was flat. Rosé wines experienced double-digit growth rates compared to the previous year. The sale of glöggs (mulled wines) decreased and the non-alcoholic category grew.

The Finnish Alcohol Act was changed at the beginning of 2018. The new Alcohol Act allows ethanol-based beverages of up to 5.5 per cent alcohol by volume (ABV) to be sold in grocery stores and the use of spirits brands in the products sold in grocery stores. Alcohol taxation was changed at the beginning of 2018 as follows: for spirits +5%, for wines +13%, and for the other categories between +7.2% and +12.9%. These changes are contributing to the negative development in the Finnish retail monopoly.

The excise duty on alcohol was further increased as of 1 January 2019 as follows: for spirits +2.0%, for wine +3.7% and for beer and cider +2.7% and +2.1% respectively.

Sweden

In 2018, the Swedish retail monopoly's sales volumes of wine and spirits continued to grow by 2.1% in comparison to previous year.

Growth was driven mainly by strong sales over the summer. The spirits category grew by 2.7%, driven by the positive development in sales of gins, other liqueurs (shots), dark rums and other spirits. The wine category grew by 2.0% with sparkling wines growing the fastest followed by rosé and white wines. Red wines continued to decline in favour of lighter varietals. Glögg showed a slightly positive development in the fourth quarter compared to the previous year.

Norway

In 2018, the Norwegian retail monopoly's sales volumes of wine and spirits grew by 1.5% in comparison to the previous year.

This growth was driven by good summer sales and the growth in wine sales. The spirits category is flat at +0.1% with good sales of liqueurs (shots) and gin which balance off the negative development within grape spirits, vodka and other spirits. The wine category grew by 1.7% driven by white, rosé and sparkling wines. Red wines continue to lose shares.

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Strategy and financial targets

The core of Altia's strategy is to deliver profitable growth through the five strategic streams:

- Grow Nordic core brands
- Execute a step change in wines
- Strengthen strategic partnerships
- Channel expansion and development
- Fund and enable growth - Efficiency and performance initiatives.

To support the abovementioned organic strategic streams, Altia continues an active brand portfolio management, which includes potential selective acquisitions and/or divestments.

Financial targets

Altia has set the following long-term financial targets:

- Comparable EBITDA margin of 15% in the long-term
- Annual net sales growth of 2 per cent over time (CAGR)
- The target is to keep reported net debt in relation to comparable EBITDA below 2.5x in long-term

Dividend policy

Altia pursues an active dividend policy, and the result of the period not considered necessary to grow and develop the Company will be distributed to the shareholders. According to the dividend policy, the Company targets a dividend pay-out ratio of 60% or above of the result for the period.

Key events in 2018

Initial public offering (IPO)

The IPO of Altia Plc was carried out during March 2018. The IPO included a share sale by the State of Finland and a personnel offering to the permanent employees of Altia in Finland and Sweden.

Growth of Nordic core brands

During 2018, Altia's Nordic core brands have developed well and the positive development of exports plays an important role. The exports of Larsen Cognac to Asia was started at the beginning of the year. For Koskenkorva Vodka Russia is an important market and in the US Altia continues to strengthen distribution. With O.P. Anderson Aquavit Altia is targeting the US market.

Altia has launched innovations under the Nordic core brands. For example, Renault Avec cognac for which an innovative maturation method has been used. Further, launches have been made for Explorer vodka, Xanté liqueur, O.P Anderson Aquavit and Koskenkorva Vodka.

Innovations in wine

During 2018, Altia continued to develop its wine offering by bringing several wine novelties to the Nordic retail monopolies. Among others, an extensive line up of rosé wines to respond to the strong rosé wine trend especially during the summer. The portfolio of sparkling wines was also added with new products such as Amies Amies and the aromatised sparkling Say Blush in Sweden. In the red wine category, Altia launched its own innovation Novellus both in Sweden and Finland. In the glögg category, Altia presented an extensive line up of Blossa glöggs and a new Blossa Annual.

Partner wines representing global wine regions in all categories play an important role in Altia's overall wine portfolio.

New strategic partnerships

During 2018, Altia strengthened its market position on the large Swedish wine market with the addition of a new strategic partner, García Carrión.

In addition, Altia further strengthened its gin portfolio on the Swedish market with the start of collaboration with the award-winning Swedish premium gin producer Hernö Gin.

Channel expansion

In the beginning of 2018, the grocery trade opened up for Altia in Finland. During the year, Altia has proved its innovation capability and presented a extensive line up of new products under its Nordic core brands such as Koskenkorva Vichy and Village series, Leijona and Jaloviina long drinks. The distribution of the new low-alcohol (ABV below 5.5%) grocery trade products has developed well.

Altia continuously develops its digital platforms Viinimaa in Finland and folkofolk in Sweden. Through more focused initiatives and optimised content, the user traffic to the sites has increased.

In May 2018, Altia opened a webshop for Nordic alcoholic beverages on the German market – www.nordicspirits.com.

Financial review

In 2018, Altia's reported net sales amounted to EUR 357.3 (359.0) million, corresponding to a decrease of 0.5%. The impact of the weak SEK and NOK is significant as the net sales in constant currencies grew by 1.4%. The net sales of both the Finland & Exports and the Scandinavia segments in constant currencies were at the same level as last year. Altia Industrial's net sales increased mainly as a result of price increases due to the barley cost push and good volumes in industrial products.

The net sales of spirits declined from last year due to lower volumes in Finland, partner portfolio changes in Sweden and the currency impact. The decline was partly offset by growth in exports and grocery trade in Finland. Despite the good volume development in wine, the net sales declined driven by the currency impact.

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NET SALES BY SEGMENT

EUR million	2018	2017	Change, %
Finland & Exports	133.8	133.9	-0.1
Scandinavia	117.7	123.7	-4.9
Altia Industrial	105.8	101.3	4.4
TOTAL	**357.3**	**359.0**	**-0.5**

NET SALES BY PRODUCT CATEGORY

EUR million	2018	2017	Change, %
Spirits	124.0	125.9	-1.5
Wine	122.2	124.7	-2.0
Other beverages	5.3	8.4	-37.2
Industrial products and services	105.8	101.3	4.4
Other	0.0	-1.3	
TOTAL	**357.3**	**359.0**	**-0.5**

In 2018, the comparable EBITDA, i.e. EBITDA excluding items affecting comparability (IAC), was EUR 40.0 (42.4) million, which is 11.2% (11.8%) of net sales. Items affecting comparability totalled EUR -6.0 (-2.1) million out of which EUR 4.6 million relate to the initial public offering of Altia. In addition, restructuring costs from efficiency measures in Finland and Sweden as well as costs related to the closed voluntary pension schemes impact the

COMPARABLE EBITDA BY SEGMENT

EUR million	2018	2017
Finland & Exports	19.2	19.6
Scandinavia	10.1	11.5
Altia Industrial	10.9	12.5
Other	-0.3	-1.1
TOTAL	**40.0**	**42.4**
% net sales	11.2	11.8

ITEMS AFFECTING COMPARABILITY

EUR million	2018	2017
Comparable EBITDA	**40.0**	**42.4**
Net gains or losses from business and assets disposals	0.4	1.3
Cost for closure of business operations and restructurings	-1.1	-1.1
Major corporate projects		
Costs related to the closed voluntary pension scheme	-0.7	
Costs related to a planned stock exchange listing	-4.6	-2.4
Total items affecting comparability	**-6.0**	**-2.1**
EBITDA	**34.0**	**40.3**

IAC amount. Reported EBITDA was EUR 34.0 (40.3) million.

Other operating income amounted to EUR 7.4 (8.3) million, consisting mainly of proceeds of sales of fixed assets of EUR 0.5 (1.6) million; income from the sales of steam, energy and water of EUR 3.4 (3.4) million; and rental income of EUR 1.4 (1.0) million.

Employee benefit expenses totalled EUR 49.9 (52.0) million, including EUR 37.9 (40.4) million in wages and salaries.

Other operating expenses amounted to EUR 73.9 (72.9) million.

Net financial expense amounted to EUR 2.3 (1.9) million. The share of profit in associates and income from interests in joint operations totalled EUR 1.2 (0.9) million.

Taxes for the reporting period were EUR 3.6 (6.7) million which corresponds to an effective tax rate of 19.1% (27.0%). In 2017, the effective tax rate was high due to a re-assessment of deferred tax liability relating to Estonia.

The result for the period amounted to EUR 15.1 (18.3) million, and earnings per share were EUR 0.42 (0.51).

Cash flow, balance sheet and investments

Net cash flow from operations in 2018 totalled EUR 6.5 (37.6) million. The decline in cash flow is driven by the development in working capital, the decline in reported profits including the costs from the IPO and other items reported under items affecting comparability as well as the taxes paid during the financial year. On the working capital side, the receivables increased by EUR 7.4 million driven by the channel expansion in exports and the offering

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in grocery trade. Especially the impact from the Chinese New Year is visible in the last quarter of the year. Also, the increased overall volumes in the Altia Industrial segment and the higher invoicing at the end of the year for increased barley costs are further boosting the receivables. The EUR 5.5 million increase in inventory is driven mainly by increased purchases of barley at the end of the year due to barley market fluctuations. In addition, extended grocery trade offering, new partner brands as well as the increased volumes in Altia Industrial segment impacted the inventory level. The negative impact from trade and other payables amounted to EUR 4.3 million in the year-end as the payables were not optimised to offset the increased asset levels. Taxes paid during the year were based on a taxable income estimate for the year. The estimate used exceeded the currently expected outcome thus generating a too high cash tax outflow for the year.

In total, the receivables sold amounted to EUR 80.2 (83.6) million at the end of the period.

At the end of the period, the Group's net debt amounted to EUR 47.4 (47.7) million and the reported net debt to comparable EBITDA ratio was 1.2 (1.1). Gearing was 31.6% (34.9%) and equity ratio was 38.4% (34.3%).

The Group's liquidity reserve comprised a revolving credit facility of EUR 60.0 million of which EUR 0.0 (10.0) million was in use as well as an overdraft facility of EUR 10.0 million, which was unused as of 31 December 2018 and 2017. Altia Group's liquidity position was good throughout the review period.

The total in the consolidated balance sheet decreased to EUR 390.4 (398.4) million.

Gross capital expenditure totalled EUR 7.7 (11.9) million. Capital expenditure was primarily related to investments at the Rajamäki plant and the further development of information technology and digital capabilities.

BALANCE SHEET KEY FIGURES

	2018	2017
Reported net debt / comparable EBITDA	1.2	1.1
Borrowings, EUR million	89.4	100.1
Net debt, EUR million	47.4	47.7
Equity ratio, %	38.4	34.3
Gearing, %	31.6	34.9
Capital expenditure, EUR million	-7.7	-11.9
Total assets, EUR million	390.4	398.4

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Business review

Finland & Exports

The Finland & Exports segment comprises the import, sale and marketing of wine and spirits, and other beverages in Finland and the Baltics, as well as travel retail and exports.

EUR million	2018	2017	Change, %
Net sales	133.8	133.9	-0.1
Comparable EBITDA	19.2	19.6	-1.9
Comparable EBITDA, %of net sales	14.3	14.6	
Average number of personnel	95	100	

EUR million	2018	2017	Change, %
Spirits	78.1	76.1	2.6
Wine	54.2	56.3	-3.7
Other beverages	1.5	1.3	11.6
Other		0.2	
TOTAL	**133.8**	**133.9**	**-0.1**



In 2018, net sales for the Finland & Exports segment were EUR 133.8 (133.9) million. The positive development in exports of Altia's Nordic core brands and the good development in the Finnish grocery trade have offset the challenges in the segment's other markets. In exports, the opening of the Asian distribution for Larsen Cognac in particular has contributed to its growth. Throughout the year, the spirits and wine volumes of the Finnish retail monopoly have been at a lower level compared to the previous year, which has impacted Altia's monopoly sales of spirits and wine negatively. However, despite of the volume decline, Altia's market shares both in spirits and wine have remained on the same level as last year. The net sales in travel retail and the Baltics continued to decline driven mainly by weak development in sea traffic and Tallinn harbour trade.

In 2018, the comparable EBITDA was EUR 19.2 (19.6) million, which equals a comparable EBITDA margin of 14.3% (14.6%). Profitability has been impacted by the weak monopoly and travel retail sales, but with the cost control of operating expenses the impact has been largely mitigated.

Business events in 2018

Since the beginning of 2018, Altia has launched a good line up of low-alcohol products aimed at the Finnish grocery trade. Products have been launched under Altia's iconic spirits brands, such as Koskenkorva Vichy and Koskenkorva Village series, as well as Jaloviina and Leijona long drinks. The products have been well received and gained a good distribution.

During 2018 Altia brought several novelties to the Finnish retail monopoly both in the spirits and wine segments. These included a new type of cognac, Renault Avec, and a number of rosé wines in the growing rosé wine category.

The digital platform Viinimaa which is Altia's key channel in communicating directly with consumers in Finland, has developed strongly during 2018. The site traffic has increased by over 80% from last year's level because of more focused actions and optimised content. In May, Altia opened a webshop for Nordic alcoholic beverages (www.nordicspirits.com) in Germany. The webshop is an addition to Altia's existing digital platforms, and complements traditional exports channels.

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Scandinavia

The Scandinavia segment comprises the import, sale and marketing of wine and spirits, and other beverages in Sweden, Norway and Denmark.

EUR million	2018	2017	Change, %
Net sales	117.7	123.7	-4.9
Comparable EBITDA	10.1	11.5	-12.1
Comparable EBITDA, % of net sales	8.6	9.3	
Average number of personnel	85	86	

EUR million	2018	2017	Change, %
Spirits	45.9	49.8	-7.8
Wine	68.0	68.5	-0.7
Other beverages	3.8	7.0	-45.7
Other		-1.5	
TOTAL	**117.7**	**123.7**	**-4.9**



In 2018, reported net sales for the Scandinavia segment were EUR 117.7 (123.7) million, with a considerable negative impact caused by the weak SEK and NOK. The business has shown a stable development throughout the year and in constant currencies net sales improved by 0.6% compared to the previous year. In Sweden, wine sales have grown as a result of deliveries from a new partner starting in June 2018. Spirits sales in Sweden have declined due to partner portfolio changes. In Norway, spirits sales have continued to develop well.

In 2018, the comparable EBITDA was EUR 10.1 (11.5) million, which equals a comparable EBITDA margin of 8.6% (9.3%). The weak SEK and NOK are the main reason for driving the profitability down and to some extent partner portfolio changes. Cost control of operating expenses has partly compensated for the negative impacts.

Business events in 2018

Altia has actively launched new products in the Swedish retail monopoly throughout the year. For example, in spirits new flavours were launched under Altia's key brands. The Explorer brand was extended with a bag-in-box with two ready-to-drink cocktails, the O.P. Anderson brand was extended with O.P. Björk and the Xanté brand was extended with Xanté Sour.

Altia further strengthened its gin portfolio with the start of collaboration with the award-winning Swedish premium gin producer Hernö Gin.

In wines, Altia's market positions strengthened with the new partner. In addition, Altia's own wine brand, Chill Out was revamped with a new design and packaging.

The digital platform folkofolk, which is Altia's key channel in communicating directly with consumers in Sweden, has developed strongly during 2018. Focusing and aligning the platform and social media channels as well as using efficient data analytics have improved site traffic.

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Altia Industrial

The Altia Industrial segment comprises Koskenkorva plant operations and the starch, feed component and technical ethanol businesses, as well as contract manufacturing and logistics services. It also includes supply chain operations, i.e. production and logistics operations in different countries and sourcing.

EUR million	2018	2017	Change, %
Net sales	105.8	101.3	4.4
Comparable EBITDA	10.9	12.5	-12.2
Comparable EBITDA, %of net sales	10.3	12.3	
Average number of personnel	426	452	

In 2018, net sales for the Altia Industrial segment were EUR 105.8 (101.3) million. The increase in net sales is driven by good volume development in the starch and feed component businesses as well as the price increases due to the barley cost push. The demand for technical ethanol has been stable and contract manufacturing volumes were slightly above last year's level.

In 2018, the comparable EBITDA was EUR 10.9 (12.5) million, which equals a comparable EBITDA margin of 10.3% (12.3%).

Production volumes and key projects
During 2018, the Rajamäki alcoholic beverage plant produced 64.7 (63.4) million litres of spirits andwine.

The strong demand of starch has enabled the Koskenkorva plant to run at full capacity throughout theyear.

The use of grain at the Koskenkorva plant reached a record high of 211.7 (206.0) million kilos, an increase of 2.8% compared to the previous year mainly driven by higher volumes in starch production. Grain spirits production including technical ethanols was 22.0 (22.9) million kilos, starch production was 68.9 (64.5) million kilos and feed component production was 62.2 (59.8) million kilos.

At the Koskenkorva plant the investment to increase starch capacity was finalised and a new process automation system was taken into use. During 2018, Koskenkorva started to offer Viljatori web-based services to purchase grain. Farmers can monitor Altia's grain purchase offers and close the deals with the web services. Also, the receiving process of grain was digitalised. The time slots for unloading the grain deliveries can be booked 24/7 by the suppliers.



At the Rajamäki alcoholic beverage plant investments to increase efficiencies continued. Installation of new filling equipment for production of wine and low alcohol beverages was completed.

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Research and development activities

The Group's direct research and development expenditure amounted to EUR 3.3 (3.4) million and was related to the product development of alcoholic beverages.

Corporate Governance Statement

A separate Corporate Governance Statement has been issued and published in connection with the Board of Directors' Report. The statement is also available on Altia's website at www.altiagroup.com.

General Meetings of Shareholders

Extraordinary General Meeting

The Extraordinary General Meeting of Altia Plc held on 22 February 2018 elected Mr Jukka Ohtola to the Board of Directors of Altia Plc.

Annual General Meeting

The 2018 Annual General Meeting of Altia Plc, convened on 1 March 2018, adopted the financial statements for the financial year 2017. The members of the Board of Directors and the CEO were discharged from liability for the financial year 2017. The Annual General Meeting elected the members of the Board of Directors and the auditor. As proposed by the Board of Directors, the Annual General Meeting decided that no dividend is distributed for the financial year 2017.

Board composition and Board Committees

The Annual General Meeting elected the following members to the Board of Directors:

- Sanna Suvanto-Harsaae, chairman
- Kai Telanne, vice chairman
- Kim Henriksson
- Annikka Hurme
- Tiina Lencioni
- Jukka Ohtola
- Torsten Steenholt

The Board of Directors has assessed the independence of its members. All members of the Board of Directors are independent of the company. Jukka Ohtola holds an office with the Ownership Steering Department of the Prime Minister's Office. All other members of the Board of Directors are independent of the shareholders of the company.

The Board of Directors has two committees, the Audit Committee and the Human Resources Committee. The members of the Audit Committee are Kim Henriksson (chairman), Tiina Lencioni and Sanna Suvanto-Harsaae. The members of the Human Resources Committee are Sanna Suvanto-Harsaae (chairman), Annikka Hurme, Jukka Ohtola and Kai Telanne.

Shareholders' Nomination Board

In October 2018, the Company announced that its three largest registered shareholders have nominated the following representatives to the Shareholders' Nomination Board:

- Jarmo Väisänen, Ownership Steering Department, Prime Minister's Office
- Hanna Kaskela, Varma Mutual Pension Insurance Company
- Annika Ekman, Ilmarinen Mutual Pension Insurance Company

The Nomination Board elected Jarmo Väisänen as its chairman. The chairman of Altia's Board of Directors, Sanna Suvanto-Harsaae acts as an expert in the Nomination Board.

Auditor

Altia Plc's auditor is authorised public accountants PricewaterhouseCoopers Oy, with Ylva Eriksson, APA, as the principal auditor.

Group structure

There were no changes in Group structure during 2018.

Chief Executive Officer and Group Management

In 2018, the Executive Management Team of Altia comprised the following members:

- Pekka Tennilä, CEO
- Janne Halttunen, SVP Scandinavia
- Kari Kilpinen, SVP Finland & Exports
- Kirsi Lehtola, SVP Human Resources
- Matti Piri, CFO (until the end of November 2018)
- Kirsi Puntila, SVP Marketing
- Hannu Tuominen, SVP Altia Industrial

In November, the appointment of Niklas Nylander as Altia's new Chief Financial Officer (CFO) and member of the Executive Management Team as of 1 January 2019 was announced.

Share capital and shares

At the end of the reporting period, Altia Plc's share capital amounted to EUR 60 480 378.36 and the number of issued shares was 36 140 485.

The initial public offering (IPO) of Altia Plc was carried out during March 2018. The IPO included a share sale by the State of Finland of 23 000 000 existing shares to retail and institutional investors and an issue of 180 485 new shares to the permanent employees of Altia in Finland and Sweden. The subscription price for the sale shares was set at EUR 7.50 per sale share and EUR 6.75 per share in the personnel offering. Altia's shares are listed on the Nasdaq Helsinki. All shares carry one vote and have equal voting rights. The trading code of the shares is "ALTIA", and the ISIN code is FI4000292438.

SECTOR DISTRIBUTION 31 DECEMBER 2018 Sector Number of shares % of shares Public sector 16 147 068 44.7 Financial and insurance corporations 10 763 830 29.8 Households 6 581 940 18.2 Non - financial corporations 1 430 189 4.0 Non - profit institutions 956 089 2.7 Rest of the world 261 369 0.7 TOTAL 36 140 485 Source: Euroclear Finland DISTRIBUTION BY SIZE OF HOLDING 31 DECEMBER 2018 Number of shares Number of % of shareholders shareholders Number of Shares % of shares 1 – 100 5 600 31.3 437 958 1.2 101 – 50 0 9 215 51. 5 2 336 398 6.5 501 – 1 000 1 981 11.1 1 439 858 4.0 1 001 – 5 000 901 5.0 1 692 437 4.7 5 001 – 10 000 97 0.5 694 645 1.9 10 001 – 50 000 61 0.3 1 304 996 3.6 50 001 – 100 000 7 0.0 545 382 1.5 100 001 – 500 000 10 0.1 2 084 670 5.8 500 001 – & above 7 0.0 25 604 141 70.8 TOTAL 17 879 100.0 36 140 485 100.0 Source: Euroclear Finland LARGEST SHAREHOLDERS 31 DECEMBER 2018 Sector Number of shares % of shares 1 Prime Minister’s Office 13 097 481 36.2 2 Varma Mutual Pension Insurance Company 1 550 000 4.3 3 Ilmarinen Mutual Pension Insurance Company 1 088 300 3.0 4 OP - Finland Small Firms Fund 559 516 1.5 5 Åbo Akademi University Foundation 455 700 1.3 6 Veritas Pension Insurance Company Ltd. 404 895 1.1 7 Säästöpankki Pienyhtiöt 265 481 0.7 8 Mandatum Life Unit - Linked 181 301 0.5 9 Säästöpankki Kotimaa 150 000 0.4 10 Takanen Jorma 122 617 0.3 TOTAL 17 875 291 49.5 Nominee - registered shares 9 659 252 26.7 Source: Euroclear Finland Shareholders and trading At the end of December 2018, Altia had 17 879 registered shareholders and 9 659 252 shares representing 26.7% of the total number of shares were nominee - registered. During 2018, the highest share price was EUR 9.50 and the lowest price EUR 7.015. At the end of December, the closing price of Altia’s share was EUR 7.07 and the market capitalisation was approximately EUR 256 million. The num - ber of Altia’s shares traded on Nasdaq Helsinki during 2018 was 29 910 623. There were no flagging notifications during 2018. On 31 December 2018, the members of the Board of Directors, the CEO and the members of the Executive Management Team including their controlled corporations owned a total of 100 790 shares corresponding to 0.28% of the total number of shares. During 2018, Altia did not have share op - tion programmes or share - based incentive programmes. Also, Altia did not have authori - sations for share repurchases and did not hold any own shares. 34 BOARD REPO R T BUSINESS O VERVIEW CORPORATE RESPONSIBILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS ANN U AL REPORT 2018

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Personnel

In 2018, Altia Group had an average of 718 (762) employees. On 31 December 2018, Altia Group had 678 (703) employees, of whom 402 (411) were in Finland, 114 (117) in Sweden, 19 (21) in Denmark, 28 (29) in Norway, 32 (37) in Latvia, 61 (65) in Estonia, and 22 (23) in France.

The decrease in personnel was primarily due to non-replacement or other internal arrangements in Finland, and due to continued reorganisation of operations in Latvia. Negotiations on reorganisation of Altia's Scandinavia segment and on operational changes in Finland sales were completed towards the end of the year. These arrangements aimed at renewing ways of working as well as simplifying the organisational structure, and will affect the number of personnel in 2019.

In 2018, training courses were arranged for the commercial organisation, sales and marketing personnel and Let's Lead Better training for managers was continued. The Altia Tasting personnel survey was conducted in January-February 2018. The new survey gave more accurate tools for managers to develop their leadership. In the Rajamäki plant, a leadership program was carried out with focus on building the safety culture.

Incentive programmes

Altia's salaried, senior salaried employees and management participate in an annual performance bonus program. The potential annual bonus is based on both the Group's and its business units' targets, as well as on personal targets. Bonuses are paid either once a year or more frequently as an annual bonus or sales bonus. Workers participate in a production bonus system. The production bonuses are based on the targets of each production unit. Altia's CEO, the members of the Executive Management Team and selected key employees are part of a long-term incentive scheme for 2017–2019.

Based on the profit for 2017, annual performance bonuses amounting to EUR 2.6 (3.7) million, including social expenses, were paid in 2018. Sales commissions totalling EUR 0.1 (0.1) million were paid during the year. Production bonuses totalling EUR 0.4 (0.4) million were included in the result for the period. In connection with the IPO in 2018, the top management were paid a one-off reward totalling EUR 1.4 million for investing the net sum of the received award in the company by subscribing shares in the personnel offering. Additionally, a 130-year celebration bonus totalling EUR 0.6 million was paid to Altia employees, excluding top management.

Corporate Responsibility

In December 2018, Altia was nominated as the Green Company of the Year in the international Drinks Business Green Awards 2018, organised by the Drinks Business magazine. The recognition was awarded to Altia for the bio and circular economy achievements at the Koskenkorva distillery.

For Altia, responsibility is both a strategic priority and a key success factor in its business. The aim of Altia's efforts in the area of corporate responsibility is to build sustainable long-term business. Altia wants to support the development of a modern and responsible Nordic drinking culture in its operating countries in accordance with the company's purpose, Let's Drink Better.

The focus areas of Altia's responsibility work are divided into four cornerstones: Altia & Customers, Altia & Society, Altia & Environment and Altia & Employees. The cornerstones are based on Altia's purpose and strategy, stakeholder expectations, the company's own operating principles and codes of conduct, as well as the amfori BSCI Code of Conduct, which in turn is based on key international agreements protecting workers' rights. Altia has joined the amfori BSCI initiative and aims at annually increase the traceability and transparency of product and raw material supply chains. Altia launched its new Code of Conduct in 2018 to further highlight the company's commitment to responsibility, transparency and integrity.

In 2018, Altia updated its corporate responsibility materiality analysis based on investor views. This was done by conducting a web based survey for private shareholders and interviews with a number of institutional investors. Based on the findings, the focus areas of Altia's corporate responsibility cornerstones were amplified. The most important corporate responsibility aspects highlighted by Altia's shareholders were the quality and safety of Altia's products, the circular economy, conserving groundwater, sustainable packaging and responsible supply chain.

Altia has defined a group level corporate responsibility action plan for 2018–2020, based on its strategy and responsibility cornerstones. The action plan progressed as planned in 2018. More details can be found in the Non-Financial Statement published in connection with the Report by the Board of Directors and in the Annual Report's dedicated section on Corporate Responsibility.

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Health, safety and environment

Occupational health and safety

Occupational safety is a vital part of Altia's corporate responsibility. Altia aims to reduce the number of accidents, absences caused by accidents and sickness absences. To achieve these goals, various occupational safety targets were set and related actions were conducted across different Altia sites during 2018.

In 2018, the sickness absence rate was 3.4% (3.3%). The accident frequency (the number of accidents per one million working hours) for accidents requiring at least one day of absence was 13 (11). There were no fatal work-related accidents in 2018 (0).

The environment and energy efficiency

Altia's work with environmental matters focuses on minimising the environmental impacts generated by Altia's own operations. The most significant environmental impacts of Altia's operations are energy consumption, water consumption, waste water quality, waste generation and the non-quality costs generated from scrapped raw materials, packaging materials and end products. Environmental indicators have been defined to support the reduction of these impacts. Annual targets and related actions were defined for different locations.

The environmental indicator for reducing waste volume in relation to production volume decreased at Tabasalu but increased at Rajamäki in 2018, compared to the levels in 2017. Organic loading of wastewater increased both at Rajamäki and Koskenkorva plants during the reporting period. At Koskenkorva, the increase resulted from including A-Rehu's wastewater amounts into the calculation. A-Rehu operates on Koskenkorva plant area. Water consumption relative to production decreased at Tabasalu, Rajamäki and Koskenkorva. The absolute amount of water used decreased at Rajamäki and Tabasalu and increased at Koskenkorva. The average waste reutilisation rate for the Altia production sites in Rajamäki, Koskenkorva and Tabasalu, was 99.7% in 2018 (99.5%).

The bioenergy power plant at Koskenkorva, which uses barley husks as its primary fuel, has enabled the Koskenkorva plant to reduce its carbon dioxide emissions and achieve a 59.9% self-sufficiency rate in fuels for steam production in the reporting period. The bioenergy power plant has been operating at full capacity since January 2015. The use of renewable fuel has reduced the Koskenkorva plant's carbon dioxide emissions by 54% in 2018 compared to the base year 2014 level.

Energy efficiency achieved through various energy saving measures is a major development area for the company both in terms of profitability and environmental responsibility. Altia is committed to the Finnish energy efficiency agreement for the period of 2017–2025, with the target to reduce energy consumption by 10% by the year 2025, compared to the base year 2014. In 2018, energy use relative to production volume increased slightly at the Rajamäki plant and remained at the previous year's level at the Koskenkorva plant.

Risks and risk management

Risk management

Altia's risk management aims to support the realisation of the company's strategy, risk identification, and means to reduce the likelihood and impact of risk materialisation, as well as to safeguard business continuity. Risks may be the result of an internal or external event. The Group's risk management policy has been approved by Altia Plc's Board of Directors.

The risk management policy describes the goals, principles and responsibilities of Altia's risk management and the related reporting principles. In line with this, the risk management steering group supports and coordinates risk management as part of the Group's planning and control processes and reports key risks to the company's management and Audit Committee. The most significant risks and uncertainties are assessed yearly in the Report of the Board of Directors.

Altia's business areas are responsible for risks related to their operations, as well as for their identification, prevention and key limitation methods. The Group's finance department manages financial risks according to the hedging principles defined in the company's financial policy. The management principles of the Group's most significant financial risks are described in more detail in the Notes to the Consolidated Financial Statements, under section 4.1. Financial risk management (p. 145). The finance department is also responsible for insurance programmes that cover the entire Group.

Altia's risk management process is based on the ISO 31000 standard, as applicable. The Corporate Governance Statement includes a more detailed description of the risk management process (p. 37).

Most significant risks anduncertainties

For reporting and risk assessment purposes, risks are categorised into five classes: strategic and business risks, operational and process-related risks, damage risks, financial risks and compliance risks. The Board of Directors assesses these central risks and the measures aiming to reduce the likelihood of their materialisation every three months.

Strategic and business risks relate to decision-making, resource allocation, management systems and the capacity to respond to changes in the operating environment (Strategy period: long-term, 3–5 years). Responsibility risks

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ALTIA'S RISK CHART


Compliance
Reporting
Data Privacy
Competition law
Licenses
Ethics
Financial
Financial Markets
Liquidity
Counterparty
Strategic and Business
Business Environment
Strategic Choices
Markets
Regulatory
Corporate Responsibility
Operations
Processes and Controls
Sourcing
Personnel
IT and Security
Hazard
Property
Safety
Environment
Liabilities

related to business operations are described in the Non-Financial Statement (p. 40) published in connection with the Report by the Board of Directors.

Operational risks concern the implementation of strategy and day-to-day business operations. Such risks include deviations in processes, systems and conduct (Budget period: short-term, 1–2 years).

Damage risks are errors, malfunctions and accidents occurring within Altia or its operating environment, resulting in damage or loss.

Financial risks pertain to changes in market prices, the short- and long-term adequacy of financial assets and the ability of counterparties to meet their financial obligations.

Compliance risks involve violations of laws and permits as well as ethically sustainable business practices applicable to the company's operations and industry. The following table contains a summary of key uncertainties with an either positive or negative effect on Altia's operations:

Risk	Description	Risk management
Raw material price risk	The availability of domestic barley and its market price has a significant impact on the profitability of Altia's business.	Altia ensures the availability of barley with contract farming and the price of barley in cooperation with farmers and grain companies.
Risks related to customers and consumer demand	Our customers in Altia's market areas include Nordic retail monopolies, wholesalers who sell alcohol, restaurants, retail stores, travel retail, international wine and spirits companies and importers operating in the export markets. The wide customer base provides Altia with diverse opportunities for the long-term development of customer cooperation. Changes in consumer behaviour may, in the long term, shift the emphasis in the demand for Altia's products between different productcategories.	A strong market position, efficient industrial processes, good quality and well-known brands improve Altia's chances to manage the risk. Changes in consumption patterns and the need to adjust operations are prepared for by investing in consumer-driven productdevelopment.
Product safety risks	As a wine and spirits company, it is particularly important for Altia to ensure the quality and safety of raw materials and finished goods throughout the supply chain.	Altia employs modern methods to ensure the safety of production processes and to eliminate various microbiological, chemical and physical hazards. In ensuring product safety, Altia complies with the operating methods required by food safety management and quality certificates.
Damag e risks	Altia has production facilities in Finland, Estonia and France. A fire or other unforeseen event may interrupt the operations of a production facility.	All of our production facilities have insurance policies for material damage and the interruption of operations in the Group's insurance programme. Key production facilities are subject to a risk survey every 1–2 years. Continuity plans serve to limit any possible loss of profits.
Financia l risks	The key risks related to finance in Altia's operations are currency transaction and translation risks, interest rate risks and refinancing and liquidity risks.	Financial risk management aims to mitigate any impact that price fluctuations and other uncertainties in the financial markets have on operating results, the balance sheet and cash flow and to ensure sufficient liquidity. The management principles of the Group's most significant financial risks are described in more detail in the Notes to the Consolidated Financial Statements, under section 4.1. (p. 145) Financial risk management.
Compliance	Key compliance risks in Altia's operations relate to the breach of laws, regulations and decisions by authorities concerning reporting, permits and licenses, marketing of alcoholic beverages, competition law and processing of personal data.	Compliance risk management aims to avoid sanctions, consequences and official investigations and decisions that may damage the company's profitability, business continuity and reputation. Altia aims to manage compliance risks and ensure ethically sustainable business practices with guidance and regular training.

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Price risk associated with commodities

Barley

In 2018, Altia consumed approximately 211.7 (206) million kilos of Finnish barley to produce ethanol and starch. The availability of high-quality domestic barley is ensured through contract cultivation and cooperation with grain growers and grain handling companies. The market price of barley fluctuates significantly year by year as a result of several factors that affect Finnish barley supply and demand. The price of barley is therefore considered to be a significant risk for Altia during the financial year. The price risk has not been hedged against with derivative instruments.

Electricity

A strong increase in the market price of electricity is a significant risk for Altia. The risk is managed by following Altia's principles for electricity procurement. These principles determine the hedging limits within which the electricity price risk is hedged against. The hedges are executed with the OTC-derivatives of Nasdaq OMX Oslo ASA.

The hedging service for electricity procurement has been outsourced.

At the end of 2018, the hedging ratio for deliveries for the next 12 months was 64.1% (67.6%), in line with the set targets. In 2018, the average hedging ratio was 68.0% (70.0%).

Cash flow hedge accounting in accordance with IFRS 9 is applied to the hedges against electricity price risk, and hedge effectiveness is tested quarterly. All hedging was effective in 2018 (the ineffective portion EUR -0.1 million in 2017 was recognised in financial costs).

Altia purchases its electricity straight from the Nord Pool Spot markets as a delivery tied to the spot price of the Finnish price area.

Sensitivity to market risks

The following table describes the sensitivity of the Group's profit and equity (before taxes) to changes in electricity prices, foreign exchange rates and interest rates. When Altia applies hedge accounting, the sensitivity is directed at equity. When hedge accounting is not applied, the sensitivity is recognised as a potential impact on profit or loss.

The sensitivity to foreign exchange rate changes is calculated from the net currency position resulting from financial instruments.

The total group floating rate liability position consists of floating rate liabilities EUR 75.0 (85.0) million and floating leg of interest rate swap EUR 20.0 (20.0) million which is netting the interest rate risk.

An increase of one percentage point in interest rates would have an effect of EUR -0.5 (-0.5) million on the income statement. The effect of the increase in market interest rates on the Group's profit is determined by net interest expenses.

Sensitivity of financial instruments to market risks (before taxes) in accordance with IFRS 7	2018		2017	
EUR million	Income statement	Equity	Income statement	Equity
+/-10% electricity	-	+/-0.3	-	+/-0.3
+/-10% change in EUR/NOK exchange rate	+/-0.1		+/-0.1	
+/-10% change in EUR/SEK exchange rate	+/-2.0		+/-2.0	
+/-10% change in EUR/USD exchange rate	-/+0.5		-/+0.4	
+/-10% change in EUR/AUD exchange rate	-/+0.2		-/+0.2	
+/-1%-points change in interest rates	-0.5	+0.6	-0.2	+0.8

Note: +/-10% change in EUR/SEK exchange rate would have an EUR +2.0 million effect in income statement. Other risks with same principle.

Short-term risks and uncertainties

The most significant uncertainties in the company's operations relate to the overall economic development and its impacts on consumption, as well as the effects of alcohol taxes and legislation on consumer behaviour. Unexpected and unforeseen disruptions in production and deliveries form the major short-term risks related to operations, as well as sudden and significant changes in prices of raw materials, especially related to barley.

Altia Plc's Board of Directors has confirmed the Group Risk Management Policy. Risk management is aimed at supporting the implementation of Altia Group's strategy, the identification of risks and methods for reducing the probability and impacts of risks, as well as ensuring business continuity. Risks may arise from internal or external events.

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Outlook 2019

Market outlook

The development of the Group's business operations and profitability are affected by the competitive environment, the overall economic outlook, imports by consumers and changes in alcohol taxation. Uncertainty related to changes in consumer buying behaviour and consumer demand continues.

Seasonality

There are substantial seasonal fluctuations in the consumption of alcoholic beverages impacting the net sales and cash flow of Altia. The company typically generates large amounts of its revenue and cash flow during the fourth quarter of the year whereas, the first quarter of the year is significantly lower. In addition, excise taxes related to the high season at the end of the year are paid in January, resulting in large cash outflows at the beginning of the year.

Guidance

The comparable EBITDA is expected to improve from the 2018 level.

The positive trend of Altia's Nordic core brand portfolio is expected to continue. Market development in Finland is expected to flatten out in comparison to 2018 and the markets in Sweden and Norway are expected to grow.

The negative impact of the increased barley cost will be reflected in high raw material costs especially in the first quarters of the year. The guidance assumes a normal harvest in 2019.

In addition, the impact from the implementation of the new IFRS 16 standard is expected to improve comparable EBITDA by 3–4 million.

Dividend proposal

According to the financial statements on 31 December 2018, the parent company's distributable funds amount to EUR 72 084 125.87 including profit for the period of EUR 14 102 839.85.

There have been no significant changes to the parent company's financial position after the end of the financial year.

The Board of Directors proposes to the Annual General Meeting that a dividend of EUR 0.38 per share be paid for the financial year 2018. The Board's proposal is based on earnings per share (EPS) and takes into consideration the items affecting comparability included in the result for 2018.

Annual General Meeting 2019

Altia Plc's Annual General Meeting (AGM) 2019 is planned to be held on 15 May 2019 in Helsinki. The Board of Directors will summon the AGM later.

Financial calendar 2019

The Annual Report 2018 including the financial statements, Board of Directors' report, Auditor's report, the Corporate Governance statement and the remuneration statement will be published in English and Finnish on Altia's website during week 12 (the week starting on 18 March).

Altia will publish financial reports in 2019 as follows:

- 8 May 2019: Business Review for January–March 2019
- 15 August 2019: Half-Year Report for January–June 2019
- 7 November 2019: Business Review for January–September 2019

Events after the period

On 30 January, the proposals by the Shareholders' Nomination Board to the Annual General Meeting were announced. The Nomination Board proposes that the number of members of the Board of Directors be seven (7) and that the present members Kim Henriksson, Tiina Lencioni, Jukka Ohtola, Torsten Steenholt, Sanna Suvanto-Harsaae and Kai Telanne be re-elected and Anette Rosengren be elected as a new member.

Further, the Nomination Board proposes that the remuneration to be paid to the members of the Board of Directors during the next term consist of a monthly term of office fee as follows: EUR 4 000 per month, Chairman; EUR 2 500 per month, Vice Chairman; EUR 2 000 per month, member.

In addition to the monthly fee, the Board members would receive a meeting fee for the Board of Directors and Board Committee meetings of EUR 600 per meeting for Board members residing in Finland and EUR 1 200 per meeting for Board members residing abroad. Travel expenses would be reimbursed in accordance with the company's travel policy.

Helsinki, 6 February 2019
Altia Plc
Board of Directors

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Non-financial statement

Introduction

Corporate responsibility is both a strategic priority and a key success factor for Altia. The aim of the company's responsibility efforts is to build a sustainable long-term business. Altia wants to promote a modern and responsible Nordic drinking culture. This target is summarised in the company's purpose, Let's Drink Better. Better drinking can be interpreted as, for example, a drinking culture that is of a higher quality, moderate in quantity, lighter, more social or more environmentally friendly.

Altia has reported on the company's responsibility efforts for ten years in accordance with the model for corporate responsibility reporting for state-owned companies[1] and the Global Reporting Initiative (GRI) guidelines.

This non-financial statement describes, in accordance with the Finnish Accounting Act, Altia's approach to the management of environmental, social and employee matters, as well as matters related to respect for human rights and anti-corruption and bribery, in its operations. More detailed information about our responsibility work is provided in a separate section on Corporate Responsibility in Annual Report.

Business model

Altia's business model is based on offering a strong portfolio of its own brands and a versatile range of international partner brands, as well as providing services to its customers utilising the company's production, packaging and logistics capacity. In addition, by-products from the production process are sold to industrial customers in other industries. The integrated operating model creates significant economies of scale in sourcing, production and distribution, and allows the company to take advantage of its shared operations – such as consumer research, innovation, product development and overall know-how – and use its centralised support functions efficiently. The Business Overview section contains a description of how Altia creates value.

Environmental matters

a. Policies and ways of working (including due diligence)

Altia's work on environmental matters focuses on minimising the environmental impacts of the company's own operations. Altia aims for high material and resource efficiency, and develops products and their packaging with a view to achieving a lower environmental impact. In addition, necessary measures are taken to protect the groundwater resources used as an ingredient in Altia's products.

The environmental aspects relevant to the company are assessed at three-year intervals. In the assessment conducted in 2018, energy consumption, water consumption, wastewater and its quality, as well as waste generation, were identified as the most significant environmental aspects. Environmental key performance indicators and annual reduction targets were defined to support the reduction of these impacts. Plant-specific targets and the actions necessary to achieve the targets are set annually, and progress is monitored monthly with the help of the indicators.

The standards, policies and principles relevant to Altia's environmental work include:

- Altia Code of Conduct
- Altia Quality, Safety and Environmental Principles
- ISO14001 Environmental Management System standard; the certification covers Altia's operations in Finland

b. Principal risks and their management

Environmental risks are assessed regularly as part of the assessment of Altia's environmental impacts and of Altia Group's risk management. The principal risks identified include possible leaks to the soil or waterways (including groundwater areas), overruns of the wastewater quality limits in Altia's environmental permits, and the costs related to maintaining compliance with increasingly strict environmental regulations as well as the fines and sanctions resulting from any non-compliance with the said regulations.

The risks are managed through various measures, including the maintenance of an environmental management system in accordance with the ISO14001 standard, regular monitoring of wastewater quality, ownership of land in groundwater areas and monitoring legislative developments.

c. Outcome and KPIs

Altia's environmental work received notable international recognition in 2018 when the company was nominated as the Green Company of the Year in The Drinks Business Green Awards. The recognition was awarded to Altia for the bio and circular economy achievements at the Koskenkorva distillery.

In Finland, Altia has joined the voluntary Energy Efficiency Agreement, the other parties of which are the Ministry of Economic Affairs and Employment, industry associations and companies. With the agreement, Altia commits to reducing its energy consumption by 10%

[1] Government Resolution on State Ownership Policy 3 November 2011, Annex 3

KPI 2018 2017 2016 Energy efficiency (MWh/m 3 of prod - uct or tonne of barley) Koskenkorva : 0 . 63 Rajamäki and Tabasalu : 0 . 31 Koskenkorva : 0 . 63 Rajamäki and Tabasalu : 0 . 28 Koskenkorva : 0 . 71 Rajamäki and Tabasalu : 0 . 34 Water efficiency (m 3 /m 3 of product or tonne of barley) Koskenkorva: 2.26 Rajamäki and Tabasalu: 1.61 1 Koskenkorva : 2 . 28 Rajamäki and Tabasalu : 1 . 46 Koskenkorva : 2 . 79 Rajamäki and Tabasalu : 1 . 47 Quality of wastewater (kg COD/m 3 of product or tonne of barley) Koskenkorva: 3.10 Rajamäki and Tabasalu: 3.35 2 Koskenkorva : 2 . 23 Rajamäki and Tabasalu : 2 . 92 Koskenkorva : 1 . 97 Rajamäki and Tabasalu : 2 . 71 Waste volume (kg/m 3 of product) Rajamäki and Tabasalu: 52.06 3 Rajamäki and Tabasalu: 44.83 Rajamäki and Tabasalu: 49.22 Average rate of recycling and reuti - lisation 99.7% 99.5% 99.5% Monetary value of fines and number of non - monetary sanctions 0 0 0 1 Monitoring of the KPI for water efficiency was discontinued at the beginning of 2018 at the Rajamäki plant of the Industrial Products unit, because the KPI is not material for the operations. With regard to Rajamäki, the indicator includes the alcoholic beverage plant. 2 The KPI for the quality of wastewater is not monitored at the Tabasalu plant. 3 The KPI for waste volume is not monitored at the Rajamäki and Koskenkorva plants of the Industrial Products unit, because it is not material for the plants in question. With regard to Rajamäki, the indicator includes the alcoholic beverage plant. by 2025, compared to the base year 2014. In 2018, energy use relative to production volume increased slightly at the Rajamäki plant and remained at the previous year’s level at the Koskenkorva plant. The limit values for wastewater loads are specified in Altia’s environmental permits. The organic load of the wastewater of the Rajamäki plant increased from the previous year. The daily limit for biological oxygen demand specified in the requirements for the environmental permit was exceeded six times during the year. Investigations aiming to reduce the wastewater load and prevent any further exceeding of permit limits are ongo - ing. The measurement method concerning the biochemical oxygen demand at the Kosken - korva plant was changed at the beginning of the review period (the wastewater of A - Rehu, which operates in the same plant area, was included in the ratio of the Koskenkorva plant), due to which the load increased from the previous year. The results of Altia’s key environmental indicators are summarised in the table above and discussed in more detail under Altia & the Environment in the section on Corporate Responsibility. The bioenergy power plant at the Koskenkorva plant enabled Altia to reduce the Kosken - korva plant’s carbon dioxide emissions by 54% in 2018, compared to 2014. The plant’s fuel self - sufficiency in steam production was 59.9% in 2018, which is lower than the year before. This is explained by the smaller grain size in 2018, due to which the volume of the husk to be incinerated was lower than in the previous year. Social and employee matters Consumer and product related matters a. Policies and ways of working (including due diligence) Product safety is a top priority for Altia, and the company continuously improves the quality of raw materials and final products. Altia markets its products responsibly and in compliance with applicable marketing laws, and provides consumer information in accordance with applicable regulations. The key processes related to product quality and safety have been defined and the relevant instructions are maintained in Altia’s man - agement system. Key performance indicators regarding quality, targets included, have been set, and their monitoring began in 2018. The KPIs concern quality costs, customer feedback and the proportions of deviating batches. Plant - specific targets and the actions neces - sary to achieve those targets are furthermore set annually, and progress is monitored monthly with the help of the indicators. Altia wants to build a responsible drinking culture. Given that the company’s own employees are in a key position for driving the change, Altia has launched an employee alcohol policy. The policy is applicable to all Altia employees and everyone working on Altia’s production sites or in its offices. Altia’s Rajamäki plant has the international Fair Trade and Fair for Life certifications. The Fair for Life certification was granted to the plant in the reporting year 2018. The Koskenkorva distillery, the Rajamäki alcoholic beverage plant and the distillery in Sundsvall are certified for organic production. The standards, policies and principles relevant to the safety, quality, marketing and consump - tion of Altia’s products include : • Altia Code of Conduct • ISO 9001 Quality Management standard ; the certification covers Altia’s operations in Finland as well as the Tabasalu plant in Estonia • ISO22000 Food Safety Management standard; the certification covers Altia’s Rajamäki plant • Altia Quality, Safety and Environmental Principles • Altia Marketing Guidelines • Altia Employee Alcohol Policy 41 BOARD REPO R T BUSINESS O VERVIEW CORPORATE RESPONSIBILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS ANN U AL REPORT 2018

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b. Principal risks and their management
The risks are assessed as part of quality and safety risk assessments and as part of Altia Group's risk management. The principal risks identified include failure to comply with hygiene requirements, lack of consistency in the quality of products, any contamination of products, as well as defects in raw materials or packaging. Such incidents can lead to product recalls or make the company subject to legal claims. As the alcohol business is highly regulated, stricter regulation regarding the marketing and advertising of alcoholic beverages or their taxation, for example, could have an impact on the company's operations.

To manage risks of this type, Altia maintains quality and food safety management systems in accordance with international standards. Quality is monitored continuously during production by means of line inspections and testing, as well as the analysis of end products. Instructions and process are maintained in view of possible recalls and situations are practised regularly by way of phantom testing. Applicable legislation and any developments therein are reviewed regularly.

c. Outcome and KPIs
Altia's Rajamäki plant received the ISO 22000 food safety certificate in 2017, and food safety was improved in accordance with the ISO 22000 standard during the reporting period. During the year, the company arranged training for all employees through an online platform, enhanced quality monitoring during production by, for instance, adopting a manufacturing execution system (MES), and continued to improve the plant's condition by carrying out floor and wall repairs, among others. Plant-specific targets and the actions necessary to achieve those targets are set annually and progress is monitored monthly with the help of the indicators.

KPI	2018	2017	2016
Amount of income taxes paid and excise taxes collected	EUR 452.3 million	EUR 425.6 million	EUR 466.3 million
	The full tax footprint is available in the section on Corporate Responsibility	The full tax footprint is available in the section on Corporate Responsibility	The full tax footprint is available in the 2016 Responsibility Report

Employee matters

a. Policies and ways of working (including due diligence)
Altia is committed to building a culture with a motivating and supportive working environment based on safety, openness, equality and trust. The company values diversity and promotes equal treatment and equal opportunities. Altia maintains a continuous dialogue with its employees by sharing information and engaging the employees, and respects the freedom of association and the right to collective bargaining. All Altia employees are expected to respect each other's rights to fair treatment and to act in accordance with the Altia Behaviours. These are *Renew Bravely*, *Show Direction*, *Build Success Together* and *Implement!*

Altia wants to ensure safe and healthy working conditions for all its employees. The goal is to reduce sickness absences, the number of accidents and the number of absences caused by accidents. Plant-specific targets and the actions necessary to achieve those targets are set annually, and progress is monitored monthly by way of key performance indicators. Targets are also set and action plans prepared for operating locations that are not within the scope of the OHSAS 18001:2007 certification.

The standards, policies and principles relevant to employee matters include:

- Altia Code of Conduct
- Altia Behaviours
- OHSAS 18001:2007 Occupational Health and Safety Management standard; the certification covers Altia's operations in Finland
- Altia Quality, Safety and Environmental Principles
- amfori BSCI Code of Conduct

b. Principal risks and their management
The risks are assessed as part of Altia Group's risk management. The principal risks relate to Altia's ability to recruit, develop, motivate and retain the right know-how and succeed in daily leadership, the maintenance of good collaboration practices with employees and their unions, as well as the occurrence of accidents. To manage the risks, Altia develops its employer value proposition, recruitment and retention, conducts the employee satisfaction survey Altia Tasting on an annual basis, maintains frequent collaboration with unions, and maintains an occupational health and safety management system in accordance with the OHSAS 18001 standard.

c. Outcome and KPIs
The company has organised training for its commercial organisation, as well as the sales and marketing personnel, every year since 2016. The Let's Lead Better training for managers was kicked off in 2017. The Let's Lead Better training is based on the principles of the Altia Behaviours, which are part of all the development and training of Altia's people.

Altia's annual Altia Tasting employee survey was organised in January 2018. The revised

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KPI	2018	2017	2016
Sickness absence, %	3.4	3.3	3.2
Accident absencerate	13	11	8
Accident absence, %	0.07	0.29	0.22
Numberof accidents	17	16	N/A

The number of accidents was not monitored at all sites in 2016, due to which the KPI for 2016 is missing. An accident is defined as any accident leading to at least one day of absence. More details about the indicators are available under Altia & Employees in the section on Corporate Responsibility.

survey provided managers with increasingly precise results for the development of their own leadership. The most important development targets uncovered in the employee survey related to the communication of opportunities for competence development, the development of leadership skills and the visibility of the executive management. Several measures were carried out during the year to develop these areas, such as the Let's Lead Better training sessions and Altia's Top Leader's Forum.

The results of the indicators for occupational health and safety are presented in the table above. There were no fatal work-related accidents during the year.

Respect for human rights

a. Policies and ways of working (including due diligence)

Altia is committed to respecting and promoting human rights and international labour standards in accordance with the United Nation's (UN) Universal Declaration of Human Rights and the key conventions of the International Labour Organization (ILO). Altia also expects the same from its suppliers, partners and subcontractors.

Altia's most relevant human rights impacts are related to the sourcing of wines, spirits and raw materials. In 2017, Altia joined amfori BSCI and amfori BSCI's Sustainable Wine Programme to develop responsible sourcing. As a participant Altia is committed to furthering the principles of the amfori BSCI Code of Conduct in its supply chains. The code of conduct's principles are based on key international agreements and frameworks such as ILO conventions and declarations, the UN Guiding Principles on Business and Human Rights, as well as OECD guidelines for multinational enterprises.

Altia's due diligence process is developed continuously. It is currently composed of mapping the supply chains of our products and their components, using a questionnaire to gather information about our suppliers' and partners' responsibility work, contractual obligations as well as participation in and utilisation of the tools offered by amfori BSCI, including third party audits. Altia has a whistleblowing channel open to all stakeholders, maintained by an independent thirdparty.

The standards, policies and principles relevant to Altia's work with human rights matters include:

- Altia Code of Conduct
- amfori BSCI Code of Conduct
- Altia Code of Conduct for Suppliers and Subcontractors

b. Principal risks and their management

The principal risks are related to Altia's business relationships and primarily concern the wine, spirits and raw material supply chains where these extend to countries with a higher risk of possible violations of international labour standards. In addition, Altia's customers have demands for social compliance within the supply chains, and any violation of such demands by Altia's suppliers, sub-suppliers or partners could lead to situations where a customer stops any further deliveries of a product. The risks are managed with the due diligence process explainedabove.

c. Outcome and KPIs

21 amfori BSCI audits (full audits or follow-up audits) were conducted at Altia's suppliers, partners or their sub-suppliers in 2018 (18 in 2017). The areas where improvement needs were identified included the maintenance of sufficient management systems to ensure compliance with social responsibility, occupational health and safety and compliance with regulations related to working hours. In addition, focused inspections, commissioned by Altia's customers, continued at some of suppliers or partners in South Africa.

During 2018, Altia personnel responsible for sourcing took part for example in a web based training of responsible sourcing, organised by Altia's customer. Additionally, an amfori BSCI audit planning for 2019 was initiated for suppliers of raw materials for Altia's proprietary brands. Furthermore, Altia continued its cooperation with various stakeholders to address the concerns regarding working conditions at South African vineyards.

KPI	2018	2017	2016
Share of purchases from risk countries as identified in amfori BSCI risk country classification	3%	4%	4%
Number of grievances related to human rights reported through the whistleblowing channel	0	0	N/A

The whistleblowing channel was launched in October 2017, due to which the first full year figure concerns 2018.

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Anti-corruption and-bribery matters

a. Policies and ways of working (including due diligence)

Altia has zero tolerance towards bribery and corruption. The company is committed to operating fairly and to not offering improper benefits to any party. Altia also expect its representatives, consultants, agents, subcontractors and other business partners to unconditionally refrain from corruptive behaviour when performing services for Altia or on its behalf. Altia does not support, either directly or indirectly, political parties or organisations. Nor does the company participate in financing the election campaigns of individual candidates.

Altia published its new Code of Conduct is 2018. The Altia Code of Conduct describes the company's commitment to responsibility and integrity. The cornerstones of the Altia Code of Conduct are our *employees, our business* and *our integrity*. Every Altia employee is familiarised with the Altia Code of Conduct, including the company's anti-bribery and corruption activities, with the help of an online course.

Altia has a whistleblowing channel maintained by an independent third party. The channel is open to all Altia employees and external stakeholders. All concerns raised, whether through the channel or through other means, are investigated in accordance with an established process to ensure accuracy, anonymity and fairness.

The standards, policies and principles relevant to anti-corruption and bribery matters include:

- Altia Code of Conduct
- Anti-Bribery and Corruption Policy
- Whistleblowing channel

b. Principal risks and their management

The risks are assessed as part of Altia Group's risk management. The principal risks associated with anti-corruption and bribery matters include a reputational risk caused by any act of corruption or bribery, especially related to Altia's key persons and business partners. Given that the alcohol business is often a regulated business, obtaining the necessary licenses and permits is associated with a risk of corruption or bribery, especially in countries with a high corruption index. The risks are managed through contractual obligations, third party due diligence inspections concerning suppliers and distributors, where necessary, as well as internal training on the Altia Anti-Bribery and Corruption Policy.

c. Outcome and KPIs

In 2018, Altia arranged a Code of Conduct online course, mandatory for its entire personnel. The whistleblowing channel has been in use since 2017. No reports were submitted through the whistleblowing channel in 2018. The first full-year figures on reports received through the whistleblowing channel were available in 2018.

KPI	2018	2017	2016
Communication and training on anti-corruption policies	Online course on the Altia Code of Conduct organised for the entire personnel	The relevant employees at Altia were provided with online training	N/A
Number of anti-corruption and bribery incidents reported through the whistleblowing channel	0	0	N/A

Helsinki, 6 February 2019
Altia Plc
Board of Directors

2018 2017 2016 Income statement Net sales EUR million 357.3 359.0 356.6 Comparable EBITDA EUR million 40.0 42.4 40.8 (% of net sales) % 11.2 11.8 11.5 EBITDA EUR million 34.0 40.3 60.8 Comparable operating result (EBIT) EUR million 25.6 28.2 26.4 (% of net sales) % 7.2 7.8 7.4 Operating result EUR million 19.7 26.1 46.3 Result before taxes EUR million 18.6 25.0 45.0 Result for the period EUR million 15.1 18.3 36.1 Items affecting comparability EUR million - 6.0 - 2.1 19.9 Balance sheet Cash and cash equivalents EUR million 42.0 52.4 68.0 Total equity EUR million 150.1 136.8 191.3 Borrowings EUR million 89.4 100.1 72.8 Invested capital EUR million 239.5 236.9 264.0 Profitability Return on equity (ROE) % 10.5 11.1 20.0 Return on invested capital (ROI) % 7.0 8.0 14.4 Financing and financial position Net debt EUR million 47.4 47.7 4.7 Gearing % 31.6 34.9 2.5 Equity ratio % 38.4 34.3 44.2 Net cash flow from operating activities EUR million 6.5 37.6 29.4 Net debt/comparable EBITDA 1.2 1.1 0.1 Key ratios of the Group 45 BOARD REPO R T BUSINESS O VERVIEW CORPORATE RESPONSIBILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS ANN U AL REPORT 2018

2018 2017 2016 Share - based key ratios Earnings / share (Basic and diluted) EUR 0.42 0.51 1.00 Equity / share EUR 4.15 3.80 5.32 Dividend / share EUR 0.38* - 1.96 Dividend/earnings % 91.2* - 196 Effective dividend yield % 5.4* - - Price/Earnings 17.0 - - Closing share price on the last day of trading EUR 7.07 - - Highest EUR 9.50 - - Lowest EUR 7.015 - - Market value of shares at the end of period EUR million 255.5 - - Number of shares outstanding at the end of period 36 140 485 35 960 000 35 960 000 Personnel Average number of personnel 718 762 829 * Board's proposal 46 BOARD REPO R T BUSINESS O VERVIEW CORPORATE RESPONSIBILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS ANN U AL REPORT 2018

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RECONCILIATION OF ALTERNATIVE PERFORMANCE MEASURES (APM) TO IFRS FIGURES AND ITEMS AFFECTING COMPARABILITY (IAC)

EUR million	2018	2017
Items affecting comparability		
Net gains or losses from business and assets disposals	0.4	1.3
Cost for closure of business operations and restructurings	-1.1	-1.1
Major corporate projects		
Costs related to the closed voluntary pension scheme	-0.7	-
Costs related to stock exchange listing	-4.6	-2.4
Total items affecting comparability	-6.0	-2.1
Comparable EBITDA		
Operating result	19.7	26.1
Less:		
Depreciation, amortisation and impairment	14.4	14.2
Total items affecting comparability	6.0	2.1
Comparable EBITDA	40.0	42.4
% of net sales	11.2	11.8
Comparable EBIT		
Operating result	19.7	26.1
Less:		
Total items affecting comparability	6.0	2.1
Comparable EBIT	25.6	28.2
% of net sales	7.2	7.8

Altia presents alternative performance measures as additional information to financial measures presented in the consolidated income statement, consolidated balance sheet and consolidated statement of cash flows prepared in accordance with IFRS. In Altia's view, alternative performance measures provide significant additional information on Altia's results of operations, financial position and cash flows to management, investors, analysts and other stakeholders.

Alternative performance measures should not be viewed in isolation or as a substitute to the IFRS financial measures. All companies do not calculate alternative performance measures in a uniform way, and therefore Altia's alternative performance measures may not be comparable with similarly named measures presented by other companies.

The alternative performance measures are unaudited.

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THE DEFINITIONS AND REASONS FOR THE USE OF FINANCIAL KEY INDICATORS

Key figure	Definition	Reason for the use
Operating margin, %	Operating result / Net sales	Operating result shows result generated by the operating activities.
EBITDA EBITDA margin, %	Operating result before depreciation and amortization EBITDA / Net sales	EBITDA is the indicator to measure the performance of the Group.
Comparable operating result Comparable operating margin, % Comparable EBITDA	Operating result excluding items affecting comparability Comparable operating result / Net sales EBITDA excluding items affecting comparability	Comparable EBITDA, comparable EBITDA margin, comparable operating result and comparable operating margin are presented in addition to EBITDA and operating result to reflect the underlying business performance and to enhance comparability from period to period. Altia believes that these comparable performance measures provide meaningful supplemental information by excluding items outside normal business, which reduce comparability between the periods. Comparable EBITDA is an internal measure to assess performance of Altia and key performance measure at segment level together with net sales.
Comparable EBITDA margin, % Items affecting comparability	Comparable EBITDA / Net sales Material items outside normal business, such as net gains or losses from business and assets disposals, impairment losses, cost for closure of business operations and restructurings, major corporate projects including direct transaction costs related to business acquisitions, voluntary pension plan change and costs related to other corporate development.	Comparable EBITDA margin is also one of Altia's financial targets. Comparable EBITDA is commonly used as a base for valuation purposes outside the Company and therefore important measure to report regularly.
Invested capital	Total equity + Borrowings	Base for ROI measure.
Return on equity (ROE), %	Result for the period / Total equity	This measure can be used to evaluate how efficiently Altia has been able to generate results in relation to the equity of the Company.
Return on invested capital (ROI), %	(Result for the period + Interest expenses) / (Total equity + Non-current and current borrowings) (average)	This measure is used to evaluate how efficiently Altia has been able to generate net results in relation to the total investments made to the Company.
Borrowings Net debt	Non-current borrowings + Current borrowings Borrowings – cash and cash equivalents	Net debt is an indicator to measure the total external debt financing of the Group.
Gearing, %	Net debt / Total equity	Gearing ratio helps to show financial risk level and it is a useful measure for management to monitor the level of Group's indebtedness. Important measure for the loan portfolio.
Equity ratio, %	Total equity / Total assets – Advances received	Equity / assets ratio helps to show financial risk level and it is a useful measure for management to monitor the level of Group's capital used in the operations.
Net debt / Comparable EBITDA	Net debt / Comparable EBITDA	The level of Net debt / Comparable EBITDA is one of Altia's financial targets.
Earnings / share	Result for the period attributable to shareholders of the parent company/Share-issue adjusted number of shares during the period	
Equity/share	Equity attributable to shareholders of the parent company /Share- issue adjusted number of shares at the end of period	
Dividend/share	Dividend distribution for period/Number of shares (basic) at the end of period	
Dividend / earnings %	Dividend/share / Earnings/share	
Effective dividend yield %	Dividend/share / Price of share at the end of the accounting period	
Price / earnings	Price of share at the end of accounting period / Earnings/share	
Market value of outstanding shares	The number of shares at the end of accounting period x the price of the share at the end of accounting period.

Financial Sta t e m e nts 108 BOARD REPO R T BUSINESS O VERVIEW CORPORATE RESPONSIBILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS ANN U AL REPORT 2018

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Contents to the Financial Statements

CONSOLIDATED FINANCIAL STATEMENTS* **110**
Consolidated Income Statement 110
Consolidated Statement of Comprehensive Income 110
Consolidated Balance Sheet 111
Consolidated Statement of Cash Flows 112
Consolidated Statement of Changes in Equity 113

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS* **114**
General information 114

1. Operating result **116**
1.1. Revenues from operations 116
1.2. Segment information 117
1.3. Other operating income 119
1.4. Materials and services 119
1.5. Employee benefit expenses 119
1.6. Other operating expenses 120
1.7. Depreciation, amortisation and impairment 120
1.8. Research and development expenditures 120

2. Operative assets and liabilities **121**
1. Goodwill and other intangible assets 121
2. Property, plant and equipment 125
3. Inventories 128
4. Contract assets (current) 128
2.5. Trade and other receivables (current) 129
2.6. Employee benefit obligations 129
2.7. Trade and other payables 131
8. Contract liabilities 132
9. Provisions 132

3. Financial items and capital structure **133**
3.1. Finance income and expenses 133
3.2. Financial assets and liabilities 134
3.2.1 Financial assets 134
3.2.2 Financial liabilities 135
3.2.3. Classification and fair values of financial assets and liabilities 138
3.3. Derivative instruments and hedge accounting 140
3.4. Equity 142

4. Financial and capital risk **145**
4.1. Financial risk management 145
4.2. Capital risk management 151

5. Consolidation **152**
5.1. General consolidation principles 152
5.2. Subsidiaries 153
5.3. Associated companies and interests in joint operations 154

6. Other notes **156**
1. Income tax expenses 156
2. Collaterals, commitments and contingent assets and liabilities 160
3. Related party transactions 161
4. Adoption of new or amended IFRS standards and interpretations 162
5. Events after the reporting period 166

PARENT COMPANY FINANCIAL STATEMENTS* **167**
Altia Plc Income Statement (FAS) 167
Altia Plc Balance Sheet (FAS) 168
Altia Plc Statement of Cash Flows (FAS) 170
Notes to Altia Plc Financial Statements 171

BOARD OF DIRECTORS' PROPOSAL FOR THE DISTRIBUTION OF PROFITS* **180**

THE AUDITORS`NOTE **180**

AUDITOR'S REPORT (translation of the finnish original) **181**

SYMBOLS
Accounting
Critical estimates and management judgements

*Part of the Financial Statements

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CONSOLIDATED INCOME STATEMENT

EUR million	Note	1 Jan–31 Dec 2018	1 Jan–31 Dec 2017
NET SALES	1.1.	**357.3**	**359.0**
Other operating income	1.3.	7.4	8.3
Materials and services	1.4.	-206.8	-202.0
Employee benefit expenses	1.5.	-49.9	-52.0
Other operating expenses	1.6.	-73.9	-72.9
Depreciation, amortisation and impairment	1.7.	-14.4	-14.2
OPERATING RESULT		**19.7**	**26.1**
Finance income	3.1.	3.5	4.5
Finance expenses	3.1.	-5.8	-6.4
Share of profit in associates and income from interests in joint operations		1.2	0.9
RESULT BEFORE TAXES		**18.6**	**25.0**
Income tax expense	6.1.	-3.6	-6.7
RESULT FOR THE PERIOD		**15.1**	**18.3**
Result for the period attributable to:			
Owners of the parent		15.1	18.3
Earnings per share for the result attributable to owners of the parent, EUR			
Basic and diluted	3.4.	0.42	0.51

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

EUR million	Note	1 Jan–31 Dec 2018	1 Jan–31 Dec 2017
Result for the period		15.1	18.3
OTHER COMPREHENSIVE INCOME			
Items that will not be reclassified to profit or loss			
Remeasurements of post-employment benefit obligations	2.6.	0.0	-0.0
Related income tax	6.1.	-0.0	0.0
Total		**-0.0**	**-0.0**
Items that may be reclassified to profit or loss			
Cash flow hedges		0.4	1.4
Available-for-sale financial assets		-	0.6
Translation differences	3.4.	-3.5	-4.0
Income tax related to these items	6.1.	-0.1	-0.3
Total		-3.2	-2.3
Other comprehensive income for the period, net of tax		-3.2	-2.3
TOTAL COMPREHENSIVE INCOME FOR THE PERIOD		**11.9**	**16.0**
Total comprehensive income attributable to:			
Owners of the parent		11.9	16.0

The notes are an integral part of the consolidated financial statements.

ALTIA ANNUAL REPORT 2018
BUSINESS OVERVIEW | BOARD REPORT | CORPORATE RESPONSIBILITY | CORPORATE GOVERNANCE | FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEET

EUR million	Note	31 Dec 2018	31 Dec 2017
ASSETS			
Non-current assets			
Goodwill	2.1.	80.7	82.1
Other intangible assets	2.1.	29.6	34.4
Property, plant and equipment	2.2.	64.6	67.4
Investments in associates and interests in joint operations	5.3.	7.9	7.6
Financial assets at fair value through other comprehensive income	3.2.1.	1.4	-
Available-for-sale financial assets	3.2.1.	-	1.4
Other receivables	3.2.1.	-	1.0
Deferred tax assets	6.1.	0.8	1.0
Total non-current assets		**185.1**	**194.8**
Current assets			
Inventories	2.3.	99.6	94.5
Contract assets	2.4.	0.2	-
Trade and other receivables	2.5.	60.9	53.9
Current tax assets		2.5	2.8
Cash and cash equivalents	3.2.1.	42.0	52.4
Total current assets		**205.3**	**203.6**
TOTAL ASSETS		**390.4**	**398.4**

EUR million	Note	31 Dec 2018	31 Dec 2017
EQUITY AND LIABILITIES			
Equity attributable to owners of the parent	3.4.		
Share capital		60.5	60.5
Invested unrestricted equity fund		1.2	-
Fair value reserve		0.6	0.6
Hedge reserve		0.0	-0.3
Translation differences		-19.6	-16.0
Retained earnings		107.3	92.0
Total equity		**150.1**	**136.8**
Non-current liabilities			
Deferred tax liabilities	6.1.	16.8	17.7
Borrowings	3.2.2.	82.7	89.1
Employee benefit obligations	2.6.	1.3	1.3
Total non-current liabilities		**100.8**	**108.2**
Current liabilities			
Borrowings	3.2.2.	6.7	11.0
Provisions	2.9.	0.5	-
Trade and other payables	2.7.	131.4	137.4
Contract liabilities		0.6	-
Current tax liabilities		0.4	5.0
Total current liabilities		**139.5**	**153.4**
Total liabilities		**240.3**	**261.6**
TOTAL EQUITY AND LIABILITIES		**390.4**	**398.4**

The notes are an integral part of the consolidated financial statements.

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CONSOLIDATED STATEMENT OF CASH FLOWS

EUR million	Note	1 Jan–31 Dec 2018	1 Jan–31 Dec 2017
CASH FLOW FROM OPERATING ACTIVITIES			
Result before taxes		18.6	25.0
Adjustments			
Depreciation, amortisation and impairment	1.7.	14.4	14.2
Share of profit in associates and income from investments in joint operations	5.3.	-1.2	-0.9
Net gain on sale of non-current assets	1.3.	-0.5	-1.6
Finance income and costs	3.1.	2.3	1.9
Other adjustments		0.8	0.5
		15.7	14.1
Change in working capital			
Change in inventories, increase (-) / decrease (+)		-5.5	1.2
Change in contract assets, trade and other receivables, increase (-) / decrease (+)		-7.4	9.4
Change in contract liabilities, trade and other payables, increase (+) / decrease (-)		-4.3	-2.6
Change in provisions, increase (+) / decrease (-)		-	-1.3
Change in working capital		-17.2	6.7
Interest paid	3.1.	-1.4	-1.7
Interest received	3.1.	0.1	0.3
Other finance income and expenses paid	3.1.	-1.4	-2.2
Income taxes paid	6.1.	-8.0	-4.6
Financial items and taxes		-10.6	-8.2
NET CASH FLOW FROM OPERATING ACTIVITIES		**6.5**	**37.6**

EUR million	Note	1 Jan–31 Dec 2018	1 Jan–31 Dec 2017
CASH FLOW FROM INVESTING ACTIVITIES			
Payments for property, plant and equipment and intangible assets	2.1.,2.2.	-7.7	-11.9
Proceeds from sale of property, plant and equipment and intangible assets	1.3.	0.6	2.6
Proceeds from sale of available-for-sale financial assets		-	0.0
Repayment of loan receivables	3.2.	0.9	0.3
Interest received from investments in joint operations	5.3.	0.9	0.9
Dividends received	3.1.	0.1	0.2
NET CASH FLOW FROM INVESTING ACTIVITIES		**-5.2**	**-7.8**
CASH FLOW FROM FINANCING ACTIVITIES			
Proceeds from borrowings	3.3.2.	20.0	100.0
Repayment of borrowings	3.3.2.	-30.7	-72.5
Dividends paid and other distributions of profits	3.6.	-	-70.5
Share issue, personnel offering		1.2	-
NET CASH FLOW FROM FINANCING ACTIVITIES		**-9.5**	**-43.0**
CHANGE IN CASH AND CASH EQUIVALENTS		**-8.2**	**-13.2**
Cash and cash equivalents at the beginning of the period		52.4	68.0
Translation differences on cash and cash equivalents		-2.2	-2.5
Change in cash and cash equivalents		-8.2	-13.2
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	3.2.3.	**42.0**	**52.4**

The notes are an integral part of the consolidated financial statements.

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CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

Equity attributable to owners of the parent EUR million	Note	Share capital	Invested unrestricted equity fund	Fair value reserve	Hedge reserve	Translation differences	Retained earnings	Total equity
Equity at 1 January 2017		**60.5**	**-**	**-**	**-1.4**	**-12.3**	**144.5**	**191.3**
Total comprehensive income								
Result for the period		-	-	-	-	-	18.3	18.3
Other comprehensive income (net of tax)								
Cash flow hedges		-	-	-	1.1	-	-	1.1
Available-for-sale financial assets	3.2.1.	-	-	0.6	-	-	-	0.6
Translation differences	3.4.	-	-	-	-	-3.8	-0.2	-4.0
Remeasurements of post-employment benefit obligations	2.6.	-	-	-	-	-	-0.0	-0.0
Total comprehensive income for the period		**-**	**-**	**0.6**	**1.1**	**-3.8**	**18.0**	**16.0**
Transactions with owners								
Dividend distribution		-	-	-	-	-	-70.5	-70.5
Total transactions with owners		**-**	**-**	**-**	**-**	**-**	**-70.5**	**-70.5**
EQUITY AT 31 DECEMBER 2017		**60.5**	**-**	**0.6**	**-0.3**	**-16.0**	**92.0**	**136.8**
Equity at 1 January 2018		**60.5**	**-**	**0.6**	**-0.3**	**-16.0**	**92.0**	**136.8**
Change in accounting principle		-	-	-	-	-	0.1	0.1
Equity at 1 January 2018, restated		**60.5**	**-**	**0.6**	**-0.3**	**-16.0**	**92.1**	**136.9**
Total comprehensive income								
Result for the period		-	-	-	-	-	15.1	15.1
Other comprehensive income (net of tax)								
Cash flow hedges		-	-	-	0.3	-	-	0.3
Translation differences	3.4.	-	-	-	-	-3.5	0.0	-3.5
Remeasurements of post-employment benefit obligations	2.6.	-	-	-	-	-	-0.0	-0.0
Total comprehensive income for the period		**-**	**-**	**-**	**0.3**	**-3.5**	**15.1**	**11.9**
Transactions with owners								
Share issue		-	1.2	-	-	-	-	**1.2**
Share based payment, personnel offering		-	-	-	-	-	0.1	**0.1**
Total transactions with owners		**-**	1.2	**-**	**-**	**-**	0.1	**1.4**
EQUITY AT 31 DECEMBER 2018		**60.5**	**1.2**	**0.6**	**0.0**	**-19.6**	**107.3**	**150.1**

The notes are an integral part of the consolidated financial statements.

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Notes to the consolidated financial statements

GENERAL INFORMATION

Information on Altia

Altia Plc (the "Company") together with its' subsidiaries (the "Group", "Altia Group" or "Altia") is an international alcoholic beverage service Group, which operates in the Nordic countries, Estonia, Latvia and France producing, marketing, selling and distributing both own and partner brands. Altia distils barley spirit from domestic barley for the basis of its beverages. The production plants are located in Finland and Estonia, and aging and production of cognac in France. Altia has high-quality brands of its own and international brands. In addition, the company represents international brands from all over the world. Altia's business also includes industrial products such as starch and feed, technical ethanol and contract services.

Altia's customers include alcohol retail monopolies, alcoholic beverage wholesale outlets, restaurants, grocery stores, travel trade and importers in the export markets.

Altia Plc, the parent company of Altia Group, is domiciled in Helsinki, Finland. Altia Plc is a Finnish publicly listed company. Altia's shares are listed in Nasdaq Helsinki Ltd. The registered address of the Company is Kaapeliaukio 1, FI-00180 Helsinki, Finland. Copies of the consolidated financial statements are available online at www.altiagroup.com or at the Group's headquarters at Kaapeliaukio 1, FI-00180 Helsinki, Finland.

Altia Plc's Board of Directors has approved these financial statements for publication in its meeting on 6 February 2019. According to the Finnish Limited Liability Companies Act, shareholders have the right to approve or reject the financial statements in the Annual General Meeting held after the publication of the financial statements. The Annual General Meeting also has the right to make a decision to amend the financial statements.

Basis of preparation

The consolidated financial statements for the year ended 31 December 2018 are prepared in accordance with International Financial Reporting Standards (IFRSs) complying with the SIC and IFRIC interpretations in force and approved by EU on 31 December 2018. Notes to the consolidated financial statements also comply with the requirements of the Finnish Accounting Act and Limited Liability Companies Act.

New and amended standards applied in 2018 and future periods are described in Note 6.4 (p. 162).

The consolidated financial statements for the year ended 31 December 2018 has been prepared on a historical cost basis, except equity investments and derivatives. The consolidated financial statements are presented in thousands of euros (Annual Reports in millions of euros). The figures are rounded to the nearest thousand, and therefore the sum of individual figures may deviate from the total presented. If the figure is EUR 0, it is shown as a hyphen.

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Refer to the table below to see which notes and accounting principles are related.

Nr.	Note	Accounting principle
1.	Operating result	Revenue recognition, operating result
1.2.	Segment information	Operating segments
2.9.	Provisions	Provisions
2.6.	Employee benefit obligations	Employee benefits
2.2.	Property, plant and equipment	Property, plant and equipment
2.3.	Inventories	Inventories
1.6.	Other operating expenses	Leases
2.2.	Property, plant and equipment	
2.1.	Goodwill and other intangible assets	Goodwill
2.1.	Goodwill and other intangible assets	Intangible assets
3.2.1.	Financial assets	Financial assets
3.2.3.	Financial assets and liabilities- classification and fair value	
2.	Financial liabilities	Financial liabilities
3.	Financial assets and liabilities- classification and fair value	
3.3.	Derivative instruments and hedge accounting	Derivative contracts and hedge accounting
5.2.	Subsidiaries	Consolidation principles of subsidiaries
5.2.	Subsidiaries	Non-controlling interest and transactions with non-controlling interest
5.3.	Investments in associates and interests in joint operations	Associates and joint ventures
6.1.	Income tax expense	Income and deferred taxes

Accounting policies requiring management judgement and key sources of estimation uncertainty

The preparation of financial statements requires the use of accounting estimates, which by definition, seldom equal the actual results. In addition, management makes judgements in applying Altia's accounting policies.

Estimates made in the preparation of the financial statements, and related assumptions, are based on the management's best knowledge at the reporting date. Consequently, the realised results can differ from the estimates. Any changes in estimates and assumptions are recognised when estimates and assumptions are corrected.

The Group's most significant area in which the management has exercised judgement is related to the revenue recognition (Note 1.1, p. 116) and impairment provision of trade receivables, and useful lives of intangible assets and parameters used in impairment testing (Note 2.1., p. 121). Other critical future assumptions and anticipated uncertainties at the reporting date, which pose a significant risk of resulting in material changes in the carrying amounts of assets and liabilities within the next financial year, are related to employee benefits (Note 2.6., p. 129) and deferred taxes (Note 6.1., p. 156).

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Net sales
357.3
MEUR

1. Operating result

1. REVENUES FROM OPERATIONS

Revenue recognition

The revenue is recognised at an amount of consideration to which the Group expects to be entitled in exchange for transferring promised goods or services to a customer. The transaction price may include variable considerations such as volume discounts, bonuses, marketing support, product returns etc. The variable considerations are estimated using the most likely value method if not yet realised in the end of reporting period. The revenue is further adjusted with indirect sales taxes, excise taxes, deposit and recycling fees and exchange rate differences relating to sales.

Typical contracts with customers include a sale of goods to a customer with only one performance obligation. In contract services the contracts essentially include of a single performance obligation, being a series of distinct services such as contract manufacturing, customer services and logistics. The revenue recognition occurs at a point in time, when the control of the goods is transferred to the customer according to the delivery terms. Revenue from the sale of services is recognised at the time of delivery of services.

The most significant revenue flows are generated by the sale of own products and partner brands. In addition, revenues are generated by contract manufacturing, as well as the sale of industrial products, such as starch, feed and technical ethanol. Adjustments to sales and obligations to repurchase certain products are taken into account in the revenue recognition phase.

In partner supplier agreements, which entitle Group to distribute partners' products, Altia acts as a principal towards the end customer having control over the product, discretion in establishing prices and owning the inventory. Accordingly, revenue recognised is the gross amount to which Altia is entitled to in these product sales.

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The amount of excise tax deducted from sales revenue is significant. The amounts of sales including tax and excise taxes are presented below:

EUR million	2018	2017
Sales revenues deducted with revenue adjustments	801.6	804.5
Excise tax	-444.3	-445.5
NET SALES	**357.3**	**359.0**
Tax share of sales revenues, %	55.4%	55.4%

1.2. SEGMENT INFORMATION

Description of segments and principal activities

Altia reports its business operations under the following segments: Finland & Exports, Scandinavia and Altia Industrial. Finland & Exports and Scandinavia segments comprise importing, sale and marketing of wine, spirits and other beverage product categories. Within the Finland & Exports segment the Company operates in Finland, the Baltics and travel retail channels and conducts exports. Scandinavia segment represents the Company's operations in Sweden, Norway and Denmark. Altia Industrial segment comprises the Company's production of ethanol, starch and feed as well as contract services. These segments comprise both Altia's operating and reportable segments.

The Board of Directors of Altia has been determined as the Company's current chief operative decision maker, and the reportable segments are based on the Altia's operating structure and internal reporting to the CODM used to assess the performance of the segments. For internal reporting purposes, reporting on the segment profit is based on an internal measure of a comparable EBITDA derived as follows:

- Net sales and direct segment expenses reported within the Comparable EBITDA segment profit measure are measured on an accrual basis and reported under the same accounting principles as in the consolidated accounts.
- Expenses allocated to the segments related to shared function costs or business support services expenses comprise costs such as centralised marketing costs, IT infrastructure related costs, shared support services, headquarter costs including finance and treasury, communication, legal and human resource related costs as well as certain warehousing and service fees. For internal reporting purposes these cost allocations are based on budgeted amounts and variances from budgeted amounts are presented under column "Unallocated and adjustments" and can result in either incurred overruns or savings compared to budgeted amounts. All of these variances are not allocated to the segments for internal reporting purposes.
- The unallocated and adjustments column represents in addition to the budget variances, certain unallocated headquarter costs.

Segment net sales and results

The following tables set out the segment net sales and Comparable EBITDA as well as the reconciliation of the Comparable EBITDA to the Group's operating result:

	1 Jan–31 Dec 2018				
EUR million	Finland & Exports	Scandinavia	Altia Industrial	Unallocated and adjustments	Group
Net sales, total	134.4	118.6	149.8		402.8
Net sales, Internal	-0.6	-0.9	-44.0		-45.5
Net sales, external	**133.8**	**117.7**	**105.8**		**357.3**
Comparable EBITDA	19.2	10.1	10.9	-0.3	40.0
Items affecting comparability[1]					-6.0
EBITDA					**34.0**
Depreciation, amortisation and impairment					-14.4
OPERATING RESULT					**19.7**

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	1 Jan–31 Dec 2017				
EUR million	Finland & Exports	Scandinavia	Altia Industrial	Unallocated and adjustments	Group
Net sales, total	134.4	124.4	148.7		407.5
Net sales, Internal	-0.5	-0.7	-47.4		-48.6
Net sales, external	**133.9**	**123.7**	**101.3**		**359.0**
Comparable EBITDA	19.6	11.5	12.5	-1.1	42.4
Items affecting comparability[1]					-2.1
EBITDA					**40.3**
Depreciation, amortisation and impairment					-14.2
OPERATING RESULT					**26.1**

1) Items affecting comparability comprise of material items incurred outside normal business, such as net gains or losses from business and assets disposals, impairment losses, cost for closure of business operations and restructurings, major corporate projects including direct transaction costs related to business acquisitions, voluntary pension plan change and costs related to other corporate development. Gains on sale of property, plant and equipment and intangible assets are presented in Note 1.3, (p. 119) and employee costs related to restructuring in Note 1.5 (p. 119).

Other entity-wide disclosures

Net sales by geography

Net sales broken down by the location of Altia entity for the years ended 31 December 2018 and 2017 were as follows:

EUR million	2018	2017
Finland	205.4	202.4
Sweden	90.7	96.1
Norway	23.5	23.7
Estonia	8.7	10.3
Latvia	9.8	9.4
Denmark	11.7	12.7
Other countries	7.5	4.3
NET SALES, TOTAL	**357.3**	**359.0**

In Finland & Exports segment, net sales of EUR 77.4 million (2017: EUR 80.5 million) were derived from a single external customer. In Scandinavia segment, net sales of EUR 75.4 million (2017: EUR 78.8 million) were derived from a single external customer. In Altia Industrial segment, net sales of EUR 42.5million (2017: EUR 44.5 million) were derived from a single external customer. No other single external customer represented more than 10 per cent or more of Altia's total net sales for the years ended 31 December 2018 or 2017.

Net sales by product category

Net sales broken down by product category for the years ended 31 December 2018 and 2017 were as follows:

EUR million	2018	2017
Spirits	124.0	125.9
Wine	122.2	124.7
Other beverages	5.3	8.4
Industrial products and services	105.8	101.3
Other	-	-1.3
NET SALES BY PRODUCT CATEGORY, TOTAL	**357.3**	**359.0**

Non-current assets by geography

The total of non-current assets other than financial instruments and deferred tax assets broken down by the location of the assets as at 31 December 2018 and 2017 were as follows:

EUR million	2018	2017
Finland	112.5	115.7
Sweden	44.0	48.2
Norway	0.0	0.1
Estonia	2.3	2.6
Latvia	0.2	0.2
Denmark	6.5	7.2
Other countries	9.4	9.8
NON-CURRENT ASSETS BY GEOGRAPHY, TOTAL	**174.9**	**183.8**

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1.3. OTHER OPERATING INCOME

Other operating income mainly includes gains on the disposal of non-current assets, income from sale of energy, water, steam and carbon dioxide, rental income and related non-core business service income and contract termination fees.

EUR million	2018	2017
Gains on sale of property, plant and equipment and intangible assets	0.5	1.6
Gains on sale of emission allowances	0.4	-
Rental income	1.4	1.0
Income from sale of energy, water, steam and carbon dioxide	3.4	3.4
Other income	1.6	2.3
TOTAL	**7.4**	**8.3**

1.4. MATERIALS AND SERVICES

EUR million	2018	2017
Raw materials, consumables and goods		
Purchases during the period	210.1	196.6
Change in inventories	-5.1	1.9
Scrapping and obsolescence	0.0	2.0
External services	1.8	1.6
TOTAL	**206.8**	**202.0**

Materials and services consist of cost of material, such as barley, wine, different spirit, liquids, ground water as well as other ingredients needed for a variety of different drinks, packaging materials, production costs, changes in inventories, scrapping and obsolescence costs and external services such as logistics and warehousing.

1.5. EMPLOYEE BENEFIT EXPENSES

EUR million	2018	2017
Wages and salaries	37.9	40.4
Pension expenses		
Defined contribution plans	7.1	5.9
Other social expenses	4.9	5.8
TOTAL	**49.9**	**52.0**

In Altia, the total wages and salaries of personnel consists of fixed and variable pay, allowances, short and long-term incentives and fringe benefits.

The Group has recognised the total amount of incentives EUR 1.6 million (2017: EUR 3.3 million) in the form of cash bonuses. Employee benefit expenses include personnel related restructuring costs of EUR 1.0 million (2017: EUR 1.1 million). The group has recognised the total amount of EUR 0.7 million (2017: -) of closed voluntary pension scheme.

Average number of personnel during the period	2018	2017
Workers	274	294
Clerical employees	444	468
TOTAL	**718**	**762**

More information on the Group's pension plans is presented in Note 2.6 (p. 129). Information of management remuneration is presented in Note 6.3. (p. 161) related party transactions.

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1.6. OTHER OPERATING EXPENSES

EUR million	2018	2017
Losses on sales and disposals of property, plant and equipment and intangible assets	0.2	0.2
Rental expenses	5.7	6.0
Marketing expenses	13.7	15.1
Travel and representation expenses	3.0	2.8
Outsourcing services	10.5	8.9
Repair and maintenance expenses	6.9	6.8
Energy expenses	7.4	7.2
IT expenses	6.9	6.5
Variable sales expenses	12.6	11.3
Other expenses	7.1	8.1
TOTAL	**73.9**	**72.9**

Auditor's fees included in other operating expenses	2018	2017
Audit fees	0.3	0.3
Tax consultation	0.0	0.0
Other fees	0.5	0.4
TOTAL	**0.8**	**0.7**

The table above presents fees to PricewaterhouseCoopers globally during the year. Non-audit fees to PricewaterhouseCoopers Oy in 2018 amounted to EUR 0.6 million, of which major part relating to the IPO in spring 2018.

Rental expenses include leases treated as operating lease, when the lessor retains the risks and rewards of ownership for the leased asset. Payments made under operating lease are recognised as expenses on a straight-line basis over the lease term. Altia leases office space, cars and forklifts under operating lease.

1.7. DEPRECIATION, AMORTISATION AND IMPAIRMENT

Depreciation and amortisation by asset categories is as follows:

EUR million	2018	2017
Amortisation on intangible assets		
Trademarks	4.3	4.4
Software and other intangible assets	1.5	1.1
Total amortisation	**5.8**	**5.5**
Depreciation on property, plant and equipment		
Buildings	3.3	3.2
Machinery and equipment	5.0	5.2
Machinery and equipment, acquired through finance leases	0.2	0.3
Other tangible assets	0.0	0.0
Total depreciation	**8.6**	**8.7**
TOTAL DEPRECIATION AND AMORTISATION	**14.4**	**14.2**

Group's depreciation and amortisation methods and periods are described in Note 2.1. (p. 121) Goodwill and other intangible assets and in Note 2.2. (p. 125) Property, plant and equipment.

1.8. RESEARCH AND DEVELOPMENT EXPENDITURES

Operating result includes research and development expenditures amounting to EUR 3.3 million (2017: EUR 3.4 million). The R&D expenditures represents 0.9% of net sales in 2018 (2017: 0.9%).

2. Operative assets and liabilities 1. GOODWILL AND OTHER INTANGIBLE ASSETS Intangible assets other than goodwill are recorded at historical costs and depreciated over their useful lives. Intangible assets include goodwill, trademarks, software and other intangible assets and prepayments. Goodwill Goodwill arising on the business acquisition is recognised as the excess of the aggre - gate of the consideration transferred, the amount of non - controlling interests and any previously held equity interest in the acquiree, over the fair value of the net assets acquired. Goodwill is measured at cost less accumulated impairment losses. Goodwill is not amortised but is tested annually for impairment. For the purpose of impairment testing, goodwill is allocated to the groups of cash - gen - erating units (CGU) that are expected to benefit from the business combinations in which the goodwill was generated. Impairment testing is described in more detail later in this note. Other intangible assets Other intangible assets include intangible rights, other intangible assets and prepay - ments for intangible assets. Intangible assets such as patents and IT - software, with finite useful lives, are recognised in the balance sheet at the original acquisition cost less accumulated amortisation and possible impairment. Altia's trademarks have been acquired in connection with business acquisitions and rec - ognised originally at fair value and are subsequently amortised on a straight - line basis over the estimated useful lives. 99.6 MEUR Inventories 121 BOARD REPO R T BUSINESS O VERVIEW CORPORATE RESPONSIBILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS ANN U AL REPORT 2018

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The estimated useful lives of intangible assets are as follows:

Trademarks	10–15 years
IT-development and software	3–5 years

The costs related to the intangible assets are capitalised if it can be demonstrated that the asset will generate the future economic benefits, the entity controls the asset and the cost of the asset can be measured reliably. All other expenditure is recognised as an expense as incurred.

Expenditure on research activities is recognised in profit or loss in the period in which it is incurred. The Group has no projects related to the development activities of new products or processes qualifying for the identifiability and other criteria regarding capitalisation under IFRS.

Accounting for emission allowances is described in Note 6.2. (p. 160). Emission allowances are presented as off-balance sheet items.

Critical estimates and management judgements – Useful lives of trademarks

Altia's trademarks have been acquired in connection with business acquisitions and recognised originally at fair value and are subsequently amortised on a straight-line basis over the estimated useful lives. Management has estimated the useful lives of trademarks to be in a range from 10 to 15 years. However, the actual useful life may be shorter or longer than the estimated range depending on the market trends and customer behavior.

GOODWILL AND OTHER INTANGIBLE ASSETS

EUR million	Goodwill	Trademarks	Software and other intangible assets	Prepayments	Other intangible assets total
Acquisition cost at 1 January 2018	133.3	126.7	19.3	2.8	148.7
Additions	-	-	0.0	1.5	1.5
Disposals	-	-	-0.0	-	-0.0
Effect of movement in exchange rates	-5.3	-2.9	-0.0	-	-2.9
Transfers between items	-	0.1	2.5	-2.6	0.0
Acquisition cost at 31 December 2018	128.0	123.8	21.8	1.7	147.3
Accumulated amortisation and impairment losses at 1 January 2018	-51.3	-99.3	-15.1	-	-114.4
Amortisation	-	-4.3	-1.5	-	-5.8
Accumulated amortisation on disposals and transfers	-	-	0.0	-	0.0
Effect of movement in exchange rates	4.0	2.4	0.0	-	2.4
Accumulated amortisation and impairment losses at 31 December 2018	-47.3	-101.2	-16.5	-	-117.8
Carrying amount at 1 January 2018	82.1	27.4	4.2	2.8	34.4
CARRYING AMOUNT AT 31 DECEMBER 2018	**80.7**	**22.6**	**5.3**	**1.7**	**29.6**

EUR million Goodwill T r ademarks Software and other intangible assets Prep a yments Other intangible assets total Acquisition cost at 1 January 2017 144.7 129.9 18.8 1.7 150.4 Additions - - - 3.8 3.8 Disposals - - - 2.2 - - 2.2 Effect of movement in exchange rates - 11.4 - 3.2 - 0.0 - - 3.3 Transfers between items - - 2.7 - 2.7 - 0.0 Acquisition cost at 31 December 2017 133.3 126.7 19.3 2.8 148.7 Accumulated amortisation and impairment losses at 1 January 2017 - 61.6 - 97.7 - 16.0 - - 113.7 Amortisation - - 4.4 - 1.1 - - 5.5 Accumulated amortisation on disposals and transfers - - 2.0 - 2.0 Effect of movement in exchange rates 10.4 2.8 0.0 - 2.9 Accumulated amortisation and impairment losses at 31 December 2017 - 51.3 - 99.3 - 15.1 - - 114.4 Carrying amount at 1 January 2017 83.1 32.2 2.9 1.7 36.7 CARRYING AMOUNT AT 31 DECEMBER 2017 82.1 27.4 4.2 2.8 34.4 The most significant trademarks include Renault, Larsen, Xanté, Blossa, Chill Out, Explorer, Grönstedts, Bröndums, 1 - Enkelt and Arsenitch. Software and other intangible assets are mainly computer software. 123 BOARD REPO R T BUSINESS O VERVIEW CORPORATE RESPONSIBILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS ANN U AL REPORT 2018

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Impairment testing

Book value of assets are assessed to determine whether there is any impairment at least at the end of each financial year. If any evidence of impairment emerges (a triggering event), the assets' recoverable amount is estimated. The recoverable amount is determined on the basis of value in use. An impairment loss is recognised if the carrying amount of an asset exceeds its recoverable amount. The impairment loss is immediately recognised in profit or loss and the estimated useful life of the asset in question is reassessed when an impairment loss is recognised. The recoverable amounts of goodwill and intangible assets not yet available for use are estimated annually. The need for recognising an impairment loss is assessed at cash-generating unit level. This level is essentially independent from other units with separate cash flows.

The impairment loss is reversed if there has been such a positive change in the estimates used to determine the recoverable amount of the asset or cash-generating unit that recoverable amount of the asset will increase the book value of asset. Impairment losses are only reversed to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined if no impairment loss had been recognised. An impairment loss on goodwill is never reversed.

Critical estimates and management judgements – Impairment testing:

The preparation of calculations for the impairment testing of goodwill requires estimates regarding the future. The management's estimates and related critical uncertainties are related to the components of the recoverable amount calculation, including the discount rate, the terminal growth rate and development of the net sales and operating result, including estimated cost levels of main raw materials and energy. The discount rates reflect current assessments of the time value of money and relevant market risk premiums reflecting risks and uncertainties for which the future cash flow estimates have not been adjusted. The discount rates used, expected net sales growth rates and profitability levels, including sensitivity analyses, are stated below.

Impairment testing of goodwill

Allocation of goodwill

Goodwill is allocated to groups of cash-generating units (CGU) that represent the level on which the management monitors the goodwill.

Altia reports its business operations under the following segments: Finland & Exports, Scandinavia and Altia Industrial. Finland & Exports and Scandinavia segments comprise importing, sale and marketing of wine, spirits and other beverage product categories. Within the Finland & Exports segment the Company operates in Finland, the Baltics and travel retail channels and conducts exports. Scandinavia segment represents the Company's operations in Sweden, Norway and Denmark. Altia Industrial segment comprises the Company's production of ethanol, starch and feed as well as contract services. These segments comprise both Altia's operating and reportable segments. Goodwill is monitored by management at the level of the operating segments.

A segment-level allocation of the goodwill at 31 December 2018 and 2017 is presented below:

EUR million	2018	%	2017	%
Finland & Exports	46.8	58.0%	46.5	56.6%
Scandinavia	33.9	42.0%	35.6	43.4%
TOTAL	**80.7**	**100.0%**	**82.1**	**100.0%**

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Impairment testing

The key assumptions in impairment testing are operating result and discount rate.

The goodwill allocated to the Group's cash-generating units is tested for impairment annually or when there is reason to assume that the carrying amount has exceeded the recoverable amount, with the carrying amount compared to the recoverable amount in the testing. The annual impairment tests have been carried out on 31 October 2018 and 31 October 2017. At the time of testing, the companies did not have intangible assets with indefinite useful lives other than goodwill.

The cash flow estimates used are based on CGU-specific financial plans for the following year approved by the Group's management. The forecast period applied for the calculations covers five years, beyond which the cash flow projections are extrapolated using a constant market-specific growth rate estimate. The forecasted cash flows for a longer term than this have been estimated by using an annual growth rate estimate of 1.0%. In the view of the management, these growth estimates represent the development of business operations in the longer term pursuant to the forecasts.

The market-specific WACC estimates are based on external market-specific references. Management makes judgements regarding the development of assumptions other than WACC based on internal and external views of the industry's history and future.

The weighted average costs of capital used as discount rates for the cash flow estimates are presented in the enclosed table:

Used pre-tax discount rate %	2018	2017
Finland & Exports	7.1%	7.0%
Scandinavia	6.8%	6.8%

The estimated average operating margins used in the calculations are presented in the enclosed table:

Projected average operating result %	2018	2017
Finland & Exports	13.1%	14.5%
Scandinavia	8.7%	9.3%

Based on the analyses prepared by the company, no reasonably possible change in any of the key assumptions would cause any of the tested unit's recoverable amount to decrease to be equal to its carrying amount.

2.2. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment

Property, plant and equipment mainly consist of manufacturing and warehouse buildings, land, and machinery and equipment used in alcoholic beverage industry. Property, plant and equipment are measured at historical cost less accumulated depreciation and possible impairment losses. If parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items. The subsequent costs related to the items of property, plant and equipment are capitalised only if the future economic benefits exceed the originally assessed standard of performance. All other expenditure, for example ordinary maintenance and repair costs, is recognised as an expense as incurred. Depreciation is recognised on a straight-line basis over the estimated useful lives of items of property, plant and equipment. Land is not depreciated.

Government grants, for example grants received from the State, are recognised in profit or loss in the same period in which the related expenses are recognised. Grants that compensate the Group for the acquisition of property, plant and equipment are deducted from the carrying amount adjusted with the grant received.

Investment properties are properties held by the Group in order to earn rental income or for capital appreciation. Investment properties are measured at cost less accumulated deprecia - tion and impairment losses. Fair values of investment properties are determined based on a valuation carried out by an external property valuator. The estimated useful lives of property, plant and equipment are as follows: Buildings and structures Machinery and equipment Other tangible assets 10 – 40 years 10 years 3 – 10 years The estimated useful lives and residual values are reviewed at each financial year - end, and if they differ substantially from the previous estimates, the depreciation periods are adjusted accordingly. Impairment loss is recognised in profit or loss to the extent the assets carrying value exceeds its recoverable amount. Gains and losses on the disposals of property, plant and equipment are included in other operating income or expenses. Financial leasing Lease contracts of property, plant and equipment, in which Altia assumes substantially all the risks and rewards of ownership are classified as finance leases. Altia leases laptops and copying machines under finance leases. An asset leased through a finance lease is recognised in property, plant and equipment based on its nature and measured at the lower of its fair value and present value of the minimum lease payments at the inception of the lease term. The respective finance lease liabilities, less finance charges, are included in other non - current borrowings. An asset acquired through a finance lease is depreciated over the shorter of the asset  s useful life and the lease term. 126 BOARD REPO R T BUSINESS O VERVIEW CORPORATE RESPONSIBILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS ANN U AL REPORT 2018

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PROPERTY, PLANT AND EQUIPMENT

EUR million	Land and water areas	Buildings and structures	Machinery and equipment	Other tangible assets	Prepayments and assets under construction	Total
Acquisition cost at 1 January 2018	3.0	108.2	124.0	0.8	4.7	240.7
Additions	-	0.1	0.7	0.0	5.4	6.2
Disposals	-0.0	-0.5	-1.6	-	-	-2.1
Effect of movement in exchange rates	-	-0.0	-0.2	-0.0	-	-0.3
Transfers between items	-	1.7	6.9	-	-8.6	0.0
Acquisition cost at 31 December 2018	3.0	109.5	129.8	0.8	1.5	244.6
Accumulated depreciation and impairment losses at 1 January 2018	0.0	-79.5	-93.7	-0.1	-	-173.3
Depreciation	-	-3.3	-5.3	-0.0	-	-8.6
Accumulated depreciation on disposals and transfers	-	0.5	1.4	-	-	1.9
Effect of movement in exchange rates	-	0.0	0.1	-	-	0.2
Accumulated depreciation and impairment losses at 31 December 2018	0.0	-82.4	-97.4	-0.2	-	-179.9
Carrying amount at 1 January 2018	3.0	28.7	30.3	0.6	4.7	67.4
CARRYING AMOUNT AT 31 DECEMBER 2018	**3.0**	**27.1**	**32.4**	**0.6**	**1.5**	**64.6**
Acquisition cost at 1 January 2017	4.8	116.4	120.9	0.8	2.5	245.4
Additions	-	0.0	0.6	-	7.4	8.1
Disposals	-1.8	-10.4	-0.3	-	-	-12.5
Effect of movement in exchange rates	-0.0	-0.0	-0.2	0.0	-0.0	-0.3
Transfers between items	-	2.2	3.1	-	-5.2	0.0
Acquisition cost at 31 December 2017	3.0	108.2	124.0	0.8	4.7	240.7
Accumulated depreciation and impairment losses at 1 January 2017	-1.8	-84.7	-88.8	-0.1	-	-175.4
Depreciation	-	-3.2	-5.5	-0.0	-	-8.7
Accumulated depreciation on disposals and transfers	1.8	8.4	0.4	-	-	10.5
Effect of movement in exchange rates	0.0	0.0	0.2	-	-	0.2
Accumulated depreciation and impairment losses at 31 December 2017	0.0	-79.5	-93.7	-0.1	-	-173.3
Carrying amount at 1 January 2017	3.0	31.8	32.1	0.6	2.5	70.0
CARRYING AMOUNT AT 31 DECEMBER 2017	**3.0**	**28.7**	**30.3**	**0.6**	**4.7**	**67.4**

Land and water areas includes investment properties with book value of EUR 0.0 million in 2018 (2017: EUR 0.0 million). Investment properties are measured based on the cost model. At 31 December 2018 the fair value of investment properties was EUR 2.8 million (2017: EUR 2.8 million).

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Property, plant and equipment include assets acquired under finance lease as follows:

FINANCE LEASES

EUR million	2018	2017
Machinery and equipment		
Acquisition cost at 31 December	1.2	1.4
Accumulated depreciation at 31 December	-0.8	-1.1
CARRYING AMOUNT AT 31 DECEMBER	**0.4**	**0.3**

2.3. INVENTORIES

Inventories

Inventories are measured at the lower of cost and net realisable value. Self-manufactured products are measured at standard prices, except cognac products, which are measured at weighted average cost. Fixed production costs are allocated to the cost of own production.

Raw materials, supplies and trading goods are measured at weighted average cost. Semi-finished products are measured at weighted average cost, except semi-finished products produced in Estonia, which are measured at standard prices. Repacked trading goods are measured at standard cost in repacking plant.

The cost of finished products and work in progress includes raw materials, direct labour costs, other direct costs as well as an allocable proportion of variable procurement and production costs and fixed overheads in case of finished products, determined based on normal operating capacity.

Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

INVENTORIES

EUR million	2018	2017
Materials and supplies	53.8	50.1
Work in progress	10.5	12.7
Finished goods	15.9	13.8
Goods	19.3	17.9
Advance payments	0.2	0.1
TOTAL	**99.6**	**94.5**

Altia recognised write-downs of inventories amounting to EUR 1.3 million in 2018 (2017: EUR 1.8 million).

2.4. CONTRACT ASSETS (CURRENT)

Contract assets represent the amount which Altia has right to receive goods expected to be returned to inventory with respect to return clauses in the contracts. Contract assets are measured at the former carrying amount of the inventory less any expected costs to recover the goods and less any impairment losses.

EUR million	2018	2017
Contract assets	0.2	-
TOTAL	**0.2**	**-**

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2.5. TRADE AND OTHER RECEIVABLES

Trade and other receivables

Trade receivables are carried at original invoiced amount less any impairment losses. An impairment loss is recognised immediately in profit and loss. Impairment provisions are recognised based on lifetime expected credit losses from trade receivables in accordance with IFRS 9. The impairment provision is measured at an amount equal to the lifetime expected credit losses. The expected credit loss model is forward looking and expected default rates are based on historical realised credit losses. The lifetime expected credit loss provision is calculated using aging of the accounts receivable and regional portfolios. In 2017 the provision for impairment losses was based on aging of receivables due over 120 days.

Sold trade receivables are derecognised from the balance sheet as soon as the receivable is sold and the price has been received. At the time of sale, the Group derecognises the trade receivable as the contractual rights to these cash flows expire and all the related substantial risks and rewards have been transferred outside the Group. The costs related to the sold receivables are recognised in Other finance expenses.

TRADE AND OTHER RECEIVABLES

EUR million	2018	2017
Trade receivables	55.4	48.1
Accrued income	1.7	1.8
Receivables on derivative instruments	1.6	1.4
Other receivables	2.3	2.6
TOTAL	**60.9**	**53.9**

At the end of the reporting period 2018 the sold trade receivables amounted to EUR 80.2 million (2017: EUR 83.6 million). Trade receivables from associated companies and joint operations are presented in Note 6.3 (p. 161).

AGEING ANALYSIS OF TRADE RECEIVABLES

EUR million	2018	1.1.2018	2017
Trade receivables not past due	50.7	44.7	44.7
Trade receivables past due 1-90 days	4.4	3.5	3.5
Trade receivables past due over 90 days	0.5	0.2	0.2
Impairment losses	-0.3	-0.2	-0.3
TOTAL	**55.4**	**48.2**	**48.1**

The realised impairment losses recognised on trade receivables during the year 2018 amounted to EUR 0.1 million (2017: EUR 0.2 million).

The Group applies the IFRS 9 requirement of recognition of impairment provisions based on expected credit losses (ECL). The loss allowance for trade receivables is based on the ageing of the accounts receivable and regional portfolios. The expected loss rate for all trade receivables is 0,1% and in addition receivables more than 120 days due are impaired with 60% expected loss rate. The receivables of the monopolies in Finland and Sweden are excluded due to the nature of the customer and related credit risk (government entities). Forward looking macro-economic information has been included in the analysis.

2.6. EMPLOYEE BENEFIT OBLIGATIONS

Pension plans

Pension plans are classified as either defined contribution plans or defined benefit plans.

Contributions to defined contribution pension plans are recognised through profit or loss in the periods during which the services are rendered by the employees. The Group has no legal or constructive obligation to make additional payments if the party receiving the payments is not able to perform the pension benefits in question. All other plans that do not meet these conditions are classified as defined benefit plans.

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Defined benefit plans are financed with payments to pension insurance companies. The obligation in respect of defined benefit pension plans is calculated using the projected unit credit method separately for each plan. Pension expenses are recognised in periods during which services are rendered by employees participating the plan according to actuarial calculations prepared by qualified actuaries. The amount recognised as a defined benefit liability or asset comprises the net total of the following items: the present value of the defined benefit obligation and the fair value of the plan assets. The discount rate used to determine the present value of the defined benefit obligation is the yield on high quality corporate or government bonds with a similar maturity to that of the pension obligation.

Current service cost and the net interest on net defined benefit liability is recognised in profit or loss. The pension expense is disclosed under the employee benefit expenses and the net interest is disclosed under financial items. Items arising from the remeasurement of net defined benefit liability are recognised in other comprehensive income during the period in which theyoccur.

Past service cost is expensed at the earlier of the following dates: when the plan amendment or curtailment occurs or when the entity recognises related restructuring costs or termination benefits.

Critical estimates and management judgements – Defined benefit pensionobligations:

Measurement of defined benefit pension obligation and plan assets is based on the actuarial assumptions made by management. These include e.g. the discount rate used in calculating the present value of the obligation, future salary and pension level, expected return on plan assets and the turnover of personnel included in the plan. Changes in the actuarial assumptions, as well as differences between expected and realised values result in actuarial gains and losses.

Group's pension arrangements

The Group operates various pension plans in accordance with local conditions and practices in different countries. In the Finnish companies, statutory pension obligations (TyEL) are arranged through insurance companies, when the TyEL plan is a defined contribution plan. The defined contribution plans are applied also in other countries and the foreign subsidiaries manage their pension plans in accordance with local legislation and established practice.

The Group has defined benefit pension plans for supplementary pension in Norway and France.

In defined benefit pension plans, the amount of the pension benefit at retirement is calculated on the basis of salary, years of service and life expectancy. The Norwegian and French pension plans cover only few employees, thus the related pension liabilities are not material for the Group.

DEFINED BENEFIT PENSION LIABILITY IN THE BALANCESHEET

EUR million	2018	2017
Present value of unfunded obligations	1.1	1.2
Taxes, Norway	0.2	0.2
NET PENSION LIABILITY IN THE BALANCE SHEET	1.3	1.3

DEFINED BENEFIT PENSION EXPENSE IN PROFIT ORLOSS

EUR million	2018	2017
Currentservice cost	-	0.0
Net interest	-0.0	-0.0
Tax effect, Norway	-0.0	-0.0
PENSION EXPENSES RECOGNISED IN PROFIT ORLOSS, PROFIT (+), LOSS(-)	-0.0	-0.0

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ITEMS OF OTHER COMPREHENSIVE INCOME

EUR million	2018	2017
Remeasurements		
Return on plan assets, excluding interest income and interest expense	-	0.0
Gain (loss) related to changes in demographic assumptions	0.0	-
Gain (loss) related to changes in financial assumptions	-0.0	-0.0
Experience adjustment - gain (loss)	-	-0.0
Tax effect, Norway	0.0	-0.0
TOTAL COMPREHENSIVE INCOME	**0.0**	**-0.0**

CHANGES IN PENSION OBLIGATION AND FAIR VALUE OF PLAN ASSETS IN THE BALANCE SHEET

EUR million	2018	2017
Present value of the obligation:		
Obligation at 1 January	1.3	1.8
Service cost	-	0.0
Interest cost	0.0	0.0
Benefits paid	-0.2	-0.3
Exchange differences	-0.0	-0.3
Remeasurement gains (-) and losses (+)	-0.0	-0.0
Tax effect, Norway	0.2	0.2
OBLIGATION AT 31 DECEMBER	**1.3**	**1.3**

EUR million	2018	2017
Fair value of plan assets:		
Contributions paid by employer to the plan	-0.2	-0.1
Benefits paid	0.2	0.1
FAIR VALUE OF PLAN ASSETS AT 31 DECEMBER	**-**	**-**

SIGNIFICANT ACTUARIAL ASSUMPTIONS

	2018	2017
Norway		
Discount rate	2.0%	1.9%
Future pension growth	2.0%	2.0%

2.7. TRADE AND OTHER PAYABLES

EUR million	2018	2017
Current		
Trade payables	25.8	29.2
Accruals for wages and salaries and social security contributions	1.1	3.6
Interest liabilities	0.3	0.1
Other accrued expenses	19.2	18.0
Derivative liabilities	1.5	1.5
Excise tax	48.8	50.1
VAT liability	27.6	26.9
Other liabilities	7.0	7.9
TOTAL	**131.4**	**137.4**

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2.8. CONTRACT LIABILITIES

Contract liabilities represent the amount received or receivable that is expected to be returned as a refund liability.

EUR million	2018	2017
Current		
Contract liabilities	0.6	-
TOTAL	**0.6**	**-**

2.9. PROVISIONS

A provision is recognised when the Group has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation and the amount of the obligation can be reliably estimated. The amount recognised as provision is the management's best estimate of the costs required to settle the existing obligation at the end of the reporting period. If part of the obligation may potentially be compensated by a third party, the compensation is recognised as a separate asset when it is virtually certain that the compensation will be received.

A provision for restructuring is recognised when a detailed restructuring plan has been prepared, and the implementation of the plan has either been commenced or the plan has been announced to those who are affected.

Other provisions relate to the cost on excise tax class revision of two products based on a preliminary outcome of a tax audit In Finland. Altia is taking measures to contest the outcome.

Restructuring provisions included mainly costs for various projects to streamline operations and consists of employee termination benefits.

PROVISIONS

EUR million	Other provisions	Total
Provisions at 31 December 2017	-	-
Provisions made during the year	0.5	0.5
Provisions used during the year	-	-
PROVISION AT 31 DECEMBER 2018	**0.5**	**0.5**
Current	0.5	0.5
Non-Current	-	-

EUR million	Restructuring	Restoration	Total
Provision at 31 December 2016	0.7	0.6	1.3
Provisions made during the year	-	-	-
Provisions used during the year	-0.7	-0.6	-1.3
PROVISION AT 31 DECEMBER 2017	**-**	**-**	**-**
Currrent	-	-	-
Non-Current	-	-	-

3. Financial items and capital structure 1. FINANCE INCOME AND EXPENSES FINANCE INCOME EUR million 2018 2017 Interest income Forward points on FX - forwards - 0.2 Loans, receivables and cash and cash equivalents 0.1 0.1 Total interest income 0.1 0.3 Foreign exchange gains Foreign exchange gains on FX - derivatives 1.2 1.7 Foreign exchange gains on I/C loans and cash pool accounts 2.1 2.4 Total foreign exchange gains 3.3 4.0 Dividend income Fair value through other comprehensive income 0.1 - Available - for - sale financial assets - 0.2 Total dividend income 0.1 0.2 TOTAL FINANCE INCOME 3.5 4.5 Foreign exchange differences arising from trade receivables and trade payables amounting to EUR 0.2 million (2017: EUR - 0.1 million) and from currency derivatives amounting to EUR 1.7 million (2017: EUR 0.1 million) are included in operating result. 89.4 MEUR Borrowings 133 BOARD REPO R T BUSINESS O VERVIEW CORPORATE RESPONSIBILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS ANN U AL REPORT 2018

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FINANCE EXPENSES

EUR million	2018	2017
Interest expenses		
Forward points on FX-forwards	0.0	0.1
Financial liabilities at amortised cost	1.3	1.1
Derivatives under hedge accounting (Interest rate risk)	0.4	0.4
Other interest expenses, pension liability	0.0	0.0
Total interest expenses	**1.7**	**1.6**
Foreign exchange losses		
Foreign exchange losses on FX-derivatives	2.0	3.2
Foreign exchange losses on I/C loans and cash poolaccounts	1.4	1.0
Total foreign exchange losses	**3.4**	**4.1**
Other finance expenses		
Other financial expenses	0.8	0.7
Ineffective portion of commodity derivatives under hedgeaccounting	-	-0.0
Total other finance expenses	**0.8**	**0.7**
TOTAL FINANCE EXPENSES	**5.8**	**6.4**

Interest expenses include finance lease related interest expenses amounting to EUR 0.0 million in 2018 (2017: EUR 0.0 million).

3.2. FINANCIAL ASSETS AND LIABILITIES

3.2.1 FINANCIAL ASSETS

The Group's financial assets were classified according to IAS 39 as financial assets at fair value through profit or loss, loans and receivables and available-for-sale financial assets.

According to IFRS 9 the classification is business model driven and there are three classes: fair value through profit and loss, amortised cost (replaces Loans and receivables) and fair value through other comprehensive income (replaces Available-for-sale). Classification is made upon initial recognition based on the purpose of use of the asset. The basis of classification is reassessed at each reporting date.

Application of IFRS 9 did not have any impact on the recognition or measurement of the Group's financial assets. All purchases and sales of financial instruments are recognised on the trade date, which is the date when the Group commits to purchase or sell a financial instrument. Financial assets are recognised in the balance sheet at original cost which equals their fair value at the acquisition date. If the asset in question is not measured at fair value through profit or loss, transaction costs are included in the original cost of the financial asset.

The Group derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or the Group transfers all the substantial risks and rewards related to the financial asset outside the Group. Financial assets are included in non-current items of the balance sheet when their maturity is over 12 months.

Impairment of financial assets

The new impairment model requires the recognition of impairment provision based on expected credit losses rather than only incurred credit losses as in IAS 39. The impairment provision is recognised based on lifetime expected credit losses from trade receivables and contract assets. More information on the impairment provision on trade receivables can be found in note 2.5. (p. 129). Trade and other receivables.
The impairment model does not apply to financial assets measured at fair value and investments in associates and interests in joint operations since those are measured at fair value under IFRS 9 which already takes into account expected credit losses.

Financial assets recognised at fair value through profit or loss

This category includes financial assets held for trading purposes or otherwise designated as financial assets recognised at fair value through profit or loss by Altia Group. Derivative instruments held for hedging purposes, but not qualifying for the criteria of hedge accounting, are classified in this category. Items in this category are initially recognised at fair value and subsequently measured at the fair value of each reporting date, which is the market bid

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price at the end of the reporting period determined based on public price quotations in active markets. Realised and unrealised gains and losses arising from changes in fair values are recognised in profit or loss in financial items in the period in which they are incurred if they relate to hedging of financial items. If derivative instruments relate to hedging of commercial items (foreign currency denominated purchases and sales) and hedge accounting is applied, the realised and unrealised gains and losses are recognised in income statement as adjustments to purchases and sales and included in operating result.

Amortised cost

Loans and receivables arise when money, goods or services are delivered to a debtor, and they are included in current or non-current financial assets in accordance with their maturity. The assets in this category are held according to a business model of which objective is to collect contractual cash flows. In Altia, non-current receivables include loan receivables and other receivables with the maturity of over one year. Current receivables include trade receivables as well as cash and cash equivalents presented under current financial assets. Receivables are measured at amortised cost when the related payments are fixed or determinable and the instruments are not quoted in financial markets. The exchange rate differences of intra-group foreign currency denominated loan receivables are presented within financial items as foreign exchange differences related to loans. The exchange rate differences of foreign currency denominated trade receivables are presented in income statement as adjustments to sales.

Fair value through other comprehensive income

These assets are non-derivative financial assets which are either designated in this category or not classified in any other category of financial assets. These are included in non-current assets, unless they are intended to be held less than 12 months from the end of the reporting period, in which case they are included in current assets.

Financial assets measured at fair value through other comprehensive income consist of unquoted shares. Unquoted shares are measured at fair value based on market approach valuation techniques using information from market transactions involving comparable assets.

Fair value through other comprehensive income

Fair value through other comprehensive income assets consisted of unquoted shares, amounting to EUR 1.4 million (2017: EUR 1.4 million).

Other receivables

Other receivables consisted of deferred purchase consideration receivable from the sale of Svendborg real-estate amounting to EUR 1.0 million in 2017.

3.2.2 FINANCIAL LIABILITIES

Financial liabilities are classified as financial liabilities at fair value through profit or loss and financial liabilities at amortised cost. Financial liabilities are initially measured at fair value and recognised net of transaction costs, with the exception of items measured at fair value through profit or loss.

A financial liability (or a part of it) is not derecognised until the obligation specified in the contract is discharged or cancelled or expires. A financial liability is classified as current, unless the Group has an unconditional right to defer the settlement of the liability for at least 12 months after the end of the reporting period.

Adoption of IFRS 9 had no impact on classification and measurement of financial liabilities. The new requirements affected only the accounting financial liabilities that are designated at fair value through profit or loss and Altia does not have such liabilities.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include derivatives held for hedging purposes but not qualifying for hedge accounting. Financial liabilities in this category are measured at fair value, which is determined based on price quotations in active markets at the reporting date. Realised and unrealised gains or losses arising from the changes in fair values are recognised through profit or loss in the financial items as incurred.

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Financial liabilities at amortised cost

This category includes the Group's external loans from financial institutions, loans from pension institutions, commercial paper loans as well as trade payables. These financial liabilities are measured at amortised cost using the effective interest method. When loans are paid off or refinanced, the related unamortised costs are recognised in finance expenses. Group overdrafts in use are included in current borrowings. In addition, Altia has a revolving credit facility and the related fee is amortised on a straight-line basis in other finance expenses during the term of the facility.

The exchange rate differences arising from foreign currency denominated loans from financial institutions are disclosed under financial items. The exchange rate differences of intra-group foreign currency denominated loans are presented within financial items in the foreign exchange differences of the category financial liabilities at amortised cost.

The fair values of loans from financial institutions and commercial paper loans are determined based on future cash flows discounted with market interest rate at the reporting date adjusted with Altia's credit risk premium. At the reporting date, the carrying amounts of the loans are considered to equal their fair values because of the exceptionally low level of market interest rates. The fair values of finance lease liabilities are based on discounted future cash flows. The discount rate is the corresponding interest rate on similar lease contracts.

BORROWINGS

EUR million	2018	2017
Non-current		
Loans from financial institutions	69.8	74.7
Loans from pension institutions	12.8	14.3
Finance lease liabilities	0.2	0.2
TOTAL	**82.7**	**89.1**
Current		
Loans from financial institutions	5.0	10.0
Loans from pension institutions	1.5	0.8
Finance lease liabilities	0.2	0.2
TOTAL	**6.7**	**11.0**

Interest-bearing non-current loans from financial and pension institutions are measured at amortised cost using the effective interest method.

All of the Group's non-current and current loans from financial and pension institutions were nominated in Euros as at 31 December 2018 and 31 December 2017.

The weighted average effective interest rate (p.a.) of the Group's loans from financial and pension institutions as at 31 December 2018 was 1.6% (2017: 1.6%).

The weighted average interest rate (p.a.) of the Group's finance lease liabilities as at 31 December 2018 was 1.2% (2017: 1.5%).

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NET DEBT

Movements in Net debt the year ended 31 December 2018 are presented in the following table:

	1 Jan–31 Dec 2018					
EUR million	Cash and cash equivalents	Loans from financial institutions (non current)	Loans from financial institutions (current)	Finance lease liabilities (non-current)	Finance lease liabilities (current)	Total
Net debt as at 1 January 2018	52.4	89.0	10.8	0.2	0.2	47.7
Cash flows	-8.2	-	-10.7	-	-0.2	-2.7
Translation differences	-2.2	-	-	0.0	-	2.2
Other non-cash movement	-	-6.4	6.4	0.0	0.2	0.2
NET DEBT AS AT 31 DECEMBER 2018	**42.0**	**82.5**	**6.5**	**0.2**	**0.2**	**47.4**
Net debt as at 1 January 2017	68.0	64.8	7.5	0.1	0.3	4.7
Cash flows	-13.2	24.3	3.3	-	-0.3	40.4
Translation differences	-2.5	-	-	0.0	-	2.5
Other non-cash movement	-	-0.1	-	0.0	0.2	0.1
NET DEBT AS AT 31 DECEMBER 2017	**52.4**	**89.0**	**10.8**	**0.2**	**0.2**	**47.7**

Derivative instruments

Derivatives are included in financial assets and liabilities at fair value through profit or loss when they do not meet the criteria of hedge accounting pursuant to IFRS 9. These derivatives are recognised at fair value on the trade date and they are subsequently measured at fair value at the reporting date. Derivative instruments and hedge accounting are described in Note 3.3. (p. 140)

The fair values of derivatives equal the amount that the Group would have to pay or it would receive from the termination of the derivative contract at the reporting date. The fair values of forward exchange contracts are determined by using the market prices at the reporting date. The fair values of interest rate derivatives are determined by discounting the related future cash flows. The valuation of commodity derivatives is determined based on the fair values received from the financial markets.

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3.2.3. CLASSIFICATION AND FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES

FAIR VALUES AND THE CARRYING AMOUNTS IN THE CONSOLIDATED BALANCE SHEET FOR EACH FINANCIAL INSTRUMENT BY CLASSES

2018 EUR million	Note	Derivatives, hedge accounting	Fair value through profit or loss	Amortised cost	Fair value through other comprehensive income	Carrying amounts of items in the balance sheet	Fair value	Level
Financial assets								
Non-current financial assets								
Investments in associates and receivables from interests in joint operations		-	-	7.9	-	7.9	7.9	
Unquoted shares	3.2.1.	-	-	-	1.4	1.4	1.4	3
Current financial assets								
Trade and other receivables	2.5.	-	-	56.6	-	56.6	56.6	
Trade and other receivables/Derivative instruments								
Forward exchange contracts	2.5.	0.1	0.1	-	-	0.2	0.2	2
Commodity derivatives	2.5.	1.3	-	-	-	1.3	1.3	2
Cash and cash equivalents	4.1.	-	-	42.0	-	42.0	42.0	
TOTAL		**1.4**	**0.1**	**106.5**	**1.4**	**109.5**	**109.5**	
Financial liabilities								
Non-current financial liabilities								
Borrowings	3.2.2.	-	-	82.7	-	82.7	82.7	2
Current financial liabilities								
Borrowings	3.2.2.	-	-	6.7	-	6.7	6.7	2
Trade and other payables	2.7.	-	-	26.0	-	26.0	26.0	
Trade and other payables/Derivative instruments								
Interest rate derivatives	2.7.	1.3	-	-	-	1.3	1.3	2
Forward exchange contracts	2.7.	0.1	0.0	-	-	0.1	0.1	2
TOTAL		**1.4**	**0.0**	**115.5**	**-**	**116.9**	**116.9**

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2017 EUR million	Note	Derivatives, hedge accounting	Financial assets /Liabilities at fair value through profit or loss	Loans and receivables	Available-for-sale financial assets	Financial liabilities at amortized cost	Carrying amounts of items in the balance sheet	Fair value	Level
Financial assets									
Non-current financial assets									
Receivables from interests in joint operations		-	-	7.6	-	-	7.6	7.6	
Unquoted shares	3.2.1.	-	-	-	1.4	-	1.4	1.4	3
Loan receivables	3.2.1.	-	-	1.0	-	-	1.0	1.0	2
Current financial assets									
Trade and other receivables	2.5.	-	-	49.7	-	-	49.7	49.7	
Trade and other receivables/Derivative instruments									
Forward exchange contracts	2.5.	0.8	0.3	-	-	-	1.1	1.1	2
Commodity derivatives	2.5.	0.3	-	-	-	-	0.3	0.3	2
Cash and cash equivalents	4.1.	-	-	52.4	-	-	52.4	52.4	
TOTAL		**1.0**	**0.3**	**110.6**	**1.4**	**-**	**113.4**	**113.4**	
Financial liabilities									
Non-current financial liabilities									
Borrowings	3.2.2.	-	-	-	-	89.1	89.1	89.1	2
Current financial liabilities									
Borrowings	3.2.2.	-	-	-	-	11.0	11.0	11.0	2
Trade and other payables	2.7.	-	-	-	-	29.3	29.3	29.3	
Trade and other payables/Derivative instruments									
Interest rate derivatives	2.7.	1.4	-	-	-	-	1.4	1.4	2
Forward exchange contracts	2.7.	0.1	0.0	-	-	-	0.1	0.1	2
TOTAL		**1.5**	**0.0**	**-**	**-**	**129.5**	**131.0**	**131.0**

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At the reporting date due to short maturity fair value of trade receivables and other short-term receivables and liabilities equal to their value in the balance sheet.

The table above presents the classification of financial instruments. The levels 1–3 of fair value hierarchy reflect the significance of inputs used in determining the fair values. In level one, fair values are based on public quotations of identical financial instruments. In level two, the inputs used in determining the fair values are based on quoted market rates and prices observable for the asset or liability in question directly (i.e. price) or indirectly on discounted future cash flows. Fair values of other financial assets and liabilities in level two reflect their carrying value. In level three, the fair values of assets and liabilities are based on inputs that are not based on observable market data for all significant variables, and instead are, to a significant extent, based on management estimates and their use in generally accepted valuation techniques. The reported fair value level is based on the lowest level of input information that is significant in determining the fair value.

3.3. DERIVATIVE INSTRUMENTS AND HEDGE ACCOUNTING

When the Group applies IFRS 9 hedge accounting to foreign currency, interest rate and electricity derivatives, the effective portion of the fair value change is recognised in other comprehensive income and presented within equity in the hedge reserve.

When hedge accounting is applied

In Altia, cash flow hedging is applied to part of the interest rate, foreign currency and electricity derivatives based on case-by-case assessment. In cash flow hedging, the Group is hedging against changes in cash flows related to a specific asset or liability recognised in the balance sheet or to a highly probable future business transaction. Hedge accounting is a method of accounting with the purpose to allocate one or several hedging instruments so that their fair value changes offset in full or partly the changes in fair value or cash flow arising from the hedged risk in profit or loss during the period, for which the hedge is designated. In the beginning of the hedging arrangement, Altia documents the relationship between each hedging instrument and hedged item, as well as the objectives of risk management and the strategy in engaging in hedging. IFRS 9 requires that the effectiveness of hedging instruments is tested prospectively. Effectiveness means the ability of a hedging instrument to offset the changes in the fair value of the hedged item or changes in the cash flows of the hedged transaction attributable to the hedged risk. Under IFRS 9 the hedging relationship is regarded to be highly effective when there is an economic relationship between the hedged item and the hedging instrument. Hedging ratio is defined as a relationship between the quantity of the hedging instrument and the quantity of the hedged item. Hedge accounting is discontinued when the criteria for hedge accounting is no longer met.

The gains and losses arising from fair value changes of derivative contracts, to which hedge accounting is applied, are presented in congruence with the hedged item. After implementation of IFRS 9, the forward points are included to hedging relationship. The effective portion of the unrealised changes in the fair value of derivatives designated and qualifying as cash flow hedges are recognised in other comprehensive income and presented in the hedge reserve in equity. The ineffective portion is immediately recognised in finance income or expenses in profit or loss. The cumulative gain or loss in equity on derivative instruments related to commercial items is recognised in profit or loss as an adjustment to purchases or sales simultaneously with the hedged item in the period in which the hedged item affects profit or loss. Realised gain or loss on electricity derivatives is included in operating result in electricity procurement expenses. When a hedging instrument designated as a cash flow hedge expires, is sold or no longer meets the criteria of hedge accounting, the gain or loss accumulated in equity is recognised through finance income or expenses.

When hedge accounting is not applied

The accounting for gains and losses arising from fair value measurement is dependent on the purpose of use of the derivative. In Altia, the changes in the fair values of derivative instruments are immediately recognised in profit or loss in finance income or expense if the derivative in question is related to hedging of commercial cash flows (purchases and sales) and hedge accounting is not applied. The fair value changes of other derivative instruments are immediately recognised in profit or loss in finance income or expense items if hedge accounting is not applied. Derivatives, to which hedge accounting is not applied, are acquired to minimise the profit and/or cash flow effects related to business operations or financing.

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NOMINAL VALUES OF DERIVATIVE INSTRUMENTS

EUR million	2018	2017
Derivative instruments designated for cash flow hedging		
Interest rate derivatives	20.0	20.0
Forward exchange contracts	30.9	30.3
Commodity derivatives, electricity	1.9	2.5
	0.1TWh	0.1TWh
Derivative instruments, non-hedge accounting		
Forward exchange contracts	33.7*	24.7

*Total EUR 29.3 million in nominal value relates to hedging internal deposits in currency to parent amounting company amounting the same. These deposits are made in order to mitigate the effects of the banks' negative deposit rates.

EFFECTS OF HEDGE ACCOUNTING ON THE FINANCIAL POSITION AND PERFORMANCE

EUR million	AUD		USD		EURNOK		EURSEK	
Foreign currency forwards	2018	2017	2018	2017	2018	2017	2018	2017
Carrying amount (asset)	-	-	0.0	-	0.0	0.1	-	0.6
Carrying amount (liability)	0.0	0.0	-	0.0	-	-	0.0	-
Notional amount	2.0	1.7	2.7	2.8	1.9	2.6	22.1	21.5
Maturity date	Feb–Dec 2019	Feb–Dec 2018	Feb–Dec 2019	Feb–Dec 2018	Feb–Jun 2019	Feb–Dec 2018	Feb–Oct 2019	Feb–Dec 2018
Hedge ratio	1:1	1:1	1:1	1:1	1:1	1:1	1:1	1:1
Change in discounted value of outstanding hedging instruments since 1 January	0.0	-0.1	0.1	-0.2	-0.1	0.2	-0.5	0.8
Change in value of hedged item used to determine hedge effectiveness	-0.0	0.1	-0.1	0.2	0.1	-0.2	0.5	-0.8
Weighted average hedged rate for the year (including forward points)	1.63AUD/ 1EUR	1.52AUD/ 1EUR	1.18USD/ 1EUR	1.20USD/ 1EUR	9.74NOK/ 1EUR	9.38NOK/ 1EUR	10.30SEK/ 1EUR	9.57SEK/ 1EUR

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EUR million Interest rate swap	2018	2017
Carrying amount(liability)	1.3	1.4
Notional amount	20.0	20.0
Maturity date	04/2023	04/2023
Hedge ratio	1:1	1:1
Change in discounted value of outstanding hedging instruments since 1 January	-0.1	-0.5
Change in value of hedged item used to determine hedge effectiveness	0.1	0.5
Weighted average hedged rate for the year	1.88%	1.89%

EUR million Commodities – Electricity	2018	2017
Carrying amount(asset)	1.3	0.3
Notional amount	1.9	2.5
TWh	0.1	0.1
Maturity date	2019–2021	2018–2020
Hedge ratio	1:1	1:1
Change in discounted value of outstanding hedging instruments since 1 January	1.1	0.2
Change in value of hedged item used to determine hedgeeffectiveness	-1.1	-0.2
Weighted average hedged price EUR/MWh	15.43	24.75

Positive and negative fair values of unrealised derivatives and their net amount are presented below. Interest and currency derivatives are under netting agreements. The master netting agreements in respect of derivatives do not meet the criteria for offsetting in the balance sheet owing to legally enforceable right not existing currently.

OFFSETTING FINANCIAL ASSETS AND LIABILITIES

EUR million	2018	2017
Derivative assets:		
Fair value, gross	1.6	1.1
Fair value, under netting agreements	-0.1	-0.2
Fair value, net	1.5	1.0
Derivative liabilities:		
Fair value, gross	1.5	1.5
Fair value, under netting agreements	-0.1	-0.2
Fair value, net	1.4	1.3

3.4. EQUITY

Share capital

Altia Plc's share capital, paid in its entirety and registered in the trade register, was 60,480,378.36 euros at the end of 2018 and 2017. At 31 December 2016, the Company had two class of shares, series A and series L shares. The Board of Directors of the Company has on 13 December 2017 resolved to cancel all 25 003 series L shares, which were held in treasury by the Company and upon registration of such cancellation the Company had no series L shares at 31 December 2017. On 15 December 2017, the sole shareholder of the Company resolved to combine the Company's series A and L shares to single share series and incorporate the shares in the book-entry securities system and amend the company's Articles of Association accordingly on 19 January 2018. At the end of the financial period 2018 there were 36,140,485 shares outstanding and in 2017 there were 35,960,000 A series shares.

Altia Plc together with the State of Finland resolved on the completion of the initial public offering of Altia as a Share sale on 22 March 2018. Public trading on Altia's share started in Nasdaq Helsinki pre -list on 23 March 2018 and in main list on 27 March 2018.

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All shares issued have been paid in full. The shares have no nominal value. Each share has one vote at the Annual General meeting and equal rights to dividend and other distribution of assets. The company does not hold its own shares.

NUMBER OF SHARES

	2018	2017
Number of outstanding shares in the beginning of the financial year		35,960,000
Personnel offering		-
Number of outstanding shares at		**35,960,000**

Share issues

In Altia's initial public offering Altia issued 180,485 personnel shares to permanent employees of Altia in Finland and Sweden (Personnel Offering). The subscription price was ten per cent lower than the subscription price in the Institutional Share Sale and Public Share Sale, i.e. EUR 6.75

Invested unrestricted equityfund

The amounts paid for issued Personnel Shares in Altia's listing have been recorded as invested unrestricted equityfund.

Fair value reserve

The fair value reserve represents the change in the fair value of financial assets measured at fair value through other comprehensive income.

Hedge reserve

The hedge reserve includes the fair value changes of derivative instruments used for cash flow hedging for effective hedges.

CASH FLOW HEDGE RESERVE

EUR million	Currency forwards	Interest rate swaps	Commodities	Total hedge reserves
Opening balance 1 January 2017	**-0.1**	**-1.5**	**0.1**	**-1.4**
Change in fair value of hedging instrument recognised in OCI	0.6	1.1	0.4	2.0
Reclassified from OCI to profit or loss - included in purchases/ sales adjustments	0.1	-	-	0.1
Reclassified from OCI to financial income /expenses.	-	-0.4	-	-0.4
Reclassified from OCI to electricity purhases	-	-	-0.1	-0.1
Deferred tax	-0.1	-0.3	-0.1	-0.5
Closing balance 31 December 2017	**0.5**	**-1.1**	**0.3**	**-0.3**
Change in fair value of hedging instrument recognised in OCI	-0.0	0.7	0.5	1.2
Reclassified from OCI to profit or loss - included in purchases/ sales adjustments	-0.5	-	-	-0.5
Reclassified from OCI to financial income /expenses.	-	-0.4	-	-0.4
Reclassified from OCI to electricity purhases	-	-	0.6	0.6
Deferred tax	0.0	-0.3	-0.3	-0.5
Closing balance 31 December 2018	**-0.0**	**-1.0**	**1.1**	**0.0**

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Translation differences

Translation differences comprise all foreign exchange differences arising from the translation of the foreign subsidiaries' financial statements. The Group's accumulated translation differences amounted to negative EUR 19.6 million at 31 December 2018 (31.12.2017: negative EUR 16.0 million).

Earnings per share

Basic earnings per share is calculated by dividing the result for the period attributable to owners of the parent company by the weighted average number of shares outstanding during the reporting period.

Diluted earnings per share has been calculated on the same basis as basic earnings per share except that it reflects the impact of any potential commitments the Group has to issue shares in the future. Altia has not issued any dilutive instruments during the periods presented.

EARNINGS PER SHARE

	2018	2017
Result attributable to the shareholders of the parent company, EUR million	15.1	18.3
Weighted average number of shares outstanding (1,000 pcs)	36 140	35 960
Basic and diluted earnings per share (EUR)	0.42	0.51

Dividend

The Board of Directors proposes to the Annual General Meeting that dividend of EUR 0.38 per share be distributed for 2018. No dividend was distributed for the financial year 2017.

ALTIA PLC'S DISTRIBUTABLE FUNDS

EUR million	31 Dec 2018	31 Dec 2017
Invested unrestricted equity fund	1.2	-
Retained earnings	56.8	100.7
Distribution of dividends	-	-70.5
Profit for the period	14.1	26.5
TOTAL DISTRIBUTABLE FUNDS	**72.1**	**56.8**

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Gearing
31.6
%

4. Financial and capital risk

1. FINANCIAL RISK MANAGEMENT

Financial riskmanagement principles

The aim of Altia's financial risk management is to ensure the Group's financial stability and availability of sufficient financing options in different market situations. In addition, the aim is to support the business operations to identify business-related financial risks and their management, and to hedge against material financial risks.

The Group is exposed to various market risks. Changes in these risks affect the company's assets, liabilities and anticipated transactions. The risks are caused by changes in interest rates, currencies and commodity market prices. Selected derivative instruments can be used to manage the risks resulting from these market risks. Altia mainly hedges against risks that impact the Group's cash flow, and, if deemed appropriate, also certain foreign currency denominated items in the balance sheet. Derivatives are solely used to hedging against the above-mentioned risks. The principles of IFRS 9 hedge accounting are applied to certain interest rate, foreign exchange as well as electricity derivatives. Financial risk management is executed as part of the Group's risk management, according to the Risk Management Principles approved by the Board of Directors. Altia's principles aiming towards financial, credit and operational continuity form the basis for financial risk management.

Risk managementprocess

Special process features related to financing are described below in connection with the descriptions of market, liquidity and credit risks. The financial risk exposure is regularly reported to the Audit Committee and Altia's Board of Directors. The most significant principle decisions concerning risk management are made by the company's Board of Directors.

As part of the financial risk management principles, Altia's Board of Directors has approved a list of financial instruments, in which the accepted instruments, their purpose and the person who decides on their use have been specified for different types of financial risks.

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Financial riskmanagement organisation

Financial matters are reported regularly to the Group management. On a case-by-case basis, the Board of Directors processes all substantial financial matters, such as the Group's internal and external loanarrangements.

Tasks and responsibilities regarding Altia's financial operations and financial risk management are described in the financial risk management principles. The Group Treasury is responsible for securing financing, identifying risks and, if required, executing hedging transactions with external counterparties. The business units and subsidiaries are responsible for managing the risks associated with their own operations and forecasting cash flows.

Risk concentrations

Altia carefully analyses the financial risks and risk concentrations related to its operations. Risk concentrations identified as a result of this assessment are described in connection with the descriptions of market and credit risks.

Market risk

Altia defines market risk as a risk where the fair values of financial instruments or future cash flows fluctuate as a result of changes in market prices. The most significant market risks for the Group are currency risk, interest rate risk and price risks for barley and electricity.

1. Currencyrisk

Altia is exposed to currency risks resulting from export and import, intra-group trade across borders of the euro-area, as well as internal loans and investments in foreign subsidiaries. The objective of the Group's currency risk management is to limit the uncertainties associated with foreign exchange rates and their effect on the Group's profit, cash flows and balance sheet.

Transaction risk

Transaction risk is caused by foreign currency denominated items in the balance sheet and future cash flows related to sales, purchases and return of capital. Transaction risk management aims to hedge the Group's profit against the effects of changes in foreign exchange rates.

The objective is to hedge 60–80% of highly probable commercial cash flows. The average hedging ratio has remained at the target level. Hedging transactions are executed with forward exchange contracts or options for the following 12 months at the most, predominantly following the pricing periods of customers. Altia may apply cash flow hedge accounting to foreign exchange derivatives. Intra-group loan arrangements are hedged by 100% and hedge accounting is not applied to these arrangements.

The two tables below present the Group's net currency position, first on the basis of financial instruments recorded on the balance sheet and secondly including on a net basis also the estimated future foreign currency net cash flows. The currency position resulting from the financial instruments in accordance with IFRS 7 consists of trade receivables, trade payables, cash and cash equivalents, the Group's internal and external loans and derivative instruments.

The net currency risk has been taken into account in the table if the transaction currency is other than the company's functional currency.

TABLE 1: THE GROUP'S NET CURRENCY POSITION AT 31 DECEMBER

The net currency position resulting from the financial instruments in accordance with IFRS 7 EUR million	2018	2017
EUR-SEK	-19.7	-19.5
EUR-NOK	-0.8	-1.3
EUR-USD	4.5	3.9
EUR-AUD	2.1	1.7

The Group's net currency position at 31 December including also the hedged commercial cash flows EUR million	2018	2017
EUR-SEK	2.4	2.0
EUR-NOK	1.1	1.3
EUR-USD	0.6	0.1
EUR-AUD	0.1	0.0

Translation risk Translation risk is mainly caused by the parent company’s foreign currency denominated net investments in foreign subsidiaries, which cause a translation difference in equity in the Group’s balance sheet upon consolidation. The Group Treasury regularly analyses the translation risk and reports any material issues to the management. The most significant net investments are denomi - nated in the Swedish and Norwegian kroner. The translation risk has not been hedged. 2. Interest rate risk The objective of interest rate risk management is to minimise the impact of fluctuations arising from interest rate changes on the Group’s profit. At 31 December 2018 the total nominal amount of loans was EUR 89.3 million (2017: 100.0) and was divided as follows: • The EUR 20.0 million loan matures in January 2022 with annual EUR 5 million instalments. The interest rate on the loan is based on three – month market rate. Currently these interest payments are not hedged. • The EUR 55.0 million portion of the loan matures in January 2023. The interest rate on the loan is based on three - month market rate. Altia has hedged these interest payments to fixed interest rate by using an interest rate derivative amounting to EUR 20 million. Hedge ac - counting principles are applied to this interest rate derivative. The hedge has been regarded as effective. • The EUR 14.3 million pension loan matures in January 2028. The interest rate is fixed for the whole loan period. The maximum amount under Altia’s domestic commercial paper program is EUR 100 million. There were no issued commercial papers at 31 December 2018 and 2017. Altia’s maximum limit for sale of trade receivables amounts to EUR 145 million and is approved by Board of Directors . The sold trade receivables are derecognised at the time of trade with no obligation to repurchase . The related costs are recognised in other financial expenses . The trade receivables are current receivables and the related interest rate risk is not hedged. The amount of the sold trade receivables was EUR 80.2 million at 31 December 2018 (2017: 83.6 million). 3. Price risk associated with commodities Barley In 2018, Altia used approximately 212 (206) million kilos of Finnish barley to produce ethanol and starch. The availability of high - quality domestic barley is ensured with contract cultivation and co - operation with grain growers and grain handling companies. The market price of barley fluctuates significantly year by year as a result of various factors that affect the Finnish barley supply and demand and is therefore considered a significant risk for Altia. The price risk has not been hedged with derivative instruments. Electricity Strong increase in the market price of electricity is a significant risk for Altia. The risk is managed by following Altia’s principles for electricity procurement. These principles determine the hedging limits, within which the electricity price risk is hedged. The hedges are done with OTC - derivatives of Nasdaq OMX Oslo ASA. The hedging service for electricity procurement has been outsourced. Cash flow hedge accounting in accordance with IFRS 9 is applied to the hedges against electric - ity price risk, and hedge effectiveness is tested quarterly. The hedged risk is the euro dominated sourcing of electricity in Finland. To hedge the risk system priced, Finnish price area and price area derivative is used. With system priced derivatives is hedged Nordic electricity price and with price area derivative is hedged the price difference between Finnish price area and system price. At the end of 2018 , the hedging ratio for deliveries for the next 12 months was 64 . 1% ( 2017 : 67 . 6% ), in line with the set targets . In 2018 the average hedging ratio was 68 . 0% ( 70 . 0% ) . All hedging was effective in 2018 (ineffective portion 2017 , EUR - 0 . 1 million) . Altia purchases its electricity straight from the Nord Pool Spot markets as a delivery tied to the spot price of the Finnish price area. 147 BOARD REPO R T BUSINESS O VERVIEW CORPORATE RESPONSIBILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS ANN U AL REPORT 2018

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4. Sensitivity to market risks

The following table describes the sensitivity of the Group's profit and equity (before taxes) to changes in electricity prices, interest and foreign exchange rates. When Altia applies hedge accounting, the sensitivity is directed at equity. When hedge accounting is not applied, the sensitivity is recognised as a potential impact on profit or loss.

The sensitivity to foreign exchange rate changes is calculated from the net currency position resulting from financial instruments.

TABLE 2: SENSITIVITY ANALYSES

Sensitivity of financial instruments to market risks (before taxes) in accordance with IFRS 7	2018		2017	
EUR million	Income statement	Equity	Income statement	Equity
+/-10% electricity	-	+/-0.3	-	+/-0.3
+/-10% change in EUR/NOK exchange rate	+/-0.1		+/-0.1	-
+/-10% change in EUR/SEK exchange rate	+/-2.0		+/-2.0	-
+/-10% change in EUR/USD exchange rate	-/+0.5		-/+0.4	-
+/-10% change in EUR/AUD exchange rate	-/+0.2		-/+0.2	-
+1%-points parallel shift in interest rates	-0.5	+0.6	-0.7	0.8

+10 % increase in EUR/SEK exchange rate would have an EUR +2.0 million effect in income statement. Other risks with same principle.

At the end of 2018 the total group floating rate liability position consists of floating rate liabilities EUR 75.0 million (2017: EUR 85.0 million) and floating leg of interest rate swap EUR 20 million (2017: EUR 20.0 million) which is netting the interest rate risk.

Liquidity risk

In order to manage the liquidity risk, Altia continuously maintains sufficient liquidity reserves, which at the end of 2018 comprised Group's EUR 10 million overdraft facility and a EUR 60 million revolving credit facility. At the end of December 2018, no revolving credit facility was in use (2017: EUR 10.0 million). The revolving credit facility matures in January 2023. More detailed information on the Group's external loans is provided in the interest rate risk section.

TABLE 3: LIQUIDITY RESERVES

Cash and cash equivalents and unused committed credit limits EUR million	2018	2017
Cash and cash equivalents	42.0	52.4
Overdraft facilities	10.0	10.0
Revolving credit line	60.0	50.0
TOTAL	**112.0**	**112.4**

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TABLE 4: MATURITIES OF FINANCIAL LIABILITIES

Contractual payments on financial liabilities 2018 EUR million	Total contractual cash flows	Cash flows 2019			Cash flows 2020			Cash flows 2021–		
		Fixed rate	Variable rate	Re-payment	Fixed rate	Variable rate	Re-payment	Fixed rate	Variable rate	Re-payment
Non-derivative:										
Loans from financial institutions[1]	-77.9	-	-0.8	-5.0	-	-0.7	-5.0	-	-1.4	-65.0
Loans from pension institutions[2]	-15.1	-0.2	-	-1.5	-0.1	-	-1.5	-0.5	-	-11.3
Finance lease liabilities	0.4	-	-	0.2	-	-	0.2	-	-	0.0
Trade payables	-25.8	-	-	-25.8	-	-	-	-	-	-
Derivative:										
Currency derivatives, hedge accounting										
Inflow	30.9	-	-	30.9	-	-	-	-	-	-
Outflow	-30.8	-	-	-30.8	-	-	-	-	-	-
Currency derivatives, non-hedge accounting										
Inflow	33.7	-	-	33.7	-	-	-	-	-	-
Outflow	-33.6	-	-	-33.6	-	-	-	-	-	-
Interest rate derivatives, hedge accounting	-1.3	-0.3	-	-	-0.3	-	-	-0.7	-	-
Commodity derivatives, hedge accounting	-1.3	-	-	-0.9	-	-	-0.4	-	-	-0.1
TOTAL	**-120.9**	**-0.5**	**-0.8**	**-32.8**	**-0.5**	**-0.7**	**-6.7**	**-1.2**	**-1.4**	**-76.4**

[1] Loans from financial institutions mature 2022 and 2023

[2] Loans from pension institutions mature 2028

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TABLE 4: MATURITIES OF FINANCIAL LIABILITIES

Contractual payments on financial liabilities 2017 EUR million	Total contractual cash flows	Cash flows 2018			Cash flows 2019			Cash flows 2020–		
		Fixed rate	Variable rate	Re-payment	Fixed rate	Variable rate	Re-payment	Fixed rate	Variable rate	Re-payment
Non-derivative:										
Loans from financial institutions[1]	-88.6	-	-0.7	-10.0	-	-0.8	-5.0	-	-2.2	-70.0
Loans from pension institutions[2]	-16.0	-0.1	-	-0.8	-0.2	-	-1.5	-0.7	-	-12.8
Finance lease liabilities	0.4	-	-	0.1	-	-	0.1	-	-	0.2
Trade payables	-29.2	-	-	-29.2	-	-	-	-	-	-
Derivative:										
Currency derivatives, hedge accounting										
Inflow	30.9	-	-	30.9	-	-	-	-	-	-
Outflow	-30.2	-	-	-30.2	-	-	-	-	-	-
Currency derivatives, non-hedge accounting										
Inflow	24.8	-	-	24.8	-	-	-	-	-	-
Outflow	-24.5	-	-	-24.5	-	-	-	-	-	-
Interest rate derivatives, hedge accounting	-1.4	-0.3	-	-	-0.3	-	-	-0.8	-	-
Commodity derivatives, hedge accounting	-0.3	-	-	0.0	-	-	-0.1	-	-	-0.1
TOTAL	**-133.9**	**-0.4**	**-0.7**	**-38.8**	**-0.5**	**-0.8**	**-6.6**	**-1.5**	**-2.2**	**-82.6**

[1] Loans from financial institutions mature 2022 and 2023
[2] Loans from pension institutions mature 2028

Credit risk

The objective of Altia's credit risk management is to minimise the losses if one of the Group's counterparties fails to meet its obligations. The principles of credit risk management are described in the Group's credit policy.

Credit risks are caused by a counterparty not fulfilling its contractual payment obligations or the counterparty's credit rating changing in a manner that affects the market value of the financial instruments it has issued.

The maximum amount of credit risk is equal to the carrying amount of the Group's financial assets. No significant risk concentrations relate to trade receivables. The aim is to minimise credit risks by active credit management and by taking into account customers' credit rating when determining the payment term of invoices.

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4.2. CAPITAL RISK MANAGEMENT

The target of Altia's capital management is to secure an effective capital structure that supports the profitable growth of the operations. The Board of Directors monitors the Group's capital structure regularly.

Altia monitors its capital based on gearing (the ratio of interest-bearing net liabilities to equity). Interest-bearing net liabilities consist of the loans less cash and cash equivalents. The current level of gearing is distinctly lower than the limit determined in the Group's loan terms.

During the business cycle, the company's net gearing is likely to fluctuate, and the objective is to retain a sufficiently strong capital structure to secure the Group's financing needs. At 31 December 2018 and 31 December 2017, the gearing ratio was as follows:

TABLE 5: GEARING

Gearing as of 31 December EUR million	2018	2017
Borrowings	89.4	100.1
Cash and cash equivalents	42.0	52.4
Net debt	47.4	47.7
Total equity	150.1	136.8
GEARING AT 31 DECEMBER	**31.6%**	**34.9%**

5. Consolidation 1. GENERAL CONSOLIDATION PRINCIPLES Consolidation Consolidation, consolidation method and classification of ownership interests depends on whether the Group has power to control or jointly control the entity or have signifi - cant influence or other interests in the entity. When the Group has power to control the entity, it is consolidated as a subsidiary according to principles described in Note 5.2. ( p. 153 ) Subsidiaries. When the Group has joint control or significant influence over an entity but does not have power to control, entity is accounted for by using the principles set in Note 5.3. ( p. 154 ). Associated companies and interests in joint operations. If the Group does not have power to control nor significant influence in the entity, its owner - ship interests are classified as Financial assets at fair value through other comprehen - sive income and accounted for according to principles described in Note 3.2.1. ( p. 134 ). Foreign currency items The consolidated financial statements are presented in euro, which is the functional and presentation currency of the parent company. Transactions in foreign currencies are translated to euro at average foreign exchange rates published by the European Central Bank on banking days. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to euro at the average exchange rates prevailing at that date. Foreign currency differences arising on translation are recognised in profit or loss. Foreign exchange gains and losses related to purchases and sales are recognised in the respective items and included in operating result. Foreign currency gains and losses arising from loans denominated in foreign currencies are recognised in finance income and expenses. Income and expenses for the statements of comprehensive income of foreign subsid - iaries that operate outside the eurozone are translated using the average rates of the European Central Bank’s exchange rates at the end of the month. The statements of financial position of foreign subsidiaries are translated using the average exchange rates ruling at the reporting date. Foreign currency differences arising on the translation of 152 BOARD REPO R T BUSINESS O VERVIEW CORPORATE RESPONSIBILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS ANN U AL REPORT 2018

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profit or loss for the period with different exchange rates in the statement of comprehensive income and in the balance sheet are recognised in other comprehensive income and included in translation differences in equity. Changes in translation differences are recognised in other comprehensive income.

In the consolidated financial statements, exchange rate differences arising from the translation of foreign currency denominated loans to foreign subsidiaries, which form a part of net investments in foreign companies, are recognised in other comprehensive income and included in translation differences within equity.

Translation differences arising from elimination of the cost of foreign subsidiaries and from translation of the foreign subsidiaries' post-acquisition profits and losses are recognised in other comprehensive income and presented as a separate item within equity. Goodwill and the fair value adjustments to the carrying amounts of assets and liabilities of foreign units are accounted for as assets and liabilities of the respective foreign units, which are translated to euro at the exchange rates prevailing at the reporting date. If these foreign units are entirely or partly disposed of, related exchange rate differences are recognised in profit or loss as part of the gain or loss on disposal.

5.2. SUBSIDIARIES

Subsidiaries consolidation principles

Consolidated financial statements of Altia include the parent company, Altia Plc, and all subsidiaries. Subsidiaries are all those in which the parent company exercises control. The Group controls an entity when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. The financial statements of acquired subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

All business combinations are accounted for by using the acquisition method. The consideration transferred and the identifiable assets acquired and liabilities assumed in the acquired company are measured at fair value at the acquisition date. The amount exceeding the aggregate of the consideration transferred, the amount of non-controlling interests and any previously held equity interest in the acquiree, over the fair value of the net assets acquired is recorded asgoodwill.

All acquisition-related costs, with the exception of costs to issue debt or equity securities, are expensed. The consideration transferred does not include any transactions accounted for separately from the acquisition. Any contingent consideration is recognised at fair value at the acquisition date and it is classified as either liability or equity. Contingent consideration classified as a liability is measured at fair value at each reporting date and any resulting gain or loss is recognised in profit or loss.

Intra-group transactions, receivables, liabilities and unrealised gains, as well as the distribution of profits within the Group are eliminated in preparing the consolidated financial statements. Unrealised losses are not eliminated if the loss in question results from impairment.

The Group had no non-controlling interests at 31 December 2018 or 31 December 2017.

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Altia Plc had 23 subsidiaries at the end of the reporting period (23 subsidiaries at 31 December 2017).

	Parent company's share of ownership (%)	Group's share of ownership (%)	Country of incorporation
A-Beverages Oy	100.00	100.00	Finland
Altia Eesti AS	100.00	100.00	Estonia
Altia Denmark A/S	100.00	100.00	Denmark
Altia Holding Sweden AB	100.00	100.00	Sweden
SIA Altia Latvia	100.00	100.00	Latvia
Altia Norway AS	100.00	100.00	Norway
Altia Sweden AB	-	100.00	Sweden
Altia Sweden Services AB	-	100.00	Sweden
Alpha Beverages Oy	100.00	100.00	Finland
Best Buys International AS	100.00	100.00	Norway
BevCo AB	-	100.00	Sweden
Bibendum AB	-	100.00	Sweden
Bibendum AS	100.00	100.00	Norway
ExCellar Oy	100.00	100.00	Finland
Harald Zetterström oy/ab	100.00	100.00	Finland
Interbev AS	100.00	100.00	Norway
Larsen SAS	100.00	100.00	France
Philipson & Söderberg AB	-	100.00	Sweden
Prime Wines Oy	100.00	100.00	Finland
Premium Wines AS	100.00	100.00	Norway
Ström AS	100.00	100.00	Norway
Vinuversum AB	-	100.00	Sweden
Oy Wennerco Ab	100.00	100.00	Finland

5.3. ASSOCIATED COMPANIES AND INTERESTS IN JOINT OPERATIONS

Associated companies

Associated companies are all entities over which the Group accompanies a shareholding of over 20% of voting rights or otherwise has significant influence, but not control. Altia has an investment in an associated company Palpa Lasi Oy.

Associated companies are consolidated by using the equity method. Under the equity method, the investment is initially recognised at cost and subsequently adjusted with the change in the net assets of the investee after the acquisition date, consistent with the ownership interest of the Group. After the acquisition the Group's share in the associated company's profit and loss for the period is separately disclosed after operating result. If the Group's share in the associated company's loss exceeds the carrying amount of the investment, the investment is recognised at zero value in the consolidated balance sheet and the loss exceeding the carrying amount is not consolidated, unless the Group has committed to fulfil the company's obligations. An investment in an associated company includes goodwill arisen on acquisition. The Group's share in changes in the associated company's other comprehensive income is recognised in consolidated other comprehensive income.

Results from the transactions between the Group and its associates are recognised only to the extent of unrelated investor's interests in the associates. The Group determines at each reporting date whether there is any objective evidence that the investment in the associate is impaired. In case of such indications, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate and its' carrying value. The impairment is recognised in share of results in associated companies.

Financial statements of associated companies have been changed where necessary to correspond with the accounting policies adopted by the Group. If financial statements for the period are not available, the share of the profit is included in the consolidated financial statements based on the preliminary financial statements or latest available information.

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Interests in joint operations

A joint arrangement is an arrangement of which two or more parties have contractually agreed joint control which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control. A joint arrangement is either a joint operation or a joint venture. Altia has an interest through a receivable in Roal Oy based on the contractual relationship with the other party to the joint operation. The interest in Roal Oy is accounted for as a joint operation.

ASSOCIATED COMPANIES AND JOINT OPERATIONS

	2018 Share of ownership %	2017 Share of ownership %
Roal Oy, Finland	50.00	50.00
Palpa Lasi Oy, Finland	25.53	25.53

Roal Oy engages enzyme business. The joint operation's other owner is ABF Overseas Ltd. Palpa Lasi Oy engages in the recycling and re-use of glass beverage packages.

Altia has joint control over Roal but the option right held by the other shareholder represents in substance a receivable with a fixed rate of return and Altia does not have a right to 50% of the net assets until the option lapses. Accordingly, the interest is classified as a joint operation with Altia accounting for its share of assets as a receivable with the annual minimum dividend accounted for as interest income. The receivable amounted to EUR 7.6 million as at 31 December 2018 and 31 December 2017.

FINANCIAL SUMMARY OF ASSOCIATED COMPANIES

EUR million	2018	2017
Assets	7.6	5.9
Liabilities	6.3	7.3
Net assets	1.3	-1.5
Net sales	18.3	17.5
Result for the period	2.8	1.2

Related party transactions with associated companies and joint operations are presented in Note 6.3. (p. 161).

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6. Other notes

1. INCOME TAX EXPENSES

Income tax expenses

The Group's income tax expense recognised through profit or loss comprises current tax based on taxable income for the period, any adjustments to tax payable in respect of previous periods and deferred taxes. Current income tax based on taxable income is calculated according to the local tax regulations of each Group company.

Tax effects related to transactions or other events recognised in profit or loss are recognised in profit or loss. If the taxes relate to items of other comprehensive income or transactions or other events recognised directly in equity, income tax expense is recognised within the respective items. The Group's share of profit or loss in associated companies is reported as calculated from the net profit and thus including the income tax effect.

Deferred tax assets and liabilities are principally recognised for all temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The most significant temporary differences arise from property, plant and equipment and intangible assets, carry forward of unused tax losses and fair value allocations on business combinations. Deferred tax assets are recognised only to the extent that it is probable that future taxable profits will be available against which they can be utilised. Deferred tax liabilities are recognised in full. Deferred taxes are calculated using tax rates enacted or substantively enacted at the end of the reporting period. Deferred tax is recognised for foreign subsidiaries undistributed earnings only when related tax effects are probable.

Deferred tax assets and liabilities are set off when they are levied by same taxing authority and Altia has legally enforceable right to set off the balances.

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Critical estimates and management judgements – Deferred tax assets:
Judgment is required in assessing whether deferred tax assets are recognised on the balance sheet. Deferred tax assets are recognised only where it is considered more likely than not that they will be recovered, which is dependent on the generation of sufficient future taxable profits. Assumptions about the generation of future taxable profits depend on management's estimates of future cash flows. These future cash flow estimates depend on estimates of future sales volumes, price levels of main raw materials, capital expenditure and other components affecting profitability of the operations. These estimates and assumptions are subject to risk and uncertainty, hence it is possible that changes in circumstances will alter expectations, which may impact the amount of deferred tax assets recognised on the balance sheet and the amount of any other tax losses and temporary differences not yet recognised. Altia's ability to generate taxable profit is also subject to general economic, financial, competitive, legislative and regulatory factors that are beyond its control. If Altia generates lower future taxable profits than what management has assumed in determining the amounts of the recognised deferred tax assets, the assets would become impaired, either partly or in full. Accordingly, amounts recognised in balance sheet could potentially be reversed through profit and loss. Changes in circumstances may also result in recognition of deferred tax assets for tax losses not yet recognised as an asset.

INCOME TAX EXPENSE

EUR million	2018	2017
Current income tax expense	3.8	6.3
Adjustments to taxes for prior periods	0.2	-0.2
Deferred taxes:		
Origination and reversal of temporary differences	0.0	0.6
Impact of changes in tax rates	-0.4	0.0
TOTAL	**3.6**	**6.7**

The reconciliation of the tax expense recognised in profit and loss and the tax expense calculated using Altia Group's domestic corporate tax rate (20.0%):

EUR million	2018	2017
Result before taxes	18.6	25.0
Income tax using the parent company's tax rate	3.7	5.0
Effect of tax rates of subsidiaries in foreign jurisdictions	0.3	0.4
Tax-exempt income	-0.3	-0.2
Non-deductible expenses	0.1	0.1
Utilisation of previously unrecognised tax losses	-0.0	-0.4
Adjustments to taxes for prior periods	0.2	-0.2
Share of profit in associated companies, net of tax	-0.1	-
Effect of changes in tax rates	-0.4	0.0
Tax arising on dividends	-	0.6
Tax on undistributed earnings	-0.0	1.7
Other items	0.0	-0.3
TAX EXPENSE IN PROFIT OR LOSS	**3.6**	**6.7**

The year 2017 recognised tax expense on undistributed earnings, EUR 1.7 million, was due to the reassessment of deferred tax liabilities of retained earnings in Estonia.

INCOME TAX RECOGNISED IN OTHER COMPREHENSIVE INCOME

2018 EUR million	Before Tax	Tax	Net of Tax
Cash flow hedges	0.4	-0.1	0.3
Translation differences	-3.5	-	-3.5
Remeasurements of post-employment benefit obligations	0.0	-0.0	-0.0
TOTAL	**-3.1**	**-0.1**	**-3.2**

2017 EUR million	Before Tax	Tax	Net of Tax
Cash flow hedges	1.4	-0.3	1.1
Available-for-sale financial assets	0.6	-	0.6
Translation differences	-4.0	-	-4.0
Remeasurements of post-employment benefit obligations	-0.0	0.0	-0.0
TOTAL	**-2.0**	**-0.3**	**-2.3**

DEFERRED TAX ASSETS AND LIABILITIES Change in deferred tax assets and Recognised in other liabilities during 2018: EUR million 1 Jan 2018 Recognised in profit or loss comprehensive income Exchange rate differences 31 Dec 2018 Deferred tax assets: Tax losses 0.3 - 0.2 - - 0.0 0.1 Fixed assets 2.4 - 0.4 - - 0.0 2.0 Pension benefits 0.3 0.0 - 0.0 - 0.0 0.3 Provisions - 0.1 - - 0.1 Internal margin of inventories 0.1 0.0 - - 0.0 0.1 Recognised in hedge reserve 0.1 - - 0.1 - 0.0 Other temporary differences 0.2 - 0.0 - - 0.0 0.1 Total deferred tax assets 3.3 - 0.4 - 0.1 - 0.0 2.7 Offset against deferred tax liabilities - 2.3 - 1.9 Net deferred tax assets 1.0 0.8 Deferred tax liabilities: Fixed assets 5.2 - 0.0 - - 0.0 5.2 Recognised in hedge reserve 0.0 - 0.0 - 0.0 0.0 Fair value allocation on acquisitions 2.7 - 0.5 - - 0.1 2.1 Deductable goodwill depreciation 10.4 - 0.4 - - 0.3 9.7 Undistributed profits of foreign subsidiaries 1.7 - 0.0 - - 1.7 Other temporary differences 0.0 - 0.0 - - 0.0 Total deferred tax liabilities 20.0 - 0.9 0.0 - 0.4 18.8 Offset against deferred tax assets - 2.3 - 1.9 Net deferred tax liabilities 17.7 16.8 158 BOARD REPO R T BUSINESS O VERVIEW CORPORATE RESPONSIBILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS ANN U AL REPORT 2018

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DEFERRED TAX ASSETS AND LIABILITIES

Change in deferred tax assets and liabilities during 2017: EUR million	1 Jan 2017	Recognised in profit or loss	Recognised in other comprehensive income	Exchange rate differences	31 Dec 2017
Deferred tax assets:					
Tax losses	0.2	0.1	-	-0.0	0.3
Fixed assets	3.4	-1.1	-	-0.0	2.4
Pension benefits	0.3	0.0	0.0	-0.0	0.3
Internal margin of inventories	0.1	0.0	-	-0.0	0.1
Recognised in hedge reserve	0.4	-	-0.3	-0.0	0.1
Other temporary differences	0.2	-0.0	-	-0.0	0.2
Total deferred tax assets	**4.6**	**-1.0**	**-0.3**	**-0.0**	**3.3**
Offset against deferred tax liabilities					-2.3
Net deferred tax assets					**1.0**
Deferred tax liabilities:					
Fixed assets	5.2	-0.0	-	-0.0	5.2
Recognised in hedge reserve	0.0	-	0.0	0.0	0.0
Fair value allocation on acquisitions	3.2	-0.4	-	-0.1	2.7
Deductable goodwill depreciation	10.5	0.0	-	-0.2	10.4
Undistributed profits of foreign subsidiaries	-	1.7	-	-	1.7
Other temporary differences	1.7	-1.6	-	-0.0	0.0
Total deferred tax liabilities	**20.7**	**-0.4**	**0.0**	**-0.3**	**20.0**
Offset against deferred tax assets					-2.3
Net deferred tax liabilities					**17.7**

At 31 December 2018, the Group had EUR 1.0 million (2017: EUR 5.6 million) of tax loss carry forwards for which no deferred tax was recognised. EUR 1.0 million of these temporary differences expire in 4 years. Altia management estimates these losses arise in subsidiaries which have neither indication of future taxable income nor other convincing evidence that tax losses can be utilised and deferred tax asset be recognised in balance sheet.

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6.2. COLLATERALS, COMMITMENTS AND CONTINGENT ASSETS AND LIABILITIES

EUR million	2018	2017
Collaterals and commitments		
Collaterals given on behalf of Group companies		
Mortgages	18.5	18.5
Guarantees	5.3	6.4
TOTAL COLLATERALS	**23.8**	**24.9**
Other commitments		
Operating lease obligations		
Less than one year	3.9	4.8
Between one and five years	9.3	11.5
More than five years	0.5	0.9
Total operating lease obligations	13.6	17.1
Other commitments	15.5	19.7
TOTAL COMMITMENTS	**29.1**	**36.8**

Collaterals given on behalf of Group companies all relate to commitments to authorities. Operating lease obligations consists of office, cars and forklift rental commitments. Other commitments include mainly purchase obligations of wine and cognac.

Assets not recognised in the balance sheet, emission allowances

The Group participates in the European Union emission trading scheme, where it has been granted a certain number of carbon dioxide emission allowances for a certain period of time, free of charge. Altia Plc discloses its carbon dioxide emission allowances granted free of charge on net basis. Following from this, the Group does not recognise in the balance sheet the granted emission allowances, nor the obligation to deliver allowances corresponding to the realised emissions. The Group does not recognise income or expenses arising from emission allowances through profit or loss when the emission allowances granted are sufficient to cover the obligation to deliver allowances corresponding to the amount of emissions made.

If the realised emissions exceed the granted emission allowances, the obligation arising from the excess emissions is recognised at fair value as a liability in the balance sheet at the reporting date. If the realised emissions fall below the granted emission allowances, the difference is not recognised in the balance sheet but it is disclosed in the notes to the financial statements, measured at fair value.

Altia´s actual emissions are below the emission allowances granted. The following table presents changes in allowances for financial years 2018 and 2017, as well as their fair values:

Emission allowances, kilotons	2018	2017
Emission allowances received	26.9	27.4
Excess emission allowances from the previous period	45.6	39.2
Adjustments related to prior year's estimates	0.0	-0.0
Sold emission allowances	-20.0	-
Realised emissions	-21.9	-21.0
EMISSION ALLOWANCES AT 31 DECEMBER	**30.6**	**45.6**
Fair value of emission allowances at 31 December, EUR million	0.7	0.4

The emission allowances received during year 2018 and the realised emissions are estimates, which will be adjusted during the spring 2019. Altia continues to operate within the emission trading system for the trading period 2013–2020.

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6.3. RELATED PARTY TRANSACTIONS

The Company's related parties include the subsidiaries, associated companies and joint operations. The subsidiaries are presented in Note 5.2. (p. 153) and associated companies and joint operations in Note 5.3. (p. 154). Related party transactions include such operations that are not eliminated in the Group´s consolidated financial statements.

Related party also include the Board of Directors, the CEO, the members of the Executive Management Team and their family members as well as entities controlled or jointly controlled by these persons. Also entities that are controlled or jointly controlled by, or are associates of the State, are related parties of Altia. Altia has applied the exemption to report only material transactions with the government related entities. Transactions with related parties are entered into on market terms. Altia has related party transactions on a continuous basis with its major customer Alko. Transactions with Alko have been presented below under Other companies considered related parties.

THE FOLLOWING TRANSACTIONS HAVE TAKEN PLACE WITH RELATED PARTIES

EUR million	2018	2017
Sales of goods and services		
Associates and joint operations	0.9	1.0
Other companies considered related parties	79.2	82.8
TOTAL	**80.1**	**83.8**
Purchases of goods and services		
Associates and joint operations	2.8	2.1
Other companies considered related parties	1.3	4.1
TOTAL	**4.1**	**6.2**
Outstanding balances from sales and purchases of goods and services		
Trade receivables		
Associates and joint operations	0.1	0.2
Other companies considered related parties	3.2	2.8
Trade payables		
Associates and joint operations	0.3	0.0
Other companies considered related parties	0.0	0.1

MANAGEMENT REMUNERATION

EUR million	2018	2017
CEO		
Salaries and other short-term employee benefits	0.3	0.3
Performance bonus and the bonuses from long-term incentive plan	0.3	0.3
Pension benefits	0.1	0.1
TOTAL	**0.7**	**0.7**
Members of the Executive Management Team (CEO not included)		
Salaries and other short-term employee benefits	1.9	1.9
Pension benefits	0.3	0.3
TOTAL	**2.2**	**2.2**
Members and deputy members of the Board of Directors	0.3	0.2

No monetary loans have been granted to the CEO or the members of the Board of Directors, nor any collaterals or commitments granted on their behalf.

The retirement age of the CEO of the parent company is 63 years.

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6.4. ADOPTION OF NEW OR AMENDED IFRS STANDARDS AND INTERPRETATIONS

Altia has adopted new accounting standards issued by the International Accounting Standards Board, IFRS 15, Revenue from Contracts with Customers, and IFRS 9, Financial Instruments, effective on January 1, 2018.

IFRS 15 Revenue Recognition

Altia adopted the standard on January 1, 2018. The new standard replaced IAS 18 and IAS 11 standards and the related interpretations. The IABS has also issued clarifications to IFRS 15. The amendments comprise clarifications of the guidance on identifying performance obligations, accounting for licenses of intellectual property and the principal versus agent assessment (gross versus net revenue presentation). The new standard is based on the principle that revenue is recognised when control of a good or service transfers to a customer – so the notion of control replaces the existing notion of risks and rewards. The new standard includes a five-step process that Altia applies for contracts with customers before revenue is recognised.

The steps that are required to be followed for revenue recognition are the following:

1. identifying the contract
2. identifying the performance obligations
3. determining the transaction price
4. allocation of the transaction price to each performance obligation (to each distinct good or service promised to the client) on a relative stand-alone selling price basis
5. recognising the revenue when (or as) the performance obligation is satisfied by transferring the good or service to the client.

Altia's revenue comprises mainly sales of alcoholic products, which consists of a portfolio of Altia's own brands and international partner brands. Altia imports, sells and distributes wine, spirits and other beverage products to monopolies, hotels, restaurants, catering business, retail business, whole sale customers and export, border traffic and sea traffic customers. Altia also provides its industrial partners with solutions and services. Altia sells industrial products such as ethanol, starch and feed components and offers contract manufacturing services from distillation to bottling and customer services & logistics to its industrial customers.

Altia adopted the standard using the modified retrospective method which means that the comparatives are not restated and regarding Altia there were no material cumulative impact of the adoption recognised in retained earnings as of 1 January 2018.

Identifying performance obligations:

In the alcoholic products and industrial product sales each delivered product or batches of products are distinct performance obligations and the customer contracts do not typically contain a separate promise for transportation service. Accordingly, even when the control of the goods transfers to the customer before shipment, Altia does not arrange for the goods to be shipped and does not offer any other transportation or handling service to its customers. If control does not transfer to the customer before shipment, the transportation service is a fulfilment activity and not a distinct service. Accordingly, the transportation service is not a separate performance obligation to be accounted for separately from the sale of goods. In its partner supplier agreements, which entitle Altia to distribute partners' products, Altia acts as a principal towards the end customer having control over the product, discretion in establishing prices and owning the inventory. Accordingly, revenue recognised is the gross amount to which Altia is entitled to in these product sales.

In the contract services to Altia's industrial customers the contracts essentially include of a single performance obligation, being a series of distinct services such as contract manufacturing services, customer services, logistics and warehousing. In these arrangements Altia does not have any control over the product or inventory risk.

Determining the transactionprice:

Contracts with customers typically include several variable considerations (volume discounts, bonuses, marketing support such as slotting fees, sanctions relating to certain predetermined KPIs or Altia's failure to timely perform its obligations, product returns, differences between a standard cost price and actual costs etc.). Under IFRS 15, an entity needs to estimate the variable consideration and include in the transaction price an amount that fulfils the highly probable criterion. However, Altia has already under the previous revenue recognition standards estimated the

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variable considerations as part of its revenue recognition process. In addition, Altia has been able to reliably estimate the outcome and therefore, management's view is that the highly probable criterion is typically met. Further, the amount of realised sanctions is immaterial and therefore, no adjustments to the transaction price were needed at transition.

With respect to right of return clauses Altia has previously recognised revenue for the transferred products in the amount of consideration to which it expects to be entitled and a refund liability related to the products that are expected to be returned, Under IFRS 15 Altia need to recognise a separate asset on its balance sheet reflecting the right to receive the goods. Previously Altia has recognised refund liability and inventory balances as a net amount but under IFRS 15 the amount is shown as gross amount meaning a separate contract asset and corresponding liability. The presentation would have increased the total assets and total liabilities by EUR 2.1 million on 31 December 2017. Under IFRS 15, slotting fees are recognised as a reduction of revenue. Previously the amounts were recognised as expenses. The identified classification differences in regard to returns and slotting fees are not material for Altia.

Allocation of the transaction price:
In general, the prices represent the stand-alone selling prices and accordingly there is no need to allocate standalone selling price. Further, management view is that the allocation of discounts to each element in the contract would not result any differences in the amount or timing of revenue recognised because the control of all ordered goods transfers at the same time. In the contract services requirements to allocate variable consideration to a distinct service within the series are met and therefore Altia allocates and recognises variable consideration in the period it has the contractual right to the fee.

Recognising revenue:
There were no significant changes to the timing of revenue recognition as a result of adopting IFRS 15. Altia does not have any incremental costs of obtaining a contract (e.g. sales bonuses) or contract costs to fulfill a contract which would be eligible for capitalisation under IFRS 15.

IFRS 9 Financial Instruments

Altia adopted the standard on January 1, 2018. In accordance with transitional provisions, comparative figures have not been restated. All financial assets are subsequently measured at amortised cost, FVOCI or FVPL based on the business model for managing the financial assets and their contractual cash flow characteristics. The IFRS 9 classification did not cause relevant changes in handling these items. Financial assets are derecognized once the group has lost the contractual right to their cash flows or when it has substantially transferred their risks and rewards to a party outside theGroup.

The derecognition rules under IFRS 9 are a continuum of the provisions of IAS 39 Financial Instruments: Recognition and Measurement. Altia's factoring process is on a non-recourse basis i.e. all rights related to the sold account receivables are transferred to the buyer. The derecognition criterias of IAS 39 continue to be fulfilled under IFRS 9.

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RECLASSIFICATIONS OF FINANCIAL INSTRUMENTS ON ADOPTION OF IFRS 9

	Measurement category IAS 39	Measurement category IFRS 9	Carrying amounts in IAS 39	Carrying amounts in IFRS 9
Non-current financial assets				
Receivables from interests in joint operations	Loans and other receivables	Amortised cost	7.6	7.6
Unquoted shares	Available-for-sale financial assets	Fair value through other comprehensive income	1.4	1.4
Loan receivables	Loans and other receivables	Amortised cost	1.0	1.0
Current financial assets				
Trade and other receivables	Loans and other receivables	Amortised cost	49.7	49.7
Derivatives, hedge accounting				
Forward exchange contracts	Fair value through other comprehensive income	Fair value through other comprehensive income	1.1	1.1
Commodity derivatives	Fair value through other comprehensive income	Fair value through other comprehensive income	0.3	0.3
Cash and cash equivalents	Loans and other receivables	Amortised cost	52.4	52.4
Non-current financial liabilities				
Borrowings	Financial liabilities at amortised cost	Amortised cost	89.1	89.1
Current financial liabilities				
Borrowings	Financial liabilities at amortised cost	Amortised cost	11.0	11.0
Trade and other payables	Financial liabilities at amortised cost	Amortised cost	29.3	29.3
Derivatives, hedge accounting				
Interest rate derivatives	Fair value through other comprehensive income	Fair value through other comprehensive income	1.4	1.4
Forward exchange contracts	Fair value through other comprehensive income	Fair value through other comprehensive income	0.1	0.1

Impairment The new impairment model requires the recognition of impairment provisions based on expected credit losses (ECL) rather than on an incurred credit loss basis as was the case under IAS 39. The new impairment model requirement applies to financial assets classified at amortised cost, debt instruments measured at FVOCI, contract assets under IFRS 15 Revenue from Contracts with Customers, lease receivables, loan commitments and certain financial guarantee contracts . The loss allowance for account receivables is based on the aging of the accounts receivable re - gional portfolios. The expected loss rate for all trade receivables is 0,1% and in addition receiv - ables more than 120 days due are impaired with 60% expected loss rate. The receivables of the monopolies in Finland and Sweden are excluded due to the nature of the customer and related credit risk. Forward looking macro - economic information has been included in the analysis. Adoption of the ECL model resulted decrease in loss provision as 1.1.2018 and Altia adjusted the opening balance of its retained earnings of EUR 0.1 million. Financial liabilities Adoption of IFRS 9 had no impact on Altia’s classification and measurement of financial liabilities, as the new requirements only affect the accounting for financial liabilities that are designated at fair value through profit or loss and Altia does not have such liabilities. Debt modification Under IFRS 9 when a financial liability measured at amortised cost is modified without the transaction resulting in a derecognition event, a gain or loss should be recognised directly in profit or loss. These modified rules do not have an impact for Altia as it has not changed the terms and conditions for any existing borrowings that would have resulted in modification accounting under IAS 39. Hedge accounting The new hedge accounting rules align the accounting for the hedging instruments more closely with the entity’s risk management practices. As a general rule, more hedge relationships might be eligible for hedge accounting, as the standard introduces a more principles - based approach. The Group applies hedge accounting for certain interest rate, foreign currency and electricity derivatives. The group has confirmed that its previous hedge relationships qualify as continuing hedges upon the adoption of IFRS 9. For cash flow foreign currency hedges under IFRS 9, Altia designates the full fair value of the forward contract to the hedge relationship and accordingly, no longer bifurcate the forward points for separate recognition through the P/L. This is a change Altia has selected at the adoption date, however, the effect is considered to be insignificant and not adjusted in the opening balance of retained earnings. IFRS 9 allows hedging a component of the risk. This change increases the effectiveness of the electricity hedges and all hedging is classified as effective. The interest rate swaps hedge the floating rate borrowings and the current hedge relationships continue under IFRS 9 with no change. Disclosures The new standard also introduces expanded disclosure requirements and changes in presentation. New standards Altia has not yet adopted the following new and amended standards and interpretations already issued by the IASB. The Group will adopt them as of the effective date of each standard and inter - pretation or, if the date is other than the first day of the reporting period, from the beginning of the subsequent reporting period. IFRS 16 Leases (effective for annual periods beginning on or after 1 January 2019): IFRS 16 Leases is effective on 1 January 2019 and the new standard will affect primarily the accounting by lessees and will result in the recognition of almost all leases on the balance sheet. The new lease standard removes the current distinction between operating and finance leases and requires recognition of an asset (the right to use the leased item) and a financial liability to pay rentals for the majority of Altia’s lease contracts. An optional exemption exists for short - term and 165 BOARD REPO R T BUSINESS O VERVIEW CORPORATE RESPONSIBILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS ANN U AL REPORT 2018

low - value leases. The income statement will also be affected because the total expense is typically higher in the earlier years of a lease and lower in later years. Additionally, operating expense will be replaced with interest cost and depreciation, so Altia’s key metrics like EBITDA will change. Operating cash flows presented in the cash flow statement will be higher as cash payments for the principal portion of the lease liability are classified within financing activities. Only the part of the payments that reflect interest cost will continue to be presented as operating cash flows. Based on Altia’s preliminary impact assessment which is subject to changes, the implementation of IFRS 16 will increase the property, plant and equipment in its balance sheet, mainly due to current operating leases of premises, warehouses, cars and forklifts. In the opening balance of January 2019 when implementing IFRS 16 and calculated according the standard the Group’s right of use assets and corresponding interest - bearing liabilities are estimated to be EUR 10.5 million. In the consolidated income statement, the operating expense will decrease approximately EUR 3 - 4 mil - lion, while depreciation and interest costs will reflect an increase as the lease expense is no longer classified as an operating expense. This will lead to an improvement in EBITDA. The analysis will be completed during the first quarter of 2019. Altia implements the standard by using a simplified approach (modified retrospective approach), where comparative figures will not be restated. Altia will recognise the accumulated effect of adopting IFRS 16 as an adjustment to equity at the beginning of 2019. Furthermore, Altia uses the other available reliefs to the widest possible extent, including the exclusion of leases with a term to maturity of less than 12 months and low - value leases. Other forthcoming amendments to IFRS standards and IFRIC interpretations that the Group is aware of are not assessed to have a material impact on Altia’s consolidated financial statements. 6.5. EVENTS AFTER THE REPORTING PERIOD On 30 January, the proposals by the Shareholders’ Nomination Board to the Annual General Meeting were announced. The Nomination Board proposes that the number of members of the Board of Directors be seven and that the present members Kim Henriksson, Tiina Lencioni, Jukka Ohtola, Torsten Steenholt, Sanna Suvanto - Harsaae and Kai Telanne be re - elected and Anette Rosengren be elected as a new member. Further, the Nomination Board proposes that the remuneration to be paid to the members of the Board of Directors during the next term consist of a monthly term of office fee as follows: EUR 4 000 per month, Chairman; EUR 2 500 per month, Vice Chairman; EUR 2 000 per month, member. In addition to the monthly fee, the Board members would receive a meeting fee for the Board of Directors and Board Committee meetings of EUR 600 per meeting for Board members residing in Finland and EUR 1 200 per meeting for Board members residing abroad. Travel expenses would be reimbursed in accordance with the company’s travel policy. 166 BOARD REPO R T BUSINESS O VERVIEW CORPORATE RESPONSIBILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS ANN U AL REPORT 2018

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Parent Company Financial Statements

ALTIA PLC INCOME STATEMENT (FAS)

EUR million	Note	1 Jan–31 Dec 2018	1 Jan–31 Dec 2017
NET SALES	1.	205.3	201.2
Increase (+) / decrease (–) in inventories of finished goods and work in progress		-0.1	-0.2
Other operating income	2.	20.0	20.5
Materials and services			
Raw materials, consumables and goods			
Purchases during the period		-128.9	-117.0
Change in inventories		5.3	-1.9
External services		-0.1	-0.1
Total materials and services		**-123.6**	**-119.1**
Personnel expenses	3.		
Wages and salaries		-23.8	-24.9
Indirect employee expenses			
Pension expenses		-5.8	-4.5
Other indirect employee expenses		-0.9	-1.5
Total personnel expenses		**-30.6**	**-30.9**
Depreciation, amortisation and impairment losses			
Depreciation and amortisation according to plan		-11.6	-11.2
Total depreciation, amortisation and impairment losses		**-11.6**	**-11.2**
Other operating expenses	4.	-50.5	-48.6
OPERATING RESULT		**8.9**	**11.7**

EUR million	Note	1 Jan–31 Dec 2018	1 Jan–31 Dec 2017
Finance income and expenses	5.		
Income from Group companies		6.7	16.6
Income from participating interests		0.9	0.9
Income from other investments held as non-current assets			
From others		0.1	0.2
Other interest and finance income			
From Group companies		0.4	0.5
From others than Group companies		3.3	4.3
Interest and other finance expenses			
To Group companies		-0.1	-0.1
To others than Group companies		-5.4	-6.2
Total finance income and expenses		**6.0**	**16.1**
RESULT BEFORE APPROPRIATIONS AND TAXES		**14.8**	**27.8**
Appropriations	6.		
Depreciation difference increase (–)/decrease (+)		1.0	0.9
Group contribution		-0.0	-
Income tax expense	7.		
Current period taxes		-1.7	-2.2
Deferred taxes		0.1	-0.0
Other direct taxes		-0.1	0.0
Total income taxes		**-1.7**	**-2.2**
RESULT FOR THE PERIOD		**14.1**	**26.5**

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ALTIA PLC BALANCE SHEET (FAS)

EUR million	Note	31 Dec 2018	31 Dec 2017
ASSETS			
NON-CURRENT ASSETS	8.		
Intangible assets			
Intangible rights		12.0	12.6
Other capitalised long-term expenditure		7.7	9.3
Prepayments		1.7	2.8
Intangible assets total		**21.4**	**24.7**
Tangible assets			
Land and water areas		2.4	2.5
Buildings andstructures		21.9	23.0
Machinery and equipment		27.8	25.0
Other tangible assets		0.5	0.5
Prepayments and assets under construction		1.5	4.7
Tangible assets total		**54.2**	**55.6**
Investments			
Holdings in Group companies		206.8	206.8
Participating interests		8.0	8.0
Other shares and investments		0.8	0.8
Investments total		**215.7**	**215.7**
TOTAL NON-CURRENT ASSETS		**291.3**	**296.0**

EUR million	Note	31 Dec 2018	31 Dec 2017
CURRENT ASSETS			
Inventories	9.		
Materials and supplies		21.8	16.5
Work in progress		10.3	12.5
Finished goods		11.6	9.5
Inventories total		**43.7**	**38.5**
Non-current receivables	10.		
Receivables from Group companies		15.8	17.8
Deferredtax assets		0.5	0.5
Non-current receivables total		**16.3**	**18.3**
Current receivables	11.		
Trade receivables		25.3	20.1
Receivables from Group companies		12.2	9.8
Receivables from participating interest undertakings		0.1	0.2
Other receivables		0.0	-
Accrued income and prepaid expenses		3.6	2.8
Current receivables total		**41.3**	**32.9**
Cash at hand and in banks		40.6	49.4
TOTAL CURRENT ASSETS		**141.9**	**139.1**
TOTAL ASSETS		**433.2**	**435.1**

ALTIA PLC BALANCE SHEET (FAS) EUR million Note 31 Dec 2018 31 Dec 2017 EQUITY AND LIABILITIES Equity 13. Share capital 60.5 60.5 Invested unrestricted equity fund 1.2 - Hedge reserve 0.0 - 0.4 Retained earnings 56.8 30.2 Profit for the period 14.1 26.5 TOTAL EQUITY 132.6 116.9 Appropriations 14. Depreciation difference 21.6 22.6 Provisions Other provisions 0.5 - Liabilities Non - current 15. Loans from financial institutions 70.0 75.0 Loans from pension institutions 12.8 14.3 Liabilities to Group companies 1.8 2.3 Deferred tax liabilities 0.0 - Other liabilities 4.9 4.9 Non - current liabilities total 89.5 96.5 Current Loans from financial institutions 5.0 10.0 Loans from pension institutions 1.5 0.8 Trade payables 10.4 12.4 Liabilities to Group companies 16. 117.7 118.8 Other liabilities 39.2 38.8 Accrued expenses and deferred income 17. 15.3 18.6 Current liabilities total 189.1 199.2 TOTAL LIABILITIES 278.6 295.7 TOTAL EQUITY AND LIABILITIES 433.2 435.1 169 BOARD REPO R T BUSINESS O VERVIEW CORPORATE RESPONSIBILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS ANN U AL REPORT 2018

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ALTIA PLC STATEMENT OF CASH FLOWS (FAS)

EUR million	Note	31 Dec 2018	31 Dec 2017
CASH FLOW FROM OPERATING ACTIVITIES			
Result before taxes		15.8	28.8
Adjustments			
Depreciation, amortisation and impairment		11.6	11.2
Gain/loss from disposal of property, plant and equipment and intangible assets		-0.5	-0.2
Finance income and costs		-6.0	-16.1
Change in depreciation difference		-1.0	-0.9
Other adjustments		0.6	0.1
		4.8	**-5.9**
Change in working capital			
Change in inventories, increase (-) / decrease (+)		-5.2	2.1
Change in trade and other receivables, increase (-) / decrease (+)		-7.2	5.2
Change in trade and other payables, increase (+) / decrease (-)		-1.9	-4.8
Change in working capital		-14.3	2.6
Interest paid		-1.5	-1.8
Interest received		0.7	1.0
Other finance income and expenses paid		-0.6	-0.9
Income taxes paid		-3.2	-0.5
Financial items and taxes		-4.5	-2.3
NET CASH FLOW FROM OPERATING ACTIVITIES		**1.7**	**23.2**
CASH FLOW FROM INVESTING ACTIVITIES			
Payments for property, plant and equipment and intangible assets		-7.0	-9.7
Proceeds from sale of property, plant and equipment and intangible assets	2.	0.5	0.2
Proceeds from other investments		-	0.0
Repayment of loan receivables		2.0	0.7
Dividends received	5.	7.8	17.7
NET CASH FLOW FROM INVESTING ACTIVITIES		**3.3**	**8.8**

EUR million	Note	31 Dec 2018	31 Dec 2017
CASH FLOW FROM FINANCING ACTIVITIES			
Proceeds from current borrowings	16.	6.9	30.7
Repayment of current borrowings	16.	-20.7	-23.3
Proceeds from non-current borrowings		20.0	90.0
Repayment of non-current borrowings	15.	-21.3	-73.5
Dividends paid and other distributions of profits	13.	-	-70.5
Share issue, personnel offering		1.2	-
NET CASH FLOW FROM FINANCING ACTIVITIES		**-13.8**	**-46.6**
CHANGE IN CASH AND CASH EQUIVALENTS		**-8.8**	**-14.6**
Cash and cash equivalents at the beginning of the period		49.4	64.0
Change in cash and cash equivalents		-8.8	-14.6
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD		**40.6**	**49.4**

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Notes to Altia Plc financial statements

Accounting policies for financial statements

The financial statements of the parent company are prepared in accordance with the Finnish accounting legislation.

Non-current assets and depreciations
Non-current assets are recognised in the balance sheet at acquisition cost less depreciations. The depreciation periods for non-current assets are:

Trademarks	10–15 years
IT-development and software	3–5 years
Buildings and structures	10–40 years
Machinery and equipment	10 years
Other tangible assets	3–10 years

Inventories
Inventories are measured at the lower of cost and net realisable value. Self-manufactured products are measured at standard prices, except cognac products, which are measured at weighted average cost. Fixed production costs are allocated to the cost of own production. Raw materials, supplies and trading goods are measured at weighted average cost. Repacked trading goods are measured at standard cost in repacking plant.

The cost of finished products and work in progress includes raw materials, direct labour costs, other direct costs as well as an allocable proportion of variable procurement and production costs and fixed overheads in case of finished products, determined based on normal operating capacity. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

Pension plans
The pension plans of the parent company are arranged through pension insurance companies. Pension expenses are accrued to correspond to the performance-based salaries in the financial statements.

Cash Pool
The Group has applied the so called cash pool arrangement, which enables efficient management of the parent company's and subsidiaries' cash and cash equivalents.

Leases
All lease payments are recognised as rental expenses.

Financial Derivatives
Fair value measurement compliant with Chapter 5, section 2a of the Accounting Act is applied to the accounting treatment of financial derivatives.

Derivatives are included in financial assets and liabilities at fair value through profit or loss when they do not meet the criteria of hedge accounting. These derivatives are recognised at fair value on the trade date and they are subsequently measured at fair value at the reporting date. The fair values of derivatives equal the amount that Altia Plc would have to pay or it would receive from the termination of the derivative contract at the reporting date. The fair values of forward exchange contracts are determined by using the market prices at the reporting date. The fair values of interest rate derivatives are determined by discounting the related future cash flows. The valuation of commodity derivatives is determined based on the fair values received from the financial markets.

All derivatives for which fair value is measured or disclosed in the financial statements are categorised within the fair value hierarchy level 1–3. The levels of fair value hierarchy reflect the significance of inputs used in determining the fair values. In level one, fair values are based on public quotations of identical financial instruments. In level two, the inputs used in determining the fair values are based on quoted market rates and prices observable for the asset or liability in question directly (i.e. price) or indirectly on discounted future cash flows. Fair values of other financial assets and liabilities in level two reflect their carrying value. In level three, the fair values of assets and liabilities are based on inputs that are not based on observable market data for all significant variables, and instead are, to a significant extent, based on management estimates and their use in generally accepted valuation techniques.

The fair values of the financial instruments are determined by using the market prices on the closing date of the reporting period.

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Hedge accounting
The parent company applies hedge accounting when the change in fair value is recognised in the hedge reserve under equity. In Altia Plc, cash flow hedging is applied to part of the interest rate, foreign currency and electricity derivatives based on case-by-case assessment. In cash flow hedging, Altia Plc is hedging against changes in cash flows related to a specific asset or liability recognised in the balance sheet or to a highly probable future business transaction. In the beginning of the hedging arrangement, company documents the relationship between each hedging instrument and hedged item, as well as the objectives of risk management and the strategy in engaging in hedging. The effectiveness of hedging instruments is tested prospectively according to IFRS 9. Effectiveness means the ability of a hedging instrument to offset the changes in the fair value of the hedged item or changes in the cash flows of the hedged transaction attributable to the hedged risk. The hedging relationship is regarded to be highly effective when there is an economic relationship between the hedged item and the value of the hedging instrument and the value of the hedged item moves to the opposite direction due to same risk. Hedge accounting is discontinued when the criteria for hedge accounting is no longer met.

The gains and losses arising from fair value changes of derivative contracts, to which hedge accounting is applied, are presented in congruence with the hedged item. The effective portion of the unrealised changes in the fair value of derivatives designated and qualifying as cash flow hedges are recognised in the hedge reserve in equity. The ineffective portion is immediately recognised in profit or loss in finance income or expense.

The cumulative gain or loss in equity on derivative instruments related to commercial items is recognised in profit or loss as an adjustment to purchases or sales simultaneously with the hedged item in the period in which the hedged item affects profit or loss. Realised gain or loss on electricity derivatives is included in operating result in electricity procurement expenses. When a hedging instrument designated as a cash flow hedge expires, is sold or no longer meets the criteria of hedge accounting, the gain or loss accumulated in equity is recognised through profit or loss either as an adjustment to purchases or sales when hedging is effective or as finance income or expense when hedge accounting criteria is not met.

Research and development expenditure
Research and development expenditure is recognised as an annual expense as incurred.

Financial securities
Financial securities are recognised at acquisition cost or lower.

Receivables
Receivables are measured at acquisition cost or probable value, if lower.

Sale oftrade receivables
The sold receivables are derecognised when the receivable has been sold and the sales price for it has been received. The related costs are recognised in other financial expenses.

Non-current financial liabilities
Non-current financial liabilities are recognised at acquisition cost.

Income taxes
Income taxes in the income statement include taxes calculated for the financial year based on Finnish tax legislation, adjustments to taxes in previous financial years and the change in deferred taxes.

Foreign currency denominateditems
Foreign currency denominated receivables and liabilities are translated to Finnish currency at the rates of the closing date of the reporting period.

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1. NETSALES

EUR million	2018	2017
Net sales by business areas		
Alcohol beverages	100.7	103.3
Industrial services	102.8	95.5
Other	1.8	2.4
TOTAL	205.3	201.2
Net sales by geographic areas		
Finland	154.9	153.1
Europe	49.3	46.3
Rest of the world	1.0	1.8
TOTAL	205.3	201.2

2. OTHER OPERATING INCOME

EUR million	2018	2017
Rental income	1.0	1.0
Income from energy sales	3.4	3.4
Proceeds from disposal of non-current assets	0.5	0.2
Service income	13.3	14.4
Other income	1.8	1.6
TOTAL	20.0	20.5

3. NOTES RELATED TO PERSONNEL

EUR million	2018	2017
Wages and salaries	23.8	24.9
Pension expenses	5.8	4.5
Other social expenses	0.9	1.5
TOTAL	30.6	30.9

EUR million	2018	2017
Fringe benefits (taxable value)	0.7	0.7

The average number of personnel during the reporting period	2018	2017
Workers	209	212
Clerical employees	218	223
TOTAL	427	435

Management remuneration, EUR million	2018	2017
CEO	0.6	0.6
Board members	0.3	0.2

Pension commitments of the Board and CEO

The retirement age of the CEO of the company is 63 years.

4. OTHER OPERATING EXPENSES

EUR million	2018	2017
Rental expenses	2.2	2.2
Marketing expenses	6.2	6.1
Energy expenses	7.2	6.9
Travel and representation expenses	1.3	1.1
Repair and maintenance expenses	6.2	5.9
IT expenses	6.4	6.1
Outsourcing services	6.8	5.5
Variable sales expenses	5.7	5.2
Other expenses	8.6	9.5
TOTAL	50.5	48.6
Auditor's fees		
Audit fees	0.1	0.1
Tax consultation	0.0	0.0
Other fees	0.5	0.4
TOTAL	0.6	0.5

Environmental expenses

The company's environmental expenses did not have a significant impact on the profit for the period and on the financial position.

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5. FINANCE INCOME AND EXPENSES

EUR million	2018	2017
Dividend income		
From Group companies	6.7	16.6
From participating interest undertakings	0.9	0.9
From others	0.1	0.2
Total dividend income	7.8	17.7
Interest income		
From Group companies	0.4	0.5
From others	0.1	0.3
Total interest income	0.4	0.7
Other finance income		
From others	3.3	4.0
Total other finance income	3.3	4.0
TOTAL FINANCE INCOME	11.5	22.4
Interest expenses		
To Group companies	0.1	0.1
To others	1.6	1.3
Total interest expenses	1.7	1.5
Other finance expenses		
To others	3.8	4.9
Total other finance expenses	3.8	4.9
TOTAL FINANCE EXPENSE	**5.5**	**6.3**
TOTAL FINANCE INCOME AND EXPENSES	**6.0**	**16.1**
The following items are included in finance items of the income statement from fair value hedges:		
Other finance income		
Fair value changes of derivatives	0.1	0.2
Other finance expenses		
Fair value changes of derivatives	-	-0.1

6. APPROPRIATIONS

EUR million	2018	2017
Difference between depreciations according to plan and depreciations made in taxation:		
Intangible rights	0.0	0.0
Other intangible assets	-0.3	-0.1
Buildings and structures	0.7	0.6
Machinery and equipment	0.6	0.5
Other tangible assets	-0.0	-0.0
TOTAL	**1.0**	**0.9**

7. INCOME TAX EXPENSE

EUR million	2018	2017
Income taxes from current period	-1.7	-2.2
Income taxes from previous periods	-0.1	0.0
Change in deferred tax assets	0.1	-0.0
TOTAL	**-1.7**	**-2.2**

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8. SPECIFICATION OF NON-CURRENT ASSETS

EUR million	2018	2017
Intangible assets		
Intangible rights		
Acquisition cost at 1 January	30.1	27.7
Additions	0.9	1.7
Disposals	-0.0	-0.4
Transfers between items	1.7	1.1
Acquisition cost at 31 December	**32.7**	**30.1**
Accumulated amortisation at 1 January	-17.5	-15.1
Accumulated amortisation on disposals and transfers	0.0	0.4
Amortisation for the period	-3.2	-2.8
Accumulated amortisation at 31 December	-20.7	-17.5
CARRYING AMOUNT AT 31 DECEMBER	**12.0**	**12.6**
Goodwill		
Acquisition cost at 1 January	17.6	17.6
Acquisition cost at 31 December	**17.6**	**17.6**
Accumulated amortisation at 1 January	-17.6	-17.6
Accumulated amortisation at 31 December	-17.6	-17.6
CARRYING AMOUNT AT 31 DECEMBER	**-**	**-**
Other intangible assets		
Acquisition cost at 1 January	24.3	27.5
Additions	0.0	-1.3
Transfers between items	-	-1.8
Acquisition cost at 31 December	**24.3**	**24.3**
Accumulated amortisation at 1 January	-15.0	-14.9
Accumulated amortisation on disposals and transfers	-	1.5
Amortisation for the period	-1.6	-1.6
Accumulated amortisation at 31 December	-16.6	-15.0
CARRYING AMOUNT AT 31 DECEMBER	**7.7**	**9.3**
Prepayments in intangible assets		
Acquisition cost at 1 January	2.8	1.7
Additions	0.6	2.1
Transfers between items	-1.7	-1.0
CARRYING AMOUNT AT 31 DECEMBER	**1.7**	**2.8**

EUR million	2018	2017
Tangible assets		
Land and water areas		
Acquisition cost at 1 January	2.5	2.5
Disposals	-0.0	-0.0
CARRYING AMOUNT AT 31 DECEMBER	**2.4**	**2.5**
Buildings and structures		
Acquisition cost at 1 January	94.8	94.2
Additions	1.0	1.4
Transfers between items	0.6	0.8
Disposals	-0.5	-1.7
Acquisition cost at 31 December	**95.9**	**94.8**
Accumulated depreciation at 1 January	-71.8	-70.8
Accumulated depreciation on disposals and transfers	0.5	1.6
Depreciation for the period	-2.7	-2.6
Accumulated depreciation at 31 December	-74.0	-71.8
CARRYING AMOUNT AT 31 DECEMBER	**21.9**	**23.0**
Machinery and equipment		
Acquisition cost at 1 January	110.1	106.4
Additions	3.0	1.1
Disposals	-1.0	-0.4
Transfers between items	4.0	3.0
Acquisition cost at 31 December	**116.2**	**110.1**
Accumulated depreciation at 1 January	-85.1	-79.8
Accumulated depreciation on disposals and transfers	0.8	-1.1
Depreciation for the period	-4.1	-4.2
Accumulated depreciation at 31 December	-88.4	-85.1
CARRYING AMOUNT AT 31 DECEMBER	**27.8**	**25.0**
Other tangible assets		
Acquisition cost at 1 January	0.5	0.5
Acquisition cost at 31 December	0.5	0.5
CARRYING AMOUNT AT 31 DECEMBER	**0.5**	**0.5**
Prepayments and assets under construction		
Acquisition cost at 1 January	4.7	2.1
Additions	1.5	4.7
Transfers between items	-4.7	-2.0
CARRYING AMOUNT AT 31 DECEMBER	**1.5**	**4.7**
CARRYING AMOUNT OF MACHINERY AND EQUIPMENT USED IN PRODUCTION AT 31 DECEMBER	**27.1**	**24.2**

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EUR million	2018	2017
Investments		
Holdings in Group companies		
Acquisition cost at 1 January	358.3	358.3
Acquisition cost at 31 December	**358.3**	**358.3**
Accumulated impairment at 1 January	-151.5	-151.5
Accumulated impairment at 31 December	-151.5	-151.5
CARRYING AMOUNT AT 31 DECEMBER	**206.8**	**206.8**
Participating interests		
Acquisition cost at 1 January	8.0	8.0
CARRYING AMOUNT AT 31 DECEMBER	**8.0**	**8.0**
Other shares and investments		
Acquisition cost at 1 January	0.8	0.8
Disposals	-	-0.0
CARRYING AMOUNT AT 31 DECEMBER	**0.8**	**0.8**

9. INVENTORY

There is no significant difference between the repurchase price and cost of inventories.

10. NON-CURRENT RECEIVABLES

EUR million	2018	2017
Receivables from Group companies		
Loan receivables	15.8	17.8
Deferred tax assets		
Recognised in hedge reserve	-	0.1
Provisions	0.1	-
Fixed assets deferred depreciations	0.4	0.4
Deferred tax assets total	0.5	0.5
TOTAL NON-CURRENT RECEIVABLES	**16.3**	**18.3**

11. CURRENT RECEIVABLES

EUR million	2018	2017
Receivables from Group companies		
Trade receivables	3.0	3.0
Cash Pool receivables	0.4	-
Other receivables	4.8	5.0
Derivatives	0.1	0.0
Accrued income and prepaid expenses	3.9	1.8
Total	**12.2**	**9.8**
Receivables from participating interest undertakings		
Trade receivables	0.1	0.2
Total	**0.1**	**0.2**
Receivables from others		
Trade receivables*	25.3	20.1
Other receivables	0.0	-
Accrued income and prepaid expenses	3.6	2.8
Total	**29.0**	**22.9**
TOTAL CURRENT RECEIVABLES	**41.3**	**32.9**

Accrued income and prepaid expenses		
Significant items in accrued income and prepaid expenses:		
Derivatives	1.6	1.4
Taxes	0.6	-
Others	1.5	1.4
Total	**3.6**	**2.8**

*Does not include the sold trade receivables

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12. DISCLOSURES ON FAIR VALUES (DERIVATIVES)

EUR million	2018 Fair value 31 Dec	2018 Changes in the fair value recognised in the income statement	2018 Changes in the fair value recognised in fair value reserve	2017 Fair value 31 Dec	2017 Changes in the fair value recognised in the income statement	2017 Changes in the fair value recognised in fair value reserve
Derivative instruments						
Interest rate derivatives (level 2)	-1.3	-	-1.3	-1.4	-	-1.4
Foreign exchange derivatives (level 2)	0.1	0.1	-0.0	0.9	0.2	0.7
Commodity derivatives (level 2)	1.3	-	1.3	0.3	-0.1	0.3
TOTAL	**0.1**	**0.1**	**0.0**	**-0.2**	**0.2**	**-0.4**

13. EQUITY

EUR million	2018	2017
Restricted equity		
Share capital at 1 January	60.5	60.5
Share capital at 31 December	**60.5**	**60.5**
Hedge reserve at 1 January	-0.4	-1.3
Additions and disposals	0.4	0.9
Hedge reserve at 31 December	**0.0**	**-0.4**
Total restricted equity	**60.5**	**60.1**
Unrestricted equity		
Invested unrestricted equity fund	1.2	-
Retained earnings at 1 January	56.8	100.7
Distribution of dividends	-	-70.5
Profit for the period	14.1	26.5
Total unrestricted equity	**72.1**	**56.8**
TOTAL EQUITY	**132.6**	**116.9**
Distributable unrestricted equity		
Calculation of distributable equity		
Invested unrestricted equity fund	1.2	-
Retained earnings	56.8	100.7
Distribution of dividends	-	-70.5
Profit for the period	14.1	26.5
TOTAL DISTRIBUTABLE UNRESTRICTED EQUITY	**72.1**	**56.8**
Distribution of the company's share capital:		
A series shares pcs	36 140 485	35 960 000

14. APPROPRIATIONS

EUR million	2018	2017
Depreciation difference		
Intangible rights	2.7	2.4
Other intangible assets	0.1	0.1
Buildings and structures	3.5	4.3
Machinery and equipment	15.3	15.8
Other tangible assets	-0.0	-0.0
TOTAL	**21.6**	**22.6**

15. LIABILITIES

EUR million	2018	2017
Non-current		
Loans from financial institutions	70.0	75.0
Loans from pension institutions	12.8	14.3
Liabilities to Group companies	1.8	2.3
Deferred tax liabilities	0.0	-
Other liabilities	4.9	4.9
TOTAL	**89.5**	**96.5**

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16. LIABILITIES TO GROUP COMPANIES

EUR million	2018	2017
Trade payables	1.3	0.9
Liabilities to Group companies	29.3	22.3
Cash Pool liabilities	84.3	94.6
Derivative instruments	0.1	0.1
Other accrued expenses	2.8	0.8
TOTAL	**117.7**	**118.8**

17. ACCRUED EXPENSES AND DEFERRED INCOME

EUR million	2018	2017
Significant items under accrued expenses:		
Holiday pay and other wages and salaries	5.4	7.2
Contract discount	0.5	0.5
Procurement expenses and other accrued expenses	7.9	8.6
Taxes	-	0.8
Derivative instruments	1.5	1.5
TOTAL	**15.3**	**18.6**

18. COLLATERALS AND COMMITMENTS

EUR million	2018	2017
Collaterals given on behalf of the Group companies		
Mortgages	18.5	18.5
Guarantees	5.3	6.4
TOTAL COLLATERALS	**23.8**	**24.9**
Commitments and other contingencies		
Operating and finance lease obligations		
Not later than one year	0.6	0.7
Later than one year	0.5	0.8
Total	**1.1**	**1.5**
Lease obligations		
Not later than one year	0.7	0.8
Later than one year	1.4	2.6
Total	**2.1**	**3.3**
Other obligations		
Not later than one year	3.6	4.7
Total	**3.6**	**4.7**
TOTAL COMMITMENTS	**6.8**	**9.6**

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VAT liability for real estate investments
The company is liable to review VAT deductions made for real estate investments completed in 2010–2018 if the use subject to VAT decreases during the review period. The maximum liability is EUR 1.3 million and the last year to review is 2027.

Derivative contracts EUR million	2018	2017
Electricity derivatives		
Fair value	1.3	0.3
Nominal value	1.9	2.5
Amount (TWh)	0.1	0.1
Parent company's external forward exchange contracts		
Fair value	0.1	1.0
Nominal value	64.6	55.0
Parent company's internal forward exchange contracts		
Fair value	0.0	-0.1
Nominal value	18.9	11.3
Interest rate derivatives		
Fair value	-1.3	-1.4
Nominal value	20.0	20.0

Emission allowances (kilotons)	2018	2017
Emission allowances received	26.9	27.4
Excess emission allowances from the previous year	45.6	39.2
Adjustments related to prior year's estimates	0.0	-0.0
Sold emission allowances	-20.0	-
Realised emissions	-21.9	-21.0
EMISSION ALLOWANCES AT 31 DECEMBER	**30.6**	**45.6**
Fair value of the remaining emission allowances, EUR million	0.7	0.4

The received emission allowances and the realised emission of the year 2018 are estimates which will be adjusted during spring 2019 if necessary. Altia continues to operate within the emission trading system for the trading period 2013–2020.

19. RELATED PARTY TRANSACTIONS
Related party transactions are carried out at market value. More information about related party transactions is presented in Group Note 6.3. (p. 161). Management remuneration is presented in Altia Plc Note 3 (p. 133).

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Board of Directors' proposal for the distribution of profits

According to the balance sheet at 31 December 2018, Altia Plc's distributable earnings amount to EUR 72 084 125.87 including profit for the period of EUR 14 102 839.85.

There have been no significant changes to the parent company's financial position at the end of the financial year.

The Board of Directors proposes to the Annual General Meeting that a dividend of EUR 0.38 per share be paid for the financial year 2018.

Signatures to the Board of Directors' Report and to the financial statements

Helsinki, 6 February 2019

Sanna Suvanto-Harsaae
chairman

Annikka Hurme
Kim Henriksson
Tiina Lencioni

Torsten Steenholt
Kai Telanne
Jukka Ohtola

Pekka Tennilä
CEO

The Auditors`Note

An auditor´s report concerning the performed audit has been given to date.

Helsinki, 11 February 2019

PricewaterhouseCoopers Oy
Authorised Public Accountants

Ylva Eriksson
Authorised Public Accountant

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Auditor's Report (Translation of the Finnish Original)

To the Annual General Meeting of Altia Oyj

Report on the Audit of the Financial Statements

Opinion

In our opinion

- the consolidated financial statements give a true and fair view of the group's financial position and financial performance and cash flows in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU
- the financial statements give a true and fair view of the parent company's financial performance and financial position in accordance with the laws and regulations governing the preparation of the financial statements in Finland and comply with statutory requirements.

Our opinion is consistent with the additional report to the Audit Committee.

What we have audited

We have audited the financial statements of Altia Oyj (business identity code 1505555-7) for the year ended 31 December 2018. The financial statements comprise:

- the consolidated balance sheet, income statement, statement of comprehensive income, statement of changes in equity, statement of cash flows and notes, including a summary of significant accounting policies
- the parent company's balance sheet, income statement, statement of cash flows and notes.

Basis for Opinion

We conducted our audit in accordance with good auditing practice in Finland. Our responsibilities under good auditing practice are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the parent company and of the group companies in accordance with the ethical requirements that are applicable in Finland and are relevant to our audit, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

To the best of our knowledge and belief, the non-audit services that we have provided to the parent company and to the group companies are in accordance with the applicable law and regulations in Finland and we have not provided non-audit services that are prohibited under Article 5(1) of Regulation (EU) No 537/2014. The non-audit services that we have provided are disclosed in note 1.6. (p. 120) to the Financial Statements.


MATERIALITY
GROUP SCOPING
KEY AUDIT MATTERS

Our Audit Approach

Overview

MATERIALITY

- Overall group materiality: € 3.5 million

GROUP SCOPING

- The group audit included the parent company and all significant subsidiaries covering the vast majority of net sales, assets and liabilities.

KEY AUDIT MATTERS

- Revenue recognition
- Valuation of goodwill
- Valuation of inventories

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As part of designing our audit, we determined materiality and assessed the risks of material misstatement in the financial statements. In particular, we considered where management made subjective judgements; for example, in respect of significant accounting estimates that involved making assumptions and considering future events that are inherently uncertain.

Materiality

The scope of our audit was influenced by our application of materiality. An audit is designed to obtain reasonable assurance whether the financial statements are free from material misstatement. Misstatements may arise due to fraud or error. They are considered material if individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

Based on our professional judgement, we determined certain quantitative thresholds for materiality, including the overall group materiality for the consolidated financial statements as set out in the table below. These, together with qualitative considerations, helped us to determine the scope of our audit and the nature, timing and extent of our audit procedures and to evaluate the effect of misstatements on the financial statements as a whole.

Overall group materiality	€ 3.5 million
How we determined it	1% of net sales
Rationale for the materiality benchmark applied	We chose net sales as the benchmark because, in our view, it reflects the volume of operations and growth objectives of the group and it is a benchmark against which the performance of the group is commonly measured by users. Net sales is a generally accepted benchmark. We chose 1 % of net sales, which is within the range of acceptable quantitative materiality thresholds in auditing standards.

How we tailored our group audit scope

We tailored the scope of our audit, taking into account the structure of the group, the accounting processes and controls, and the size, complexity and risks of individual subsidiaries. Altia Group has operations in the Nordic countries, Baltics and France. The main accounting areas for subsidiaries in the Nordic countries are handled centrally in Finland.

We performed group audit procedures on all significant account balances covering the vast majority of the group's net sales, assets and liabilities. In addition, we performed analytical procedures at group level of the remaining balances.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

As in all of our audits, we also addressed the risk of management override of internal controls, including among other matters consideration of whether there was evidence of bias that represented a risk of material misstatement due to fraud.

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Key audit matter in the audit of the group	How our audit addressed the key audit matter
Revenue recognition Refer to note 1.1. (p. 116) in the consolidated financial statements Altia's revenue flows are generated by the sale of own products and partner brands, contract manufacturing and sale of industrial products. The transaction price may include variable considerations such as volume discounts, bonuses, marketing support and product returns. Due to a variety of contractual terms, the calculation of period's variable components is a complex accounting area that include management judgement. We have accordingly considered the risk that revenue is not recorded in the correct period to be a key audit matter.	Our audit procedures included e.g. the following: • We gained an understanding of the nature of the revenue flows and different contractual terms used. • We compared the accounting treatment of a sample of sales transactions and variable consideration to the terms of underlying contracts. • We assessed the Group's accounting policies over revenue recognition, in particular the appropriate application of the new accounting standard IFRS 15 "Revenue from contract with customers". • We tested a sample of sales transactions against incomingcash. • We tested a sample of sales invoices recorded in December 2018 and January 2019 to evaluate that revenue had been recognised in the right period. • For selected revenue and accounts receivable balances we obtained customer confirmations.

Key audit matter in the audit of the group	How our audit addressed the key audit matter
Valuation of goodwill Refer to note 2.1. (p. 121) in the consolidated financial statements The Group reports goodwill totaling to EUR 80,7 million as of 31 December 2018, arising from past business acquisitions. The company tests goodwill for potential impairment annually and whenever there is an indication that the carrying value may be impaired when comparing the recoverable amount against the carrying value of the goodwill. Impairment tests are performed at operating segment level. The recoverable amounts are determined using value in use method. Valuation of goodwill is a key audit matter due to the high level of management judgement involved in relation to the estimates of future cashflows.	Our audit of goodwill valuation focused on critical estimates and management's judgement. We have assessed the appropriateness of these through the following procedures: • We tested the methodology applied in the value in use calculation by comparing it to the requirements of IAS 36, "Impairment of Assets", and we tested the mathematical accuracy of the calculations. • We evaluated the process where the future cash flow forecasts were drawn up, including sales and profitability forecasts and discount rates • To corroborate the reliability of management's estimates, we compared the current year actual results to the information used in the prior year impairment calculation. • We considered the appropriateness of assumptions used in the sensitivity analysis performed by management. • We considered the appropriateness of the related disclosures provided in the Groupfinancial statements.

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Key audit matter in the audit of the group	How our audit addressed the key audit matter
Valuation of inventory	Our audit procedures included e.g. the following:
Refer to note 2.3. (p. 128) in the consolidated financial statements Inventory forms a significant part of the Group's assets, amounting to EUR 99,6 million as of 31 December 2018. Inventories are measured at the lower of cost and net realisable value. Self-manufactured products are measured at standard prices or weighted average cost. Fixed production costs are allocated to the cost of own production. Management exercises judgement and applies assumptions when estimating the need for an obsolescence provision. This includes identification of slow moving and seasonal products, changes in product portfolio and consideration of sales forecasts. Given the factors described above, we have considered valuation of inventory to be a key audit matter.	• We gained an understanding of the controls established in relation to inventory valuation. • We assessed the adequacy of the obsolescence provision and checked adherence to the Group's accounting policy. • We tested, on a sample basis, the accuracy of cost for self-manufactured products by comparing the actual production costs to market and other price data. • We tested a sample of inventory items to confirm whether they are held at the lower of cost and net realisable value, through comparison to vendor invoices and sales prices. • For a sample of warehouses, we attended the physical stock-take counting or reconciled third party confirmations with the accounting records.

We have no key audit matters to report with respect to our audit of the parent company financial statements.

There are no significant risks of material misstatement referred to in Article 10(2c) of Regulation (EU) No 537/2014 with respect to the consolidated financial statements or the parent company financial statements.

Responsibilities of the Board of Directors and the Managing Director for the Financial Statements

The Board of Directors and the Managing Director are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU, and of financial statements that give a true and fair view in accordance with the laws and regulations governing the preparation of financial statements in Finland and comply with statutory requirements. The Board of Directors and the Managing Director are also responsible for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, the Board of Directors and the Managing Director are responsible for assessing the parent company's and the group's ability to continue as a going concern, disclosing, as applicable, matters relating to going concern and using the going concern basis of accounting. The financial statements are prepared using the going concern basis of accounting unless there is an intention to liquidate the parent company or the group or to cease operations, or there is no realistic alternative but to do so.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with good auditing practice will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with good auditing practice, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

- Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one

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resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the parent company's or the group's internal control.
- Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
- Conclude on the appropriateness of the Board of Directors' and the Managing Director's use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the parent company's or the group's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the parent company or the group to cease to continue as a going concern.
- Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events so that the financial statements give a true and fair view.
- Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor's report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Other Reporting Requirements

Appointment

We were first appointed as auditors by the annual general meeting on 29 March 2016. Our appointment represents a total period of uninterrupted engagement of 3 years.

Other Information

The Board of Directors and the Managing Director are responsible for the other information. The other information comprises the report of the Board of Directors and the information included in the Annual Report, but does not include the financial statements and our auditor's report thereon. We have obtained the report of the Board of Directors prior to the date of this auditor's report and the Annual Report is expected to be made available to us after that date.

Our opinion on the financial statements does not cover the other information.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. With respect to the report of the Board of Directors, our responsibility also includes considering whether the report of the Board of Directors has been prepared in accordance with the applicable laws and regulations.

In our opinion • the information in the report of the Board of Directors is consistent with the information in the financial statements • the report of the Board of Directors has been prepared in accordance with the applicable laws and regulations. If, based on the work we have performed on the other information that we obtained prior to the date of this auditor’s report, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard. Helsinki 11 February 2019 PricewaterhouseCoopers Oy Authorised Public Accountants Ylva Eriksson Authorised Public Accountant (KHT) 186 BOARD REPO R T BUSINESS O VERVIEW CORPORATE RESPONSIBILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS ANN U AL REPORT 2018

ALTIA PLC P.O. Box 350, FI - 00101 Helsinki, Finland +358 207 013 013 communications@altiagroup.com www.altiagroup.com

42 DIRECTORS' REPORT ANNUAL REPORT 2017 Arcus ASA Group’s ambition is to pay annual dividend of around 50 - 70 per cent of the year’s net profit. The consolidated financial statements of Arcus ASA are presented in accordance with IFRS (International Financial Reporting Standards). FINANCIAL DEVELOPMENT Statement of income In 2017, the Group’s total operating revenue was NOK 2,575 million (NOK 2,582 million in 2016). New customers for Vectura, as well as acquisitions, contributed positively to revenue, while sales of wine and spirits were more subdued compared to the previous year, as a consequence of low market growth and somewhat lower market shares in a few markets. Consolidated operating costs totalled NOK 2,292 million (NOK 2,305 million). The cost decrease is mainly related to a lower cost of sales. In 2017, the Group’s operating profit before depreciation (EBITDA) was NOK 348 million, compared with NOK 290 million in 2016. Operating EBITDA (adjusted for non - recurring STRATEGY Within spirits , Arcus’ key objective is to achieve growth in the core categories of aquavit and bitters. Sales in the Nordic region must be further developed, while the German market must be revitalised. Innovation is key, in terms of categories, consumer groups and occasions. For wine , there is strong focus on winning tenders and attracting complementing agencies. Further development of own brands, primarily through Arcus Wine Brands, is also important. The opportunity for minority ownership interests must be used actively to attract skilled individuals for starting up wine companies. Concerning distribution , there is sustained focus on cost optimisation and on increasing revenue primarily by attracting new customers. The Group’s financial objectives, adopted in conjunction with the Group’s IPO on 1 December 2016, are firm. This requires organic growth of 3 - 5 per cent per annum (including minor bolt - on acquisitions) and EBITDA growth of 6 - 9 per cent per annum during the next three to five years. The items) was NOK 361 million, compared with NOK 335 million in 2016. Reported operating profit of NOK 273 million includes impairment of goodwill in Excellars, acquired in 2011, at NOK 22.7 million. The Group’s net financial items amounted to NOK - 15 million (NOK - 237 million). The reduction in net financial items is primarily related to the lapse of the previous year’s IPO costs and the buy - out of previous and current employees’ synthetic shares and options. In addition, the company’s interest costs were significantly lower, due to a lower debt ratio after the IPO. The Group’s pre - tax profit was NOK 259 million (NOK 2 million). The Group’s profit for the year after tax was NOK 188 million (NOK - 24 million). The parent company has no operating revenues. The pre - tax profit of the parent company, Arcus ASA, was NOK 48 million, compared with NOK - 233 million for the previous year. The increase is mainly related to how 2016 was burdened with high costs for the IPO which do not affect 2017, while for 2017 a Group contribution from the subsidiary Arcus - Gruppen AS of NOK 65 million was recognised, compared to 0 in 2016. Financial position, investments and liquidity At the end of the year, the Group had brands and goodwill of NOK 1,862 million (NOK 1,679 million). The increase is mainly related to the acquisition of the Hot n’Sweet and Vanlig brands, as well as currency adjustments concerning brands and goodwill in foreign currency. At the close of the year, the Group had investments in fixed assets and software for NOK 359 million (NOK 381 million). In 2017, the Group invested NOK 22 million in fixed assets and software, while depreciation of NOK 44 million resulted in a lower book value at the end of 2017 compared to the end of 2016. No significant investments are expected in the coming years. At the end of 2017, financial assets totalled NOK 60 million (NOK 58 million). Total current assets were NOK 2,114 million, compared with NOK 2,004 million at the same time last year. Of this amount, receivables at year - end totalled NOK 1,519 million (NOK 1,426 million). At the end of 2017, cash and bank deposits were NOK 184 million (NOK 199 million). Group equity was NOK 1,669 million as at 31 December (NOK 1,503 million). Changes in equity are affected positively by the profit for the year, but reduced by the divided paid to minority shareholders in the Group and share - holders in the parent company. At year - end, the equity ratio was 37 per cent, compared with 35 per cent at the end of 2016. The Group is financed through a non - current loan of NOK 749 million. In addition, the Group has debt of NOK 183 million related to financial leasing, of which NOK 17 million falls due during 2018. At year - end, the Group had drawn NOK 73 million on the facility under the Group cash Directors’ Report ARCUS ASA Arcus ASA is a holding company whose purpose is the import, export, production, storage and distribution of alcoholic beverages and other goods, as well as other activities related to this business, and the ownership of interests in other companies that conduct such business. With its head office at Gjelleråsen in Nittedal Municipality, the Group is a leading wine and spirits company in the Nordic region. The Group is a global market leader in the aquavit category, a market leader in spirits in Norway and number two in Denmark. The Group is also the market leader for wine in Norway, number two in Sweden, and number three in Finland. DIRECTORS' REPORT Strategy Financial developmen t Statement of income Financial position, investments and liquidity Financial risk and risk management Credit risk Interest rate risk Liquidity risk Currency risk About the company Employees, working environment and sick leave Equal opportunities Data protection Environment Alcohol Ownership Continued operations Events after the close of the financial year Appropriation of profits Future prospects Declaration Board of Directors Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 42 /123 Corporate Governance

43 DIRECTORS' REPORT ANNUAL REPORT 2017 Arcus ASA pool system. As of 31 December 2017, the Group’s total liabilities amounted to NOK 2,863 million (NOK 2,792 million), of which the interest - bearing debt amounted to 35 per cent. Consolidated net cash flow from operating activities was NOK 200 million (NOK - 2 million). The increase is affected significantly by the termination of the factoring agreement with SEB in 2016 (NOK - 225 million effect on the previous year’s cash flow). Net cash flow from investment activities was NOK - 144 million (NOK - 47 million). Net cash flow from investment activities is affected by the acquisition of the Vanlig and Hot n’Sweet brands. Net cash flow from financing activities was NOK - 164 million (NOK 75 million). Net cash flow from financing activities is affected by dividend payment, as well as increased ownership interests in subsidiaries with non - controlling interests. Holdings of cash and cash equivalents were NOK 112 million (NOK 199 million). Deviations between the company’s operating profit and operating cash flow are the Group’s financial expenses, changes in working capital and tax paid during the period. Financial risk and risk management The Board has adopted a financial policy, defining the framework and guidelines for financial risk management within the Group. Arcus’ principal source of income is the core business. The main risk management strategy for the Group is to limit the financial risk created by the core business. The most important financial risks to which the Group is exposed are associated with credit risk, interest rate risk, liquidity risk and foreign currency risk . To a small extent, Arcus uses financial instruments to hedge interest rate and currency risks. The Group does not meet the accounting requirements for hedge accounting, and such instruments are therefore, on initial recognition, accounted for as financial instruments at fair value, while changes in value are recognised through profit or loss. Credit risk The finance policy stipulates that credit risk must be assessed before establishing credit purchase agreements with new customers. The assessment includes a review of accounting information, as well as other relevant and accessible data, to determine the credit limit and credit terms. Once a relationship has been established with a customer, credit risk and credit limits are continuously assessed in relation to the client’s financial performance and payment history. Receivables outstanding are continuously monitored by the finance department in cooperation with the marketing departments of the individual businesses. A large proportion of the Group’s accounts receivable arise from the sale of wines and spirits to the state - owned monopoly outlets in the Nordic region. Credit risk associated with these custom - ers is considered to be non - existent. The Group’s credit risk is otherwise spread over a large number of small customers within the hotel, restaurant DIRECTORS' REPORT Strategy Financial development Statement of income Financial position, investments and liquidity Financial risk and risk management Credit risk Interest rate risk Liquidity risk Currency risk About the company Employees, working environment and sick leave Equal opportunities Data protection Environment Alcohol Ownership Continued operations Events after the close of the financial year Appropriation of profits Future prospects Declaration Board of Directors Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 43 /123 Corporate Governance

44 DIRECTORS' REPORT ANNUAL REPORT 2017 Arcus ASA and café market, as well as a small number of distributors outside the Nordic region. Interest rate risk The Group is exposed to interest rate risk via financing activities (debt financing and financial leasing liabilities) and investments (bank deposits). At the end of 2017, the Group’s non - current liabilities consisted of credit facilities at SEB and financial leasing at Nordea Finans. The interest rate hedging policy entails that up to 50 per cent of the base rate on non - current loans can be hedged. At the end of 2017, none of the Group’s interest - bearing debt was hedged. The interest rate margin on credit facilities at SEB is related to the size of the Group’s net interest - bearing debt relative to EBITDA, while the agreement with Nordea Finans involves a fixed interest rate margin. Liquidity risk Liquidity risk is the risk that the Group will not be in a position to service its financial liabilities as they fall due. Arcus must at all times have sufficient liquidity to meet its obligations. At the same time, the aim is to minimise the Group’s surplus liquidity. The Group will work continuously to develop its financial independence, through close monitoring of income development and capital binding, and through continuous assessment of alternative sources of finance. Arcus aims for the highest possible degree of flexibility in terms of utilising liquid assets as effectively as possible in day - to - day operations. This is achieved through a Group cash pool system with a drawing facility managed by Arcus AS. When funds are needed for investment purposes, the Group relies on its own liquidity as far as possible. However, for larger invest - ments external debt financing from a financial institution is also used. During 2017, the Arcus Group acquired the remaining 50 per cent of the shares in the DDSK A/S Group, 100 per cent of the shares in BevCo AS, the Vanlig brand and the Hot n’Sweet brand, and also acquired further non - controlling interests in existing subsidiaries for NOK 13 million. All of these acquisitions were financed with own liquidity and existing drawing facilities. The Group did not raise new non - current loans in 2017, but renewed the existing financial leasing with Nordea. Currency risk The Group is exposed to currency risk as it operates in several countries and makes significant purchases in foreign currencies. The most significant currencies are euro, Danish krone, Swedish krona and US dollar. The Group’s currency exposure can mainly be divided into two groups: cash flow risk and translation risk. The principal objective is to limit the effect of exchange rate fluctuations on the Group’s cash flow in Norwegian kroner. Changes in purchase costs from suppliers in functional currency, due to exchange rate fluctuations, are continuously sought to be offset by changes in customer prices and through renegotiation of purchase prices from suppliers. The risk horizon, i.e. the time it takes to compensate for negative currency movements, is generally controlled by the price - adjustment opportunities in relation to the Nordic state monopolies. In Norway, this takes place every fourth month and in Sweden, every sixth month. As a general rule, currency is purchased in the spot market, but also to some extent in the forward market, in order to continuously offset net cash positions. Some of the Group’s non - current borrowing is undertaken in Swedish kronor, as a natural hedging of cash flows in the form of dividends in Swedish kronor. For reporting purposes, receivables and debt, as well as monetary items in foreign currency, are translated at the closing rates in the companies’ functional currencies. The Group’s presentation currency is Norwegian kroner. The Group is therefore further exposed to currency risk on translating foreign subsidiaries from their functional currency to the Group’s presentation currency. This translation risk is not hedged. ABOUT THE COMPANY Arcus ASA owns all of the shares in Arcus - Gruppen AS and Vectura AS. The purpose of the company is to manage shares and other company holdings and the Group operates in the business areas of spirits, wine and distribution. The Spirits business area imports, produces, bottles, markets and sells wine and spirits primarily in the Nordic region and Germany, but also in other selected export markets. The company also provides bottling services for associated companies. The Wine business area imports, bottles, markets and sells wine in Norway, Sweden and Finland. The Distribution business area distributes alcoholic beverages in the Norwegian market. The company’s registered office is in Nittedal Municipality, Norway. Employees, working environment and sick leave At year - end, the Group had 420.9 FTEs (Full Time Equivalents) distributed as 427 permanent employees, of whom 339 are employed in Norway. The parent company Arcus ASA has two employees The Board considers the working environment and cooperation with employee representatives to be good and constructive. The co - involvement of employees is ensured at several levels of the Group. Permanent cooperation committees, consisting of employee representatives and representatives from management, have been set up in the operating companies in Norway. At these meetings, the management provides information, and engages in discussions when needed. A corporate Norway Sweden Denmark Finland Germany Total Women 96 28 4 11 1 140 Men 243 26 11 7 287 Total 339 54 15 18 1 427 NUMBER OF EMPLOYEES IN THE ARCUS GROUP AS OF 31.12.2017 DISTRIBUTED BY COUNTRY NUMBER OF EMPLOYEES IN THE ARCUS GROUP AS OF 31.12.2017 DISTRIBUTED BY BUSINESS AREA Men Women Total Spirits 97 50 147 Wine 32 49 81 Arcus - Gruppen AS 23 14 37 Vectura AS 133 27 160 Arcus ASA 2 - 2 Total 287 140 427 DIRECTORS' REPORT Strategy Financial development Statement of income Financial position, investments and liquidity Financial risk and risk management Credit risk Interest rate risk Liquidity risk Currency risk About the company Employees, working environment and sick leave Equal opportunities Data protection Environment Alcohol Ownership Continued operations Events after the close of the financial year Appropriation of profits Future prospects Declaration Board of Directors Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 44 /123 Corporate Governance

45 DIRECTORS' REPORT ANNUAL REPORT 2017 Arcus ASA committee has also been established where the employees’ Board members and key representatives meet before each Board meeting to discuss relevant, Group - wide issues. The Group’s operating companies work systematically with health, safety and the environment. Individual action plans are estab - lished and followed up centrally, in the business areas and in the working environment committees. The Norwegian companies in Arcus ASA are IA (inclusive working life) companies in Norway, and work closely with the occupational health service and NAV (the Norwegian Labour and Welfare Administration) to reduce sick leave. Individual follow - up and facilitation are important tools in this work. In 2017, sick leave for Arcus - Gruppen AS with subsidiary in Norway was 4.2 per cent. The objective for 2018 is for sick leave not to exceed 4.2 per cent. In 2017, sick leave amounted to 8.9 per cent in Vectura AS. The objective for 2018 is for sick leave not to exceed 7.5 per cent. Sick leave varies between departments and business areas. Sick leave statistics and HSE incidents are presented each month at departmental meetings and on bulletin boards, and are considered by the working environment committees. To avoid serious injuries and incidents, it is important to have an organisation and culture that identifies hazardous conditions, registers adverse incidents and introduces corrective measures on an ongoing basis. In this respect, the operating companies in the Group have been successful Adverse incidents are reported regularly. These incidents are reported on a monthly basis to management, employees, working environment committees and safety representatives. All injuries are investigated to discover the underlying cause, and measures are then implemented to avoid similar incidents. In 2017, there were seven injuries resulting in absence due to illness (five in Vectura AS and two in Arcus Norway AS). The injuries were not serious and the persons returned to work after brief periods of absence. The Group’s goal for 2018 is zero absence due to injuries. Equal opportunities Of the Group’s 427 employees at year - end, 32.4 per cent were women and 67.6 per cent were men, compared with 30.0 per cent women and 70.0 per cent men in the previous year. The management groups of the operating companies all have female members. The Group Management of Arcus ASA consists of nine men. At the end of 2017 , the Board of Directors of the holding company (Arcus ASA) comprised ten Board members, of whom four were women . Three members of the Board of Directors are elected by the employees, and one of these members is a woman. The proportion of female members of the Board of Directors thereby fulfils the statutory requirements concerning female representatives on an ASA’s board of directors. In connection with the local salary settlement in 2017 in Norway, the parties reviewed the situation concerning equal opportunities and equal pay. The parties agreed that satisfactory consideration is made of equal pay and equal opportunities. The Group’s goal for the operating companies is for them to be workplaces with no discrimination or harassment in any form. Both the working regulations and the ethical rules have guidelines in this respect. In addition, good reporting routines have been established. At the end of 2017, the employees represented around 35 different languages. The Group has a stated policy, included through ethical rules, not to discriminate on the basis of gender, disability, ethnicity, religion, etc. The Board of Directors and the management groups DIRECTORS' REPORT Strategy Financial development Statement of income Financial position, investments and liquidity Financial risk and risk management Credit risk Interest rate risk Liquidity risk Currency risk About the company Employees, working environment and sick leave Equal opportunities Data protection Environment Alcohol Ownership Continued operations Events after the close of the financial year Appropriation of profits Future prospects Declaration Board of Directors Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 45 /123 Corporate Governance

46 DIRECTORS' REPORT ANNUAL REPORT 2017 Arcus ASA of the operating companies’ consider this in relation to recruitment, appointments, salaries and working conditions, as well as through awareness - raising activities. Data protection On 25 May 2018, the new EU General Data Protection Regulation (GDPR) will enter into force. The key aspects of the existing legislation are continued, with additions comprising extensive new requirements of companies which process personal data. For Arcus this entails extensive investigation and documentation work. In 2017, Arcus commenced the work of mapping current personal data, as well as procedures, systems and documentation related to the processing of all personal data, and gap analyses, production and documentation, as well as implementation and operation. In early 2018, procedures for compliance, control and auditing will also be reviewed, so that Arcus will handle personal data protection in accordance with the new Regulation when it enters into force. Environment Consideration for the external environment is an important part of corporate social responsi - bility at Arcus. The Group’s operations affect the external environment via the production and distribution of its products. Arcus supports a precautionary approach to environmental challenges, and works systematically to reduce the impact of its activities on the external environment. As an element of Arcus’ CSR work, concrete KPIs have been set for carbon dioxide reduction and increased recirculation of waste. Alcohol Arcus takes a clear stance on responsible alcohol consumption. Our aim is to raise awareness and understanding among all of the target groups which are relevant for Arcus about our corporate approach to alcohol and responsible consumption. This is the back - ground to the important “Think before you drink” campaign, which has been further developed since it was first launched in 2015. “Think before you drink” is both an internal and external awareness campaign, reaching all employees and all stakeholders in contact with Arcus. In 2017, Arcus ran a campaign which targeted high school graduates. The “Think before you drink” message was shared on the high school graduates’ own digital channels. At the four big parties at Tryvann in Oslo, 6,000 bottles of water were distributed to high school graduates, and it was easy for the young people to refill the bottles with water. Arcus was not identified as the originator of the initiative. AKAN (organisation to prevent alcohol abuse at work) committees and AKAN contacts have also been established in the operating companies. This is an integrated element of the Annual Report. The Annual Report includes a separate report on Arcus’ corporate social responsibility and organisation. Ownership On 1 December 2016, Arcus ASA was listed on the Oslo Stock Exchange, and at year - end 2017/18 had 2,622 shareholders. At the close of the year, three shareholders each held more than 5 per cent of the company’s shares: Canica AS (33.3 per cent), Geveran Trading Co Ltd (9.9 per cent) and Verdipapirfondet DNB Norge (IV) (5.3 per cent). Each quarterly result has been presented to investors in Oslo and London. In addition, the result for Q1 was presented to investors in Helsinki, and the result for Q2 in Stockholm. The Annual Report includes a separate report on Arcus’ corporate governance compliance. This is an integrated element of the Annual Report. Continued operations In accordance with Section 3 - 3a of the Norwegian Accounting Act, it is confirmed that the company is a going concern. The basis for this lies in the long - term plans and strategic choices that have been made. EVENTS AFTER THE CLOSE OF THE FINANCIAL YEAR No significant events have occurred after the close of the financial year, between the date of the statement of financial position and the Board of Directors’ consideration of the financial statements for 2017. APPROPRIATION OF PROFITS The parent company Arcus ASA reported a result for the year of NOK 31.0 million in 2017, compared with NOK - 199.7 million in 2016. The Board proposes the allocation of dividend of NOK 1.66 per share, in total NOK 112.9 million, and that the profit of NOK 31.0 million be trans - ferred to other equity. FUTURE PROSPECTS In conjunction with the IPO, the company published its long - term growth targets, including organic revenue growth of 3 - 5 per cent including minor bolt - on acquisitions, and EBITDA growth of 6 - 9 per cent in the next three to five years. The Board continues to set these targets as the basis for the Group’s continued development. DECLARATION The Board of Directors and the General Manager confirm that, to the best of their knowledge, the annual financial statements have been prepared in accordance with current accounting standards and that the information presented in the financial statements provides a true and fair view of the assets, debt, financial position and overall results of the Group. The Board of Directors and the General Manager also confirm that, to the best of their knowledge, the annual financial statements present a true and fair view of the development, results and position of the company and the Group, and a good description of the most central risk and uncertainty factors faced by the company. Gjelleråsen 15 March 2018 Michael Holm Johansen Chairman of the Board Stein Erik Hagen Hanne Refsholt Eilif Due Trond Berger Leena Saarinen Erik Hagen Kjell Arne Greni Ingrid E. Skistad Ann - Beth Freuchen Kenneth Hamnes Group CEO DIRECTORS' REPORT Strategy Financial development Statement of income Financial position, investments and liquidity Financial risk and risk management Credit risk Interest rate risk Liquidity risk Currency risk About the company Employees, working environment and sick leave Equal opportunities Data protection Environment Alcohol Ownership Continued operations Events after the close of the financial year Appropriation of profits Future prospects Declaration Board of Directors Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 46 /123 Corporate Governance

47 DIRECTORS' REPORT ANNUAL REPORT 2017 Arcus ASA BOARD OF DIRECTORS Erik Hagen Board member Kjell Arne Greni Board member Ingrid E. Skistad Board member Leena Saarinen Board member Michael Holm Johansen Chairman of the Board Eilif Due Board member Trond Berger Board member Stein Erik Hagen Board member Hanne Refsholt Board member Ann - Beth Freuchen Board member DIRECTORS' REPORT Strategy Financial development Statement of income Financial position, investments and liquidity Financial risk and risk management Credit risk Interest rate risk Liquidity risk Currency risk About the company Employees, working environment and sick leave Equal opportunities Data protection Environment Alcohol Ownership Continued operations Events after the close of the financial year Appropriation of profits Future prospects Declaration Board of Directors Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 47 /123 Corporate Governance

48 FINANCIAL STATEMENTS AND NOTES | Contents ANNUAL REPORT 2017 Arcus ASA Financial Statements and Notes CONSOLIDATED FINANCIAL STATEMENTS PARENT COMPANY ACCOUNTS Statement of income 01.01. - 31.12. 49 Statement of income 01.01. - 31.12. 111 Statement of other comprehensive income 01.01. - 31.12. 50 Statement of financial position as at 31 December 112 Statement of financial position as at 31 December 51 Statement of cash flows 01.01. - 31.12. 113 Statement of cash flows 01.01. - 31.12. 53 Accounting policies 114 Statement of changes in equity 54 Notes Brief history of the Group 55 Note 1: Payroll costs 115 Accounting policies 56 Note 2: Tax 116 Notes Note 3: Subsidiaries 116 Note 1: Companies in the Group 62 Note 4: Share capital and shareholder information 117 Note 2: Management of financial risk 66 Note 5: Equity 117 Note 3: Information on cash flows 73 Note 6: Pension obligations and costs 117 Note 4: Revenues 75 Note 7: Provisions for liabilities 118 Note 5: Segment information 77 Note 8: Loans, pledges and guarantees, etc. 119 Note 6: Transactions with related parties 79 Note 9: Intragroup receivables and liabilities 119 Note 7: Other operating expenses 80 Note 10: Cash and cash equivalents 119 Note 8: Salaries and other personnel costs 81 Note 11: Financial market risk 120 Note 9: Share - based payment 84 Note 12: Events after the close of the financial year 120 Note 10: Pension costs, assets and obligations 87 Note 11: Financial income and costs 89 AUDITOR'S REPORT 121 Note 12: Tax 90 Note 13: Investments in associated companies and jointly controlled entities 92 Note 14: Tangible fixed assets 93 Note 15: Intangible assets 94 Note 16: Leasing agreements 97 Note 17: Other receivables 97 Note 18: Inventories 98 Note 19: Cash and cash equivalents 98 Note 20: Share capital and shareholder information 99 Note 21: Debt to financial institutions 101 Note 22: Liabilities at fair value through profit or loss 103 Note 23: Other provisions for liabilities 104 Note 24: Current liabilities 104 Note 25: Pledges and guarantees 105 Note 26 Business mergers 105 Note 27 Events after the close of the financial year 106 Alternative performance measurements 107 FINANCIAL STATEMENTS & NOTES Consolidated financial statements with notes Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Alternative performance measurements Parent Company accounts with notes Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 48 /123 Corporate Governance

49 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA CONSOLIDATED FINANCIAL STATEMENTS Statement of income 01.01. - 31.12. Figures in NOK 1,000 Note 2017 2016 OPERATING REVENUE AND EXPENSES Sales revenues Other operating revenues 4,5 4,5 2,530,126 44,934 2,521,826 60,571 Total operating revenues 4,5 2,575,060 2,582,397 Net gain on sale of fixed assets 3,14,15 30 144 Cost of sales 6,18 - 1,408,524 - 1,467,920 Salaries and other personnel costs 8,9,10 - 417,412 - 392,545 Depreciation and amortisation 14,15 - 51,581 - 51,625 Write - downs 14,15 - 22,700 0 Other operating expenses 6,7,16 - 391,699 - 392,516 Share of profit from associated companies and jointly controlled entities 13 3,286 5,789 Operating profit before other income and expenses 286,460 283,724 Other income and expenses 7, APM - 13,167 - 44,874 Operating profit 273,293 238,850 Figures in NOK 1,000 Note 2017 2016 FINANCIAL INCOME AND EXPENSES Interest income 11 6,654 7,944 Other financial income 11,22 19,243 10,419 Interest costs 11 - 31,475 - 70,414 Other financial costs 11,22 - 8,965 - 184,677 Net financial profit/loss - 14,543 - 236,728 PRE - TAX PROFIT 258,750 2,122 Tax 12 - 70,528 - 26,211 Profit for the year 188,222 - 24,089 The profit for the year is allocated to Non - controlling interests 1 6,944 10,480 Parent company shareholders 181,278 - 34,569 188,222 - 24,089 Earnings per share (NOK) Earnings per share Diluted earnings per share 20 20 2.66 2.62 - 0.67 - 0.67 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 49 /123 Corporate Governance

50 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Statement of other comprehensive income 01.01. - 31.12. Figures in NOK 1,000 Note 2017 2016 Profit for the year 188,222 - 24,089 Items that will not be reclassified against the statement of income: Estimate deviations, pensions 10 4,439 - 1,278 Total items that will not be reclassified against the statement of income, before tax 4,439 - 1,278 Tax on items that will not be reclassified against the statement of income 12 - 1,065 320 Total items that will not be reclassified against the statement of income, after tax 3,374 - 959 Items that may be reclassified against the statement of income: Translation differences on translation of foreign subsidiaries 73,207 - 39,242 Total items that may be reclassified against the statement of income, before tax 73,207 - 39,242 Tax on items that may be reclassified against the statement of income 0 0 Total items that may be reclassified against the statement of income, after tax 73,207 - 39,242 TOTAL OTHER COMPREHENSIVE INCOME 76,581 - 40,201 TOTAL COMPREHENSIVE INCOME FOR THE YEAR 264,803 - 64,290 The total comprehensive income for the year is allocated as follow Non - controlling interests 8,127 7,703 Parent company shareholders 256,676 - 71,993 TOTAL COMPREHENSIVE INCOME FOR THE YEAR 264,803 - 64,290 Total comprehensive income per share (NOK) Earnings per share 20 3.77 - 1.40 Diluted earnings per share 20 3.70 - 1.40 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 50 /123 Corporate Governance

51 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Statement of financial position as at 31 December Figures in NOK 1,000 Note 2017 2016 ASSETS Fixed assets Intangible assets Goodwill Brands Soft w are 15 15 15 1,042,596 819,702 29,151 1,010,176 669,237 30,651 Total intangible assets 1,891,449 1,710,064 Tangible assets Machinery and equipment Fixtures and fittings, tools, office equipment etc. Assets under construction 14 14 14 304,534 19,614 5,678 326,049 21,454 2,732 Total tangible assets 329,826 350,235 Deferred tax assets 12 136,786 172,120 Financial assets Investments in associated companies and jointly controlled 13 58,670 56,811 entities Other investments in shares 200 200 Other non - current receivables 17 1,205 1,235 Total financial assets 60,075 58,246 Total fixed assets 2,418,136 2,290,665 Figures in NOK 1,000 Note 2017 2016 Current assets Inventories 18 410,759 378,777 Receivables Trade receivables 2 1,432,164 1,344,067 Prepayments to suppliers 17 64,570 62,810 Other receivables 12,17 22,325 19,112 Total receivables 1,519,059 1,425,989 Bank deposits 2,19 184,415 199,385 Cash and cash equivalents 184,415 199,385 Total current assets 2,114,233 2,004,151 TOTAL ASSETS 4,532,369 4,294,816 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 51 /123 Corporate Governance

52 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Gjelleråsen, 15 March 2018 Michael Holm Johansen Chairman of the Board Stein Erik Hagen Hanne Refsholt Eilif Due Trond Berger Leena Saarinen Erik Hagen Kjell Arne Greni Ingrid E. Skistad Ann - Beth Freuchen Kenneth Hamnes Group CEO Statement of financial position as at 31 December Figures in NOK 1,000 Note 2017 2016 EQUITY AND LIABILITIES Equity Paid - in equity Share capital Share premium 20 1,360 770,743 1,360 770,743 Total paid - in equity 772,103 772,103 Retained earnings Other equity 878,489 716,582 Total retained earnings 878,489 716,582 Non - controlling interests 1 18,823 13,905 Total equity 1,669,415 1,502,590 Liabilities Provisions Deferred tax liability 12 101,032 92,628 Pension obligations 10 30,552 34,092 Other provisions 23 320 627 Total provisions 131,904 127,347 Figures in NOK 1,000 Note 2017 2016 Other non - current liabilities Debt to financial institutions 2,21 909,218 886,255 Total other non - current liabilities 909,218 886,255 Current liabilities Debt to financial institutions 2,21 90,071 16,498 Liabilities at fair value through profit or loss 2,22 0 24,135 Trade payables 603,884 628,347 Tax payable 12 2,128 0 Unpaid public duties 24 928,005 912,310 Other current liabilities 23,24 197,744 197,334 Total current liabilities 1,821,832 1,778,624 Total liabilities 2,862,954 2,792,226 TOTAL EQUITY AND LIABILITIES 4,532,369 4,294,816 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 52 /123 Corporate Governance

53 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Statement of cash flows 01.01. - 31.12. Figures in NOK 1,000 Note 2017 2016 CASH FLOWS FROM OPERATIONS Pre - tax profit 258,750 2,122 Depreciation and amortisation 14,15 74,281 51,625 Share of profit from associated companies and jointly controlled entities 13 - 3,286 - 5,789 Dividends received from associated companies and jointly controlled entities 13 0 2,947 Taxes paid 12 - 33,221 - 46,711 Interest costs during the period 31,475 70,414 Pension costs and other provisions without cash effect 3 591 - 3,601 Value changes and other costs without cash effect 3 - 4,444 164,974 Profit/loss on sale of fixed assets and intangible fixed assets 3 - 30 - 1,051 Unrealised agio 3 19,195 - 15,964 Change in inventories 3,18 - 31,781 9,440 Change in trade receivables 3 - 43,939 - 340,739 Change in trade payables 3 - 45,437 76,890 Change in other current assets and other liabilities 3 - 22,256 33,491 Net cash flows from operational activities 199,898 - 1,952 CASH FLOWS FROM INVESTMENT ACTIVITIES Payments on acquisition of intangible fixed assets 15 - 124,820 - 36,429 Payments on purchase of tangible fixed assets 14 - 15,894 - 11,379 Proceeds from sale of tangible fixed assets 3,14 30 1,060 Payments on acquisition of business 26 - 2,752 0 Payment of loans to minority interests 0 - 810 Payments on acquisition of other financial investments 3 - 454 0 Net cash flow from investment activities - 143,890 - 47,558 Figures in NOK 1,000 Note 2017 2016 CASH FLOWS FROM FINANCING ACTIVITIES Proceeds - incentive programme 22 0 1,000 Payments - incentive programme 22 0 - 158,316 Capital increase 0 768,883 Proceeds from non - current interest - bearing debt to financial institutions 2,21 0 802,632 Repayment of non - current interest - bearing debt to financial institutions 2,21 - 15,719 - 1,081,048 Change in other non - current loans 0 - 246 Change in overdraft facility 72,700 0 Interest cost paid during the period 3 - 31,454 - 83,031 Payments for acquisition of non - controlling interests - 12,913 - 146,325 Payments of dividends/Group contributions 1,3 - 103,515 - 28,260 Net cash flow from financing activities - 90,901 75,289 Effect of exchange rate fluctuations on cash and cash equivalents 19,923 - 16,813 Effect of exchange rate fluctuations on cash and cash equivalents 19,923 - 16,813 Net change in cash and cash equivalents Holdings of cash and cash equivalents as at 01.01 - 14,970 199,385 8,966 190,419 Holdings of cash and cash equivalents as at 31.12. 19 184,415 199,385 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 53 /123 Corporate Governance

54 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Statement of changes in equity Figures in NOK 1,000 Share capital Share premiu m T r anslation dif f erences Share - based payment fund Other retained earnings Total for owners of the parent company Non - controlling interests Total for the Group Equity as at 31.12.2015 1,000 794 265,253 0 577,757 844,804 31,603 876,407 Profit for the year 2016 0 0 0 0 - 34,569 - 34,569 10,480 - 24,089 Total other comprehensive income 2016 0 0 - 36,465 0 - 959 - 37,424 - 2,777 - 40,201 Total profit for the year 2016 0 0 - 36,465 0 - 35,528 - 71,993 7,703 - 64,290 Transactions with owners 2016 Share issue 360 769,949 0 0 0 770,309 0 770,309 Share - based payment 0 0 0 606 0 606 0 606 Payment of dividend 0 0 0 0 0 0 - 21,896 - 21,896 Changes in non - controlling interests 0 0 0 0 - 49,877 - 49,877 - 8,670 - 58,547 Transfer of profit for the year from minority to majority* 0 0 0 0 - 5,163 - 5,163 5,163 0 Total transactions with owners 2016 360 769,949 0 606 - 55,040 715,875 - 25,403 690,472 Equity as at 31.12.2016 1,360 770,743 228,788 606 487,190 1,488,687 13,903 1,502,590 Profit for the year 2017 0 0 0 0 181,278 181,278 6,944 188,222 Total other comprehensive income 2017 0 0 72,024 0 3,374 75,398 1,183 76,581 Total profit for the year 2017 0 0 72,024 0 184,652 256,676 8,127 264,803 Transactions with owners 2017 Share - based payment 0 0 0 7,898 0 7,898 0 7,898 Payment of dividend 0 0 0 0 - 99,994 - 99,994 - 3,521 - 103,515 Changes in non - controlling interests 0 0 0 0 - 2,675 - 2,675 314 - 2,361 Total transactions with owners 2017 0 0 0 7,898 - 102,669 - 94,771 - 3,207 - 97,978 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Equity as at 31.12.2017 1,360 770,743 300,812 8,504 569,173 1,650,592 18,823 1,669,415 * At the end of 2016 the Group owned 90.1 per cent of the subsidiary Excellars AS. In addition, put and call options existed which were associated with the non - controlling interests, although the Group was not considered to have control of the shares as of the close of the financial year. These companies were recognised as though they were wholly owned, but with partial presentation of the non - controlling interests. Partial presentation of non - controlling interests means that the non - controlling interests' share of the profit for the year is shown in the statement of income for 2016, but not in the equity statement as at 31.12.2016. The transfer in 2016 related to the non - controlling interests’ share of the profit for the year, adjusted for the dividend distributed for the period. Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 54 /123 Corporate Governance

55 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Brief history of the Group Arcus ASA is registered and domiciled in Norway, and located at Destilleriveien 11 in Gjelleråsen in Nittedal Municipality, just north of Oslo. The consolidated financial statements include the parent company and subsidiaries (together referred to as "Arcus" or the "Group", and individually as a "Group company"), as well as the Group’s holdings in associated companies. The Group’s principal activity is the import, production, marketing, sale and distribution of wine and spirits. Historical development The Group has carried out the following important transactions in recent years: 2017 • In January, the Group acquired the remaining 50 per cent interest in Det Danske Spiritus Kompagni A/S . Det Danske Spiritus Kompagni A/S thereby became a wholly - owned subsidiary in the Group's spirits activities . • In January, the Group established Vingruppen Finland Oy, as a wholly - owned subsidiary of Vingruppen i Norden AB. • In February, the Group acquired the remaining 9.9 per cent interest in Excellars AS. Excellars AS thereby became a wholly - owned subsidiary in the Group's wine activities. • In June, the Group increased its ownership of Valid Wines Sweden AB from 97.0 per cent to 100.0 per cent by the subsidiary Vingruppen i Norden AB's acquisition of additional minority shares. At the same time, the Group sold 16.9 per cent of the shares to the company's general manager, so that after the transaction the Group has an ownership interest of 83.1 per cent in Valid Wines Sweden AB. • In September, the Group acquired 100 per cent of the shares in the Norwegian company BevCo AS, which as from the same date is part of the Group's spirits activities. Among other things, the company has the distribution rights for Dooley’s Toffee in Norway. • In October, the Group acquired the Vanlig brand, which comprises a vodka and a gin product. The Group took over sales of this product as from the same date, while production was taken over during Q1 2018. • In December, the Group acquired the Hot n’Sweet brand, which is a vodka shot. The Group took over sales of this product as from 1 January 2018, while production was taken over during Q1 2018. 2016 • In February, the Group increased its ownership of Excellars AS from 51.0 per cent to 90.1 per cent by the subsidiary Vingruppen AS' acquisition of minority shares. • In February, the Group increased its ownership of Wineagency Sweden AB from 80.0 per cent to 90.0 per cent by the subsidiary Vingruppen i Norden AB's acquisition of additional minority shares. • In July, the Group increased its ownership of Wineworld Sweden AB from 80.0 per cent to 90.0 per cent by the subsidiary Vingruppen i Norden AB's acquisition of additional minority shares. • In August, the Group acquired the Dworek vodka brand. • In December, the Group increased its ownership of Vingruppen i Norden AB from 99.37 per cent to 100.0 per cent by the subsidiary VinGruppen Sweden Holding AB's acquisition of the remaining minority shares. • Arcus - Gruppen Holding AS was restructured as a public limited liability company and changed its name to Arcus ASA, before the company's listing on the Oslo Stock Exchange on 1 December. 2015 • In February, acquired the aquavit brand Snälleröds in Sweden. • In April, acquired the wine activity from Fondberg in Finland. Changed the name of the company to Social Wines Oy. • In September, acquired 70 per cent of the shares in a recently - founded Norwegian wine company, Heyday Wines AS. • In Q4, reorganised the ownership of Vingruppen i Norden AB, by selling the shares to a newly - established wholly - owned holding company in Sweden called VinGruppen Sweden Holding AB. • Discontinued production in Aalborg and moved the production and bottling of the Danish brands (Aalborg Aquavit, Malteserkreutz and Gammel Dansk) to customised facilities at Gjelleråsen. 2014 • Established Vingruppen AS as the new holding structure for the wine business in Norway. 2013 • In January, acquired all the shares in Arcus Denmark A/S from Pernod Ricard, which included the Aalborg Aquavit and Gammel Dansk brands, and all the shares in Arcus Deutschland GmbH, which owns the Malteserkreutz brand. 2012 • Completed the new production and distribution facility and head office at Gjelleråsen, and moved the business there. 2011 • Acquired 28.2 per cent of the shares in Vingruppen i Norden AB, increasing the holding from 62.5 per cent to 90.7 per cent. At the same time, entered into an option agreement for the remaining 9.3 per cent. • Acquired 51 per cent of the shares in Excellars AS, with an option for the remaining 49 per cent. • Swapped 34 per cent of the shares in SAS de L’île Madame for 32.6 per cent of the shares in Tiffon SA. Acquired a further 106 shares and increased the holding in Tiffon SA to 34 per cent. 2010 • Implemented an agreement on sale of Gjelleråsen Prosjekt 1 AS. • Started construction of a new production and distribution facility and head office at Gjelleråsen. 2009 • Acquired the brands Star Gin, Red Port and Dry Anise from Pernod Ricard. • Acquired 80 per cent of the company Symposium Wines AS. 2008 • Acquired Gjelleråsen Prosjekt 1 AS, which included the site of the new operating location at Gjelleråsen in Nittedal Municipality north of Oslo. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 55 /123 Corporate Governance

56 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Accounting policies The consolidated financial statements for 2017, including comparative information, have been prepared in accordance with IFRS applicable as at 31 December 2017, and as described in the note on the accounting policies. Applicable IFRS have been applied retrospectively. The annual financial statements were adopted by the Board of Directors on 15 March 2018. The Group’s head office is located at Gjelleråsen in Nittedal Municipality and the core activities are the production, sale and distribution of alcoholic beverages. The Group’s domestic market is the Nordic region, but the Group also has sales to other countries, mainly Germany and the USA. Arcus ASA is listed on the Oslo Stock Exchange. The price on 31.12.2017 was NOK 46.50 per share, compared to NOK 44.50 per share at the end of 2016. NEW ACCOUNTING STANDARDS No changes which have significantly affected the Group’s financial statements have been made to the framework conditions from IFRS in the current year. The most important changes to the accounting standards that will affect the Group in the future are presented below. Adopted IFRS and IFRIC with future effective dates: The standards and interpretations adopted up to the date of presentation of the consolidated financial statements, but where the effective date is in the future, are shown below. The Group’s intention is to implement the relevant changes on the effective date, on the assumption that the EU approves the changes before the presentation of the consolidated financial statements. CHANGES RELEVANT TO THE ARCUS GROUP: IFRS 9 Financial instruments In July 2014, the IASB published the final subproject of IFRS 9 and the standard has now been finalised. IFRS 9 includes changes related to classification and measurement, hedge accounting and impairment IFRS 9 will replace IAS 39 Financial Instruments – Recognition and Measurement. The parts of IAS 39 that were not changed as part of this project were transferred and included in IFRS 9. The standard will be implemented retrospectively, with the exception of hedge accounting, although the preparation of comparative figures is not a requirement. The rules for hedge accounting will mainly be implemented prospectively, with a few exceptions. The Group has no plans forthe early implementation of the standard. The new standard will apply with effect from reporting years beginning on 1 January 2018 or later. The new standard is not expected to have any material impact on the Group’s financial reporting, but may affect the Group’s classification and measurement of financial assets and liabilities. IFRS 15 Revenue recognition IASB has released a new standard for revenue recognition, IFRS 15 Revenue from Contracts with Customers. The standard replaces all existing standards and interpretations for revenue recognition. The core principle of IFRS 15 is that revenue is recognised in order to reflect the transfer of agreed goods or services to customers, and at an amount that reflects the consideration the company expects to be entitled to in exchange for these goods or services The standard applies, with a few exceptions, to all revenue - generating contracts with customers and includes a model for recognition and measurement of the sale of individual non - financial assets. IFRS 15 will be implemented using either a fully retro - spective or a modified method. The new standard will apply with effect from reporting years beginning on 1 January 2018 or later. In 2017, the Group undertook an analysis of its income recognition principles and assessed the changes that are necessary due to the implementation of IFRS 15 as from 1 January 2018. The key aspects of these assessments were the time of revenue recognition of our products, classification of dis - counts, annual bonuses, market support and outbound shipping, and an agent/principal assessment concerning net or gross recognition of revenue. The analysis did not reveal significant changes from existing principles, apart from the book entry of outbound shipping. Up to and including 2017, the Group has booked outbound shipping as a reduction of revenue. Based on an assessment of the agent/principal principle, the Group assesses that as from 1 January 2018, the costs of outbound shipping must be presented on a gross basis, as a cost under other indirect costs. The Group plans to include all effects of the new standard at the time of its first application in 2018, and this will entail changes to the statement of income, and to some extent also to the Revenue note and Segment note. This will increase the Group’s reported revenue by an amount of around NOK 30 - 50 million. The chan - ge will not affect the Group’s reported EBITDA. IFRS 16 Leases IFRS 16 Leases replaces the existing IFRS standard for leases, IAS 17 Leases. IFRS 16 sets out principles for recognition, measurement, presentation and disclosure of leasing agreements for both parties to a leasing agreement, i.e., the customer (lessee) and provider (lessor). The new standard requires the lessee to recognise the assets and liabilities of most leasing agreements, which is a significant change from current principles. The standard comes into force on 1 January 2019, but has not yet been approved by the EU. The new standard will apply with effect from reporting years beginning on 1 January 2019 or later. New IFRS 16 concerning leases will entail a significant change to the accounting policy related to leasing costs. As from financial years commencing in 2019, all significant leasing agreements must be capitalised. This will give an intangible right on the asset side and an equivalent liability on the debt side. On the implementation of IFRS 16, the Group has two options: the full retrospective method or the modified retrospective method. The difference between the two methods is that the full retro - spective method calculates the effects of the new standard related to the share of the lease contracts which has already accrued as of the date of imple - mentation. This means that if the lease contract was signed on 1.1.2016 and the standard was implemented on 1.1.2019, the effects from the first three years must be booked to equity as from 1 January in the comparison year. If the Group chooses the modified retrospective method, the effects are only calculated as from the implemen - tation date, and there is no adjustment in relation to equity. The full retrospective method has a lower effect on the statement of financial position and equivalently lower future depreciation than the modified retrospective method, but has a negative equity effect as of the implementation date. At the end of 2017, the Group made a calculation based on the Group’s existing leasing agreements. The estimate shows that if IFRS 16 had been implemented as of 31.12.2017, the Group would CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 56 /123 Corporate Governance

57 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA have had an effect on the statement of financial position of between NOK 1,050 and 1,150 million, depending on the method chosen. The negative equity effect on choosing the full retrospective method would have been NOK 108 million. Based on the estimate, the future effect on the result would have shown lower operating costs of NOK 91 million, which would give equivalently higher EBITDA. Depreciation and amortisation would have been NOK 58 - 65 million higher, which would have given net EBIT that was NOK 25 - 32 million higher in the first financial year after implementation than without IFRS 16 implementation. Calculated interest costs of NOK 44 million would have led to a pre - tax profit NOK 12 - 19 million lower than without IFRS 16 implementation, in the first year after implementation. On the introduction of IFRS 16 Leases as from 2019, the Group’s reported net interest - bearing debt and adjusted EBITDA will change significantly. The loan agreement with SEB specifies that the loan terms must be calculated according to today’s model, independently of the introduction of IFRS 16, so that the Group’s ability to fulfil the loan terms will not be affected by the introduction of IFRS 16. Other changes Other changes resulting from new standards that have yet to come into effect will not influence or have any significant effect on the consolidated financial statements. ACCOUNTING POLICIES Consolidation principles The consolidated financial statements comprise Arcus ASA and subsidiaries in which Arcus ASA has control, and present the overall financial results, the overall financial position, and the overall cash flows, as one financial entity. Control takes place when the Group is entitled to variable returns from an investment object, and can also influence relevant activities which affect the returns on the investment object. Normally this will be the company in which Arcus ASA, either directly, or indirectly via subsidiaries, owns more than 50 per cent of the shares with voting rights. In the consolidated financial statements, this Group is referred to as Arcus or the Arcus Group. See Note 1 for an overview of all the companies included in the consolidation. In the consolidated financial statements all intra - Group receivables and internal transactions between companies within the Group have been eliminated. The cost price of shares in subsidiaries is eliminated against equity at the time of acquisition. Accounting values including goodwill and excess values associ - ated with foreign subsidiaries are translated from the functional currency to NOK according to the exchange rate at the close of the financial year. Goodwill is included in the consolidated financial statements as an intangible asset. Any changes in the Group’s ownership of a subsidiary, without any loss of control, is recognised as an equity transaction. If the Group loses control of a subsidiary, underlying assets (including goodwill), debt, minority interests and other equity components are deducted, while gains and losses are recognised in the income statement. Any remaining investment is recognised at fair value. Non - controlling interests Non - controlling interests’ share of profit after tax is shown on a separate line after the Group’s profit for the year . Non - controlling interests’ share of equity is shown on a separate line as part of the Group’s equity . In instances where there are put and/or call options associated with the non - controlling interests, and where the Group has determined that it does not have an existing interest in the shares to which the options apply, the subsidiary is presented as if it were wholly owned, but with partial presentation of non - controlling interests. Partial presentation of non - controlling interests means that for each reporting period the non - controlling interests will receive their part of the profit for the year, which is shown under the profit allocation in the consolidated statement of income and in the statement of changes in equity. At the end of each period, the non - controlling minority interests’ share of profit, adjusted for the distribution of dividend for the period to the non - controlling interests, will be transferred as an equity transaction from the non - controlling interests’ share of equity to the majority’s equity. The option liabilities will be recognised at the present value of the redemption amount and presented in the statement of financial position as an obligation at fair value via profit or loss. Currency All transactions in foreign currency are translated to functional currency as of the date of the transaction. Monetary items in foreign currency are translated as of the close of the financial year to functional currency using the exchange rate as of the close of the financial year. The Group’s presentation currency is NOK, which is also the parent company’s functional currency. The functional currency of subsidiaries is the currency in which the subsidiary reports its financial statements. On consolidation of subsidiaries that have a functional currency other than NOK, items of income and expenses are converted to the Group’s presentation currency in accordance with average conversion rates. This means that at the end of each period, items of income and expenses are translated at the average exchange rate to date in the year. For the statement of financial position, including excess value and goodwill, the closing exchange rate as of the close of the financial year is As of 31.12.2017, the following exchange rates have been used when translating income and financial position figures from subsidiaries with functional currencies other than NOK: Exchange rates 2017 2016 EUR average rate Income statement items 9.3326 9.2980 EUR closing rate Financial position items 9.8510 9.0865 SEK average rate Income statement items 0.9684 0.9830 SEK closing rate Financial position items 0.9992 0.9484 DKK average rate Income statement items 1.2546 1.2488 DKK closing rate Financial position items 1.3231 1.2223 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 57 /123 Corporate Governance

58 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Business mergers Business mergers in the Group are treated according to the acquisition method and present the Group as a single entity. On acquisition, the cost price of the acquired business is allocated so that the consolidated opening statement of financial position reflects the estimated fair value of the acquired assets and liabilities. To determine fair value on acquisition, alternative methods of determining fair value must be used for assets for which there is no active market. Added value in excess of what is attributable to identifiable assets and liabilities is reported as goodwill. If the fair value of the equity in the acquired company exceeds the consideration, a reassessment is made of the valuation of observable assets and liabilities. If the reassessment reveals no discrepancies, the difference is recognised as income as at the acquisition date. The allocation of the cost price of the business merger must be changed if new information is revealed about the fair value applicable at the time of acquisition and up until the final excess value analysis. This must take place within 12 months of the acquisition date. With each business acquisition, the minority interest will be measured at fair value, and minorities’ share of goodwill is capitalised in the consolidated statement of financial position. On stepwise acquisition of subsidiaries, the basis is the value of assets and liabilities on the date of the establishment of the Group. Subsequent acquisition of ownership of existing subsidiaries in addition to the majority interest will not affect the assessment of assets or liabilities. Revenue recognition principles Revenues associated with the sale of goods and services is recognised when the Group has transferred risk and rights to the purchaser. This is normally on delivery of the goods and services. Other revenues is recognised when it is probable that transactions will involve future financial gains that will accrue to the company and the size of the sum can be estimated reliably. Variable discounts and bonuses are allocated and accrued in the peri - od in which they are expected to occur. Sales revenues are presented net after deduction of discounts, VAT, outbound shipping costs, alcohol and packaging tax. Information on revenue recognition in the Distribution segment All sales that are distributed and sold through Vectura AS are invoiced by the company, including special duties, cost of goods, handling charges, etc. Sales revenues for the services are presented net after deductions for special duties and associated goods and handling charges, etc. Vectura AS’ sales revenues are presented net based on an assessment of the fact that the company’s revenues are related to the delivery of services, etc., and that the product flow risk is the suppliers’ responsibility. Other income and expenses To provide more information in the Group’s consolidated income statement, significant positive and negative non - recurring items and restructuring costs are separated out to a separate line in the state - ment of income called other income and expenses. Other income and expenses are presented net on this income statement line. See also the detailed specifi - cation of what these items include in the notes relating to the individual line items. For more information on other income and expenses, see the Alternative Performance Measurement (APM) appendix. Inventories Inventories are valued at the lower of acquisition cost/production cost and net selling value, where net selling value is calculated as the selling price in a transaction with market participants on the measurement date less selling expenses. Purchased inventories are valued at acquisition cost according to the principle of weighted average with deduction for obsolescence, while inventories produced in - house are valued at production cost according to the principle of full costing with deduction for obsolescence. Receivables Trade receivables and other receivables are stated at nominal value after deduction of provisions for expected losses. Provision for losses is made on the basis of an individual assessment of each receivable based on identified indicators of impairment. Sold accounts receivable that are included in the factoring agreement are presented as reduced accounts receivable in the statement of financial position. Prepayments to suppliers Prepayments to suppliers apply to financing the purchase of inventory for individual partners. Prepayments are shown at nominal value after deduction for provisions for expected losses. Provisions for losses are made on the basis of identified indicators of impairment. Cash and cash equivalents Cash and cash equivalents include cash, bank deposits, balances in the Group cash pool system and other means of payment with a due date less than three months from the acquisition date. The Group’s cash pool system is connected with cash and bank overdrafts within the same cash pool system and is presented net. The Group cash pool system is managed by the parent company, Arcus ASA. Tangible assets Tangible fixed assets are capitalised at cost price less accumulated depreciation and accumulated loss on non - transitory impairment. Depreciation is used. Currency differences arising on consolidation of entities with another functional currency are attributed to equity and presented as other comprehensive income in the consolidated statement of other comprehensive income. On disposal of subsidiaries, accumulated translation differences associated with the subsidiary are charged to the statement of income. Investments in associated companies and jointly controlled entities Associated companies are companies in which the Group has significant influence, normally between a 20 and a 50 per cent holding. The equity method is used for associated companies in the consolidated financial statements. Excess value analysis has been carried out with regard to associated companies. The share of profit is based on profit after tax in the company in which investment has been made, with deduction for depreciation of excess value resulting from the cost price of the shares being higher than the acquired holding of capitalised equity. The share of profit is shown in the statement of income on a separate line before operating profit and the investment is shown as a line under financial fixed assets. Jointly controlled companies are investments in which the Group has an agreement on joint control over an entity together with one or more other parties, when none has decisive influence and all strategic, financial and operational decisions concerning the entity require unanimity between the parties. The share of profit is based on profit after tax in the company in which investment has been made with deduction for depreciation of excess value resulting from the cost price of the shares being higher than the acquired holding of capitalised equity. The share of profit is shown in the statement of income on a separate line before operating profit and the investment is shown as a line under financial fixed assets. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 58 /123 Corporate Governance

59 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA calculated and taken to expenses from the date the fixed asset is taken into use, and is calculated on the basis of expected useful life, taking account of estimated residual value. Different rates of depreciation are used for a fixed asset’s components if these have different economic lives. Assets under construction are not depreciated. Depreciation is taken to expenses only when the asset is ready for use. Profit and loss on sales of fixed assets are set as the difference between the selling price and the book value at the time of sale. Profits on sales of fixed assets are recognised as operating income and losses as operating expenses. If there are indications of impairment, the amount recoverable is estimated in order to assess any loss through the impairment. If the book value exceeds the amount recoverable, the asset is written down to recoverable value, while the remaining depreciation period is maintained (breakpoint solution). Depreciation methods, residual values and estimated life are continuously assessed. Intangible assets Intangible assets comprise brands, software and goodwill. Intangible assets are capitalised at cost price with deduction for accumulated depreciation and accumulated write - downs in the event of non - transitory impairment. Intangible assets with limited useful lives are depreciated by the straight - line method over the expected useful life. The capitalised value of goodwill, brands and other intangible assets with indeterminate lifetime is tested for impairment at least once a year, or more often if there are indications that the value of the asset has decreased. This requires estimates of the amount recoverable by cash - generating units to which goodwill and other intangible assets are attributed To determine the recoverable amount, the Group estimates expected future pre - tax cash flows from the cash - generating unit and applies suitable discount rates in order to calculate the present value of future cash flows. Cash flows for brands are calculated based on a market - based ”relief from royalty” method before tax. See Note 15 for a more detailed description of this model. Expectations regarding future cash flows will vary over time. Changes in the market conditions and expected cash flows may cause losses in the event of impairment in the future. The most important assumptions with significance for the present value of the cash flows associated with the investments are future profits and growth, as well as the discount rate used. Pensions Net pension costs for defined benefit plans comprise the period’s service cost, including future growth in salaries and interest rates on the estimated obligation, less expected returns on the pension assets. Prepaid pension is shown as a non - current asset in the statement of financial position where it is probable that the over - financing can be used or repaid. Correspondingly, a non - current liability is shown in the accounts when the pension obligation is greater than the pension assets. Net pension costs are classified as payroll costs in the statement of income. Changes in the liability resulting from changes in pension plans are taken to profit or loss immediately. Changes in the pension liability and the pension assets resulting from changes in, and deviations from, the estimate assumptions (estimate deviations), are recognised against equity and are presented in the statement of other comprehensive income. The Group also has defined contribution pension plans,which are schemes whereby the company pays contributions on an ongoing basis to the employees’ individual pension plans. Ongoing premium invoices of this kind are expensed as salaries and other personnel costs. Restructuring Provisions for restructuring are recognised as expenses when the programme has been adopted and announced and the costs are identifiable and quantifiable. Provisions linked to restructuring are included as other provisions for liabilities calculated at present value. Agreements securing future work input are recognised as expenses over the period in which the work input is delivered. Taxes The tax expense comprises both tax payable and the change in deferred tax. Tax payable is based on taxable income for the year. Taxable income is different from the pre - tax profit as presented in the statement of income because of income and expenditure items that are not taxable/deductible (permanent differences) and the change in differences in taxable and accounting accruals (temporary differences). Tax payable is calculated based on tax rates that are adopted at the end of the period. Deferred tax is capitalised on the basis of the temporary differences and any deficit to be carried forward existing at the end of the financial year and that involves increased or reduced future tax payable, when these differences are reversed in future periods. Temporary differences are differences between accounting and taxable results arising during a period and are reversed during a later period. Deferred tax is calculated on the basis of nominal tax rates (rates adopted as of the close of the financial year in the individual country) multiplied by temporary differences and the deficit to be carried forward. Deferred tax assets are capitalised when the probability exists that future taxable income will enable utilisation of the asset. Share - based payment The Group has two share - based incentive schemes for senior executives, and a general share savings programme for all employees. The costs related to the two share - based incentive schemes for senior executives are accrued during the vesting period, which is the period between the allocation date and the date of receipt. The costs which are accrued are the calculated value of the matching shares or options as of the allocation date, and this value is not adjusted during the vesting period. These costs are booked as personnel costs, set off to Group equity. The related employer tax is in principle accrued during the same period. The costs of the employer tax in each period are calculated on the basis of the fair value of the matching shares or options. The costs for the period comprise the change in provisions, and are booked as personnel costs, set off as debt in the statement of financial position. The costs related to this programme are recognised in accordance with IFRS 2. The general share savings programme for all employees is based on the Group selling shares to the employees below market value. The costs related to this programme are recognised by booking the difference between the market value of the shares and the purchase price for the employees as personnel costs. Classification principles Other assets included in the operating cycle or falling due within 12 months are classified as current assets. Remaining assets are classified as fixed assets. Liabilities included in the operating cycle or falling due within 12 months, where there is no unconditional right to defer settlement, are CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 59 /123 Corporate Governance

60 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA classified as current liabilities. Remaining liabilities are classified as non - current. Proposed dividend/Group contributions are capitalised in the statement of financial position as a liability when the Group has an irrevocable obligation to make dividend payments/Group contributions, normally after adoption by the Annual General Meeting. Measurement and classification of financial instruments The Group classifies financial instruments in the following categories: financial instruments at fair value through profit or loss, loans and receivables, financial assets available for sale and financial liabilities. The classification depends on the purpose of the asset or liability. Management classifies financial assets and liabilities on acquisition. Financial instruments at fair value through profit or loss Financial instruments are recognised in the statement of financial position when the Group has become party to the instrument’s contractual provisions, and deducted when the contractual rights or obligations are fulfilled or cancelled, or have expired or been transferred. Financial instruments are classified as current assets if the expected settlement date is within 12 months of the close of the financial year, and as fixed assets if the settlement date is later than 12 months after the close of the financial year Financial instruments at fair value through profit or loss are either financial instruments held for trading purposes or financial instruments earmarked at fair value. A financial instrument is classified in the category ”held for trading” if it is primarily acquired with a view to producing profit from short - term price fluctuations. Derivatives are classified as held for trading unless they form part of a hedge. Assets and liabilities in this category are classified as current assets or current debt if it is expected that they will be settled within 12 months ; otherwise they are classified as financial assets or non - current debt . Loans and receivables Loans and receivables are financial assets that are not derivatives, that have fixed or determinable payments and that are not traded in an active market. They are classified as current assets unless they fall due more than 12 months after the close of the financial year. Loans and receivables comprise accounts receivable and other receivables, as well as cash and cash equivalents in the statement of financial position. Loans and receivables are measured at amortised cost, and value changes resulting from interest rate changes are not recognised. Financial assets available for sale Financial assets available for sale are financial assets that are not derivatives and that have been placed in this category, or that do not belong to any other category. They are classified as fixed assets provided that the investment does not fall due or the management does not intend to sell the investment within 12 months from the close of the financial year. Other financial liabilities Financial liabilities not falling into the category of ”financial instruments at fair value through profit or loss” are classified as other financial liabilities . For measurement of financial liabilities at fair value, see measurement of financial instruments in Note 2 . Financial liabilities through borrowing are recognised at the amount received net of transaction costs. Financial liabilities are recognised at amortised cost based on an effective interest rate method. Transaction costs (arrangement charges) are capitalised in the statement of financial position as part of the book value of the loan, and depreciated over the period of the loan (amortised cost). Borrowing in currencies other than the functional currency is translated at the exchange rate at the close of the financial year . Categorisation of financial assets and debt The Group’s measurement of financial assets, debt and other financial instruments at fair value can be divided into three categories : Level 1: Listed (unadjusted) prices in active markets. Level 2 : Direct or indirect inputs other than listed prices included in Level 1 , that are observable for the asset or the liability . Level 3: Techniques for calculation of fair value based on other than observable market data. Leases Leases where a significant part of the risk and return associated with ownership continues to lie with the lessor are classified as operational leases. Lease payments from operational leases (with deduction for any financial incentives from the lessor) are charged as expenses using the straight - line method over the period of the lease. Leases with regard to property, plant and equipment in which the Group principally holds all risks and rewards are classified as financial leasing. Financial leasing is capitalised at the start of the lease period at the lower of fair value of the leased fixed assets and the present value of the total minimum lease amount. Each lease payment is allocated between a repayment element and an interest element. The lease cost is charged to profit or loss as financial expenses. The lease liability, less the cost of interest, is classified as other current lia - bilities and other non - current liabilities. Property, plant and equipment acquired through a financial lease agreement is depreciated over the expected life or the period of the lease if this is shorter. Statement of cash flows The indirect method is used in the preparation of the statement of cash flows. Cash and cash equivalents in the statement of financial position are defined as holdings of cash and cash equivalents in the statement of cash flows. Segment information Operating segments are reported in the same way as for internal reporting to Group management. The Group’s business areas comprise Spirits, Wine and Distribution and decisions within each busi - ness area are taken by the Group CEO. The Group’s activities consist of sales and marketing of Spirits, sales and marketing of Wine, and distribution of spirits and wine. The Spirits business area comprises the following companies: Arcus Norway AS with subsidiaries, Det Danske Spiritus Kompagni A/S, Arcus Denmark A/S, Arcus Sweden AB, Arcus Finland Oy and Arcus Deutschland GmbH. Supply Chain is also included as a production facility in the Spirits business area. The Wine business area comprises the following companies: Vingruppen Sweden Holding AB and subsidiaries, and Vingruppen AS and subsidiaries. The Distribution business area comprises the Vectura AS company. In addition, there are the remaining Group income and expenses, as well as financing costs, that comprise Arcus - Gruppen AS and Arcus ASA. The Group presents no segment assets or liabilities, as this is not done in the Group’s internal reporting For further information about the Group’s operating segments, see Note 5. Related parties The Group’s related parties, in addition to subsidiaries, associated companies and jointly CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 60 /123 Corporate Governance

61 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA controlled companies, are defined as the owners, all members of the Board of Directors and Group Management, and companies in which any of these parties either have controlling interests, Board appointments, or are senior employees. All transactions between Group companies and related parties are made on market terms. Important accounting estimates and discretionary assessments Preparation of the annual financial statements requires management to make estimates and assumptions that affect the value of assets, liabilities and conditional liabilities in the statement of financial position, and income and expenses for the financial year. Future events and changes in the regulatory framework may mean that estimates and assumptions must be changed, while new opinions and interpretations of standards may mean that the choice of principles and presentation will be Areas in which estimates have major significance will be: Figures in NOK 1,000 Accounting item Note Assumptions Book value 2017 Book value 2016 Goodwill 15 Present value of future cash flows 1,042,596 1,010,176 Brands 15 Present value of future cash flows 819,702 669,237 Other intangible assets 15 Recoverable amounts and correct useful life 29,151 30,651 Tangible assets 14 Recoverable amounts and correct useful life 329,826 350,235 Deferred tax assets 12 Assessment of the ability to exploit tax assets in the future 136,790 172,120 Pension obligations 10 Economic and demographic assumptions 30,552 34,092 Liabilities at fair value through profit or loss 22 Present value of future cash flows 0 24,135 Provisions 23 Correct basis for estimate calculations 12,478 12,903 changed. Estimates and underlying assumptions are examined and evaluated continuously, and changes in accounting estimates are recognised in the period in which the estimates are changed. Present value estimates of future cash flows are affected by correct assumptions and estimates of future cash flows and estimates of return requirements. Return requirements are determi - ned using the capital asset pricing model (CAPM) and assumptions in using the CAPM are: risk - free interest; market risk premium; and beta. The areas with greatest risk of substantial changes are capitalised goodwill, brands, tax assets and liabilities at fair value through profit/loss, on the basis that the capitalised sums are substantial, and that there may be considerable discretion. The estimates are based on assumptions concerning future cash flows that are discounted at a selected discount rate. Estimates and assumptions are described in the various notes. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 61 /123 Corporate Governance

62 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA The consolidated financial statements for 2017 cover the following subsidiaries and associated companies: Registered Nominal Group holding Figures in 1,000 (local currency) office Currency share capital and voting share Company name Arcus ASA (parent company) Nittedal NOK 1,360 Stockholm Helsinki Nittedal SEK EUR NOK 100 311 600 100% 100% 100% Arcus Sweden AB Arcus Finland OY BevCo AS De Lysholmske Brenneri - og Shares owned by VinGruppen Sweden Holding AB Vingruppen i Norden AB Stockholm SEK 4,192 100% Figures in 1,000 (local currency) Registered office Currency Nominal share capital Group holding and voting share Shares owned by Vingruppen AS Arcus Wine Brands AS Vinordia AS Symposium Wines AS Vinuniq AS Nittedal Nittedal Nittedal Nittedal NOK NOK NOK NOK 100 968 500 100 100% 100% 80% 100% Excellars AS Nittedal NOK 181 100% Heyday Wines AS Nittedal NOK 100 70% Shares owned by Symposium Wines AS 50 100% Shares owned by Vinunic AB Vingaraget AB Stockholm SEK Shares owned by The WineAgency Sweden AB and WineWorld Sweden AB Destillasjonsfabrikker ANS Nittedal NOK 0 100% Your Wineclub Sweden AB Stockholm SEK 50 90% Siemers & Cos Destillasjon ANS Nittedal NOK 0 100% Løiten Brænderis Destillation ANS Nittedal NOK 0 100% Shares owned by Social Wines OY Oplandske Spritfabrik ANS Nittedal NOK 0 100% Vinunic Oy Helsinki EUR 3 94% * Det Danske Spiritus Kompagni A/S was booked as a jointly - controlled company up to 1.1.2017, and consolidated as a wholly - owned subsidiary as from the same date. ** Arcus Deutschland GmbH has had a financial year from 1 July to 30 June. As from 1.1.2018, the company's financial year follows the calendar year. Impacts on earnings from the company in the consolidated financial statements are based on an estimated annual result for the calendar year, which is the Group’s financial year. Notes NOTE 1 COMPANIES IN THE GROUP CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Companies in the Group Management of financial risk Information on cash flows Subsidiaries Arcus - Gruppen AS Nittedal NOK 276,552 100% Hedoni Wines AS Nittedal Shares owned by Vingruppen i Norden AB NOK 30 80% Note 4: Revenues Vectura AS Nittedal NOK 14,014 100% Vinunic AB Stockholm SEK 145 100% Note 5: Segment information Wineworld Sweden AB Stockholm SEK 500 90% Note 6: Transactions with related parties Shares owned by Arcus - Gruppen AS The WineAgency Sweden AB Stockholm SEK 100 90% Note 7: Other operating expenses Arcus Norway AS Nittedal NOK 62,100 100% Valid Wines Sweden AB Stockholm SEK 1,100 83% Note 8: Salaries and other personnel costs Arcus Denmark AS Copenhagen DKK 10,324 100% Social Wines OY Helsinki EUR 8 94% Note 9: Share - based payment Det Danske Spiritus Kompagni A/S* Copenhagen DKK 6,500 100% Vinum Import Oy Åbo EUR 3 88% Note 10: Pension costs, assets and obligations Vingruppen AS Nittedal NOK 60 100% Vingruppen Oy Helsinki EUR 3 100% Note 11: Financial income and costs VinGruppen Sweden Holding AB Stockholm SEK 50 100% Note 12: Tax Arcus Deutschland GmbH** Bremen Note 13: Investments in associated companies and EUR 500 100% Shares owned by Wineworld Sweden AB Wineworld Finland Oy Helsinki EUR 220 76% jointly controlled entities Shares owned by Arcus Norway AS Quaffable Wines Sweden AB Stockholm SEK 100 72% Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 62 /123 Corporate Governance

63 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Figures in 1,000 (local currency) Registered office Currency Nominal share capital Group holding and voting share Associated company Tiffon SA Jarnac EUR 1,131 34.75% Profit, dividends and equity attributable to non - controlling interests Figures in NOK 1,000 Profits attribut - able to non - controlling interests in 2017 Accumulated non - controlling interests 31.12.2017* Dividend distri - buted to non - controlling interests in 2017 Figures in NOK 1,000 Profits attribut - able to non - controlling Interests in 2016 Accumulated non - controlling interests 31.12.2016* Dividend distri - buted to non - controlling interests in 2016 Symposium Wines AS 1,089 2,290 - 1,337 Symposium Wines AS 1,382 1,975 - 1,560 Heyday Wines AS 213 459 0 Excellars AS* 772 0 - 4,900 Wineworld Sweden AB 3,161 7,583 - 693 Vingruppen i Norden AB 0 0 - 375 The WineAgency Sweden AB 1,454 4,777 - 1,098 Wineworld Sweden AB 6,148 4,766 - 12,919 Social Wines OY 150 1,357 0 The WineAgency Sweden AB 1,342 4,169 - 1,607 Vinum Import Oy 501 1,280 - 335 Social Wines OY 140 1,111 0 Other companies with minority interests 376 1,077 - 58 Vinum Import Oy 396 933 - 359 Total 6,944 18,823 - 3,521 Other companies with minority interests 300 951 - 176 Total 10,480 13,905 - 21,896 * At the end of 2016 the Group owned 90.1 per cent of the subsidiary Excellars AS. In addition, put and call options existed which were associated with the non - controlling interests, although the Group was not considered to have control of the shares as of the date of the statement of financial position. These companies were booked as though they were wholly owned, but with partial presentation of the non - controlling interests. Partial presentation of non - controlling interests means that the non - controlling interests’ share of the profit for 2016 is shown in the statement of income, but not in the equity statement. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 63 /123 Corporate Governance

64 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Key figures for companies with significant non - controlling interests in the Group 2017 Figures in NOK 1,000 Symposium Wines AS H e yday Wines AS Win e w orld Sweden AB The WineAgency Sweden AB Social Wines OY Vinum Import Oy Sales revenues 103,301 17,799 231,364 196,074 124,805 53,147 Other operating revenues 0 0 - 4,994 - 3,130 190 - 143 Operating expenses excluding depreciation - 96,413 - 16,735 - 185,768 - 174,269 - 120,314 - 47,731 Depreciation 0 0 - 9 - 19 - 1,483 0 Operating profit 6,888 1,064 40,592 18,656 3,198 5,273 Net financial profit 319 - 118 0 91 - 53 - 12 Tax - 1,760 - 237 - 8,981 - 4,203 - 694 - 1,054 Profit for the year 5,447 709 31,611 14,544 2,451 4,207 Fixed assets 158 7 2,950 475 1,079 440 Current assets 36,139 8,100 129,095 97,556 58,472 32,636 Total assets 36,297 8,107 132,045 98,031 59,551 33,075 Equity 3,722 1,530 75,838 47,763 20,701 10,206 Liabilities 32,575 6,577 56,207 50,269 38,850 22,870 Equity and liabilities 36,297 8,107 132,045 98,031 59,551 33,075 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 64 /123 Corporate Governance

65 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA 2016 Figures in NOK 1,000 Symposiu m Wines AS Excellars AS Win ew orl d Sweden AB The WineAgency Sweden AB Social Wines OY Vinum Import Oy Sales revenues 95,568 87,612 277,856 191,997 129,352 46,075 Other operating revenues 0 0 2,901 4,582 6,298 1,054 Operating expenses excluding depreciation - 86,981 - 77,028 - 230,422 - 179,430 - 130,932 - 42,974 Depreciation 0 - 440 - 29 - 13 - 1,497 0 Operating profit 8,587 10,144 50,306 17,136 3,221 4,155 Net financial profit - 266 332 - 6 157 - 73 - 1 Tax - 2,120 - 2,679 - 11,743 - 3,870 - 818 - 828 Profit for the year 6,201 7,797 38,557 13,424 2,330 3,326 Fixed assets 107 2,973 2,905 386 2,628 418 Current assets 35,608 45,098 122,956 84,281 65,546 26,933 Total assets 35,715 48,071 125,861 84,667 68,174 27,351 Equity 2,863 3,614 50,256 41,522 17,792 7,834 Liabilities 32,852 44,457 75,605 43,145 50,382 19,517 Equity and liabilities 35,715 48,071 125,861 84,667 68,174 27,351 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 65 /123 Corporate Governance

66 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA NOTE 2 MANAGEMENT OF FINANCIAL RISK Financial risk The Group has a Board - adopted financial policy in which strategy and guidelines for financial risk management are defined. Responsibility for the execution of the adopted financial policy lies with Arcus ASA, but it is implemented in cooperation with the individual business areas. The Arcus Group’s principal source of income is the core business, and the Group’s main strategy with regard to risk is not to speculate, but to limit the financial risk that the core business creates. The most important financial risks to which the Group is exposed are associated with credit risk, interest rate risk, liquidity risk and foreign currency risk. For hedging purposes associated with interest rate and currency risk, the Group to a certain degree uses financial derivatives. The Group does not fulfil the accounting requirements for hedge accounting and therefore does not treat these as hedging for accounting purposes. The accounting treatment of financial derivatives is described under Accounting Policies. Credit risk Credit risk must be assessed before establishing a customer relationship by examining financial statements and other relevant and available information. Credit periods and credit limits must then be determined. Once a customer relationship is established, credit risk and credit limits are continuously assessed in relation to the client’s financial performance and payment history. Outstanding amounts are continuously monitored in cooperation between the finance department and the marketing departments of the individual businesses. A significant share of the Group’s revenues is associated with the state monopolies in the Nordic region, where there is not considered to be any credit risk . The Group’s credit risk is otherwise spread over a large number of small customers within the HORECA market, as well as a small number of distributors outside the home markets . At the end of 2017 the Group had no significant factoring agreements. The Group’s maximum credit risk is equivalent to the book value of financial assets. See also the table to this Note which categorises financial assets. Overview of bad debts and age analysis of accounts receivable Figures in NOK 1,000 31.12.17 31.12.16 Nominal accounts receivable 1,432,873 1,345,198 The change in provision for losses is as follows: Figures in NOK 1,000 2017 2016 Opening Balance - 1,131 - 1,672 Provision for losses for the year - 212 - 334 Confirmed losses for the year 424 181 Received on previously written - off receivables during the 0 - 13 period Reversal of previous provisions 238 677 Translation differences - 28 30 Closing Balance - 709 - 1,131 As at 31 December, the Group had the following accounts receivable fallen due but not paid Figures in NOK 1,000 T otal Not due Due 0 - 60 days Due 61 - 365 days Due date after more than 1 year 31.12.2017 1 1,432,873 1,274,624 158,242 7 0 31.12.2016 1 1,345,198 1,245,438 99,760 0 0 1. As at 31.12.2017, the Group had significant accounts receivable that had fallen due. Of this amount, NOK 127 million is related to accounts receivable from Vinmonopolet related to receivables which fell due during the Christmas period on 30 and 31 December 2017, and these were paid on the first banking day in 2018, i.e. 2 January 2018. In the same way, NOK 76 million was items receivable from Vinmonopolet at the end of 2016. Interest rate risk The Group is exposed to interest rate risk via financing activities (debt financing and financial leasing liabilities) and investments (bank deposits). At the end of 2017, the Group’s non - current liabilities were associated with credit facilities at SEB and financial leasing at Nordea Finans. Group policy is to hedge up to 50 per cent of the base interest rate on non - current loans. The Group assesses the policy on an ongoing basis, and as at 31.12.2017 all interest rates were variable. The margin on credit facilities at SEB is related to the ratio of net interest - bearing debt in relation to EBITDA, while the margin at Nordea Finance is fixed. Figures in NOK 1,000 Curr - ency Interest - rate profile Due date 2017 2016 Current interest - bearing debt Drawing on the Group's overdraft facility Liabilities related to financial leasing NOK V ariable NOK V ariable 2018 72,700 0 2018 17,371 16,498 The provision for bad debt on accounts receivable as at 31.12.2017 was TNOK 709 (2016: 1,131). Non - current interest - bearing debt Mortgage loans to financial institutions SEK Variable 2021 749,400 711,300 Losses on accounts receivable are classified as other operating expenses in the statement of income. Liabilities related to financial leasing NOK Variable 2018 166,395 182,987 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 66 /123 Corporate Governance

67 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Sensitivity analysis, interest 2017 Liquidity risk is the risk that the Group will not be in a position to service its financial liabilities as they fall Cash flows from operations, which are, for example, affected by changes in working capital, are managed operationally by the business areas. Via reporting, the finance department monitors liquidity flows in the short and long term. Interest - bearing debt is followed up and managed together with interest - bearing receivables at Group level. The following table presents an overview of the maturity structure for the Group’s financial liabilities, based on non - discounted contractual payments. In instances where the counterparty can demand earlier redemption, the sum is recorded in the earliest period in which the payment can be demanded by the counterparty. 2017 Remaining period 0 - 1 year 1 - 5 years More than 5 years Debt to financial institutions – mortgage loans 0 749,400 0 Debt to financial institutions – leasing* 17,371 166,395 0 Other provisions 0 320 0 Trade payables 603,884 0 0 Current liabilities** 1,125,747 0 0 Interest related to mortgage loans 11,241 33,723 0 Interest related to financial leasing debt 4,316 6,809 0 Total 1,762,559 956,647 0 2016 Remaining period Figures in NOK 1,000 Increase/reduction in basis points Effect on pre - tax profit 0 - 1 year 1 - 5 years More than 5 years Loans in NOK 50 - 4,666 Debt to financial institutions – mortgage loans 0 711,300 0 Loans in NOK - 50 4,666 Debt to financial institutions – leasing* 16,498 182,987 0 Liabilities at fair value 24,135 0 0 Liquidity risk Other provisions 0 627 0 due. The Arcus Group’s capital management is described in a separate section of this note. Trade payables Current liabilities** 628,347 1,109,643 0 0 0 0 The Group’s activities are subject to seasonal fluctuations, and alcohol sales normally increase in periods Interest related to mortgage loans 12,803 51,214 0 with national celebrations and public holidays, especially at Easter and Christmas. The fourth quarter is Interest related to financial leasing debt 5,713 2,528 0 normally the best quarter for the Group, which is also reflected in cash flows. Total 1,797,139 948,656 0 * Read more about the maturity profile of financial leases in Note 16 concerning Leasing agreements. ** Current liabilities include collected alcohol taxes. Currency risk The Group is exposed to currency risk as it has operations in several different countries. The Group’s currency exposure can mainly be divided into two areas: cash flow risk and translation risk. The principal objective is to limit the effect of exchange rate fluctuations on the Group’s cash flow in NOK. Changes in costs from suppliers in functional currency due to currency changes are continuously offset by changes in sales prices to customers and through renegotiation of purchase prices from suppliers. The most significant currencies are EUR, USD, SEK and DKK. The risk horizon, i.e., the time it takes to compensate for negative exchange rate fluctuations, is to a great extent controlled by price - adjustment opportunities in the state monopolies in the Nordic region. In Norway this takes place every four months and in Sweden every six months. As a general rule, currency is purchased in the spot market, but also to some extent in the forward market, in order to continuously offset net cash positions. All of the Group’s non - current borrowing is undertaken in SEK, as a natural hedging of cash flow in the form of dividends in SEK. For reporting purposes, receivables and debt, as well as monetary items in foreign currency, are translated at the closing rate in the companies’ functional currencies. The Group’s presentation currency is NOK. The Group is therefore further exposed to currency risk when translating foreign subsidiaries from their functional currency to the Group’s presentation currency. This translation risk is not hedged. As at 31.12.2017, the net translation difference associated with the majority’s equity was positive at NOK 300.8 million, corresponding to a positive change in 2017 of NOK 72.0 million (positive by NOK 228.8 million at the end of 2016). CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 67 /123 Corporate Governance

68 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA The table below shows the Group’s purchase of non - functional foreign exchange during 2017. Purchase of currency 2017 Figures in 1,000 (in the currency concerned) Spot F or w ard T otal Proportion hedged via forward contracts EUR 85,554 15,885 101,439 15.7% USD 10,092 390 10,482 3.7% AUD 1,048 230 1,278 18.0% GBP 2,215 80 2,295 3.5% DKK 70,000 0 70,000 0.0% SEK 40 0 40 0.0% Purchase of currency 2016 SEK 70 0 70 0.0% At the end of the year, the Group had the following forward contracts related to the distribution activities, which were booked at fair value with value changes through the profit or loss. The represents financial hedging and the Group does not use hedge accounting. 31.12.16 Forward contracts Figures in NOK 1,000 Currency Currency amount Value in NOK - at end of period F or w ard value in NOK Fair value in NOK Due date Purchase contracts Purchase contracts Purchase contracts EUR GBP USD 3,600 25 80 32,711 265 692 33,579 270 664 - 868 - 5 28 2017 2017 2017 T otal - 844 All forward contracts are recognised at fair value as of the close of the financial year. Sensitivity to exchange rate fluctuation: The following table shows the Group’s sensitivity to changes in the most important exchange rates, if all other variables remain constant. The effect on the Group’s profit before tax is calculated as changes in the fair value of monetary assets and liabilities as at 31.12.2017 in foreign currency (non - functional currency). This includes hedging derivatives recognised at fair value with value changes via profit or loss. The effect on other comprehensive income (OCI) is calculated as the effect of the translation differences associated with subsidiaries in foreign currency as at 31.12.2017. Figures in NOK 1,000 Change in exchange rate Effect on pre - tax profit Total effect on OCI before tax EUR 5% 1,416 1,461 EUR - 5% - 1,416 - 1,461 SEK 5% - 2,187 - 168 SEK - 5% 2,187 168 DKK 5% 4,378 41,317 DKK - 5% - 4,378 - 41,317 The Group’s exposure to other currencies is insignificant as at 31.12.2017. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Companies in the Group Note 2: Management of financial risk Note 3: Information on cash flows Note 4: Note 5: Revenues Segment information Figures in 1,000 (in the currency concerned) Spot F or w ard T otal Proportion hedged via forward contracts Note 6: Transactions with related parties EUR 89,114 23,450 112,564 20.8% Note 7: Other operating expenses USD 9,116 780 9,896 7.9% Note 8: Salaries and other personnel costs AUD 1,043 0 1,043 0.0% Note 9: Share - based payment GBP 830 195 1,025 19.0% Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements 31.12.17 Note 17: Other receivables Note 18: Inventories Forward contracts Currency Value in NOK - at end of F or w ard v alue Fair value Due Note 19: Cash and cash equivalents Figures in NOK 1,000 Currency amount period in NOK in NOK date Note 20: Share capital and shareholder information Purchase contracts EUR 2,000 19,702 18,783 919 2018 Note 21: Debt to financial institutions Purchase contracts USD 110 907 856 51 2018 Note 22: Liabilities at fair value through profit or loss Purchase contracts AUD 60 385 373 12 2018 Note 23: Other provisions for liabilities Purchase contracts GBP 20 222 211 11 2018 Note 24: Current liabilities Total 993 Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 68 /123 Corporate Governance

69 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Categorisation of financial assets and liabilities: Assets Figures in NOK 1,000 Financial instruments at fair value with value changes through profit or loss Loans and recei v ables Assets available for sale Total book value of financial assets, 31.12 Prepaid costs Total in the statement of financial position 31.12. Other investments in shares Other non - current receivables Trade receivables Other receivables Bank deposits 0 0 0 993 0 0 1,205 1,432,164 70,981 184,415 200 0 0 0 0 200 1,205 1,432,164 71,974 184,415 0 0 0 14,921 0 200 1,205 1,432,164 86,895 184,415 Total financial assets 31.12.2017 993 1,688,765 200 1,689,958 14,921 1,704,879 Other investments in shares Other non - current receivables Trade receivables Other receivables Bank deposits 0 0 0 0 0 0 1235 1,344,067 67,914 199,385 200 0 0 0 0 200 1,235 1,344,067 67,914 199,385 0 0 0 14,008 0 200 1,235 1,344,067 81,922 199,385 Total financial assets 31.12.2016 0 1,612,601 200 1,612,801 14,008 1,626,809 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 69 /123 Corporate Governance

70 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Liabilities Figures in NOK 1,000 Financial instruments at fair value with value changes through profit or loss Financial liability Total book value of financial liabilities 31.12. Provision for accrued expenses and statutory liabilities Total in the statement of financial position 31.12. Debt to financial institutions 0 999,289 999,289 0 999,289 Liabilities at fair value 0 0 0 0 0 Other non - current liabilities 0 0 0 0 0 Trade payables 0 603,884 603,884 0 603,884 Other current liabilities 0 14,916 14,916 182,826 197,742 Total financial liabilities 31.12.2017 0 1,618,089 1,618,089 182,826 1,800,915 Other current liabilities 844 7,793 8,637 188,697 197,334 Total financial liabilities 31.12.2016 24,979 1,538,893 1,563,872 188,697 1,752,569 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Companies in the Group Debt to financial institutions 0 902,753 902,753 0 902,753 Note 2: Management of financial risk Liabilities at fair value 24,135 0 24,135 0 24,135 Note 3: Information on cash flows Other non - current liabilities 0 0 0 0 0 Note 4: Revenues Trade payables 0 628,347 628,347 0 628,347 Note 5: Segment information Note 6: Transactions with related parties Note 7: Other operating expenses Note 8: Salaries and other personnel costs Note 9: Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 70 /123 Corporate Governance

71 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Fair value hierarchy The Group uses the following hierarchy to determine and report the fair value of financial instruments: Level 1: Listed (unadjusted) prices in active markets Level 2: Direct or indirect inputs other than listed prices included in Level 1, that are observable for the asset or the liability. Level 3: Techniques for calculation of fair value based on other than observable market data. As at 31 December 2017, the Arcus Group had the following financial liabilities at fair value in the statement of financial position: 31.12.17 Level 1 Level 2 Level 3 Book value as at 31.12. Currency derivatives 0 993 0 993 Total assets 0 993 0 993 Level 1 Level 2 Level 3 Book value as at 31.12. Liabilities at fair value Currency derivatives 0 0 0 0 0 0 0 0 Total liabilities 0 0 0 0 31.12.16 Level 1 Level 2 Level 3 Book value as at 31.12. Currency derivatives 0 0 0 0 Total assets 0 0 0 0 Level 1 Level 2 Level 3 Book value as at 31.12. Liabilities at fair value 0 0 24,135 24,135 Currency derivatives 0 844 0 844 Total liabilities 0 844 24,135 24,979 There have been no reclassifications between Level 1 and Level 2 during the period. Nor have there been any transfers out of Level 3 during the period. Reconciliation of liabilities (Level 3): Commitments classified at Level 3 are historically related to options for the purchase of non - controlling interests and a previous co - investment programme for senior executives. Further information on these commitments is presented in Note 22. Book value 31.12.2016 Used/ e x ercised 2017 P r o vision m a d e / i ssu e d 2017 V alue changes 2017 Recognised interest 2017 Book value 31.12.2017 Liabilities at fair value 24,135 - 10,483 0 - 13,673 21 0 Total 24,135 - 10,483 0 - 13,673 21 0 Book value 31.12.2015 Used/ e x ercised 2016 P r o vision m a d e / i ssu e d 2016 V alue changes 2016 Recognised interest 2016 Book value 31.12.2016 Liabilities at fair value 118,999 - 244,275 1,000 148,155 256 24,135 T otal 118,999 - 244,275 1,000 148,155 256 24,135 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 71 /123 Corporate Governance

72 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Capital management The Group’s overall objective is that the Group at all times has sufficient liquidity to fulfil its obligations in both the short and long term. At the same time, the aim is to minimise the Group’s surplus liquidity. The Group will work continuously to develop its financial independence, through close monitoring of income development and capital binding, and through continuous assessment of alternative sources of finance. Unutilised credit opportunities are described in Note 19. As far as possible, the Group wishes to have flexibility for its liquid assets in relation to day - to - day operations. The Group achieves this through a Group cash pool system with a drawing facility that as of 31.12.2017 is managed by Arcus ASA. When funds are needed for investment purposes, the Group relies on its own liquidity as far as possible. However, for larger investments external debt financing from a financial institution is also used. The Group works according to the objective that the net interest - bearing debt may not exceed 2.5 times EBITDA. There were no changes in the Group’s non - current debt financing during 2017. At the end of 2017, the agreement on a mortgage loan facility contains a loan term (covenant) concerning net interest - bearing debt as a ratio of adjusted EBITDA. The Group continuously monitors this clause and reports to the bank on a quarterly basis. As at 31.12.2017 the Group was well within the required ratio. On the introduction of IFRS 16 Leases as from 2019, the Group’s reported net interest - bearing debt and adjusted EBITDA will change significantly. The loan agreement with SEB specifies that the loan terms must be calculated according to today’s model, independently of the introduction of IFRS 16, so that the Group’s ability to fulfil the loan terms will not be affected by the introduction of IFRS 16. The Group also has financial leasing agreements for major investments in production equipment. NOK million 2017 2016 Net interest - bearing debt Non - current interest - bearing debt to credit institutions 909,218 886,255 Current interest - bearing debt to credit institutions 90,071 16,498 Capitalised front - end fees 6,577 8,032 Bank deposits and other cash and cash equivalents - 184,415 - 199,385 Net interest - bearing debt 821,451 711,400 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 72 /123 Corporate Governance

73 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA NOTE 3 INFORMATION ON CASH FLOWS The Group prepares the statement of cash flows according to an indirect method. Below is a specification of cash flow effects which are not presented elsewhere in the Notes. EFFECTS OF CASH FLOWS FROM OPERATIONS: Pension costs and other provisions without cash effect Pension costs without cash effect are the change in pension obligations in the statement of financial position adjusted for obligations from acquisition or sale, and the effects of booked estimate deviations booked to the total comprehensive income (OCI). Figures in NOK 1000 Note 2017 2016 Book pension obligations at the beginning of the year 10 - 34,092 - 35,902 Estimate deviations booked to the total comprehensive income 10 4,438 - 1,278 Book pension obligations at the end of the year 10 30,552 34,092 Pension costs without cash effect 898 - 3,088 Book other provisions for obligations at the beginning of the year Book other provisions for obligations at the end of the year 23 23 - 627 320 - 1,140 627 Costs from other provisions without cash effect - 307 - 513 Total pension costs and other provisions without cash effect 591 - 3,601 Value changes without cash effect Below is a specification of value changes included in the statement of income, but without cash effect. Figures in NOK 1000 Note 2017 2016 Value change in options for the purchase of non - controlling interests 11,22 147 28,180 Value change in previous co - investment programme for senior executives 11,22 - 13,821 119,979 Costs related to share - based remuneration without cash effect 9 9,415 731 Amortisation of front - end fees for interest - bearing debt 21 1,652 20,636 Value change, interest rate swaps 11 0 - 4,552 Value change, forward exchange contracts 11 - 1,837 0 Total value changes without cash effect - 4,444 164,974 Loss on sale of fixed assets and intangible fixed assets The accounting loss or profit on the sale of fixed assets and intangible fixed assets has no cash flow effect, which is thereby reversed from the operational activities in the indirect method. The sales proceeds related to these divestments is the Group’s cash flow effect under investment activities. Figures in NOK 1000 Note 2017 2016 Book value of sold fixed assets and intangible fixed assets 14,15 Sales proceeds from sold fixed assets and intangible fixed assets 0 30 9 1,060 Profit ( - ) / loss (+) on sale of fixed assets and intangible fixed assets - 30 - 1,051 Unrealised agio Urealised agio is related to translation differences for working capital items in foreign subsidiaries with a functional currency in other than the functional currency, and statement of income items linked to the currency translation of loans booked in other currencies than the functional currency. Figures in NOK 1000 Note 2017 2016 Translation differences for working capital items The effects on the result of the translation of loans booked in another currency than the functional currency 19,195 0 - 13,454 - 2,510 Total unrealised agio 19,195 - 15,964 Changes in working capital Changes in working capital are the change in working capital items in the statement of financial position, adjusted for working capital items from the acquisition or sale of companies during the period. Figures in NOK 1000 Note 2017 2016 Book value of inventories at the beginning of the year Addition of inventories on acquisition of companies during the year Book value of inventories at the end of the year 378,777 201 - 410,759 388,217 0 - 378,777 Change in inventories - 31,781 9,440 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 73 /123 Corporate Governance

74 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Figures in NOK 1000 Note 2017 2016 Book value of trade receivables at the beginning of the year Addition of trade receivables on acquisition of companies during the year Book value of trade receivables at the end of the year 1,344,067 44,158 - 1,432,164 1,003,328 0 - 1,344,067 Change in trade receivables - 43,939 - 340,739 Figures in NOK 1000 Note 2017 2016 Book value of trade payables at the beginning of the year Addition of trade payables on acquisition of companies during the year Book value of trade payables at the end of the year - 628,347 - 20,974 603,884 - 551,457 0 628,347 Change in trade payables - 45,437 76,890 Figures in NOK 1000 Note 2017 2016 Book value of other current receivables at the beginning of the year 17 78,996 90,520 Addition of other current receivables on acquisition of companies during the year 26 845 0 Book value of other current receivables at the end of the year 17 - 85,902 - 78,966 Change in other current receivables - 6,061 11,554 Book value of other current liabilities at the beginning of the year 24 - 1,108,674 - 1,086,737 Addition of other current liabilities on acquisition of companies 26 - 31,626 0 during the year Book value of other current liabilities at the end of the year 24 1,124,105 1,108,674 Change in other current liabilities - 16,195 21,937 Change in other current assets and other liabilities - 22,256 33,491 EFFECTS OF CASH FLOWS FROM INVESTMENT ACTIVITIES Payments on acquisition of other financial investments In 2017 the entire amount concerns a payment related to an increased ownership interest in an associated company. The Group had no equivalent payments in 2016. Figures in NOK 1000 Note 2017 2016 Increased ownership interest in an associated company (Tiffon SA) 13 - 454 0 Payments on acquisition of other financial investments - 454 0 EFFECTS IN CASH FLOWS FROM FINANCING ACTIVITIES Interest cost paid during the period The Group has quarterly interest payment dates, so that the Group’s recognised interest payable coincides with the interest paid during the year. The difference between recognised interest payable and interest paid is related to calculated interest costs relating to liabilities at fair value through profit and loss. In 2016 this also concerns the settlement of an interest rate swap, which entailed a difference in relation to recognised interest costs. Figures in NOK 1000 Note 2017 2016 Interest paid to credit institutions 11 Paid on settlement of interest rate swap - 31,454 0 - 70,158 - 12,873 Interest cost paid during the period - 31,454 - 83,031 Payment of dividend The difference in divided paid in 2016 and divided carried to equity in 2016 is related to how dividend to a minority for 2015 was not paid before January 2016. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 74 /123 Corporate Governance

75 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA NOTE 4 REVENUES Sales revenue is the primary income source for the Group and related segments. Spirits The primary revenue source in Spirits is the sale of spirits products, of which most of the sales revenue is from our proprietary products, of which the Group is also the owner of the brand. In addition, this segment also has sales revenue from a good number of agencies, of which the products may be proprietary or imported items that are ready for sale, but where the brand is owned by other external operators. The most important spirits categories are Aquavit, Bitters, Vodka and Cognac. In geographical terms, Norway, Denmark and Sweden are the most important markets, but the Group also has sales to Germany, the USA, Finland and DFTR (Duty Free Travel Retail), as well as other sales to other markets. Wine The primary income source for Wine is sales of wine products, where most of the sales revenue is from agency activities, whereby the Group imports items that are ready for sale. The Group also has considerable sales revenue from sales of own Wine brands, with wine being mixed and bottled in the Group’s own production facility. In geographical terms, the Group has sales revenue from Wine in Norway, Sweden and Finland, and to small extent from DFTR. Distribution The Group’s Distribution activities comprise its subsidiary, Vectura, whose primary revenue source is comprehensive logistics services for both internal and external suppliers. Comprehensive logistics services comprise everything from placing orders on behalf of a supplier, goods receipt, stock accounting, receiving orders from end - customers, order picking, goods distribution and invoicing of end - customers. At the same time as Vectura invoices the end - customer, Vectura buys the goods from the supplier. Vectura also invoices special taxes (alcohol duties) to the end - customer, on behalf of the Norwegian tax authorities. Vectura recognises all of its income on a net basis after deduction of special taxes, cost of sales and stock handling costs, based on an overall assessment that Vectura’s income source is related to the delivery of comprehensive logistics services and that the risk on the flow of goods is the supplier’s responsibility. Below is a specification of Vectura’s net sales income: Figures in NOK 1000 2017 2016 Invoiced revenues Invoiced special taxes Cost of sales 6,401,693 - 3,802,820 - 2,357,867 6,169,328 - 3,682,014 - 2,227,097 Net external sales revenues, Distribution 241,006 260,217 Other operating revenues Other operating revenues primarily comprise revenues other than the primary source of income. For the Spirits segment this consists mainly of contract bottling, and for the Wine segment glass sales, while for the Distribution segment this consists mainly of other activity - based income, including pallet location hire, export handling, destruction of dead stock and quarter pallet production. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 75 /123 Corporate Governance

76 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA The following tables present the Group’s total external revenues: 2017 2016 Sales revenue by market - Group: Sales revenue Other operating revenues T otal Sales revenue Other operating revenues T otal Norway 996,050 24,568 1,020,618 993,760 20,990 1,014,750 Sweden 1,006,576 12,944 1,019,520 1,028,103 11,682 1,039,785 Finland 221,385 4,610 225,995 207,728 0 207,728 Denmark 146,109 0 146,109 133,108 0 133,108 Germany 59,940 1,504 61,444 58,940 0 58,940 USA 3,238 580 3,818 5,727 0 5,727 DFTR 94,870 0 95,537 92,954 0 92,954 Other international 1,958 728 2,019 1,506 27,899 29,405 Total operating revenues 2,530,126 44,934 2,575,060 2,521,826 60,571 2,582,397 The following tables present the segments’ total external and internal revenues: 2017 2016 Revenue by market - Spirits: Sales revenues Other operating revenues T otal Sales revenue Other operating revenues T otal Norway 301,579 141,306 442,885 308,463 122,955 431,418 Sweden 126,469 5,455 131,924 116,543 1,942 118,485 Finland 32,711 289 33,000 35,267 0 35,267 Denmark 146,109 0 146,109 133,108 0 133,108 Germany 59,940 1,504 61,444 58,940 0 58,940 USA 3,238 580 3,818 5,727 0 5,727 DFTR 91,417 0 92,084 91,554 0 91,554 Other international 1,958 728 2,019 1,505 27,879 29,384 Total operating revenues 763,421 149,862 913,283 751,107 152,776 903,883 2017 2016 Revenue by market - Wine: Sales revenue Other operating revenues T otal Sales revenue Other operating revenues T otal Nor w ay S w eden Finland DFTR 448,477 882,085 188,674 3,453 360 13,509 4,321 0 448,837 895,594 192,995 3,453 453,255 911,560 172,461 1,400 0 13,697 0 0 453,255 925,257 172,461 1,400 Total operating revenues 1,522,689 18,190 1,540,879 1,538,676 13,697 1,552,373 2017 2016 Revenue by market - Distribution: Sales revenue Other operating revenues T otal Sales revenue Other operating revenues T otal Norway 251,332 33,071 284,403 232,043 30,881 262,924 Total operating revenues 251,332 33,071 284,403 232,043 30,881 262,924 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 76 /123 Corporate Governance

77 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Significant customer relationships The Group has significant customer relationships with Vinmonopolet in Norway and Systembolaget in Sweden, which each represent more than 10 per cent of the Group’s total operating revenues. Total operating revenue from Vinmonopolet was approximately NOK 689 million in 2017, of which NOK 286 million in Spirits and NOK 403 million in Wine. In 2016 the corresponding total was approximately NOK 693 million, of which NOK 288 million in Spirits and NOK 405 million in Wine. Total operating revenue from Systembolaget was approximately NOK 905 million in 2017, of which NOK 116 million in Spirits and NOK 789 million in Wine. In 2016 the corresponding total was approximately NOK 947 million, of which NOK 108 million in Spirits and NOK 839 million in Wine. NOTE 5 SEGMENT INFORMATION 2017 Figures in NOK 1,000 Spirits Wine Distribution Other Eliminations/ reclassifications Group Sales revenues – external 767,591 1,521,529 241,006 0 0 2,530,126 Sales revenues between the segments - 4,170 1,160 10,326 0 - 7,316 0 Other operating revenues – external 6,669 15,072 22,741 452 0 44,934 Other operating revenues between the segments 143,193 3,118 10,330 173,730 - 330,371 0 Total operating revenues 913,283 1,540,879 284,403 174,182 - 337,687 2,575,060 Net profit on sale of fixed assets 30 0 0 0 0 30 Cost of sales - 404,928 - 1,154,411 0 0 150,814 - 1,408,524 Salaries and other personnel costs - 122,269 - 100,122 - 134,419 - 60,602 0 - 417,412 Other operating expenses - 206,650 - 94,678 - 135,852 - 141,392 186,873 - 391,699 Share of profit from TS and FKV 3,286 0 0 0 0 3,286 EBITDA, adjusted 182,753 191,668 14,132 - 27,812 0 360,741 Other income and expenses - 7,142 - 5,166 - 647 - 212 0 - 13,167 Depreciation and amortisation - 24,117 - 1,794 - 12,825 - 7,666 - 5,180 - 51,581 Write - downs 1 0 0 0 0 - 22,700 - 22,700 Operating profit 151,494 184,709 660 - 35,690 - 27,880 273,293 Net financial profit/loss 2,988 - 18,103 480 - 1,577 1,669 - 14,543 PRE - TAX PROFIT 154,482 166,606 1,140 - 37,267 - 26,211 258,750 1 Impairment of goodwill in 2017 relates to added value on the acquisition of Excellars AS. This added value is booked at Group level, see also Note 15. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 77 /123 Corporate Governance

78 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA The Group does not present the segments’ assets or liabilities as this is not part of the Group’s internal reporting either. For information regarding pricing associated with sales between the segments, see Note 6. Note 6: Transactions with related parties Note 7: Other operating expenses CONSOLIDATED FINANCIAL 2016 STATEMENTS WITH NOTES Figures in NOK 1,000 Statement of income 01.01. - 31.12. Sales revenues – external 746,230 Statement of other comprehensive income Sales revenues between the segments 01.01. - 31.12. Other operating revenues – external 28,045 Statement of financial position as at 31 December Other operating revenues between the segments 124,731 Statement of cash flows 01.01. - 31.12. Total operating revenues 903,883 Statement of changes in equity Brief history of the Group Net profit on sale of fixed assets Accounting policies Cost of sales - 427,031 Notes Salaries and other personnel costs - 117,244 Note 1: Companies in the Group Other operating expenses - 202,954 Note 2: Management of financial risk Share of profit from TS and FKV Note 3: Information on cash flows EBITDA, adjusted 162,587 Note 4: Revenues Note 5: Segment information Other income and expenses Depreciation and amortisation - 23,906 Note 8: Salaries and other personnel costs Write - downs Note 9: Share - based payment Operating profit 134,765 Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Net financial profit/loss Note 12: Tax Note 13: Investments in associated companies and PRE - TAX PROFIT 125,679 jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 78 /123 Corporate Governance

79 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA NOTE 6 TRANSACTIONS WITH RELATED PARTIES In addition to subsidiaries and associated companies, the Group’s related parties are defined as the owners, all members of the Board of Directors and Group executive management, as well as companies in which any of these parties have either controlling interests, Board appointments or managerial positions. The Group’s transactions with related parties: Purchase of goods and services: Figures in NOK 1,000 Relationship Deli v ery 2017 2016 Hoff SA Shareholder Raw materials 22,386 22,469 Tiffon SA Associated company (34.75%) Raw materials and consumables 52,746 56,051 Det Danske Spiritus Kompagni A/S 1 Jointly controlled entity (50%) Leased offices, licences 0 3,314 Gjelleråsen Eiendom AS Owned by shareholder (Canica AS) Rent 79,150 77,605 Thomas Patay General manager of Vingruppen AS Minority shareholder in Vinordia AS, Symposium Wines AS and Vinuniq AS 2,741 0 Total purchase of goods and services 157,023 159,439 Sales of goods and services: Figures in NOK 1,000 Relationship Delivery 2017 2016 Tiffon SA Det Danske Spiritus Kompagni A/S 1 Associated company (34.75%) Market support Jointly controlled entity (50%) Sales of finished goods 3,714 0 3,393 132,184 Total sales of goods and services 3,714 135,577 Receivables from related parties as at 31.12.: Figures in NOK 1,000 Relationship Nature of receivable 2017 2016 Tiffon SA Det Danske Spiritus Kompagni A/S 1 Associated company (34.75%) Current receivables Jointly controlled entity (50%) Current receivables 170 0 0 21,061 Total receivables from related parties as at 31.12. : 170 21,061 Liabilities to related parties as at 31.12.: Figures in NOK 1,000 Relationship Nature of liability 2017 2016 Hoff SA Tiffon SA Det Danske Spiritus Kompagni A/S 1 Shareholder Current liabilities Associated company (34.75%) Current liabilities Jointly controlled entity (50%) Current liabilities 1,147 10,821 0 549 11,082 113 Total liabilities to related parties as at 31.12.: 11,968 11,744 All transactions with related parties are on market terms. 1 Det Danske Spiritus Kompagni A/S was a jointly - controlled company up to January 2017, when the Group acquired the remaining 50 per cent ownership interest. For further information, see Note 26. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 79 /123 Corporate Governance

80 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Transactions between Group companies: Agreements have been made between the companies in the Group on the cost distribution for internal services and joint procurement. This applies mainly to rent, maintenance and property service functions, as well as shared functions such as finance, IT, payroll, etc. The services are recognised in the various companies’ accounts as other operating revenues and other operating expenses, respectively. All buying and selling of goods and services between the companies takes place on market terms and is eliminated in the consolidated financial statements. NOTE 7 OTHER OPERATING EXPENSES Figures in NOK 1,000 2017 2016 Sales and advertising costs - 122,678 - 121,688 Logistics costs - 56,331 - 56,071 Rent - 86,706 - 82,851 Maintenance costs - 37,094 - 34,251 Other costs associated with premises - 27,950 - 22,904 Travel expenses - 16,991 - 18,814 Consultants and external outsourcing of services - 39,543 - 73,820 Other costs - 12,650 - 20,938 Total other operating expenses - 399,944 - 431,337 Of which effects which are included in Other income and expenses in the financial statements 8,245 38,821 Total other operating expenses as presented in the statement of income - 391,699 - 392,516 Other income and expenses Other income and expenses comprises significant positive and negative non - recurring items and restructuring costs. The main purpose of this item is to show these significant non - recurring and non - periodic items, so that the development and comparability of the ordinary items presented in the statement of income are more relevant for the activities. See also the section concerning alternative performance measurement (APM). Figures in NOK 1,000 2017 2016 Personnel policy and other organisational measures 1 - 4,922 - 1,029 Expenses related to the IPO 2 0 - 41,474 Other transaction expenses - 502 0 Other non - recurring items 3 - 7,743 - 2,371 Total other income and expenses - 13,167 - 44,874 1 Personnel policy and other organisational measures: Costs related to organisational and staffing adjustments in order to meet the restructuring need with new work processes and improved profitability, as well as costs related to a temporary incentive programme with matching shares to selected key employees in conjunction with the IPO in 2016. This programme expires in Q1 2019, and further information about the programme is presented in Note 9. 2 Expenses related to the IPO: Expenses concerning the process prior to the listing of Arcus ASA on 1 December 2016. This is to a great extent related to fees for advisers and banks, but also a number of other expenses in direct relation to this process. 3 Other non - recurring items: Other non - recurring items consist of both positive and negative items. In 2017, this mainly concerns costs related to a dispute with the Swedish customs authorities and a customer concerning a contract - bottling delivery. These costs primarily comprise Swedish customs and VAT charges levied on the Group in conjunction with the delivery, and related legal fees. In 2016 this mainly consists of the profit on the sale of the last holiday cabin held by the Group, costs related to the completion of relocating the production of Danish brands from Aalborg to Gjelleråsen, and settlement related to a volume undertaking to a former logistics partner in Denmark on the replacement of the logistics partner in 2016. Auditors’ remuneration The auditors’ fees are specified below. The fees cover the Group auditor, EY, as well as other auditors of Group subsidiaries. Figures in NOK 1,000 2017 2016 Statutory audit 3,100 2,336 Other financial auditing 171 215 Other certification services 69 774 Tax consultancy services 170 239 Other non - audit services 42 226 Total remuneration to the auditors 3,552 3,790 All amounts are exclusive of VAT. Total audit fees for the Group include fees to auditors other than the Group auditor of TNOK 1,243 for 2017 and TNOK 1,118 for 2016. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 80 /123 Corporate Governance

81 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA NOTE 8 SALARIES AND OTHER PERSONNEL COSTS Salaries including holiday pay - 280,838 - 266,685 Social security costs - 58,434 - 63,732 Pension costs including social security costs - 32,406 - 28,397 Other personnel costs - 50,656 - 40,691 Total salaries and other personnel costs - 422,334 - 399,505 Of which non - recurring items and restructuring costs, which are included under Other income and expenses in the statement of income (see Note 7) 4,922 6,960 Total other operating costs, as presented in the statement of income line under salary costs - 417,412 - 392,545 Average number of FTEs employed during the year 420 411 Remuneration to senior executives The terms and conditions for the Group CEO are set by the Board of Directors, which also makes decisions in principle concerning the Group’s terms and conditions policy and compensation schemes for other employees. The Board has a remuneration committee which prepares remuneration proposals for decision by the Board. The committee comprises two members of the Board elected by the shareholders. The administration handles cases for the remuneration committee and the Board. In 2017, the Group Management was covered by the Group’s annual bonus system, a temporary share programme (matching shares) that was established in conjunction with the IPO in 2016, as well as a newly - established option programme adopted at the Annual General Meeting in May 2017. The Group CEO has an ordinary bonus agreement which, under certain conditions, will release payment of up to five months’ salary, while other members of the Group Management can receive up to four months’ salary. The Group CEO and other members of the Norwegian Group Management have an ordinary occupational pension with Storebrand, which entails 5 per cent pension contributions for salaries of 0 to 7.1G and 11 per cent for salaries from 7.1 to 12G. The Swedish member of the Group Management has a defined contribution pension scheme for which the contribution rates vary with the salary by up to 34 per cent. The Group CEO also has a supplementary pension agreement that gives pension earnings of 15 per cent of salaries above 12G. This pension entitlement is capitalised annually in the consolidated statement of financial position and the return is based on the return from the Storebrand Balansert pension fund. Salaries and other remuneration to the Group Management in 2017: 1. Lorna Stangeland resigned on 31 March 2017 and the benefits stated represent three months’ employment. Lorna joined the Board of Directors of Vectura AS after her resignation. 2. Christian Granlund was appointed on 12 June 2017 and the benefits stated represent 6.5 months’ employment. 3. Claes Lindquist is reducing his activities and will leave his position on 31.03.2018. Claes will join the Board of Directors of the subsidiary Vingruppen I Norden AB after his resignation. Salaries and other remuneration to the Group Management in 2016: Figures in 1000 Local currency Currency Salary Bonus earned in 2016 Benefits in kind P ension costs 2 Kenneth Hamnes Rune Midtgaard 1 Sigmund Toth Erlend Stefansson Erik Bern Bjørn Delbæk 3 Per Bjørkum Thomas Patay 4 Lorna Stangeland Claes Lindquist NOK NOK NOK NOK NOK NOK NOK NOK NOK SEK 2,444 1,820 550 1,981 1,743 249 1,437 2,264 1,700 2,141 1,100 446 614 669 585 511 485 455 617 956 220 150 2 147 217 25 135 192 194 69 308 69 28 83 83 14 83 83 83 983 1. Rune Midtgaard was CFO up to 1 September 2016, but was a member of the Group Management until he resigned on 31.10.2016. Benefits paid equivalent to ten months’ employment. 2. Sigmund Toth took over as CFO as from 1 September 2016. The benefits paid represent the four months in which he was a member of the Group Management. 3. Bjørn Delbæk was employed on a permanent basis as from 1.11.2016, and the benefits paid represent two months’ employment. During the period from 1.1.2016 to 31.10.2016, Bjørn was a contractor and invoiced his services from his own company. 4. TNOK 151 of the salary paid is related to payment of services earned in previous years. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Figures in 1000 Figures in NOK 1,000 2017 2016 Local currency Statement of other comprehensive income Bonus earned Currency Salary in 2017 Benefits in kind Pension costs 01.01. - 31.12. Kenneth Hamnes NOK 3,031 286 227 386 Statement of financial position as at 31 December Sigmund Toth NOK 1,728 147 146 84 Statement of cash flows 01.01. - 31.12. Erlend Stefansson NOK 2,033 139 179 84 Statement of changes in equity Erik Bern NOK 1,780 132 190 84 Brief history of the Group Bjørn Delbæk NOK 1,572 103 191 84 Accounting policies Per Bjørkum NOK 1,523 107 137 84 Notes Thomas Patay NOK 2,288 144 195 84 Note 1: Companies in the Group Lorna Stangeland 1 NOK 900 0 50 21 Note 2: Management of financial risk Christian Granlund 2 NOK 870 290 90 45 Note 3: Information on cash flows Note 4: Revenues Claes Lindquist 3 SEK 2,193 1,031 102 862 Note 5: Note 6: Note 7: Note 8: Note 9: Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 81 /123 Corporate Governance

82 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA If the CEO gives notice of termination, he is subject to six months’ notice of termination. If notice of termination is given by the Group, the Group CEO will be entitled to 12 months’ severance pay, and during this period will not be able to take employment in competing companies. Concerning the other Group Management members, Sigmund Toth, Erlend Stefansson, Erik Bern, Thomas Patay and Christian Granlund are subject to six months’ notice of termination, while Per Bjørkum and Bjørn Delbæk are subject to three months’ notice of termination. Claes Lindquist had nine months’ notice of termination on his own resignation, and will work until the end of Q1 2018. Concerning the other Group Management members, Erik Bern, Thomas Patay and Claes Lindquist are subject to a 12 - month non - competition clause, while Sigmund Toth, Bjørn Delbæk, Per Bjørkum and Erlend Stefansson are subject to a six - month non - competition clause. They all have an agreement concerning severance pay during the period to which the non - competition clause applies. No loans or surety are provided for the Group CEO, other Group Management or members of the Board of Directors. The Group Management’s holdings of ordinary shares in Arcus ASA are stated in Note 20. Concerning the declaration of the Board of Directors regarding the fixing of salaries and other remuneration to executive personnel. Pursuant to Section 6 - 16a of the Norwegian Public Limited Liability Companies Act, the Board of Directors will prepare a separate declaration on the fixing of salaries and other remuneration to executive personnel. Furthermore, under section 5 - 6 (3) of the Norwegian Public Limited Liability Companies Act, an advisory vote must be held at the general meeting on the Board of Directors’ guidelines for fixing remuneration to executive personnel for the coming financial year (see (ii) below). In so far as the guidelines concern share - based incentive arrangements, these shall also be approved by the general meeting (see (iii)). (i) Salaries and other remuneration to executive personnel Salaries and other remuneration to executive personnel for the preceding financial year are presented in Notes 8, 9 and 10 of the annual financial statements for Arcus ASA. (ii) Guidelines for the fixing of salaries and other remuneration to executive personnel With regard to guidelines for fixing salaries and other remuneration to executive personnel in the coming financial year, the Board of Directors will present the following guidelines to the General Meeting in 2018 for an advisory vote: The purpose of Arcus’ terms and conditions policy is to attract personnel with the competence that the Group requires, to further develop and retain employees with key expertise, and to promote a long - term perspective and continuous improvement with a view to achieving Arcus’ business goals. As an overall principle, Arcus’ policy must be competitive but not market - leading in terms of the total compensation package. The total compensation may consist of the following elements: (a) Fixed elements – Basic salary, pension, etc. Arcus uses internationally recognised job assessment systems to find the ”right” level for the job and the fixed salary. Jobs are assessed in relation to their local market (country) and a pay range in relation to the median. The employee’s area of responsibility, results and performance determine where he or she is placed on the salary scale. Arcus has a defined - contribution occupational pension plan in Norway. The contribution rate is 5 per cent for salaries up to 7.1G and 11 per cent for salaries between 7.1G and 12G (as from 1.5.2017 1G is NOK 93,634). The CEO is the only employee who currently has an occupational pension for salaries above 12G and the contribution rate is 15 per cent. There are no arrangements or agreements regarding early retirement age for Group Management other than the AFP arrangement and the national insurance scheme, which allow all employ - ees a flexible retirement age starting at the age of 62. All employees in Norway are subject to a statutory age limit of 72, but the age limit in the Group is contractually set at 70, which also applies to the Group Management. The CEO of Vectura AS has the same pension scheme as the Group Management. The CEO of Vingruppen i Norden AB adheres to the Swedish regulations. The pension scheme in Sweden has different rules and higher contribution rates than in Norway. In addition to the above, the Group provides benefits such as a company car and company telephone and other limited benefits in kind. (b) Variable elements – annual bonus Arcus has an annual bonus system. The bonus system for the Group Management has consisted of a financial component (70 per cent) tied to a performance - related target for the Group, and an individual component (30 per cent) tied to concrete and defined KPIs for the individual. For all other executive positions, the financial element is 50 per cent related to the target for the Group or company, and the individual element is 50 per cent. All bonuses are self - financed. The maximum possible bonus for Group Management members is 30 per cent of their annual salary (four monthly salaries), although the CEO may receive a maximum annual bonus of five monthly salaries. In addition to the Group Management, approximately 70 managers and key staff participate in a bonus programme, but the criteria vary. These staff members may receive a bonus of between one and three monthly salaries. The bonus programme for 2018 will consist of the same components, and its primary target will be the Group’s and/or the company’s earnings (financial element of 70 per cent). Individual bonuses (personal targets) with a maximum percentage of 30 per cent for Group Management are also a key element of the programme. Executives of Vectura AS adhere to the same guidelines as the Group Management, but based on the company’s EBIT. Executives of Vingruppen i Norden AB currently adhere to a staggered bonus model, based on the company’s EBIT, with maximum five monthly salaries. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 82 /123 Corporate Governance

83 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA (iii) Share - based incentive programmes In conjunction with the IPO in 2016, the Group Management and an additional 33 managers/key staff were offered investment in shares in exchange for ”matching shares” on conditions specified in the prospectus. In total, 29 people in addition to the Group Management subscribed to the offer. The matching programme will be concluded after the presentation of the result for Q4/2018 in 2019. The Annual General Meeting in 2017 approved an option - based long - term incentive scheme for the Group Management, as well as the CEO of Vectura and the CEO of Vingruppen i Norden, and for additional managers and key persons. The primary objective of the programme is to provide executive personnel with incentives to generate long - term and continuous success and value creation for shareholders. Reference is made to the report described in Annex 4 to the notice convening the Annual General Meeting. Arcus ASA has key persons in several wine companies in which it has invested as a minority owner, and this mainly concerns the general manager. This model has been a success for Group and created profitable new business, with well - motivated managers. It is appropriate to continue to allow the general manager of a wine company, based on an individual assessment, to be a minority owner, with an ownership interest limited to 9.9 per cent. Such a model is intended to encourage an entrepreneurship culture, sound business acumen and internal competition between companies which, in turn, can increase the profitability of the company and of the employee. Financing must primarily take place as the employee’s contribution of equity. On starting up a new company, greater flexibility (up to 30 per cent ownership interest) must be accepted in terms of how much the employee should/may invest, based on an individual and commercial assessment. (iv) Executive salary policy in previous financial years The guidelines for salaries and other remuneration to executive personnel described in item (ii) also served as guidelines for fixing executive salaries and other remuneration in 2017. Full individual bonus was paid for 2016, while for 2017, 26 per cent of the maximum bonus will be paid. (v) Changes in contractual agreements Managing Director of Vectura AS Lorna Stangeland stepped down on 30 March 2017 and was replaced by Christian Granlund, who took over on 12 June 2017. Lorna Stangeland became an external member of the Board of Directors of Vectura AS as from 1 April 2017. CEO Claes Lindquist of Vingruppen i Norden AB resigned with effect from 1 April 2018 in order to retire, and was replaced by Svante Selling, who took up the position on 1 February 2018. Claes Lindquist continues as an external member of the Board of Directors of Vingruppen i Norden AB as from 1 April 2018, and after his resignation as of 31 March 2018 will work on a consultant basis, so far for the rest of the year. The remuneration of the Board of Directors is as follows, as from 3.5.2017 Chairman of the Board of Directors Board members elected by the shareholders Board members elected by the employees Deputy member elected by the employees NOK 500,000 p.a. NOK 225,000 p.a. NOK 150,000 p.a. NOK 7,500 per meeting Audit Committee Chair of the committee Member NOK 85,000 p.a. NOK 40,000 p.a. Remuneration Committee Chair of the committee Member NOK 40,000 p.a. NOK 25,000 p.a. Remuneration to the members of the Board of Directors in 2017: Figures in NOK 1000 Board fees including committee work Number of shares 31.12.2017 Board members elected by the shareholders Michael Holm Johansen Chairman of the Board 480 150,000 Mikael Norlander Resigning Board member in 2017 177 0 Hanne Refsholt 222 0 Leena Maria Saarinen 227 1,860 Trond Berger 301 17,441 Eilif Due 1 275 3,299,325 Isabelle Ducellier Resigning Board member in 2017 0 0 Stein Erik Hagen 2 Newly - elected Board member in 2017 150 22,670,000 Ann - Beth Freuchen Newly - elected Board member in 2017 150 0 Board members elected by the employees Erik Hagen Ingrid E. Skistad 3 Kjell Arne Greni See the Table below See the Table below See the Table below 566 1,368 0 1. Eilif Due owns 2,325 shares on a personal basis. Other declared shareholdings relate to the shareholder Hoff SA, of which he is Chairman of the Board. 2. Stein Erik Hagen does not own shares on a personal basis. Declared shareholdings relate to the shareholder Canica AS, which is controlled by Stein Erik Hagen and his associate, and of which he is a member of the Board. 3. Ingrid E. Skistad owns 322 shares personally. Other shareholding is owned through Ibrygging Invest AS, where she is Chairman of the Board. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 83 /123 Corporate Governance

84 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA 1. Kjell Arne Greni has a 40 per cent position Remuneration to the members of the Board of Directors in 2016: Figures in NOK 1000 Board fees including committee work Number of shares, 31.12.2016 Board members elected by the shareholders Newly - elected Board member in 2016 Michael Holm Johansen Mikael Norlander 1 Hanne Refsholt Newly - elected Board member in 2016 637 146,512 0 16,077,244 218 0 Isabelle Ducellier Leif Johansson Daniel Repfennig Marius Juul Møller Newly - elected Board member in 2016 Resigning Board member in 2016 Resigning Board member in 2016 Resigning Board member in 2016 100 0 0 0 1,860 0 0 0 Board members elected by the employees Erik Hagen See the Table below 244 3. Shareholding is owned through Ibrygging Invest AS, where Ingrid E. Skistad is Chariman of the Board. 1. Ingrid Skistad was elected to the Board as from 1.11.2016. The amounts paid represent two months as from her election to the Board. 2. Kjell Arne Greni has a 40 per cent position NOTE 9 SHARE - BASED REMUNERATION Share - based incentive schemes The Group has two share - based incentive schemes for senior executives, which are related to the value growth of the Group. The Group also has a share savings programme in which all employees can participate. adopted, in which 37 employees, including the Group Management, were awarded matching shares . These matching shares are granted to recipients in 2019 after the publication of the quarterly report for Q 4 2018 , if the person in question is still employed at this time . For the Group Management, matching shares were granted whereby for each share they acquired in addition to their reinvestment obligations related to the settlement of the completed programme with synthetic shares and options, they also received one matching share. The members of the Group Management, who did not already hold synthetic shares or options were entitled to receive either one matching share for each share they purchased in total, or one matching share for every two shares they purchased in total. Other key persons were invited to purchase shares for up to a given amount, with the right to receive one matching share for every two shares they purchased. Of the 33 key persons who received this offer, 29 made use of it. In 2017, two persons who were covered by this programme resigned, so at the end of 2017 there were 27 key persons in this programme. If the listed share price on the redemption date exceeds two times the listed price on the allocation date, the number of matching shares will be reduced, so that the total value of the matching shares allocated does not exceed two times the value on the allocation date. CONSOLIDATED FINANCIAL Fixed Board fees including Benefits P ension Fixed Board fees including Benefits P ension STATEMENTS WITH NOTES Figures in NOK 1000 salary committee work in kind costs Figures in NOK 1000 salary committee work in kind costs Statement of income 01.01. - 31.12. Board members elected by the employees Board members elected by the employees Statement of other comprehensive income Erik Hagen 495 157 6 25 Erik Hagen 484 103 6 24 01.01. - 31.12. Ingrid E. Skistad 617 150 4 31 Ingrid E. Skistad 1 97 25 0 5 Statement of financial position as at 31 December Kjell Arne Greni 1 185 155 6 9 Kjell Arne Greni 2 174 83 7 9 Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Note 7: Other operating expenses Leena Maria Saarinen Newly - elected Board member in 2016 187 1,860 Matching shares for senior executives and other key persons. Note 8: Salaries and other personnel costs Trond Berger Newly - elected Board member in 2016 34 17,441 Before the Board of Directors in 2017 adopted a new long - term incentive scheme for senior executives, Note 9: Share - based payment Eilif Due 2 140 3,299,325 in conjunction with the IPO in 2016 a temporary two - year incentive scheme (interim retention plan) was Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 18: Inventories Note 16: Leasing agreements Ingrid E. Skistad 3 Newly - elected Board member in 2016 See the Table below 1,046 Note 17: Other receivables Kjell Arne Greni See the Table below 0 Note 19: Cash and cash equivalents 1. Mikael Norlander represented the main shareholder, Ratos AB. The declared number of shares related to him also includes Ratos AB’s Note 20: Share capital and shareholder information shareholding. 2. Eilif Due owns 2,325 shares on a personal basis. Other declared shareholdings related to the shareholder Hoff SA, of which he is Note 21: Debt to financial institutions Chairman of the Board. Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 84 /123 Corporate Governance

85 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Below, the number of matching shares as at 31.12.2017 is presented, of which the fair value is based on Arcus’ share price as at 31.12.2017 (NOK 46.50). Allocated matching shares at the beginning of the year Allocated matching shares during the year Terminated matching shares during the year 380,759 0 - 49,941 0 380,759 0 Allocated matching shares at the end of the year 330,818 380,759 Effects of matching shares in the accounts: Figures in NOK 1,000 2017 2016 Earning of matching shares Termination of matching shares Change in provision for employer taxes 6,323 - 80 1,252 606 0 125 Total costs related to matching shares 7,495 731 Liabilities 1 1,378 125 1. Solely include employer taxes CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Allocation Number of matching shares Number of matching Number of matching Fair value Redemption Statement of other comprehensive income 01.01. - 31.12. Figures in NOK 1000 Kenneth Hamnes date 01.12.16 at the time of allocation 42,100 shares 31.12.2016 42,100 shares 31.12.2017 42,100 31.12.2017 1,958 date 28.02.19 Statement of financial position as at 31 December Sigmund Toth 01.12.16 19,767 19,767 19,767 919 28.02.19 Statement of cash flows 01.01. - 31.12. Erlend Stefansson 01.12.16 27,062 27,062 27,062 1,258 28.02.19 Statement of changes in equity Erik Bern 01.12.16 9,956 9,956 9,956 463 28.02.19 Brief history of the Group Bjørn Delbæk 01.12.16 8,692 8,692 8,692 404 28.02.19 Accounting policies Per Bjørkum 01.12.16 8,256 8,256 8,256 384 28.02.19 Notes Thomas Patay 01.12.16 68,785 68,785 68,785 3,199 28.02.19 Note 1: Companies in the Group Claes Lindquist 01.12.16 46,726 46,726 27,670 1,287 28.02.19 Note 2: Management of financial risk Total, Group Management 231,344 231,344 212,288 9,871 Note 3: Information on cash flows Other managerial employees 01.12.16 149,415 149,415 118,530 5,512 28.02.19 Note 4: Revenues Total number of matching shares 380,759 380,759 330,818 15,383 Note 5: Segment information Note 6: Transactions with related parties Note 7: Other operating expenses Overview of the development in the number of allocated matching shares: Note 8: Salaries and other personnel costs Note 9: Share - based payment Number of matching shares 2017 2016 Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 85 /123 Corporate Governance

86 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Option programme for senior executives At the Annual General Meeting in May 2017, a new option programme for senior executives in the Group was adopted, with annual allocation of new options. The options’ vesting period will be three years from the allocation date, where the participants have two years to redeem the options after the vesting period. A condition for redemption of an option is that the executive is still employed after the vesting period, and that the Group’s KPI objectives, as determined by the Board of Directors, have been achieved in the same period. The number of options allocated annually will vary, and will correspond to the individual executive’s po - tential maximum bonus that can be achieved in relation to the listed price on the allocation date. The options’ strike price is calculated as the volume - adjusted listed price for the last ten days prior to the allocation date, with the addition of 10 per cent. The options are valued using the Black - Scholes model, for which the most important assumptions on the valuation date will be the spot rate on the valuation date, the estimated time during the redemption period in which the Group assumes that the holders will redeem the option, the dividend in the period, and the share’s assumed volatility. The option’s maximum redemption price is limited to three times the spot rate at the time of allocation. There are no dividend rights related to the options during the period prior to redemption. Below the Group Management’s options holdings are listed. Allocation date 2017 Vesting period 04.05.2017 - 04.05.2020 Redemption period 04.05.2020 - 04.05.2022 Strike price NOK 51.53 Number of options 2017 2016 Kenneth Hamnes 199,426 0 Sigmund Toth 90,773 0 Erlend Stefansson 110,628 0 Erik Bern 96,546 0 Bjørn Delbæk 84,508 0 Per Bjørkum 82,524 0 Thomas Patay 115,034 0 Christian Granlund 95,724 0 Claes Lindquist 40,584 0 Total, Group Management 915,747 0 Other managerial employees 313,557 0 Total number of options 1,229,304 0 Option calculation assumptions: 2017 2016 Share price on the allocation date Share price on the balance sheet date Redemption price – minimum Redemption price – maximum Risk - free interest % Volatility* % Expected dividend % NOK NOK NOK NOK % % % 47.90 46.50 51.53 143.70 1.1% 25.0% 3.1% 0 0 0 0 0.0% 0.0% 0.0% * As the company has no historical volatility figures that can be applied, the company has calculated average volatility for comparable companies on European stock exchanges within the same sector for the last five years. Overview of development in the number of allocated options Number of options 2017 2016 Allocated options during the year Terminated options during the year 1,407,369 - 178,065 0 0 Outstanding options at the end of the year 1,229,304 0 Effects of options in the accounts: Figures in NOK 1,000 2017 2016 Earning of options Change in provision for employer taxes 1,655 265 0 0 Total option costs 1,920 0 Liabilities 1 265 0 1 Solely includes employer taxes Share savings programme for all employees In 2017, the Board of Directors adopted a general share savings scheme for all employees, under which all employees will annually have the opportunity to buy a limited number of shares in Arcus ASA, with a discount of 20 per cent. Sale of shares to employees below market value is recognised as a personnel cost comprising the difference between the market value of the shares and the purchase price. This was first performed in November 2017, when 100 employees in total subscribed for a total of 31,234 shares. These shares were purchased at an average price of 46.56 and sold to the employees at a discount of 20 per cent, whereby each employee could purchase either 322 or 161 shares. For this, costs of TNOK 290 were charged to the consolidated accounts in 2017. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 86 /123 Corporate Governance

87 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA NOTE 10 PENSION COSTS, ASSETS AND OBLIGATIONS Defined benefit pension plan Up until 31 December 2008, Arcus ASA and its subsidiaries had a group defined benefit plan for their employees in Statens Pensjonskasse (the Norwegian Public Service Pension Fund – SPK) and Storebrand. The SPK pension plan also included a contractual early retirement plan (AFP) with financing from the commencement of employment. From 31 December 2008, the Board of Directors terminated the SPK group pension plan for the entire Group in order to switch to defined contribution plans. With the transition to the new pension plan, all those who were ill or disabled remained in the respective defined benefit plans. Statens Pensjonskasse has confirmed that Arcus no longer has any legal obligations associated with the remaining pension recipients who are linked to the SPK defined benefit plan, but is only obliged to pay annual premium contributions specified by SPK, according to the same principle as for defined contribution plans. The Group therefore takes the current invoices from SPK to expenses in the same way as for the defined contribution plan. Within the pension obligation as at 31.12.2017, a provision of NOK 4.1 million is linked to five individuals in the Storebrand defined benefit plan. This is the only pension obligation secured with assets. In addition, two individuals, who are no longer employed by the company, have a defined benefit plan for salaries above 12G (National Insurance base amount). This plan has been recognised with obligations totalling NOK 4.2 million at the end of 2017. Gift pension and unfunded pension arrangement On the transition to the defined contribution plan in 2009, there were individual employees who had previously been with SPK who would be disadvantaged in the event of early retirement at 65 - 67 years of age. To compensate for this, it was agreed that a gift pension would be paid to all employees who were with SPK before the transition. As at 31.12.2017, this gift pension is linked to 136 employees in the Norwegian operations, while the total obligation has been recognised at NOK 13.1 million. The Group CEO has an unfunded pension arrangement in which the pension entitlement earned is 15 per cent of the salary above 12G. At the end of 2017, this obligation was recognised at NOK 0.7 million. Contractual early retirement plan pension (AFP) On 1 January 2011, a new contractual early retirement plan (AFP) pension scheme was introduced in Norway Unlike the old scheme, the new AFP plan is not an early retirement plan, but a scheme that provides a lifelong supplement to the ordinary pension. Employees can choose to take out the new AFP pension as from the age of 62, also while continuing to work, and add additional earnings by working up to the age of 67. This new AFP plan is a defined benefit multi - enterprise pension scheme, and is financed through premiums that are set as a percentage of salary. So far no reliable measurement and allocation of obligations and assets is available for the plan. In accounting terms, the plan is treated as a defined - contribution pension plan in which premium payments are charged as current costs and no provisions are made in the financial statements. In 2016 and 2017, the current premium payments were set at 2.50 per cent of total salary payments between 1 G and 7.1 G to the company’s employees. It has been decided not to change the premium payments for 2018. There is no accumulation of funds in the plan and it is expected that the premium level will increase over the coming years. There are some seniority requirements associated with the new AFP plan with regard to accumulated length of employment in the scheme. This means that on reaching the age of 62, the individual employee must have been employed for seven of the previous nine years in order to meet the seniority requirements to be able to draw an AFP pension under the new scheme. For the Arcus Group there were 17 individuals who did not fulfil this seniority requirement on the introduction of the new AFP plan. In 2011, Arcus applied for these individuals to have their accumulated period of employment in the old AFP plan in SPK included before transition to the LO/NHO (Norwegian Confederation of Trade Unions/ Confederation of Norwegian Enterprise) plan from 1 January 2009. Fellesordningen (Joint Pension Plan) gave its consent to this in return for Arcus paying the entire excess above and beyond the state supplement of 1/3 of the AFP pension. As at 31.12.2017, this relates to a residual obligation for seven people and the obligation is recognised at NOK 5.2 million. Defined contribution pension The Arcus Group’s general pension scheme for all other employees concerns defined - contribution pension schemes which are adapted to the regulations in the individual countries in which the Group has employees. Norway The general defined - contribution pension scheme has contribution rates of 5 per cent of salary in the bracket from 0 to 7.1 times the National Insurance basic amount (G); and 11 per cent of salary in the bracket from 7.1 to 12 times the National Insurance basic amount (G). In addition, there is a private disability plan with a 66 per cent benefit level, without free policy accumulation. The child and dependent supplement to Arcus’ group life plan is a replacement for the previous spouse and child pension. The costs associated with the defined contribution pension are related to the current premium invoices from the insurance company with which Arcus has signed a defined contribution pension agreement. The current defined contribution pensions and disability pensions for employees in the defined contribution plan are adjusted annually on the basis of the pension fund’s surplus. Employees in the defined contribution plan who have become disabled are entitled to have their disability obligations regulated by the same adjustment as the basic amount (G) each year and the capitalised obligation related to this was NOK 3.2 million at the end of 2017. Sweden In Sweden, the contributions are, to a great extent, individually agreed contribution rates based on individual salaries, and these can vary considerably . In 2017 , the contribution rates vary between 9 per cent and 34 per cent of the individual’s salary . The contribution rates apply as from the first krone earned . Denmark The general defined - contribution pension scheme in Denmark has contribution rates varying from 8 to 10 per cent. The contribution rates apply as from the first krone earned. Finland The general defined - contribution pension scheme in Finland has contribution rates of 18.95 per cent for employees aged below 53, and 17.45 per cent for employees aged over 53. Germany The contribution rate in Germany is 9.35 per cent of the employee’s salary, up to the maximum calculation basis of EUR 76,200. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 87 /123 Corporate Governance

88 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Other matters The Group applies a discount rate equivalent to the covered bond interest rate to its pension commitments. The pension assumptions made by the Group are consistent with the recommendations ofthe Accounting Standards Board from September 2017. Due to the lack of significance, the assumptions were not updated as of 31.12.2017. The table below shows both defined benefit and other pension obligations based on actuarial assumptions. Figures in NOK 1,000 Pension costs 2017 2016 Present value of pension earnings for the year 778 1,053 Interest cost of pension obligations 890 953 Return on pension assets - 215 - 252 Administration costs 174 173 Recognised estimation loss/(profit) 0 - 736 Accrued social security contributions 218 262 Net pension costs after social security contributions 1,845 1,453 Defined contribution pension plan Recognised contributions excluding social security contributions 30,561 26,944 Net pension obligations Estimated accrued obligations, funded pension plans 14,436 13,707 Estimated value of pension assets - 10,328 - 9,741 Net estimated pension obligations ( - )/assets (+), funded pension plans 4,108 3,966 Estimated accrued obligations, non - funded pension plans 26,444 30,126 Net pension assets/(obligations) recognised in the statement of financial position 30,552 34,092 Changes in obligations Net pension obligations 01.01 34,092 35,902 Pension costs, continued operations 1,845 1,453 Paid out through operations - 743 - 4,071 Premium payments including SSC - 204 - 471 Estimate deviations recognised directly in equity (IAS19R) - 4,438 1,279 Net pension obligations 31.12. 30,552 34,092 Summary of pension assets: Shares and other equity instruments 10,328 9,741 Total pension assets 31.12. 10,328 9,741 Figures in NOK 1,000 Financial assumptions 2017 2016 Discount rate 2.30% 2.10% Expected salary adjustment 2.50% 2.25% Expected pension increase 1.50% 1.25% Expected adjustment of the National Insurance basic amount (G) 2.25% 2.00% Expected return on pension assets 2.30% 2.10% Actuarial and demographic assumptions Withdrawal rate at 62 years 50% 50% Withdrawal rate at 67 years 50% 50% Mortality K2013 K2013 Disability K1963 K1963 Voluntary retirement (under 50 years) 5% 5% Voluntary retirement (over 50 years) 0% 0% The actuarial assumptions are based on commonly used assumptions within the insurance industry with regard to demographic factors. The Group’s pension plans satisfy the statutory requirements concerning mandatory occupational pension schemes. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 88 /123 Corporate Governance

89 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Sensitivity analysis of net pension obligations: The table below shows the effects of changes in pension obligations, deferred tax assets and equity in the event of a change in the most important economic assumptions by one percentage point up or down. The calculations are otherwise carried out in the same way as the actuarial calculations and are based on all other economic and demographic assumptions remaining unchanged. Sensitivity 2017 Discount rate Salary growth Adjustment of NI basic amount (G) Change in percentage points 1% - 1% 1% - 1% 1% - 1% Change in pension obligations - 3,116 3,697 6,019 - 4,980 - 2,566 2,597 Change in deferred tax assets 717 - 850 - 1,384 1,145 590 - 597 Change in equity 2,400 - 2,847 - 4,634 3,835 1,976 - 2,000 Percentage change in obligations - 10.2% 12.1% 19.7% - 16.3% - 8.4% 8.5% Sensitivity 2016 Discount rate Salary growth Adjustment of NI basic amount (G) Change in percentage points 1% - 1% 1% - 1% 1% - 1% Change in pension obligations - 3,477 4,125 6,716 - 5,557 - 2,864 2,898 Change in deferred tax assets 835 - 990 - 1,612 1,334 687 - 695 Change in equity 2,643 - 3,135 - 5,104 4,223 2,176 - 2,202 Percentage change in obligations - 10.2% 12.1% 19.7% - 16.3% - 8.4% 8.5% Summary of cash flows related to pension plans Figures in NOK 1,000 2017 2016 204 743 425 566 0 3,316 Premium payments, Storebrand defined benefit plan recognised in the statement of financial position Payments from operations, gift pension at 65 - 67 years of age Payments under unfunded pension to former CEO recognised in the statement of financial position Premium payments, AFP plan not recognised in the statement of financial position Premium payments, remaining in SPK Premium payments, defined contribution pension 4,069 72 29,240 4,165 66 25,404 T otal 34,328 33,942 All figures include social security costs Premium payments associated with ordinary defined - contribution pension schemes are the largest dis - bursement items associated with pensions. The basis for the premium payments to the defined contribution plan is calculated according to the actual salaries and will reflect the salary development within the company. Premium payments to the new AFP plan are also calculated on the basis of actual salaries, in addition to how the premium rate is expected to increase in the years ahead . The premium rate was 2 . 50 per cent in 2016 and 2017 and this will remain unchanged in 2018 . NOTE 11 FINANCIAL INCOME AND COSTS Figures in NOK 1,000 2017 2016 Financial income External interest income 6,654 7,944 Total interest income 6,654 7,944 Value adjustment of interest rate swap agreements at fair value 0 4,552 Value adjustment of foreign exchange forward contracts at fair value 1,837 0 Value adjustment of co - investment programme (synthetic shares and 13,821 0 options) Net agio gains 2,854 5,848 Other financial income 731 19 Total other financial income 19,243 10,419 Total financial income 25,897 18,363 Financial costs Interest costs to financial institutions - 31,454 - 70,158 Interest costs on liabilities at fair value - 21 - 256 Total interest costs - 31,475 - 70,414 Value adjustment of minority options at fair value - 147 - 28,180 Value adjustment of foreign exchange forward contracts at fair value 0 - 2,021 Value adjustment of co - investment programme (synthetic shares and 0 - 119,979 options) Amortisation of front - end fee related to credit facilities at SEB - 1,652 - 20,636 Other financial costs - 7,166 - 13,861 Total other financial costs - 8,965 - 184,677 Total financial costs - 40,440 - 255,091 Net financial profit/loss - 14,543 - 236,728 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 89 /123 Corporate Governance

90 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA NOTE 12 TAX Tax for the year is calculated as follows: Figures in NOK 1,000 2017 2016 Tax payable Change in deferred tax Insufficient provision in previous years - 37,463 - 34,306 1,241 - 40,670 10,590 3,869 Total tax cost - 70,528 - 26,211 Tax breakdown by country 2017 2016 Tax - Norway - 34,883 6,498 Tax - Sweden - 26,194 - 25,545 Tax - Denmark - 7,343 - 6,094 Tax - Finland - 2,220 - 1,841 Tax - Germany 112 771 Total tax cost - 70,528 - 26,211 Reconciliation from nominal to actual tax rates 2017 2016 Pre - tax profit 258,750 2,122 Expected income tax at the nominal tax rate in Norway - 62,100 - 531 Tax effect of the following items: Non - deductible costs - 7,638 - 26,831 Non - taxable income 33 0 Insufficient provision in previous years 1,241 2,171 Change in non - capitalised tax assets 213 0 Change in tax rate - 4,859 - 5,789 Differences in tax rates 3,366 4,554 Profit share, associated companies 789 1,447 Other - 1,573 - 1,232 Tax - 70,528 - 26,211 Effective tax rate 27% 1235% Tax on items in OCI Tax on items in OCI are entirely due to changes in deferred tax associated with pension obligations in Norway. Tax payable by country in the statement of financial position 2017 2016 Tax liability to Norway 1,907 1,704 Tax liability to Sweden - 5,336 - 9,815 Tax liability to Denmark 5,451 4,862 Tax liability to Finland 382 - 80 Tax liability to Germany - 276 373 Total tax liabilities payable, see also Note 17 2,128 - 2,956 Tax paid during the period, per country 2017 2016 Tax paid to Norway - 896 - 5,686 Tax paid to Sweden - 22,412 - 26,200 Tax paid to Denmark - 7,510 - 12,760 Tax paid to Finland - 1,851 - 2,556 Tax paid to Germany - 552 491 Total tax paid - 33,221 - 46,711 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 90 /123 Corporate Governance

91 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Specification of tax effect of temporary differences and deficit carried forward: 2017 2016 Asset Liability Asset Liability Tangible assets - 3,093 532 37 667 Intangible fixed assets - 45,585 - 101,588 - 47,905 - 93,848 Financial assets - 931 0 - 717 0 Inventories - 10,271 0 - 8,536 338 Trade receivables 1,545 0 1,539 215 Pension obligations 6,604 0 7,833 0 Provisions 5,781 0 10,437 0 Gain/loss tax fund from sale of fixed assets - 864 24 - 1,127 0 Deficit carried forward 183,600 0 210,559 0 Total deferred tax, gross 136,786 - 101,032 172,120 - 92,628 Unrecognised deferred tax assets 0 0 0 0 Net deferred tax in the statement of financial position 136,786 - 101,032 172,120 - 92,628 At the end of the year, the Group had NOK 183.6 million in capitalised deferred tax assets associated with the deficit carried forward. Based on an assessment and analysis of the Group’s earnings in Norway historically, and the future prognosis, it is assessed that the deficit carried forward can be utilised in full, and the related deferred tax asset has therefore been entered. Deferred tax positions are calculated on the basis of local tax rates in the respective countries on the reporting date. At the end of 2017, the rates were 23 per cent in Norway, 22 per cent in Sweden, 22 per cent in Denmark and 20 per cent in Finland. At the end of 2017, deferred tax assets were associated with net negative temporary differences for the tax regimes in Norway and Sweden, while deferred tax liabilities were linked to net positive temporary differences for the tax regime in Denmark. At the end of 2016, deferred tax assets were associated with net negative temporary differences for the tax regime in Norway, while deferred tax liabilities were linked to net positive temporary differences for the tax regimes in Denmark and Sweden. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 91 /123 Corporate Governance

92 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA NOTE 13 INVESTMENTS IN ASSOCIATED COMPANIES AND JOINTLY CONTROLLED ENTITIES 2017 Company Ownership Book value Buy/sell/ Share of profit T r anslation Book value Figures in NOK 1,000 type interest 01.01.2017 issue for the year Dividend dif f erences 31.12.2017 Tiffon SA * TS 34.8% Det Danske Spiritus Kompagni A/S ** FKV 48,029 8,782 454 - 8,782 3,286 0 0 0 6,901 0 58,670 0 Total investments in associated companies and jointly controlled entities 56,811 - 8,328 3,286 0 6,901 58,670 2016 Figures in NOK 1,000 Company type Ownership interest Book value 1.1.2016 Buy/sell/ issue Share of profit for the year Dividend Translation differences Book value 31.12.2016 Tiffon SA * TS 34.0% 46,280 0 1,749 0 0 48,029 Det Danske Spiritus Kompagni A/S ** FKV 50.0% 8,439 0 4,040 - 2,946 - 751 8,782 Total investments in associated companies and jointly controlled entities 54,719 0 5,789 - 2,946 - 751 56,811 * The Group buys Cognac from Tiffon SA, see detailed information on these transactions with associates in Note 6. In September 2017, Arcus acquired a further 0.75 per cent ownership interest in the company, and at the end of the year has an ownership interest of 34.75 per cent. Tiffon SA has a financial year from 1 July to 30 June. The share of profit from Tiffon is based on an estimated annual profit for the calendar year that is equivalent to the Group’s financial year. ** Det Danske Spiritus Kompagni A/S was established in 2013 to handle sales of Arcus products in Denmark, and was owned jointly with Flemming Karberg Familieholding ApS. In January 2017, the Arcus Group acquired the rest of the shares in the company, and as from this date the company is recognised as a wholly - owned subsidiary, and consolidated in the consolidated accounts. Prior to the acquisition, both ownership and voting shares, as well as Board composition, were divided 50/50 between Arcus and Flemming Karberg Familieholding ApS. See detailed information on transactions with related parties in Note 6. None of the associated companies or jointly controlled entities has listed share prices. The Group’s share of profit from associated companies, after tax, is presented on a separate line before Group operating profit. Summarised financial information regarding associated companies and jointly controlled entities, based on 100 per cent: 2017 Total current assets Total fixed assets Total current liabilities Total non - current Total equity Ope r ating Ope r ating Profit for the Figures in NOK 1,000 31.12.2017 31.12.2017 31.12.2017 liabilities 31.12.2017 31.12.2017 revenues 2017 expenses 2017 year 2017 Tiffon SA 329,085 16,933 33,193 144,009 168,815 101,248 82,784 9,457 2016 Total current assets Total fixed assets Total current liabilities Total non - current Total equity Ope r ating Ope r ating Profit for the Figures in NOK 1,000 31.12.2016 31.12.2016 31.12.2016 liabilities 31.12.2016 31.12.2016 revenues 2016 expenses 2016 year 2016 Tiffon SA 301,695 16,390 35,031 136,547 146,507 107,964 96,067 5,145 Det Danske Spiritus Kompagni A/S* 68,815 21 52,950 0 15,886 161,188 150,827 8,081 * As a consequence of both ownership and voting rights being divided 50/50 between the owners, the Group was not deemed to have control of DDSK A/S at the end of 2016. DDSK A/S was therefore not consolidated in the Group’s accounts before the acquisition of the remaining 50 per cent in 2017. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 92 /123 Corporate Governance

93 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA NOTE 14 TANGIBLE FIXED ASSETS Figures in NOK 1,000 Land, buildings and other real estate Machinery and equipment Fixtures and fittings, tools, office equipment etc. Assets under construction Total tangible assets Acquisition cost as at 01.01.2016 Addition of tangible fixed assets Transferred from facilities under construction Reclassifications Translation differences 0 0 0 0 0 500,992 7,992 62,645 0 - 309 86,364 1,445 0 - 1,297 - 809 67,417 1,945 - 66,630 0 0 654,773 11,382 - 3,985 - 1,297 - 1,118 Acquisition cost as at 01.01.2017 Addition of tangible fixed assets Transferred from facilities under construction Disposal at cost (sale of tangible fixed assets) Translation differences 0 0 0 0 0 571,320 5,320 2,693 - 30,643 185 85,703 2,857 290 - 358 524 2,732 7,717 - 4,771 0 0 659,755 15,894 - 1,788 - 31,001 709 Acquisition cost 01.01.2017 0 548,875 89,016 5,678 643,569 Accumulated depreciation 01.01.2016 Ordinary depreciation Reclassifications Translation differences 0 0 0 0 - 216,117 - 29,355 0 201 - 60,764 - 5,529 1,297 747 0 0 0 0 - 276,881 - 34,884 1,297 948 Accumulated depreciation 01.01.2017 Ordinary depreciation Disposal, accumulated depreciation (sale of tangible fixed assets) Translation differences 0 0 0 0 - 245,271 - 29,567 30,643 - 146 - 64,249 - 5,009 358 - 502 0 0 0 0 - 309,520 - 34,576 31,001 - 648 Accumulated depreciation 31.12.2017 0 - 244,341 - 69,402 0 - 313,743 Book value as at 31.12.17 0 304,534 19,614 5,678 329,826 Of which book value of capitalised leases 0 176,697 0 0 176,697 Ordinary depreciation for the year – capitalised leases 0 - 16,385 0 0 - 16,385 Book value of capitalised interest costs 0 3,291 0 0 3,291 Annual leasing fee for non - capitalised tangible fixed assets 83,928 2,309 463 0 93,739 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 93 /123 Corporate Governance

94 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Both the parent company and the Group use straight - line depreciation for all tangible fixed assets. The economic life of tangible fixed assets is estimated as follows: * Machines, vehicles and plant 3 - 15 years NOTE 15 INTANGIBLE ASSETS Figures in NOK 1,000 Goodwill B rands Soft w are T otal Acquisition cost 01.01.2016 1,042,182 706,257 111,969 1,860,408 Acquisition cost 01.01.2017 1,010,176 715,332 119,736 1,845,244 Addition of intangible assets 0 118,611 6,209 124,820 Transferred from facilities under construction 0 0 1,788 1,788 Acquisition of business 16,583 3,900 0 20,483 Translation differences 38,537 35,403 136 74,076 Acquisition cost 31.12.2017 1,065,296 873,246 127,869 2,066,411 Book value 31.12.2017 1,042,596 819,702 29,151 1,891,449 Of which capitalised value of assets with indefinite useful lives 1,042,596 780,288 0 1,822,884 Economic life of intangible assets with identifiable useful lives Depreciation plan 10 - 19 years Straight line 3 - 10 years Straight line CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December * Office machinery and inventory 4 - 10 years Addition of intangible assets 0 32,647 3,782 36,429 Statement of cash flows 01.01. - 31.12. * Land, buildings and other real estate 0 y ears Transferred from facilities under construction 0 0 3,985 3,985 Statement of changes in equity Translation differences - 32,006 - 23,572 0 - 55,578 Brief history of the Group No indications of impairment or a need to adjust the useful lives of assets were identified during the Accounting policies period. Notes Note 1: Companies in the Group Note 2: Management of financial risk Note 3: Information on cash flows Note 4: Revenues Note 5: Segment information Accumulated depreciation 01.01.2016 0 - 40,568 - 77,927 - 118,495 Note 6: Transactions with related parties Ordinary depreciation 0 0 - 11,158 - 11,158 Note 7: Other operating expenses Amortisation 0 - 5,583 0 - 5,583 Note 8: Salaries and other personnel costs Translation differences 0 56 0 56 Note 9: Share - based payment Accumulated depreciation 01.01.2017 0 - 46,095 - 89,085 - 135,180 Note 10: Pension costs, assets and obligations Ordinary depreciation 0 0 - 9,621 - 9,621 Note 11: Financial income and costs Amortisation 0 - 7,396 0 - 7,396 Note 12: Tax Write - downs - 22,700 0 0 - 22,700 Note 13: Investments in associated companies and jointly controlled entities Translation differences 0 - 53 - 12 - 65 Note 14: Tangible fixed assets Accumulated depreciation 31.12.2017 - 22,700 - 53,544 - 98,718 - 174,962 Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 94 /123 Corporate Governance

95 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Addition of brands Vanlig In October 2017, the Group acquired the Vanlig brand, which includes a vodka and a gin product, from Svensk Vodka Export AB in Sweden. The Group took over sales of these products as from 1 October 2017, while production will be taken over during Q2 2018. Hot n’Sweet At the end of December 2017, the Group acquired the Hot n’Sweet brand from Strandgaarden Wine & Spirits A/S in Denmark. Hot n’Sweet is a liqueur with a flavour characterised by Turkish pepper candy. The Group took over sales of this product as from 1 January 2018, while production will be taken over during Q1 2018. Impairment testing Goodwill is allocated to the Group’s cash - generating units and is tested for impairment annually, or more often if there are indicators that the values may have been subject to impairment. Testing for impairment involves determining the recoverable amount for the cash - generating unit. The recoverable amount is determined by discounting expected cash flows, based on the cash - generating entity’s Board - approved business plans. The cash - generating entity is the lowest level at which it is possible to follow up operations comprising the relevant goodwill. At the end of 2017, cash - generating units relating to impairment testing of goodwill are defined both at the company and business area levels. The same is carried out for brands with indefinite useful lives. The cash - generating unit for impairment testing of brands is the brand itself. The discount rate used for both brands and goodwill is 9.0 per cent before tax, and reflects estimated risk and capital costs for the Group, based on a capital structure considered representative for the activities in which the Arcus Group is engaged. Recoverable amount in an impairment test of goodwill The recoverable amount for the cash - generating units is calculated on the basis of the present value estimate of the expected cash flows before tax. The cash flows used as the basis for the impairment test are based on assumptions about future sales volume, sales prices, purchase prices for input factors, salary development and other direct costs set out in Board - approved budgets and long - term plans. The terminal value is based on the cash flow in the last forecast year (2020). The growth assumption in the terminal value is set to inflation only (no real growth) and level of reinvestments are expected to be the same as depreciation of the entities’ fixed assets. CGU related to goodwill from the acquisition of the production activity in Denmark is assessed to be the entire Spirits segment since, as from 2015, the business in Denmark was integrated with other spirits operations in the Group. In 2017 the Group wrote down goodwill related to the acquisition of Excellars AS in 2011. The recoverable amount on impairment testing of goodwill in Excellars is based on the 2018 budget, with growth of 2 per cent (inflation) up to 2021 in both revenue and EBITDA, which gives somewhat higher growth in the EBITDA margin during the period. This growth is also applied to the terminal value. On the basis of the impairment tests performed, the Group has recognised impairment of goodwill amounting to TNOK 22,700. This impairment is a consequence of weaker development in the company’s results. To some extent, the company’s earnings have been dependent on revenue from wines with a high sugar content. This is a wine segment that has enjoyed longstanding popularity in Norway, but for which demand has declined significantly, especially during the past year. Any negative change in the assumptions applied to the calculation of the recoverable amount may lead to further impairment. The management is working on new strategy plans to achieve a turnaround for the company, so that the Group avoids further impairment. Concerning other goodwill in the Group, the impairment tests have not entailed impairment, and down - ward adjustment of the estimated cash flows by 20 per cent, or an increase in the discount rate by 2 per cent, would not have entailed impairment of other goodwill either. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 95 /123 Corporate Governance

96 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Recoverable amount in an impairment test of brands The recoverable amount for the brands is calculated on the basis of a ”relief from royalty” method before taxes, where the brand’s annual royalty is estimated as future revenues of the brand multiplied by a long - term expected profit level for the relevant brands. Cash flow estimates used are discounted using a discount rate. Downward adjustment of the estimated cash flows by 20 per cent, or an increase in the discount rate by 2 per cent, would not have entailed impairment for any of the brands. The table below shows the Group’s intangible assets with indefinite useful lives (goodwill and brands) by cash - generating unit. The most important brands are presented individually, while less important brands are presented under other brands. Figures in NOK 1,000 Category Currency Segment Goodwill Brands T otal Cash - generating unit Norwegian aquavits Aquavit DKK Spirits 0 119,846 119,846 Danish aquavits Aquavit NOK Spirits 0 291,082 291,082 Other aquavits Aquavit NOK, DKK, SEK Spirits 0 165,729 165,729 Danish bitters Bitter dram NOK Spirits 0 9,262 9,262 Norwegian cognac Cognac NOK Spirits 0 17,585 17,585 Norwegian vodka Vodka NOK Spirits 0 35,104 35,104 International vodka Vodka NOK Spirits 0 68,200 68,200 Agency wine Agency wine NOK Wine 0 5,024 5,024 Other brands Other NOK, DKK Spirits 0 107,870 107,870 Spirits segment DKK Spirits 424,186 0 424,186 Spirits segment NOK Spirits 381,346 0 381,346 Vingruppen i Norden AB (sub - Group) SEK Wine 95,852 0 95,852 Social Wines OY EUR Wine 25,994 0 25,994 Excellars AS NOK Wine 115,218 0 115,218 Total 1,042,596 819,702 1,862,298 The various cash - generating entities listed below include the following known brands: Cash - generating unit Brands Norwegian aquavits Danish aquavits Other aquavits Danish bitters Norwegian cognac Norwegian vodka International vodka Agency wine Other brands Lysholm Linie, Løiten Linie, Gammel Opland and Gilde, and other Norwegian aquavits Aalborg Malteserkreutz and Snälleröds Gammel Dansk Braastad cognac Vikingfjord, Amundsen and Brennevin Seksti Vanlig, Dworek, Hammer, Kalinka and Dobra Doppio Passo and Pietro de Campo Hot n’Sweet, Dooley’s, Eau de Vie, Golden Cock, St. Hallvard, Upper Ten, Dry Anis and Star Gin CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 96 /123 Corporate Governance

97 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA NOTE 16 LEASING AGREEMENTS Operational leasing As at 31 December 2017, the Group had the following leasing agreements which are defined and recognised as operational leasing agreements. There were no significant terms and conditions concerning sub - letting, purchase, escalation or restrictions to the operational leasing agreements as at 31 December 2017. Figures in nominal NOK 1,000 Annual leasing cost Due date within 1 year Due date 2 - 5 years Due date after more than 5 years T otal Leased premises Vehicles Machines and office equipment 83,928 2,309 463 83,659 2,265 463 331,851 2,497 471 1,216,118 0 0 1,636,628 4,762 934 Total 86,700 86,387 334,819 1,216,118 1,642,324 This overview includes the agreement concluded with Gjelleråsen Eiendom AS on the lease of production, distribution and administration buildings at Gjelleråsen for a term of 25 years starting on 1 January 2012. The annual rent under this agreement is TNOK 80,132 as from 2018. Financial leasing As at 31 December 2017, the Group had four contracts to lease equipment used at Gjelleråsen. All of the above agreements took effect on 1 June 2012 and have a duration of 15 years. This equipment was recognised in the Arcus Group’s statement of financial position as at 31.12.2017. Figures in nominal NOK 1,000 Annually Lease amount Due date within 1 year Due date 2 - 5 years Due date after more than 5 years T otal Machinery and equipment 21,687 21,687 173,203 0 194,890 Total 21,687 21,687 173,203 0 194,890 The contract partner for the financial leasing agreements is Nordea, and the agreements are subject to variable interest rates. Even though, in principle, the leasing agreements have been entered into with a 15 - year repayment and interest profile (annuity), the terms of the agreements are for a shorter period of time. Remaining capitalised lease liabilities will fall due in the course of the last 12 months of the agreement period. The Group and Nordea are in continuous dialogue concerning an extension of the agreements to a total maturity profile of 15 years. All changes to the agreements must be formally handled by the landlord. The present value of future lease payments is NOK 180,3 million as at 31.12.2017, based on a discount rate equivalent to the effective interest rate on the financing in 2017. Arcus - Gruppen AS has pledged a 100 per cent surety guarantee for all liabilities that the subsidiaries have undertaken or may undertake in connection with the signed leasing agreements. All fixed assets are included in the pledged assets as security for the Arcus Group’s non - current bank financing; see Note 25. NOTE 17 OTHER RECEIVABLES Figures in NOK 1,000 Note 2017 2016 Non - current receivables Other non - current receivables 1,205 1,235 Total other non - current receivables 1,205 1,235 The Group has no receivables with a term of more than five years. Figures in NOK 1,000 Note 2017 2016 Current receivables Prepaid costs* 14,920 11,052 Prepaid tax 11 0 2,956 Fair value of forward contracts 993 0 Other current receivables* 6,412 5,104 Total other current receivables 22,325 19,112 Figures in NOK 1,000 2017 2016 Prepayments to suppliers Nominal prepayments to suppliers Provisions 70,755 - 6,185 68,480 - 5,670 Total prepayments to suppliers* 64,570 62,810 Through its distribution business, Vectura purchases goods on behalf of agents and importers. Depending on the type of agreement entered into by the agent or importer, there will be instances where Vectura buys in goods on behalf of the agent or importer and where the agent or importer bears most of the risk associated with this inventory. This type of financing of inventory for individual partners is stated at nominal value less provision for expected losses, and is presented as prepayments to suppliers. * Items included in changes in working capital in Note 3. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 97 /123 Corporate Governance

98 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA NOTE 18 INVENTORIES Figures in NOK 1,000 2017 2016 Raw materials 22,709 22,891 Goods in progress 99,629 101,797 Finished goods/goods for resale 310,111 273,719 Obsolescence provision (21,690) (19,630) Total inventories 410,759 378,777 Cost of inventories in the statement of income comprises input costs for finished goods/goods for resale and production value at cost price for goods produced in - house. The total cost of inventories was NOK 1,409 million in 2017 (2016: NOK 1,467 million). See also Note 25 for details of pledges and guarantees. NOTE 19 CASH AND CASH EQUIVALENTS Figures in NOK 1,000 2017 2016 Cash and cash equivalents in the Group's cash pool system Other bank deposits Cash holdings 0 184,402 13 100,731 98,654 0 Total cash and cash equivalents 184,415 199,385 Available drawing rights Utilised drawing rights 604,982 - 72,700 601,897 0 Available liquidity 716,697 801,282 Figures in NOK 1,000 2017 2016 Restricted bank deposits Restricted bank deposits 531 0 Total restricted bank deposits 531 0 The Group has a Group cash pool system at Skandinaviska Enskilda Banken (SEB), which includes all subsidiaries, with the exception of the companies included in the wine activities in Sweden and Finland, and Det Danske Spiritus Kompagni A/S. At the end of 2017, this Group cash pool system was managed by the parent company, Arcus ASA. The joint overdraft limit in the Group cash pool system is TNOK 600,000. The total drawing on the Group cash pool system as at 31 December 2017 amounts to TNOK 72,700, while at the end of 2016 the Group had deposit of TNOK 100,731. The parent company, Arcus ASA, has pledged surety on behalf of all of its subsidiaries, linked at all times to outstanding drawings on this scheme. In addition, the subsidiary group Vingruppen i Norden AB has a separate overdraft arrangement in Sweden, with a maximum credit facility of TSEK 4,000 (TNOK 3,997); and in Finland with a maximum credit facility of TEUR 100 (TNOK 985) at the end of 2017. There was no drawing on these entitlements at the end of 2017. The Group’s exposure to interest rate risk is stated in Note 2. Summary of bank guarantees as at 31 December: Figures in NOK 1,000 2017 2016 Bank guarantees for tax deduction funds Bank guarantees for customs and duty credit facilities Other bank guarantees 30,549 22,246 369 37,732 13,899 0 Total bank guarantees 53,164 51,631 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 98 /123 Corporate Governance

99 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA NOTE 20 SHARE CAPITAL AND SHAREHOLDER INFORMATION The share capital comprises: Date Change Total number of shares Nomina l v alue Book value (NOK 1,000) 31.12.15 1,000,000 1.00 1,000 20.10.16 Split 1:50 50,000,000 0.02 1,000 01.12.16 Share issue 68,023,255 0.02 1,360 31.12.17 68,023,255 0.02 1,360 20 largest shareholders as at 31.12.2017: Number of shares Ownership and voting rights Canica AS 22,670,000 33.3% Geveran Trading Co Ltd 6,750,000 9.9% Verdipapirfondet DNB Norge (IV) 3,577,915 5.3% Hoff SA 3,297,000 4.8% Sundt AS 3,234,957 4.8% Folketrygdfondet 1,800,000 2.6% Danske Invest Norske Instit. II. 1,725,100 2.5% KLP Aksjenorge 1,266,494 1.9% Verdipapirfondet DNB Norden (III) 1,222,178 1.8% Centra Invest AS 1,169,846 1.7% Holta Invest AS 1,000,000 1.5% Ilmarinen Mutual Pens Ins Comp 1,000,000 1.5% Verdipapirfondet DNB Norge Selektiv 936,616 1.4% Goldman Sachs International NOM 900,000 1.3% Skandinaviska Enskilda Banken AB (A/C SEB AIF - Swedish Residents) NOM 862,000 1.3% Danske Invest Norske Aksjer Inst 855,400 1.3% Landkreditt dividend 850,000 1.2% Kommunal Landspensjonskasse 809,707 1.2% Skandinaviska Enskilda Banken AB (A/C clients account) NOM 795,113 1.2% Citibank Europe Plc NOM 794,127 1.2% Other shareholders 12,506,802 18.4% Total 68,023,255 100.0% Shareholdings of the Group Management as at 31.12.2017: Number of Ownership and shares voting rights Kenneth Hamnes 1 126,499 0.2% Sigmund Toth 19,767 0.0% Erik Bern 20,233 0.0% Bjørn Delbæk 2 22,705 0.0% Per Bjørkum 16,511 0.0% Erlend Stefansson 54,124 0.1% Thomas Patay 110,156 0.2% Christian Granlund 2,822 0.0% Claes Lindquist 46,726 0.1% Total shareholdings of the Group Management 419,543 0.6% 1. The shareholding is held via Ekelyveien AS 2. Of the holdings, 5,000 shares are held via Oso Consulting AS Dividend and Group contributions The Board of Directors proposes dividend distribution of NOK 1.66 per share for 2017 (2016 NOK 1.47 per share ). CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 99 /123 Corporate Governance

100 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Earnings per share Earnings per share is calculated on the basis of the profit for the year attributable to the shareholders in the parent company divided by a weighted average of the number of outstanding ordinary shares for the year, reduced for ordinary shares bought by the company and held as own shares . The Arcus Group has an sharebased incentive schemes for senior executives under which externally owned shares can be diluted by issuing matching shares. To take account of this future increase in the number of shares, diluted earnings per share are also calculated, which takes account of a weighted average for the year of the estimated number of matching shares and options. Earnings per share: 2017 2016 Profit for the year 188,227 - 24,089 Profit for the year attributable to non - controlling interests 6,944 10,480 Profit for the year to the owners of the parent company 181,283 - 34,569 Comprehensive income 264,803 - 64,290 Comprehensive income attributable to non - controlling interests 8,127 7,703 Comprehensive income to the owners of the parent company 256,681 - 71,993 Weighted average of the number of outstanding shares 68,023,255 51,501,938 Dilution effect from option scheme 893,730 0 Dilution effects from matching shares 368,274 31,730 Weighted average of the number of outstanding shares – diluted 69,285,259 51,533,668 Earnings per share in NOK 2.66 - 0.67 Diluted earnings per share in NOK 2.62 - 0.67 Comprehensive income per share in NOK 3.77 - 1.40 Diluted comprehensive income per share in NOK 3.70 - 1.40 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 100 /123 Corporate Governance

101 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA NOTE 21 DEBT TO FINANCIAL INSTITUTIONS Figures in NOK 1,000 Loan amount in foreign currency Loan amount in NOK Loan amount in NOK Type of financing Currency Interest rate profile 31.12.2016 31.12.2017 31.12.2016 SEB Mortgage loan SEK V ariable 750,000 749,400 711,300 SEB Overdraft facility NOK V ariable 72,700 72,700 0 Nordea Financial leasing NOK V ariable 183,766 183,766 199,485 Total debt to financial institutions 1,005,866 910,785 Capitalised front - end fees - 6,577 - 8,032 Book value of debt to financial institutions 999,289 902,753 Term structure Type of financing Currency Maturity 2018 Maturity 2019 Maturity 2020 Maturity 2021 or later T otal SEB Mortgage loan SEK 0 0 0 749,400 749,400 SEB Overdraft facility NOK 72,700 0 0 0 72,700 Nordea ** Financial leasing NOK 17,371 17,804 101,796 46,795 183,766 Total debt to financial institutions* 90,071 17,804 101,796 796,195 1,005,866 Reconciliation of interest - bearing debt on 31.12.2017 Figures in NOK 1,000 Book value 31.12.2016 Cash flow 2017 Without cash flow 2017 Book value 31.12.2017 Raised Repayment Amortisation front - end fee Reclassification A cquisition/sale of companies T r anslation dif f erence s Non - current debt Mortgage loan 703,268 0 0 1,652 0 0 37,903 742,823 Financial leasing 182,987 0 0 0 - 16,592 0 0 166,395 Total non - current interest - bearing debt 886,255 0 0 1,652 - 16,592 0 37,903 909,218 Current debt Mortgage loan 0 0 0 0 0 0 0 0 Financial leasing 16,498 0 - 15,719 0 16,592 0 0 17,371 Overdraft facility 0 72,700 0 0 0 0 0 72,700 Total current interest - bearing debt 16,498 72,700 - 15,719 0 16,592 0 0 90,071 Total interest - bearing debt 902,753 72,700 - 15,719 1,652 0 0 37,903 999,289 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 101 /123 Corporate Governance

102 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Figures in NOK 1,000 Book value 31.12.2015 Cash flow 2016 Without cash flow 2016 Book value 31.12.2016 Raised Repayment Amortisation of front - end fee Reclassification A cquisition/sale of companies T r anslation dif f erence s Total current interest - bearing debt 172,222 0 - 172,918 0 17,194 0 0 16,498 Total interest - bearing debt 1,205,708 802,632 - 1,081,048 20,636 0 0 - 45,175 902,753 In connection with the IPO in 2016, the Group refinanced its non - current loans in SEB. In this connection the entire original mortgage loan, denominated in NOK and SEK, was redeemed, while the entire new loan was denominated in SEK. The non - current mortgage loan is legally placed in the subsidiary VinGruppen Sweden Holding AB in Stockholm, and falls due in its entirety at the end of 2021. After the refinancing in 2016, the Group has not hedged interest rates. The previous interest hedging agreement entailed a positive value change of TNOK 4,552 in 2016, but led to a non - recurring payment of TNOK - 12,873 on settlement in December 2016. On the establishment of the new loan, a front - end fee was paid, which is capitalised in the statement of financial position and written off over the duration of the loan. The remaining book value of the front - end fee related to the previous mortgage loan was written down in 2016, and this is classified under other financial costs. * Maturity in 2018 is presented as current liabilities in the statement of financial position. **See Note 16 concerning leasing agreements for information on the term structure of annual leasing amounts. The agreement on a mortgage loan facility contains a loan clause (covenant) concerning net interest - bearing debt as a ratio of adjusted EBITDA. The Group continuously monitors this clause and reports to the bank on a quarterly basis. As at 31.12.2017 the Group was well within the required ratio. CONSOLIDATED FINANCIAL Reconciliation of interest - bearing debt, 31.12.2 016 STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Non - current debt Statement of financial position as at 31 December Mortgage loan 833,305 802,632 - 908,130 20,636 0 0 - 45,175 703,268 Statement of cash flows 01.01. - 31.12. Financial leasing 200,181 0 0 0 - 17,194 0 0 182,987 Statement of changes in equity Total non - current interest - bearing debt 1,033,486 802,632 - 908,130 20,636 - 17,194 0 - 45,175 886,255 Brief history of the Group Accounting policies Current debt Notes Mortgage loan 156,849 0 - 156,849 0 0 0 0 0 Note 1: Companies in the Group Financial leasing 15,373 0 - 16,069 0 17,194 0 0 16,498 Note 2: Management of financial risk Overdraft facility 0 0 0 0 0 0 0 0 Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 102 /123 Corporate Governance

103 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA NOTE 22 LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS At the beginning of 2017, the Group had booked earmarked liabilities, measured at fair value through profit or loss. These obligations related to two conditions: 1) Options for the purchase of non - controlling interests Estimated liability to buy out minority shareholders (49 per cent) in the subsidiary Excellars AS, based on the management’s best estimate at the expected due date. 41.1 per cent of these minority shares were acquired and paid for in February 2016, while the rest were settled in Q1 2017. 2) Issue of synthetic shares and options in a share programme for selected executives in the Group (co - investment programme). Options for the purchase of non - controlling interests: The liabilities related to options for the purchase of non - controlling interests were estimated on the basis of the pricing mechanisms applied to the purchase agreement and the shareholder agreements, discounted to the close of the financial year. The most important parameters in the pricing mechanisms were the development of the share values, measured as EBIT (operating profit) up until the estimated due date, multiplied by a multiple according to the Group’s value development. As a basis for EBIT, the Group’s budgets and long - term plans up until the expected due date are used. The discount rate used was NIBOR with duration matched to the expected due date. During 2017 there were no significant value changes related to this minority option, and the last part of the option was settled in Q1 2017. After the redemption of the last part of the option, the Group has a 100 per cent ownership interest in the subsidiary Excellars AS. Co - investment programme for managerial employees With regard to the liabilities related to issued synthetic shares and options, these are associated with a share and option programme for senior executives and Board members of the Arcus Group prior to the IPO in 2016. All of the synthetic shares and options were redeemed at the IPO in December 2016, and the remaining obligation at the beginning of 2017 concerned the valuation of uncertainty related to the taxation treatment of settlement. This uncertainty was clarified in 2017 and the obligation was recognised as income. Reconciliation of earmarked liabilities, measured at fair value via profit or loss: Figures in 1,000 (stated currency) Minority share options Share prog ramme Liability at fair value through profit or loss Book value of liability 31.12.2015 67,837 51,162 118,999 Fair value on initial recognition 2016 0 1,000 1,000 Paid during the period 2016 - 85,959 - 158,317 - 244,276 Changes in value during the period 2016 28,180 119,976 148,156 Interest during the period 2016 256 0 256 Book value of liability 31.12.2016 10,314 13,821 24,135 Paid during the period 2017 - 10,483 0 - 10,483 Changes in value during the period 2017 148 - 13,821 - 13,673 Interest during the period 2017 21 0 21 Book value of liability 31.12.2017 0 0 0 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 103 /123 Corporate Governance

104 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA NOTE 23 OTHER PROVISIONS FOR LIABILITIES Severance pay (long - term) Provisions for liabilities are associated with severance pay on termination of employment. The plan covered initially 70 employees of the Group who have received severance packages in connection with the restructuring of the companies. The obligations are paid monthly up to 2019 and are presented under other non - current provisions for liabilities. The provision is calculated by discounting future payments including social security contributions at a discount rate which depends on the length of the obligation. As at 31.12.2017, the provision was associated with four remaining individuals. Severance pay (short - term) It has been necessary for the Group to make organisational and staffing adjustments in order to meet new requirements, including new work processes and improved profitability. During this change process, the Group offered a range of personnel policy initiatives to its employees, in order to fulfil the new framework conditions without compulsory downsizing. As at 31.12.2017, the liability associated with this was recognised at NOK 2.2 million. All of the current liabilities are recognised in the statement of financial position under other current liabilities. Non - current liabilities 2017 Figures in NOK 1000 Book value as at 31.12.2016 R ev ersed pr o vision 2017 Recognised pr o vision 2017 T r anslation Book difference value as at 2017 31.12.2017 Severance pay 627 - 307 0 0 320 Non - current provisions 627 - 307 0 0 320 2016 Book value as at Reversed provision Recognised provision Translation difference Book value as at Figures in NOK 1000 31.12.2015 2016 2016 2016 31.12.2016 Severance pay 1,140 - 513 0 0 627 Non - current provisions 1,140 - 513 0 0 627 Current liabilities 2017 Figures in NOK 1000 Book value as at 31.12.2016 R ev ersed pr o vision 2017 Recognised pr o vision 2017 T r anslation Book Difference value as at 2017 31.12.2017 Severance pay Other provisions 2,276 10,000 - 1,900 0 1,762 0 20 0 2,158 10,000 Other current liabilities 12,276 - 1,900 1,762 20 12,158 2016 Figures in NOK 1000 Book value as at 31.12.2015 R ev ersed pr o vision 2016 Recognised pr o vision 2016 T r anslation Book Difference value as at 2016 31.12.2016 Severance pay Other provisions 7,080 10,000 - 5,434 0 630 0 0 0 2,276 10,000 Other current liabilities 17,080 - 5,434 630 0 12,276 NOTE 24 CURRENT LIABILITIES Figures in NOK 1000 2017 2016 Unpaid public duties Special duties, alcohol Value added tax Other public duties 569,034 339,151 19,820 549,231 304,407 58,672 Total unpaid public duties* 928,005 912,310 Figures in NOK 1000 2017 2016 Other current liabilities Current non - interest - bearing debt* 25,329 19,088 Fair value, foreign exchange forward contracts 0 844 Provision for social security costs related to share - based remuneration 1,642 125 Provision for liabilities*, see Note 23 12,158 12,276 Other accrued costs* 158,615 165,001 Total other current liabilities 197,744 197,334 All current liabilities fall due within 12 months. * Items included in changes in working capital in Note 3. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 104 /123 Corporate Governance

105 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA NOTE 25 PLEDGES AND GUARANTEES Non - current credit financing in SEB The Group has a Group cash pool system at Skandinaviska Enskilda Banken (SEB), which includes the subsidiaries with the exception of the companies in the wine business in Sweden and Finland, and Det Danske Spiritus Kompagni A/S in Denmark. At the end of 2017, this Group cash pool system was managed by the parent company, Arcus ASA. The parent company has pledged surety on behalf of all of its subsidiaries, which is linked to the outstanding drawing on this scheme at any time. No collateral is pledged for the Group’s non - current credit financing in SEB. For further information about the non - current credit financing, see Note 21. Surety guarantee related to financial leasing One of the Group’s subsidiaries, Arcus - Gruppen AS, has pledged a surety guarantee for leased assets (financial leasing) with Nordea Finans. At the end of 2017, the surety guarantee amounted to TNOK 194,890 for the Group’s own leased operating equipment. See also Note 16 concerning leasing agreements. NOTE 26 BUSINESS MERGERS Acquisition of the remaining 50 per cent of Det Danske Spiritus Kompagni A/S In January 2017, the Arcus Group reached agreement with Flemming Karberg Familieholding ApS on the acquisition of the remaining 50 per cent ownership interest in Det Danske Spiritus Kompagni A/S (DDSK). Up to and including 31.12.2016, DDSK was owned on a 50/50 basis by the Arcus Group and Flemming Karberg Familieholding ApS, and was treated as a Joint Venture in the Arcus Group, see also Note 13. This is a strategic acquisition to gain control of the entire value chain related to the company’s activities in Denmark. The acquisition was implemented as from 1.1.2017 and means that in accounting terms, DDSK will be fully consolidated in the Group as from the same date. A final acquisition analysis is presented below, based on the company’s statement of financial position as of the acquisition date. Figures in NOK 1,000 Recognised value of acquired business Obser v able excess values Fair value of acquired business Tangible assets Receivables Bank deposits Unpaid public duties Other current liabilities Tax payable 21 44,883 23,933 - 12,318 - 39,915 - 715 0 0 0 0 0 0 Fair value, observable net assets Acquisition value Goodwill 21 44,883 23,933 - 12,318 - 39,915 - 715 15,887 31,535 15,647 The acquisition of the remaining shares in DDSK was mainly based on the same share price as for the existing shares, so that the acquisition did not entail any revaluation gains. The company is not assessed to have any excess value other than goodwill. On acquisition, goodwill is the part of the net excess value that is not identifiable. Estimated goodwill is capitalised in the consolidated statement of financial position based on the expectation that synergies with the Group’s existing operations will provide opportunities for increased earnings in the future. The acquisition analysis is final. Net cash outflow related to the acquisition: Figures in NOK 1000 2017 - Cash payment on acquisition · Cash and cash equivalents in the acquired business - 22,753 23,933 Net cash outflow on acquisition 1,180 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 105 /123 Corporate Governance

106 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA The effect of acquired activities on the profit for the year: Figures in NOK 1,000 2017 Sales revenue 147,418 Total operating revenues 147,418 Cost of sales Payroll costs Share of operating expenses - 119,853 - 9,810 - 10,063 Total operating expenses - 139,726 Operating profit 7,692 Acquisition of BevCo AS In September 2017, the Group acquired all of the shares in BevCo AS. Among other things, the company holds the distribution rights for Dooley’s Toffee in Norway, and the acquisition was thus part of the Group’s strategy to make small and selective acquisitions in order to strengthen its position in the Nordic region. The acquisition was implemented as from 1.9.2017 and the company has been fully consolidated in the Group as from the same date. A final acquisition analysis is presented below, based on the company’s statement of financial position as of the acquisition date. Figures in NOK 1,000 Recognised value of acquired business Obser v able excess values Fair value of acquired business Brands 0 3,900 3,900 Inventories 201 0 201 Receivables 120 0 120 Bank deposits 1,008 0 1,008 Unpaid public duties - 93 0 - 93 Other current liabilities - 274 0 - 274 Deferred tax liability 0 - 858 - 858 Fair value, observable net assets 4,004 Acquisition value 4,940 Goodwill 936 Net cash outflow related to the acquisition: Figures in NOK 1000 2017 - Cash payment on acquisition · Cash and cash equivalents in the acquired business - 4,940 1,008 Net cash outflow on acquisition - 3,932 NOTE 27 EVENTS AFTER THE CLOSE OF THE FINANCIAL YEAR Other No significant events occurred between the close of the financial year and the date on which Arcus ’s consolidated financial statements and parent company financial statements were approved for publication. This applies to events that would have provided knowledge of factors present at the close of the financial year, or events concerning matters that have arisen since the close of the financial year. The consolidated financial statements were approved for publication by resolution of the Board of Directors on 15 March 2018. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 106 /123 Corporate Governance

107 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Alternative performance measurements In the discussion of the reported operational results, statement of financial position and cash flows, the Group refers to a number of parameters for Alternative performance measurements. These are not defined in the general accounting policies, as for IFRS. The Group Management of the Arcus Group frequently uses these parameters for Alternative performance measurements and believes that, in combination with comparable parameters defined in ordinary accounting policies, these are of great benefit to investors wishing to understand the Group’s business, ability to fulfil its commitments, and ability to monitor the development of new business opportunities. These alternative measurements of results should not be seen in isolation, but, as the name indicates, are an alternative to more well - known result measurement parameters as defined in international accounting standards. Below, the Group’s parameters for Alternative performance measurements are defined. Gross profit The Arcus Group defines gross profit as total operating revenue less cost of sales. Figures in NOK 1000 2017 2016 Group Sales revenues 2,530,126 2,521,826 Other operating revenues 44,934 60,571 Total operating revenue 2,575,060 2,582,397 Cost of sales - 1,408,524 - 1,467,920 Gross profit 1,166,536 1,114,477 Figures in NOK 1000 2017 2016 Spirits Sales revenues 763,421 751,107 Other operating revenues 149,862 152,776 Total operating revenue 913,283 903,883 Cost of sales - 404,928 - 427,031 Gross profit 508,355 476,851 Figures in NOK 1000 2017 2016 Wine Sales revenues 1,522,689 1,538,676 Other operating revenues 18,190 13,697 Total operating revenue 1,540,879 1,552,373 Cost of sales - 1,154,411 - 1,165,620 Gross profit 386,469 386,753 Figures in NOK 1000 2017 2016 Distribution Sales revenues Other operating revenues 251,332 33,071 232,043 30,881 Total operating revenue Cost of sales 284,403 0 262,924 0 Gross profit 284,403 262,924 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 107 /123 Corporate Governance

108 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Other income and expenses To improve the information value of the Group’s consolidated income statement, significant positive and negative non - recurring items and restructuring costs are separated out to a separate line in the statement of income called other income and expenses. Other income and expenses are presented net on this income statement line. Other income and expenses are presented in Note 7. Below, the income statement is presented up to and including EBIT, with and without adjustment for other income and expenses: 2017 2016 Figures in NOK 1000 A djusted Non - adjusted A djusted Non - adjusted Sales revenues Other operating revenues 2,530,126 44,934 2,530,126 44,934 2,521,826 60,571 2,521,826 60,571 Total operating revenues 2,575,060 2,575,060 2,582,397 2,582,397 Net profit on sale of fixed assets 30 30 144 1,051 Cost of sales - 1,408,524 - 1,408,524 - 1,467,920 - 1,467,920 Salaries and other personnel costs - 417,412 - 422,334 - 392,545 - 399,505 Other operating expenses - 391,699 - 399,944 - 392,516 - 431,337 Share of profit from associated companies and jointly controlled entities 3,286 3,286 5,789 5,789 EBITDA 360,741 347,574 335,349 290,475 Depreciation and amortisation - 51,581 - 51,581 - 51,625 - 51,625 Write - downs 0 - 22,700 0 0 Operating profit (EBIT) 309,160 273,293 283,724 238,850 Other income and expenses - 13,167 0 - 44,874 0 Write - downs - 22,700 0 0 0 Reported operating profit 273,293 273,293 238,850 238,850 EBITDA and adjusted EBITDA EBITDA is defined as operating profit before depreciation, write - downs and amortisation. Adjusted EBITDA is defined as operating profit before depreciation, write - downs, amortisation and other income and expenses. EBITDA margin = EBITDA/Total operating revenue Adjusted EBITDA margin = adjusted EBITDA/Total operating revenue Below is a reconciliation of operating profit to adjusted EBITDA: Figures in NOK 1000 2017 2016 Group Operating profit Depreciation, write - downs and amortisation 273,293 74,281 238,850 51,625 EBITDA 347,574 290,475 Other income and expenses 13,167 44,874 Adjusted EBITDA 360,741 335,349 Figures in NOK 1000 2017 2016 Spirits Operating profit Depreciation, write - downs and amortisation 151,494 24,117 134,765 23,906 EBITDA 175,611 158,671 Other income and expenses 7,142 3,916 Adjusted EBITDA 182,753 162,587 Figures in NOK 1000 2017 2016 Wine Operating profit Depreciation, write - downs and amortisation 184,709 1,794 193,148 1,014 EBITDA 186,502 194,162 Other income and expenses 5,166 0 Adjusted EBITDA 191,668 194,162 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 108 /123 Corporate Governance

109 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Figures in NOK 1000 2017 2016 Distribution Operating profit Depreciation, write - downs and amortisation 660 12,825 - 11,435 13,632 EBITDA 13,485 2,197 Other income and expenses 647 399 Adjusted EBITDA 14,132 2,596 Figures in NOK 1000 2017 2016 Other Operating profit Depreciation, write - downs and amortisation - 35,690 7,666 - 72,917 8,363 EBITDA - 28,024 - 64,554 Other income and expenses 212 40,559 Adjusted EBITDA - 27,812 - 23,995 OTHER DEFINITIONS OF ALTERNATIVE PERFORMANCE MEASUREMENTS, SHOWN IN KEY FIGURES Equity ratio Equity ratio = equity/total equity and debt Net interest - bearing debt Net interest - bearing debt = Debt to financial institutions + book value of capitalised front - end fee + fair value, interest rate swap - bank deposits and other cash and cash equivalents. Figures in NOK 1000 2017 2016 Net interest - bearing debt Non - current interest - bearing debt to credit institutions 909,218 886,255 Short - term interest - bearing debt to credit institutions 90,071 16,498 Book value of capitalised front - end fee 6,577 8,032 Bank deposits and other cash and cash equivalents - 184,415 - 199,385 Net interest - bearing debt 821,451 711,400 Organic growth Organic growth in income is the Group or segment’s total operating revenue, adjusted for translation effects and structural changes. Figures in NOK 1000 2017 2016 Group Sales revenues 2,530,126 2,521,826 Other operating revenues 44,934 60,571 Total operating revenue 2,575,060 2,582,397 Currency effects 1 0 - 13,682 Structural changes 2 - 46,060 - 6,940 Calculation basis, organic growth 2,529,000 2,561,775 1 Currency effects are calculated by translation of income in 2016 in other currencies than NOK at the same average rate as for translation of income in 2017. 2 The structural changes in 2017 primarily comprise adjustment for revenue from the acquisition of the Dworek and Vanlig brands, and the acquisition of the DDSK and BevCo activities. The adjustment in 2016 is related to the effect on income of the discontinuation of the deposit scheme in Denmark. Figures in NOK 1000 2017 2016 Spirits Sales revenues 763,421 751,107 Other operating revenues 149,862 152,776 Total operating revenue 913,283 903,883 Currency effects 1 0 - 485 Structural changes 2 - 46,060 - 6,940 Calculation basis, organic growth 867,223 896,458 1 Currency effects are calculated by translation of income in 2016 in other currencies than NOK at the same average rate as for translation of income in 2017 . 2 The structural changes in 2017 primarily comprise adjustment for revenue from the acquisition of the Dworek and Vanlig brands, and the acquisition of the DDSK and BevCo business . The adjustment in 2016 is related to the effect on revenue from the discontinuation of the deposit scheme for re - used bottles in Denmark . Figures in NOK 1000 2017 2016 Wine Sales revenues Other operating revenues 1,522,689 18,190 1,538,676 13,697 Total operating revenue Currency effects 1 Structural changes 1,540,879 0 0 1,552,373 - 12,988 0 Calculation basis, organic growth 1,540,879 1,539,385 1 Currency effects are calculated by translation of income in 2016 in other currencies than NOK at the same average rate as for translation of income in 2017. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 109 /123 Corporate Governance

110 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2017 Arcus ASA Figures in NOK 1000 2017 2016 Distribution Sales revenues 251,332 232,043 Other operating revenues 33,071 30,881 Total operating revenue 284,403 262,924 Currency effects 0 0 Structural changes 0 0 Calculation basis, organic growth 284,403 262,924 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Companies in the Group Management of financial risk Information on cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10: Pension costs, assets and obligations Note 11: Financial income and costs Note 12: Tax Note 13: Investments in associated companies and jointly controlled entities Note 14: Tangible fixed assets Note 15: Intangible assets Note 16: Leasing agreements Note 17: Other receivables Note 18: Inventories Note 19: Cash and cash equivalents Note 20: Share capital and shareholder information Note 21: Debt to financial institutions Note 22: Liabilities at fair value through profit or loss Note 23: Other provisions for liabilities Note 24: Current liabilities Note 25: Pledges and guarantees Note 26 Business mergers Note 27 Events after the close of the financial year Alternative performance measurements Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 110 /123 Corporate Governance

111 FINANCIAL STATEMENTS AND NOTES | Arcus ASA ANNUAL REPORT 2017 Arcus ASA 2017 2016 OPERATING REVENUE AND EXPENSES Payroll costs Other operating expenses 1 10,244 4,540 6,285 37,909 Total operating expenses 14,784 44,194 Operating profit - 14,784 - 44,194 FINANCIAL INCOME AND EXPENSES 9 Income from investment in subsidiary 65,312 0 Interest income from Group companies 0 707 Other interest income 3,755 3,982 Other financial income 15,836 7,698 Interest costs to Group companies 0 - 2,795 Other interest costs - 10,107 - 42,660 Other financial costs - 11,882 - 155,372 Net financial profit/loss 62,914 - 188,440 PROFIT BEFORE TAX 48,130 - 232,634 Tax 2 17,111 - 32,965 RESULT FOR THE YEAR 31,019 - 199,669 Transferred from/to other equity 31,019 - 199,669 Total transfers 31,019 - 199,669 PARENT COMPANY ACCOUNTS Statement of income 01.01. - 31.12. Figures in NOK 1,000 Note PARENT COMPANY ACCOUNTS WITH NOTES Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Payroll costs Tax Subsidiaries Share capital and shareholder information Equity Pension obligations and costs Provisions for liabilities Loans, pledges and guarantees, etc. Intragroup receivables and liabilities Note 10: Cash and cash equivalents Note 11: Financial market risk Note 12: Events after the close of the financial year Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 111 /123 Corporate Governance

112 FINANCIAL STATEMENTS AND NOTES | Arcus ASA ANNUAL REPORT 2017 Arcus ASA Figures in NOK 1,000 Note 2017 2016 EQUITY AND LIABILITIES Equity Paid - in equity Share capital 4,5 1,360 1,360 Share premium 5 719,280 770,744 Total paid - in equity 720,640 772,104 Retained earnings Other equity 5 0 22,664 Total retained earnings 0 22,664 Total equity 720,640 794,768 Liabilities Provisions Pension obligations 6 757 0 Other provisions 7 0 13,821 Total provisions 757 13,821 Other non - current liabilities Debt to financial institutions 8 - 3,055 - 3,835 Total other non - current liabilities - 3,055 - 3,835 Current liabilities Debt to financial institutions 8 72,700 0 Trade payables 106 19,498 Trade payables to Group companies 9 3 19,559 Other current liabilities 6,423 46,571 Other current liabilities payable to Group companies 9 0 1,350 Allocated dividend 5 112,920 99,994 Intragroup balance in Group cash pool system 9,10 725,894 689,015 Total current liabilities 918,046 875,987 Total liabilities 915,748 885,973 TOTAL EQUITY AND LIABILITIES 1,636,388 1,680,741 Statement of financial position as at 31 December Figures in NOK 1,000 Note 2017 2016 ASSETS Fixed assets Intangible assets Deferred tax assets 2 124,137 141,248 Total intangible assets 124,137 141,248 Financial assets Investment in subsidiary 3 1,438,317 1,438,317 Total financial assets 1,438,317 1,438,317 Total fixed assets 1,562,454 1,579,565 Current assets Receivables Trade receivables from Group companies 9 22 0 Group contributions from Group companies 9 65,312 0 Current receivables from Group companies 9 8,326 0 Other receivables 274 445 Total receivables 73,934 445 Cash and cash equivalents 10 0 100,731 Total current assets 73,934 101,176 TOTAL ASSETS 1,636,388 1,680,741 Gjelleråsen, 15 March 2018 Michael Holm Johansen Chairman of the Board Stein Erik Hagen Hanne Refsholt Eilif Due Trond Berger Leena Saarinen Erik Hagen Kjell Arne Greni Ingrid E. Skistad Ann - Beth Freuchen Kenneth Hamnes Group CEO PARENT COMPANY ACCOUNTS WITH NOTES Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Payroll costs Tax Subsidiaries Share capital and shareholder information Equity Pension obligations and costs Provisions for liabilities Loans, pledges and guarantees, etc. Intragroup receivables and liabilities Note 10: Cash and cash equivalents Note 11: Financial market risk Note 12: Events after the close of the financial year Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 112 /123 Corporate Governance

113 FINANCIAL STATEMENTS AND NOTES | Arcus ASA ANNUAL REPORT 2017 Arcus ASA Statement of cash flows 01.01. - 31.12. Figures in NOK 1,000 2017 2016 CASH FLOWS FROM OPERATIONS Pre - tax profit Pension costs without cash effect Costs related to share - based remuneration without cash effect Value changes without cash effect Financial expenses without cash effect Change in trade receivables Change in trade payables Change in other current assets and other liabilities 48,130 284 7,898 - 13,821 780 - 22 - 38,948 - 114,965 - 232,634 0 606 120,065 20,563 0 38,627 47,115 Net cash flows from operational activities - 110,664 - 5,658 CASH FLOWS FROM INVESTMENT ACTIVITIES Paid - out on the settlement of synthetic shares and options 0 - 154,701 Net cash flow from investment activities 0 - 154,701 CASH FLOWS FROM FINANCING ACTIVITIES Change in loans to subsidiaries Pension obligation taken over from subsidiary Share issue Proceeds from debt to financial institutions Repayment of debt to financial institutions Capitalised front - end fees Change in intragroup balance in Group cash pool system Payments of dividends/Group contributions 0 348 0 72,700 0 0 36,879 - 99,994 65,000 0 768,883 100,000 - 629,159 - 4,400 - 66,994 0 Net cash flow from financing activities 9,933 233,330 Net change in cash and cash equivalents Holdings of cash and cash equivalents as at 01.01. - 100,731 100,731 72,971 27,760 Holdings of cash and cash equivalents as at 31.12. 0 100,731 PARENT COMPANY ACCOUNTS WITH NOTES Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Payroll costs Tax Subsidiaries Share capital and shareholder information Equity Pension obligations and costs Provisions for liabilities Loans, pledges and guarantees, etc. Intragroup receivables and liabilities Note 10: Cash and cash equivalents Note 11: Financial market risk Note 12: Events after the close of the financial year Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 113 /123 Corporate Governance

114 FINANCIAL STATEMENTS AND NOTES | Arcus ASA ANNUAL REPORT 2017 Arcus ASA Accounting policies The annual accounts have been prepared in accordance with the Norwegian Accounting Act of 1998 and generally accepted accounting policies. The company was founded on 5 November 2004, and listed on the Oslo Stock Exchange on 1 December 2016. The purpose of the company is to operate the import, export, production, storage and distribution of alcoholic beverages and other goods, and other activities related to this business, as well as the ownership of participations in other companies that conduct such business. CONSOLIDATED FINANCIAL STATEMENTS Arcus ASA owns 100 per cent of the shares in Arcus - Gruppen AS and Vectura AS. GENERAL RULE FOR VALUATION AND CLASSIFICATION OF ASSETS AND LIABILITIES Assets intended for continuing ownership or use are classified as fixed assets. Other assets are classified as current assets. Receivables due for payment within one year are classified as current assets. The classification of current and non - current liabilities is based on similar criteria. Fixed assets are valued at acquisition cost, but written down to fair value if the impairment is not expected to be temporary. Fixed assets with a limited economic life are depreciated according to a reasonable depreciation plan. Current assets are valued at the lower of cost or fair value. Current and non - current liabilities are capitalised at the nominal amounts received at the time of establishment. Borrowing costs are capitalised together with the loan and amortised over the term of the loan. The first year’s instalment is reclassified as a current liability. Certain items are valued according to different principles, as explained below. SHARES IN SUBSIDIARIES Shares in subsidiaries are valued using the cost method. The transaction costs are added to the purchase price of shares in subsidiaries. Shares are written down to fair value if this is lower than the recognised value. Group contributions are recognised in the statement of income in the same year as they are allocated in the subsidiary. If dividends/other distributions exceed the share of retained profit after the acquisition, the surplus represents repayment of invested capital and the distributions are deducted from the value of the investment in the statement of financial position. RECEIVABLES Trade receivables and other receivables are stated at nominal value after deduction of provisions for expected losses. Provisions for losses are made on the basis of an individual assessment of each receivable. CASH AND CASH EQUIVALENTS Cash and cash equivalents include cash, bank deposits and other means of payment with a due date less than three months from the acquisition date. BORROWING Financial liabilities through borrowing are recognised at the amount received net of transacti - on costs. Transaction costs (front - end fees) are capitalised in the statement of financial position and depreciated over the term of the loan. Borrowing in currencies other than the functional currency is translated at the exchange rate at the close of the financial year . PENSIONS Pension costs comprise the change in pension obligations based on actuarial assumptions and costs related to defined - contribution pension schemes. For pension obligations based on actuarial assumptions the costs concern the pension earned during the period, based on assumptions concerning future wage growth and interest costs on the calculated obligation. Net pension costs are classified as payroll costs in the statement of income. Changes in the liability resulting from changes in pension plans are taken to profit or loss immediately. Changes in the pension liability and the pension assets resulting from changes in, and deviations from, the estimate assumptions (estimate deviations), are recognised against equity. TAXES Tax expenses are matched with profit/loss before tax. Tax costs comprise tax payable (tax on the year’s directly taxable income) and changes in net deferred tax. Tax costs are allocated to ordinary profit/loss and profit/loss from extraordinary items in accordance with the taxation basis. Deferred tax and deferred tax assets are presented net in the statement of financial position. Tax assets are only capitalised if it can be shown to be probable that they can be utilised via future taxable income. STATEMENT OF CASH FLOWS The indirect method is used in the preparation of the statement of cash flows. Cash and cash equivalents in the statement of financial position are defined as holdings of cash and cash equivalents in the statement of cash flows. All figures in the financial statements are presented in NOK 1,000 unless otherwise indicated. PARENT COMPANY ACCOUNTS WITH NOTES Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Payroll costs Tax Subsidiaries Share capital and shareholder information Equity Pension obligations and costs Provisions for liabilities Loans, pledges and guarantees, etc. Intragroup receivables and liabilities Note 10: Cash and cash equivalents Note 11: Financial market risk Note 12: Events after the close of the financial year Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 114 /123 Corporate Governance

115 FINANCIAL STATEMENTS AND NOTES | Arcus ASA ANNUAL REPORT 2017 Arcus ASA Notes NOTE 1 PAYROLL COSTS 2017 2016 Salaries including holiday pay 7,408 4,930 Social security costs 1,097 410 Pension costs including social security costs 464 0 Other personnel costs 1,275 945 Total salaries and other personnel costs 10,244 6,285 Average number of employees 2 0 2017 2016 The company had two employees during the year. The company had no employees in 2016, but remuneration was paid to the Board of Directors. In addition, bonuses have been re - invoiced and provisions have been made for bonus payments related to the work on the IPO process in 2016. The declared remuneration to the Group CEO for 2016 was earned, recognised and paid from the subsidiary Arcus - Gruppen AS. As from 2017, the Group CEO has been employed by and received his salary from Arcus ASA. The Group CEO also has an ordinary bonus agreement which, on specific terms, will release payment of up to five monthly salaries. He is also included in a temporary share programme (matching shares) which was established in conjunction with the IPO in 2016, and a newly - established option programme that was adopted by the Annual General Meeting in May 2017. His holdings in these incentive schemes are specified in the Group’s Note 9. The Group CEO and other members of the Group Management have an ordinary occupational pension with Storebrand, which entails 5 per cent pension contributions for salaries of 0 to 7.1G and 11 per cent for salaries from 7.1 to 12G. He also has a supplementary pension agreement that gives pension earnings of 15 per cent of salaries above 12G. These pension earnings are capitalised annually in the company’s statement of financial position, where the return is based on the return from the Storebrand Balansert pension fund. If the CEO gives notice of termination, he is subject to six months’ notice of termination. If notice of termination is given by the Group, the Group CEO will be entitled to 12 months’ severance pay, and during this period will not be able to take employment in competing companies. No loans or surety are provided for the Group CEO or members of the Board of Directors. The Group CEO’s holdings of ordinary shares in Arcus ASA are stated in Note 20 for the Group. Share - based incentive schemes Matching shares: In conjunction with the stock - exchange listing of the parent company, Arcus ASA, in 2016 some key persons were offered matching shares, whereby they are entitled to receive one matching share for each share pur - chased under the IPO. These matching shares are granted to recipients in 2019 after the publication of the quarterly report for the fourth quarter of 2018, if the person in question is still employed at this time. If the listed share price on the redemption date exceeds two times the listed price on the allocation date, the number of matching shares will be reduced, so that the total value of the matching shares allocated The programme entailed costs of TNOK 1,476 in 2017. Options: At the annual general meeting of Arcus ASA in May 2017, a new option programme for senior executives in the Group was adopted, with annual allocation of new options. Two persons at Arcus ASA are included in this programme, including the Group CEO. The options’ vesting period will be three years from the allocation date, whereby the participants have two years to redeem the options after the vesting period. A condition for redemption of an option is that the executive is still employed after the vesting period, and that the Group’s KPI objectives, as determined by the Board of Directors, have been achieved in the same period. The options are valued using the Black - Scholes model, for which the most important assumptions on the valuation date will be the spot rate on the valuation date, the estimated time during the redemption period in which the Group assumes that the holders will redeem the option, the dividend in the period, and the share’s assumed volatility. The option’s maximum redemption price is limited to three times the spot rate at the time of allocation. There are no dividend rights related to the options during the period prior to redemption. PARENT COMPANY ACCOUNTS WITH NOTES Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Payroll costs Tax Subsidiaries Share capital and shareholder information Equity Pension obligations and costs Provisions for liabilities Loans, pledges and guarantees, etc. Note 9: Intragroup receivables and liabilities Note 10: Cash and cash equivalents Benefits to executive personnel Group CEO Board of Directors Group CEO Board of Directors does not exceed two times the value on the allocation date. Note 11: Financial market risk Salary 3,031 2,444 2,444 1,527 In Arcus ASA, two persons received this offer, including the Group CEO. Together they are entitled to Note 12: Events after the close of the financial year Bonus earned for the current year 324 0 1,100 0 allocation of 61,867 shares in Arcus ASA if the employment criterion is fulfilled on the allocation date Auditor's report Pension costs 386 0 308 0 (of which 42,100 shares for the Group CEO). Other remuneration 227 0 220 0 Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 115 /123 Corporate Governance

116 FINANCIAL STATEMENTS AND NOTES | Arcus ASA ANNUAL REPORT 2017 Arcus ASA The programme entailed costs of TNOK 441 in 2017. Below is a specification of outstanding options at the end of the year: Number of options 2017 2016 Outstanding options at the beginning of the year Allocated options during the year 0 290,199 0 0 Outstanding options at the end of the year* 290,199 0 * Of which 199,426 outstanding options to the Group CEO. Auditors' fees 2017 2016 Statutory audit Other financial auditing Other certification services 328 88 0 326 0 707 Total auditors' fees 416 1,033 The amounts are stated in TNOK and exclude VAT. Other services than auditing in 2016 are solely related to fees in conjunction with the IPO process. NOTE 2 TAX Tax for the year is calculated as follows: 2017 2016 Change in deferred tax Tax effect of costs related to the IPO, carried to equity 17,111 0 - 34,392 1,427 Tax 17,111 - 32,965 Reconciliation from nominal to actual tax rates: Profit before tax 48,130 - 232,634 Expected income tax at a nominal tax rate of 24 per cent (25 per cent in 11,551 - 58,159 2016) Tax effect of the following items: Non - deductible costs 276 17,882 Change due to a change in tax rate 5,397 5,885 Tax on costs booked directly to equity - 113 1,427 Tax 17,111 - 32,965 Effective tax rate 35.6% 14.2% Specification of temporary differences and deficit carried forward: 2017 2016 Asset Liability Asset Liability Non - current debt 0 3,055 0 3,835 Pension obligations 757 0 0 0 Other liabilities 1,271 0 16,312 0 Deficit carried forward 540,754 0 576,057 0 Total 542,782 3,055 592,369 3,835 Basis for deferred tax asset/liability 539,727 588,534 Net deferred tax asset in the statement of financial position* 124,137 141,248 At the end of the year, the company had NOK 124.4 million in capitalised deferred tax assets associated with the deficit to be carried forward. Based on the Group’s strategic plans and current long - term plans for companies in the tax group, the Board of Directors and executive management expect that the deferred tax assets can be utilised. At the end of 2017, deferred tax was calculated at 23 per cent as a result of government tax changes as from 2018. At the end of 2016, deferred tax was calculated at 24 per cent. NOTE 3 SUBSIDIARIES Subsidiaries of Arcus ASA Company Date of acquisition Business office Voting and ownership Currency Nominal share capital Arcus - Gruppen AS 10.10.05 Nittedal 100% NOK 276,000 Vectura AS 30.09.13 Nittedal 100% NOK 14,000 Equity according to last annual Profit for Company Cost price (NOK) Book value as at 31.12 fi nancia l state - ments (NOK) the year 2017 (NOK) Arcus - Gruppen AS 1,886,607 1,362,217 1,958,409 114,747 Vectura AS 76,100 76,100 21,708 - 2,433 Total subsidiaries 1,962,707 1,438,317 1,980,117 112,314 PARENT COMPANY ACCOUNTS WITH NOTES Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Payroll costs Tax Subsidiaries Share capital and shareholder information Equity Pension obligations and costs Provisions for liabilities Loans, pledges and guarantees, etc. Intragroup receivables and liabilities Note 10: Cash and cash equivalents Note 11: Financial market risk Note 12: Events after the close of the financial year Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 116 /123 Corporate Governance

117 FINANCIAL STATEMENTS AND NOTES | Arcus ASA ANNUAL REPORT 2017 Arcus ASA NOTE 4 SHARE CAPITAL AND SHAREHOLDER INFORMATION 01.12.2016 Share issue 68,023,255 0.02 1,360 31.12.17 68,023,255 0.02 1,360 Number of Ownership and 20 largest shareholders as at 31.12.2017: shares voting rights Canica AS 22,670,000 33.3% Geveran Trading Co Ltd 6,750,000 9.9% Verdipapirfondet DNB Norge (IV) 3,577,915 5.3% Dividend The Board of Directors proposes dividend distribution of NOK 1.66 per share for 2017 (2016 NOK 1.47 per share ). NOTE 5 EQUITY The share capital comprises: Share capital Share premium Other equity T otal Date Total number Change of shares Nominal value Book value (NOK 1,000) Equity as at 01.01 1,360 770,744 22,664 794,768 31.12.2015 1,000,000 1.00 1,000 Profit for the year Share - based payment 0 0 0 0 31,019 7,898 31,019 7,898 20.10.16 Split 1:50 50,000,000 0.02 1,000 Estimate deviations, pensions 0 0 - 125 - 125 Allocated dividend 0 - 51,464 - 61,456 - 112,920 Equity as at 31.12 1,360 719,280 0 720,640 NOTE 6 PENSION OBLIGATIONS AND COSTS The company is obliged to have an occupational pension scheme under the Norwegian Mandatory Oc - cupational Pensions Act, and has a pension scheme which fulfils the requirements of the Act. Hoff SA 3,297,000 4.8% Sundt AS 3,234,957 4.8% Defined - contribution pension The Arcus Group’s ordinary pension plan for all other employees is a defined - contribution pension plan with ments. This is in line with the recommendations of the Norwegian Accounting Standards Board (NASB). The pension assumptions made by the company are consistent with the recommendations of the Accounting Standards Board from September 2017. PARENT COMPANY ACCOUNTS WITH NOTES Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Payroll costs Tax Subsidiaries Share capital and shareholder information Equity Pension obligations and costs Provisions for liabilities Loans, pledges and guarantees, etc. Intragroup receivables and liabilities Note 10: Cash and cash equivalents Note 11: Financial market risk Note 12: Events after the close of the financial year Folketrygdfondet 1,800,000 2.6% Storebrand. The contribution rate is 5 per cent of salary in the bracket from 0 to 7.1 times the National Auditor's report Danske Invest Norske Instit. II. 1,725,100 2.5% Insurance basic amount (G), and 11 per cent of salary in the bracket from 7.1 to 12 times the National KLP Aksjenorge 1,266,494 1.9% Insurance basic amount (G). In addition, there is a private disability plan with a 66 per cent benefit level, Verdipapirfondet DNB Norden (III) 1,222,178 1.8% without free policy accumulation. The child and dependent supplement to Arcus’ group life plan is a Centra Invest AS 1,169,846 1.7% replacement for the previous spouse and child pension. Holta Invest AS 1,000,000 1.5% The costs associated with the defined - contribution pension plan are related to the current premium invoices Ilmarinen Mutual Pens Ins Comp 1,000,000 1.5% from the insurance company with which the Arcus Group has signed a defined - contribution pension agreement. Verdipapirfondet DNB Norge Selektiv 936,616 1.4% The current defined - contribution pensions and disability pensions for employees in the defined - contribution Goldman Sachs International NOM 900,000 1.3% plan are adjusted annually on the basis of the pension fund’s surplus. Skandinaviska Enskilda Banken AB Employees in the defined - contribution plan who have become disabled are entitled to have their disability (A/C SEB AIF - Swedish Residents) NOM 862,000 1.3% obligations regulated by the same adjustment as the basic amount (G) each year and the capitalised obligation Danske Invest Norske Aksjer Inst 855,400 1.3% related to this was NOK 0.1 million at the end of 2017. Landkreditt dividend Kommunal Landspensjonskasse 850,000 809,707 1.2% 1.2% Unfunded pension arrangement The Group CEO also has an unfunded pension arrangEment in which the pension entitlement earned is 15 Skandinavniska Enskilda Banken AB (A/C clients account) NOM 795,113 1.2% per cent of the salary above 12G. Ongoing provision is made for this obligation in the company’s balance Citibank Europe Plc NOM 794,127 1.2% sheet, with annual interest at the same rate as achieved in Storebrand Balansert Pensjon. At the end of Other shareholders 12,506,802 18.4% 2017, this obligation was recognised at NOK 0.7 million. Total 68,023,255 100.0% General assumptions The company applies a discount rate equivalent to the covered bond interest rate to its pension commit - Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 117 /123 Corporate Governance

118 FINANCIAL STATEMENTS AND NOTES | Arcus ASA ANNUAL REPORT 2017 Arcus ASA Figures in NOK 1,000 Pension costs 2017 2016 Current value of pension earnings for the year 213 0 Interest cost of pension obligations 36 0 Accrued social security contributions 35 0 Net pension costs after social security contributions 284 0 Defined - contribution pension plan: Recognised contributions excluding social security contributions 180 0 Net pension obligations: Estimated accrued obligations, non - funded pension plans 757 0 Net pension assets/obligations recognised in the statement of financial position 757 0 Changes in obligations: Net pension obligations 01.01 0 0 Pension costs, continued operations 284 0 Paid in via operations after taking over an obligation from a subsidiary 348 0 Estimated deviations recognised directly in equity (IAS19R) 125 0 Net pension obligations 31.12. 757 0 Economic assumptions: Discount rate 2.30% 2.10% Expected salary adjustment 2.50% 2.25% Expected pension increase 1.50% 1.25% Expected adjustment of the National Insurance basic amount (G) 2.25% 2.00% Expected return on pension assets 2.30% 2.10% Actuarial and demographic assumptions: Withdrawal rate at 62 years 50% 50% Withdrawal rate at 67 years 50% 50% Mortality K2013 K2013 Disability K1963 K1963 Voluntary retirement (under 50 years) 5% 5% Voluntary retirement (over 50 years) 0% 0% The actuarial assumptions are based on commonly used assumptions within the insurance industry with regard to demographic factors. The Group’s pension plans satisfy the statutory requirements concerning mandatory occupational pension schemes. NOTE 7 PROVISIONS FOR LIABILITIES At the beginning of the year, 23,971 synthetic shares and 102,270 synthetic options associated with the parent company, Arcus ASA, had been issued. All of these were derecognised in conjunction with the parent company’s IPO in December 2016. At the end of 2016, there were no longer any agreements in this co - investment programme in Arcus ASA. The Group CEO had 5,970 synthetic options in this programme. The synthetic shares and options were issued at the estimated fair value on the issue date. The valuation on the issue date was calculated on the basis of external valuations, according to a cash flow model in which cash flows were discounted to fair value using a discount rate corresponding to the Group’s weighted average cost of capital (WACC), adjusted for a liquidity premium, but where the final value was also assessed against the pricing of comparable companies. The development in value in reporting periods between issue and settlement was calculated according to the same principles. On settlement, the synthetic shares resulted in a payment equivalent to the fair value of the actual shares in the parent company, multiplied by the number of synthetic shares. The fair value of the shares was set as the parent company’s opening price on the Oslo Stock Exchange. On settlement, the synthetic options resulted in a payment equivalent to the value per share beyond the exercise price, multiplied by the number of synthetic options. Value changes related to this incentive programme are presented under financial items. At the beginning of 2017 there was a remaining liability of NOK 13.8 million, which is mainly related to the remaining provision for uncertainty concerning a previous co - investment programme for executive personnel, with synthetic shares and options. This uncertainty was assessed to be insignificant in 2017, and the provision has been reversed. The changes in 2017 are presented in the table below. Reference is also made to Note 22 in the consolidated financial statements. Figures in NOK 1,000 Synthetic options Total provisions for liabilities Recognised value of liability, 1.1. 13,821 Changes in v alue during the period - 13,821 P ayments during the period 0 13,821 - 13,821 0 Book value of liability, 31.12 0 0 PARENT COMPANY ACCOUNTS WITH NOTES Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Payroll costs Tax Subsidiaries Share capital and shareholder information Equity Pension obligations and costs Provisions for liabilities Loans, pledges and guarantees, etc. Intragroup receivables and liabilities Note 10: Cash and cash equivalents Note 11: Financial market risk Note 12: Events after the close of the financial year Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 118 /123 Corporate Governance

119 FINANCIAL STATEMENTS AND NOTES | Arcus ASA ANNUAL REPORT 2017 Arcus ASA NOTE 8 LOANS, PLEDGES AND GUARANTEES ETC. Overdraft facility, SEB NOK Floating 72,700 72,700 0 Total debt to financial institutions Capitalised front - end fees 72,700 - 3,055 0 - 3,835 Book value as at 31.12 69,645 - 3,835 T otal debt to financial institutions 72,700 0 0 72,700 The Group has a Group cash pool system at Skandinaviska Enskilda Banken (SEB), which includes the subsidiaries with the exception of the companies in the wine business in Sweden and Finland. At the end of 2017, this Group cash pool system was managed by Arcus ASA. Arcus ASA, has pledged surety on behalf of all of its subsidiaries, linked at all times to outstanding drawings on this scheme. The capitalised front - end fee with a book value of TNOK 3,055 relates to the front - end fee for the cash pool scheme. The outstanding value is here amortised over the duration of the loan, until the end of 2021. The Group has a long - term financing agreement with SEB, whereby the loan is formally for TSEK 750 and is booked in one of the subsidiaries in Sweden, VinGruppen Sweden Holding AB . The financing agreement does not include a pledger of security . The company has no non - current debt with terms exceeding five years. The agreement on a mortgage loan facility contains a loan term (covenant) concerning net interest - bearing debt as a ratio of adjusted EBITDA. The Group continuously monitors this clause and reports to the bank on a quarterly basis. As at 31.12.2017 the Group was well within the required ratio. NOTE 9 INTRAGROUP RECEIVABLES AND LIABILITIES Claims on Group contributions from Arcus - Gruppen AS Trade receivables from Group companies Other current receivables from Group companies 65,312 22 8,326 0 0 0 Total 73,660 0 Debt to financial institutions 2017 2016 Receivables 2017 2016 Figures in NOK 1,000 Currency Interest rate profile Loan amount in currency Loan amount in NOK Loan amount in NOK Liabilities 2017 2016 Maturity Due date Term structure 2018 2019 - 2021 Due date after 2021 T otal Trade payables to Group companies Other current liabilities payable to Group companies Intragroup balance in Group cash pool system 3 0 725,894 19,559 1,350 689,015 SEB 72,700 0 0 72,700 Total 725,897 709,924 The company has no consolidated assets or liabilities that will fall due more than five years after the close of the financial year. NOTE 10 CASH AND CASH EQUIVALENTS The company has no restricted bank deposits, but has a bank guarantee for a tax payment of TNOK 2,500. The company administrates the Group cash pool scheme for the Group and the scheme includes most of the Group’s subsidiaries. The Swedish and Finnish wine activities, and the new subsidiary, Det Danske Spiritus Kompagni A/S, are not included in the scheme. Net deposits or drawings by the subsidiaries are presented as intragroup balances with Arcus ASA. The joint overdraft limit in the Group cash pool system is TNOK 600,000. At year - end, the Group had total drawings of TNOK 72,700 from the scheme, which are presented as an overdraft for Arcus ASA, compared with a deposit of TNOK 100,731 at the end of 2016. As at 31.12.2017, Arcus ASA has drawings of TNOK 725,894 in the Group cash pool system, compared with drawings of TNOK 689,015 at the end of 2016. PARENT COMPANY ACCOUNTS WITH NOTES Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Payroll costs Tax Subsidiaries Share capital and shareholder information Equity Pension obligations and costs Provisions for liabilities Loans, pledges and guarantees, etc. Intragroup receivables and liabilities Note 10: Cash and cash equivalents Note 11: Financial market risk Note 12: Events after the close of the financial year Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 119 /123 Corporate Governance

120 FINANCIAL STATEMENTS AND NOTES | Arcus ASA ANNUAL REPORT 2017 Arcus ASA NOTE 11 FINANCIAL MARKET RISK Financial risk The company has individual financial derivatives for hedging purposes. The company does not fulfil the accounting requirements for hedge accounting and therefore does not treat these as hedging for accounting purposes. The risk management procedures are adopted by the Board of Directors and are undertaken by administration in collaboration with the individual business areas. The most important financial risks to which the company is exposed are associated with interest rate risk, liquidity risk and foreign currency risk. The company’s management continuously assesses how these are to be handled. Interest rate risk The company is exposed to interest rate risk on the investment of liquid assets and drawing on the Group cash pool system. At 31.12.2017 all of the company’s interest - bearing deposits and liabilities were subject to variable interest rates. Liquidity risk Liquidity risk is the risk that the Company will not be in a position to service its financial liabilities as they fall due. The company must at all times have sufficient liquidity to meet its obligations. It is also the goal to minimise the company’s excess liquidity. The company will work continuously to develop its financial independence, through close monitoring of income development and capital binding, and through continuous assessment of alternative sources of finance. As far as possible, the company wishes to have flexibility for its liquid assets in relation to day - to - day operations. The Group achieves this through a Group cash pool system with a drawing facility that as of 31.12.2017 is managed by Arcus ASA. When funds are needed for investment purposes, the company relies on its own liquidity as far as possible. However, for larger investments external debt financing from a financial institution is also used. Foreign currency risk In view of the company’s international activities, there is some exposure to foreign currency risk. As a general rule, currency is purchased in the spot market, but also to some extent in the forward market, in order to continuously offset net cash positions. The accounting treatment of financial derivatives is described under “Accounting policies”. The company makes some purchases in foreign currency (mainly EUR), while the functional currency is NOK. Receivables and debt, as well as monetary items in foreign currency, are translated at the closing rate on the balance sheet date. Foreign currency exposure is mainly hedged used forward contracts. During the year, purchase and sale of goods in foreign currency are hedged to a certain degree, and the forward rate achieved in the market is used as the transaction rate. As a general rule, the foreign currency exposure is hedged three times a year, at four - month intervals. At 31.12.2017 the company did not have any forward contracts (hedging) to hedge balance sheet items and orders received. NOTE 12 EVENTS AFTER THE CLOSE OF THE FINANCIAL YEAR No significant events occurred between the close of the financial year and the date on which Arcus ASA’s consolidated financial statements and parent company financial statements were approved for publication. This applies to events that would have provided knowledge of factors present at the close of the financial year, or events concerning matters that have arisen since the close of the financial year. The consolidated financial statements were approved for publication by resolution of the Board of Directors on 15 March 2018. PARENT COMPANY ACCOUNTS WITH NOTES Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Payroll costs Tax Subsidiaries Share capital and shareholder information Equity Pension obligations and costs Provisions for liabilities Loans, pledges and guarantees, etc. Intragroup receivables and liabilities Note 10: Cash and cash equivalents Note 11: Financial market risk Note 12: Events after the close of the financial year Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 120 /123 Corporate Governance

121 FINANCIAL STATEMENTS AND NOTES | Auditor's report ANNUAL REPORT 2017 Arcus ASA AUDITOR’S REPORT Statsautoriserte revisorer Ernst & Young AS Dronning Eufemias gate 6, NO - 0191 Oslo Postboks 1156 Sentrum, NO - 0107 Oslo Foretaksregisteret: NO 976 389 387 MVA Tlf: +47 24 00 24 00 Fax: +47 24 00 24 01 www.ey.no Medlemmer av Den norske revisorforening INDEPENDENT AUDITOR’S REPORT To the Annual Shareholders' Meeting of Arcus ASA Report on the audit of the financial statements Opinion We have audited the financial statements of Arcus ASA comprising the financial statements of the parent company and the Group . The financial statements of the parent company comprise the balance sheet as at 31 December 2017 the statement of income and statements of cash flows for the year then ended and notes to the financial statements, including a summary of significant accounting policies . The consolidated financial statements comprise the statement of financial position as at 31 December 2017, statement of income, statements of total comprehensive income, statement of cash flows and statement of changes in equity for the year then ended and notes to the financial statements, including a summary of significant accounting policies. In our opinion, Ź the financial statements are prepared in accordance with the law and regulations; Ź the financial statements present fairly, in all material respects, the financial position of the parent company as at 31 December 2017, and of its financial performance and its cash flows for the year then ended in accordance with the Norwegian Accounting Act and accounting standards and practices generally accepted in Norway; Ź the consolidated financial statements present fairly, in all material respects the financial position of the Group as at 31 December 2017 and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the EU. Basis for opinion We conducted our audit in accordance with laws, regulations, and auditing standards and practices generally accepted in Norway, including International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the financial statements section of our report. We are independent of the Company and the Group in accordance with the ethical requirements that are relevant to our audit of the financial statements in Norway, and we have fulfilled our ethical responsibilities as required by law and regulations. We have also complied with our other ethical obligations in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements for 2017. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. For each matter below, our description of how our audit addressed the matter is provided in that context. We have fulfilled the responsibilities described in the Auditor’s responsibilities for the audit of the financial statements section of our report, including in relation to these matters. Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the financial statements. The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on the financial statements. Impairment assessments – trade marks and goodwill As at 31 December 2017, the Arcus Group had significant trade marks and goodwill recognized in the balance sheet, representing 41% of the total capital. As the market conditions for some enterprises are uncertain, the risk for losses due to impairment of these cash generating entities, including Excellars, is increasing. In addition, some spirit brands have in recent years shown signs of declining turnover. Due to the extent of judgmental assessments applied in management’s models for impairment considerations, together with the significant value in the balance sheet, the impairment assessments of trade marks and goodwill are considered a key audit matter. Our audit of the Group’s impairment assessments has included a review and testing of the impairment models, assessment of cash - generating entities, control of mathematical accuracy of models together with testing and evaluating the assumptions management used as a basis in the calculations. We also reviewed the design of management’s internal controls related to the impairment assessments. In addition, we considered management’s assumption on future cash - flow forecasts by looking at the historical accuracy in management’s budgets and prognoses against the Company’s actual results. We compared key assumptions against market information where available. We also assessed discount rates by comparing the assumptions for the calculation with external data like expected inflation, debt ratio, loan interest, risk premium and beta values for comparable companies. In addition, we have reviewed and carried out sensitivity analyses in order to evaluate how sensitive the model is for changes in the most important underlying assumptions. We refer to note 15 in the financial statements and to information about intangible assets and significant accounting estimates and judgmental considerations in the Group’s accounting principles. Other information Other information consists of the information included in the Company’s annual report other than the financial statements and our auditor’s report thereon. The Board of Directors and Chief Executive Officer (management) are responsible for the other information. Our opinion on the financial statements does not cover the other information, and we do not express any form of assurance conclusion thereon. In connection with our audit of the financial statements, our responsibility is to read the other information, and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard. Responsibilities of management for the financial statements Management is responsible for the preparation and fair presentation of these financial statements in accordance with the Norwegian Accounting Act and accounting standards and practices generally accepted in Norway for the financial statements of the parent company and International Financial Reporting Standards as adopted by the EU for the financial statements of the Group, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting, unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so. Auditor’s responsibilities for the audit of the financial statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the Independent auditor's report - Arcus ASA FINANCIAL STATEMENTS & NOTES Consolidated financial statements with notes Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Alternative performance measurements Parent Company accounts with notes Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 121 /123 Corporate Governance

122 FINANCIAL STATEMENTS AND NOTES | Auditor's report ANNUAL REPORT 2017 Arcus ASA aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. As part of an audit in accordance with law, regulations and generally accepted auditing principles in Norway, including ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also: Ź identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Ź obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control Ź evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management. Ź conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern. Ź evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation. Ź obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. Report on other legal and regulatory requirements Opinion on the Board of Directors’ report and on the statements on corporate governance and corporate social responsibility Based on our audit of the financial statements as described above, it is our opinion that the information presented in the Board of Directors’ report and in the statements on corporate governance and corporate social responsibility concerning the financial statements, the going concern assumption, and proposal for the allocation of the result is consistent with the financial statements and complies with the law and regulations. Independent auditor's report - Arcus ASA Opinion on registration and documentation Based on our audit of the financial statements as described above, and control procedures we have considered necessary in accordance with the International Standard on Assurance Engagements (ISAE) 3000, «Assurance Engagements Other than Audits or Reviews of Historical Financial Information», it is our opinion that management has fulfilled its duty to ensure that the Company's accounting information is properly recorded and documented as required by law and bookkeeping standards and practices accepted in Norway. Oslo, 16 March 2018 E RNST & Y OUNG AS Kjetil Rimstad State Authorised Public Accountant (Norway) (This translation from Norwegian has been made for information purposes only.) Independent auditor's report - Arcus ASA FINANCIAL STATEMENTS & NOTES Consolidated financial statements with notes Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Alternative performance measurements Parent Company accounts with notes Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 122 /123 Corporate Governance

51 DIRECTORS' REPORT ANNUAL REPORT 2018 Arcus ASA 2016, are firm. This entails organic growth of 3 - 5 per cent per annum (including minor bolt - on acquisitions) and EBITDA growth of 6 - 9 per cent per annum during the next three to five years. The Group's ambition is to pay annual dividend of around 50 - 70 per cent of the net annual profit. The consolidated financial statements of Arcus ASA are presented in accordance with IFRS (International Financial Reporting Standards). FINANCIAL DEVELOPMENT Statement of income In 2018, the Group’s total operating revenue was NOK 2,723 million (NOK 2,575 million in 2017). Increased wine sales, primarily in Sweden and Norway, and a higher number of new customers in Vectura, contributed positively to revenue, while sales of spirits showed a weak increase compared to the previous year, due to low market growth and somewhat lower market shares in some markets. Consolidated operating costs totalled NOK 2,463 million (NOK 2,292 million). The cost STRATEGY The Group has three business areas: Wine, Spirits and Distribution. For Wine, the domestic market is Sweden, Norway and Finland. There is strong focus on winning tenders and attracting complementing agencies. The further development of our own brands, primarily through Arcus Wine Brands, is important. The opportunity for minority owner - ship interests must be used actively to attract skilled individuals for starting up wine companies. For Spirits, the domestic market is defined as the Nordic countries and Germany. A clear objective is to further develop sales in the domestic market, while revitalising the German market. The primary objective is growth in the core categories of aquavit, bitters and cognac. Innovation is key, in terms of categories, consumer groups and occasions. Concerning Distribution, there is sustained focus on cost optimisation and on increasing revenue, primarily by attracting new customers. The Group's financial objectives, adopted in conjunction with the Group's IPO on 1 December increase is mainly due to a higher cost of sales, which is related to higher sales, but also to a weaker Norwegian krone and Swedish krona against the euro. In addition, logistics costs were somewhat higher, as a consequence of higher Distribution volume. On the other hand, impairment was lower than for the previous year. In 2018, the Group’s operating profit before depreciation (EBITDA) was NOK 307 million, compared to NOK 348 million in 2017. Operating EBITDA (adjusted for non - recurring items) was NOK 313 million, compared to NOK 361 million in 2017. A key reason is the negative currency development, making the Group’s purchases denominated in EUR more expensive. In 2018, the Group’s operating profit was NOK 257 million, compared to NOK 273 million in 2017. The decrease is mainly due to the same conditions as described above. The Group’s net financial items amounted to NOK - 36 million (NOK - 15 million) in 2018. The increase in net financial items is to a great extent driven by revenue recognition of NOK 14 million in 2017 concerning value adjustment of a remaining liability related to synthetic shares and options from prior to the IPO in 2016. In 2018, the Group’s tax costs amounted to NOK 57 million, compared to NOK 71 million in 2017. The effective tax rate was 26 per cent, compared to 27 per cent for the previous year. The lower effective tax rate is due to a lower actual tax rate in the Norwegian company, and lower non - deductible costs. The parent company Arcus ASA has no operating revenue. The pre - tax profit of the parent company was NOK 79 million, compared to NOK 48 million in 2017. The increase is mainly due to Group contributions of NOK 106 million from the subsidiary, Arcus - Gruppen AS, compared to NOK 65 million in 2017. Financial position, investments and liquidity At the end of the year, the Group had brands and goodwill for NOK 1,857 million (NOK 1,862 million). The decrease is mainly due to depreciation, as well as currency fluctuations, to some extent. At the close of the year, the Group had investments in fixed assets and software for NOK 343 million (NOK 359 million). In 2018, the Group invested NOK 23 million in fixed assets and software, while depreciation of NOK 42 million resulted in a lower book value at the end of 2018 compared to the end of 2017. No significant investments are expected in the coming years. The deferred tax assets at the end of the year amount to NOK 110 million, compared to NOK 137 million at the end of 2017. The reduction is mainly due to the utilisation of taxable deficits carried forward in Norway in 2018, while the net deferred tax asset is lower, as a consequence of a reduction of the tax rate from 23 per cent to 22 per cent in Norway as from 2019. At the end of 2018, financial assets totalled NOK 63 million (NOK 60 million). Directors' Report: ARCUS ASA The Arcus Group is a leading wine and spirits company in the Nordic region. The Group is a global market leader in the aquavit category, a market leader for spirits in Norway, and number two in Denmark. The Group is also the market leader for wine in Norway, number two in Sweden, and probably number three in Finland. Arcus ASA is a holding company whose purpose is the import, export, production, storage and distribution of alcoholic beverages and other goods, as well as other activities related to this business, and the ownership of interests in other companies that conduct such business. Arcus’ head office is located at Gjelleråsen in Nittedal Municipality, close to Oslo. DIRECTORS’ REPORT Strategy Financial developmen t Statement of income Financial position, investments and liquidity Significant changes in accounting policies Financial risk and risk management Credit risk Interest - rate risk Liquidity risk Currency risk About the company Employees and organisation Employees Absence due to illness Working environment and HSE Equal opportunities Diversity Ethical guidelines Data protection Environment Alcohol Ownership Continued operations Events after the close of the financial year Appropriation of profits Future prospects Board of Directors Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 51 /133 Corporate Governance

52 DIRECTORS' REPORT ANNUAL REPORT 2018 Arcus ASA Total current assets amounted to NOK 2,064 million, compared to NOK 2,114 million at the same time last year. Of this amount, receivables at year - end totalled NOK 1,341 million (NOK 1,519 million). At the end of 2018, cash and bank deposits were NOK 283 million (NOK 184 million). Group equity was NOK 1,654 million as at 31 December (NOK 1,669 million). Changes in equity are affected positively by the profit for the year, but reduced by the dividend paid to minority shareholders in the Group and share - holders in the parent company. At year - end, the equity ratio was 37 per cent, which is unchanged from the end of 2017. The Group is financed through non - current loans of NOK 728 million. In addition, the Group has debt of NOK 169 million related to financial leasing, of which NOK 18 million falls due during 2019. At the end of the year, the Group had non - utilised drawing facilities under the Group cash pool system, but had deposits of NOK 149 million. As at 31 December 2018, the Group’s total liabilities amounted to NOK 2,784 million (NOK 2,863 million), of which the interest - bearing debt amounted to 32 per cent. Consolidated net cash flow from operating activities was NOK 395 million (NOK 200 million). The change is influenced significantly by lower trade receivables due from Vinmonopolet at the end of 2018 than at the end of 2017. Net cash flow from investment activities was NOK - 23 million (NOK - 144 million). The positive change in cash flow from investment activities is mainly due to the acquisitions of the Vanlig and Hot n’Sweet brands in 2017. Net cash flow from financing activities was NOK - 261 million (NOK - 91 million). The change in cash flow from financing activities is to a great extent influenced by the redemption of drawing on the Group cash pool system by NOK 73 million in 2018, compared to an equivalent drawing increase in 2017. Holdings of cash and cash equivalents were NOK 283 million (NOK 184 million). Deviations between the company’s operating profit and operating cash flow are the Group’s financial expenses, changes in working capital and tax paid during the period. Significant changes in accounting policies IFRS 15 revenue recognition was introduced as of 1 January 2018. This has entailed insignificant changes to the income statement. See Note 4. IFRS Financial instruments, introduced as of 1 January 2019, has no consequences for Arcus. As from 1 January 2019, IFRS 16, Operational leases is introduced, which entails significant changes in the income statement and statement of financial position. See Note 16 for further information. Financial risk and risk management The Board has adopted a financial policy, defining the framework and guidelines for financial risk management within the Group. Arcus' principal source of income is the core business. The main risk management strategy for the Group is to limit the financial risk created by the core business. The most important financial risks to which the Group is exposed are associated with credit risk, interest - rate risk, liquidity risk and foreign currency risk . To a small extent, Arcus uses financial instruments to hedge interest - rate and currency risks. The Group does not use hedge accounting and on initial recognition, financial instruments are recognised as financial instruments at fair value, while changes in value are recognised through profit or loss. Credit risk The finance policy stipulates that credit risk must be assessed before establishing credit purchase agreements with new customers. The assessment includes a review of accounting information, as well as other relevant and accessible data, to determine the credit limit and credit terms. Once a relationship has been established with a customer, credit risk and credit limits are continuously assessed in relation to the customer's financial performance and payment history. Outstanding receivables are continuously monitored by the finance department in cooperation with the marketing departments of the individual businesses. A large proportion of the Group’s accounts receivable arise from the sale of wines and spirits to the state - owned monopoly outlets in the Nordic region. Credit risk associated with these customers is considered to be non - existent. The Group’s credit risk is otherwise spread over a large number of small customers within the hotel, restaurant and café market, as well as a small number of distributors outside the Nordic region. DIRECTORS’ REPORT Strategy Financial development Statement of income Financial position, investments and liquidity Significant changes in accounting policies Financial risk and risk management Credit risk Interest - rate risk Liquidity risk Currency risk About the company Employees and organisation Employees Absence due to illness Working environment and HSE Equal opportunities Diversity Ethical guidelines Data protection Environment Alcohol Ownership Continued operations Events after the close of the financial year Appropriation of profits Future prospects Board of Directors Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 52 /133 Corporate Governance

53 DIRECTORS' REPORT ANNUAL REPORT 2018 Arcus ASA Interest - rate risk The Group is exposed to interest - rate risk via financing activities (debt financing and financial leasing liabilities) and investments (bank deposits). At the end of 2018, the Group’s non - current liabilities consisted of credit facilities at SEB and financial leasing at Nordea Finans and Volvo Finans. The interest - rate hedging policy entails that up to 50 per cent of the base rate on non - current loans can be hedged. At the end of 2018, none of the Group's interest - bearing debt was hedged. The interest - rate margin on credit facilities at SEB is related to the size of the Group’s net interest - bearing debt relative to EBITDA, while the agreement with Nordea Finans involves a fixed interest - rate margin. Liquidity risk Liquidity risk is the risk that the Group will not be in a position to service its financial liabilities as they fall due. Arcus must at all times have sufficient liquidity to meet its obligations. At the same time, the aim is to minimise the Group’s surplus liquidity. The Group will work continuously to develop its financial independence, through close monitoring of income development and capital binding, and through continuous assessment of alternative sources of finance. Arcus aims for the greatest possible degree of flexibility in terms of utilising liquid assets as effectively as possible in day - to - day operations. This is achieved through a Group cash pool system with a drawing facility managed by Arcus AS. When funds are needed for investment purposes, the Group relies on its own liquidity as far as possible. However, for larger invest - ments external debt financing from a financial institution is also used. The Arcus Group had no significant investments during 2018, but acquired some minority interests in existing subsidiaries. This acquisition was financed with own liquidity and existing drawing facilities. The Group entered into a new financial leasing agreement with Volvo Finans in 2018, in conjunction with the replacement of three trucks in Distribution. This increased the debt by NOK 3 million. Currency risk The Group is exposed to currency risk as it operates in several countries and makes significant purchases in foreign currencies. The most significant currencies are euro, Danish krone, Swedish krona and US dollar. The Group’s currency exposure can mainly be divided into two groups: cash flow risk and translation risk. The principal objective is to limit the effect of exchange rate fluctuations on the Group’s cash flow in Norwegian kroner. It is continuously sought to offset changes in purchase costs from suppliers in functional currency, due to exchange rate fluctuations, by changing sales prices for customers, and by renegotiation of purchase prices from suppliers. The risk horizon, i.e. the time it takes to compensate for negative currency movements, is generally controlled by the price - adjustment opportunities in relation to the Nordic state monopolies. In Norway, this takes place every fourth month and in Sweden, every sixth month. As a general rule, currency is purchased in the spot market, but also to some extent in the forward market, in order to continuously offset net cash positions. Some of the Group’s non - current borrowing is undertaken in Swedish kronor, as a natural hedging of cash flows in the form of dividends in Swedish kronor. For reporting purposes, receivables and debt, as well as monetary items in foreign currency, are translated at the closing rates in the companies' functional currencies. The Group’s presentation currency is Norwegian kroner. The Group is therefore further exposed to currency risk on translating foreign subsidiaries from their functional currency to the Group’s presentation currency. This translation risk is not hedged. ABOUT THE COMPANY Arcus ASA owns all of the shares in Arcus - Gruppen AS and Vectura AS. The purpose of the company is to manage shares and other company holdings and the Group operates within the business areas of Wine, Spirits and Distribution. The Wine business area imports, bottles, markets and sells wine in Norway, Sweden and Finland, as well as within tax - free. In 2018, the Wine business area achieved sales of NOK 1,625 million, compared to NOK 1,541 million in 2017. EBITDA (adjusted) was NOK 182 million in 2018, compared to NOK 192 million in 2017. Sales increased as a consequence of adjusting the portfolio towards lighter wines (significant growth for white wine, rosé wine and sparkling wine), and a hot summer throughout the Nordic region. Profitability was undermined by a sustained high EUR rate. The operating profit for 2018 was NOK 167 million, compared to NOK 185 million for 2017. The Spirits business area imports, produces, bottles, markets and sells wine and spirits primarily in the Nordic region and Germany, but also in other selected export markets. Bottling services are also undertaken for sister companies at the Gjelleråsen facility. In 2018, the Spirits business area achieved sales of NOK 920 million, compared to NOK 913 million in 2017. EBITDA (adjusted) was NOK 145 million in 2018, compared to NOK 183 million in 2017. Lower sales of spirits in Denmark and Germany, and price competition in the low - price segment of the Norwegian market, affected revenue and the result. The operating profit for 2018 was NOK 118 million, compared to NOK 152 million for 2017. The Distribution business area (Vectura) distributes alcoholic beverages in the Norwegian Norway Sweden Denmark Finland Germany Total Women 92 28 3 8 2 133 Men 253 22 13 13 1 302 Total 345 50 16 21 3 435 NUMBER OF EMPLOYEES IN THE ARCUS GROUP AS OF 31.12.2018 DISTRIBUTED BY COUNTRY NUMBER OF EMPLOYEES IN THE ARCUS GROUP AS OF 31.12.2018 DISTRIBUTED BY BUSINESS AREA Men Women Total Spirits 95 46 141 Wine 37 46 83 Arcus - Gruppen AS 24 15 39 Arcus ASA 2 0 2 Vectura AS 144 26 170 Total 302 133 435 DIRECTORS’ REPORT Strategy Financial development Statement of income Financial position, investments and liquidity Significant changes in accounting policies Financial risk and risk management Credit risk Interest - rate risk Liquidity risk Currency risk About the company Employees and organisation Employees Absence due to illness Working environment and HSE Equal opportunities Diversity Ethical guidelines Data protection Environment Alcohol Ownership Continued operations Events after the close of the financial year Appropriation of profits Future prospects Board of Directors Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 53 /133 Corporate Governance

54 DIRECTORS' REPORT ANNUAL REPORT 2018 Arcus ASA market. In 2018, the Distribution business area achieved sales of NOK 308 million, compared to NOK 285 million in 2017. EBITDA (adjusted) was NOK 13 million in 2018, compared to NOK 14 million in 2017. Revenue grew as a conse - quence of new customers and increased sales of services, while an increased degree of overtime, and leasing of trucks and drivers, reduced the result. The operating profit for 2018 was NOK 1.1 million, compared to NOK 0.7 million for 2017. The company’s registered office is in Nittedal Municipality. EMPLOYEES AND ORGANISATION Employees At year - end, the Group had 428.9 FTEs (full - time equivalents), distributed on 435 permanent employees, of whom 345 are employed in Norway. The parent company Arcus ASA has two employees. The gender distribution for the overall Group was 69.4 per cent men and 30.6 per cent women. The Board of Directors considers the working environment and cooperation with employee representatives to be good and constructive. The co - involvement of employees is assured at several levels of the Group. Permanent cooperation committees, consisting of employee representatives and representatives from management, have been established in the operating companies in Norway. At these meetings, the management provides information, and engages in discussions when needed. A corporate committee has also been established where the employees’ Board members and key representatives meet before each Board meeting to discuss relevant Group - wide issues. Absence due to illness The Group has a strong focus on sick leave rates. The Norwegian companies in the Group work closely with the occupational health service and NAV (the Norwegian Labour and Welfare Administration) to reduce sick leave. Individual follow - up and facilitation are important tools in this work. For Arcus - Gruppen AS with subsidiary in Norway, the sick leave rate was 4.6 per cent in 2018, compared to the target of 4.2 per cent. The target for 2019 is unchanged at 4.2 per cent. For Vectura AS, where a lot of manual and physical work is undertaken, sick leave was 8.5 per cent in 2018, which is an improvement of 0.4 percentage points from 2017. The target for 2018 was 7.5 per cent, which is also the target for 2019. Sick leave varies between departments and among business areas. For the Arcus ASA Group, total sick leave in Norway amounted to 6.4 per cent in 2018, which is an improvement of 0.2 percentage points from 2017. For comparison, the Confederation of Norwegian Enterprise’s sick leave statistics for beverage production in Q3 2018 show doctor - certified sick leave at 4.6 per cent and own - reported sick leave at an estimated 2 per cent, which gives total sick leave of 6.6 per cent. Sick leave statistics and HSE incidents are presented each month at departmental meetings and on bulletin boards, and are considered by the working environment committees. Working environment and HSE The Group’s operating companies work systematically with health, safety and the environment. Individual action plans are established and followed up centrally, at business area level, and in the working environment committees. To avoid serious injuries and incidents, it is important to have an organisation and culture that can identify hazardous conditions, register adverse incidents and introduce corrective measures on an ongoing basis. In this respect, the operating companies in the Group have been successful. Adverse incidents are reported regularly. These incidents are reported on a monthly basis to management, employees, working environment committees and safety representatives. All injuries are investigated to discover the underlying cause and measures are then implemented to avoid similar incidents. In 2018, there were four injuries resulting in absence due to illness (three in Vectura AS and one in Arcus Norway AS). The injuries were not serious and the persons returned to work after brief periods of absence. The Group’s goal for 2019 is zero absence due to injuries. Equal opportunities Of the Group’s 435 employees at year - end, 30.6 per cent were women and 69.4 per cent were men, after a small decrease in the ratio of women from the preceding year. The manage - ment groups of the operating companies all have female members, while the Group Management of Arcus ASA solely consists of men, including the CEOs of Vectura AS and Vingruppen i Norden AB, respectively. At the same time, the Group had 32 per cent female managers. At the end of 2018, the Board of Directors of the holding company (Arcus ASA) comprised ten Board members, of whom five were women. Three members of the Board of Directors are representatives elected by the employees, and two of these members are women. The proportion of female members of the Board of Directors thereby fulfils the statutory requirements concerning female representation on an ASA's board of directors. In connection with the local salary settlement in 2018 in Norway, the parties reviewed the situation concerning equal opportunities and equal pay. The local parties agree that satisfactory consideration is made of equal pay and equal opportunities. Diversity The Group has a stated policy not to discriminate on the basis of gender, religion, race, sexual orientation, age, disability, or ethnic and/or cultural origin. At the end of 2018, the employees represented around 30 different languages and approximately 18 per cent of employees did not have a Nordic cultural or ethnic background. The Group’s goal for the operating companies is for them to be workplaces without any form of discrimination or harassment. The Group's Work Regulations and Ethical Rules set out guidelines for this, and good reporting procedures have also been established. In 2018, a new Plan for Diversity and Inclusion was also drawn up. The plan defines concrete targets and activities. As a Group and employer, Arcus ASA must promote equal opportunities and prevent discrimination of its employees. The Board of Directors and the manage - ment groups of the operating companies are aware of this in relation to recruitment, appointments, salary appraisals and working conditions, as well as through awareness - raising activities. Ethical guidelines The Group’s ethical guidelines define, clarify and ensure a common business ethics framework to outline the expectations for the ethical and appropriate behaviour of all employees. The Group’s ethical guidelines stipulate that Arcus has zero tolerance for discrimination, bullying and corruption. As part of the ethical guidelines, provision is also made for the notification of any misconduct within the Group. Whistle - blowers can use a designated telephone number, established for this purpose. All employees have been made aware of this, and the fact that their anonymity is guaranteed. In 2018, two whistle - blower reports were made. DIRECTORS’ REPORT Strategy Financial development Statement of income Financial position, investments and liquidity Significant changes in accounting policies Financial risk and risk management Credit risk Interest - rate risk Liquidity risk Currency risk About the company Employees and organisation Employees Absence due to illness Working environment and HSE Equal opportunities Diversity Ethical guidelines Data protection Environment Alcohol Ownership Continued operations Events after the close of the financial year Appropriation of profits Future prospects Board of Directors Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 54 /133 Corporate Governance

55 DIRECTORS' REPORT ANNUAL REPORT 2018 Arcus ASA Data protection On 25 May 2018, the new EU General Data Protection Regulation (GDPR) entered into force. The key aspects of the existing legislation are continued, with the addition of new regulations comprising extensive new requirements of companies which process personal data. For Arcus, this entailed extensive mapping and documentation of personal data, procedures, systems and documentation related to the processing of all personal data, gap analyses, production and documentation, as well as implementation and operation. Procedures for compliance, control and auditing were also drawn up, so that Arcus handles personal data protection in accordance with GDPR. Environment Consideration of the external environment is an important aspect of corporate social responsi - bility at Arcus. The Group’s activities affect the external environment via the production and distribution of its products. Arcus supports a precautionary approach to environmental challenges, and works systematically to reduce the impact of its activities on the external environment. In 2018, the Group set 11 specific KPIs that are to be achieved before 2020. They include KPIs for reduction of carbon dioxide and increased recirculation of waste. The Annual Report includes a separate report on Arcus’ corporate social responsibility in accordance with paragraph 3 - 3c in the Norwegian Accounting Act , including the current status for each of the 11 KPIs. This is an integrated element of the Annual Report. Alcohol Arcus takes a clear stance on responsible alcohol consumption. Our aim is to raise awareness and understanding among all of the target groups which are relevant for Arcus about our corporate approach to alcohol and responsible consumption. This is the back - ground to our "Think before you drink" campaign, launched in the autumn of 2015, and which has become an integral aspect of Arcus’ communication strategy. “Think before you drink” is both an internal and external awareness campaign, reaching all employees and all stakeholders in contact with Arcus. In 2017, and again in 2018, Arcus ran a campaign which targeted graduates. The “Think before you drink” message was shared on the graduates’ own digital channels. At the celebrations at Tryvann and Tusenfryd in Oslo, 7,000 filled bottles of water were distributed to graduates, with ample opportunity to refill the bottles. This was 1,000 more bottles than in 2017. Arcus was not identified as the originator of the initiative. As part of the same strategy, in 2018 a decision was taken to fit alcolocks on all lorries and new company cars. AKAN (organisation to prevent alcohol abuse at work) committees and AKAN contacts have also been established in the operating companies. The Annual Report includes a separate report on Arcus' organisation. Ownership On 1 December 2016, Arcus ASA was listed on the Oslo Stock Exchange, and at year - end 2017/18 had 2,132 shareholders. At the close of the year, three shareholders each held more than 5 per cent of the company's shares: Canica AS (42.1 per cent), Geveran Trading Co Ltd (9.9 per cent) and Verdipapirfondet DNB Norge (IV) (5.3 per cent). Quarterly results have been presented in Oslo for each quarter. In addition, the result for Q4 2017 was presented to investors in Madrid, London and Frankfurt, and the result for Q1 2018 in Stockholm. In addition, one - to - one investor meetings were held in Oslo on a regular basis throughout the year, as well as investor meetings via Skype with investors in London . The Annual Report includes a separate report on Arcus' corporate governance compliance . This is an integrated element of the Annual Report . Continued operations In accordance with Section 3 - 3a of the Norwegian Accounting Act, it is confirmed that the company is a going concern. The basis for this lies in the long - term plans and strategic choices that have been made. EVENTS AFTER THE CLOSE OF THE FINANCIAL YEAR No significant events have occurred after the close of the financial year, between the date of the statement of financial position and the Board of Directors’ consideration of the financial statements for 2018. APPROPRIATION OF PROFITS The parent company Arcus ASA reported a profit for the year of NOK 55.4 million in 2018, compared to NOK 31.0 million in 2017. The Board proposes the allocation of dividend of NOK 1.66 per share, in total NOK 113 million, and that the profit of NOK 55.4 million be transferred to other equity. FUTURE PROSPECTS In conjunction with the IPO, the company published its long - term growth targets, with organic revenue growth of 3 - 5 per cent, including minor bolt - on acquisitions, and EBITDA growth of 6 - 9 per cent in the next three to five years. The Board continues to set these targets as the basis for the Group's continued development. Gjelleråsen 20 March 2019 Michael Holm Johansen Chairman of the Board Stein Erik Hagen Hanne Refsholt Eilif Due Trond Berger Leena Saarinen Erik Hagen Konstanse M. Kjøle Ann Therese Jacobsen Ann - Beth Freuchen Kenneth Hamnes Group CEO DIRECTORS’ REPORT Strategy Financial development Statement of income Financial position, investments and liquidity Significant changes in accounting policies Financial risk and risk management Credit risk Interest - rate risk Liquidity risk Currency risk About the company Employees and organisation Employees Absence due to illness Working environment and HSE Equal opportunities Diversity Ethical guidelines Data protection Environment Alcohol Ownership Continued operations Events after the close of the financial year Appropriation of profits Future prospects Board of Directors Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 55 /133 Corporate Governance

56 DIRECTORS' REPORT ANNUAL REPORT 2018 Arcus ASA BOARD OF DIRECTORS Erik Hagen Board member Konstanse M. Kjøle Board member Ann Therese Jacobsen Board member Leena Saarinen Board member Michael Holm Johansen Chairman of the Board Eilif Due Board member Trond Berger Board member Stein Erik Hagen Board member Hanne Refsholt Board member Ann - Beth Freuchen Board member DIRECTORS’ REPORT Strategy Financial development Statement of income Financial position, investments and liquidity Significant changes in accounting policies Financial risk and risk management Credit risk Interest - rate risk Liquidity risk Currency risk About the company Employees and organisation Employees Absence due to illness Working environment and HSE Equal opportunities Diversity Ethical guidelines Data protection Environment Alcohol Ownership Continued operations Events after the close of the financial year Appropriation of profits Future prospects Board of Directors Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 56 /133 Corporate Governance

57 FINANCIAL STATEMENTS AND NOTES | Contents ANNUAL REPORT 2018 Arcus ASA Financial Statements and Notes CONSOLIDATED FINANCIAL STATEMENTS PARENT COMPANY ACCOUNTS Statement of income 01.01. - 31.12. 58 Statement of income 01.01. - 31.12. 121 Statement of other comprehensive income 01.01. - 31.12. 59 Statement of financial position as at 31 December 122 Statement of financial position as at 31 December 60 Statement of cash flows 01.01. - 31.12. 123 Statement of cash flows 01.01. - 31.12. 62 Accounting policies 124 Statement of changes in equity 63 Notes Brief history of the Group 64 Note 1 Payroll costs 125 Accounting policies 65 Note 2 Tax 126 Notes Note 3 Subsidiaries 126 Note 1 Companies in the Group 71 Note 4 Share capital and shareholder information 127 Note 2 Management of financial risk 75 Note 5 Equity 127 Note 3 Information about cash flows 82 Note 6 Pension obligations and costs 127 Note 4 Revenues 84 Note 7 Loans, pledges and guarantees etc. 128 Note 5 Segment information 88 Note 8 Intragroup receivables and liabilities 129 Note 6 Transactions with related parties 90 Note 9 Cash and cash equivalents 129 Note 7 Other operating expenses 91 Note 10 Financial market risk 129 Note 8 Salaries and other personnel costs 92 Note 11 Events after the close of the financial year 130 Note 9 Share - based payment 95 Note 10 Pension costs, assets and obligations 98 DECLARATION 130 Note 11 Financial income and costs 100 AUDITOR'S REPORT 131 Note 12 Tax 101 Note 13 Investments in associated companies and jointly controlled entities 103 Note 14 Tangible fixed assets 104 Note 15 Intangible assets 105 Note 16 Leases 108 Note 17 Other receivables 109 Note 18 Inventories 110 Note 19 Cash and cash equivalents 110 Note 20 Share capital and shareholder information 111 Note 21 Debt to financial institutions 113 Note 22 Liabilities at fair value through profit or loss 115 Note 23 Other provisions for liabilities 115 Note 24 Current liabilities 116 Note 25 Pledges and guarantees 116 Note 26 Events after the close of the financial year 116 Alternative performance measurements 117 FINANCIAL STATEMENTS AND NOTES Consolidated financial statements with notes Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 Desember Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Alternative performance measurements Parent company accounts with notes Statement of income 01.01. - 31.12. Statement of financial position as at 31 Desember Statement of cash flows 01.01. - 31.12. Accounting policies Notes Declaration Auditor’s report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 57 /133 Corporate Governance

58 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA CONSOLIDATED FINANCIAL STATEMENTS Statement of income 01.01. - 31.12. Figures in NOK 1,000 Note 2018 2017 OPERATING REVENUE AND EXPENSES Sales revenue Other operating revenue 4,5 4,5 2,672,615 50,586 2,530,126 44,934 Total operating revenue 4,5 2,723,201 2,575,060 Net gain on sale of fixed assets 3,14,15 365 30 Cost of sales 6,18 - 1,577,306 - 1,408,524 Salaries and other personnel costs 8,9,10 - 426,644 - 417,412 Depreciation and amortization 14,15 - 50,005 - 51,581 Impairment 14,15 0 - 22,700 Other operating expenses 6,7,16 - 409,330 - 391,699 Share of profit from associated companies and jointly con - 13 2,311 3,286 trolled entities Operating profit before other income and expenses 262,592 286,460 Other income and expenses 7, APM - 5,296 - 13,167 Operating profit 257,296 273,293 Figures in NOK 1,000 Note 2018 2017 FINANCIAL INCOME AND EXPENSES Interest income 11 12,906 6,654 Other financial income 11,22 27,740 41,304 Interest costs 11 - 39,029 - 33,127 Other financial costs 11,22 - 37,733 - 29,374 Net financial profit/loss - 36,116 - 14,543 PROFIT BEFORE TAX 221,180 258,750 Tax 12 - 56,763 - 70,528 Profit for the year 164,417 188,222 The profit for the year is allocated to Non - controlling interests 1 5,954 6,944 Parent company shareholders 158,463 181,278 164,417 188,222 Earnings per share (NOK) Earnings per share Diluted earnings per share 20 20 2.33 2.25 2.66 2.62 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 58 /133 Corporate Governance

59 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Statement of other comprehensive income 01.01. - 31.12. Figures in NOK 1,000 Note 2018 2017 Profit for the year 164,417 188,222 Items that will not be reclassified against the statement of income: Estimate deviations, pensions 10 9,900 4,439 Total items that will not be reclassified against the statement of income, before tax 9,900 4,439 Tax on items that will not be reclassified against the statement of income 12 - 2,277 - 1,065 Total items that will not be reclassified against the statement of income, after tax 7,623 3,374 Items that may be reclassified against the statement of income: Translation differences on translation of foreign subsidiaries 6,967 73,207 Total items that may be reclassified against the statement of income, before tax 6,967 73,207 Tax on items that may be reclassified against the statement of income 0 0 Total items that may be reclassified against the statement of income, after tax 6,967 73,207 TOTAL OTHER COMPREHENSIVE INCOME 14,590 76,581 TOTAL COMPREHENSIVE INCOME FOR THE YEAR 179,007 264,803 The total comprehensive income for the year is allocated as follows Non - controlling interests 5,214 8,127 Parent company shareholders 173,793 256,676 TOTAL COMPREHENSIVE INCOME FOR THE YEAR 179,007 264,803 Total comprehensive income per share (NOK) Earnings per share 20 2.55 3.77 Diluted earnings per share 20 2.47 3.70 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 59 /133 Corporate Governance

60 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Statement of financial position as at 31 December Figures in NOK 1,000 Note 2018 2017 ASSETS Fixed assets Intangible assets Goodwill Brands Soft w are 15 15 15 1,042,130 815,009 26,752 1,042,596 819,702 29,151 Total intangible assets 1,883,891 1,891,449 Tangible assets Machinery and equipment Fixtures and fittings, tools, office equipment etc. Assets under construction 14 14 14 293,273 17,652 4,914 304,534 19,614 5,678 Total tangible assets 315,839 329,826 Deferred tax assets 12 110,158 136,786 Financial assets Investments in associated companies and jointly controlled 13 61,291 58,670 entities Other investments in shares 200 200 Other non - current receivables 17 1,581 1,205 Total financial assets 63,072 60,075 Total fixed assets 2,372,960 2,418,136 Figures in NOK 1,000 Note 2018 2017 Current assets Inventories 18 441,117 410,759 Receivables Trade receivables 2 1,260,709 1,432,164 Prepayments to suppliers 17 52,999 64,570 Other receivables 12,17 26,983 22,325 Total receivables 1,340,691 1,519,059 Bank deposits 2,19 282,594 184,415 Cash and cash equivalents 282,594 184,415 Total current assets 2,064,402 2,114,233 TOTAL ASSETS 4,437,362 4,532,369 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 60 /133 Corporate Governance

61 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Statement of financial position as at 31 December Figures in NOK 1,000 Note 2018 2017 EQUITY AND LIABILITIES Equity Paid - in equity Share capital Share premium 20 1,356 770,743 1,360 770,743 Total paid - in equity 772,099 772,103 Retained earnings Other equity 878,970 878,489 Total retained earnings 878,970 878,489 Non - controlling interests 1 2,965 18,823 Total equity 1,654,034 1,669,415 Liabilities Provisions Deferred tax liability 12 101,845 101,032 Pension obligations 10 21,077 30,552 Liabilities at fair value through profit or loss 2,22 74,218 0 Other provisions 23 92 320 Total provisions 197,232 131,904 Figures in NOK 1,000 Note 2018 2017 Other non - current liabilities Debt to financial institutions Other non - current liabilities 2,21 874,895 647 909,218 0 Total other non - current liabilities 875,542 909,218 Current liabilities Debt to financial institutions 2,21 18,063 90,071 Trade payables 576,783 603,884 Tax payable 12 0 2,128 Unpaid public duties 24 930,452 928,005 Other current liabilities 23,24 185,256 197,744 Total current liabilities 1,710,554 1,821,832 Total liabilities 2,783,526 2,862,954 TOTAL EQUITY AND LIABILITIES 4,437,362 4,532,369 Gjelleråsen, 20 March 2019 Michael Holm Johansen Stein Erik Hagen Chairman of the Board Hanne Refsholt Eilif Due Trond Berger Leena Maria Saarinen Erik Hagen Konstanse M. Kjøle Ann Therese Jacobsen Ann - Beth Freuchen Kenneth Hamnes Group CEO CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 61 /133 Corporate Governance

62 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Statement of cash flows 01.01. - 31.12. Figures in NOK 1,000 Notes 2018 2017 CASH FLOWS FROM OPERATIONS Pre - tax profit 221,180 258,750 Depreciation and amortisation 14,15 50,005 74,281 Share of profit from associated companies and jointly controlled entities 13 - 2,311 - 3,286 Dividends received from associated companies and jointly controlled entities 13 445 0 Taxes paid 12 - 39,991 - 33,221 Interest costs during the period 37,406 31,475 Pension costs and other provisions without cash effect 3 197 591 Value changes and other costs without cash effect 3 12,155 - 4,444 Profit/loss on sale of fixed assets and intangible fixed assets 3 - 365 - 30 Unrealised gains 3 1,195 19,195 Change in inventories 3,18 - 30,358 - 31,781 Change in trade receivables 3 171,455 - 43,939 Change in trade payables 3 - 27,101 - 45,437 Change in other current assets and other liabilities 3 624 - 22,256 Net cash flow from operational activities 394,536 199,898 CASH FLOWS FROM INVESTMENT ACTIVITIES Payments on acquisition of intangible fixed assets 15 - 3,270 - 124,820 Payments on purchase of tangible fixed assets 14 - 19,812 - 15,894 Proceeds from sale of tangible fixed assets 3,14 365 30 Payments on acquisition of business 26 0 - 2,752 Payments on acquisition of other financial investments 3 - 119 - 454 Net cash flow from investment activities - 22,836 - 143,890 Figures in NOK 1,000 Notes 2018 2017 CASH FLOWS FROM FINANCING ACTIVITIES Repayment of non - current interest - bearing debt to financial institutions 2,21 - 17,370 - 15,719 Change in other non - current loans - 360 0 Change in overdraft facility 21 - 72,700 72,700 Interest cost paid during the period 3 - 37,302 - 31,454 Payments for acquisition of non - controlling interests - 6,150 - 12,913 Payment for purchase of own shares - 8,303 0 Payment of dividends 1,3 - 118,716 - 103,515 Net cash flow from financing activities - 260,901 - 90,901 Effect of exchange rate fluctuations on cash and cash equivalents - 12,620 19,923 Effect of exchange rate fluctuations on cash and cash equivalents - 12,620 19,923 Net change in cash and cash equivalents Holdings of cash and cash equivalents as at 01.01. 98,179 184,415 - 14,970 199,385 Holdings of cash and cash equivalents as at 31.12. 19 282,594 184,415 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 62 /133 Corporate Governance

63 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Portfolio of own shares Share premium T r anslation dif f erences Share - based payment fund Other retained earnings Total for owners of the parent company Non - controlling interests Total for the Group Statement of changes in equity Share Figures in NOK 1,000 capital Equity as at 31.12.2016 1,360 0 770,743 228,788 606 487,190 1,488,687 13,903 1,502,590 Profit for the year 2017 Total other comprehensive income 2017 0 0 0 0 0 0 0 72,024 0 0 181,278 3,374 181,278 75,398 6,944 1,183 188,222 76,581 Total profit for the year 2017 0 0 0 72,024 0 184,652 256,676 8,127 264,803 Transactions with owners 2017 Share - based payment Payment of dividend Changes in non - controlling interests 0 0 0 0 0 0 0 0 0 0 0 0 7,898 0 0 0 - 99,994 - 2,675 7,898 - 99,994 - 2,675 0 - 3,521 314 7,898 - 103,515 - 2,361 Total transactions with owners 2017 0 0 0 0 7,898 - 102,669 - 94,771 - 3,207 - 97,978 Equity as at 31.12.2017 1,360 0 770,743 300,812 8,504 569,173 1,650,592 18,823 1,669,415 Profit for the year 2018 Total other comprehensive income 2018 0 0 0 0 0 0 0 7,707 0 0 158,463 7,623 158,463 15,330 5,954 - 740 164,417 14,590 Total profit for the year 2018 0 0 0 7,707 0 166,086 173,793 5,214 179,007 Transactions with owners 2018 Purchase of own shares Share - based payment Payment of dividend Changes in non - controlling interests Transfer of profit for the year from minority to majority* 0 0 0 0 0 - 4 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 6,722 0 0 0 - 8,299 0 - 112,919 - 61,534 2,718 - 8,303 6,722 - 112,919 - 61,534 2,718 0 0 - 5,797 - 12,557 - 2,718 - 8,303 6,722 - 118,716 - 74,091 0 The remaining book value of non - controlling interests is related to non - controlling interests for which no sales options exist. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Total transactions with owners 2018 0 - 4 0 0 6,722 - 180,034 - 173,316 - 21,072 - 194,388 Equity as at 31.12.2018 1,360 - 4 770,743 308,519 15,226 555,225 1,651,069 2,965 1,654,034 Within the Group's wine activities, several of the subsidiaries' managing directors have non - controlling interests. Most of the managing directors have put options regarding their shares, which they may exercise at a given future time. The Group does not have control of these shares at the end of the period, nor does it have control of the possible exercising of the put options. The value of the put options are recognized as liabilities at fair value at the end of the year, and has reduced the non - controlling interest. The share of profit of the year is presented as profit to the non - controlling interest in the statement of income. Due to the fact that the value of the put options are recognized as liabilities at fair value, the share share of profit to the non - controlling interest, adjusted for any distributed dividend and exchange rate translation differences, are transferred from the non - controlling interests’ share of equity to the owners of the parent company's share of equity at the end of every reporting period. Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 63 /133 Corporate Governance

64 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Brief history of the Group Arcus ASA is registered and domiciled in Norway, and located at Destilleriveien 11 in Gjelleråsen in Nittedal Municipality, just north of Oslo. The consolidated financial statements include the parent company and subsidiaries (together referred to as “Arcus” or the “Group”, and individually as a “Group company”) as well as the Group’s holdings in associated companies. The Group’s principal activity is the import, production, marketing, sale and distribution of wine and spirits. Historical development The Group has carried out the following important transactions in recent years: 2018 • In Q2, the Group's Norwegian spirits activity established a new subsidiary, Atlungstad Håndverksdestilleri AS, which as from 2019 will take over the production - related activity at Stange in Hedmark. • In June, the Group acquired a further 10.1 per cent interest in Symposium Wines AS, which is part of the Group's Norwegian wine activities. The Group thereafter has an interest of 90.1 per cent. • In Q3, the Group's spirits activity in Sweden established a new subsidiary, Stockholms Spritfabrik AB, which will operate agency activities for spirits in Sweden. • In Q4, the Group's wine activity in Norway established three new subsidiaries: Classic Wines AS, Creative Wines AS and Arcus Brand Lab AS. The first two companies will conduct agency activities, while Arcus Brand Lab AS will be part of the company with its own brands. • In Q4, the Group's Swedish wine activity established a new subsidiary, New Frontier Wines AB, which will be included in the Swedish wine agency activity. cent by the subsidiary Vingruppen AS' acquisition of minority shares. • In February, the Group increased its ownership of Wineagency Sweden AB from 80.0 per cent to 90.0 per cent on the subsidiary Vingruppen i Norden AB's acquisition of additional minority shares. • In July, the Group increased its ownership of Wineworld Sweden AB from 80.0 per cent to 90.0 per cent on the subsidiary Vingruppen i Norden AB's acquisition of additional minority shares. • In August, the Group acquired the Dworek vodka brand. • In December, the Group increased its ownership of Vingruppen i Norden AB from 99 . 37 per cent to 100 . 0 per cent on the subsidiary VinGruppen Sweden Holding AB's acquisition of the remaining minority shares . • Arcus - Gruppen Holding AS was restructured as a public limited liability company, and changed its name to Arcus ASA, before the company's listing on the Oslo Stock Exchange on 1 December. 2015 • In February, acquired the aquavit brand Snälleröds in Sweden. • In April, acquired the wine activity from Fondberg in Finland . Changed the name of the company to Social Wines Oy . • In September, acquired 70 per cent of the shares in a recently - founded Norwegian wine company, Heyday Wines AS . • In Q4, reorganised the ownership of Vingruppen i Norden AB, by selling the shares to a newly - established wholly - owned holding company in Sweden called VinGruppen Sweden Holding AB. • Discontinued production in Aalborg and moved the production and bottling of the Danish brands (Aalborg, Malteserkreutz and Gammel Dansk) to customised facilities at Gjelleråsen. 2017 • In January, the Group acquired the remaining 50 per cent interest in Det Danske Spiritus Kompagni A/S. Det Danske Spiritus Kompagni A/S thereby became a wholly - owned subsidiary in the Group's spirits activities. • In January, the Group established Vingruppen Finland Oy, as a wholly - owned subsidiary of Vingruppen i Norden AB. • In February, the Group acquired the remaining 9.9 per cent interest in Excellars AS. Excellars AS thereby became a wholly - owned subsidiary in the Group's wine activities. • In June, the Group increased its ownership of Valid Wines Sweden AB from 97.0 per cent to 100.0 per cent on the subsidiary Vingruppen i Norden AB's acquisition of additional minority shares. At the same time, the Group sold 16.9 per cent of the shares to the company's general manager, so that after the transaction the Group has an ownership interest of 83.1 per cent in Valid Wines Sweden AB. • In September, the Group acquired 100 per cent of the shares in the Norwegian company BevCo AS, which as from the same date is part of the Group's spirits activities. Among other things, the company has the distribution rights for Dooley’s Toffee in Norway. • In October, the Group acquired the Vanlig brand, which comprises a vodka and a gin product. The Group took over sales of this product as from the same date, while production was taken over during Q1 2018. • In December, the Group acquired the Hot n'Sweet brand, which is a vodka shot. The Group took over sales of this product as from 1 January 2018, while production was taken over during Q1 2018. 2016 • In February, the Group increased its ownership of Excellars AS from 51.0 per cent to 90.1 per 2014 • Established Vingruppen AS as new holding structure for the wine business in Norway. 2013 • In January, acquired all the shares in Arcus Denmark A/S from Pernod Ricard, which included the Aalborg Aquavit and Gammel Dansk brands, and all the shares in Arcus Deutschland GmbH, which owns the Malteserkreutz brand. 2012 • Completed the new production and distribution facility and head office at Gjelleråsen, and moved the business there . 2011 • Acquired 28.2 per cent of the shares in Vingruppen i Norden AB, increasing the holding from 62.5 per cent to 90.7 per cent. At the same time, entered into an option agreement for the remaining 9.3 per cent. • Acquired 51 per cent of the shares in Excellars AS, with an option for the remaining 49 per cent. • Swapped 34 per cent of the shares in SAS de L'île Madame for 32.6 per cent of the shares in Tiffon SA. Acquired a further 106 shares and increased the holding in Tiffon SA to 34 per cent. 2010 • Implemented an agreement on sale of Gjelleråsen Prosjekt 1 AS. • Started construction of a new production and distribution facility and head office at Gjelleråsen. 2009 • Acquired the brands Star Gin, Red Port and Dry Anise from Pernod Ricard. • Acquired 80 per cent of the company Symposium Wines AS. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 64 /133 Corporate Governance

65 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Accounting policies The consolidated financial statements for 2018, including comparative information, have been prepared in accordance with IFRS applicable as at 31 December 2018, and as described in the note on the accounting policies. Applicable IFRS have been applied retrospectively. The annual financial statements were adopted by the Board of Directors on 20 March 2019. The Group’s head office is located at Gjelleråsen in Nittedal Municipality and the core activities are the production, sale and distribution of alcoholic beverages. The Group's domestic market is the Nordic region, but the Group also has sales to other countries, mainly Germany and the USA. Arcus ASA is listed on the Oslo Stock Exchange. The price on 31 December 2018 was NOK 41.00 per share, compared to NOK 46.50 per share at the end of 2017. NEW ACCOUNTING STANDARDS During the year, adjustments to framework conditions from IFRS related to revenue recognition (IFRS 15) affected the Group's accounts to a certain degree. See further details of this in Note 4 to the consolidated financial statements. In addition the Group has from 2018 implemented IFRS 9. The implementation of IFRS 9 has not led to any significant changes for the Group. The most significant changes in future accounting standards that will affect the Group, is presented below . Adopted IFRS and IFRIC with future effective dates: The standards and interpretations adopted up to the date of presentation of the consolidated financial statements, but where the effective date is in the future, are shown below. The Group’s intention is to implement the relevant changes on the effective date, on the assumption that the EU approves the changes before the presentation of the consolidated financial statements. CHANGES RELEVANT TO THE ARCUS GROUP: IFRS 16 Leases IFRS 16 Leases replaces the existing IFRS standard for leases, IAS 17 Leases. IFRS 16 sets out principles for recognition, measurement, presentation and disclosure of leasing agreements for both parties to a leasing agreement, i.e. the customer (lessee) and provider (lessor). The new standard requires the lessee to recognise the assets and liabilities under most leasing agreements, which is a significant change from current principles. The standard came into force on 1 January 2019. See further details of how IFRS 16 will affect the Group's accounts in Note 16 to the consolidated financial statements . Other changes Other changes resulting from new standards that have yet to come into effect will not influence or have any significant effect on the consolidated financial statements. Accounting policies Consolidation principles The consolidated financial statements comprise Arcus ASA and subsidiaries in which Arcus ASA has control, and present the overall financial results, the overall financial position, and the overall cash flows, as one financial entity. Control takes place when the Group is entitled to variable returns from an invest - ment object, and can also influence relevant activities which affect the returns on the investment object. Normally this will be the company in which Arcus ASA, either directly, or indirectly via subsidiaries, owns more than 50 per cent of the shares with voting rights. In the consolidated financial statements, this Group is referred to as Arcus or the Arcus Group. See Note 1 for an overview of all the companies included in the consolidation. In the consolidated financial statements all intra - Group receivables and internal transactions between companies within the Group have been eliminated. The cost price of shares in subsidiaries is eliminated against equity at the time of acquisition. Accounting values including goodwill and excess values associ - ated with foreign subsidiaries are translated from the functional currency to NOK according to the exchange rate at the close of the financial year. Goodwill is included in the consolidated financial statements as an intangible asset. Any changes in the Group's ownership of a subsidiary, without any loss of control, is recognised as an equity transaction. If the Group loses control of a subsidiary, underlying assets (including goodwill), debt, minority interests and other equity components are deducted, while gains and losses are recognised in the income statement. Any remaining investment is recognised at fair value. Non - controlling interests Non - controlling interests’ share of profit after tax is shown on a separate line after the Group’s profit for the year . Non - controlling interests’ share of equity is shown on a separate line as a part of the Group’s equity . In some of the subsidiaries with non - controlling interests, there are put options related to the non - controlling interests, where the Group does not have control of the non - controlling interests before the options are exercised, nor does it have control of whether the options are exercised, or when this may have taken place. The value of such put options is recognized as liabilities at fair value in the statement of financial position, and reduces the non - controlling interests’ share of equity. The profit is presented as the non - controlling interests' share of profit in the statement of income, but since the Group has recognized the liability on the put options against the minority's share of equity, the profit, adjusted for distributed dividend and translation differences, is transferred to the majority's share of equity at the end of each reporting period. Currency All transactions in foreign currency are translated to functional currency as of the date of the transaction. Monetary items in foreign currency are translated as of the close of the financial year to functional currency using the exchange rate as of the close of the financial year. The Group’s presentation currency is NOK, which is also the parent company’s functional currency. The functional currency of subsidiaries is the currency in which the subsidiary reports its financial statements. On consolidation of subsidiaries that have a functional currency other than NOK, items of income and expenses are converted to the Group’s presentation currency in accordance with average translation rates. This means that at the end of each period, items of income and expenses are translated at the average exchange rate to date in the year. For the statement of financial position, including excess value and goodwill, the closing exchange rate as of the close of the financial year is used. Currency differences arising on consolidation CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 65 /133 Corporate Governance

66 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA of entities with another functional currency are attributed to equity and presented as other comprehensive income in the consolidated state - ment of other comprehensive income. On disposal of subsidiaries, accumulated translation differences The share of profit is based on the profit after tax in the company in which investment has been made, with deduction for depreciation of excess value resulting from the cost price of the shares being higher than the acquired holding of capitalised equity. The share of profit is shown in the statement of income on a separate line before operating profit and the investment is shown as a line under financial fixed assets. Jointly controlled companies are investments in which the Group has an agreement on joint control over an entity together with one or more other parties, where none of them has decisive influence and all strategic, financial and operational decisions concerning the entity require unanimity between the parties. The share of profit is based on profit after tax in the company in which investment has been made, with deduction for depreciation of excess value resulting from the cost price of the shares being higher than the acquired holding of capitalised equity. The share of profit is shown in the statement of income on a separate line before operating profit and the investment is shown as a line under financial fixed assets. Business mergers in the Group are treated according to the acquisition method and present the Group as a single entity. On acquisition, the cost price of the acquired business is allocated so that the consoli - dated opening statement of financial position reflects the estimated fair value of the acquired assets and liabilities. To determine fair value on acquisition, alternative methods of determining fair value must be used for assets for which there is no active market. Added value in excess of what is attributable to identifiable assets and liabilities is reported as goodwill. If the fair value of the equity in the acquired company exceeds the consideration, a reassessment is made of the valuation of observable assets and liabilities. If the reassessmentrevealsno discrepancies, the difference is recognised as income as at the acquisition date. The allocation of the cost price of the business merger must be changed if new information is revealed about the fair value applicable at the time of acquisition and up until the final excess value analysis. This must take place within 12 months of the acquisition date. With each business acquisition, the minority interest will be measured at fair value, and minorities’ share of goodwill is capitalised in the consolidated statement of financial position. the value of assets and liabilities on the date of the establishment of the Group . Subsequent acquisition of ownership of existing subsidiaries in addition to the majority interest will not affect the assessment of assets or liabilities . Income recognition principles The Group's income recognition principles are presented in a separate note (Note 4 ) to the consolidated financial statements . Other income and expenses To provide more information in the Group’s consolidated income statement, significant positive and negative non - recurring items and restructuring costs are separated out to a separate line in the statement of income called other income and expenses. Other income and expenses are presented net on this income statement line. See also the detailed specification of what these items include in the notes relating to the individual line items. Inventories Inventories are valued at the lower of acquisition cost/production cost and net selling value, where net selling value is calculated as the selling price in a transaction with market participants on the inventories are valued at acquisition cost according to the principle of weighted average, with deduction for obsolescence, while inventories produced in - house are valued at production cost according to the principle of full costing, with deduction for obsolescence. Prepayments to suppliers Prepayments to suppliers concern the financing of the purchase of inventory for individual partners. Prepayments are stated at nominal value after deduction for provisions for expected losses. Provisions for losses are made on the basis of identified indicators of impairment. Cash and cash equivalents Cash and cash equivalents include cash, bank deposits, balances in the Group cash pool system and other means of payment with a due date less than three months from the acquisition date. The Group’s cash pool system is connected with cash and bank overdrafts within the same cash pool system and is presented net. The Group cash pool system is managed by the parent company, Arcus ASA. As of 31/12/2019, the following exchange rates have been used when translating income and financial position figures from subsidiaries with functional currencies other than NOK: CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Exchange rates 2018 2017 associated with the subsidiary are charged to the Statement of financial position as at 31 December EUR average rate statement of income. Income statement items 9.6033 9.3326 Statement of cash flows 01.01. - 31.12. EUR closing rate Financial position items 9.9448 9.8510 Statement of changes in equity Investments in associated companies and jointly SEK average rate Income statement items 0.9365 0.9684 Brief history of the Group controlled entities EUR closing rate Financial position items 0.9711 0.9992 Accounting policies Associated companies are companies in which the DKK average rate Income statement items 1.2885 1.2546 Notes Group has significant influence, normally between DKK closing rate Financial position items 1.3319 1.3231 Note 1 Companies in the Group a 20 and a 50 per cent holding. The equity method Note 2 Management of financial risk is used for associated companies in the consolidated Note 3 Information about cash flows financial statements. Excess value analysis has Note 4 Revenues been performed with regard to associated companies. Business mergers On stepwise acquisition of subsidiaries, the basis is measurement date less selling expenses. Purchased Note 5 Note 6 Note 7 Note 8 Note 9 Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 66 /133 Corporate Governance

67 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA asset has decreased. This requires estimates of the recoverable amount to cash - generating units to which goodwill and other intangible assets are attributed. To determine the recoverable amount, the Group estimates expected future pre - tax cash flows from the cash - generating unit and applies appropriate discount rates in order to calculate the present value of future cash flows. Cash flows for brands are calculated on the basis of a market - based “relief from royalty” method before tax. See Note 15 for a more detailed description of this model. Expectations regarding future cash flows will vary over time. Changes in the market conditions and expected cash flows may cause losses in the event of impairment in the future. The most important assumptions of significance to the present value of the cash flows associated with the investments are future profits and growth, as well as the discount rate used. Pensions Net pension costs for defined benefit plans comprise the period’s service cost, including future growth in salaries and interest rates on the estimated obligation, less expected returns on the pension assets. Prepaid pension is shown as a non - current asset in the statement of financial position where it is probable that the over - financing can be used or repaid. Correspondingly, a non - current liability is shown in the accounts when the pension obligation is greater than the pension assets. Net pension costs are classified as payroll costs in the statement of income. Changes in the liability resulting from changes in pension plans are taken to profit or loss immediately. Changes in the pension liability and the pension assets resulting from changes in, and deviations from, the estimate assumptions (estimate deviations), are recognised against equity and are presented in the statement of other comprehensive income. The Group also has defined contribution pension plans, schemes whereby the company pays contributions on an ongoing basis to the employees’ individual pension plans. Ongoing premium invoices of this kind are expensed as salaries and other personnel costs. Restructuring Provisions for restructuring are recognised as expenses when the programme has been adopted and announced and the costs are identifiable and quantifiable. Provisions linked to restructuring are included as other provisions for liabilities calculated at present value. Agreements securing future work input are recognised as expenses over the period in which the work input is delivered. Taxes The tax expense comprises both tax payable and the change in deferred tax. Tax payable is based on taxable income for the year. Taxable income is different from the pre - tax profit as presented in the statement of income because of income and expenditure items that are not taxable/deductible (permanent differences), and the change in differences in taxable and accounting accruals (temporary differences). Tax payable is calculated on the basis of tax rates that had been adopted at the end of the period. Deferred tax is capitalised on the basis of the temporary differences and any deficit to be carried forward existing at the end of the financial year and that involves increased or reduced future tax payable, when these differences are reversed in future periods. Temporary differences are differences between accounting and taxable results arising during a period and are reversed during a later period. Deferred tax is calculated on the basis of nominal tax rates (rates adopted as of the close of the financial year in the individual country) multiplied by temporary differences and the deficit to be carried forward. Deferred tax assets are capitalised when the probability exists that future taxable income will enable utilisation of the asset. Share - based payment The Group has two share - based incentive schemes for senior executives, and a general share savings programme for all employees. The costs related to the two share - based incentive schemes for senior executives are accrued during the vesting period, which is the period between the allocation date and the date of receipt. The costs which are accrued are the calculated value of the matching shares or options as of the allocation date, and this value is not adjusted during the vesting period. These costs are booked as personnel costs, set off to Group equity. The related employer tax is in principle accrued during the same period. The costs of the employer tax in each period are calculated on the basis of the fair value of the shares or options. The costs for the period comprise the change in provisions, and are booked as personnel costs, set off as debt in the statement of financial position. The costs related to these programme are recognised in accordance with IFRS 2. The general share savings programme for all employees is based on the Group selling shares to the employees below market value. The costs related to this programme are recognised by booking the difference between the market value of the shares and the purchase price for the employees as personnel costs. Classification principles Other assets included in the operating cycle or falling due within 12 months are classified as current assets. Remaining assets are classified as fixed assets. Property, plant and equipment Tangible fixed assets are capitalised at cost price less accumulated depreciation and accumulated loss on non - transitory impairment. Depreciation is calculated and taken to expenses from the date the fixed asset is taken into use, and is calculated on the basis of expected useful life, taking account of estimated residual value. Different rates of depreciation are used for a fixed asset’s components if these have different economic lives. Assets under construction are not depreciated. Depreciation is only taken to expenses when the asset is ready for use. Profit and loss on sale of fixed assets are determined as the difference between the selling price and the book value at the time of sale. Profits on sales of fixed assets are recognised as operating income and losses as operating expenses. If there are indications of impairment, the amount recoverable is estimated in order to assess any loss through the impairment. If the book value exceeds the amount recoverable, the asset is written down to recoverable value, while the remaining depreciation period is maintained (breakpoint solution). Depreciation methods, residual values and estimated lifetime are continuously assessed. Intangible assets Intangible assets comprise brands, software and goodwill. Intangible assets are capitalised at cost price with deduction for accumulated depreciation and accumulated impairment in the event of non - transitory impairment. Intangible assets with limited useful lives are depreciated by the straight - line method over the expected useful life. The capitalised value of goodwill, brands and other intangible assets with indeterminate lifetime is tested for impairment at least once a year, or more often if there are indications that the value of the CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 67 /133 Corporate Governance

68 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Liabilities included in the operating cycle or falling due within 12 months, where there is no unconditional right to defer settlement, are classified as current liabilities. Remaining liabilities are classified as long term. Proposed dividend/Group contributions are capita - lised in the statement of financial position as a liability when the Group has an irrevocable obligation to make dividend payments/Group contribution, normally after adoption by the annual General Meeting. Measurement and classification of financial assets and liabilities IFRS 9 (Financial instruments) replaces IAS 39 (Financial instruments – recognition and measure - ment) from the annual financial statements as from 1 January 2018. This new standard has combined all three aspects concerning recognition of financial instruments in the accounts: classification and measurement; impairment and hedge accounting. The Group has implemented IFRS 9 prospectively, as from 1 January 2018. This means that the Group has not reviewed the comparable information, which is still reported in accordance with IAS 39. No diffe - rences have arisen on the introduction of IFRS 9, so that nothing is carried directly to equity. The change in IFRS 9 has entailed that financial instruments have been classified in accordance with new categories, and the nature of these changes is described below. (a) Classification and measurement In accordance with IFRS 9, debt instruments are measured at fair value through profit or loss, amortised cost, or fair value through total comprehensive income (OCI). The classification is based on two criteria: the Group’s business model for management of assets; and whether the instrument’s contractual cash flows solely represent “payment of principal and interest”. This assessment was made as at 1 January 2018. The valuation of whether contractual cash flows for debt instruments solely comprise principal and interest was factually based on initial recognition of the assets. Financial instruments at fair value via profit or loss Financial instruments are recognised in the statement of financial position when the Group has become party to the instrument's contractual provisions, and deducted when the contractual rights or obligations are fulfilled or cancelled, or have expired or been transferred. Financial instruments are classified as current assets if the expected settlement date is within 12 months of the close of the financial year, and as non - assets if the settlement date is later than 12 months after the close of the financial year. Derivatives are classified as financial instruments at fair value through profit or loss, unless they form part of a hedge. Assets and liabilities in this category are classified as current assets or current debt if it is expected that they will be settled within 12 months; otherwise they are classified as financial assets or non - current debt. Debt instruments at amortised cost Assets in the category of debt instruments at amortised cost are financial assets that are not derivatives and which have contractual cash flows which solely represent the principal and any inte - rest, and are not traded in an active market. Any value changes as a consequence of interest rate changes are not recognised. They are classified as current assets unless they fall due more than 12 months after the close of the financial year. Financial assets in the category of debtinstruments at amortised cost comprise trade receivables and other receivables, as well as cash and cash equivalents in the statement of financial position. Financial liabilities in the category of debt instruments at amortised cost are debt to financial institutions, trade payables and other current liabilities. Trade receivables and other receivables are stated at nominal value after deduction of provisions for expected losses. Sold accounts receivable that are included in the factoring agreement are presented as reduced accounts receivable in the statement of financial position. Financial liabilities through borrowing are recognised at the amount received net of transaction costs. Financial liabilities are recognised at amortised cost based on an effective interest - rate method. Transaction costs (arrangement charges) are capitalised in the statement of financial position as part of the book value of the loan, and depreciated over the term of the loan (amortised cost). Borrowing in currencies other than the functional currency is translated at the exchange rate at the close of the financial year. For measurement of financial liabilities at fair value, see measurement of financial instruments in Note 2. New guidelines for classification and measurement of financial instruments in accordance with IFRS 9 did not have any significant impact on the Group. The Group continued to apply fair value measurement to all financial assets previously recognised at fair value through profit or loss, in accordance with IAS 39. The following changes have been made to the classification of the Group's financial assets: • Trade receivables and other non - current financial assets classified as Lending and receivables as at 31 December 2017 are recognised in order to gather contractual cash flows and lead to cash flows that solely concern payment of principal and interest. As from 1 January 2018, these are classified and measured as Debt instruments at amortised cost. • Equity investments in non - listed companies classified as assets available for sale as at 31 December 2017 are classified and measured as financial instruments at fair value through other comprehensive income (OCI) as from 1 January 2018. The Group chose to classify its non - listed equities investments in accordance with this category, since the intention is to hold these investments for the foreseeable future. No impairment was recognised for these investments in earlier periods. There are no changes in classification and measurement for the Group's financial liabilities. (b) Write - down of expected losses on receivables and debt. A significant share of the Group’s revenue is associated with the state monopolies in the Nordic region, where there is not considered to be any credit risk. The Group’s credit risk is otherwise spread over a large number of small customers within the HORECA market, as well as a small number of distributors outside the home markets. On this basis, the Group applies a simplified approach to the calculation of expected credit losses. The Group does not track changes in credit risk, but instead assesses losses on the basis of the experienced credit loss on each reporting date. The Group has established a provisions matrix that is based on historical credit loss, adjusted for forward - looking factors that are specific to the debtors and the economic environment. (c) Hedge accounting At the time of the introduction of IFRS 9 , all of the Group's existing hedging qualified for treatment as continuing hedging . The Group has derivatives that are defined for hedging purposes, but does not use the hedge accounting rules . CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 68 /133 Corporate Governance

69 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Since IFRS 9 is to be implemented prospectively, the Group's previous accounting policies according to IAS 39 apply to 2017 as the comparison year, and these policies are stated below. The Group classifies financial instruments in the following categories: financial instruments at fair value via profit or loss, loans and receivables, financial assets available for sale and financial liabilities. The classification depends on the purpose of the asset or liability. Management classifies financial assets and liabilities on acquisition. Financial instruments at fair value via profit or loss Financial instruments are recognised in the statement of financial position when the Group has become party to the instrument's contractual provisions, and deducted when the contractual rights or obligations are fulfilled or cancelled, or have expired or been transferred. Financial instruments are classified as current assets if the expected settlement date is within 12 months of the close of the financial year, and as non - current assets if the settlement date is later than 12 months after the close of the financial year. Financial instruments at fair value via profit or loss are either financial instruments held for trading purposes or financial instruments earmarked at fair value. A financial instrument is classified in the category "held for trading purposes" if it is primarily acquired with a view to producing profit from short - term price fluctuations. Derivatives are classified as held for trading purposes unless they form part of a hedge. Assets and liabilities in this category are classified as current assets or short - term debt if it is expected that they will be settled within 12 months; otherwise they are classified as financial assets or non - current debt. Loans and receivables Loans and receivables are financial assets that are not derivatives, that have fixed or determinable payments and that are not traded in an active market. They are classified as current assets unless they fall due more than 12 months after the close of the financial year. Loans and receivables comprise accounts receivable and other receivables, as well as cash and cash equivalents in the statement of financial position. Loans and receivables are measured at amortised cost, and value changes resulting from interest - rate changes are not recognised. Financial assets available for sale Financial assets available for sale are financial assets that are not derivatives and that have been placed in this category, or that do not belong to any other category. They are classified as fixed assets provided that the investment does not fall due or the management does not intend to sell the investment within 12 months from the close of the financial year. Other financial liabilities Financial liabilities not falling into the category of "financial instruments at fair value via profit or loss" are classified as other financial liabilities. For measurement of financial liabilities at fair value, see measurement of financial instruments in Note 2. Financial liabilities through borrowing are recognised at the amount received net of transaction costs. Financial liabilities are recognised at amortised cost based on an effective interest - rate method. Transaction costs (arrangement charges) are capitalised in the statement of financial position as part of the book value of the loan, and depreciated over the period of the loan. Borrowing in currencies other than the functional currency is translated at the exchange rate at the close of the financial year . Categorisation of financial assets and debt The Group’s measurement of financial assets, debt and other financial instruments at fair value can be divided into three categories : Level 1: Listed (unadjusted) prices in active markets. Level 2 : Direct or indirect inputs other than listed prices included in Level 1 , that are observable for the asset or the liability . Level 3: Techniques for calculation of fair value based on other than observable market data. Leases Leases where a significant part of the risk and return associated with ownership continues to lie with the lessor are classified as operational leases. Lease payments from operational leases (with deduction for any financial incentives from the lessor) are charged as expenses using the straight - line method over the period of the lease. Leases with regard to property, plant and equipment in which the Group principally holds all risks and rewards are classified as financial leasing. Financial leasing is capitalised at the start of the lease period at the lower of fair value of the leased fixed assets and the present value of the total minimum lease amount. Each lease payment is allocated between a repayment element and an interest element. The lease cost is charged to profit or loss as financial expenses. The lease liability, less the cost of interest, is classified as other current liabilities and other non - current liabilities. Property, plant and equipment acquired through a financial lease agreement is depreciated over the expected life or the period of the lease if this is shorter. As from the 2019 financial year, the accounting policies for lease agreements are amended after the introduction of new IFRS 16, which will have a significant impact on the Group's accounts. Further details are given in Note 16 to the consolidated financial statements. Statement of cash flows The indirect method is used in the preparation of the statement of cash flows. Cash and cash equivalents in the statement of financial position are defined as holdings of cash and cash equivalents in the statement of cash flows. Segment information Operating segments are reported in the same way as for internal reporting to Group management. The Group’s business areas comprise Spirits, Wine and Distribution and decisions within each business area are taken by the Group CEO. The Group’s activities consist of sales and marketing of Spirits, sales and marketing of Wine, and Distribution of spirits and wine. The Spirits business area comprises the following companies: Arcus Norway AS with subsidiaries, Det Danske Spiritus Kompagni A/S, Arcus Denmark A/S, Arcus Sweden AB, Arcus Finland Oy and Arcus Deutschland GmbH. The Wine business area comprises the following companies: Vingruppen Sweden Holding AB and subsidiaries, and Vingruppen AS and subsidiaries. The Distribution business area comprises Vectura AS. In addition, there are the remaining Group income and expenses, as well as financing costs, that comprise Arcus - Gruppen AS and Arcus ASA. The Group presents no segment assets or liabilities, as this is not done in the Group’s internal reporting For further information about the Group’s operating segments, see Note 5. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 69 /133 Corporate Governance

70 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Related parties The Group’s related parties, in addition to subsidiaries, associated companies and jointly controlled companies, are defined as the owners, all members of the Board of Directors and Group Management, and companies in which any of these parties either have controlling interests, Board appointments, or are senior employees. All transactions between Group companies and related parties are made on market terms. Important accounting estimates and discretionary assessments Preparation of the annual financial statements requires management to make estimates and assumptions that affect the value of assets, liabilities and conditional liabilities in the statement of financial position, and income and expenses for the financial year. Future events and changes in the regulatory framework may mean that estimates and assumptions must be changed, while new opinions and interpretations of standards may mean that the choice of principles and presentation will be changed. Estimates and underlying assumptions are examined and evaluated continuously, and changes in accounting estimates are recognised in the period in which the estimates are changed. Present value estimates of future cash flows are affected by correct assumptions and estimates of future cash flows and estimates of return requirements. Return requirements are determined using the capital asset pricing model (CAPM) and assumptions in using the CAPM are: risk - free interest; market risk premium; and beta. The areas with greatest risk of substantial changes are capitalised goodwill, brands, tax assets and liabilities at fair value via profit or loss, on the basis that the capitalised amounts are substantial, and that considerable discretion may be exercised. The estimates are based on assumptions concerning future cash flows that are discounted at a selected discount rate. Estimates and assumptions are described in the various notes. Areas in which estimates have major significance will be: Figures in NOK 1,000 Accounting item Note Assumptions Book value 2018 Book value 2017 Goodwill 15 Present value of future cash flows 1,042,130 1,042,596 Brands 15 Present value of future cash flows 815,009 819,702 Other intangible assets 15 Recoverable amounts and correct useful life 26,752 29,151 Property, plant and equipment 14 Recoverable amounts and correct useful life 315,839 329,826 Deferred tax assets 12 Assessment of the ability to exploit tax assets in the future 110,158 136,790 Pension obligations 10 Economic and demographic assumptions 21,077 30,552 Liabilities at fair value through profit or loss 22 Present value of future cash flows 74,218 0 Provisions 23 Correct basis for estimate calculations 9,008 12,478 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 70 /133 Corporate Governance

71 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA The consolidated financial statements for 2018 cover the following subsidiaries and associated companies: Registered Nominal Group holding Figures in 1,000 (local currency) office Currency share capital and voting share Company name Nittedal NOK 1,360 Arcus ASA (parent company) Subsidiaries Arcus - Gruppen AS Vectura AS Nittedal Nittedal NOK NOK 276,552 14,014 100% 100% Shares owned by Arcus - Gruppen AS Arcus Norway AS Arcus Denmark AS Det Danske Spiritus Kompagni A/S Vingruppen AS VinGruppen Sweden Holding AB Arcus Deutschland GmbH Nittedal Copenhage n Copenhage n Nittedal Stockholm Bremen NOK DKK DKK NOK SEK EUR 62,100 10,324 6,500 60 50 500 100% 100% 100% 100% 100% 100% Stockholm Helsinki Nittedal Stange Stockholm SEK EUR NOK NOK SEK 100 311 600 30 50 100% 100% 100% 100% 100% Shares owned by Arcus Norway AS Arcus Sweden AB Arcus Finland OY BevCo AS Atlungstad Håndverksdestilleri AS Stockholms Spritfabrik AB De Lysholmske Brenneri - og Destillasjonsfabrikker ANS Oplandske Spritfabrik ANS Løiten Brænderis Destillation ANS Siemers & Cos Destillasjon ANS Nittedal Nittedal Nittedal Nittedal NOK NOK NOK NOK 0 0 0 0 100% 100% 100% 100% Shares owned by VinGruppen Sweden Holding AB Vingruppen i Norden AB Stockholm SEK 4,192 100% Figures in 1,000 (local currency) Registered office Currency Nominal shar e capital Group holding and voting share Shares owned by Vingruppen AS Arcus Wine Brands AS Nittedal NOK 100 100% Vinordia AS Nittedal NOK 968 100% Symposium Wines AS Nittedal NOK 500 90% Vinuniq AS Nittedal NOK 100 100% Excellars AS Nittedal NOK 181 100% Heyday Wines AS Nittedal NOK 100 70% Classic Wines AS Nittedal NOK 30 100% Creative Wines AS Nittedal NOK 30 100% Shares owned by Symposium Wines AS Hedoni Wines AS Nittedal NOK 30 90% NOK 30 100% Shares owned by Arcus Wine Brands AS Arcus Brand Lab AS Nittedal Shares owned by Vingruppen i Norden AB Vinunic AB Stockholm SEK 145 100% Wineworld Sweden AB Stockholm SEK 500 90% The WineAgency Sweden AB Stockholm SEK 100 90% Valid Wines Sweden AB Stockholm SEK 1,100 83% Social Wines OY Helsinki EUR 8 94% Vinum Import Oy Åbo EUR 3 88% Vingruppen Oy Helsinki EUR 3 100% Shares owned by Wineworld Sweden AB Win e w orld Finland Oy Helsin k i EUR 220 76% Quaffable Wines Sweden AB Shares owned by Vinunic AS Stockholm SEK 100 72% Vingaraget AB Stockholm SEK 50 100% Owned by The WineAgency Sweden AB and WineWorld Sweden AB Your Wineclub Sweden AB Stockholm SEK 50 90% Notes NOTE 1 COMPANIES IN THE GROUP CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 71 /133 Corporate Governance

72 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Figures in 1,000 (local currency) Registered office Currency Nominal share capital Group holding and voting share EUR 3 94% Shares owned by Social Wines Oy Vinunic Oy Helsin k i Shares owned by Quaffable Wines Sweden AB New Frontier Wines AB Associated company Stockholm SEK 50 72% Tiffon SA Jarnac EUR 1131 35% Smakeappen AS Oslo NOK 100 50% Profit, dividends and equity attributable to non - controlling interests Figures in NOK 1,000 P rofits attributable to non - controlling interests in 2018 A ccumulated non - controlling interests 31 December 2018 (assuming that put options are not exercised)* A ccumulated non - controlling interests 31 December 2018 (assuming that put options are e x ercised ) * Dividend distributed to non - controlling interests in 2018 515 548 1,643 1,381 337 351 1,259 1,004 5,674 4,619 1,428 1,435 0 0 0 0 0 1,435 - 920 - 68 - 3,177 - 1,367 - 95 - 170 Symposium Wines AS Heyday Wines AS Wineworld Sweden AB The WineAgency Sweden AB Social Wines OY Vinum Import Oy Other companies with minority interests 1,179 2,822 1,530 0 T otal 5,954 18,241 2,965 - 5,797 * Several of the subsidiaries managing directors have non - controlling interests, and most of the managing directors have put options regarding their shares which they may exercise at a given future time. The Group does not have control of the shares at the end of the period, nor does it have control of the possible exercising of the put options. The table above show accumulated non - controlling interest for both assuming that the put options are exercised and assuming the put options are not exercised. Since the Group does not have control of this exercising, the Group's book equity is subject to the assumption that the options are exercised. Figures in NOK 1,000 P rofits attributable to non - controlling interests in 2017 A ccumulated non - controlling interests 31.12.2017 Dividend distributed to non - controlling interests in 2017 1,089 213 3,161 1,454 150 501 2,290 459 7,583 4,777 1,357 1,280 - 1,337 0 - 693 - 1,098 0 - 335 Symposium Wines AS Heyday Wines AS Wineworld Sweden AB The WineAgency Sweden AB Social Wines OY Vinum Import Oy Other companies with mino - rity interests 376 1,077 - 58 T otal 6,944 18,823 - 3,521 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 72 /133 Corporate Governance

73 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Key figures for companies with significant non - controlling interests in the Group 2018 Figures in NOK 1,000 Symposium Wines AS H e yday Wines AS Win e w orld Sweden AB The WineAgency Sweden AB Social Wines OY Vinum Import Oy Sales revenue 130,291 31,694 205,280 227,577 220,182 101,689 Other operating revenue 0 0 - 2,950 - 4,302 197 - 756 Operating expenses excluding depreciation - 122,221 - 29,053 - 181,146 - 205,504 - 213,146 - 91,013 Depreciation 0 0 - 4 - 21 - 26 0 Operating profit 8,070 2,641 21,180 17,750 7,207 9,919 Net financial profit 609 - 259 - 38 74 - 14 0 Tax - 2,030 - 555 - 4,719 - 4,009 - 1,434 - 857 Profit for the year 6,649 1,827 16,423 13,814 5,759 9,062 Fixed assets 388 85 2,951 484 678 409 Current assets 45,356 11,875 108,004 94,367 59,662 33,854 Total assets 45,744 11,960 110,955 94,851 60,340 34,263 Equity 4,187 1,530 56,747 46,178 25,441 12,065 Liabilities 41,557 10,430 54,208 48,673 34,899 22,197 Equity and liabilities 45,744 11,960 110,955 94,851 60,340 34,263 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 73 /133 Corporate Governance

74 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA 2017 Figures in NOK 1,000 Symposiu m Wines AS H e y day Wines AS Win ew orl d Sweden AB The WineAgency Sweden AB Social Wines OY Vinum Import Oy Sales revenue 103,301 17,799 231,364 196,074 124,805 53,147 Other operating revenues 0 0 - 4,994 - 3,130 190 - 143 Operating expenses excluding depreciation - 96,413 - 16,735 - 185,768 - 174,269 - 120,314 - 47,731 Depreciation 0 0 - 9 - 19 - 1,483 0 Operating profit 6,888 1,064 40,592 18,656 3,198 5,273 Net financial profit 319 - 118 0 91 - 53 - 12 Tax - 1,760 - 237 - 8,981 - 4,203 - 694 - 1,054 Profit for the year 5,447 709 31,611 14,544 2,451 4,207 Fixed assets 158 7 2,950 475 1,079 440 Current assets 36,139 8,100 129,095 97,556 58,472 32,636 Total assets 36,297 8,107 132,045 98,031 59,551 33,075 Equity 3,722 1,530 75,838 47,763 20,701 10,206 Liabilities 32,575 6,577 56,207 50,269 38,850 22,870 Equity and liabilities 36,297 8,107 132,045 98,031 59,551 33,075 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 74 /133 Corporate Governance

75 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA NOTE 2 MANAGEMENT OF FINANCIAL RISK Financial risk The Group has a Board - adopted financial policy in which strategy and guidelines for financial risk management are defined. Responsibility for the execution of the adopted financial policy lies with Arcus ASA, but is implemented in cooperation with the individual business areas. The Arcus Group's principal source of income is the core business, and the Group’s main strategy with regard to risk is not to speculate, but to limit the financial risk that the core business creates. The most important financial risks to which the Group is exposed are associated with credit risk, interest - rate risk, liquidity risk and foreign currency risk. For hedging purposes associated with interest - rate and currency risk, the Group to a certain degree uses financial derivatives. The Group does not fulfil the accounting requirements for hedge accounting and therefore does not treat these as hedging for accounting purposes. The accounting treatment of financial derivatives is described under Accounting policies. Credit risk The Group has a procedure for the management of credit risk, which indicates that credit risk must be assessed before establishing a customer relationship by examining financial statements and other relevant and available information, and by determining credit periods and credit limits. The credit procedure also defines that after the establishment of a customer relationship: • Customers that are granted credit must be subject to systematic credit assessment, with the establishment of credit limits that are followed up regularly. • Credit terms in conjunction with sale to customers must be kept to a minimum and may normally not exceed 30 days. • Credit risk must be reviewed and assessed at least quarterly. If it is discovered that a credit assessment has not been made for a merchant customer, or is older than six (6) months, a credit check must be performed immediately. Outstanding amounts are continuously monitored in cooperation between the finance department and the marketing departments of the individual activities. If an outstanding amount is not paid, a reminder must be sent. Reminders/collection notices must be run once a week, and other activities must be assessed on an ongoing basis. On a monthly basis, and on the basis of the Group's template rules, the credit department calculates the loss provisions required. The Group's matrix for loss provisions is presented below. Due date distribution of trade receivables Assessment of provision requirements Receivables with reminder level 1 (notice of collection sent) Receivables with reminder level 2 (ready for collection) Receivables with reminder levels 5, 8 and 9 (collection sent) Specific provisions on accounts receivable 10.0% 15.5% 20.0% Individual assessment A significant share of the Group’s revenue is associated with the state monopolies in the Nordic region, where there is not considered to be any credit risk. The Group’s credit risk is otherwise spread over a large number of small customers within the HORECA market, as well as a small number of distributors outside the home markets. At the end of 2018 the Group had no significant factoring agreements. The Group's maximum credit risk is equivalent to the book value of financial assets. See also the table to this Note which categorises financial assets. Overview of bad debts and age analysis of accounts receivable Figures in NOK 1,000 31.12.18 31.12.17 Nominal accounts recei v able 1,261,888 1,432,873 The provision for bad debt on accounts receivable as at 31 December 2018 was TNOK 1,179 (2017: TNOK 709). Losses on accounts receivable are classified as other operating expenses in the statement of income. As at 31 December, the Group had the following accounts receivable fallen due but not paid 31.12.2018 1) Figures in NOK 1,000 T otal Not due Due in 0 - 60 days Due in 61 - 365 days Due date after more than 1 year Nominal accounts receivable Provision for losses on accounts receivable 1,261,888 - 1,179 1,208,581 0 51,529 - 683 1,778 - 496 0 0 Book value, accounts receivable 1,260,709 1,208,581 50,846 1,282 0 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 75 /133 Corporate Governance

76 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA 31.12.2017 1) Due in Due in Due date after more 0 - 60 61 - 365 than Figures in NOK 1,000 Total Not due days days 1 year Nominal accounts receivable 1,432,873 1,274,624 158,242 7 0 Provision for losses on accounts receivable - 709 0 - 702 - 7 0 Book value, accounts receivable 1,432,164 1,274,624 157,540 0 0 1. Receivables as at 31 December 2018 include significantly fewer accounts receivable that have fallen due for the Group than at the end of 2017. At the end of 2018, approximately NOK 1 million was related to accounts receivable that had fallen due from Vinmonopolet in relation to receivables which fell due during the New Year period in December 2018, and these were paid on the first banking day in 2019, i.e. 2 January 2019. In the same way, NOK 127 million was items receivable from Vinmonopolet at the end of 2017. Interest - rate risk The Group is exposed to interest - rate risk through financing activities (debt financing and financial leasing liabilities) and investments (bank deposits). At the end of 2018, the Group’s non - current liabilities were associated with credit facilities at SEB and financial leasing at at Nordea Finans and Volvo Finans. Group policy is to hedge up to 50 per cent of the base interest rate on non - current loans. The Group assesses the policy on an ongoing basis, and as at 31 December 2018 all interest rates were variable. The margin on credit facilities at SEB is related to the ratio of net interest - bearing debt in relation to EBITDA, while the margin at Nordea Finans and Volvo Finans is fixed. Current liabilities related to financial leasing NOK V ariable 2019 18,063 17,371 Non - current interest - bearing debt Loans in NOK 50 - 4,489 Loans in NOK - 50 4,489 Liquidity risk Liquidity risk is the risk that the Group will not be in a position to service its financial liabilities as they fall due. The Arcus Group's capital management is described in a separate section of this note. The Group's activities are subject to seasonal fluctuations, and alcohol sales normally increase in periods with national celebrations and public holidays, especially at Easter and Christmas. The fourth quarter is normally the best quarter for the Group, which is also reflected in cash flows. Cash flows from operations, which are, for example, affected by changes in working capital, are managed operationally by the business areas. Via reporting, the finance department monitors liquidity flows in the short and long term. Interest - bearing debt is followed up and managed together with interest - bearing receivables at Group level. The following table presents an overview of the maturity structure for the Group’s financial liabilities, based on non - discounted contractual payments. In instances where the counterparty can demand earlier redemption, the amount is recorded in the earliest period in which the payment can be demanded by the counterparty 2018 Remaining period 0 - 1 year 1 - 5 years More than 5 years Debt to financial institutions – mortgage loans 0 728,325 0 Debt to financial institutions – leasing* 18,063 150,101 1,293 Liabilities at fair value 0 0 0 Other provisions 0 92 0 Trade payables 576,783 0 0 Current liabilities** 1,115,710 0 0 Interest related to mortgage loans 10,925 21,850 0 Interest related to financial leasing debt 4,194 3,301 66 Total 1,725,675 903,669 1,359 2017 Remaining period 956,647 0 Total 1,762,559 * Read more about the maturity profile of financial leases in Note 16 concerning Leasing agreements. ** Current liabilities include collected alcohol taxes. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Note 11 Pension costs, assets and obligations Financial income and costs Figures in NOK 1,000 Currency Interest - rate profile Due date 2018 2017 Note 12 Note 13 Tax Investments in associated companies and Current interest - bearing debt Drawing on the Group's overdraft facility NOK Variable 2019 0 72,700 jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 18 Inventories Non - current loan to financial institutions Note 17 Other receivables SEK V ariable 2021 728,325 749,400 More than Non - current liabilities related to financial leasing NOK V ariable 2020 151,394 166,395 0 - 1 year 1 - 5 years 5 years Note 19 Cash and cash equivalents Debt to financial institutions – mortgage loans 0 749,400 0 Note 20 Share capital and shareholder information Debt to financial institutions – leasing* 17,371 166,395 0 Sensitivity analysis, interest 2018 Note 21 Debt to financial institutions Other provisions 0 320 0 Increase/reduction Effect on Note 22 Liabilities at fair value through profit or loss Trade payables 603,884 0 0 Note 23 Figures in NOK 1,000 in base points Other provisions for liabilities pre - tax profit Current liabilities** 1,125,747 0 0 Note 24 Current liabilities Interest related to mortgage loans 11,241 33,723 0 Note 25 Pledges and guarantees Interest related to financial leasing debt 4,316 6,809 0 Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 76 /133 Corporate Governance

77 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Currency risk The Group is exposed to currency risk as it has operations in several different countries. The Group’s currency exposure can mainly be divided into two groups: cash flow risk and translation risk. The principal objective is to limit the effect of exchange rate fluctuations on the Group’s cash flow in NOK. Changes in purchase costs from suppliers in functional currency due to exchange rate changes are continuously offset by changes of sales prices to customers and through renegotiation of purchase prices from suppliers. The most significant currencies are EUR, USD, SEK and DKK. The risk horizon, i.e., the time it takes to compensate for negative exchange rate fluctuations, is to a great extent controlled by price - adjustment opportunities in the state monopolies in the Nordic region. In Norway this takes place every four months and in Sweden every six months. As a general rule, currency is purchased in the spot market, but also to some extent in the forward market, in order to continuously offset net cash positions. All of the Group’s long - term borrowing is undertaken in SEK, as a natural hedging of cash flow in the form of dividends in SEK. For reporting purposes, receivables and debt, as well as monetary items in foreign currency, are translated at the closing rate in the companies' functional currencies. The Group’s presentation currency is NOK. The Group is therefore further exposed to currency risk when translating foreign subsidiaries from their functional currency to the Group’s presentation currency. This translation risk is not hedged. As at 31 December 2018, the net translation difference associated with the majority’s equity was positive at NOK 308.5 million, corresponding to a positive change in 2018 of NOK 7.7 million (positive by NOK 300.8 million at the end of 2017). The table below shows the Group’s purchase of non - functional foreign exchange during 2018. Figures in 1,000 (in the relevant currency) Purchase of currency 2018 Spot Forward T otal Proportion hedged via forward contracts EUR USD A U D GBP SEK 90,399 11,735 1,088 1,365 0 11,200 150 60 320 190 101,599 11,885 1,148 1,685 190 11.0% 1.3% 5.2% 19.0% 100.0% Purchase of currency 2017 Figures in 1,000 (in the relevant currency) Spot F or w ard T otal Proportion hedged via forward contracts EUR 85,554 15,885 101,439 15.7% USD 10,092 390 10,482 3.7% AUD 1,048 230 1,278 18.0% GBP 2,215 80 2,295 3.5% DKK 70,000 0 70,000 0.0% SEK 40 0 40 0.0% At the end of the year, the Group had the following forward contracts related to the distribution activities, which were booked at fair value with value changes through profit or loss. The represents financial hedging and the Group does not use hedge accounting. 31.12.18 Forward contracts Figures in NOK 1,000 Currency Currency amount Value in NOK - end of period F or w ard value in NOK Fair value in NOK Due date Purchase contracts EUR 1,600 15,912 15,308 Purchase contracts GBP 50 553 534 604 20 2019 2019 Total 624 31.12.17 Forward contracts Figures in NOK 1,000 Currency Currency amount Value in NOK - end of period F or w ard value in NOK Fair value in NOK Due date Purchase contracts Purchase contracts Purchase contracts Purchase contracts EUR USD A U D GBP 2,000 110 60 20 19,702 907 385 222 18,783 856 373 211 919 2018 51 2018 12 2018 11 2018 Total 993 All forward contracts are recognised at fair value as of the close of the financial year. Sensitivity to exchange rate fluctuation: The following table shows the Group’s sensitivity to changes in the most important exchange rates, if all other variables remain constant. The effect on the Group’s profit before tax is calculated as changes in the fair value of monetary assets and liabilities as at 31 December 2018 in foreign currency (non - functional currency). This includes hedging derivatives recognised at fair value with value changes through profit or loss. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 77 /133 Corporate Governance

78 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA The effect on other comprehensive income (OCI) is calculated as the effect of the translation differences associated with subsidiaries in foreign currency as at 31/12/2018. Figures in NOK 1,000 Change in exchange rate Effect on pre - tax profit Total effect on OCI before tax EUR 5% - 1,419 3,554 EUR - 5% 1,419 - 3,554 SEK 5% - 2,326 1,562 SEK - 5% 2,326 - 1,562 DKK 5% 6,016 41,012 DKK - 5% - 6,016 - 41,012 The Group’s exposure to other currencies is insignificant as at 31/12/2018. Categorisation of financial assets and liabilities: Assets Figures in NOK 1,000 Financial instruments at fair value with value changes through profit or loss Financial instruments at amortised cost Financial instruments at fair value through total comprehensive income (OCI). Total book value of financial assets, 31.12 P repaid costs Total in the statement of financial position 31.12. Other investments in shares 0 200 0 200 0 200 Other non - current receivables 0 1,581 0 1,581 0 1,581 Trade receivables 0 1,260,709 0 1,260,709 0 1,260,709 Other receivables 624 59,966 0 60,590 20,231 80,821 Bank deposits 0 282,594 0 282,594 0 282,594 Total financial assets 31.12.2018 624 1,605,050 0 1,605,674 20,231 1,625,905 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Companies in the Group Note 2 Management of financial risk Note 3 Information about cash flows Note 4 Revenues Note 5 Segment information Note 6 Transactions with related parties Note 7 Other operating expenses Note 8 Salaries and other personnel costs Note 9 Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Financial instruments at fair Note 17 Other receivables value with value changes Loans and Assets available Total book value of P repaid Total in the statement of Note 18 Inventories Figures in NOK 1,000 through profit or loss recei v ables for sale financial assets, 31.12. costs financial position 31.12. Note 19 Cash and cash equivalents Other investments in shares 0 0 200 200 0 200 Note 20 Share capital and shareholder information Other non - current receivables 0 1,205 0 1,205 0 1,205 Note 21 Debt to financial institutions Trade receivables 0 1,432,164 0 1,432,164 0 1,432,164 Note 22 Liabilities at fair value through profit or loss Other receivables 993 70,981 0 71,974 14,921 86,895 Note 23 Other provisions for liabilities Bank deposits 0 184,415 0 184,415 0 184,415 Note 24 Current liabilities Total financial assets 31.12.2017 993 1,688,765 200 1,689,958 14,921 1,704,879 Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 78 /133 Corporate Governance

79 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Liabilities Financial instruments at fair Financial Financial instruments at Total book value Provision for Total in the value with value changes instruments at fair value through total of financial liabilities, accrued costs and statement of financial Figures in NOK 1,000 through profit or loss amortised cost comprehensive income (OCI). 31.12 statutory obligations position 31.12. Debt to financial institutions 0 892,958 0 892,958 0 892,958 Liabilities at fair value 74,218 0 0 74,218 0 74,218 Other non - current liabilities 0 647 0 647 0 647 Trade payables 0 576,783 0 576,783 0 576,783 Other current liabilities 0 15,960 0 15,960 169,296 185,256 Total financial liabilities 31.12.2018 74,218 1,486,348 0 1,560,566 169,296 1,729,862 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Companies in the Group Note 2 Management of financial risk Financial instruments at fair Total book value Provision for Total in the Note 3 Information about cash flows value with value changes Financial of financial liabilities, accrued costs and statement of financial Note 4 Revenues Figures in NOK 1,000 through profit or loss liabilities 31.12 statutory obligations position 31.12. Note 5 Segment information Debt to financial institutions 0 999,289 999,289 0 999,289 Note 6 Transactions with related parties Liabilities at fair value 0 0 0 0 0 Note 7 Other operating expenses Other non - current liabilities 0 0 0 0 0 Note 8 Salaries and other personnel costs Trade payables 0 603,884 603,884 0 603,884 Note 9 Share - based payment Other current liabilities 0 14,916 14,916 182,828 197,744 Note 10 Pension costs, assets and obligations Total financial liabilities 31.12.2017 0 1,618,089 1,618,089 182,828 1,800,917 Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 79 /133 Corporate Governance

80 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Fair value hierarchy The Group uses the following hierarchy to determine and report the fair value of financial instruments: Level 1: Listed (unadjusted) prices in active markets Level 2: Direct or indirect inputs other than listed prices included in Level 1, that are observable for the asset or the liability. Level 3: Techniques for calculation of fair value based on other than observable market data. As at 31 December 2018, the Arcus Group had the following financial liabilities at fair value in the statement of financial position: 31.12.18 Level 1 Level 2 Level 3 Book value as at 31.12. Currency derivatives 0 624 0 624 Total assets 0 624 0 624 Book value as Level 1 Level 2 Level 3 at 31.12. Liabilities at fair value through profit or loss 0 0 74,218 74,218 Total liabilities 0 0 74,218 74,218 31/12/2017 Level 1 Level 2 Level 3 Book value as at 31.12. Currency derivatives 0 993 0 993 Total assets 0 993 0 993 Level 1 Level 2 Level 3 Book value as at 31.12. Liabilities at fair value through profit or loss 0 0 0 0 Total liabilities 0 0 0 0 There have been no reclassifications between Level 1 and Level 2 during the period. Neither have there been any transfers out of Level 3 during the period. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 80 /133 Corporate Governance

81 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Reconciliation of liabilities (Level 3): Commitments classified at Level 3 are related to options for the purchase of non - controlling interests. Further information on these commitments is presented in Note 22. Book value 31.12.2017 Used/exercised 2018 Provision made/ issued 2018 Value changes 2018 Recognised interest 2018 Translation differences Book value 31.12.18 Liabilities at fair value 0 0 67,874 2,560 104 3,680 74,218 Total 0 0 67,874 2,560 104 3,680 74,218 Book value Used/ e x ercised Provision made/ Value changes Recognised interest T r anslation Book value 31.12.2016 2017 issued 2017 2017 2017 dif f erences 31.12.2017 Liabilities at fair value 24,135 - 10,483 0 - 13,673 21 0 0 Total 24,135 - 10,483 0 - 13,673 21 0 0 Capital management The Group's overall objective is that the Group at all times has sufficient liquidity to fulfil its obligations in both the short and long term. At the same time, the aim is to minimise the Group’s surplus liquidity. The Group will work continuously to develop its financial independence, through close monitoring of income development and capital binding, and through continuous assessment of alternative sources of finance. Unutilised credit opportunities are described in Note 19. As far as possible, the Group wishes to have flexibility for its liquid assets in relation to day - to - day operations. The Group achieves this through a Group cash pool system with a drawing facility that as of 31 December 2018 is managed by Arcus ASA. When funds are needed for investment purposes, the Group relies on its own liquidity as far as possible. However, for larger investments external debt financing from a financial institution is also used. The Group works according to the objective that the net interest - bearing debt may not exceed 2.5 times EBITDA. There were no changes in the Group's non - current debt financing during 2018. At the end of 2018, the agreement on a mortgage loan facility contains a loan clause (covenant) concerning net interest - bearing debt as a ratio of adjusted EBITDA. The Group continuously monitors this loan clause and reports to the bank on a quarterly basis. As at 31 December 2018 the Group was well within the required ratio. In connection with the introduction of IFRS 16 concerning leases as from 2019, the Group’s reported net interest - bearing debt and adjusted EBITDA will change significantly. The loan agreement with SEB specifies that the loan terms must be calculated according to the current model, regardless of the introduction of IFRS 16, so that the Group's ability to fulfil the loan terms will not be affected by the introduction of IFRS 16. The Group also has financial leasing agreements for major investments in production equipment. NOK million 2018 2017 Net interest - bearing debt Non - current interest - bearing debt to credit institutions 874,895 909,218 Current interest - bearing debt to credit institutions 18,063 90,071 Capitalised front - end fees 4,824 6,577 Bank deposits and other cash and cash equivalents - 282,594 - 184,415 Net interest - bearing debt 615,188 821,451 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 81 /133 Corporate Governance

82 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA NOTE 3 INFORMATION ON CASH FLOWS The Group prepares the statement of cash flows according to an indirect method. Below is a specification of cash flow effects which are not presented elsewhere in the Notes. CASH FLOWS FROM OPERATIONS: Pension costs and other provisions without cash effect Pension costs without cash effect are the change in pension obligations in the statement of financial position, adjusted for obligations from acquisition or sale, and the effects of booked estimate deviations booked to total comprehensive income (OCI). Figures in NOK 1,000 Note 2018 2017 Book value pension obligations at the beginning of the year 10 - 30,552 - 34,092 Estimate deviations booked to the total comprehensive income 10 9,900 4,438 Book value pension obligations at the end of the year 10 21,077 30,552 Pension costs without cash effect 425 898 Book value other provisions for obligations at the beginning of the year Book value other provisions for obligations at the end of the year 23 23 - 320 92 - 627 320 Costs from other provisions without cash effect - 228 - 307 Total pension costs and other provisions without cash effect 197 591 Value changes without cash effect Below is a specification of value changes included in the statement of income, but without cash effect. Figures in NOK 1,000 Note 2018 2017 Value change in options for the purchase of non - controlling interests 11,22 2,560 147 Value change in previous co - investment programme for senior executives 11,22 0 - 13,821 Costs related to share - based remuneration without cash effect 9 7,603 9,415 Amortization of front - end fees for interest - bearing debt 21 1,623 1,652 Value change, forward contracts 11 369 - 1,837 Total value changes without cash effect 12,155 - 4,444 Profit or loss on sale of fixed assets and intangible fixed assets The accounting profit or loss on the sale of fixed assets and intangible fixed assets has no cash flow effect, which is thereby reversed from the operational activities in the indirect method. The sales proceeds related to these divestments is the Group's cash flow effect under investment activities. Figures in NOK 1,000 Note 2018 2017 Book value of sold fixed assets and intangible fixed assets 14,15 Sales proceeds from sold fixed assets and intangible fixed assets 0 365 0 30 Profit ( - ) / loss (+) on sale of fixed assets and intangible fixed assets - 365 - 30 Unrealised gains Unrealised gains are related to translation differences for working capital items in foreign subsidiaries with a functional currency other than the Group’s functional currency, and statement of income items related to the currency translation of loans booked in other currencies than the functional currency. Figures in NOK 1,000 Note 2018 2017 Translation differences for working capital items The effects on the result of the translation of loans booked in another currency than the functional currency 1,195 0 19,195 0 Total unrealised gain 1,195 19,195 Changes in working capital Changes in working capital are the change in working capital items in the statement of financial position, adjusted for working capital items from the acquisition or sale of companies during the period. Figures in NOK 1,000 Note 2018 2017 Book value of inventories at the beginning of the year Addition of inventories on acquisition of companies during the year Book value of inventories at the end of the year 410,759 0 - 441,117 378,777 201 - 410,759 Change in inventories - 30,358 - 31,781 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 82 /133 Corporate Governance

83 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Figures in NOK 1,000 Note 2018 2017 Book value of trade receivables at the beginning of the year Addition of trade receivables on acquisition of companies during the year Book value of trade receivables at the end of the year 1,432,164 0 - 1,260,709 1,344,067 44,158 - 1,432,164 Change in trade receivables 171,455 - 43,939 Figures in NOK 1,000 Note 2018 2017 Book value of trade payables at the beginning of the year Addition of trade payables on acquisition of companies during the year Book value of trade payables at the end of the year - 603,884 0 576,783 - 628,347 - 20,974 603,884 Change in trade payables - 27,101 - 45,437 Figures in NOK 1,000 Note 2018 2017 Book value of other current receivables at the beginning of the year Addition of other current receivables on acquisition of companies during the year Book value of other current receivables at the end of the year 17 17 85,902 0 - 74,958 78,996 845 - 85,902 Change in other current receivables 10,944 - 6,061 Book value of other current liabilities at the beginning of the year 24 - 1,124,105 - 1,108,674 Addition of other current liabilities on acquisition of companies during the year 0 - 31,626 Book value of other current liabilities at the end of the year 24 1,113,785 1,124,105 Change in other current liabilities - 10,320 - 16,195 Change in other current assets and other liabilities 624 - 22,256 CASH FLOWS FROM INVESTMENT ACTIVITIES: Payments on acquisition of other financial investments In 2018, the entire amount concerns a payment related to an ownership interest in a new associated company, Smakeappen AS. In 2017, the payment was related to an increased ownership interest in an existing associated company, Tiffon SA. Figures in NOK 1,000 Note 2018 2017 Increased ownership interest in an associated company (Tiffon SA) 13 Ownership interest in Smakeappen AS 13 0 - 119 - 454 0 Payments on acquisition of other financial investments - 119 - 454 CASH FLOWS FROM FINANCING ACTIVITIES: Interest cost paid during the period The Group has quarterly interest payment dates, so that the Group's recognised interest payable coincides with the interest paid during the year. The difference between recognised interest payable and interest paid is related to calculated interest costs relating to liabilities at fair value through profit and loss, recognized in the statement of financial position. Figures in NOK 1,000 Note 2018 2017 Interest paid to credit institutions 11 - 37,302 - 31,454 Interest cost paid during the period - 37,302 - 31,454 Payment of dividend Dividend paid in 2018 is mainly related to dividend to shareholders in Arcus ASA (TNOK 112 , 919 ) . Other dividend is to minority shareholders in individual subsidiaries within the wine business . This dividend is specified in Note 1 . CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 83 /133 Corporate Governance

84 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA NOTE 4 REVENUE Sales revenue is the primary income source for the Group and related segments. Spirits The primary revenue source in Spirits is the sale of spirits products, of which most of the sales revenue is from own produced products, for which the Group is also the owner of the brand. In addition, this segment also has sales revenue from a good number of agencies, of which the products may be processed and bottled by the Group or imported products that are ready for sale, but where the brand is owned by other external operators. The most important spirits categories are Aquavit, Bitters, Vodka and Cognac. In geographical terms, Norway, Denmark and Sweden are the most important markets, but the Group also has sales to Germany, the USA, Finland and DFTR (Duty Free Travel Retail), as well as other sales to other markets. Wine The primary revenue source for Wine is sales of wine products, where most of the sales revenue is from agency activities, where the Group imports products that are ready for sale. The Group also has considerable sales revenue from sales of own Wine brands, with wine being blended and bottled in the Group's own production facility. In geographical terms, the Group has sales revenue from Wine in Norway, Sweden and Finland, and to small extent from DFTR. Distribution The Group's distribution activities comprise its subsidiary,Vectura, whose primary revenue source is comprehensive logistics services for both internal and external suppliers in Norway. Other operating revenues Other operating revenues primarily comprise revenues other than the primary source of income. For the Spirits segment this consists mainly of contract bottling, and for the Wine segment glass sales, while for the Distribution segment this consists mainly of other activity - based income, including pallet location hire, export handling, destruction handling and quarter pallet production. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 84 /133 Corporate Governance

85 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA The following table presents the Group's total external revenue: 2018 2017 Sales revenue by market - Group: Sales revenue Other operating revenue T otal Sales revenue Other operating revenue T otal Norway 1,048,786 27,615 1,076,401 996,050 24,568 1,020,618 Sweden 1,089,855 15,582 1,105,437 1,006,576 12,944 1,019,520 Finland 221,790 3,674 225,464 221,385 4,610 225,995 Denmark 145,077 - 116 144,961 146,109 0 146,109 Germany 54,238 1,484 55,722 59,940 1,504 61,444 USA 6,729 31 6,760 3,238 580 3,818 DFTR 104,287 0 104,287 94,870 0 94,870 Other international 1,853 2,316 4,169 1,958 728 2,686 Total operating revenue 2,672,615 50,586 2,723,201 2,530,126 44,934 2,575,060 The tables below present the segments’ total external and internal revenue: 2018 2017 Sales revenue by market - Spirits: Sales revenue Other operating revenue T otal Sales revenue Other operating revenue T otal Norway 302,073 149,186 451,259 301,579 141,306 442,885 Sweden 125,130 4,589 129,719 126,469 5,455 131,924 Finland 34,313 0 34,313 32,711 289 33,000 Denmark 143,220 - 116 143,104 146,109 0 146,109 Germany 54,238 1,484 55,722 59,940 1,504 61,444 USA 6,729 31 6,760 3,238 580 3,818 DFTR 94,552 0 94,552 91,417 0 91,417 Other international 2,192 1,977 4,169 1,958 728 2,686 Total operating revenue 762,447 157,151 919,598 763,421 149,862 913,283 2018 2017 Sales revenue by market - Wine Sales revenue Other operating revenue T otal Sales revenue Other operating revenue T otal Nor w ay S w eden Finland DFTR 479,936 932,148 183,235 9,396 0 16,018 3,674 339 479,936 948,166 186,909 9,735 448,477 882,085 188,674 3,453 360 13,509 4,321 0 448,837 895,594 192,995 3,453 Total operating revenue 1,604,715 20,031 1,624,746 1,522,689 18,190 1,540,879 2018 2017 Revenue by market - Distribution: Sales revenue Other operating revenue T otal Sales revenue Other operating revenue T otal Norway 272,378 35,361 307,739 251,332 33,071 284,403 Total operating revenue 272,378 35,361 307,739 251,332 33,071 284,403 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 85 /133 Corporate Governance

86 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Significant customer relationships The Group has significant customer relationships with Vinmonopolet in Norway and Systembolaget in Sweden, which each represent more than 10 per cent of the Group’s total operating revenues. Total operating revenue from Vinmonopolet was approximately NOK 711 million in 2018, of which NOK 281 million in Spirits and NOK 430 million in Wine. In 2017 the corresponding total was approximately NOK 689 million, of which NOK 286 million in Spirits and NOK 403 million in Wine. Total operating revenue from Systembolaget was approximately NOK 932 million in 2018, of which NOK 115 million in Spirits and NOK 817 million in Wine. In 2017 the corresponding total was approximately NOK 905 million, of which NOK 116 million in Spirits and NOK 789 million in Wine. IMPLEMENTATION OF IFRS 15 REVENUE FROM CONTRACTS WITH CUSTOMERS As from 2018, the Group has implemented IFRS 15 Revenue from contracts with customers. IFRS 15 is implemented based on the modified retrospective method, without adjustment of the comparative figures. Reconciliation of previous effects is presented in a separate table under this note. The implementation of IFRS 15 has not led to any significant changes in the Groups principles for revenue recognition. New revenue recognition principles and an overview of the most significant assessments made at implementation of IFRS 15 is described below. Revenue recognition principles Sale of goods (wine and spirits) The Group's sales revenues mainly consist of revenues to the Scandinavian retail monopolies for sale of alcohol, which are the wine and spirits business's largest customers. The Group also has sales to Horeca customers (Hotel, Restaurant, Catering), wholesalers and sales to DFTR customers (Duty Free Travel Retail). The wine and spirits business in the Group only sells physical goods in the form of wine and spirits produ - cts. The Group's sale of goods is recognized as revenue a given point in time when fulfillment of related delivery obligations has taken place. The timing corresponds to when the goods are delivered at the customer's agreed upon delivery point where the risk and control of the goods are transferred to the customer. Revenues are presented as sales revenues within the Wine and Spirits segment. Implementation of IFRS 15 has not led to changes in accounting for revenue from sale of goods. Sale of distribution services Sale of distribution services consists of logistics and distribution services to agents and importers (partners) in Norway who supply alcoholic beverages to the Norwegian market. The distribution services consist of several service elements; • Incoming goods flow (ordering, customs clearance and control on receipt of goods). • Collaboration with Vinmonopolet, Horeca and wholesalers on distribution solutions and negotiations with customers. • Arranging market activities for partners, in consultation with these. • Outgoing goods flow (Customer handling, order receipt, license control, processing of excise duties, filing orders from customers, goods picking and assembling, physical distribution or preparation for pickup) . • Invoicing to customers, credit assessments and follow - up, system for discounts and bonuses from / to the partners to customers . • Invoicing and reporting of excise duties • Stock accounts The revenues from distribution services are recognized at a given point in time when the fulfillment of the related delivery obligations has taken place, which corresponds to the time of fulfillment of the delivery obligations related to the sale of products in the wine and spirits business. Revenues from distribution services are presented as sales revenue within the Distribution segment. Implementation of IFRS 15 has not led to changes in accounting for revenue from sale of distribution services. Sale of other activity - based revenue The Distribution business area also provides other activity - based services that consist of; • Inbound transport from producer to country • Storage for unsold goods • Pallet building (conversion from large EUR pallets to smaller pallets) • Destruction services The revenues are presented as other operating revenues and are recognized over time in line with the fulfillment of the delivery obligations that correspond to when the services are delivered to the customer. Implementation of IFRS 15 has not led to changes in accounting for revenue from sale of other acti - vity - based revenues. Sale of contract bottling services The Spirits business area supplies bottling services to internal and external wine companies. Revenues related to external wine companies are presented as other operating revenues and are recognized at a given point in time when the delivery obligations are met. The timing corresponds to when the risk and control of lost products is transferred to the customer. Implementation of IFRS 15 has not led to changes in accounting for revenues from sale of bottling services. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 86 /133 Corporate Governance

87 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Discounts Most of the customer agreements, apart from the agreements with the monopolies, also includes clauses of retrospective variable transfers back to the customers after the actual delivery date. This can be volume - based discounts and bonuses that the customer receives based on the customer's sale to the end customer over a given period, or other contractual variable bonuses to a member - based Group of customers based on either sold volume or sales amount for the member companies. Such retrospective variable transfers are estimated and recognized in the income statement when the delivery obligation is fulfilled, and presented as a reduction of the sales revenues. Implementation of IFRS 15 has not led to changes in accounting for discounts. SIGNIFICANT CHANGES IN REVENUE RECOGNITION PRINCIPLES AS A CONSEQUENCE OF THE INTRODUCTION OF IFRS 15 Costs for outgoing freight The group has previously recognized costs relating to outgoing freight (shipping costs for the delivery of goods sold to customers) as reduced sales revenues. IFRS 15 stipulates that outgoing freight costs must either be accounted for as a reduction of sales revenues or as an operating cost based on a principal versus agent assessment, depending on if sales companies are principals or agents for the outgoing freight. The group's assessment is that the wine and spirits businesses are principals, since most of their contracts with customers require delivery to the customers' warehouse. This corresponds to the group's assessment that the distribution business is agent in this respect, and thereby recognize its distribution revenue on a net basis. On the basis of these assessments, the Group has changed its accounting principle for outgoing freight costs as of 2018, so that freight costs are recognized as a cost of goods. The change does not affect the calculation of gross profit, as revenues increase correspondingly as the increase in cost of goods. The change is not implemented in the segment reporting to ensure consistency between segment note and internal reporting to the Group's decision makers. Distribution services and presentation The Group has made significant assessments related to the timing of the distribution services. The assessments have included analysis of whether the underlying service elements are met over time or whether these are fulfilled at a given point in time. The group's assessment is that the service elements do not meet the criteria for revenue recognition over time, and consequently must be recognized as revenues at a given point in time that corresponds to the time when the risk and control of the goods delivered is transferred to the customer. The distribution business's date of revenue recognition consequently coincides with the revenue date of recognition for sale of goods. Principal vs. Agent (Gross vs. Net Revenue Accounting) The Distribution business area recognizes its revenues on a net basis after deduction of special taxes, cost of goods and inventory handling costs. The assessment is based on an overall assessment that Vectura's source of income relates to the delivery of total logistics services and that the risk of the flow of goods is the partner's (supplier’s) responsibility. Figures in NOK 1000 Reported 2018 IFRS 15 effects 2018 2018 without IFRS 15 effects 2017 Sales revenue 2,672,615 - 41,499 2,631,116 2,530,126 Other operating revenue 50,586 0 50,586 44,934 Total operating revenue 2,723,201 - 41,499 2,681,702 2,575,060 Cost of sales - 1,577,306 41,499 - 1,535,807 - 1,408,524 Gross profit 1,145,895 0 1,145,895 1,166,536 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 87 /133 Corporate Governance

88 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA NOTE 5 SEGMENT INFORMATION 2018 Figures in NOK 1,000 Spirits Wine Distribution Other Eliminations/ reclassifications Group Sales revenues – external 766,774 1,603,260 261,082 0 41,499 2,672,615 Sales revenue between the segments - 4,327 1,455 11,296 0 - 8,424 0 Other operating revenue – external 8,294 17,185 23,576 1,531 0 50,586 Other operating revenue between the segments 148,857 2,846 11,785 173,533 - 337,021 0 Total operating revenue 919,598 1,624,746 307,739 175,064 - 303,946 2,723,201 Net profit on sale of fixed assets 185 0 180 0 0 365 Cost of sales - 447,962 - 1,244,346 0 0 115,002 - 1,577,306 Salaries and other personnel costs - 123,803 - 96,882 - 146,321 - 59,638 0 - 426,644 Other operating expenses - 205,756 - 102,011 - 148,861 - 141,646 188,944 - 409,330 Share of profit from TS and FKV 2,311 0 0 0 0 2,311 EBITDA, adjusted 144,573 181,507 12,737 - 26,220 0 312,597 Other income and expenses - 1,768 - 11,838 - 381 8,691 0 - 5,296 Depreciation and amortization - 24,744 - 2,586 - 11,261 - 6,235 - 5,179 - 50,005 Operating profit 118,061 167,083 1,095 - 23,764 - 5,179 257,296 Net financial profit/loss - 7,938 - 18,595 - 221 - 8,993 - 369 - 36,116 PROFIT BEFORE TAX 110,123 148,488 874 - 32,757 - 5,548 221,180 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 88 /133 Corporate Governance

89 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Note 6 Note 7 Transactions with related parties Other operating expenses CONSOLIDATED FINANCIAL 2017 STATEMENTS WITH NOTES Figures in NOK 1,000 Statement of income 01.01. - 31.12. Sales revenue – external 767,591 Statement of other comprehensive income Sales revenue between the segments 01.01. - 31.12. Other operating revenue – external Statement of financial position as at 31 December Other operating revenue between the segments 143,193 Statement of cash flows 01.01. - 31.12. Total operating revenue 913,283 Statement of changes in equity Brief history of the Group Net profit on sale of fixed assets Accounting policies Cost of sales - 404,928 Notes Salaries and other personnel costs - 122,269 Note 1 Companies in the Group Other operating expenses - 206,650 Note 2 Management of financial risk Share of profit from TS and FKV Note 3 Information about cash flows EBITDA, adjusted 182,753 Note 4 Revenues Note 5 Segment information Other income and expenses Depreciation and amortization - Note 8 Salaries and other personnel costs Impairment Note 9 Share - based payment Operating profit 151,494 Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Net financial profit/loss Note 12 Tax Note 13 Investments in associated companies and PROFIT BEFORE TAX 154,482 166,606 jointly controlled entities Note 14 Tangible fixed assets The Group does not present the segments’ assets or liabilities as this is not part of the Group’s internal reporting either. Note 15 Intangible assets Note 16 Leases For information regarding pricing associated with sales between the segments, see Note 6. Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 89 /133 Corporate Governance

90 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA NOTE 6 TRANSACTIONS WITH RELATED PARTIES In addition to subsidiaries and associated companies, the Group’s related parties are defined as the owners, all members of the Board of Directors and Group executive management, as well as companies in which any of these parties have either controlling interests, Board appointments or managerial positions. The Group's transactions with related parties: Purchase of goods and services: Figures in NOK 1,000 Relationship Deli v ery 2018 2017 Hoff SA Tiffon SA Gjelleråsen Eiendom AS1) Destilleriveien 11 AS1) Thomas Patay Draaav Konsult AB Owner Associated company (34.75%) Owned by shareholder (Canica AS) Owned by shareholder (Canica AS) Former General manager of Vingruppen AS Owned bya Board member of Vingruppen i Norden AB (Claes Lindquist) Raw materials Raw materials and consumables Rent Rent Minority shareholder in Vinordia AS, Symposium Wines AS and Vinuniq AS Consulting services 21,156 45,456 0 27,570 0 767 22,386 52,746 79,150 0 2,741 0 Total purchase of goods and services 94,949 157,023 Sales of goods and services: Figures in NOK 1,000 Relationship Deli v ery 2018 2017 Tiffon SA Associated company (34.75%) Market support 5,880 3,714 Total sales of goods and services 5,880 3,714 Receivables from related parties as at 31.12.: Figures in NOK 1,000 Relationship Nature of receivable 2018 2017 Tiffon SA Hoff SA Smakeappen AS Associated company (34.75%) Owner (10%) Associated company (50%) Current receivables Current receivables Non - current receivables 1,997 0 506 170 0 0 Total receivables from related parties as at 31.12 2,503 170 Liabilities to related parties as at 31.12.: Figures in NOK 1,000 Relationship Nature of liability 2018 2017 Hoff SA Tiffon SA Draaav Konsult AB Owner Associated company (34.75%) Owned bya Board member of Vingruppen i Norden AB (Claes Lindquist) Current liabilities Current liabilities Current liabilities 492 7,145 32 1,147 10,821 0 Total liabilities to related parties as at 31.12 7,669 11,968 All transactions with related parties are on market terms. 1. The property at Gjelleråsen was transferred from Gjelleråsen Eiendom AS to Destilleriveien 11 AS as from 1 Janaury 2018; both companies are controlled by Canica AS. On 30 April 2018, the property was sold from Destilleriveien 11 to Storebrand, and as from that date the rent is no longer a transaction with related parties. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 90 /133 Corporate Governance

91 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Transactions between Group companies: Agreements have been reached between the companies in the Group on the cost distribution for internal services and joint procurement. This applies mainly to rent, maintenance and property facility services, as well as shared functions such as finance, IT, payroll, etc. The services are recognised in the various companies’ accounts as other income and other operating expenses, respectively. All buying and selling of goods and services between the companies takes place on market terms and is eliminated in the consolidated financial statements. NOTE 7 OTHER OPERATING EXPENSES Figures in NOK 1,000 2018 2017 Sales and marketing costs - 122,518 - 122,678 Logistics costs - 64,531 - 56,331 Rent - 88,692 - 86,706 Property operation - 23,099 - 27,950 Repair, maintenance and non - capitalised equipment - 40,307 - 37,094 Travel expenses - 15,874 - 16,991 Consultants and external outsourcing of services - 46,949 - 39,543 Other costs 1,858 - 12,650 Total other operating expenses - 400,112 - 399,944 Of which effects which are included in Other income and expenses in the - 9,218 8,245 financial statements Total other operating expenses as presented in the statement of inco - me - 409,330 - 391,699 Other income and expenses: Other income and expenses comprises significant positive and negative non - recurring items and restructuring costs. The main purpose of this item is to show these significant non - recurring and non - periodic items, so that the development and comparability of the ordinary items presented in the statement of income are more relevant for the activities. See also the section concerning alternative profit measurement (APM). Figures in NOK 1,000 2018 2017 Personnel policy and other organisational measures 1 Other transaction costs Other non - recurring items 2 - 14,514 - 1,246 10,464 - 4,922 - 502 - 7,743 Total other income and expenses - 5,296 - 13,167 1 Personnel policy and other organisational measures: Costs related to organisational and staffing adjustments in order to meet the restructuring need with new work processes and improved profitability, as well as costs related to a temporary incentive programme with matching shares to selected key employees in conjunction with the IPO in 2016. This programme expires in Q1 2019, and further information about the programme is presented in Note 9. 2 Other non - recurring items: Other non - recurring items consist of both positive and negative items. In 2017, this mainly concerned costs related to a dispute with the Swedish customs authorities and a customer concerning a contract - bottling delivery. These costs primarily comprise Swedish customs and VAT charges levied on the Group in conjunction with the delivery, and related legal fees. In 2018, the Group recovered value added tax (1 MNOK) that had been paid, but is still working to also recover customs expenses. Further, the positive non - recurring effect in 2018 mainly concerns the reversal of a non - utilised provision for an estimated liability related to the previous sale of a property some years back in time. Auditors' remuneration The auditors’ fees are specified below. The fees cover the Group auditor, EY, as well as other auditors of Group subsidiaries. Figures in NOK 1,000 2018 2017 Statutory audit 2,926 3,100 Other financial auditing 91 171 Other certification services 139 69 Tax consultancy services 1,055 170 Other non - audit services 24 42 Total remuneration to the auditors 4,235 3,552 All amounts are exclusive of VAT. Total audit fees for the Group include fees to parties other than the Group auditor of TNOK 1,252 for 2018 and TNOK 1,243 for 2017. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 91 /133 Corporate Governance

92 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA NOTE 8 SALARIES AND OTHER PERSONNEL COSTS Salaries including holiday pay - 296,535 - 280,838 Social security costs - 61,005 - 58,434 Pension costs including social security costs - 32,057 - 32,406 Other personnel costs - 51,561 - 50,656 Total salaries and other personnel costs - 441,158 - 422,334 Of which effects included under Other income and expenses in the statement of income (see Note 7) 14,514 4,922 Total salaries and personnel costs as presented in the statement of income - 426,644 - 417,412 Average number of FTEs employed during the year 424 420 Remuneration to senior executives The terms and conditions for the Group CEO are set by the Board of Directors, which also takes decisions in principle concerning the Group's terms and conditions policy and compensation schemes for other employees. The Board has a remuneration committee which prepares remuneration proposals for decision by the Board. The committee comprises two members of the Board elected by the shareholders. The administration handles cases for the remuneration committee and the Board. In 2018, the Group Management was covered by the Group's annual bonus system, a temporary share programme (matching shares) that was established in conjunction with the IPO in 2016, as well as an option programme adopted at the Annual General Meetings in 2017 and 2018, under which share options were issued in both 2017 and 2018. The Group CEO has an ordinary bonus agreement which, under certain conditions, will release payment of up to five months' salary, while other members of the Group Management can receive up to four months' salary. The Group CEO and other members of the executive management have an ordinary occupational pension with Storebrand, which entails 5 per cent pension contributions for salaries from 0 to 7.1G and 11 per cent for salaries from 7.1 to 12G. The Swedish member of the Group Management has a defined contribution pension scheme for which the contribution rate is 25 per cent of the salary. The Group CEO also has a supplementary pension agreement that gives pension earnings of 15 per cent of salaries above 12G. This pension entitlement is capitalised annually in the consolidated statement of financial position and the return is based on the return from the Storebrand Balansert pension fund. Salaries and other remuneration to the Group Management is shown in the table below. Benefits from sharebased payments to the Group Management is shown in Note 9. 1 Eirik Andersen joined the Group Management on 1 October 2018, and the benefits represent three months in the Group Management. 2 Thomas Patay resigned from the Group Management on 30 September 2018, and the benefits represent nine months in the Group Management. 3 Claes Lindquist was part of the Group Management up to 31 January 2018, when Svante Selling joined the Group Management. The benefits stated represent one month in the Group Management. Claes Lindquist resigned on 31 March 2018. 4 Svante Selling took up the position on 1 February 2018, and the benefits represent 11 months in the Group Management. Salaries and other remuneration to the Group Management in 2017: Figures in 1000 Local currency Currency Salary Bonus earned in 2017 Benefits in kind Pension costs Kenneth Hamnes NOK 3,031 286 227 386 Sigmund Toth NOK 1,728 147 146 84 Erlend Stefansson NOK 2,033 139 179 84 Erik Bern NOK 1,780 132 190 84 Bjørn Delbæk NOK 1,572 103 191 84 Per Bjørkum NOK 1,523 107 137 84 Thomas Patay NOK 2,288 144 195 84 Lorna Stangeland 1 NOK 900 0 50 21 Christian Granlund 2 NOK 870 290 90 45 Claes Lindquist SEK 2,193 1,031 102 862 1 Lorna Stangeland resigned on 31 March 2017 and the benefits stated represent three months in the Group Management. 2 Christian Granlund was appointed on 12 June 2017 and the benefits stated represent 6.5 months in the Group Management. If the CEO gives notice of termination, he is subject to six months' notice of termination. If notice of termination is given by the Group, the Group CEO will be entitled to 12 months' severance pay, and during this period will not be able to take employment in competing companies. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Figures in 1,000 Figures in NOK 1,000 2018 2017 Local currency Statement of other comprehensive income Bonus earned Currency Salary in 2018 Benefits in kind Pension costs 01.01. - 31.12. Kenneth Hamnes NOK 3,118 0 234 332 Statement of financial position as at 31 December Sigmund Toth NOK 1,897 0 152 87 Statement of cash flows 01.01. - 31.12. Erlend Stefansson NOK 2,144 0 191 87 Statement of changes in equity Erik Bern NOK 1,960 0 196 87 Brief history of the Group Bjørn Delbæk NOK 1,671 0 191 87 Accounting policies Per Bjørkum NOK 1,602 0 196 87 Notes Eirik Andersen 1 NOK 475 667 42 22 Note 1 Companies in the Group Thomas Patay 2 NOK 1,731 0 143 65 Note 2 Management of financial risk Claes Lindquist 3 SEK 208 0 5 72 Note 3 Information about cash flows Svante Selling 4 SEK 1,780 251 120 442 Note 4 Revenues Christian Granlund NOK 1,777 0 167 87 Note 5 Segment information Note 6 Note 7 Note 8 Note 9 Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 92 /133 Corporate Governance

93 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Concerning the other Group Management members, Sigmund Toth, Erlend Stefansson, Erik Bern, Eirik Andersen, Svante Selling and Christian Granlund are subject to six months' notice of termination, while Per Bjørkum and Bjørn Delbæk are subject to three months' notice of termination . Concerning the other Group Management members, Erik Bern and Eirik Andersen are subject to a 12 - month non - competition clause, while Sigmund Toth, Bjørn Delbæk, Per Bjørkum, Erlend Stefansson, Svante Selling and Christian Granlund are subject to a six - month non - competition clause. They all have an agreement concerning severance pay during the period to which the non - competition clause applies. Thomas Patay resigned from the Group Management at the end of Q3 2018. He had a 12 - month non - competition clause, which was activated, and which entails that in 2019 he receives monthly salary compensation for this at TNOK 2,133. In addition, in 2019 Thomas Patay will receive payments related to earned rights concerning matching shares, options and severance pay totalling TNOK 3,526. Claes Lindquist resigned from the Group Management at the end of January 2018. He had a non - competition clause whereby he received severance pay of 60 per cent of 12 monthly salaries after his resignation, in total TNOK 1,497. Both of these severance agreements were considered and approved by the Group's remuneration committee. No loans or surety have been provided for the Group CEO, other Group Management or members of the Board of Directors. The Group Management's holdings of ordinary shares in Arcus ASA are stated in Note 20. Declaration of the Board of Directors regarding the fixing of salaries and other remuneration to executive personnel Pursuant to Sections 6 - 16a of the Norwegian Public Limited Liability Companies Act, the Board of Directors shall prepare a separate declaration on the fixing of salaries and other remuneration to executive personnel. Furthermore, under Section 5 - 6 (3) of the Norwegian Public Limited Liability Companies Act, an advisory vote must be held at the General Meeting on the Board of Directors’ guidelines for fixing remuneration to executive personnel for the coming financial year, see (ii) below . In so far as the guidelines concern share - based incentive arrangements, these must also be approved by the general meeting, see (iii) below . (i) Salaries and other remuneration to executive personnel Salaries and other remuneration to executive personnel for the preceding financial year are presented in Notes 8, 9 and 10 to the annual financial statements for Arcus ASA. (ii) Guidelines for the fixing of salaries and other remuneration to executive personnel With regard to guidelines for fixing salaries and other remuneration to executive personnel in the coming financial year, the Board of Directors will present the following guidelines to the General Meeting in 2019 for an advisory vote: The purpose of Arcus' overall compensation policy is to attract personnel with the competence that the Group requires, to further develop and retain employees with key expertise, and to promote a long - term perspective and continuous improvement with a view to achieving Arcus' business goals. As an overall principle, Arcus’ policy must be competitive, but not market - leading, in terms of the total compensation package. The total compensation may consist of the following elements: (a) Fixed elements – Basic salary, pension, etc. Arcus uses internationally recognised job assessment systems (Hay) to find the "right" level for the position and the fixed salary. Positions are assessed in relation to their local market (country) and a pay range in relation to the median. The employee’s area of responsibility, results and performance determine where he or she is placed on the salary scale. Arcus has a defined contribution occupational pension plan for employees in Norway. The contribution rate is 5 per cent for salaries up to 7.1G and 11 per cent for salaries between 7.1G and 12G (as from 1.5.2018 1G is NOK 96,883). The CEO is the only employee who currently has an occupational pension for salaries above 12G and the contribution rate is 15 per cent. There are no arrangements or agreements regarding an early retirement age for the Group Management other than the national insurance scheme and the AFP arrangement, which allow all employees a flexible retirement age starting at the age of 62. All employees in Norway are subject to a statutory age limit of 72, but the age limit in the Norwegian part of the Group is contractually set at 70, which also applies to the Group Management. The CEO of Vectura AS has the same pension scheme as the Group Management. The CEO of Vingruppen i Norden AB adheres to the Swedish regulations. The pension scheme in Sweden has different rules and higher contribution rates than in Norway. In addition to the above, the Group provides benefits such as a company car and company telephone and other limited benefits in kind. (b) Variable elements – annual bonus Arcus ASA has an annual bonus system. The bonus system for the Group Management consists of a financial component (70 per cent) tied to a performance - related target for the Group, and an individual component (30 per cent) tied to concrete and defined KPIs for the individual. For other executive positions, the financial element is 50 per cent tied to a performance - related target for the Group or company, and the individual element is 50 per cent. All bonuses are self - financed. The maximum bonus achievable for Group executives is 30 per cent of their annual salary (four monthly salaries), although the Group CEO may receive a maximum annual bonus of five monthly salaries. In addition to the Group Management, approximately 70 managers and key staff participate in an annual bonus programme, but the criteria vary. These staff members may receive a bonus of between one and three monthly salaries. The bonus programme for 2019 will consist of the same components, and its primary target will be the Group’s and/or the company’s earnings (financial element of 70 per cent). Individual bonuses (personal targets), with a maximum percentage of 30 per cent for Group Management, are also a key element of the programme. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 93 /133 Corporate Governance

94 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Executives of Vectura AS adhere to the same guidelines as the Group Management, but based on the company’s EBIT. Executives of Vingruppen i Norden AB currently adhere to a staggered bonus model, based on the company's EBIT, with maximum five monthly salaries. (iii) Share - based incentive programmes In conjunction with the IPO in 2016, the Group Management (nine persons) and an additional 33 managers/key staff were offered the opportunity to invest in shares in exchange for “matching shares” on conditions specified in the prospectus. In total, eight people from the Group Management and a further 29 managers subscribed to the offer. The matching programme was concluded and matching shares were granted to seven persons in the Group Management and 24 persons in addition to the Group Management, after presentation of the result for Q4/2018 in 2019. The Annual General Meetings in 2017 and 2018 approved an option - based long - term incentive scheme for the Group Management, as well as the CEO of Vectura and the CEO of Vingruppen i Norden, and for certain additional managers and key persons. The primary objective of the programme is to provide executive personnel with incentives to generate long - term and continuous success and value creation for the shareholders. Reference is made to the report concerning the option scheme and the share programme for all employees described in annex 4 to the notice convening the General Meeting, and the Board of Directors’ proposal for a continuation of these programmes. Arcus ASA has managers/key persons in several wine companies in which it has invested as a minority owner, and this mainly concerns the general manager. This model has been a success for the Group, in the form of well - motivated managers who have achieved good results. It is appropriate to continue to allow the general manager of a subsidiary, based on an individual assessment, to be a minority owner, with an ownership interest limited to 9.9 per cent. Such a model is intended to encourage an entrepreneurship culture, sound business acumen and internal competition between companies which, in turn, can increase the profitability of the company and of the employee. Financing must primarily take place as the employee's contribution of equity. On starting up or acquiring a new company, greater flexibility (up to 30 per cent ownership interest) must be accepted in terms of how much the employee should/may invest, based on an individual and commercial assessment. (iv) Executive salary policy in previous financial years The guidelines for salaries and other remuneration to executive personnel described in item (ii) also served as guidelines for fixing executive salaries and other remuneration in 2018. No bonus was paid for 2018, except for some of the wine companies. (v) Changes in contractual agreements CEO Claes Lindquist of Vingruppen i Norden AB resigned in order to take retirement, and was succeeded by Svante Selling, who came from an internal position as sales director in the Spirits business area. Selling took up the position on 1 February 2018. Claes Lindquist continued as an external member of the Board of Directors of Vingruppen i Norden AB as from 1 April 2018, and has also worked on a consultant basis. CEO Thomas Patay of Vingruppen AS i Norge resigned from his position on 1 October 2018. He was succeeded by Eirik Andersen, who came from a position as general manager of Symposium Wines AS. The remuneration of the Board of Directors is as follows, as from 11.04.18 Chairman of the Board of Directors Board members elected by the shareholders Board members elected by the employees Deputy member elected by the employees NOK 510,000 p.a. NOK 230,000 p.a. NOK 154,000 p.a. NOK 7,500 per meeting Audit Committee Chair of the committee Member NOK 87,000 p.a. NOK 41,000 p.a. Remuneration Committee Chair of the committee Member NOK 41,000 p.a. NOK 26,000 p.a. Remuneration to the members of the Board of Directors in 2018: Figures in NOK 1000 Board fees including committee work Number of shares at 31.12.2018 Board members elected by the shareholders Michael Holm Johansen Chairman of the Board 548 156300 Hanne Refsholt 255 0 Leena Maria Saarinen 269 1860 Trond Berger 315 17441 Eilif Due 1 229 3299325 Stein Erik Hagen 2 229 28607626 Ann - Beth Freuchen 229 0 Board members elected by the employees Erik Hagen 925 Konstanse M. Kjøle Newly - elected Board member in 2018 681 Ann Therese Jacobsen Newly - elected Board member in 2018 0 1. Eilif Due owns 2,325 shares on a personal basis. Other declared shareholdings relate to the shareholder Hoff SA, of which he is Chairman of the Board of Directors. 2. Stein Erik Hagen does not own shares on a personal basis. Declared shareholdings relate to the shareholder Canica AS, which is controlled by Stein Erik Hagen and his associate, and of which he is a member of the Board of Directors. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 94 /133 Corporate Governance

95 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Board members elected by the employees Erik Hagen Ingrid E. Skistad 1 Kjell Arne Greni 1 Konstanse M. Kjøle 2 Ann Therese Jacobsen 2 Arne Larsen 3 493 317 97 285 269 0 153 76 76 77 77 15 6 5 3 2 1 0 25 18 9 14 13 0 1. Kjell Arne Greni and Ingrid E. Skistad resigned from the Board on 30 June 2018, and the benefits represent six months’ membership of the Board. 2. Konstanse M. Kjøle and Ann Therese Jacobsen joined the Board on 1 July 2018, and the benefits represent six months’ membership of the Board. 3. Arne Larsen attended two Board meetings as deputy employee representative. Remuneration to the members of the Board of Directors in 2017: Figures in NOK 1000 Board fees including committee work Number of shares on 31.12.2017 Board members elected by the shareholders Board members elected by the employees Erik Hagen Ingrid E. Skistad 3 Kjell Arne Greni See the Table below See the Table below See the Table below 566 1368 0 1. Eilif Due owns 2,325 shares on a personal basis. Other declared shareholdings relate to the shareholder Hoff SA, of which he is Chairman of the Board of Directors. 2. Stein Erik Hagen does not own shares on a personal basis. Declared shareholdings relate to the shareholder Canica AS, which is controlled by Stein Erik Hagen and his associate, and of which he is a member of the Board of Directors. 3. Ingrid E. Skistad owns 322 shares on a personal basis. Other declared shareholdings are held via the company Ibrygging Invest AS, of which she is Chair of the Board of Directors. Figures in NOK 1000 salary committee work kind costs Board members elected by the employees Erik Hagen Ingrid E. Skistad Kjell Arne Greni 495 617 185 157 150 155 6 4 6 25 31 9 NOTE 9 SHARE - BASED REMUNERATION Share - based incentive schemes Both before and after the IPO the Group has had long - term incentive programmes for managerial employees, which are related to the Group's value added. The Group also has a share savings programme in which all employees can participate. Matching shares for senior executives and other key persons Before the Board of Directors in 2017 adopted a new long - term incentive scheme for senior executives, in conjunction with the IPO in 2016 a temporary two - year incentive scheme (interim retention plan) was Other key persons were invited to purchase shares for up to a given amount, with the right to receive one matching share for every two shares they purchased. Of the 33 key persons who received this offer, 29 made use of it. In 2017 and 2018, six persons who were covered by this programme resigned, so that at the end of 2018 there were 31 persons left in this programme (eight in the Group Management and 23 other key persons). If the listed share price on the redemption date exceeds two times the listed price on the allocation date, the number of matching shares will be reduced, so that the total value of the matching shares allocated does not exceed twice the value on the allocation date. CONSOLIDATED FINANCIAL Fi x ed Board fees including Benefits P ension Board fees STATEMENTS WITH NOTES Figures in NOK 1000 salary committee work in kind costs Fi x ed including Benefits in Pension Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Note 14 Tangible fixed assets Note 9 Share - based payment Michael Holm Johansen Chairman of the Board 480 150000 adopted, in which 37 employees, including the Group Management, were awarded matching shares. These Note 10 Pension costs, assets and obligations Mikael Norlander Resigning Board member in 2017 177 0 matching shares are granted to recipients in Q1 2019 after the publication of the quarterly report for Q4 Note 11 Financial income and costs Hanne Refsholt 222 0 2018, if the person in question is still employed at this time. Of the nine members of the Group Management Note 12 Tax Leena Maria Saarinen 227 1860 who received this offer, eight accepted the offer, as the remaining person resigned soon afterwards. Note 13 Investments in associated companies and Trond Berger 301 17441 jointly controlled entities Eilif Due 1 275 3299325 For the Group Management, matching shares were granted whereby for each share they acquired in addition to their reinvestment obligations related to the settlement of the completed programme with synthetic Note 15 Note 16 Intangible assets Leases Isabelle Ducellier Stein Erik Hagen 2 Resigning Board member in 2017 Newly - elected Board member in 2017 0 150 0 shares and options, they also received one matching share. The members of the executive management 22670000 who did not already hold synthetic shares and options were entitled to receive either one matching share Note 17 Other receivables Ann - Beth Freuchen Newly - elected Board member in 2017 150 0 for each share they purchased in total, or one matching share for every two shares they purchased in total. Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 95 /133 Corporate Governance

96 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Below, the number of matching shares for the Group Management as at 31 December 2018 is presented, of which the fair value is based on Arcus' share price as at 31 December 2018 (NOK 41.00). Allocated matching shares at the beginning of the year Allocated matching shares during the year Terminated matching shares during the year 330,818 0 - 77,086 380,759 0 - 49,941 Allocated matching shares at the end of the year 253,732 330,818 Figures in NOK 1,000 2018 2017 Earning of matching shares Termination of matching shares Change in provision for employer taxes 5,574 - 2,321 545 6,323 - 80 1,252 Total costs related to matching shares 3,798 7,495 Liabilities 1 1,923 1,378 1. Solely includes employer taxes CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Number of matching shares on Number of matching sha - Number of matching Fair value Statement of other comprehensive income 01.01. - 31.12. Figures in NOK 1000 Kenneth Hamnes Allocation date 01.12.2016 the allocation date 42,100 res 31.12.2017 42,100 shares 31.12.2018 42,100 31.12.2018 1,726 Redemption date 14.02.2019 Statement of financial position as at 31 December Sigmund Toth 01.12.2016 19,767 19,767 19,767 810 14.02.2019 Statement of cash flows 01.01. - 31.12. Erlend Stefansson 01.12.2016 27,062 27,062 27,062 1,110 14.02.2019 Statement of changes in equity Erik Bern 01.12.2016 9,956 9,956 9,956 408 14.02.2019 Brief history of the Group Bjørn Delbæk 01.12.2016 8,692 8,692 8,692 356 14.02.2019 Accounting policies Per Bjørkum 01.12.2016 8,256 8,256 8,256 338 14.02.2019 Notes Eirik Andersen 01.12.2016 7,558 7,558 7,558 310 14.02.2019 Note 1 Companies in the Group Svante Selling 01.12.2016 6,781 6,781 6,781 278 14.02.2019 Note 2 Management of financial risk Total, Group management 130,172 130,172 130,172 5,337 Note 3 Information about cash flows Other managerial employees 01.12.2016 250,587 200,646 123,560 5,066 14.02.2019 Note 4 Revenues Total number of matching shares 380,759 330,818 253,732 10,403 Note 5 Segment information Note 6 Transactions with related parties Note 7 Other operating expenses Overview of the development in the number of allocated matching shares: Note 8 Salaries and other personnel costs Note 9 Share - based payment Number of matching shares 2018 2017 Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Effects of matching shares in the accounts: Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 96 /133 Corporate Governance

97 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Option programme for senior executives In 2017 and 2018, an option programme for senior executives in the Group was adopted, with annual allocation of new options. At settlement, the receivers will receive a corresponding number of shares in Arcus ASA as they have options. The options’ vesting period will be three years from the allocation date, where the participants have two years to redeem the options after the vesting period. A condition for redemption of an option is that the executive is still employed after the vesting period, and that the Group's KPI objectives, as determined by the Board of Directors, have been achieved in the same period. The number of options allocated annually will vary, and will correspond to the individual executive's potential maximum bonus that can be achieved in relation to the listed price on the allocation date. The options’ strike price is calculated as the volume - adjusted listed price for the last ten days prior to the allocation date, with the addition of 10 per cent. The options are valued using the Black - Scholes model, for which the most important assumptions on the valua - tion date will be the spot rate on the valuation date, the estimated time during the redemption period in which the Group assumes that the holders will redeem the option, the dividend in the period, and the share's assumed volatility.The option's maximum redemption price is limited to three times the spot rate at the time of allocation. There are no dividend rights related to the options during the period prior to redemption. Below the Group Management's options holdings are listed. There has not been any settlements during 2018. Allocation date # 2018 # 2017 Vesting period 11.4.2018 - 11.04.2021 04.05.2017 - 04.05.2020 Redemption period 11.4.2021 - 11.04.2023 04.05.2020 - 04.05.2022 Redemption price NOK 45.22 NOK 51.53 Number of options 2018 2017 2018 2017 Kenneth Hamnes 243,457 0 199,426 199,426 Sigmund Toth 125,103 0 90,773 90,773 Erlend Stefansson 135,053 0 110,628 110,628 Erik Bern 117,862 0 96,546 96,546 Bjørn Delbæk 103,166 0 84,508 84,508 Per Bjørkum 100,745 0 82,524 82,524 Eirik Andersen 69,136 0 57,765 57,765 Svante Selling 117,174 0 53,816 53,816 Christian Granlund 116,859 0 95,724 95,724 Total, Group Management 1,128,555 0 871,710 871,710 Other managerial employees 215,935 0 201,300 357,594 Total number of options 1,344,490 0 1,073,010 1,229,304 Basis for calculation of options: 2018 2017 2018 2017 Share price on the allocation date NOK 43.70 47.90 47.90 Share price on the date of statement of financial position NOK 41.00 41.00 46.50 Redemption price - minimum NOK 45.22 51.53 51.53 Redemption price - maximum NOK 131.10 143.70 143.70 Risk - free interest % 1.4% 1.2% 1.1% Volatility* % 22.0% 22.0% 25.0% Expected dividend % 3.4% 3.4% 3.1% * As the company has no historical volatility figures to apply, the company has calculated an average volatility for comparable companies on European exchanges within the same sector for the last five years. Overview of development in the number of allocated options: Number of options 2018 2017 Outstanding options at the beginning of the year 1,229,304 0 Allocated options during the year 1,534,306 1,407,369 Redeemed options during the year 0 0 Terminated options during the year - 346,110 - 178,065 Outstanding options at the end of the year 2,417,500 1,229,304 Effects of options in the accounts: Figures in NOK 1,000 2018 2017 Earning of options Termination of options Change in provision for employer taxes 3,855 - 386 335 1,655 0 265 Total option costs 3,804 1,920 Liabilities 1 600 265 1. Solely includes employer taxes Share savings programme for all employees The Group also has a general share savings scheme for all employees, under which all employees will annually have the opportunity to buy a limited number of shares in Arcus ASA, with a discount of 20 per cent. Sale of shares to employees below market value is recognised as a personnel cost comprising the difference between the market value of the shares and the purchase price. In 2018, a total of 76 employees subscribed for a total of 26,744 shares. These shares were purchased at an average price of NOK 41.67 and sold to the employees at a discount of 20 per cent, whereby each employee could purchase either 359 or 179 shares. For this, costs of TNOK 258 were charged to the consolidated accounts in 2018. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 97 /133 Corporate Governance

98 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA 2018 2017 Number of employees who purchase shares at a discount 76 100 Number of shares purchased at a discount 26,744 31,234 Average price per share for purchase by employees at a discount 41.67 46.56 (NOK) Total cost for the Group (TNOK) 258 290 NOTE 10 PENSION COSTS, ASSETS AND OBLIGATIONS Defined benefit pension plan Up to 31 December 2008, Arcus ASA and its subsidiaries in Norway had a group defined benefit plan for their employees in Statens Pensjonskasse (the Norwegian Public Service Pension Fund – SPK) and Storebrand. The SPK pension plan also included a contractual early retirement plan (AFP) with financing from the commencement of employment. As at 31 December 2008, the Group Board of Directors terminated the SPK group pension plan for the entire Group in order to switch to defined contribution pension plans. With the transition to the new pension plan, all those who were ill or disabled remained in the respective defined benefit plans in Statens Pensjonskasse (SPK) and Storebrand. SPK has confirmed that Arcus no longer has any legal obligations associated with the remaining pension recipients who are linked to the SPK defined benefit plans, but is only obliged to pay annual premium contributions specified by SPK, according to the same principle as for defined contribution plans. The Group therefore carries the current invoices from SPK to expenses in the same way as for the defined contribution plan. Within the pension obligation as at 31 December 2018, a provision of NOK 1.3 million is linked to five individuals in the Storebrand defined benefit plan. This is the only pension obligation secured with assets. In addition, two individuals, who are no longer employed by the company, have a defined benefit plan for salaries above 12G (National Insurance base amount). This plan has been recognised with obligations totalling NOK 4.1 million at the end of 2018. Gift pension and unfunded pension arrangement On the transition to the defined contribution plan in 2009, there were individual employees who had previously been with SPK who would be disadvantaged in the event of early retirement at 65 - 67 years of age. To compensate for this, it was agreed that a gift pension would be paid to all employees who were with SPK before the transition. As at 31 December 2018, this gift pension is linked to 130 employees in the Norwegian operations, while the total obligation has been recognised at NOK 12.1 million. The Group CEO has an unfunded pension arrangement in which the pension entitlement earned is 15 per cent of the salary above 12G. At the end of 2018, this obligation was recognised at NOK 1.0 million. Contractual early retirement plan pension (AFP) On 1 January 2011, a new contractual early retirement plan (AFP) pension scheme was introduced in Norway. This AFP plan gives a lifelong supplement to the ordinary pension plan. Employees can choose to take out the new AFP pension as from the age of 62, also while continuing to work. This new AFP plan is a collective - agreement based defined benefit multi - enterprise pension scheme, and is financed through premiums that are set as a percentage of salary. So far no reliable measurement and allocation of obliga - tions and assets is available for the plan. In accounting terms, the plan is treated as a defined contribution pension plan in which premium payments are charged as current costs and no provisions are made in the financial statements. In 2017 and 2018, the current premium payments were set at 2.50 per cent of total salary payments between 1 G and 7.1 G to the company's employees. It has been decided not to change the premium payments for 2019. There is no accumulation of funds in the plan and it is expected that the premium level will increase over the coming years. There are some seniority requirements associated with the new AFP plan with regard to accumulated length of employment in the scheme, and the limited liability company must be subject to a collective agreement. There are three limited liability companies in Norway, with a total of eight persons, who were not subject to the AFP plan as at 31 December 2018. This means that on reaching the age of 62, the individual employee must have been employed for seven of the previous nine years in order to fulfil the seniority requirements to be able to draw an AFP pension under the new scheme. For the Arcus Group there were 17 individuals who did not fulfil this seniority requirement on the introduction of the new AFP plan. In 2011, Arcus applied for these individuals to have their accumulated period of employment in the old AFP plan in SPK included before transition to the LO/NHO (Norwegian Confederation of Trade Unions/ Confederation of Norwegian Enterprise) plan from 1 January 2009. Fellesordningen (Joint Pension Plan) gave its consent to this in return for Arcus paying the entire excess above and beyond the state supplement of 1/3 of the AFP pension. At the beginning of 2018, this obligation was NOK 5.2 million, and on the basis that all persons subject to this obligation at the end of 2018 were aged over 70, the Group has recognised the remainder of this obligation to OCI, so that at the end of the year no obligation for this had been booked. Defined contribution pension The Arcus Group's general pension plan for all other employees concerns defined contribution pension plans which are adapted to the regulations in the individual countries in which the Group has employees. Norway The general defined contribution pension plan has contribution rates of 5 per cent of salaries in the bracket from 0 to 7.1 times the National Insurance basic amount (G), and 11 per cent of salaries in the bracket from 7.1 to 12 times the National Insurance basic amount (G). There is also a disability scheme of 69 per cent, plus 18 per cent of the basic amount (G), as the benefit level, without free policy accumulation. Arcus ASA with subsidiary has group life insurance on death of up to 10G for all employees. The costs associated with the defined contribution pension plan are related to the current premium invoices from the insurance company with which Arcus has signed a defined contribution pension agreement . The current defined contribution pension plans and disability pensions for employees in the defined contribution plan are adjusted annually on the basis of the pension fund’s surplus . Employees in the defined contribution pension plan who have become disabled are entitled to have their disability obligations regulated by the same adjustment as the basic amount (G) each year and the capitalised liability related to this was NOK 2.6 million at the end of 2018. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 98 /133 Corporate Governance

99 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Sweden In Sweden, the contributions are, to a great extent, individually agreed contribution rates based on indivi - dual salaries, and these can vary considerably. In 2018, the contribution rates, including insurance sche - mes, varied from 9 to 34 per cent of the individual's salary from January to March, while from April and for the rest of the year the contribution rates varied from 9 to 30 per cent of the individual's salary. The contribution rates apply as from the first krone earned. Denmark The general defined contribution pension scheme in Denmark has contribution rates varying from 8 to 10 per cent. The contribution rates apply as from the first krone earned. Finland The general defined contribution pension scheme in Finland has contribution rates of 18.95 per cent for employees aged below 53, and 17.45 per cent for employees aged over 53. Germany The contribution rate in Germany is 18.6 per cent of the employee's salary, up to the maximum calculation basis of EUR 78,000. The pension contribution in Germany is shared 50/50 between the employer and the employee, so that net cost for the German business is 9.3 per cent. Other matters The Group applies a discount rate equivalent to the covered bond interest rate to its pension commit - ments. The pension assumptions made by the Group are consistent with the recommendations ofthe Accounting Standards Board from September 2018. Due to the lack of significance, the assumptions were Present value of pension earnings for the year 687 778 Interest cost of pension obligations 870 890 Return on pension assets - 231 - 215 Administration costs 109 174 Accrued social security contributions 202 218 Net pension costs after social security contributions 1,637 1,845 Recognised contributions excluding social security contributions 30,420 30,561 Figures in NOK 1,000 Net pension obligations: 2018 2017 Estimated accrued obligations, funded pension plans 9,058 14,436 Estimated value of pension assets - 7,721 - 10,328 Net estimated pension obligations (+) /assets ( - ) 1,337 4,108 Estimated accrued obligations, non - funded pension plans 19,740 26,444 Net pension obligations recognised in the statement of financial position 21,077 30,552 Changes in obligations: Net pension obligations 01.01 30,552 34,092 Pension costs, continued operations 1,637 1,845 Paid out through operations - 809 - 743 Premium payments including SSC - 403 - 204 Estimate deviations recognised directly in equity (IAS19R) - 9,900 - 4,438 Net pension obligations 31.12. 21,077 30,552 Summary of pension assets: Shares and other equity instruments 7,721 10,328 Total pension assets 31.12. 7,721 10,328 Financial assumptions: not updated as of 31 December 2018. Discount rate 2.60% 2.30% The table presents both defined benefit and other actuarially calculation pension obligations. Expected salary adjustment 2.75% 2.50% Expected pension increase 1.75% 1.50% Figures in NOK 1,000 Expected adjustment of the National Insurance basic amount (G) 2.50% 2.25% Pension costs 2018 2017 Expected return on pension assets 2.60% 2.30% Actuarial and demographic assumptions Withdrawal rate at 62 years 50% 50% Withdrawal rate at 67 years 50% 50% Mortality K2013 K2013 Disability K1963 K1963 Voluntary retirement (under 50 years) 5% 5% Defined contribution pension plan Voluntary retirement (over 50 years) 0% 0% The actuarial assumptions are based on commonly used assumptions within the insurance industry with regard to demographic factors. The Group’s pension plans satisfy the statutory requirements concerning mandatory occupational pension schemes. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 99 /133 Corporate Governance

100 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Sensitivity analysis of net pension obligations: The table below shows the effects of changes in pension obligations, deferred tax assets and equity in the event of a change in the most important economic assumptions by one percentage point up or down. The calculations are otherwise carried out in the same way as the actuarial calculations and are based on all other economic and demographic assumptions remaining unchanged. Sensitivity 2018 Discount rate Salary growth Adjustment of NI basic amount (G) Change in percentage points 1% - 1% 1% - 1% % - 1% Change in pension obligations - 2,002 2,361 1,960 - 1,749 1,960 - 1,749 Change in deferred tax assets 441 - 519 - 431 385 - 431 385 Change in equity 1,562 - 1,841 - 1,529 1,365 - 1,529 1,365 Percentage change in obligations - 9.5% 11.2% 9.3% - 8.3% 9.3% - 8.3% Sensitivity 2017 Discount rate Salary growth Adjustment of NI basic amount (G) Change in percentage points 1% - 1% 1% - 1% 1% - 1% Change in pension obligations - 3,116 3,697 6,019 - 4,980 - 2,566 2,597 Change in deferred tax assets 717 - 850 - 1,384 1,145 590 - 597 Change in equity 2,400 - 2,847 - 4,634 3,835 1,976 - 2,000 Percentage change in obligations - 10.2% 12.1% 19.7% - 16.3% - 8.4% 8.5% Summary of cash flows related to pension plans Figures in NOK 1,000 2018 2017 Premium payments, Storebrand defined benefit plan recognised in the statement of financial position 403 204 Payments from operations, gift pension at 65 - 67 years of age 809 743 Premium payments, AFP plan not recognised in the statement of financial position 4,197 4,069 Premium payments, remaining in SPK 84 72 Premium payments, defined contribution pension 27,254 29,240 Total 32,747 34,328 All figures include social security costs. Premium payments associated with ordinary defined contribution pension schemes are the largest disbursement items associated with pensions. The basis for the premium payments to the defined contribution plan is calculated according to the actual salaries and will reflect the salary development within the company. Premium payments to the AFP plan are also calculated on the basis of actual salaries, in addition to how the premium rate is expected to increase in the years ahead. Thepremiumratewas 2.50 percentin 2017 and 2018 and this will remain unchanged in 2019. NOTE 11 FINANCIAL INCOME AND COSTS Figures in NOK 1,000 2018 2017 Financial income External interest income 12,906 6,654 Total interest income 12,906 6,654 Value adjustment of foreign exchange forward contracts at fair value 0 1,837 Value adjustment of co - investment programme (synthetic shares and options) 0 13,821 Agio gains 1 27,727 24,915 Other financial income 13 731 Total other financial income 27,740 41,304 Total financial income 40,646 47,958 Financial costs Interest costs to financial institutions - 37,302 - 31,454 Interest costs on liabilities at fair value - 104 - 21 Amortization of front - end fee related to credit facilities at SEB 2 - 1,623 - 1,652 Total interest costs - 39,029 - 33,127 Value adjustment of minority options at fair value - 2,560 - 147 Value adjustment of foreign exchange forward contracts at fair value - 369 0 Agio loss 1 - 26,178 - 22,061 Other financial costs - 8,626 - 7,166 Total other financial costs - 37,733 - 29,374 Total financial costs - 76,762 - 62,501 Net financial profit/loss - 36,116 - 14,543 1. From 2018 the Group presents gross agio gains and losses within other financial income and other financial costs. In former annual reports, agio gains and agio losses has been presented on a net basis as either financial income or financial costs, depending on whether there has been net agio gains or net agio losses. 2. Amortization of front end fees related to credit facilities in SEB is from 2018 presented as interest cost. This was earlier presented as other financial costs. This has also been re - classified in the 2017 figures. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 100 /133 Corporate Governance

101 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA NOTE 12 TAX Tax for the year is calculated as follows: Figures in NOK 1,000 2018 2017 Tax payable Change in deferred tax Insufficient provision in previous years - 31,141 - 25,595 - 27 - 37,463 - 34,306 1,241 Tax - 56,763 - 70,528 Tax cost breakdown by country 2018 2017 Tax - Norway - 27,498 - 34,883 Tax - Sweden - 19,594 - 26,194 Tax - Denmark - 6,760 - 7,343 Tax - Finland - 2,767 - 2,220 Tax - Germany - 144 112 Total tax cost - 56,763 - 70,528 Reconciliation from nominal to actual tax rates 2018 2017 Pre - tax profit 221,180 258,750 Expected income tax at the nominal tax rate in Norway - 50,871 - 62,100 Tax effect of the following items: Non - deductible costs - 2,804 - 7,638 Non - taxable income 361 33 Insufficient provision in previous years 27 1,241 Change in non - capitalised tax assets 130 213 Change in tax rate - 5,017 - 4,859 Differences in tax rates 1,132 3,366 Profit share, associated companies 532 789 Other - 253 - 1,573 Tax - 56,763 - 70,528 Effective tax rate 26% 27% Tax on items in OCI Tax on items in OCI are entirely due to changes in deferred tax associated with pension obligations in Norway. Tax payable by country in the statement of financial position 2018 2017 Tax liability to Norway 1,472 1,907 Tax liability to Sweden - 11,521 - 5,336 Tax liability to Denmark 5,990 5,451 Tax liability to Finland 276 382 Tax liability to Germany - 617 - 276 Total tax liabilities payable, see also Note 17 - 4,400 2,128 Tax paid during the period, per country 2018 2017 Tax paid to Norway - 3,053 - 896 Tax paid to Sweden - 27,216 - 22,412 Tax paid to Denmark - 6,344 - 7,510 Tax paid to Finland - 2,871 - 1,851 Tax paid to Germany - 507 - 552 Total tax paid - 39,991 - 33,221 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 101 /133 Corporate Governance

102 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Specification of tax effect of temporary differences and deficit carried forward: 2018 2017 Asset Liability Asset Liability Property, plant and equipment - 5,960 394 - 3,093 532 Intangible fixed assets - 42,377 - 102,262 - 45,585 - 101,588 Financial assets - 638 0 - 931 0 Inventories - 10,686 0 - 10,271 0 Trade receivables 1,429 0 1,545 0 Pension obligations 4,524 0 6,604 0 Provisions 5,162 0 5,781 0 Temporary tax fund - 661 23 - 864 24 Deficit carried forward 159,365 0 183,600 0 Total deferred tax, gross 110,158 - 101,845 136,786 - 101,032 Unrecognised deferred tax assets 0 0 0 0 Net deferred tax in the statement of financial position 110,158 - 101,845 136,786 - 101,032 At the end of the year, the Group had NOK 159.4 million in capitalised deferred tax assets associated with the deficit carried forward from the Norwegian business. Based on an assessment and analysis of the Group's earnings in Norway historically and the future prognosis it is assessed that the deficit carried forward can be utilised in full, and on this basis it is carried to the statement of financial position. Deferred tax positions are calculated on the basis of local tax rates in the respective countries on the reporting date. At the end of 2018, the rates were 22 per cent in Norway, 21.4 per cent in Sweden, 22 per cent in Denmark and 20 per cent in Finland. At the end of 2018, deferred tax assets were associated with net negative temporary differences for the tax regimes in Norway and Sweden, while deferred tax liabilities were linked to net positive temporary differences for the tax regime in Denmark. The same applied to the end of 2017. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 102 /133 Corporate Governance

103 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA NOTE 13 INVESTMENTS IN ASSOCIATED COMPANIES AND JOINTLY CONTROLLED ENTITIES 2018 Company Ownership Book value Buy/sell/ Share of profit Translation Book value Figures in NOK 1,000 type interest 1.1.2018 issue for the year Dividend differences 31.12.2018 Tiffon SA 1 TS 34.8% Smakeappen AS 2 TS 50.0% 58,670 0 0 119 2,311 0 - 445 0 636 0 61,172 119 Total investments in associated companies and jointly controlled entities 58,670 119 2,311 - 445 636 61,291 2017 Figures in NOK 1,000 Company type Ownership interest Book value 01.01.2017 Buy/sell/ issue Share of profit for the year Dividend Translation differences Book value 31.12.2017 Tiffon SA 1 TS 34.8% 48,029 454 3,286 0 6,901 58,670 Det Danske Spiritus Kompagni A/S 3 F K V 8,782 - 8,782 0 0 0 0 Total investments in associated companies and jointly controlled entities 56,811 - 8,328 3,286 0 6,901 58,670 1. The Group buys Cognac from Tiffon SA, see detailed information on these transactions with associates in Note 6. Tiffon SA has a financial year from 1 July to 30 June. The share of profit from Tiffon is based on an estimated annual profit for the calendar year that is equivalent to the Group’s financial year. 2. Smakeappen AS runs an app which gives consumers wine tips and wine importers a useful tool in conjunction with wine fairs. Smakeappen is a cooperation venture between Vectura and Hegnar Media. Vectura contributes product data and Hegnar Media has the full editorial responsibility. 3. Danske Spiritus Kompagni A/S was established in 2013 to handle sales of Arcus products in Denmark, and was owned jointly with Flemming Karberg Familieholding ApS. In January 2017, the Arcus Group acquired the rest of the shares in the company, and as from this date the company is recognised as a wholly - owned subsidiary, and consolidated in the consolidated accounts. Both ownership and voting shares, as well as Board composition, are divided 50/50 between Arcus and Flemming Karberg Familieholding ApS. See detailed information on transactions with related parties in Note 6. None of the associated companies or jointly controlled entities has listed share prices. The Group’s share of profit from associated companies, after tax, is presented on a separate line before Group operating profit. Summarised financial information regarding associated companies and jointly controlled entities, based on 100 per cent: 2018 Figures in NOK 1,000 Total current assets 31.12.2018 Total fixed assets 31.12.2018 Total current liabilities Total non - current 31.12.2018 liabilities 31.12.2018 Total equity 31.12.2018 Ope r ating revenue 2018 Ope r ating expenses 2018 Profit for the year 2018 Tiffon SA 326,321 16,914 31,700 135,519 176,016 103,724 91,961 6,650 2017 Figures in NOK 1,000 Total current assets 31.12.2017 Total fixed assets 31.12.2017 Total current liabilities Total non - current 31.12.2017 liabilities 31.12.2017 Total equity 31.12.2017 Ope r ating revenue 2017 Ope r ating expenses 2017 Profit for the year 2017 Tiffon SA 329,085 16,933 33,193 144,009 168,815 101,248 82,784 9,457 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 103 /133 Corporate Governance

104 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Disposal, accumulated depreciation 0 30,643 358 0 31,001 Translation differences 0 - 146 - 502 0 - 648 Accumulated depreciation 01.01.2018 0 - 244,341 - 69,402 0 - 313,743 Ordinary depreciation 0 - 30,635 - 4,178 0 - 34,813 Disposal, accumulated depreciation 0 0 6,096 0 6,096 Translation differences 0 59 240 0 299 Accumulated depreciation 01.01.2018 0 - 274,917 - 67,244 0 - 342,161 Book value as at 31.12.18 0 293,273 17,652 4,914 315,839 Of which book value of capitalised leases 0 163,264 0 0 163,264 Ordinary depreciation for the year – capitalised leases 0 - 16,495 0 0 - 16,495 Book value of capitalised interest costs 0 2,946 0 0 2,946 Annual leasing fee for non - capitalised tangible fixed assets 90,613 4,237 900 0 95,750 STATEMENTS WITH NOTES 01.01. - 31.12. CONSOLIDATED FINANCIAL NOTE 14 TANGIBLE FIXED ASSETS Statement of income 01.01. - 31.12. Land, buildings and Machinery and Fixtures and fittings, tools, Assets under Total tangible Statement of other comprehensive income Figures in NOK 1,000 other real estate equipment office equipment etc. construction assets Statement of financial position as at 31 December Acquisition cost as at 01.01.2017 0 571,320 85,703 2,732 659,755 Statement of cash flows 01.01. - 31.12. Addition of property, plant and equipment 0 5,320 2,857 7,717 15,894 Statement of changes in equity Transferred from facilities under construction 0 2,693 290 - 4,771 - 1,788 Brief history of the Group Disposal at cost 0 - 30,643 - 358 0 - 31,001 Accounting policies Translation differences 0 185 524 0 709 Notes Acquisition cost as at 01.01.2018 0 548,875 89,016 5,678 643,569 Note 1 Companies in the Group Addition of property, plant and equipment 0 12,487 554 6,771 19,812 Note 2 Management of financial risk Addition of equipment via financial lease 0 3,062 0 0 3,062 Note 3 Information about cash flows Transferred from facilities under construction 0 3,858 1,673 - 7,535 - 2,004 Note 4 Revenues Disposal at cost 0 0 - 6,096 0 - 6,096 Note 5 Segment information Translation differences 0 - 92 - 251 0 - 343 Note 6 Transactions with related parties Acquisition cost 31.12.2018 0 568,190 84,896 4,914 658,000 Note 7 Other operating expenses Note 8 Salaries and other personnel costs Accumulated depreciation 01.01.2017 0 - 245,271 - 64,249 0 - 309,520 Note 9 Share - based payment Ordinary depreciation 0 - 29,567 - 5,009 0 - 34,576 Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 104 /133 Corporate Governance

105 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA the period. Acquisition cost 01.01.2018 1,065,296 873,246 127,869 2,066,411 Addition of intangible assets 0 43 3,227 3,270 Transferred from facilities under construction 0 0 2,004 2,004 Translation differences - 466 2,948 - 107 2,375 Acquisition cost 31.12.2018 1,064,830 876,237 132,993 2,074,060 Both the parent company and the Group use straight - line depreciation for all property, plant and equipment. NOTE 15 INTANGIBLE ASSETS The economic life of property, plant and equipment is estimated as follows: Figures in NOK 1,000 Goodwill T r ademarks Soft w are T otal Acquisition cost 01.01.2017 1,010,176 715,332 119,736 1,845,244 Machines, vehicles and plant 3 - 15 years Addition of intangible assets 0 118,611 6,209 124,820 * Office machinery and inventory 4 - 10 years Transferred from facilities under construction 0 0 1,788 1,788 * Land, buildings and other real estate 0 years Acquisition of business 16,583 3,900 0 20,483 Translation differences 38,537 35,403 136 74,076 No indications of impairment or a need to adjust the useful lives of assets were identified during Accumulated depreciation 01.01.2017 0 - 46,095 - 89,085 - 135,180 Ordinary depreciation 0 0 - 9,621 - 9,621 Amorti z ation 0 - 7,396 0 - 7,396 Impairment - 22,700 0 0 - 22,700 Translation differences 0 - 53 - 12 - 65 Accumulated depreciation 01.01.2018 - 22,700 - 53,544 - 98,718 - 174,962 Ordinary depreciation 0 0 - 7,487 - 7,487 Amortization 0 - 7,705 0 - 7,705 Translation differences 0 21 - 36 - 15 Accumulated depreciation 31.12.2018 - 22,700 - 61,228 - 106,241 - 190,169 Book value 31.12.2018 1,042,130 815,009 26,752 1,883,891 Of which capitalised value of assets with indefinite useful lives 1,042,130 779,632 0 1,821,762 Economic life of intangible assets with identifiable useful lives 3 - 10 years Depreciation plan 10 - 19 y ears St raight line St raight line CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 105 /133 Corporate Governance

106 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Impairment testing Goodwill is allocated to the Group’s cash - generating units and is tested for impairment annually, or more often if there are indicators that the values may have been subject to impairment. Testing for impairment involves determining the recoverable amount for the cash - generating unit. The recoverable amount is determined by discounting expected cash flows, based on the cash - generating entity's Board - approved business plans. The cash - generating entity is the lowest level at which it is possible to follow up operations comprising the relevant goodwill. At the end of 2018, cash - generating units related to impairment testing of goodwill are defined at business area level. The same is carried out for brands with indefinite useful lives. The cash - generating unit for impairment testing of brands is the brand itself. The discount rate used for both brands and goodwill is 8.9 per cent before tax, and reflects estimated risk and capital costs for the Group, based on a capital structure considered representative for the activities in which the Arcus Group is engaged. Recoverable amount on impairment testing of goodwill The recoverable amount for the cash - generating units is calculated on the basis of the present value estimate of the expected cash flows before tax. The cash flows used as the basis for the impairment test are based on assumptions about future sales volume, sales prices, purchase prices for input factors, salary development and other direct costs set out in Board - approved budgets and long - term plans. The terminal value is based on the cash flow in the last forecast year (2023). The terminal value does not include assumptions about real growth but does include assumptions regarding reinvestments corresponding to expected depreciation of the entities’ fixed assets. CGU related to goodwill from the acquisition of the production activity in Denmark is assessed to be the entire Spirits segment since, as from 2015, the business in Denmark was integrated with other spirits operations in the Group. In 2018, the Group has performed impairment tests whereby recoverable amounts on impairment testing of goodwill are based on the 2019 budget and with real growth up to 2022 in both revenue and EBITDA equivalent to other long - term plans. The impairment tests have not entailed impairment, and downward adjustment of the estimated cash flows by 20 per cent, or an increase in the discount rate by 2 per cent, would either not have entailed impairment of other goodwill. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 106 /133 Corporate Governance

107 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Recoverable amount on impairment testing of brands The recoverable amount for the brands is calculated on the basis of a “relief from royalty” method before taxes, whereby the brand’s annual royalty is estimated as future revenues for the brand multiplied by a long - term expected profit level for the relevant brands. Cash flow estimates used are discounted using a discount rate. Downward adjustment of the estimated cash flows by 20 per cent, or an increase in the discount rate by 2 per cent, would not have entailed impairment for any of the brands. The table below shows the Group’s intangible assets with indefinite useful lives (goodwill and brands) by cash - generating unit. The most important brands are presented individually, while less important brands are presented under other brands. Figures in NOK 1,000 Category Currency Segment Goodwill Brands T otal Cash - generating unit Norwegian aquavits Aquavit DKK Spirits 0 119,844 119,844 Danish aquavits Aquavit NOK Spirits 0 293,018 293,018 Other aquavits Aquavit NOK, DKK, SEK Spirits 0 12,947 12,947 Danish bitters Bitter dram NOK Spirits 0 162,492 162,492 Norwegian cognac Cognac NOK Spirits 0 15,005 15,005 Norwegian vodka Vodka NOK Spirits 0 34,700 34,700 International vodka Vodka NOK Spirits 0 67,472 67,472 Agency wine Agency wine NOK Wine 0 3,787 3,787 Other brands Other NOK, DKK Spirits 0 105,744 105,744 Spirits segment DKK Spirits 427,007 0 427,007 Spirits segment NOK Spirits 381,346 0 381,346 Wine Sweden - agency brands SEK Wine 91,649 0 91,649 Wine Finland - agency brands EUR Wine 26,912 0 26,912 Wine Norway - agency brands 1 NOK Wine 57,608 0 57,608 Wine Norway - own wine brands 1 NOK Wine 57,608 0 57,608 Total 1,042,130 815,009 1,857,139 1. The Group has during 2018 reorganized the Norwegian wine business, which has encountered a more significant distinction between the agency brand business and the own wine brands business. As a result, goodwill has been reallocated between these two cash generating units. This reallocation is based on a relative calculation method after the reorganization, in accordance with IAS 36. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 107 /133 Corporate Governance

108 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA The various cash - generating entities listed below include the following known brands: Cash - generating unit Brands Norwegian aquavits Danish aquavits Other aquavits Danish bitters Norwegian cognac Norwegian vodka International vodka Agency wine Other brands Lysholm Linie, Løiten Linie, Gammel Opland and Gilde, and other Norwegian aquavits Aalborg Malteserkreutz and Snälleröds Gammel Dansk Braastad cognac Vikingfjord, Amundsen and Brennevin Seksti Vanlig, Dworek, Hammer, Kalinka and Dobra Doppio Passo and Pietro de Campo Hot n’Sweet, Dooley's, Eau de Vie, Golden Cock, St. Hallvard, Upper Ten, Dry Anis and Star Gin NOTE 16 LEASES Operational leasing agreements As at 31 December 2018 , the Group had the following leasing agreements which are defined and recogni - sed as operational leasing agreements . There were no significant terms and conditions concerning sub - le - ase, purchase, escalation or restrictions to the operational leasing agreements as at 31 December 2018 . Figures in nominal NOK 1,000 Annual leasing cost Due date within 1 year Due date 2 - 5 years Due date after more than 5 years T otal Leased premises Machinery and equipment Fixtures and fittings and office equipment 90,613 4,237 900 88,087 3,706 896 348,641 2,867 1,252 1,169,099 0 0 1,605,827 6,573 2,148 Total 95,750 92,689 352,760 1,169,099 1,614,548 This overview includes the agreement concluded with Gjelleråsen Eiendom AS on the lease of production, distribution and administration buildings at Gjelleråsen for a term of 25 years starting on 1 January 2012. The annual rent under this agreement is TNOK 82,627 as from 2019. Financial leasing agreements As at 31 December 2018, the Group had entered into seven contracts to lease machinery and equipment used at Gjelleråsen. This equipment was recognised in the Arcus Group's statement of financial position as at 31 December 2018. Figures in nominal NOK 1,000 Annual leasing cost Due date within 1 year Due date 2 - 5 years Due date after more than 5 years T otal Machinery and equipment 18,063 18,063 150,101 1,293 169,457 Total 18,063 18,063 150,101 1,293 169,457 Agreements with Nordea Four of the agreements were entered into as of 1 June 2012 and are mainly related to machinery and equipment in the production and distribution activities at Gjelleråsen. The contract partner for the four agreements is Nordea, and the agreements are subject to variable interest rates. Even though, in principle, the leasing agreements have been entered into with a 15 - year repayment and interest profile (annuity), the actual terms of the agreements are for a shorter period of time, with the option of renewal. Remaining capitalised lease liabilities will fall due in the course of the last 12 months of the agreement period. The Group and Nordea are in continuous dialogue concerning an extension of the agreements to a total maturity profile of 15 years. All changes to the agreements must be formally handled by the landlord. The present value of future lease payments is NOK 167,5 million as at 31 December 2018, based on a discount rate equivalent to the effective interest rate on the financing in 2018. Arcus - Gruppen AS has pledged a 100 per cent surety guarantee for all liabilities that the subsidiaries have undertaken or may undertake in connection with the signed leasing agreements. Agreements with Volvo Finans The other three financial leasing agreements are new agreements in 2018 and are related to the lease of trucks in the distribution activity. The contract partner for these agreements is Volvo Finans, and they have a term of seven years, at variable interest rates. The present value of future lease payments is NOK 3,0 million as at 31 December 2018, based on a discount rate equivalent to the effective interest rate on the financing in 2018. Implementation of IFRS 16 Leases from 1 January 2019 As from 1 January 2019, the existing lease standard (IAS 17) is replaced by a new, updated standard for accounting treatment of leases (IFRS 16). The Group will implement this as from the same date. The new standard concerning leases will entail a significant change in the accounting policy related to leasing costs. As from financial years commencing in 2019, all significant leasing agreements must be capitalised. This will give an intangible right on the asset side and an equivalent liability on the liability side. On the implementation of IFRS 16, the Group has two implementation options: the full retrospective method or the modified retrospective method. The Group has chosen to implement IFRS 16 using the modified retrospective method, which means that the effects calculated on the implementation date will be based on the remaining period of the lease as from the implementation date, and there will be no adjustment to equity on the implementation date. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 108 /133 Corporate Governance

109 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA calculation basis. In connection with the introduction of IFRS 16 concerning leases as from 2019, the Group’s reported net interest - bearing debt and adjusted EBITDA will change significantly. The loan agreement with SEB specifies that the loan terms must be calculated according to the current model, regardless of the introduction of IFRS 16, so that the Group's ability to fulfil the loan terms will not be affected by the introduction of IFRS 16. Overview of calculated recognised leasing rights and obligations as from 1 January 2019 Figures in NOK 1,000 Land, buildings and other real estate Machinery and equipment Fixtures and fittings, tools, office equipment etc. T otal 913,071 6,302 2,012 Calculated leasing rights 01.01.2019 Calculated leasing obligations 01.01.2019 921,385 - 921,385 Figures in NOK 1,000 2018 2017 Prepayments to suppliers Nominal prepayments to suppliers Provision for losses 58,899 - 5,900 70,755 - 6,185 Total prepayments to suppliers* 52,999 64,570 Through its distribution business, Vectura purchases goods on behalf of agents and importers. Depending on the type of agreement entered into by the agent or importer, there will be instances where Vectura buys in goods on behalf of the agent or importer and where the agent or importer bears most of the risk associated with this inventory. This type of financing of inventory for individual partners is stated at nominal value less provision for expected losses, and is presented as prepayments to suppliers. * Items included in changes in working capital in Note 3. Note 5 Segment information CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES On the implementation date, the Group, as lessee, also has a number of options concerning the use of simplifications. The Group has chosen to use these simplification options, so that: Reconciliation of leasing obligations on transition from IAS 17 to IFRS 16 Total leasing Statement of income 01.01. - 31.12. • Software licences will not be included in the calculation basis. Figures in NOK 1,000 obligations • Short - term lease agreements expected to be for shorter terms than 12 months will not be included in Statement of other comprehensive income Leasing obligation for operational leasing agreements, cf. IAS 17 (nominal values) 1,614,548 01.01. - 31.12. the calculation basis. Present value of interest payments - 693,163 • Insignificant lease agreements (annual charge under TEUR 5) will not be included in the calculation basis. Statement of financial position as at 31 December Leasing obligation, cf. IFRS 16 (present value) 921,385 Statement of cash flows 01.01. - 31.12. Statement of changes in equity • Any service elements in the lease charge will not be separated from the annual lease charge in the Brief history of the Group The Group has some lease agreements that are classified as financial leasing. These are already NOTE 17 OTHER RECEIVABLES Accounting policies recognized as an asset and liability in the statement of financial position as at 31 December 2018, and Notes this will not be changed as a consequence of IFRS 16. Figures in NOK 1,000 Note 2018 2017 Note 1 Companies in the Group The Group also has significant leasing agreements classified as operational leasing agreements, and for Note 2 Management of financial risk these a present value will be calculated that is classified in the statement of financial position as an Note 3 Information about cash flows tangible leasing right on the asset side, and a lease obligation on the liability side. The Group has mapped Non - current receivables Non - current loan to associated company Other non - current receivables 506 1,075 1,205 Note 4 Revenues all significant leasing agreements, and the calculated book values are stated in the table below. Total other non - current receivables 1,581 1,205 Note 6 Transactions with related parties For most of the leasing agreements, the underlying internal interest rate for the Group as lessee is The Group has no receivables with a term of more than five years. Note 7 Other operating expenses unknown. For the leasing agreements for which the Group does not know the underlying internal interest Note 8 Salaries and other personnel costs rate, the discount rate is set to be equivalent to the Group's calculated average interest rate related to Note 9 Share - based payment other financing. In cases where the Group knows the underlying internal interest rate which is the basis Figures in NOK 1,000 Note 2018 2017 Note 10 Pension costs, assets and obligations for the annual lease charge related to the leasing agreement, the present value is calculated on the basis Current receivables Note 11 Financial income and costs of the actual internal interest rate. Prepaid costs* 2.3 15,001 14,920 Note 12 Tax Prepaid tax 12 4,400 0 Note 13 Investments in associated companies and The period of the lease is set as the period specified in the leasing agreement. If the leasing agreement Fair value of forward contracts 2 624 993 jointly controlled entities includes options for renewal, the probability of the Group using the option is assessed. In cases where the Other current receivables* 2.3 6,958 6,412 Note 14 Tangible fixed assets probability is estimated to be higher than 50 per cent, the fixed period of the lease also includes the renewal period based on the option. Total other current receivables 26,983 22,325 Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 109 /133 Corporate Governance

110 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA NOTE 18 INVENTORIES Figures in NOK 1,000 2018 2017 Raw materials 25,951 22,709 Goods in progress 97,521 99,629 Finished goods/goods for resale 332,902 310,111 Obsolescence provision (15,257) (21,690) Total inventories 441,117 410,759 Cost of inventories in the statement of income comprises input costs for finished goods/goods for resale and production value at cost price for goods produced in - house. The total cost of inventories was NOK 1,577 million in 2018 (2017: NOK 1,409 million). See also Note 25 for details of pledges and guarantees. NOTE 19 CASH AND CASH EQUIVALENTS Cash and cash equivalents in the Group's cash pool system Other bank deposits Cash holdings 149,213 133,210 171 0 184,402 13 Total cash and cash equivalents 282,594 184,415 Available drawing rights Utilised drawing rights 605,850 0 604,982 - 72,700 Available liquidity 888,444 716,697 The Group has a Group cash pool system at Skandinaviska Enskilda Banken (SEB), which includes all subsidiaries, with the exception of the companies included in the wine activities in Sweden and Finland. At the end of 2018, this Group cash pool system was managed by the parent company, Arcus ASA. The joint overdraft limit in the Group cash pool system is TNOK 600,000. At the end of 2018, the Group has a deposit of TNOK 149,213, while at the end of 2017 it had drawn TNOK 72,700. The parent company, Arcus ASA, has pledged surety on behalf of all of its subsidiaries, linked at all times to outstanding drawings on this scheme. In addition, the subsidiary group Vingruppen i Norden AB has a separate overdraft arrangement in Sweden, with a maximum credit facility of TSEK 5,000 (TNOK 4,856); and in Finland with a maximum credit facility of TEUR 100 (TNOK 994) at the end of 2018. There was no drawing on these entitlements at the end of 2018. The Group’s exposure to interest - rate risk is stated in Note 2. Summary of bank guarantees as at 31 December: Figures in NOK 1,000 2018 2017 Bank guarantees for tax deduction funds Bank guarantees for customs and duty credit facilities Other bank guarantees 30,500 29,431 76 30,549 22,246 369 Total bank guarantees 60,007 53,164 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 13 Investments in associated companies and Figures in NOK 1,000 2018 2017 Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Figures in NOK 1,000 2018 2017 Note 21 Debt to financial institutions Restricted bank deposits Note 22 Liabilities at fair value through profit or loss Restricted bank deposits 0 531 Note 23 Other provisions for liabilities Total restricted bank deposits 0 531 Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 110 /133 Corporate Governance

111 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA NOTE 20 SHARE CAPITAL AND SHAREHOLDER INFORMATION The share capital comprises: 01.12.2016 Share issue 68,023,255 0.02 1,360 Nom Nom Mustad Industrier AS Danske Invest Norge II The Bank of New York Mellon SA/NV Avanza Bank AB Janska Invest AS Other shareholders 400,000 363,834 317,243 301,551 260,861 9,149,576 0.6% 0.5% 0.5% 0.4% 0.4% 13.5% T otal 68,023,255 100.0% Shareholdings of the Group Management as at 31.12.2018: Number of Ownership and shares voting rights The Group from time to time purchases own shares on settlement of the share saving programme for the Kenneth Hamnes 1 126,499 0.2% Sigmund Toth Total number Nominal Book value 19,767 0.0% Date Change of shares value (NOK 1,000) Erik Bern 20,233 0.0% Bjørn Delbæk 2 27,564 0.0% 31.12.2015 1,000,000 1.00 1,000 Per Bjørkum 16,511 0.0% 20.10.2016 Split 1:50 50,000,000 0.02 1,000 Erlend Stefansson 54,483 0.1% 31.12.2018 68,023,255 0.02 1,360 Eirik Andersen 15,180 0.0% Svante Selling 13,562 0.0% Christian Granlund 3,181 0.0% 20 largest shareholders as at 31.12.2018: Number of Ownership and Total shareholdings of the Group executive management 296,980 0.4% shares voting rights 1. The shareholding is held via Ekelyveien AS Canica AS 28,607,626 42.1% 2. Of the holdings, 7,500 shares are held via Oso Consulting AS Geveran Trading Co Ltd 6,750,000 9.9% Verdipapirfondet DNB Norge (IV) 3,589,022 5.3% Portfolio of own shares Hoff SA 3,297,000 4.8% Group's employees. In 2018, the Group also purchased shares on the settlement of matching shares in Sundt AS 2,710,000 4.0% Q1 2019. See further details of this in Note 9. Centra Invest AS 1,803,818 2.7% Folketrygdfondet 1,750,000 2.6% The portfolio of own shares is deducted from equity at the acquisition price for the Group. Danske Invest Norske Instit. II 1,685,398 2.5% KLP Aksjenorge 1,326,494 2.0% The table below presents the development in the holding of own shares. Goldman Sachs International Nom 1,092,651 1.6% Landkreditt utbytte 1,000,000 1.5% Shares owned by the Group Total nominal Number Book value Fair value RBC Investor Services Bank S.A. Nom 949,458 1.4% as at 31.12.2018 value (TNOK) of shares (TNOK) (TNOK) Verdipapirfondet DNB Norge Selektiv 926,616 1.4% Shares owned by Arcus ASA 4 193,965 8,303 7,953 Danske Invest Norske Aksjer Inst 892,400 1.3% Total shares owned by the Group 4 193,965 8,303 7,953 Kommunal Landspensjonskasse 849,707 1.2% At the end of 2017, the Group had no holding of own shares. Development in holding of own shares: Number of shares 2018 2017 Holding of own shares, 1.1.2018 0 0 External purchase of own shares during the period 220,709 31,250 External sale of own shares during the period 0 - 16 Settlement of share saving programme for employees during the period - 26,744 - 31,234 Holding of own shares, 31.12.2018 193,965 0 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 111 /133 Corporate Governance

112 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Dividend and Group contributions The Board of Directors proposes dividend distribution of NOK 1.66 per share for 2018 (2017: NOK 1.66 per share). Earnings per share Earnings per share is calculated on the basis of the profit for the year attributable to the shareholders in the parent company divided by a weighted average of the number of outstanding ordinary shares for the year, reduced for ordinary shares bought by the company and held as own shares . The Arcus Group has an "interim retention plan" for senior executives under which externally owned shares can be diluted by issuing matching shares. To take account of this future increase in the number of shares, diluted earnings per share are also calculated, which takes account of a weighted average for the year of the estimated number of matching shares and options. Earnings per share: 2018 2017 Profit for the year Profit for the year attributable to non - controlling interests 164,417 5,954 188,222 6,944 Profit for the year to the owners of the parent company 158,463 181,278 Comprehensive income Comprehensive income attributable to non - controlling interests 179,007 5,214 264,803 8,127 Comprehensive income to the owners of the parent company 173,793 256,676 Weighted average of the number of outstanding shares 68,023,255 68,023,255 Weighted dilution effect from option scheme 2,060,574 893,730 Weighted dilution effect from matching shares 291,653 368,274 Weighted average holding of own shares - 35,432 0 Weighted average of the number of outstanding shares - diluted 70,340,050 69,285,259 Earnings per share in NOK 2.33 2.66 Diluted earnings per share in NOK 2.25 2.62 Comprehensive income per share in NOK 2.55 3.77 Diluted comprehensive income per share in NOK 2.47 3.70 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 112 /133 Corporate Governance

113 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA NOTE 21 DEBT TO FINANCIAL INSTITUTIONS Figures in NOK 1,000 Type of financing Currency Interest - rate profile Loan amount in foreign currency 31.12.2018 Loan amount in NOK 31.12.2018 Loan amount in NOK 31.12.2017 SEB SEB Nordea Finans Volvo Finans Mortgage loan Overdraft facility Financial leasing Financial leasing SEK NOK NOK NOK V ariable V ariable V ariable V ariable 750,000 0 166,493 2,964 728,325 0 166,493 2,964 749,400 72,700 183,766 0 Total debt to financial institutions Capitalised front - end fees 897,782 - 4,824 1,005,866 - 6,577 Book value of debt to financial institutions 892,958 999,289 Term structure Type of financing Currency Maturity 2019 Maturity 2020 Maturity 2021 Maturity 2022 or later T otal SEB Nordea Finans Volvo Finans Mortgage loan Financial leasing Financial leasing SEK NOK NOK 0 17,667 396 0 101,915 410 728,325 46,911 425 0 0 1,733 728,325 166,493 2,964 Total debt to financial institutions* 18,063 102,325 775,661 1,733 897,782 Reconciliation of interest - bearing debt, 31.12.2018 Figures in NOK 1,000 Book value 31.12.2017 Cash flow 2018 Without cash flow 2018 Book value 31.12.2018 Raised Redemption Raised financial leasing Amortization of front - end fee Reclassification T r anslation dif f erence s Non - current debt Mortgage loan Financial leasing 742,823 166,395 0 0 0 0 0 0 1,623 0 0 - 15,001 - 20,945 0 723,501 151,394 Total non - current interest - bearing debt 909,218 0 0 0 1,623 - 15,001 - 20,945 874,895 Current liabilities Financial leasing Overdraft facility 17,371 72,700 0 0 - 17,370 - 72,700 3,061 0 0 0 15,001 0 0 0 18,063 0 Total current interest - bearing debt 90,071 0 - 90,070 3,061 0 15,001 0 18,063 Total interest - bearing debt 999,289 0 - 90,070 3,061 1,623 0 - 20,945 892,958 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 113 /133 Corporate Governance

114 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Figures in NOK 1,000 Book value 31.12.2016 Cash flow 2017 Without cash flow 2017 Book value 31.12.2017 Raised Redemption Raised financial leasing Amortization of front - end fee Reclassification T r anslation dif f erence s Non - current debt Mortgage loan 703,268 0 0 0 1,652 0 37,903 742,823 Financial leasing 182,987 0 0 0 0 - 16,592 0 166,395 Total non - current interest - bearing debt 886,255 0 0 0 1,652 - 16,592 37,903 909,218 Current liabilities Financial leasing 16,498 0 - 15,719 0 0 16,592 0 17,371 Overdraft facility 0 72,700 0 0 0 0 0 72,700 Total current interest - bearing debt 16,498 72,700 - 15,719 0 0 16,592 0 90,071 Total interest - bearing debt 902,753 72,700 - 15,719 0 1,652 0 37,903 999,289 The Group has a non - current mortgage loan denominated in SEK. The non - current mortgage loan is legally placed in the subsidiary VinGruppen Sweden Holding AB in Stockholm, and falls due in its entirety at the end of 2021. The Group has not hedged the interest rate. On the establishment of the new loan, a front - end fee was paid, which is capitalised in the statement of financial position and written off over the duration of the loan. * Maturity in 2019 is presented as current liabilities in the statement of financial position. ** See Note 16 concerning leasing agreements for information on the term structure of annual leasing amounts. The agreement on a mortgage loan facility contains a loan clause (covenant) concerning net interest - bearing debt as a ratio of adjusted EBITDA. The Group continuously monitors this clause and reports to the bank on a quarterly basis. As at 31 December 2018 the Group was well within the required ratio. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Reconciliation of interest - bearing debt on 31.12.2017 Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 114 /133 Corporate Governance

115 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA NOTE 22 LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS At the beginning of 2018, the Group had no booked liabilities measured at fair value through profit or loss. The Group had such liabilities at the end of the year, concerning options for the purchase of non - controlling interests in conjunction with renegotiated shareholder agreements in 2018. Options for the purchase of non - controlling interests: The liabilities related to options for the purchase of non - controlling interests are estimated on the basis of pricing mechanisms applied in the shareholder agreements, discounted to the close of the financial year. The most important parameters in the pricing mechanisms were the development of the share values, measured as EBIT (operating profit) up until the estimated due date, multiplied by a fixed, market - based multiple. As the basis for EBIT, the underlying companies’ budgets and long - term plans up until the expected due date are used. The discount rate used is NIBOR or STIBOR, with duration matched to the expected due date. Reconciliation of earmarked liabilities, measured at fair value via profit or loss: Figures in 1,000 (stated currency) Minority share options Share prog ramme Liability at fair value through profit or loss Book value of liability 31.12.2016 10,314 13,821 24,135 Fair value on initial recognition 2017 0 0 0 Paid during the period 2017 - 10,483 0 - 10,483 Changes in value during the period 2017 148 - 13,821 - 13,673 Interest during the period 2017 21 0 21 Book value of liability 31.12.2017 0 0 0 Fair value on initial recognition 2018 67,874 0 67,874 Paid during the period 2018 0 0 0 Changes in value during the period 2018 2,560 0 2,560 Interest during the period 2018 104 0 104 Translation differences 2018 3,680 0 3,680 Book value of liability 31.12.2018 74,218 0 74,218 Of which due within 12 months, presented as current liabilities 0 0 0 Of which due after 12 months or later, presented as non - current liabilities 74,218 0 74,218 NOTE 23 OTHER PROVISIONS FOR LIABILITIES Severance pay (long - term) Provisions for liabilities are associated with severance pay on termination of employment. The plan covered initially 70 employees of the Group who have received severance packages in connection with the restructuring of the companies. The obligations are paid monthly up to 2019 and are presented under other non - current provisions for liabilities. The provision is calculated by discounting future payments including social security contributions at a discount rate which depends on the length of the obligation. As at 31/12/2018, the provision was associated with four remaining individuals. Severance pay (short - term) It has been necessary for the Group to make organisational and staffing adjustments in order to meet new requirements, including new work processes and improved profitability. During this change process, the Group offered a range of personnel policy initiatives to its employees, in order to fulfil the new framework conditions without compulsory downsizing. As at 31/12/2018, the liability associated with this was recognised at NOK 8.9 million. All of the current liabilities are recognised in the statement of financial position under other current liabilities. Non - current liabilities 2018 Figures in NOK 1000 Book value as at 31.12.2017 R ev ersed pr o vision 2018 Recognised pr o vision 2018 T r anslation dif f erence 2018 Book value as at 31.12.2018 Severance pay 320 - 228 0 0 92 Non - current provisions 320 - 228 0 0 92 2017 Book value as at Reversed provision Recognised provision Translation difference Book value as at Figures in NOK 1000 31.12.2016 2017 2017 2017 31.12.2017 Severance pay 627 - 307 0 0 320 Non - current provisions 627 - 307 0 0 320 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 115 /133 Corporate Governance

116 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Current liabilities 2018 Figures in NOK 1000 Book value as at 31.12.2017 R ev ersed pr o vision 2018 Recognised pr o vision 2018 T r anslation dif f erence 2018 Book value as at 31.12.2018 Severance pay Other provisions 2,158 10,000 - 4,054 0 10,793 - 10,000 19 0 8,916 0 Other current liabilities 12,158 - 4,054 793 19 8,916 2017 Figures in NOK 1000 Book value as at 31.12.2016 R ev ersed pr o vision 2017 Recognised pr o vision 2017 T r anslation dif f erence 2017 Book value as at 31.12.2017 Severance pay Other provisions 2,276 10,000 - 1,900 0 1,762 0 20 0 2,158 10,000 Other current liabilities 12,276 - 1,900 1,762 20 12,158 NOTE 24 CURRENT LIABILITIES Figures in NOK 1000 2018 2017 Unpaid public duties Excise duties, alcohol Value added tax Other public duties 564,611 344,692 21,149 569,034 339,151 19,820 Total unpaid public duties* 930,452 928,005 Figures in NOK 1000 2018 2017 Other current liabilities Current non - interest - bearing debt* 22,894 25,329 Provision for social security costs related to share - based remuneration 1,923 1,642 Provision for liabilities*, see Note 23 8,398 12,158 Other accrued costs* 152,041 158,615 Total other current liabilities 185,256 197,744 All current liabilities fall due within 12 months. * Items included in changes in working capital in Note 3. NOTE 25 PLEDGES AND GUARANTEES Long - term credit financing in SEB The Group has a Group cash pool system at Skandinaviska Enskilda Banken (SEB), which includes the subsidiaries, with the exception of the companies in the wine business in Sweden and Finland. At the end of 2018, this Group cash pool system was managed by the parent company, Arcus ASA. The parent company has pledged surety on behalf of all of its subsidiaries, which at any time is linked to outstanding drawing on this scheme. The Group's long - term credit financing in SEB has no established pledger of security. For further information about long - term financing, see Note 21. Surety guarantee related to financial leasing One of the Group’s subsidiaries, Arcus - Gruppen AS, has pledged a surety guarantee for leased assets (financial leasing) with Nordea Finans. At the end of 2018, the surety guarantee amounted to TNOK 166,493 for the Group’s own leased operating equipment. See also Note 16 concerning leasing agreements and Note 21 concerning debt to financial institutions  . NOTE 26 EVENTS AFTER THE CLOSE OF THE FINANCIAL YEAR At the end of February 2019, four wineries announced their cancellation of the agreements with Vinunic AB, a subsidiary of Vingruppen i Norden AB. The expected annual loss of turnover is approximately SEK 108 million, with effect from the first quarter of 2019. The incident has no impact on the consolidated accounts for 2018. Further, no significant events have occurred between the balance sheet date and the date when Arcus's consolidated accounts and company accounts were approved for publication. This applies to events that would have provided knowledge of factors that existed on the balance sheet date, and events that concern matters that have arisen after the balance sheet date. The consolidated financial statements were approved for publication by a board decision on 20 March 2019. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 116 /133 Corporate Governance

117 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Alternative performance measurements In the discussion of the reported operational results, statement of financial position and cash flows, the Group refers to a number of parameters for alternative measurement of results. These are not defined in the general accounting policies, as for IFRS. The executive management of the Arcus Group frequently uses these parameters for alternative measurement of results and believes that, in combination with comparable parameters defined in ordinary accounting policies, these are of great benefit to investors wishing to understand the Group's business, ability to fulfil its commitments, and the ability to monitor the development of new business opportunities. These alternative measurements of results should not be seen in isolation, but, as the name indicates, are an alternative to more well - known result measurement parameters as defined in international accounting standards. Below, the Group's parameters for alternative measurement of results are defined. Gross profit The Arcus Group defines gross profit as total operating revenue less cost of sales. Figures in NOK 1000 2018 2017 Group Sales revenue 2,672,615 2,530,126 Other operating revenues 50,586 44,934 Total operating revenue 2,723,201 2,575,060 Cost of sales - 1,577,306 - 1,408,524 Gross profit 1,145,895 1,166,536 Figures in NOK 1000 2018 2017 Spirits Sales revenue 762,447 763,421 Other operating revenues 157,151 149,862 Total operating revenue 919,598 913,283 Cost of sales - 447,962 - 404,928 Gross profit 471,636 508,355 Figures in NOK 1000 2018 2017 Wine Sales revenue 1,604,715 1,522,689 Other operating revenues 20,031 18,190 Total operating revenue 1,624,746 1,540,879 Cost of sales - 1,244,346 - 1,154,411 Gross profit 380,400 386,469 Figures in NOK 1000 2018 2017 Distribution Sales revenue Other operating revenues 272,378 35,361 251,332 33,071 Total operating revenue Cost of sales 307,739 0 284,403 0 Gross profit 307,739 284,403 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 117 /133 Corporate Governance

118 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Other income and expenses To improve the information value of the Group’s consolidated income statement, significant positive and negative non - recurring items and restructuring costs are separated out to a separate line in the statement of income called other income and expenses. Other income and expenses are presented net on this income statement line. Other income and expenses are presented in Note 7. Below, the income statement is presented up to and including EBIT, with and without adjustment for other income and expenses: 2018 2017 Figures in NOK 1000 A djusted Non - adjusted A djusted Non - adjusted Sales revenue Other operating revenues 2,672,615 50,586 2,672,615 50,586 2,530,126 44,934 2,530,126 44,934 Total operating revenue 2,723,201 2,723,201 2,575,060 2,575,060 Net profit on sale of fixed assets 365 365 30 30 Cost of sales - 1,577,306 - 1,577,306 - 1,408,524 - 1,408,524 Salaries and other personnel costs - 426,644 - 441,158 - 417,412 - 422,334 Other operating expenses - 409,330 - 400,112 - 391,699 - 399,944 Share of profit from associated companies and jointly controlled entities 2,311 2,311 3,286 3,286 EBITDA 312,597 307,301 360,741 347,574 Depreciation and amortization - 50,005 - 50,005 - 51,581 - 51,581 Impairment 0 0 0 - 22,700 Operating profit (EBIT) 262,592 257,296 309,160 273,293 Other income and expenses - 5,296 0 - 13,167 0 Impairment 0 0 - 22,700 0 Reported operating profit (EBIT) 257,296 257,296 273,293 273,293 EBITDA and adjusted EBITDA EBITDA is defined as operating profit before depreciation, impairment and amortization. Adjusted EBITDA is defined as operating profit before depreciation, impairment, amortization and other income and expenses. EBITDA margin = EBITDA/Total operating revenue Adjusted EBITDA margin = adjusted EBITDA/Total operating revenue Below is a reconciliation of operating profit to adjusted EBITDA: Figures in NOK 1000 2018 2017 Group Operating profit Depreciation, impairment and amortization 257,296 50,005 273,293 74,281 EBITDA 307,301 347,574 Other income and expenses 5,296 13,167 Adjusted EBITDA 312,597 360,741 Figures in NOK 1000 2018 2017 Spirits Operating profit Depreciation, impairment and amortization 118,061 24,744 151,494 24,117 EBITDA 142,805 175,611 Other income and expenses 1,768 7,142 Adjusted EBITDA 144,573 182,753 Figures in NOK 1000 2018 2017 Wine Operating profit Depreciation, impairment and amortization 167,083 2,586 184,709 1,794 EBITDA 169,669 186,502 Other income and expenses 11,838 5,166 Adjusted EBITDA 181,507 191,668 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 118 /133 Corporate Governance

119 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Figures in NOK 1000 2018 2017 Distribution Operating profit Depreciation, impairment and amortization 1,095 11,261 660 12,825 EBITDA 12,356 13,485 Other income and expenses 381 647 Adjusted EBITDA 12,737 14,132 Figures in NOK 1000 2018 2017 Other Operating profit Depreciation, impairment and amortization - 23,764 6,235 - 35,690 7,666 EBITDA - 17,529 - 28,024 Other income and expenses - 8,691 212 Adjusted EBITDA - 26,220 - 27,812 Other definitions of alternative result measurement, shown in key figures Equity ratio Equity ratio = equity/total equity and debt Net interest - bearing debt Net interest - bearing debt = Debt to financial institutions + book value of capitalised front - end fee + fair value, interest - rate swap - bank deposits and other cash and cash equivalents. Figures in NOK 1000 2018 2017 Net interest - bearing debt Non - current interest - bearing debt to credit institutions 874,895 909,218 Current interest - bearing debt to credit institutions 18,063 90,071 Book value of capitalised front - end fee 4,824 6,577 Bank deposits and other cash and cash equivalents - 282,594 - 184,415 Net interest - bearing debt 615,188 821,451 Organic growth Organic growth in income is the Group or segment's total operating revenue, adjusted for translation effects and structural changes. Figures in NOK 1000 2018 2017 Group Sales revenue 2,672,615 2,530,126 Other operating revenues 50,586 44,934 Total operating revenue 2,723,201 2,575,060 Currency effects 1 0 - 20,748 Structural changes 2 - 67,991 0 Calculation basis, organic growth 2,655,210 2,554,312 1. Currency effects are calculated by translation of income in other currencies than NOK in 2017 at the same average exchange rate as for translation of income in 2018. 2. The structural changes in 2018 primarily comprise adjustment for income from the acquired brands, Hot n'Sweet and Vanlig, and the acquisition of BevCo. They also include adjustment for effects related to the reclassification of freight costs from the reduction of sales revenue in 2017 to cost of sales in 2018, as a consequence of the introduction of IFRS 15 (see also Note 4). Figures in NOK 1000 2018 2017 Spirits Sales revenue 762,447 763,421 Other operating revenue 157,151 149,862 Total operating revenue 919,598 913,283 Currency effects 1 0 2,871 Structural changes 2 - 29,891 0 Calculation basis, organic growth 889,707 916,154 1. Currency effects are calculated by translation of income in other currencies than NOK in 2017 at the same average exchange rate as for translation of income in 2018. 2. The structural changes in 2018 primarily comprise adjustment for income from the acquired brands, Hot n'Sweet and Vanlig, and the acquisition of BevCo. CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 119 /133 Corporate Governance

120 FINANCIAL STATEMENTS AND NOTES | Arcus ASA Group ANNUAL REPORT 2018 Arcus ASA Figures in NOK 1000 2018 2017 Wine Sales revenue 1,604,715 1,522,689 Other operating revenue 20,031 18,190 Total operating revenue 1,624,746 1,540,879 Currency effects 1 0 - 23,904 Structural changes 3,399 0 Calculation basis, organic growth 1,628,145 1,516,975 1. Currency effects are calculated by translation of income in other currencies than NOK in 2017 at the same average exchange rate as for translation of income in 2018. Figures in NOK 1000 2018 2017 Distribution Sales revenue 272,378 251,332 Other operating revenues 35,361 33,071 Total operating revenue 307,739 284,403 Currency effects 0 0 Structural changes 0 0 Calculation basis, organic growth 307,739 284,403 CONSOLIDATED FINANCIAL STATEMENTS WITH NOTES Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Note 1 Note 2 Note 3 Note 4 Note 5 Note 6 Note 7 Note 8 Note 9 Companies in the Group Management of financial risk Information about cash flows Revenues Segment information Transactions with related parties Other operating expenses Salaries and other personnel costs Share - based payment Note 10 Pension costs, assets and obligations Note 11 Financial income and costs Note 12 Tax Note 13 Investments in associated companies and jointly controlled entities Note 14 Tangible fixed assets Note 15 Intangible assets Note 16 Leases Note 17 Other receivables Note 18 Inventories Note 19 Cash and cash equivalents Note 20 Share capital and shareholder information Note 21 Debt to financial institutions Note 22 Liabilities at fair value through profit or loss Note 23 Other provisions for liabilities Note 24 Current liabilities Note 25 Pledges and guarantees Note 26 Events after the close of the financial year Alternative performance measurements Declaration Auditor's report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 120 /133 Corporate Governance

121 FINANCIAL STATEMENTS AND NOTES | Arcus ASA ANNUAL REPORT 2018 Arcus ASA 2018 2017 OPERATING REVENUE AND EXPENSES Payroll costs Other operating expenses 1 12,003 3,998 10,244 4,540 Total operating expenses 16,001 14,784 Operating profit - 16,001 - 14,784 FINANCIAL INCOME AND EXPENSES Income from investment in subsidiary 8 106,362 65,312 Other interest income 8,377 3,755 Other financial income 6,699 15,836 Other interest costs - 13,241 - 10,107 Other financial costs - 13,009 - 11,882 Net financial profit/loss 95,188 62,914 PROFIT BEFORE TAX 79,187 48,130 Tax 2 23,738 17,111 RESULT FOR THE YEAR 55,449 31,019 Transferred from/to other equity 55,449 31,019 Total transfers 55,449 31,019 PARENT COMPANY ACCOUNTS Statement of income 01.01. - 31.12. Figures in NOK 1,000 Note PARENT COMPANY ACCOUNTS WITH NOTES Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Payroll costs Tax Subsidiaries Share capital and shareholder information Equity Pension obligations and costs Loans, pledges and guarantees etc. Intragroup receivables and liabilities Cash and cash equivalents Note 10: Financial market risk Note 11: Events after the close of the financial year Declaration Auditor’s report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 121 /133 Corporate Governance

122 FINANCIAL STATEMENTS AND NOTES | Arcus ASA ANNUAL REPORT 2018 Arcus ASA Gjelleråsen, 20 March 2019 Michael Holm Johansen Chairman of the Board Stein Erik Hagen Hanne Refsholt Eilif Due Trond Berger Leena Maria Saarinen Erik Hagen Konstanse M. Kjøle Ann Therese Jacobsen Ann - Beth Freuchen Kenneth Hamnes Group CEO Figures in NOK 1,000 Note 2018 2017 EQUITY AND LIABILITIES Equity Paid - in equity Share capital 4,5 1,356 1,360 Share premium 5 719,280 719,280 Total paid - in equity 720,636 720,640 Retained earnings Other equity 5 - 58,956 0 Total retained earnings - 58,956 0 Total equity 661,680 720,640 Liabilities P r o visions Pension obligations 6 1,029 757 Total provisions 1,029 757 Other non - current liabilities Debt to financial institutions 7 - 2,275 - 3,055 Total other non - current liabilities - 2,275 - 3,055 Current liabilities Debt to financial institutions 7 0 72,700 Trade payables 121 106 Trade payables to Group companies 8 155 3 Tax payable 2 839 0 Other current liabilities 6,204 6,423 Other current liabilities payable to Group companies 8 686 0 Allocated dividend 5 112,919 112,920 Intragroup balance in Group cash pool system 8,9 1,029,780 725,894 Total current liabilities 1,150,704 918,046 Total liabilities 1,149,458 915,748 TOTAL EQUITY AND LIABILITIES 1,811,138 1,636,388 Statement of financial position as at 31 December Figures in NOK 1,000 Note 2018 2017 ASSETS Fixed assets Intangible assets Deferred tax assets 2 102,381 124,137 Total intangible assets 102,381 124,137 Financial assets Investment in subsidiary 3 1,438,317 1,438,317 Loans to Group companies 0 0 Total financial assets 1,438,317 1,438,317 Total fixed assets 1,540,698 1,562,454 Current assets Receivables Trade receivables from companies in the same Group 8 1,114 22 Group contributions from Group companies 8 106,362 65,312 Current receivables from Group companies 8 13,558 8,326 Other receivables 193 274 Total receivables 121,227 73,934 Cash and cash equivalents 9 149,213 0 Total current assets 270,440 73,934 TOTAL ASSETS 1,811,138 1,636,388 PARENT COMPANY ACCOUNTS WITH NOTES Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Payroll costs Tax Subsidiaries Share capital and shareholder information Equity Pension obligations and costs Loans, pledges and guarantees etc. Intragroup receivables and liabilities Cash and cash equivalents Note 10: Financial market risk Note 11: Events after the close of the financial year Declaration Auditor’s report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 122 /133 Corporate Governance

123 FINANCIAL STATEMENTS AND NOTES | Arcus ASA ANNUAL REPORT 2018 Arcus ASA Statement of cash flows 01.01. – 31.12. Figures in NOK 1,000 2018 2017 CASH FLOWS FROM OPERATIONS Pre - tax profit 79,187 48,130 Tax payable - 1,146 0 Pension costs without cash effect 362 284 Costs related to share - based remuneration without cash effect 7,603 7,898 Value changes without cash effect 0 - 13,821 Financial expenses without cash effect 780 780 Change in trade receivables - 1,092 - 22 Change in trade payables 167 - 38,948 Change in other current assets and other liabilities - 46,612 - 114,965 Net cash flows from operational activities 39,249 - 110,664 CASH FLOWS FROM FINANCING ACTIVITIES Pension obligation taken over from subsidiary 0 348 Purchase of own shares - 8,303 0 Proceeds from debt to financial institutions 0 72,700 Redemption of debt to financial institutions - 72,700 0 Change in intragroup balance in Group cash pool system 303,886 36,879 Payments of dividends contributions - 112,919 - 99,994 Net cash flow from financing activities 109,964 9,933 Net change in cash and cash equivalents 149,213 - 100,731 Holdings of cash and cash equivalents as at 01.01. 0 100,731 Holdings of cash and cash equivalents as at 31.12. 149,213 0 PARENT COMPANY ACCOUNTS WITH NOTES Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Payroll costs Tax Subsidiaries Share capital and shareholder information Equity Pension obligations and costs Loans, pledges and guarantees etc. Intragroup receivables and liabilities Cash and cash equivalents Note 10: Financial market risk Note 11: Events after the close of the financial year Declaration Auditor’s report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 123 /133 Corporate Governance

124 FINANCIAL STATEMENTS AND NOTES | Arcus ASA ANNUAL REPORT 2018 Arcus ASA Accounting policies The annual accounts have been prepared in accordance with the Norwegian Accounting Act of 1998 and generally accepted accounting policies. The company was founded on 5 November 2004, and listed on the Oslo Stock Exchange on 1 December 2016. The purpose of the company is to operate the import, export, production, storage and distribution of alcoholic beverages and other goods, and other activities related to this business, as well as the ownership of participations in other companies that conduct such business. CONSOLIDATED FINANCIAL STATEMENTS Arcus ASA owns 100 per cent of the shares in Arcus - Gruppen AS and Vectura AS. GENERAL RULE FOR VALUATION AND CLASSIFICATION OF ASSETS AND LIABILITIES Assets intended for continuing ownership or use are classified as fixed assets. Other assets are classified as current assets. Receivables due for payment within one year are classified as current assets. The classification of current and non - current liabilities is based on similar criteria. Fixed assets are valued at acquisition cost, but written down to fair value if the impairment is not expected to be temporary. Fixed assets with a limited economic life are depreciated according to a reasonable depreciation plan. Current assets are valued at the lower of cost or fair value. Current and non - current liabilities are capitalised at the nominal amounts received at the time of establishment. Borrowing costs are capitalised together with the loan and amortised over the term of the loan. The first year’s instalment is reclassified as a current liability. Certain items are valued according to different principles, as explained below. SHARES IN SUBSIDIARIES Shares in subsidiaries are valued using the cost method. The transaction costs are added to the purchase price of shares in subsidiaries. Shares are written down to fair value if this is lower than the recognised value. Group contributions are recognised in the same year as they are allocated in the subsidiary. If dividends/other distributions exceed the share of retained profit after the acquisition, the surplus represents repayment of invested capital and the distributions are deducted from the value of the investment in the statement of financial position. RECEIVABLES Trade receivables and other receivables are stated at nominal value after deduction of provisions for expected losses. Provisions for losses are made on the basis of an individual assessment of each receivable. CASH AND CASH EQUIVALENTS Cash and cash equivalents include cash, bank deposits and other means of payment with a due date less than three months from the acquisition date. BORROWING Financial liabilities through borrowing are recogni - sed at the amount received net of transaction costs. Transaction costs (front - end fees) are capi - talised in the statement of financial position and depreciated over the term of the loan. Borrowing in currencies other than the functional currency is translated at the exchange rate at the close of the financial year . PENSION Pension costs comprise the change in actuarially calculated pension obligations and costs related to defined contribution pension plans. For actuarially calculated pension obligations the costs comprise the period's pension - accrual based assumptions concerning future salary increases and interest costs for the calculated obligation. Net pension costs are classified as payroll costs in the statement of income. Changes in the liability resulting from changes in pension plans are taken to profit or loss immediately. Changes in the pension liability and the pension assets resulting from changes in, and deviations from, the estimate assumptions (estimate deviations) are recognised against equity. TAXES Tax expenses are matched with profit/loss before tax. Tax costs comprise tax payable (tax on the year’s directly taxable income) and changes in net deferred tax. Tax costs are allocated to ordinary profit/loss and profit/loss from extraordinary items in accordance with the taxation basis. Deferred tax and deferred tax assets are presented net in the statement of financial position. Tax assets are only capitalised if it can be shown to be probable that they can be utilised via future taxable income. STATEMENT OF CASH FLOWS The indirect method is used in the preparation of the statement of cash flows. Cash and cash equivalents in the statement of financial position are defined as holdings of cash and cash equivalents in the statement of cash flows. All figures in the financial statements are presented in NOK 1,000 unless otherwise indicated. PARENT COMPANY ACCOUNTS WITH NOTES Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Payroll costs Tax Subsidiaries Share capital and shareholder information Equity Pension obligations and costs Loans, pledges and guarantees etc. Intragroup receivables and liabilities Cash and cash equivalents Note 10: Financial market risk Note 11: Events after the close of the financial year Declaration Auditor’s report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 124 /133 Corporate Governance

125 FINANCIAL STATEMENTS AND NOTES | Arcus ASA ANNUAL REPORT 2018 Arcus ASA Notes NOTE 1 PAYROLL COSTS 2018 2017 Salaries including holiday pay 7,229 7,408 Social security costs 1,078 1,097 Pension costs including social security costs 553 464 Other personnel costs 3,143 1,275 Total salaries and other personnel costs 12,003 10,244 Average number of employees 2 2 2018 2017 Benefits to executive personnel Group CEO Board of Directors Group CEO Board of Directors Salary Bonus earned from the current year Pension costs Other remuneration 3,118 0 332 234 2,546 0 0 0 3,031 324 386 227 2,444 0 0 0 The company had two employees during the year. The Group CEO also has an ordinary bonus agreement which, on specific terms, will release payment of up to five monthly salaries. He is also included in a temporary share programme (matching shares) which was established in conjunction with the IPO in 2016, and an option programme under which he was allocated share options in both 2017 and 2018. His holdings in these incentive schemes are specified in the Group's Note 9. The Group CEO has an ordinary occupational pension plan with Storebrand, which entails 5 per cent pension contributions for salaries of 0 to 7.1G and 11 per cent for salaries from 7.1 to 12G. He also has a supplementary pension agreement that gives pension earnings of 15 per cent of salaries above 12G. These pension earnings are capitalised annually in the company's statement of financial position, where the return is based on the return from the Storebrand Balansert pension fund. If the CEO gives notice of termination, he is subject to six months' notice of termination. If notice of termination is given by the Group, the Group CEO will be entitled to 12 months' severance pay, and during this period will not be able to take employment in competing companies. No loans or surety are granted for either the Group CEO or members of the Board of Directors. The Group Management's holdings of ordinary shares in Arcus ASA are stated in Note 20 for the Group. Share - based incentive schemes Matching shares: In connection with the IPO for the parent company, Arcus ASA, in 2016, some key persons were offered matching shares, whereby they are entitled to receive one matching share for each share acquired under the IPO. These matching shares are granted to recipients in 2019 after the publication of the quarterly report for Q4 2018, if the person in question is still employed at this time. If the listed share price on the redemption date exceeds two times the listed price on the allocation date, the number of matching shares will be reduced, so that the total value of the matching shares allocated does not exceed twice the value on the allocation date. I Arcus ASA, two persons received this offer, including the general manager . Together they are entitled to allocation of 61 , 867 shares in Arcus ASA if the employment criterion is fulfilled at the time of allocation (of which 42 , 100 for the general manager) . This programme entailed costs of TNOK 1,318 in 2018. Options: In 2017, a new option programme for senior executives in the Group was adopted, with annual allocation of new options. Two persons at Arcus ASA are included in this programme, including the general manager. The options’ vesting period will be three years from the allocation data, where the participants have two years to redeem the options after the vesting period. A condition for redemption of an option is that the executive is still employed after the vesting period, and that the Group's KPI objectives, as determined by the Board of Directors, have been achieved in the same period. The options are valued using the Black - Scholes model, for which the most important assumptions on the valuation date will be the spot rate on the valuation date, the estimated time during the redemption period in which the Group assumes that the holders will redeem the option, the dividend in the period, and the share's assumed volatility. The option's maximum redemption price is limited to three times the spot rate at the time of allocation. There are no dividend rights related to the options during the period prior to redemption. PARENT COMPANY ACCOUNTS WITH NOTES Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Payroll costs Tax Subsidiaries Share capital and shareholder information Equity Pension obligations and costs Loans, pledges and guarantees etc. Intragroup receivables and liabilities Cash and cash equivalents Note 10: Financial market risk Note 11: Events after the close of the financial year Declaration Auditor’s report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 125 /133 Corporate Governance

126 FINANCIAL STATEMENTS AND NOTES | Arcus ASA ANNUAL REPORT 2018 Arcus ASA This programme entailed costs of TNOK 1,087 in 2018. Below, the number of outstanding options at the end of the year is presented: Number of options 2018 2017 Outstanding options at the beginning of the year Allocated options during the year 290,199 368,560 0 290,199 Outstanding options at the end of the year* 658,759 290,199 * Of which 442,883 options outstanding to the Group CEO. Auditors' fees 2018 2017 Statutory audit Other financial audit Other non - audit services 285 91 36 328 88 0 Total auditors' fees 412 416 The amounts are stated in TNOK and exclude VAT. NOTE 2 TAX Tax for the year is calculated as follows: 2018 2017 Tax payable Change in deferred tax Tax effect related to previous years 839 22,852 47 0 17,111 0 Tax 23,738 17,111 Reconciliation from nominal to actual tax rates: Profit before tax 79,187 48,130 Expected income tax at a nominal tax rate of 23 per cent (24 per cent in 2017) 18,213 11,551 Tax effect of the following items: Non - deductible costs 803 276 Change due to a change in tax rate 4,654 5,397 Tax on costs booked directly to equity 21 - 113 Insufficient/surplus provision in previous years 47 0 Tax 23,738 17,111 Effective tax rate 30.0% 35.6% Specification of temporary differences and deficit carried forward: 2018 2017 Asset Liability Asset Liability Non - current debt 0 2,275 0 3,055 Pension obligations 1,029 0 757 0 Other liabilities 0 932 1,271 0 Deficit carried forward 467,548 0 540,754 0 Total 468,577 3,207 542,782 3,055 Basis for deferred tax asset/liability 465,370 539,727 Net deferred tax asset in the statement of financial position* 102,381 124,137 At the end of the year, the company had NOK 102.9 million in capitalised deferred tax assets associated with the deficit to be carried forward. Based on the Group’s strategic plans and current long - term plans for companies in the tax group, the Board of Directors and executive management expect that the deferred tax assets can be utilised. At the end of 2018, deferred tax was calculated at 22 per cent as a result of government tax changes as from 2019. At the end of 2017, deferred tax was calculated at 23 per cent. NOTE 3 SUBSIDIARIES Subsidiaries of Arcus ASA Company Acquisition date Registered office Voting and ownership Currency Nominal share capital Arcus - Gruppen AS 10.10.2005 Nittedal 100% NOK 276,000 Vectura AS 30/09/2013 Nittedal 100% NOK 14,000 Cost price Book value Equity according to last annual financial state - Profit for the year 2018 Company (NOK) as at 31.12 ments (NOK) (NOK) Arcus - Gruppen AS 1,886,607 1,362,217 1,992,549 115,933 Vectura AS 76,100 76,100 23,043 - 3,130 Total subsidiaries 1,962,707 1,438,317 2,015,592 112,803 PARENT COMPANY ACCOUNTS WITH NOTES Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Payroll costs Tax Subsidiaries Share capital and shareholder information Equity Pension obligations and costs Loans, pledges and guarantees etc. Intragroup receivables and liabilities Cash and cash equivalents Note 10: Financial market risk Note 11: Events after the close of the financial year Declaration Auditor’s report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 126 /133 Corporate Governance

127 FINANCIAL STATEMENTS AND NOTES | Arcus ASA ANNUAL REPORT 2018 Arcus ASA NOTE 4 SHARE CAPITAL AND SHAREHOLDER INFORMATION Number of Ownership and 20 largest shareholders as at 31.12.2018: shares voting rights 100.0% Total 68,023,255 Dividend The Board of Directors proposed dividend distribution of NOK 1.66 per share for 2018 (2017: NOK 1.66 per share). NOTE 5 EQUITY The share capital comprises: Share capital Share premium Other equity T otal Date Total number Change of shares Nominal value Book value (NOK 1,000) Equity as at 01.01 1,360 719,280 0 720,640 31.12.2015 1,000,000 1.00 1,000 Profit for the year Purchase of own shares 0 - 4 0 0 55,449 - 8,299 55,449 - 8,303 20.10.2016 Split 1:50 50,000,000 0.02 1,000 Share - based payment 0 0 6,723 6,723 01.12.2016 Share issue 68,023,255 0.02 1,360 Estimate deviations, pensions 0 0 90 90 31.12.2018 68,023,255 0.02 1,360 Allocated dividend 0 0 - 112,919 - 112,919 Equity as at 31.12 1,356 719,280 - 58,956 661,680 NOTE 6 PENSION OBLIGATIONS AND COSTS Canica AS 28,607,626 42.1% Geveran Trading Co Ltd 6,750,000 9.9% The company is obliged to have an occupational pension scheme under the Norwegian Act on mandatory Verdipapirfondet DNB Norge (IV) 3,589,022 5.3% occupational pension schemes, and has a pension scheme which fulfils the requirements under this Act. Hoff SA 3,297,000 4.8% Defined contribution pension Sundt AS 2,710,000 4.0% Arcus - Gruppen’s ordinary pension plan for all other employees is a defined contribution pension plan with Centra Invest AS 1,803,818 2.7% Storebrand. The contribution rate is 5 per cent of salary in the bracket from 0 to 7.1 times the National Folketrygdfondet 1,750,000 2.6% Insurance basic amount (G), and 11 per cent of salary in the bracket from 7.1 to 12 times the National Danske Invest Norske Instit. II 1,685,398 2.5% Insurance basic amount (G). In addition, there is a private disability plan with a 66 per cent benefit level, KLP Aksjenorge 1,326,494 2.0% without free policy accumulation. The child and dependent supplement to Arcus' group life plan is a Goldman Sachs International 1,092,651 1.6% replacement for the previous spouse and child pension. Landkreditt utbytte 1,000,000 1.5% The costs associated with the defined contribution pension plan are related to the current premium RBC Investor Services Bank S.A. 949,458 1.4% invoices from the insurance company with which Arcus - Gruppen has signed a defined contribution Verdipapirfondet DNB Norge Selektiv 926,616 1.4% pension agreement. The current defined contribution pensions and disability pensions for employees in Danske Invest Norske Aksjer Inst 892,400 1.3% the defined contribution plan are adjusted annually on the basis of the pension fund’s surplus. Kommunal Landspensjonskasse 849,707 1.2% Employees in the defined contribution plan who have become disabled are entitled to have their disability Mustad Industrier AS 400,000 0.6% obligations regulated by the same adjustment as the basic amount (G) each year and the capitalised Danske Invest Norge II 363,834 0.5% obligation related to this was NOK 0.1 million at the end of 2018. The Bank of New York Mellon SA/NV 317,243 0.5% Unfunded pension arrangement Avanza Bank AB 301,551 0.4% The Group CEO also has an unfunded pension arrangement in which the pension entitlement earned is Janska Invest AS 260,861 0.4% 15 per cent of the salary above 12G. Ongoing provision is made for this obligation in the company’s Other shareholders 9,149,576 13.5% statement of financial position and the annual interest accrual is the same as for the Storebrand Balansert Pension. At the end of 2018, this obligation was recognised at NOK 1.0 million. General assumptions The Company applies a discount rate equivalent to the covered bond interest rate to its pension commitments. This is in line with the recommendations of the Norwegian Accounting Standards Board. The pension assumptions made by the company are consistent with the recommendations of the Accounting Standards Board from September 2018. PARENT COMPANY ACCOUNTS WITH NOTES Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Payroll costs Tax Subsidiaries Share capital and shareholder information Equity Pension obligations and costs Loans, pledges and guarantees etc. Intragroup receivables and liabilities Cash and cash equivalents Note 10: Financial market risk Note 11: Events after the close of the financial year Declaration Auditor’s report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 127 /133 Corporate Governance

128 FINANCIAL STATEMENTS AND NOTES | Arcus ASA ANNUAL REPORT 2018 Arcus ASA Figures in NOK 1,000 Pension costs 2018 2017 Present value of pension earnings for the year 277 213 Interest cost of pension obligations 40 36 Accrued social security contributions 45 35 Net pension costs after social security contributions 362 284 Defined contribution pension plan Recognised contributions excluding social security contributions 191 180 Net pension obligations: Estimated accrued obligations, funded pension plans 0 0 Estimated value of pension assets 0 0 Net estimated funded pension obligations (+)/assets ( - ) 0 0 Estimated accrued obligations, non - funded pension plans 1,029 757 Net pension assets/liabilities recognised in the statement of financial position 1,029 757 Changes in obligations: Net pension obligations 01.01 757 0 Pension costs, continued operations 362 284 Paid in via operations after taking over a liability from a subsidiary 0 348 Estimate deviations recognised directly in equity (IAS19R) - 90 125 Net pension obligations 31.12. 1,029 757 Financial assumptions: Discount rate 2.60% 2.30% Expected salary adjustment 2.75% 2.50% Expected pension increase 1.75% 1.50% Expected adjustment of the National Insurance basic amount (G) 2.50% 2.25% Expected return on pension assets 2.60% 2.30% Actuarial and demographic assumptions Withdrawal rate at 62 years 50% 50% Withdrawal rate at 67 years 50% 50% Mortality K2013 K2013 Disability K1963 K1963 Voluntary retirement (under 50 years) 5% 5% Voluntary retirement (over 50 years) 0% 0% The actuarial assumptions are based on commonly used assumptions within the insurance industry with regard to demographic factors. The Group’s pension plans satisfy the statutory requirements concerning mandatory occupational pension schemes. NOTE 7 LOANS, PLEDGES AND GUARANTEES ETC. Debt to financial institutions Figures in NOK 1,000 Currency Interest r ate profile Loan amount in foreign currency 2018 Loan amount in NOK 2017 Loan amount in NOK Overdraft facility, SEB NOK Variable 0 0 72,700 Total debt to financial institutions Capitalised loan costs 0 - 2,275 72,700 - 3,055 Book value as at 31.12 - 2,275 69,645 Maturity Maturity Maturity Term structure 2019 2020 - 2022 after 2022 T otal SEB 0 0 0 0 Total debt to financial institutions 0 0 0 0 The Group has a Group cash pool system at Skandinaviska Enskilda Banken (SEB), which includes the subsidiaries with the exception of the companies in the wine business in Sweden and Finland. At the end of 2018, this Group cash pool system was managed by Arcus ASA. Arcus ASA, has pledged surety on behalf of all of its subsidiaries, linked at all times to outstanding drawings on this scheme. The capitalised front - end fee with a book value of TNOK 2,275 relates to the front - end fee for the cash pool scheme. The outstanding value is here amortised over the duration of the loan, until the end of 2021. The Group has a long - term financing agreement with SEB, whereby the loan is formally for TSEK 750 and is booked in one of the subsidiaries in Sweden, VinGruppen Sweden Holding AB . The financing agreement does not include a pledger of security . The company has no non - current debt with terms exceeding five years. The agreement on a mortgage loan facility contains a loan clause (covenant) concerning net interest - bearing debt as a ratio of adjusted EBITDA. The Group continuously monitors this clause and reports to the bank on a quarterly basis. As at 31 December 2018 the Group was well within the required ratio. PARENT COMPANY ACCOUNTS WITH NOTES Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Payroll costs Tax Subsidiaries Share capital and shareholder information Equity Pension obligations and costs Loans, pledges and guarantees etc. Intragroup receivables and liabilities Cash and cash equivalents Note 10: Financial market risk Note 11: Events after the close of the financial year Declaration Auditor’s report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 128 /133 Corporate Governance

129 FINANCIAL STATEMENTS AND NOTES | Arcus ASA ANNUAL REPORT 2018 Arcus ASA NOTE 8 INTRAGROUP RECEIVABLES AND LIABILITIES Claims on Group contributions from Arcus - Gruppen AS Trade receivables from companies in the same Group Other current receivables from Group companies 106,362 1,114 13,558 65,312 22 8,326 Total 121,034 73,660 Trade payables to Group companies Other current liabilities payable to Group companies Intragroup balance in Group cash pool system 155 686 1,029,780 3 0 725,894 Total 1,030,621 725,897 The company has no consolidated assets or liabilities that will fall due more than five years after the close of the financial year. NOTE 9 CASH AND CASH EQUIVALENTS The company has no restricted bank deposits, but has a bank guarantee for a tax payment of TNOK 2,500. The company administrates the Group cash pool scheme for the Group and the scheme includes most of the Group's subsidiaries. The Swedish and Finnish wine activities, and the new subsidiary, Det Danske Spiritus Kompagni A/S, are not included in the scheme. Net deposits or drawings by the subsidiaries are presented as intragroup balances with Arcus ASA. The joint overdraft limit in the Group cash pool system is TNOK 600,000. At year - end, the Group had a total deposit of TNOK 149,213 from the scheme, which is presented as a bank deposit for Arcus ASA, compared to TNOK 72,700 at the end of 2017, presented as debt to financial institutions. As at 31 December 2018, Arcus ASA has drawings of TNOK 1,029,780 in the Group cash pool system, compared to drawings of TNOK 725,894 at the end of 2017. NOTE 10 FINANCIAL MARKET RISK Receivables 2018 2017 Financial risk The company has individual financial derivatives for hedging purposes. The company does not fulfil the accounting requirements for hedge accounting and therefore does not treat these as hedging for accounting purposes. The risk management procedures are adopted by the Board of Directors and undertaken by the administration in cooperation with the individual business areas. The most important financial risks to Liabilities 2018 2017 which the company is exposed are associated with interest - rate risk, liquidity risk and foreign currency risk. The company's management continuously assesses how these are to be handled. Interest - rate risk The company is exposed to interest - rate risk by placing liquid assets and drawing in the Group cash pool system. As at 31 December 2018, the company had variable interest rates for all of its interest - bearing deposits and liabilities. Liquidity risk Liquidity risk is the risk that the company will not be in a position to service its financial liabilities as they fall due. The company must at all times have sufficient liquidity to fulfil its obligations. It is also a goal to minimise the company’s excess liquidity. The company will work continuously to develop its financial independence, through close monitoring of income development and capital binding, and through continuous assessment of alternative sources of finance. As far as possible, the company wishes to have flexibility for its liquid assets related to day - to - day operations. This is achieved through a Group cash pool system with a drawing facility that as of 31 December 2018 is managed by Arcus ASA. When funds are needed for investment purposes, the Group relies on its own liquidity as far as possible. However, for larger investments external debt financing from a financial institution is also used. Currency risk Since the company operates international activities, there is some exposure to currency risk. As a general rule, currency is purchased in the spot market, but also to some extent in the forward market, in order to continuously offset net cash positions. The accounting treatment of financial derivatives is described under “Accounting Policies”. The company makes substantial purchases in foreign currency (mainly EUR), while the functional currency is NOK. Receivables and debt, as well as monetary items in foreign currency, are translated at the closing rate. Currency exposure is hedged mainly by using forward contracts. PARENT COMPANY ACCOUNTS WITH NOTES Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Payroll costs Tax Subsidiaries Share capital and shareholder information Equity Pension obligations and costs Loans, pledges and guarantees etc. Intragroup receivables and liabilities Cash and cash equivalents Note 10: Financial market risk Note 11: Events after the close of the financial year Declaration Auditor’s report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 129 /133 Corporate Governance

130 FINANCIAL STATEMENTS AND NOTES | Arcus ASA ANNUAL REPORT 2018 Arcus ASA During the year, to a certain degree purchase and sale of goods in foreign currency are hedged, and the forward exchange rate achieved in the market is used as the transaction rate. As a general rule, the currency exposure is hedged three times a year, for four - month terms. As at 31 December 2018, the company had no forward contracts (asset hedging) to hedge items in the statement of financial position and orders already placed. NOTE 11 EVENTS AFTER THE CLOSE OF THE FINANCIAL YEAR At the end of February 2019, four wineries announced their cancellation of the agreements with Vinunic AB, a subsidiary of Vingruppen i Norden AB. The expected annual loss of turnover is approximately SEK 108 million, with effect from the first quarter of 2019. The incident has no impact on the consolidated accounts or the accounts for the mother company for 2018. Further, no significant events have occurred between the balance sheet date and the date when Arcus's consolidated accounts and company accounts were approved for publication. This applies to events that would have provided knowledge of factors that existed on the balance sheet date, and events that concern matters that have arisen after the balance sheet date. The consolidated financial statements were approved for publication by a board decision on 20 March 2019. Gjelleråsen, 20 March 2019 Michael Holm Johansen Chairman of the Board Stein Erik Hagen Hanne Refsholt Eilif Due Trond Berger Leena Maria Saarinen Erik Hagen Konstanse M. Kjøle Ann Therese Jacobsen Ann - Beth Freuchen Kenneth Hamnes Group CEO The Board of Directors and the General Manager confirm that, to the best of their knowledge, the annual financial statements have been prepared in accordance with current accounting standards and that the information presented in the financial statements provides a true and fair view of the assets, debt, financial position and overall results of the company and the Group. The Board of Directors and the General Manager also confirm that, to the best of their knowledge, the Annual Report presents a true and fair view of the development, results and position of the company and the Group, and a good description of the most central risk and uncertainty factors faced by the company. D E C L A R A T I O N PARENT COMPANY ACCOUNTS WITH NOTES Statement of income 01.01. - 31.12. Statement of financial position as at 31 December Statement of cash flows 01.01. - 31.12. Accounting policies Notes Note 1: Note 2: Note 3: Note 4: Note 5: Note 6: Note 7: Note 8: Note 9: Payroll costs Tax Subsidiaries Share capital and shareholder information Equity Pension obligations and costs Loans, pledges and guarantees etc. Intragroup receivables and liabilities Cash and cash equivalents Note 10: Financial market risk Note 11: Events after the close of the financial year Declaration Auditor’s report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 130 /133 Corporate Governance

131 FINANCIAL STATEMENTS AND NOTES | Auditor's report ANNUAL REPORT 2018 Arcus ASA AUDITOR’S REPORT A member firm of Ernst & Young Global Limited Statsautoriserte revisorer Ernst & Young AS Dronning Eufemias gate 6, NO - 0191 Oslo Postboks 1156 Sentrum, NO - 0107 Oslo Foretaksregisteret: NO 976 389 387 MVA Tlf: +47 24 00 24 00 www.ey.no Medlemmer av Den norske revisorforening INDEPENDENT AUDITOR’S REPORT To the Annual Shareholders' Meeting of Arcus ASA Report on the audit of the financial statements Opinion We have audited the financial statements of Arcus ASA comprising the financial statements of the parent company and the Group. The financial statements of the parent company comprise the balance sheet as at 31 December 2018, the income statement and statements of cash flows for the year then ended and notes to the financial statements, including a summary of significant accounting policies. The consolidated financial statements comprise the balance sheet as at 31 December 2018, statement of income, statements of total comprehensive income, statement of cash flows and statement of changes in equity for the year then ended and notes to the financial statements, including a summary of significant accounting policies. In our opinion, Ź the financial statements are prepared in accordance with the law and regulations; Ź the financial statements present fairly, in all material respects, the financial position of the parent company as at 31 December 2018, and of its financial performance and its cash flows for the year then ended in accordance with the Norwegian Accounting Act and accounting standards and practices generally accepted in Norway; Ź the consolidated financial statements present fairly, in all material respects the financial position of the Group as at 31 December 2018 and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the EU. Basis for opinion We conducted our audit in accordance with laws, regulations, and auditing standards and practices generally accepted in Norway, including International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the financial statements section of our report. We are independent of the Company and the Group in accordance with the ethical requirements that are relevant to our audit of the financial statements in Norway, and we have fulfilled our ethical responsibilities as required by law and regulations. We have also complied with our other ethical obligations in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements for 2018. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. For each matter below, our description of how our audit addressed the matter is provided in that context. We have fulfilled the responsibilities described in the Auditor’s responsibilities for the audit of the financial statements section of our report, including in relation to these matters. Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the financial statements. The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on the financial statements. 2 Independent auditor's report - Arcus ASA A member firm of Ernst & Young Global Limited Statsautoriserte revisorer Ernst & Young AS Dronning Eufemias gate 6, NO - 0191 Oslo Postboks 1156 Sentrum, NO - 0107 Oslo Foretaksregisteret: NO 976 389 387 MVA Tlf: +47 24 00 24 00 www.ey.no Medlemmer av Den norske revisorforening Impairment assessments – trade marks and goodwill As at 31 December 2018, the Arcus Group had trademarks and goodwill recognized in the balance sheet, representing approx. 42% of the total capital, mainly related to the spirit segment. Uncertainty related to earnings and profitability increases the risk of loss due to impairment. Due to the extent of judgmental assessments applied in management’s models for impairment considerations, together with the significant value in the balance sheet, the impairment assessments of trade marks and goodwill are considered a key audit matter. Our audit of the Group’s impairment assessments has included review and testing of the impairment models, assessment of cash - generating units, control of mathematical accuracy of models together with testing and evaluating the assumptions management used as a basis in the calculations. We also reviewed the design of management’s internal controls related to the impairment assessments. In addition, we considered management’s assumption on future cashflow forecasts by looking at the historical accuracy in management’s budgets and prognoses to the Company’s actual results. We compared key assumptions to market information where available. We also assessed discount rates by comparing the assumptions for the calculation with external data like expected inflation, debt ratio, loan interest, risk premium and beta values for comparable companies. In addition, we have reviewed and carried out sensitivity analyses to evaluate how sensitive the model is for changes in the most important underlying assumptions. We refer to note 15 in the financial statements and to information about intangible assets and significant accounting estimates and judgmental considerations in the Group’s accounting principles. Other information Other information consists of the information included in the Company’s annual report other than the financial statements and our auditor’s report thereon. The Board of Directors and Chief Executive Officer (management) are responsible for the other information. Our opinion on the financial statements does not cover the other information, and we do not express any form of assurance conclusion thereon. In connection with our audit of the financial statements, our responsibility is to read the other information, and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard. Responsibilities of management for the financial statements Management is responsible for the preparation and fair presentation of these financial statements in accordance with the Norwegian Accounting Act and accounting standards and practices generally accepted in Norway for the financial statements of the parent company and International Financial Reporting Standards as adopted by the EU for the financial statements of the Group, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting, unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so. Auditor’s responsibilities for the audit of the financial statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the FINANCIAL STATEMENTS AND NOTES Consolidated financial statements with notes Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 Desember Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Alternative performance measurements Parent company accounts with notes Statement of income 01.01. - 31.12. Statement of financial position as at 31 Desember Statement of cash flows 01.01. - 31.12. Accounting policies Notes Declaration Auditor’s report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 131 /133 Corporate Governance

132 FINANCIAL STATEMENTS AND NOTES | Auditor's report ANNUAL REPORT 2018 Arcus ASA 3 Independent auditor's report - Arcus ASA A member firm of Ernst & Young Global Limited Statsautoriserte revisorer Ernst & Young AS Dronning Eufemias gate 6, NO - 0191 Oslo Postboks 1156 Sentrum, NO - 0107 Oslo Foretaksregisteret: NO 976 389 387 MVA Tlf: +47 24 00 24 00 www.ey.no Medlemmer av Den norske revisorforening aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. As part of an audit in accordance with law, regulations and generally accepted auditing principles in Norway, including ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also: Ź identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Ź obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control Ź evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management. Ź conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern. Ź evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation. Ź obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. Report on other legal and regulatory requirements Opinion on the Board of Directors’ report and on the statements on corporate governance and corporate social responsibility Based on our audit of the financial statements as described above, it is our opinion that the information presented in the Board of Directors’ report and in the statements on corporate governance and corporate social responsibility concerning the financial statements, the going concern assumption and proposal for the allocation of the result is consistent with the financial statements and complies with the law and regulations. 4 Independent auditor's report - Arcus ASA A member firm of Ernst & Young Global Limited Statsautoriserte revisorer Ernst & Young AS Dronning Eufemias gate 6, NO - 0191 Oslo Postboks 1156 Sentrum, NO - 0107 Oslo Foretaksregisteret: NO 976 389 387 MVA Tlf: +47 24 00 24 00 www.ey.no Medlemmer av Den norske revisorforening Opinion on registration and documentation Based on our audit of the financial statements as described above, and control procedures we have considered necessary in accordance with the International Standard on Assurance Engagements (ISAE) 3000, «Assurance Engagements Other than Audits or Reviews of Historical Financial Information», it is our opinion that management has fulfilled its duty to ensure that the Company's accounting information is properly recorded and documented as required by law and bookkeeping standards and practices accepted in Norway. Oslo, 20 March 2019 E RNST & Y OUNG AS Kjetil Rimstad State Authorised Public Accountant (Norway) (This translation from Norwegian has been made for information purposes only.) FINANCIAL STATEMENTS AND NOTES Consolidated financial statements with notes Statement of income 01.01. - 31.12. Statement of other comprehensive income 01.01. - 31.12. Statement of financial position as at 31 Desember Statement of cash flows 01.01. - 31.12. Statement of changes in equity Brief history of the Group Accounting policies Notes Alternative performance measurements Parent company accounts with notes Statement of income 01.01. - 31.12. Statement of financial position as at 31 Desember Statement of cash flows 01.01. - 31.12. Accounting policies Notes Declaration Auditor’s report Contents In brief Group CEO The Company Corporate Social Responsibility Directors’ Report Financial Statements and Notes Contact 132 /133 Corporate Governance